As filed with the Securities and Exchange Commission on October 15, 2009

Registration No. 333-162474

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BJB CAREER EDUCATION COMPANY, LIMITED

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	8200	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Beida Jade Bird Building, 3/F

No. 207 Chengfu Road

Haidian District

Beijing, People’s Republic of China 100871

(86) 10-6276-0088

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

(212) 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Leiming Chen	Z. Julie Gao
Simpson Thacher & Bartlett LLP	Skadden, Arps, Slate, Meagher & Flom LLP
35th Floor, ICBC Tower	c/o 42/F, Edinburgh Tower, The Landmark
3 Garden Road	15 Queen’s Road
Central, Hong Kong	Central, Hong Kong
(852) 2514-7600	(852) 3740-4700

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Ordinary Shares, par value $0.000125 per share(1)(2)	$100,000,000	$5,580

(1)

Includes (i) ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public and (ii) ordinary shares that may be purchased by the underwriters pursuant to an over-allotment option. These ordinary shares are not being registered for the purposes of sales outside of the United States.

(2)

American depositary shares issuable upon deposit of the ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-          ). Each American depositary share represents              ordinary shares.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We and the selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                     , 2009

             American Depositary Shares

Representing

             Ordinary Shares

BJB Career Education Company, Limited

This is an initial public offering of American depositary shares, or ADSs, of BJB Career Education Company, Limited, or BJBC. BJBC is offering              ADSs and the selling shareholder identified in this prospectus is offering an additional              ADSs. Each ADS represents              ordinary shares. We will not receive any proceeds from the sale of ADSs by the selling shareholder.

Prior to this offering, there has been no public market for our ADSs or our ordinary shares. We anticipate the initial public offering price per ADS will be between $             and $            . We have applied to have our ADSs listed on the New York Stock Exchange under the symbol “BJB.”

See “Risk Factors” beginning on page 18 to read about risks you should consider before buying our ADSs.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts	Proceeds, Before Expenses, to BJBC	Proceeds, Before Expenses, to the Selling Shareholder
Per ADS	$	$	$	$
Total	$	$	$	$

The underwriters have an option to purchase up to an additional              ADSs from BJBC at the initial public offering price less the underwriting discounts and commissions.

The underwriters expect to deliver the ADSs against payment in U.S. dollars in New York, New York on             , 2009.

Credit Suisse	Goldman Sachs (Asia) L.L.C.

William Blair & Company	Piper Jaffray

Prospectus dated                     , 2009

The largest

Vocational IT education provider in China

- 39.8% market share in 2008, three times the combined market share of our next two largest competitors
- 227,000 student enrollments system-wide in 2008
- 234 training centers as of September 30, 2009
- 508 educational institutions using our IT education content as of September 30, 2009

Heilongjiang
Jilin
Liaoning
Beijing
Tianjin
Xinjiang
Inner Mongolia
Hebei
Qinghai
Shanxi
Shandong
Tibet
Gansu
Shaanxi
Henan
Jiangsu
Shanghai
Sichuan
Chongqing
Hubei
Anhui
Zhejiang
Hunan
Jiangxi
Fujian
Yunnan
Guizhou
Guangxi
Guangdong
Taiwan
Hong Kong
Hainan

Unparalleled National Scale and Network

Our Strengths

Leading National Brand

Scalable Business Model

High Quality Vocational IT Content

Our Growth

Optimize Performance of Our Training Centers

Expand Our IT Related Program Offerings

Increase the Number of Training Centers

Further Expand Our Educational Content Distribution Network

Leverage Our Network to Expand Into New Areas

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the ADSs offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information in this prospectus is current only as of the date of this prospectus.

In connection with this offering, the underwriters or any person acting on their behalf may over-allot or effect transactions with a view to supporting the market price of the ADSs at a level higher than that which might otherwise prevail for a limited period of time after the issue date. However, there is no obligation on the underwriters or their respective agents to do this. Such stabilization, if commenced, may be discontinued at any time, and must be brought to an end after a limited period.

i

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information, financial statements and pro forma financial data and related notes appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our American Depositary Shares, or ADSs, discussed under “Risk Factors,” before deciding whether to buy our ADSs.

In this prospectus, unless otherwise indicated, (i) “we,” “us,” “our company” and “our” refer to BJB Career Education Company, Limited (formerly known as Beijing Jadebird IT Education Company, Limited), or BJBC, and its subsidiaries, (ii) “our system” refers to, and “system-wide” includes information with respect to, our company and our franchisees, (iii) “system-wide revenues” includes revenues of our franchisees that are not included in our consolidated financial statements, (iv) “student enrollment” refers to the number of students enrolled across all of our vocational IT education programs and is counted on a per student per course basis, such that a student enrolled in more than one course in a multi-course program (such as ACCP or BENET) or enrolled in more than one program will be treated as multiple enrollments, (v) “system-wide student enrollment” refers to the combined student enrollment in our franchised training centers, owned training centers and educational content distribution network, (vi) “Arbo” refers to Arbo International Limited, a company incorporated in the British Virgin Islands, (vii) “BJB” refers to Beijing Jade Bird Educational Information Technology Co., Ltd., our PRC subsidiary that operates our owned training centers and educational content distribution business, (viii) “BJB-Aptech” refers to Beijing Aptech Beida Jade Bird Information Technology Co., Ltd., our PRC subsidiary that operates our franchise business, (ix) “Beida JB” refers to Beijing Beida Jade Bird Co., Ltd., a company organized under the laws of the PRC, (x) “Beijing Peking University Company” refers to Beijing Peking University Education Investment Co., Ltd., a company organized under the laws of the PRC, (xi) “IT” refers to information technology, (xii) “Jade Bird Group” refers to Beida JB and its related companies, collectively, (xiii) “PRC” refers to the People’s Republic of China and, for purposes of this prospectus, excludes Hong Kong, Macau and Taiwan, (xiv) “Prosperity” refers to Prosperity Holdings Limited, a company incorporated in the Cayman Islands and directly wholly owned by us, (xv) “Superway” refers to Superway Enterprises Limited, a company incorporated in the British Virgin Islands, (xvi) “U.S. GAAP” means the generally accepted accounting principles in the United States, and (xvii) “SBI-BDJB” refers to SBI-BDJB Education Limited, a company incorporated in the Cayman Islands.

Our Business

We are the largest vocational IT education provider in China in terms of market share measured by our system-wide revenues, according to International Data Corporation, or IDC, a market research firm. We provide vocational IT educational content and services through training centers located throughout China. We also distribute vocational IT educational content to vocational high schools, colleges and universities to replace the former mandatory IT curriculum of substantially all of those schools, colleges and universities. Our IT education programs focus on software development, network engineering and software testing. According to IDC, our market share measured by our system-wide revenues in 2007 and 2008 was 38.6% and 39.8%, respectively, of the PRC vocational IT education market, more than triple in 2008 the combined market share of our next two largest competitors.

We operate our business through two channels: our training center channel, which consists of franchised training centers and owned training centers, and our educational content distribution channel. Through these two channels, we have established an unparalleled national network and platform to offer our educational products and services. According to IDC, we operated the largest vocational IT training network in China in terms of number of training centers and were the largest provider of college-level educational content in terms of market share in 2008. As of September 30, 2009, our educational programs were delivered through an extensive network of 234 training centers and 508 vocational high schools, colleges and universities across China. As of September 30, 2009, 219, or 93.6%, of our training centers are franchised training centers, and 15, or 6.4%, of our training centers are our owned training centers.

In our franchised training center business, we provide franchisees with highly standardized operating guidelines, textbooks and exam services, and training for principals and instructors and closely monitor their operations. In our owned training centers, we directly provide vocational IT education to enrolled students, which gives us first hand experience in the daily operation of training centers. Capitalizing on such experience, we continuously update and optimize our standardized operating procedures. In our educational content distribution business, instead of drawing students from the general public as in our training centers, we primarily target a different student population and focus on vocational high schools as well as colleges and universities that are members of the national unified enrollment plan. This plan is the only Chinese post-secondary education enrollment plan authorized by the Chinese Ministry of Education, and a substantial majority of the students in member educational institutions are those who have successfully passed the applicable national unified enrollment test. We provide instructor training, textbooks and exam services for our curriculum, which replaces the IT education curriculum previously offered at these educational institutions.

We apply highly standardized operating procedures system-wide, which ensure consistent education quality and learning experience throughout our system. We believe that our ability to develop and implement standard education procedures has been the cornerstone of our rapid growth. Our training centers and educational content distribution business operate under specific guidelines set forth in an extensive and comprehensive manual that we update and optimize regularly to promote best practices. We emphasize standardization across our system and closely monitor its application to ensure consistency and conformity in the delivery of our high-quality content and marketing and branding efforts. We believe this has enabled us to scale our operations in an efficient and profitable manner and, together with our high-quality educational content, has driven our strong placement rates. Additionally, our standardized operating procedures allow us to enhance and monitor our performance and the performance of our franchisees and agents by tracking and analyzing quantifiable metrics.

We experienced rapid growth in recent years until the end of 2008. Our system-wide student enrollment increased from 147,354 in 2006 to 227,297 in 2008, representing a compound annual growth rate of 24.3%. However, the global financial crisis has had a material and adverse effect on our system-wide student enrollment. For the nine months ended September 30, 2009, our system-wide student enrollment decreased by 21.5% to 144,747 from 184,468 for the same period in 2008.

In response to the recent economic downturn, we have launched the following initiatives to position us for significant growth and we believe these initiatives have improved the operating efficiency of our network:

•	We have enhanced our staff training materials to ensure best practices are disseminated consistently and efficiently throughout our system.

•

We have established best practice forums to increase knowledge sharing among us and our franchisees in each of our top 10 provincial-level markets measured by enrollment. Through these forums, we are able to provide additional support and guidance to underperforming centers in certain targeted areas of our network. We plan to expand the forums to include centers in every province where we have training centers.

•

We have established a taskforce to provide additional support to recently opened franchised centers. We believe this initiative has significantly expedited the launch phase for new franchised centers and has helped attract prospective franchisees.

We believe these initiatives have significantly improved the operating efficiency of our network during the economic downturn, including, among other things, increasing our ability to retain students and convert prospective students who made inquiries about our programs to full-time enrollments at our centers.

Market Opportunity

China’s vocational IT education market has grown rapidly since 2001 and is expected to grow at comparable rates in the future. According to China Market Intelligence Center, or CCID, the market has grown from RMB1.1 billion in 2001 to RMB5.5 billion in 2008, representing a compound annual growth rate of 26.3%. It is expected that the market will grow at a compound annual growth rate of 16.4% from 2008 to 2013, reaching RMB11.8 billion in 2013.

China’s vocational IT education market is expected to continue to grow driven by both student and employer demands. The number of prospective vocational IT students is growing significantly due to a number of factors, including:

•

Continuing economic growth. According to the National Bureau of Statistics, China’s GDP increased from approximately RMB11.0 trillion in 2001 to approximately RMB25.7 trillion in 2007, representing a compound annual growth rate of approximately 15.3%. Despite the global crisis in financial services and credit markets, China posted nominal GDP growth of 16.9% and real GDP growth of 9.0% in 2008. Year-on-year real GDP growth was 6.1% for the first quarter of 2009 and 7.9% for the second quarter.

•

Rapid urbanization. China’s rapid urbanization has led to the tremendous growth of our addressable population. According to the National Bureau of Statistics, the total urban population increased from 480.6 million in 2001 to 606.7 million in 2008, representing a compound annual growth rate of 3.4%, compared to an overall population growth rate of 0.6%.

•

Growth in urban income. The annual per capita disposable income of urban households in China increased from RMB6,860 in 2001 to RMB13,786 in 2007, according to the National Bureau of Statistics. This figure rose to RMB15,781 in 2008, representing real growth of 8.4% from 2007 after adjusting for inflation. For the first half of 2009, the annual per capita disposable income of urban households after deducting price factors was 11.2% higher than that for the same period of 2008.

•	High wages. Employees in the IT sector earn among the highest wages of any urban professionals in China. These relatively high wages attract many students in China to pursue a career in IT.

Demand for IT professionals in China is expected to be high in the future. The demand for software development engineers, network engineers and software testing engineers is expected to grow from 2008 to 2013 at a compound annual growth rate of 10.3%, 22.8% and 12.9%, respectively, according to CCID. The following factors are expected to contribute to growth in demand for IT professionals in China:

•

China’s IT industry is growing rapidly, creating increasing demand for IT related services. According to the China Internet Network Information Center, or CNNIC, China boasts the highest internet population in the world but still has a relatively low penetration rate of 22.6%.

•

China’s government entities and public and private sector corporations are spending significant amounts on building out their IT infrastructure at all levels, which we expect will boost demand for qualified and skilled IT professionals.

•

Small and medium enterprises, or SMEs, are a particularly important contributor to the rapid growth in the IT services industry in China. According to iResearch, the number of SMEs in China has grown from 22.0 million in 2002 to 34.4 million in 2007, representing a compound annual growth rate of 9.4%. According to an article published in 2008 by the SME Division of the National Development and Reform Commission, or NDRC, SMEs contributed approximately 60% of China’s GDP and approximately 53% of China’s tax revenues and employed over 75% of the available workforce in urban areas.

The increasing demand for IT professionals has not been met by an adequate supply of qualified students from the traditional Chinese educational system given the structural limitations on the number of students admitted to university each year, as well as the lack of focus on practical IT training within the current Chinese university curricula. We believe the vocational IT education industry can help close the supply-demand gap of qualified IT professionals by offering prospective students training programs with affordable tuition fees, practical curricula, relatively short and flexible program length and strong job prospects upon graduation.

We also believe many of China’s universities are seeking to augment their existing IT curricula with practical courses to enhance their students’ prospects of securing employment post-graduation. According to CCID, there were 732 schools offering third-party vocational IT content to 977,000 students in 2008. By 2013, CCID expects the number of schools to reach 1,540, representing a compound annual growth rate of 16.0%, and the number of students to reach 1,595,000, representing a compound annual growth rate of 10.3%. This trend also represents a significant supplementary market opportunity to vocational IT education service providers to cooperate with traditional universities. While the vocational IT education industry in China is experiencing a positive trend, there is no assurance that our business will benefit from such a positive trend.

Our Strengths, Strategies and Risks

We believe that the following strengths have contributed to our leading market position and will provide us with a strong foundation to become a leading career education company in China:

•	largest vocational IT education provider in China;

•	leading national brand;

•	unparalleled national scale and network;

•	scalable business model built on highly standardized and efficient operating system;

•	high quality vocational IT content driven by strong program development capability; and

•	experienced, owner-oriented management team with a proven execution track record.

Our goal is to strengthen our market position as the leading provider of vocational IT education in China, as measured by our system-wide revenues, and to continue to expand our market share. Furthermore, we plan to selectively enter into other areas of vocational education to position us to become a leading career education company in China. We intend to achieve our goal by pursuing the following strategies:

•	increase enrollments and optimize performance of existing training centers;

•	increase the number of franchised training centers;

•	further expand our educational content distribution business network;

•	improve and expand our programs and product offerings; and

•	expand into other areas of vocational education.

Our business is subject to certain risks and uncertainties, including those with respect to:

•	our ability to maintain and enhance our brand recognition;

•	our ability to continue to attract students to enroll in our programs;

•	our ability to effectively and efficiently manage the expansion of our network of franchised training centers and our educational content distribution business;

•	our ability to continually tailor our programs to meet market demand;

•	conditions of global and China’s economy; and

•	uncertainties with respect to the PRC legal system.

See “Risk Factors” and “Special Note Regarding Forward-Looking Statements” for a detailed discussion of these and other risks and uncertainties.

Restructurings

We have conducted several restructurings since 2006 to create a corporate structure that we believe operates more efficiently and is more suitable for our capital raising efforts. See “Our Corporate Structure.”

Restructurings of BJB’s equity ownership. BJB is our PRC subsidiary that operates our owned training centers and educational content distribution business. Through a series of restructurings, as of the date of this prospectus, we indirectly hold 99.9% of the equity interest in BJB through Prosperity. Before November 30, 2006, BJB was owned by Beijing Peking University Company and certain members of our management. On June 1, 2006, Crescent Jade Limited, or Crescent Jade, a Cayman Islands company, formed Prosperity in the Cayman Islands. On December 1, 2006, Prosperity acquired 80% of the equity interest in BJB for $30.2 million. On February 8, 2007, BJBC, a Cayman Islands company, was formed by Crescent Jade to be the listing vehicle and to wholly own Prosperity. On May 12, 2009, we acquired, through Prosperity, an additional 14% of the equity interest in BJB from Arbo; as consideration, we issued 30,090,525 of our ordinary shares, representing 12.1% of our total outstanding ordinary shares immediately prior to this offering, to Arbo’s sole shareholder Superway. On June 18, 2009, Superway’s sole shareholder transferred all of its interests in Superway to Beida Microelectronics Investment Limited, a British Virgin Islands company affiliated with Beijing Peking University Company. Through a competitive bidding process, in June 2009, we sold 12,694,723 ordinary shares to SBI-BDJB, a special investment vehicle of SBI & BDJB China Fund, L.P., a limited partnership established in the British Virgin Islands. Beijing Beida Jade Bird Universal Sci-Tech Company Limited, an affiliate of Beida JB, is one of the limited partners of this fund. We used the entire proceeds of $34.1 million from the sale of such shares to acquire an additional 5.9% of the equity interest in BJB from 13 individual BJB management shareholders. After this acquisition, we own, indirectly through Prosperity, 99.9% of the equity interest in BJB.

Restructuring of BJB-Aptech’s equity ownership. BJB-Aptech is our PRC subsidiary that operates our franchise business. As of the date of this prospectus, we hold 99.95% of the equity interest in BJB-Aptech indirectly through Prosperity. Before April 30, 2009, BJB-Aptech was a 50/50 Sino-foreign joint venture owned by BJB and Aptech Limited, or Aptech India, an Indian company. BJB-Aptech was our equity investee and was accounted for under the equity method of accounting since we did not have control in BJB-Aptech. On April 30, 2009, we acquired, through Prosperity, Aptech India’s 50% equity interest in BJB-Aptech; as consideration, we issued to Aptech Investment Enhancers Limited, or Aptech Investment, an indirect wholly owned subsidiary of Aptech India, 55,684,931 of our ordinary shares, representing 22.4% of our total outstanding ordinary shares immediately prior to this offering. In this prospectus, we refer to this transaction as the “JV interest acquisition.” As a result of the JV interest acquisition, we obtained a controlling interest in BJB-Aptech, which then became one of our consolidated subsidiaries.

In this prospectus, we refer to the JV interest acquisition, the purchase of 14% of the equity interest in BJB and the purchase of 5.9% of the equity interest in BJB together as the “2009 restructuring.” We include in this prospectus pro forma financial information for the year ended December 31, 2008 and for the six months ended

June 30, 2008 and 2009 as if the 2009 restructuring had occurred on January 1, 2008. See “Pro Forma Consolidated Financial Information” and our unaudited pro forma consolidated financial statements included elsewhere in this prospectus.

Historical Financial Information

Before April 30, 2009, BJB-Aptech was our equity investee and was accounted for under the equity method of accounting. For historical periods before April 30, 2009, we discuss BJBC’s historical operating results separately from those of BJB-Aptech.

BJBC’s revenues increased by 79.5% from RMB183.8 million in 2007 to RMB329.9 million ($48.3 million) in 2008. BJBC’s revenues increased by 27.8% from RMB148.0 million for the six months ended June 30, 2008 to RMB189.1 million ($27.7 million) for the six months ended June 30, 2009, of which RMB41.0 million ($6.0 million) were franchise fee revenues as a result of consolidation of BJB-Aptech’s revenues from April 30, 2009 through June 30, 2009. BJBC’s net income attributable to our shareholders increased significantly from RMB20.0 million in 2007 to RMB74.2 million ($10.9 million) in 2008. BJBC’s net income attributable to our shareholders increased significantly from RMB24.3 million for the six months ended June 30, 2008 to RMB495.3 million ($72.5 million) for the six months ended June 30, 2009.

For the six months ended June 30, 2009, approximately 21.7%, 50.7% and 19.8% of BJBC’s revenues were generated from our franchise business, our owned training centers and our educational content distribution network, respectively, and on a pro forma basis, approximately 66.2%, 18.5% and 15.3%, respectively.

The JV interest acquisition has had a material effect on net income attributable to our shareholders as we recognized a gain of RMB732.9 million ($107.3 million) for the six months ended June 30, 2009 for the remeasurement of our previously held 50% equity interest in BJB-Aptech. The JV interest acquisition also has the effect of significantly increasing our revenues as a result of the consolidation of the results of operations of BJB-Aptech from April 30, 2009. However, the JV interest acquisition also has the effect of substantially increasing expenses, including the amortization of intangible assets arising from the JV interest acquisition, which will increase our cost of revenues and decrease our income from operations and net income attributable to our shareholders in future periods. See “Pro Forma Consolidated Financial Information” and our unaudited pro forma consolidated financial statements included elsewhere in this prospectus. As a result, our results of operations for the six months ended June 30, 2009 are not comparable to those for the same period in 2008.

BJB-Aptech’s revenues increased from RMB240.0 million in 2006 to RMB304.2 million in 2007, and to RMB364.8 million ($53.4 million) in 2008, representing a compound annual growth rate of 23.3% from 2006 to 2008. BJB-Aptech’s revenues increased by 26.4% from RMB79.3 million for the three months ended March 31, 2008 to RMB100.3 million ($14.7 million) for the three months ended March 31, 2009. BJB-Aptech’s net income increased 17.5% from RMB111.2 million in 2006 to RMB130.6 million in 2007, and decreased slightly to RMB129.0 million ($18.9 million) in 2008. BJB-Aptech’s net income increased by 174.9% from RMB20.6 million for the three months ended March 31, 2008 to RMB56.7 million ($8.3 million) for the three months ended March 31, 2009.

We began consolidating the results of operations of BJB-Aptech on April 30, 2009.

Corporate Information

Our principal executive offices are located at Beida Jade Bird Building, No. 207 Chengfu Road, Haidian District, Beijing 100871, People’s Republic of China. Our telephone number at this address is (86) 10-6276-0088 and our fax number is (86) 10-8266-7065. Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Investor inquiries should be directed to us at the address and telephone number of our principal executive offices set forth above. Our websites are www.jbit.cn and www.jb-aptech.com.cn. The information contained on these websites is not part of this prospectus. Our agent for service of process in the United States is Law Debenture Corporate Services Inc., 400 Madison Avenue, 4th Floor, New York, New York 10017.

THE OFFERING

Price per ADS	We currently estimate that the initial public offering price will be between $ and $ per ADS.

ADSs offered by us	ADSs

ADSs offered by the selling shareholder	ADSs

Ordinary shares outstanding immediately after this offering	ordinary shares (or ordinary shares if the underwriters exercise the over-allotment option in full).

The ADSs	Each ADS represents ordinary shares, par value $0.000125 per share.

The depositary will be the holder of the ordinary shares underlying the ADSs and you will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary and owners and beneficial owners of ADSs from time to time.

You may surrender your ADSs to the depositary to withdraw the ordinary shares underlying your ADSs. The depositary will charge you a fee for such an exchange.

We may amend or terminate the deposit agreement for any reason without your consent. If an amendment becomes effective, you will be bound by the deposit agreement as amended if you continue to hold your ADSs.

To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled “Description of American Depositary Shares.” We also encourage you to read the deposit agreement, the form of which is filed as an exhibit to the registration statement that includes this prospectus.

Depositary	JPMorgan Chase Bank, N.A.

Options to purchase additional ADSs	We have granted the underwriter an option, exercisable within 30 days from the date of this prospectus, to purchase up to additional ADSs at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions.

Use of proceeds

We estimate that we will receive net proceeds from this offering of approximately $             million (or $             million if the underwriters exercise the over-allotment option in full), assuming an initial public offering price of $             per ADS, the midpoint of the estimated range of the initial public offering price, after deducting underwriting discounts and commissions and estimated aggregate offering expenses payable by us.

We intend to use the net proceeds we will receive from this offering for the following purposes:

•	improve our existing owned training centers and expand our nationwide training network;

•	further expand our educational distribution business by providing new programs and products;

•	develop and acquire new courses in either IT or other vocational education areas; and

•	enter into non-IT vocational education areas by strategic alliances or cooperation.

Any remaining amount will be applied for working capital and other general corporate purposes.

We will not receive any proceeds from the sale of the ADSs by the selling shareholder.

See “Use of Proceeds” for additional information.

Reserved ADSs	At our request, the underwriters have reserved for sale, at the public offering price, up to ADSs to some of our employees, directors and other persons associated with us through a reserved share program.

Lock-up	We have agreed with the underwriters to a lock-up of our shares for a period of 180 days after the date of this prospectus. In addition, our executive officers, directors and our existing shareholders have also agreed with the underwriters to a lock-up of our shares for a period of 180 days after the date of this prospectus. See “Underwriting.”

Payment and settlement	The ADSs are expected to be delivered against payment on or about , 2009. The ADSs will be delivered in book entry form through the facilities of the Depository Trust Company.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the ADSs.

Listing	We have applied to list the ADSs on the New York Stock Exchange under the symbol “BJB.” Our ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading systems.

Except as otherwise indicated, all information in this prospectus:

•	assumes the underwriter does not exercise its option to purchase up to additional shares from us to cover over-allotment of shares;

•	excludes 5,388,500 ordinary shares underlying outstanding share options;

•	excludes 152,962 nonvested shares with restricted dividend rights; and

•	excludes 10,762,886 ordinary shares reserved for issuance under our 2007 share incentive plan.

SYSTEM-WIDE OPERATING DATA

The following table presents certain operating data of our system as of and for the years ended December 31, 2006, 2007 and 2008 and as of and for the nine months ended September 30, 2008 and 2009. As defined on page 1 of this prospectus, “our system” refers to, and “system-wide” includes information with respect to, our franchised training centers, our owned training centers and our educational content distribution network. The number of our franchised training centers or our owned training centers is counted on the basis of one program per training center. A franchised training center may only offer one program, and a franchisee who intends to offer an additional program is required to open a new franchised training center at a separate location. Our owned training centers are permitted to offer multiple programs at each location, and a location that offers two or three programs is counted as two or three owned training centers, respectively.

	Year Ended December 31,						Nine Months Ended September 30,
	2006		2007		2008		2008		2009
System-Wide Operating Data:
Student enrollment(1)
Franchised training centers	101,839		124,034		147,177		117,936		95,084
Owned training centers	16,676		24,355		28,215		22,347		12,549
Educational content distribution network	28,839		45,763		51,905		44,185		37,114

Total student enrollment	147,354		194,152		227,297		184,468		144,747

	As of December 31,						As of September 30,
	2006		2007		2008		2008		2009
Training centers
Franchised training centers	153		179		191		190		219
Owned training centers	33	(2)	48	(3)	48	(4)	49	(5)	15	(6)

Total training centers	186		227		239		239		234
Schools in educational content distribution network	224		372		444		436		508
Programs offered	4	(7)	4	(7)	4	(7)	4	(7)	4	(7)

(1)	Represents student enrollment during the period indicated.
(2)	Represents 24 locations.
(3)	Represents 35 locations.
(4)	Represents 34 locations.
(5)	Represents 37 locations.
(6)	Represents 10 locations.
(7)	Includes ACCP, ACCP Junior, BENET and BTEST programs.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

Before April 30, 2009, BJB-Aptech was our affiliate and was accounted for under the equity method of accounting. For historical periods before April 30, 2009, we discuss and analyze BJBC historical operating results separately from those of BJB-Aptech.

BJBC’s Summary Historical Consolidated Financial Data

On December 1, 2006, we acquired, through our wholly owned subsidiary Prosperity, 80% of the equity interest in BJB. This acquisition has been accounted for as a business combination. Since Prosperity and BJBC did not engage in any operating activities before the acquisition of BJB, BJB is deemed to be the predecessor reporting entity for periods prior to December 1, 2006 for financial reporting purposes.

The following tables present the summary consolidated financial information of BJBC and its predecessor, BJB. You should read this information together with BJBC’s consolidated financial statements and related notes, BJB’s consolidated financial statements and related notes, and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The historical results are not necessarily indicative of future results.

The summary consolidated statement of operations data and summary consolidated statement of cash flows data for the predecessor period from January 1, 2006 through November 30, 2006 have been derived from the audited consolidated financial statements of BJB included elsewhere in this prospectus. The summary consolidated balance sheet data of the predecessor as of November 30, 2006 have been derived from the audited consolidated financial statements of BJB not included in this prospectus. The summary consolidated statement of operations data (other than ADS data) and summary consolidated statement of cash flows data for the period from June 1, 2006 (date of inception) through December 31, 2006 and for the years ended December 31, 2007 and 2008, and the summary consolidated balance sheet data as of December 31, 2007 and 2008, have been derived from BJBC’s audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated balance sheet data as of December 31, 2006 has been derived from the audited consolidated financial statements of BJBC not included in this prospectus. The summary consolidated statement of operations data (other than ADS data) and the summary consolidated statement of cash flows data for the six months ended June 30, 2008 and 2009, and the summary consolidated balance sheet data as of June 30, 2009, have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The consolidated financial statements of BJB and BJBC have been prepared in accordance with U.S. GAAP. We have prepared the unaudited condensed consolidated financial statements on the same basis as our audited consolidated financial statements. The unaudited condensed consolidated financial statements include all adjustments, consisting only of normal and recurring adjustments, which we consider necessary for a fair presentation of our financial position and operating results for the periods presented.

	Predecessor	BJBC		BJBC
	Period from January 1, 2006 through November 30, 2006	Period from June 1, 2006 (Date of Inception) through December 31, 2006		Year Ended December 31,					Six Months Ended June 30,
				2007		2008			2008		2009
	RMB	RMB		RMB		RMB		$(2)	RMB		RMB		$(2)
	(in thousands)	(in thousands, except for per share and per ADS data)
Summary Consolidated Statement of Operations Data:
Revenues
Course fees	61,985	5,109		126,943		232,101		33,982	109,485		95,753		14,020
Sales of educational content	27,860	855		42,740		72,410		10,601	32,231		36,927		5,406
Area agent fee	915	23		256		464		68	153		651		95
Other sales to related parties	1,253	157		13,891		24,958		3,654	6,117		14,748		2,159
Franchise fee revenues	—	—		—		—		—	—		41,036		6,008

Total Revenues	92,013	6,144		183,830		329,933		48,305	147,986		189,115		27,688
Costs and expenses
Cost of revenues	(53,077)	(25,108	)(1)	(101,432	)(1)	(129,602	)(1)	(18,975)	(64,902	)(1)	(83,639	)(1)	(12,245)
Selling and marketing	(23,533)	(2,047)		(58,663	)(1)	(71,246	)(1)	(10,431)	(28,942	)(1)	(30,346	)(1)	(4,443)
General and administrative	(17,896)	(180,462	)(1)	(33,920	)(1)	(42,922	)(1)	(6,284)	(19,502	)(1)	(15,558	)(1)	(2,278)

Total costs and expenses	(94,506)	(207,617)		(194,015)		(243,770)		(35,690)	(113,346)		(129,543)		(18,966)
Equity in income of BJB-Aptech	45,258	1,641		44,198		47,429		6,944	12,681		26,025		3,810
Income (loss) from operations	44,200	(199,727	)(1)	39,494	(1)	135,328	(1)	19,813	47,321	(1)	818,716	(1)(5)	119,866
Net income (loss) attributable to our shareholders(3)	53,016	(201,731	)(1)	19,998	(1)	74,197	(1)	10,863	24,307	(1)	495,281	(1)	72,512
Earnings (loss) per share—basic and diluted(4)	—	(25.22)		0.21		0.49		0.07	0.16		2.93		0.43
Earnings (loss) per ADS—basic and diluted(4)	—

(1)

Includes share-based compensation expenses of RMB198.1 million incurred in connection with the grant of approximately 24.3% of BJBC’s outstanding shares as of the date of grant, to five members of BJB management under a management retention plan on December 16, 2006. RMB19.8 million was allocated to cost of revenues and RMB178.3 million was allocated to general and administrative expenses. Three of the five members of BJB management are BJBC executive officers. No share-based compensation expenses in connection with our management retention plan were incurred for any other periods presented. Our share-based compensation expenses in connection with our 2007 share incentive plan were RMB5.1 million and RMB5.1 million ($0.7 million) for the years ended December 31, 2007 and 2008, respectively, and RMB3.8 million and RMB0.9 million ($0.1 million) for the six months ended June 30, 2008 and 2009, respectively.

(2)

Translations of RMB amounts into U.S. dollars were made at a rate of RMB6.8302 to $1.00, the noon buying rate for U.S. dollars in effect on June 30, 2009 in The City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York.

(3)	BJB and certain of BJB’s subsidiaries and branches are eligible for certain tax holidays under the PRC national and local income tax laws. The tax holiday had the effect of:

•

increasing net income of BJB for the predecessor period from January 1, 2006 through November 30, 2006 by RMB10.2 million, increasing net loss attributable to our shareholders by RMB0.6 million for the period from June 1, 2006 (date of inception) through December 31, 2006 and increasing net income attributable to our shareholders by RMB0.5 million, nil, nil, and RMB2.5 million for the years ended December 31, 2007 and 2008 and the six months ended June 30, 2008 and 2009, respectively; and

•

increasing basic and diluted losses per share by RMB0.07 for the period from June 1, 2006 (date of inception) through December 31, 2006 and increasing basic and diluted earnings per share by RMB0.01, nil, nil, and RMB0.01 for the years ended December 31, 2007 and 2008 and the six months ended June 30, 2008 and 2009, respectively.

(4)	Our predecessor BJB had no outstanding shares for the period presented.

(5)

Includes a gain of RMB732.9 million ($107.3 million) in the six months ended June 30, 2009 for the remeasurement of our previously held 50% equity interest in BJB-Aptech, as a result of the JV interest acquisition.

	Predecessor	BJBC
	As of November 30, 2006	As of December 31,					As of June 30,
		2006		2007	2008		2009
	RMB	RMB		RMB	RMB	$(2)	RMB	$(2)
	(in thousands)	(in thousands)
Summary Consolidated Balance Sheet Data:
Cash and cash equivalents	55,109	172,561		135,871	255,430	37,397	404,915	59,283
Total current assets	94,482	201,763		227,647	333,383	48,810	823,134	120,514
Investment in joint venture	41,975	161,320		205,518	252,947	37,034	—	—
Total assets	160,570	422,732		507,088	640,400	93,760	2,545,282	372,651
Deferred revenues (current portion)	67,887	41,942		135,240	143,116	20,953	129,558	18,968
Total current liabilities	96,545	372,279	(1)	169,370	304,631	44,601	431,764	63,214
Deferred revenues (non-current portion)	11,573	1,640		9,130	10,822	1,584	5,754	842
Total liabilities	108,118	389,224		208,167	351,990	51,534	848,640	124,248
Noncontrolling interests	—	35,789		40,121	46,403	6,794	773	113
Total equity	52,452	33,508		298,921	288,410	42,226	1,696,642	248,403

(1)

Current liabilities as of December 31, 2006 includes short-term loans from Crescent Jade, the sole shareholder of BJBC before June 15, 2007, in the amount of $30.2 million. On May 21, 2007, BJBC completed a debt for equity transaction, in which short-term loans from Crescent Jade of $30.2 million were exchanged for 142,000,000 ordinary shares of BJBC.

(2)

Translations of RMB amounts into U.S. dollars were made at a rate of RMB6.8302 to $1.00, the noon buying rate for U.S. dollars in effect on June 30, 2009 in The City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York.

	Predecessor	BJBC	BJBC
	Period from January 1, 2006 through November 30, 2006	Period from June 1, 2006 (Date of Inception) through December 31, 2006	Year Ended December 31,			Six Months Ended June 30,
			2007	2008		2008	2009
	RMB	RMB	RMB	RMB	$(1)	RMB	RMB	$(1)
	(in thousands)	(in thousands)
Summary Consolidated Statement of Cash Flows Data:
Depreciation and amortization	4,060	1,159	16,612	16,489	2,414	8,135	31,047	4,546
Net cash provided by operating activities	85,802	1,684	115,925	128,321	18,787	35,511	38,483	5,634
Net cash provided by (used in) investing activities	(18,505)	(66,606)	(130,507)	16,313	2,388	(3,273)	124,109	18,171
Net cash provided by (used in) financing activities	(40,029)	237,637	(22,079)	(24,988)	(3,658)	(24,988)	(13,076)	(1,914)

(1)

Translations of RMB amounts into U.S. dollars were made at a rate of RMB6.8302 to $1.00, the noon buying rate for U.S. dollars in effect on June 30, 2009 in The City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York.

BJB-Aptech’s Summary Historical Consolidated Financial Data

The following tables present the summary consolidated financial information of BJB-Aptech. You should read this information together with BJB-Aptech’s consolidated financial statements and related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The historical results are not necessarily indicative of future results.

The summary consolidated statement of income data and summary consolidated statement of cash flow data for the years ended December 31, 2006, 2007 and 2008 and the summary consolidated balance sheet data as of December 31, 2007 and 2008 have been derived from the audited consolidated financial statements of BJB-Aptech included elsewhere in this prospectus. The summary consolidated balance sheet data as of December 31, 2006 has been derived from the audited consolidated financial statements of BJB-Aptech not included in this prospectus. The summary consolidated statement of income data and summary consolidated statement of cash flow data for the three months ended March 31, 2008 and 2009 and the summary consolidated balance sheet data as of March 31, 2009 have been derived from BJB-Aptech’s unaudited condensed consolidated financial statements included elsewhere in this prospectus. The consolidated financial statements of BJB-Aptech have been prepared in accordance with U.S. GAAP. The unaudited condensed consolidated financial statements of BJB-Aptech have been prepared on the same basis as its audited consolidated financial statements. The unaudited condensed consolidated financial statements include all adjustments, consisting only of normal and recurring adjustments, which we consider necessary for a fair presentation of BJB-Aptech’s financial position and operating results for the periods presented.

	Year Ended December 31,				Three Months Ended March 31,
	2006	2007	2008		2008	2009
	RMB	RMB	RMB	$(3)	RMB	RMB	$(3)
	(in thousands)
Summary Consolidated Statement of Income Data:
Revenues	240,034	304,201	364,792	53,409	79,299	100,272	14,681
Income from operations	120,508	128,184	162,891	23,849	25,539	45,835	6,711
Net income(1)	111,162	130,641	129,001	18,887	20,631	56,715	8,304

	As of December 31,				As of March 31, 2009
	2006	2007	2008
	RMB	RMB	RMB	$(3)	RMB	$(3)
	(in thousands)
Summary Consolidated Balance Sheet Data:
Cash and cash equivalents	118,212	203,980	427,867	62,643	114,548	16,771
Total current assets	151,540	281,642	467,684	68,473	507,711	74,333
Total assets	166,081	295,535	485,579	71,093	525,339	76,914
Deferred revenues (current portion)(2)	26,994	31,242	67,977	9,952	62,846	9,202
Total current liabilities	55,344	56,902	119,424	17,486	102,715	15,039
Deferred revenues (non-current portion)	4,779	2,034	554	81	308	45
Total liabilities	60,123	58,936	119,978	17,567	103,023	15,084
Total owners’ equity	105,958	236,599	365,601	53,526	422,316	61,830

	Year Ended December 31,				Three Months Ended March 31,
	2006	2007	2008		2008	2009
	RMB	RMB	RMB	$(3)	RMB	RMB	$(3)
	(in thousands)
Summary Consolidated Statement of Cash Flows Data:
Depreciation and amortization	3,894	4,003	4,749	695	1,047	1,236	181
Net cash provided by operating activities	128,123	123,337	177,228	25,948	39,838	26,939	3,945
Net cash provided by (used in) investing activities	(21,225)	(37,437)	46,678	6,834	(2,633)	(340,258)	(49,817)
Net cash used in financing activities	(40,000)	—	—	—	—	—	—

(1)

BJB-Aptech and its subsidiary are eligible for certain tax holidays under the PRC national and local income tax laws. Tax holidays had the effect of increasing BJB-Aptech’s net income by RMB18.0 million and RMB32.3 million for the years ended December 31, 2006 and 2007, respectively, and by nil for the periods thereafter.

(2)

Includes deferred revenues attributable to transactions with related parties of RMB2.9 million, RMB3.5 million, RMB7.2 million ($1.0 million) and RMB6.6 million ($1.0 million) as of December 31, 2006, 2007, 2008 and March 31, 2009, respectively.

(3)

Translations of RMB amounts into U.S. dollars were made at a rate of RMB6.8302 to $1.00, the noon buying rate for U.S. dollars in effect on June 30, 2009 in The City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York.

SUMMARY PRO FORMA CONSOLIDATED FINANCIAL DATA

We expect the 2009 restructuring to significantly impact our results of operations; in particular, the JV interest acquisition has the effect of substantially increasing the size of our company in terms of revenues, costs and expenses. See “Pro Forma Consolidated Financial Information.” In order to provide insight into our operating results and trends affecting our business, we are providing supplemental information that includes the pro forma consolidated results of operations for the year ended December 31, 2008 and for the six months ended June 30, 2008 and 2009, as if the 2009 restructuring and the conversion of 23 owned training centers into franchised training centers on September 1, 2009 had occurred on January 1, 2008. This pro forma information is derived from BJBC’s consolidated statements of income for the year ended December 31, 2008 and for the six months ended June 30, 2008 and 2009, BJB-Aptech’s consolidated statements of income for the year ended December 31, 2008 and for the six months ended June 30, 2008 and BJB-Aptech’s results of operations for the period from January 1, 2009 through April 29, 2009. The pro forma data set forth below should be read in conjunction with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Pro Forma Consolidated Financial Information,” our consolidated financial statements and our unaudited pro forma consolidated financial statements included elsewhere in this prospectus.

	Year Ended December 31, 2008		Six Months Ended June 30,
			2008	2009
	RMB	$(1)	RMB	RMB	$(1)
	(in thousands, except for per share and per ADS data)
Summary Pro Forma Statement of Operations Data:
Revenues
Course fees	130,221	19,065	63,588	46,548	6,815
Sales of educational content	72,410	10,601	32,231	36,927	5,406
Area agent fee	1,142	167	575	1,394	204
Franchise fee revenues	306,651	44,896	119,107	166,202	24,334
Franchise fee revenues from related parties	695	102	695	—	—

Total revenues	511,119	74,831	216,196	251,071	36,759
Costs and expenses
Cost of revenues	(259,732)	(38,027)	(135,160)	(110,762)	(16,216)
Selling and marketing	(142,010)	(20,791)	(81,647)	(58,845)	(8,615)
General and administrative	(44,996)	(6,588)	(20,439)	(14,487)	(2,121)

Total costs and expenses	(446,738)	(65,406)	(237,246)	(184,094)	(26,952)
Income (loss) from operations	64,381	9,425	(21,050)	66,977	9,807
Net income (loss) attributable to our shareholders	31,098	4,552	(21,559)	79,563	11,649
Earnings (loss) per share—basic and diluted	0.13	0.02	(0.09)	0.34	0.05
Earnings (loss) per ADS—basic and diluted

(1)

Translations of RMB amounts into U.S. dollars were made at a rate of RMB6.8302 to $1.00, the noon buying rate for U.S. dollars in effect on June 30, 2009 in The City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York.

RISK FACTORS

You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ADSs.

Risks Related to Our Business

Our business depends on the market recognition of our “Beida Jade Bird IT Education” and “Beida Jade Bird APTECH” brands, and if we are not able to maintain or enhance our brand recognition, our business, financial condition and results of operations may be materially and adversely affected.

We believe that the market recognition of our “Beida Jade Bird IT Education” and “Beida Jade Bird APTECH” brands has significantly contributed to the success of our business and believe that maintaining and enhancing recognition of these brands are critical to maintaining our competitive advantage. Our ability to maintain our brand recognition depends on a number of factors, some of which are beyond our control. While we feature system-wide standardized curricula and operation procedures, as we continue to grow, we may not be able to maintain the quality and consistency of our educational services and programs. We do not control the operations of our franchised training centers, nor do we control the operations of vocational high schools, colleges and universities in our educational content distribution network. If we are unable to ensure consistent, high quality vocational IT education services at our franchised training centers or educational institutions in our educational content distribution network, confidence in our brand names may be diminished. In addition, we may not be successful in further promoting our brands to remain competitive. If we are unable to further enhance our brand recognition and increase awareness of our programs, or if we incur excessive marketing and promotion expenses, our results of operations may be materially and adversely affected. If we are unable to sustain our brand image, we may also be unable to maintain premium pricing over our competitors, which may further exacerbate the extent of any adverse effect on our results of operations.

Certain of our trademarks are not yet registered or not yet registered under the proper trademark categories. If we cannot successfully register these trademarks, our trademarks may become vulnerable to third party imitation or claims and we may be forced to discontinue using them, which may also materially and adversely affect our business.

We have not yet registered the “Beida Jade Bird APTECH” trademark under the relevant trademark category for education and training services. We have only registered this trademark under two trademark categories that include services and products such as paper and cardboard advertisements. In addition, we have not yet registered the “Beida Jade Bird IT Education” trademark. In July 2006, Beijing Beida Jade Bird Software Company, a company affiliated with the Jade Bird Group, submitted an application to register the “Beida Jade Bird IT Education” trademark, and in June 2007, Beijing Beida Jade Bird Software Company submitted an application to register the “Beida Jade Bird APTECH” trademark under the education and training services trademark category. In September 2009, we entered into an agreement with Beijing Beida Jade Bird Software Company, under which we are granted the exclusive right to use the “Beida Jade Bird APTECH” and “Beida Jade Bird IT Education” trademarks if Beijing Beida Jade Bird Software Company’s applications for registration of these trademarks are successful. The term of this exclusive right is the same as the term of these trademarks, which is 10 years under PRC law and is renewable for an additional 10 years prior to expiration of the initial term. Our use of these trademarks will be free in the first 10 years after successful registration and we will pay an annual usage fee of $1.0 million to Beijing Beida Jade Bird Software Company over the next 10 years.

The applications by Beijing Beida Jade Bird Software Company to register the “Beida Jade Bird IT Education” and “Beida Jade Bird APTECH” trademarks may not be successful, in which event we may lose the right to use such trademarks if any third party applies and successfully registers them. Even if such applications are successful, we have only a contractual right to use such trademarks and do not have ownership of them, so if Beijing Beida Jade Bird Software Company breaches the agreement to grant us the right to use such trademarks, we may lose the right to use such trademarks. Losing the right to use these trademarks for either reason or any other reason may materially and adversely affect our business and results of operations. Furthermore, we may be subject to trademark infringement claims if we use the “Beida Jade Bird IT Education” and “Beida Jade Bird APTECH” trademarks without ownership or other rights to use them.

Inappropriate use of the tradename “Beida Jade Bird” by Beijing Beida Jade Bird Co., Ltd. and its related companies could damage our reputation and materially and adversely affect our business.

The tradename “Beida Jade Bird” is owned and used by Jade Bird Group. Although many products of the Jade Bird Group are unrelated to the vocational IT education sector, if any member of the Jade Bird Group uses the tradename “Beida Jade Bird” in ways that adversely affect such tradename, or if any member of the Jade Bird Group attracts negative media coverage, whether or not accurate and whether or not related to us, our reputation could suffer, which in turn could have a material adverse effect on our business.

If we are no longer able to use the word “Beida” in the corporate name of Beijing Aptech Beida Jade Bird Information Technology Co., Ltd., there may be confusion in the market and students, franchisees and IT employers may misinterpret this as a deterioration in the quality of our IT education services.

BJB-Aptech’s full corporate name has contained the word “Beida” since September 2000. See “Our Corporate Structure—Our History—Establishment of BJB-Aptech.” The term “Beida” is commonly associated with Peking University, one of the most prestigious universities in China. BJB-Aptech began using “Beida” when Peking University gave BJB-Aptech written permission to use the term in its corporate name.

A subsequent notice issued by the PRC State Council on November 1, 2001 specifically regulates the use of the name of well known universities, such as Peking University, in the corporate names of such universities’ respective affiliated enterprises. Under this notice, corporate entities affiliated with Peking University are generally not permitted to use the word “Beida” in their corporate names, unless the use is specifically authorized by Peking University under the notice. The regulation further requires and authorizes Peking University to remove any inappropriate use of the word “Beida” from the corporate names of their existing affiliates.

There is uncertainty whether BJB-Aptech will be allowed to continue to use the word “Beida” in its corporate name in light of the above regulation. Removal of the word “Beida” from BJB-Aptech’s corporate name could eliminate part of the brand attraction associated with Peking University and may also cause confusion in the market. It could also be misinterpreted by our students and franchisees as well as IT employers as an indication that our vocational IT education services have decreased in quality.

If we fail to successfully execute our growth strategies, we may not be able to continue to attract students to enroll in our programs to maintain or to increase our leading market share, or to maintain our profitability.

The success of our business depends primarily on student enrollment in our programs and the amount of fees that our students are willing to pay. Therefore, our ability to continue to attract students to enroll in our programs and the unit prices we charge per course or per program are critical to the continued success and growth of our business. These in turn will depend on several factors, including our ability to successfully execute our growth strategies to develop new programs and enhance existing programs to respond to developments in China’s IT market and student and employer demands, expand our capacity and geographic reach, manage our growth while maintaining the high quality and consistency of our vocational IT education services, and effectively market our programs to a broader base of prospective students and respond to competitive pressures. While we are the largest vocational IT education provider in terms of market share measured by our system-wide revenues according to IDC, there is no assurance that we will be able to maintain or increase our leading market share. If we fail to successfully execute our growth strategies, we may not be able to continue to attract students to enroll in our programs and may have to significantly decrease our fees, and our revenues, profitability and business prospects may be materially and adversely affected.

Failure to effectively and efficiently manage the expansion of franchised training centers and educational content distribution business may negatively affect our business and business prospects.

We have significantly expanded our franchise business and educational content distribution network in recent years. While we intend to continue to grow our franchise business and educational content distribution business, we may not be able to effectively and efficiently manage such growth. We may be unable to identify geographic locations with sufficient growth potential to expand our market reach, and we may fail to attract students and increase student enrollment. Newly established training centers may compete with our existing training centers for student enrollment. Moreover, our rapid expansion has resulted, and will continue to result, in substantial demands on our management, instructors, operational, technological and other resources. Our planned expansion will also place significant demands on us to maintain the high quality of the vocational IT education services that we offer. We cannot assure you that we will be able to effectively and efficiently manage the growth of our operations, recruit and retain qualified instructors and management personnel.

If we fail to effectively and efficiently manage the expansion of our franchised training centers and educational content distribution network our business and business prospects may suffer.

We have been adversely affected by the slowdown of China’s economy caused primarily by the recent global financial crisis and may continue to be adversely affected.

We rely on student enrollment for our revenues, and student enrollment may depend on our students’ and potential students’ level of disposable income, perceived job prospects, future earnings capabilities and willingness to spend. According to the National Bureau of Statistics of China, the year-on-year real GDP growth rate decreased to 6.1% in the first quarter of 2009, the lowest level in the past seven years, before rebounding to 7.9% for the second quarter of 2009. According to IDC, which quoted the Blue Book of China’s Society issued by the Chinese Academy of Social Sciences in 2009, the urban unemployment rate in 2008 reached 9.6%. We believe that the recent global crisis in the financial services and credit markets, and the related slowdown of China’s economy began to affect our business in 2009, which in turn may materially and adversely affect our financial condition and results of operations in 2009 and beyond. Our system-wide student enrollment decreased by 21.5% to 144,747 for the nine months ended September 30, 2009 from 184,468 for the nine months ended September 30, 2008. In addition, we believe that demand for IT professionals has decreased in the first half of 2009 due to the global financial crisis. This in turn has caused a decrease in demand for our IT training programs. We expect that student enrollment in our training centers and content distribution network will continue to be materially and adversely affected by the global financial crisis in the second half of 2009. In addition, the decrease in student enrollment has had a material and adverse effect on our revenues and income from operations for the first half of 2009 and we expect that the decrease in student enrollment will continue to have a material and adverse effect on our revenues and income from operations in the second half of 2009 and the early part of 2010. It is uncertain how long the global financial crisis will continue, how much adverse impact it will have on the global economy in general and the economy in China in particular and how extensive it may negatively impact our business, financial conditions and results of operations.

If we are not able to continually tailor our curricula to market demand and to enhance our programs to adequately and promptly respond to developments in the IT job market, our programs may become less attractive to students.

New trends in the global economy and rapid developments in the IT industry may change the type of skills required for IT workers in the marketplace. This requires us to continually develop, update and enhance our training programs and course materials and to adapt them to the needs and demands of the IT job market in China. We may be unable to update our programs or develop new programs on a cost-effective basis and in a timely manner, or at all, to keep pace with changes in market requirements. Any inability to track and respond to these changes in a cost-effective and timely manner or to tailor our programs to the IT market in China would render our training programs less attractive to students, which may materially and adversely affect our reputation and ability to continue to attract students and cause us to lose market share.

We depend on and are likely to continue to depend on the success of a limited number of training programs.

We currently offer four training programs and derive a substantial portion of our revenues from ACCP, our flagship program in software development. Our ACCP program consists of three courses, and our BENET program consists of two courses. Our BTEST program is a single-course program and our ACCP Junior program consists of four courses. Upon the completion of each course, a student is entitled to receive an OSTA certificate corresponding to the level of training received. In 2008, our system-wide student enrollment in the three courses of the ACCP program accounted for 24.8%, 20.0% and 15.5% of our system-wide total student enrollment, and our system-wide student enrollment in the two courses of the BENET program accounted for 13.3% and 9.1% of our system-wide total student enrollment. For the nine months ended September 30, 2009, our system-wide student enrollment in the three courses operated under our ACCP program accounted for 20.5%, 19.1% and 21.4% of our system-wide total student enrollment, respectively, and our system-wide student enrollment in the two courses operated under our BENET program accounted for 11.7% and 9.8% of our system-wide total student enrollment, respectively. Although we may develop new programs and plan to strategically diversify our program offerings in the future to include other vocational education programs, we expect students enrolled in our existing training programs to comprise a substantial portion of our system-wide student enrollment in the foreseeable future. Accordingly, any factors materially and adversely affecting student enrollment in any of these training programs, particularly in the ACCP and BENET programs, would have a material adverse effect on our results of operations.

If vocational high schools, colleges and universities reduce or discontinue the use of our training programs, we may experience a decrease in demand for our educational content distribution business, which in turn could adversely affect our results of operations.

We derived 22.1% and 19.8% of our revenues from the educational content distribution business in 2008 and the six months ended June 30, 2009, respectively. We expect to continue to derive a significant portion of our revenues from the educational content distribution business in the future. We distribute our content to vocational high schools, colleges and universities to extend the reach of our programs and services to students enrolled in these institutions across the country. The success of our educational content distribution business depends on the continued use of our training programs by these institutions as their mandatory IT curriculum. If vocational high schools, colleges and universities decrease or discontinue the demand for our training programs, our results of operations may be materially and adversely affected.

If our franchisees fail to operate their training centers successfully, our results of operations may be materially and adversely affected.

Our franchise business generated approximately 60.1% and 66.2% of our revenues for the year ended December 31, 2008 and the six months ended June 30, 2009, respectively, on a pro forma basis assuming the JV interest acquisition and the conversion of 23 owned training centers into franchised training centers on September 1, 2009 had occurred on January 1, 2008. We expect the percentage of franchise training centers to increase as we implement our growth strategy. We are dependent on franchisees to open new training centers as part of our growth strategy. Franchisees may not have access to the financial resources they need in order to open new training centers due to the unavailability of credit or other factors beyond their control. Any significant inability on the part of franchisees to obtain necessary financing on acceptable terms, or at all, could slow our planned growth.

Our results of operations substantially depend upon the profitability and financial viability of our franchisees. Franchisees are independent operators and are responsible for the profitability and financial viability of their training centers. They have a significant amount of flexibility in running their operations. Their employees are not our employees. While these franchisees are required to use the standardized curriculum and adopt the standardized operating procedures in their training centers, we do not control the operations of these franchised training centers, and the quality of franchised training center operations may be diminished by any number of factors beyond our control. Consequently, franchisees may not successfully operate training centers in a manner consistent with our standards and requirements. While we ultimately can take action to terminate franchisees that do not comply with the standards contained in our franchise agreements or our standardized operating procedures, we may not be able to identify problems and take action quickly enough and, as a result, our image and reputation may suffer, and our franchise revenues could decline. If a substantial number of our franchisees fail to operate their training centers successfully, or incur excessive indebtedness, or decide not to renew their franchise agreements with us, our results of operations may be materially and adversely affected.

If a substantial number of our franchisees or agents cannot or will not continue their business relationship with us when their franchise agreements with us expire, our business would suffer.

Our franchise agreements typically have a four- or five-year term, and our franchisees may not be willing or able to renew their franchise agreements with us. For example, franchisees may decide not to renew due to low sales volumes, high real estate costs, or may be unable to renew due to the failure to secure lease renewals. In order for a franchisee to renew its franchise agreement with us, it typically must pay a franchise renewal fee, and, in many cases, renew its property lease with its landlord. If a substantial number of our franchisees cannot or will not renew their franchise agreements with us, our results of operations and financial condition would suffer.

Our business is subject to seasonal fluctuations, which may cause our operating results to fluctuate from quarter to quarter. This may result in volatility in and adversely affect the price of our ADSs.

We have experienced, and expect to continue to experience, seasonal fluctuations in our revenues and results of operations, primary due to seasonal changes in student enrollment. Historically, our courses tend to have the largest student enrollment, cash collection and revenues in the third quarter. Our expenses, however, vary significantly and do not necessarily correspond to changes in our student enrollment and revenues. We make investments in marketing and promotion, teacher recruitment and training, and program development throughout the year. We expect quarterly fluctuations in our revenues and results of operations to continue. These fluctuations could result in volatility and adversely affect the price of our ADSs. As our revenues grow, these seasonal fluctuations may become more pronounced.

If we fail to protect our intellectual property rights, we may lose our competitive advantage and our brands and operations may suffer.

We consider our copyrights, trademarks and tradenames invaluable to our ability to continue to develop and enhance our brand recognition. Unauthorized use of our copyrights, trademarks, tradenames and trade secrets by unrelated third parties may damage our reputation and brands. However, preventing copyright, trademark and tradename infringement, particularly in China, is difficult, costly and time-consuming. The measures we take to protect our copyrights, trademarks and other intellectual property rights, which presently are based upon a combination of trademark, copyright and trade secret laws, may not be adequate to prevent unauthorized use by third parties. Moreover, we provide our course materials and standardized operation procedures to franchisees, vocational high schools, colleges and universities. While our agreements with franchisees and vocational high schools, colleges and universities generally contain confidentiality and non-competition provisions with respect to our intellectual property rights, these contractual provisions may be difficult to enforce. Furthermore, intellectual property rights and confidentiality protections in China may not be as effective as those in the United States or other countries. If we are unable to adequately protect our copyrights, trademarks and other intellectual property rights, we may lose these rights and our brand name may be harmed.

We may be subject to intellectual property rights claims or other claims which could result in substantial costs and diversion of our financial and management resources away from our business.

We cannot assure you that our programs, training materials or other educational contents or other intellectual properties developed or used by us do not or will not infringe upon patents, valid copyrights or other intellectual property rights held by third parties. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others. In addition, some of our employees were previously employed at other companies, including our current and potential competitors. To the extent these employees are involved in research at our company similar to research in which they have been involved at their former employers, we may become subject to claims that such employees or we may have used or disclosed trade secrets or other proprietary information of the former employers of our employees. In addition, our competitors may file lawsuits against us. Although we are not aware of any pending or threatened claims, if any such claim arises in the future, litigation or other dispute resolution proceedings may be necessary to retain our ability to offer our current and future programs, training materials or other content, which could result in substantial costs and diversion of our financial and management resources. Furthermore, if we are found to have violated the intellectual property rights of others, we may be enjoined from using such intellectual property rights, incur additional costs to license or develop alternative intellectual property rights and be forced to pay fines and damages, any of which may materially and adversely affect our business.

Our results of operations may also be materially and adversely affected if our franchisees cannot prevail on any future intellectual property rights claims brought against them by third parties. We currently derive, and expect to continue to derive, a significant portion of our profit from our franchisees. Any of our franchisees may be subject to intellectual property rights claims with respect to those aspects of their programs, materials or other content licensed from us. If any of our licensees cannot prevail on the intellectual property rights claims brought against them, our reputation may be harmed and our results of operations may be adversely affected.

Our historical financial statements and pro forma consolidated financial information do not fully reflect our results of operations after the completion of the JV interest acquisition.

Before the JV interest acquisition, BJB-Aptech was our equity investee. After the JV interest acquisition, BJB-Aptech has become our consolidated subsidiary. Our business today consists of the combined business of BJB and BJB-Aptech. However, the historical financial statements for the years ended December 31, 2006, 2007 and 2008 and for the six months ended June 30, 2008 included in this prospectus only reflect our results of operations and BJB-Aptech’s results of operations for historical periods before the JV interest acquisition. Therefore, these financial statements do not fully reflect our operations as a combined business. The pro forma financial statements included in this prospectus also do not purport to represent what our results of operations or financial condition would have actually been if the acquisition had occurred on the assumed dates nor are they necessarily indicative of our future performance.

BJBC may be unable to establish and maintain an effective system of internal control over financial reporting, and as a result BJBC may be unable to accurately or timely report its financial results or prevent fraud.

Prior to this offering, we were a private company with all business operations within China. Our accounting and reporting system was designed to satisfy local statutory requirements and internal management needs. We had limited accounting personnel and resources to address internal control over financial reporting for the purpose of compliance with U.S. GAAP and SEC reporting requirements. In connection with the audits of the consolidated financial statements of BJBC and BJB, our independent auditors communicated to us that we had a material weakness and certain other significant deficiencies in BJBC’s and BJB’s internal control over financial reporting. The material weakness relates to our lack of sufficient accounting and reporting personnel with the proper level of accounting knowledge, experience and training in the application of U.S. GAAP and compliance with SEC reporting requirements.

Other significant deficiencies communicated to us by our independent auditors include (i) lack of adequate controls over the application of the accrual basis of accounting, and sufficient management’s review on accounting records; (ii) lack of adequate controls over the reconciliation between operating data and accounting records and (iii) lack of adequate controls over the completeness and disclosure of related party transactions.

We have undertaken certain remedial steps to address our material weakness and significant deficiencies, including hiring an experienced chief financial officer and a financial controller and training our existing accounting staff, etc. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Internal Control Over Financial Reporting” in this prospectus for detailed discussion. However, the implementation of these measures may not fully address the material weakness and significant deficiencies in our internal control over financial reporting, and we cannot yet conclude that they have been fully remediated. We plan to continue to remediate our material weakness, significant deficiencies and other deficiencies in our internal control over financial reporting in time to meet the deadline for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. If, however, we fail to timely achieve and maintain the adequacy of our internal control over financial reporting, we may not be able to conclude that we have effective internal control over financial reporting. Moreover, effective internal control over financial reporting is necessary for us to produce reliable financial reports and is important to help prevent fraud. Our failure to achieve and maintain effective internal control over financial reporting could impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis and result in the loss of investor confidence in the reliability of our financial statements. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our ADSs, could be materially and adversely affected.

Upon completion of this offering, we will be subject to the reporting obligations under the U.S. securities laws following this offering. The Securities and Exchange Commission, or the SEC, as required under Section 404 of the Sarbanes-Oxley Act, has adopted rules requiring every public company to include a report of management on the effectiveness of such company’s internal control over financial reporting in its annual report. In addition, an independent registered public accounting firm must issue an attestation report on the effectiveness of the company’s internal control over financial reporting. These requirements will first apply to our annual report on Form 20-F for the fiscal year ending December 31, 2010. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may still issue an adverse report on the effectiveness of our internal control over financial reporting if such firm is not satisfied with our internal control over financial reporting or the level at which our controls are documented, designed, operated or reviewed, or if such firm interprets the relevant requirements differently from us. During the course of such evaluation, documentation and testing, we may identify deficiencies which we may not be able to remedy in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. We also anticipate that we will incur considerable costs and devote significant management time and efforts and other resources to comply with Section 404 of the Sarbanes-Oxley Act.

We face increased competition in each program we offer and in many geographic markets in which we operate, and if we fail to compete effectively, we may lose our market share and our business, financial condition and results of operations may be materially and adversely affected.

The vocational IT education market in China is rapidly evolving and increasingly competitive, and we expect competition in this sector to persist and intensify. Our training programs face competition in many of the geographic markets in which we operate. For example, ACCP, our flagship software development training program, faces competition from NIIT Technologies, our largest competitor which offers its own version of an equivalent flagship program. We also compete with other national and regional vocational IT education service providers in many geographic markets, especially in the eastern, central and southern regions of China and in particular in cities such as Changsha, Guangzhou, Shanghai, Shenzhen and Wuhan.

Moreover, vocational high schools, colleges and universities that offer IT curriculum using their own training materials may also compete with our training centers for student enrollment, thus further harming our business and financial condition and results of operations. Although universities, colleges and vocational high schools that participate in our educational content distribution business agree to certain non-compete provisions in their respective educational content distribution contracts, enforcing such non-compete provisions may be difficult and costly.

In the future, we may face competition from new entrants in the vocational IT education market in China. For example, according to IDC, the fast growth of the software training industry in China has attracted representative companies in the China software industry, such as Neusoft Corporation, hiSoft Technology International Ltd., and Chinasoft International Limited, to successfully enter into the software training industry. Continued capital flow into the sector may also help some of our existing competitors compete more effectively and on a larger scale than us in the market. Some of our existing and potential competitors may have more resources than we do. These competitors may be able to devote greater resources than we can to the development, promotion and sale of their courses, services and products and respond more quickly than we can to changes in student demands, market needs and new developments in the IT job market. In addition, as the vocational IT education market in China matures, we may also face competition from vocational IT education providers that offer specialized training programs targeting certain niche job markets in the IT industry.

Our student enrollment may decrease due to increased competition. In addition, we may be required to reduce course fees or increase spending in response to competition in order to retain or attract students or pursue new market opportunities. As a result, our revenues and profitability may decrease. We cannot assure you that we will be able to compete successfully against current or future competitors. If we are unable to maintain our competitive position or otherwise respond to competitive pressures effectively, we may lose our market share.

If the PRC government changes its policies of supporting the development of the IT service outsourcing industry, the software industry and other IT related industries in the future, we may not be able to enjoy the preferential tax treatment or the financial incentives currently available to us, which may materially and adversely affect our business.

The PRC government has adopted various policies supporting the development of certain industries by means of preferential tax treatment or other financial incentives. For example, on April 14, 2008, the Ministry of Science, the Ministry of Finance and the State Administration of Taxation jointly issued the Administrative Measures on the Recognition Criteria and Procedures for Advance and New Technology Enterprise, or the Advance and New Technology Enterprise Measures, and the Category for Advance and New Technology Industry Strongly Supported by the State, or the Advance and New Technology Industry Category. Under these two regulations, enterprises belonging to industries included under the Advance and New Technology Industry Category can apply to be recognized as “advance and new technology enterprises strongly supported by the State” under the Advance and New Technology Enterprise Measures for the purpose of enjoying preferential tax treatment.

Currently, as BJB, BJB-Aptech and Shanghai Aptech Beida Jade Bird Information Technology Co., Ltd., or SJB-Aptech, a direct wholly owned subsidiary of BJB-Aptech, are engaged in the IT industry and its related industries, which are included under the Advance and New Technology Industry Category, BJB, BJB-Aptech and SJB-Aptech have been recognized and classified as “advance and new technology enterprises strongly supported by the State” and consequently enjoy the preferential tax treatment.

We cannot assure you that there will be no change in the current policies of the PRC government on supporting the IT industry and its related industries. If there are any changes in the current policies of the PRC government, including but not limited to the removal of the IT industry and its related industries from the Advance and New Technology Industry Category or raising the threshold for being recognized as “advance and new technology enterprises strongly supported by the State,” we may not be able to enjoy the preferential tax treatment or the financial incentives currently available to us, which may materially and adversely affect our business.

If the OSTA terminates its authorization for us to issue OSTA certificates, our training programs may become less attractive to students and employers.

On May 28, 2002, we entered into an agreement with the Occupational Skills Testing Authority of the PRC Ministry of Labor and Social Security, or the OSTA, under which the OSTA agreed to issue the OSTA certificates to graduates of our ACCP program. We also obtained a government approval from the OSTA dated as of September 13, 2004, under which the OSTA agreed to issue the OSTA certificates to graduates of our BENET program. The OSTA also issues the OSTA certificates to graduates of our ACCP Junior program, although we do not have any written understanding with the OSTA with respect to such certificate issuance. The award of these OSTA certificates has been an important aspect of our training programs.

Our agreement with the OSTA with respect to our ACCP program had an initial term from May 28, 2002 to May 28, 2006. The agreement renews automatically unless either party provides the other party with a six-month advanced notice to terminate the agreement. While as of the date of this prospectus we have not received any termination notice from the OSTA, there can be no assurance that the OSTA will continue the agreement with us. In addition, the governmental approval from the OSTA with respect to the issuance of OSTA certificates to graduates of our BENET program does not contain any provisions on expiration, termination or renewal. As a result, the OSTA may terminate the effectiveness of this governmental approval at any time. If OSTA stops issuing OSTA certificates to our graduates, our training programs may become less attractive to students and employers, and our ability to retain students and attract new students may be negatively affected.

Our success depends on the continuing efforts of our senior management team and other key personnel and our business, financial condition and results of operations may be materially and adversely affected if we lose their services.

Our future success depends heavily upon the continuing services of the members of our senior management team and, in particular, Ming Yang, our chief executive officer, who has been a member of our senior management since November 2000. If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, and our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. Competition for experienced management personnel in the vocational IT education sector is intense, and we may not be able to retain the services of our senior executives or key personnel, or attract and retain high quality senior executives or key personnel in the future. In addition, if any member of our senior management team or any of our other key personnel joins a competitor or forms a competing company, we may lose instructors, students, key professionals and staff members. Each of our executive officers and key employees has entered into a confidentiality and non-compete agreement with us as part of their respective employment agreement with us. If any disputes arise between any of our senior executives or key personnel and us, it may be difficult for us to enforce these agreements against these individuals. In addition, members of our senior management team may attract media coverage and publicity from time to time. To the extent such media coverage or publicity is negative, whether substantiated or not, our reputation may suffer.

We generate a significant portion of our training center student enrollment from training centers located in Beijing.

We currently generate a significant portion of our training center student enrollment in the city of Beijing. In both 2008 and the six months ended June 30, 2009, student enrollment from Beijing accounted for 15.7% of our total student enrollment in training centers. It is expected that Beijing will continue to be an important source of training center student enrollment. If Beijing experiences any event negatively affecting its business conditions in general, such as a serious economic downturn, a natural disaster or outbreak of contagious disease, adoption of regulations that place additional restrictions or burdens on business, or if Beijing experiences any event negatively impacting its vocational IT education market in particular, such as a demographic change resulting in fewer vocational IT education student candidates or a decrease in the number of IT industry employers in Beijing, our business and results of operations may be materially and adversely affected.

We may not be able to successfully identify and acquire new training programs or businesses.

Our strategy includes plans to grow both organically and through acquisitions of new training programs or businesses from third parties. Any future growth through acquisitions will depend upon the continued availability of suitable acquisition candidates at favorable prices and upon advantageous terms and conditions. We may not be able to identity any such suitable candidates.

Even if an acquisition candidate is identified, we may not be able to enter into arrangements on commercially reasonable terms, or at all. Furthermore, the negotiation and completion of potential acquisitions could cause significant diversion of management’s time and resources and potential disruption of our ongoing business. We may also experience difficulties integrating acquired businesses into our existing business and operations. For example, we may encounter such difficulties due to our recent JV interest acquisition. The JV interest acquisition or future acquisitions may also expose us to potential risks, including risks associated with:

•	the integration of new operations, services and personnel;

•	the diversion of resources from our existing businesses;

•	our inability to generate sufficient revenues to recover costs and expenses of the acquisitions;

•	potential loss of, or harm to, relationships with employees, business partners or students; and

•	unforeseen or hidden liabilities.

Failure to manage any of these risks could significantly disrupt our ability to manage our business and may harm our business prospects.

We or our franchisees may not be able to renew leases or control rent increases at our existing training center locations or to obtain leases at premium locations for new training centers at reasonable prices.

All of our owned training centers are presently located on leased premises. In addition, our franchisees generally lease their training center locations. At the end of the lease term, we or our franchisees might be forced to find a new lease location. If we are able to negotiate a new lease at the existing location or an extension of the existing lease, the rent may increase significantly. Any of these events could adversely affect our profitability or our franchisees’ profitability. Some leases are subject to renewal at fair market value, which could involve substantial rent increases, or are subject to renewal with scheduled rent increases, which could result in rents being above fair market value. We compete with numerous other retailers and training centers for sites in the highly competitive market for retail real estate and some landlords and developers may exclusively grant locations to our competitors. As a result, we may not be able to obtain new leases or renew existing ones on acceptable terms or at all, which could adversely affect our business.

We may not be able to obtain additional funds to finance our operations on terms acceptable to us or at all, and if we do raise funds, the value of your investment in us may be negatively impacted.

Our business operations may require expenditures that exceed our available capital resources. Although we currently do not expect that we will incur substantial debt to finance our future growth, to the extent that our funding requirements exceed our financial resources, we will be required to seek additional financing or to defer planned expenditures. There is no assurance that we can obtain additional funds on terms acceptable to us or at all.

In addition, if we raise additional funds by equity financing, your equity interest in us may be diluted. If we raise additional funds by incurring debt obligations, we may be subject to various covenants under the relevant debt instruments that may, among other things, restrict our ability to pay dividends. Servicing such debt obligations could also be burdensome to our operations. If we fail to service the debt obligations or are unable to comply with the covenants, we could be in default under the debt obligations and our liquidity and financial condition may be materially and adversely affected.

We do not have any insurance coverage.

In the event of personal injuries, fires or other accidents suffered by students or other people, we could face claims alleging that we were negligent or were otherwise liable for the injuries. We do not have any liability insurance. A successful liability claim against us due to injuries suffered by our students or other people at our facilities could adversely affect our reputation, and our results of operations may be materially and adversely affected. Even if unsuccessful, such a claim could cause adverse publicity, require substantial cost to defend and divert the time and attention of our management. In addition, we do not have any business disruption insurance. Any business disruption or natural disaster could result in substantial costs and diversion of resources.

We will incur increased costs as a result of being a public company.

As a public company, we will incur a significantly higher level of legal, accounting and other expenses than we did as a private company. In addition, the Sarbanes-Oxley Act, as well as new rules subsequently implemented by the Securities and Exchange Commission, or the SEC, and the New York Stock Exchange, have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

We may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. holders of our ADSs or ordinary shares.

Based upon projected composition of our income and valuation of our assets, including goodwill, we do not expect to be a passive foreign investment company, or PFIC, for United States federal income tax purposes for our current taxable year ending December 31, 2009 and we do not expect to become one in the future. However, given that the determination of PFIC status with respect to both 2009 and future years depends on future facts and circumstances, including the nature of our income and the composition and value of our assets in each year, we cannot provide assurance with respect to our expectation regarding our PFIC status. In addition, because the determination of PFIC status requires extensive factual investigation, including ascertaining the fair market value of BJBC’s assets on a quarterly basis and the character of each item of gross income that we earn, this determination is beyond the scope of legal counsel’s role and our special U.S. counsel expresses no opinion with respect to our PFIC status and also expresses no opinion with respect to our expectations contained in this paragraph. If we were or were to become a PFIC, such characterization could result in adverse U.S. tax consequences to you if you are a U.S. investor. If we are a PFIC, our U.S. investors will become subject to increased tax liabilities under U.S. tax laws and regulations and will become subject to burdensome reporting requirements. The determination of whether or not we are a PFIC is made on an annual basis and will depend on the composition of our income and assets from time to time. Specifically, we will be classified as a PFIC for U.S. tax purposes if either: (i) 75% or more of our gross income in a taxable year is passive income or (ii) 50% or more of the value of our assets in a taxable year (based on an average of the quarterly basis of our assets) is attributable to assets that produce or are held for the production of passive income. The composition of our income and assets under these tests will be affected by the future value of our active assets, including primarily the value of our goodwill. The calculation of the value of our assets, including our estimated value of our goodwill, will be determined in large part by the market price of our ADSs and ordinary shares, which is likely to fluctuate after this offering (and may fluctuate considerably given that the global capital markets have been experiencing extreme volatility). Accordingly, fluctuations in the market price of our ADSs may result in our becoming a PFIC in the current or any future taxable year. In addition, the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. See “Taxation—United States Federal Income Taxation—Passive foreign investment company.”

Our inability to use brand names containing the word “Aptech” ten years after Aptech India and its affiliates cease to hold our ordinary shares may adversely affect our business.

Currently, “Beida Jade Bird APTECH” is one of our two main brand names and is critical to our brand name recognition. According to the strategic cooperation agreement between us and Aptech India, ten years after the date Aptech India and its affiliates cease to hold any of our ordinary shares, we and our affiliates will not be permitted to use the “Aptech” brand name in the PRC, Taiwan, Hong Kong and Macau. While we believe that the strategic cooperation agreement permits us and our affiliates to use other brand names containing the word “Aptech” in the PRC, Taiwan, Hong Kong and Macau at that time, Aptech India disagrees with our interpretation. We cannot assure you that our interpretation will prevail. While we may manage this uncertainty by gradually substituting the “Beida Jade Bird APTECH” brand name with another brand name not containing the word “Aptech,” such substituted brand names may not be as well recognized as “Beida Jade Bird APTECH,” and our business may suffer as a result.

Risks Related to Doing Business in China

Uncertainties with respect to the PRC legal system could have a material adverse effect on us.

The PRC legal system is a civil law system based on written statutes. Unlike in the common law system, prior court decisions may be cited for reference but have limited precedential value. Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. We conduct all of our business through our subsidiaries established in China. These subsidiaries are generally subject to laws and regulations applicable to foreign investment in China and, in particular, laws applicable to Sino-foreign joint venture enterprises. However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties. For example, certain historical transfers of BJB’s equity interests by some of its former equity holders may not have fully complied with all the procedural requirements under applicable regulations, even though relevant PRC regulatory authorities approved subsequent transactions involving transfer of BJB equity interests. In addition, historically, some of our training centers may have engaged in business activities beyond the scope of their business licenses due to the lack of regulatory clarity on whether engaging in such business activities requires additional business licenses.

Since PRC regulatory authorities have significant discretion in interpreting and implementing rules and regulations and due to the inconsistent nature of regulatory enforcements in China, we cannot assure you that any historical transfer of the equity interests of any of our PRC subsidiaries will not be re-examined by relevant authorities. In addition, while a limited number of our training centers engage in business activities beyond the scope of their business licenses due to the lack of regulatory clarity on whether engaging in such business activities requires additional licenses, we cannot assure you that such training centers will not be fined or otherwise penalized by the PRC authorities in the event that the authorities determine that additional licenses are required. In rare instances, these authorities may require disgorgement of profits, although as a matter of practice, the authorities are likely to impose such a penalty only after repeated warnings are ignored or where a violation is blatant or continuous. It may be more difficult to evaluate the outcome of any regulatory or legal proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to continue our operations, enforce the contracts we have entered into with franchisees, vocational high schools, colleges and universities business partners, customers and suppliers, and subject us to fines and other penalties. In addition, such uncertainties, including the inability to enforce our contracts, could materially and adversely affect our business and operations. Accordingly, we cannot predict the effect of future developments on the PRC legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us and other foreign investors, including you. In addition, any litigation in China may be protracted and result in substantial costs and diversion of our resources and management attention.

Adverse changes in political and economic policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our products and services and materially and adversely affect our competitive position.

All of our business operations are conducted in China and all of our sales are made in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The economy in China differs from the economies of most developed countries in many respects, including:

•	degree of government involvement;

•	level of development;

•	rate of economic growth;

•	control of foreign exchange rates and currency conversion;

•	access to financing; and

•	allocation of resources.

The economy in China has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of the productive assets in China are still owned by the PRC government. The continued control of these assets and other aspects of the national economy by the PRC government could materially and adversely affect our business.

While the Chinese economy has grown significantly in the past 30 years, the growth has been uneven geographically among various sectors of the economy, and during different periods. We cannot assure you that the Chinese economy will continue to grow, or that if there is growth, such growth will be steady and uniform, or that if there is a slowdown, such slowdown will not have a negative effect on our business. For example, the Chinese economy experienced high inflation in the second half of 2007 and the first half of 2008. China’s consumer price index soared 7.9% during the six months ended June 30, 2008 as compared to the same period in 2007. To combat inflation and prevent the economy from overheating, the PRC government adopted a number of tightening macroeconomic measures and monetary policies, including increasing interest rates, raising statutory reserve rates for banks and controlling bank lending to certain industries or economic sectors. However, due in part to the impact of the global crisis in financial services and credit markets and other factors, China’s year-on-year real GDP growth rate decreased to 6.8% in the fourth quarter of 2008, down from the figure of 11.9% reached in the second quarter of 2007. As a result, beginning in September 2008, among other measures, the PRC government began to loosen macroeconomic measures and monetary policies by reducing interest rates and decreasing the statutory reserve rates for banks. In addition, in November 2008, the PRC government announced an economic stimulus package in the amount of RMB4.0 trillion. In the first half of 2009, total bank loans in China reached RMB7.4 trillion, compared to RMB2.5 trillion for the first half of 2008 and RMB4.9 trillion for the full year 2008. China’s year-on-year real GDP growth rate fell further to 6.1% in the first quarter of 2009 before rebounding to 7.9% in the second quarter. Meanwhile, the consumer price index in June 2009 had fallen 1.7% compared to June 2008. We cannot assure you that the various macroeconomic measures, monetary policies and economic stimulus package adopted by the PRC government to guide economic growth and the allocation of resources will be effective in sustaining the fast growth rate of the Chinese economy. In addition, such measures, even if they benefit the overall Chinese economy in the long-term, may adversely affect us if they reduce the disposable income of our students or student candidates or dampen their willingness to enroll in our programs.

We rely on dividends paid by our subsidiaries for our cash needs, and any limitation on the ability of our subsidiaries to make payments to us could limit our ability to pay dividends to holders of our ADSs and ordinary shares.

We conduct all of our business through our subsidiaries established in China. We are a holding company and rely principally on dividends paid by these subsidiaries for our cash needs, including the funds necessary to pay dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating expenses. If any of our subsidiaries incurs debt in the subsidiary’s own name in the future, the debt instruments may restrict dividends or other distributions from the subsidiary to us. In addition, regulations in China currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. BJB and BJB-Aptech are required under PRC laws to allocate a portion of their after-tax profits based on PRC accounting standards each year to a general reserve fund, an enterprise development fund and a staff welfare and bonus fund. The amount to be provided is discretionary and is determined by BJB’s and BJB-Aptech’s board of directors in each calendar year. These reserves can only be used for specific purposes and are not transferable to BJBC in the form of cash dividends. As a result of these PRC laws and regulations, our subsidiaries are restricted in their ability to transfer a portion of their net assets to us in the form of dividends, which amounted to RMB12.5 million as of December 31, 2008. BJB-Aptech is restricted in its ability to transfer a portion of its net assets to BJB and Prosperity and, historically before the JV interest acquisition, to Aptech India in the form of dividends, which amounted to RMB4.1 million as of December 31, 2008. Under PRC rules and regulations, SJB-Aptech is required to transfer 10% of its net profit, as determined in accordance with PRC GAAP, to a statutory surplus reserve until the reserve balance reaches 50% of its registered capital. The appropriation to this statutory surplus reserve must be made before distribution of dividends to BJB-Aptech can be made. As of December 31, 2008, the statutory surplus reserve was RMB2.5 million. In addition, if any of our PRC subsidiaries incurs debt on the subsidiary’s own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Before January 1, 2008, dividend payments to foreign investors made by foreign invested entities are exempt from PRC withholding tax. However, the “Enterprise Income Tax Law of the PRC” which became effective on January 1, 2008 has certain different rules regarding the withholding tax. See “Taxation—PRC Taxation” and “—The discontinuation of any preferential tax treatment currently available to BJB and BJB-Aptech and the increase in the enterprise income tax in the PRC could in each case result in a decrease of BJB’s and BJB-Aptech’s net income.”

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds we receive from this offering to make loans or additional capital contributions to our PRC operating subsidiaries.

In utilizing the proceeds we receive from this offering in the manner described in “Use of Proceeds,” as an offshore holding company with PRC subsidiaries, we may make loans to our PRC subsidiaries, or we may make additional capital contributions to our PRC subsidiaries.

Any loans to our PRC subsidiaries are subject to PRC regulations and approvals. For example, our loans to our PRC subsidiary BJB or BJB-Aptech, each of which is a foreign-invested enterprise, to finance their activities cannot exceed statutory limits and must be registered with the State Administration of Foreign Exchange in China, or SAFE, or its local counterpart.

Any capital contributions to our PRC subsidiaries must be approved by the Ministry of Commerce in China or its local counterpart. On August 29, 2008, SAFE promulgated Circular 142, a notice regulating the conversion by a foreign-invested company of foreign currency into Renminbi by restricting how the converted Renminbi may be used. The notice requires that Renminbi converted from the foreign currency-denominated capital of a foreign-invested company may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC unless specifically provided for otherwise. In addition, SAFE strengthened its oversight over the flow and use of Renminbi funds converted from the foreign currency-denominated capital of a foreign-invested company. The use of such Renminbi may not be changed without approval from SAFE, and may not be used to repay Renminbi loans if the proceeds of such loans have not yet been used. Violations of Circular 142 may result in severe penalties, including substantial fines as set forth in the Foreign Exchange Administration Rules.

We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all, with respect to our future loans or capital contributions to our subsidiaries or any of their respective subsidiaries. If we fail to receive such registrations or approvals, our ability to use the proceeds of this offering and to capitalize our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and ability to fund and expand our business.

PRC foreign exchange regulations relating to the offshore investment by PRC residents may subject BJBC’s PRC resident beneficiary owners and option holders to liability, limit BJBC’s ability to inject capital into its PRC subsidiaries and limit its PRC subsidiaries’ ability to distribute profits to BJBC.

SAFE issued a public notice in October 2005, commonly known in China as SAFE Circular 75, requiring PRC residents to register with the local SAFE branch before establishing or controlling any company outside of China, referred to in the notice as an “offshore special purpose company,” for the purpose of raising capital backed by assets or equities of PRC companies which are also established or controlled by such PRC residents. SAFE Circular 75, if taken literally, does not apply to us because we are not an offshore special purpose company directly or indirectly established or controlled by the PRC resident beneficiary owners or the stock option holders for the purpose of raising capital backed by assets or equities owned by such PRC resident beneficial owners or stock option holders. However, in practice, the SAFE Beijing Branch, the local SAFE in BJB’s place of incorporation may at its discretion require the PRC residents to file an application to register any establishment of, investment in, and control over an offshore company under SAFE Circular 75.

The failure of our PRC resident beneficiary owners to complete their SAFE registrations may subject these PRC residents to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute dividends to us or otherwise materially adversely affect our business.

On December 25, 2006, the People’s Bank of China promulgated the “Measures for Administration of Individual Foreign Exchange,” on January 5, 2007, the SAFE promulgated Implementation Rules for those measures and on March 28, 2007, the SAFE further promulgated the Operating Procedures on Administration of Foreign Exchange regarding PRC Individuals’ Participation in Employee Share Ownership Plans and Employee Stock Option Plans of Overseas Listed Companies (collectively, referred to as the “Individual Foreign Exchange Rules”). According to the Individual Foreign Exchange Rules, PRC citizens who are granted shares or share options by a company listed on an overseas stock market according to its employee share option or share incentive plan are required to register with the SAFE or its local counterparts by following certain procedures. We and our employees who are PRC citizens and individual beneficiary owners or have been granted stock options may be subject to the Individual Foreign Exchange Rules when we become a publicly listed company in the U.S. If we or our employees fail to comply with such regulation when the SAFE requires so, we or our employees may be subject to fines and legal sanctions.

Any requirement to obtain prior CSRC approval could delay this offering and a failure to obtain this approval, if required, could have a material adverse effect on our business, operating results, reputation and trading price of our ADSs.

On August 8, 2006, six PRC regulatory agencies, namely, the Ministry of Commerce, the State Assets Supervision and Administration Commission, or SASAC, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC, and SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the New M&A Rule, which became effective on September 8, 2006. This New M&A Rule purports, among other things, to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings. While the application of the New M&A Rule remains unclear, we believe, based on the advice of our PRC counsel, Commerce & Finance Law Offices, that CSRC approval is not required in the context of this offering as we are not a special purpose vehicle formed or controlled by PRC companies or PRC individuals. However, we cannot assure you that the relevant PRC government agency, including the CSRC, would reach the same conclusion as our PRC counsel. If the CSRC or other PRC regulatory agency subsequently determines that we need to obtain the CSRC’s approval for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies. In such event, these regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, and prospects, as well as the trading price of our ADSs. The CSRC or other PRC regulatory agencies may also take actions requiring us to halt this offering before settlement and delivery of the ADSs offered by this prospectus.

The New M&A Rule establishes more complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The New M&A Rule establishes additional procedures and requirements that could make some acquisitions of PRC companies by foreign entities, such as ours, more time-consuming and complex, including requirements in some instances that the approval of the Ministry of Commerce shall be required for transactions involving the shares of an offshore listed company being used as the acquisition consideration by foreign entities. In the future, we may grow our business in part by acquiring complementary businesses. Complying with the requirements of the New M&A Rule to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

The discontinuation of any preferential tax treatment currently available to BJB and BJB-Aptech and the increase in the enterprise income tax in the PRC could in each case result in a decrease of BJB’s and BJB-Aptech’s net income.

Before January 1, 2008, BJB and BJB-Aptech each enjoyed a preferential rate under the PRC statutory enterprise income tax, or the EIT. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Taxation—Income tax.” On March 16, 2007, the National People’s Congress of China enacted the PRC Enterprise Income Tax Law and on December 6, 2007, the State Council enacted the Implementation Rules to the new tax law, both of which were effective on January 1, 2008. The new tax law unifies the EIT rate to 25% for all enterprises, including foreign-invested enterprises, or FIEs, such as BJB and BJB-Aptech, and domestic companies and entities, such as BJB’s subsidiaries and branches, and SJB-Aptech. Under the new EIT law, enterprises that are classified as “advance and new technology enterprises supported by the State” are subject to a reduced tax rate of 15%, whether they are FIEs or domestic companies. However, the new recognition criteria and procedures for “advance and new technology enterprises supported by the State”

under the new EIT law were not issued until April 2008. In addition, enterprises that were established and entitled to preferential tax treatments before March 16, 2007, can continue to enjoy them (i) for a period of five years from January 1, 2008, in the case of preferential tax rates, or (ii) until the expiration of such term in the case of preferential tax exemptions for a specified term, provided the enterprises remain as “advance and new technology enterprises supported by the State.” In January 2009, BJB, BJB-Aptech and SJB-Aptech obtained advance and new technology enterprise certificates. The certificates were valid for a period of three years effective retroactively from January 1, 2008. Based on the above, BJB was grandfathered for its existing tax holiday of 7.5% tax rate until expiration of the tax holiday in 2009 and also entitled to the preferential income tax rate of 15% under the new EIT law for 2010. BJB-Aptech and SJB-Aptech were entitled to the preferential income tax rate of 15% for 2008 through 2010.

The term of each such advance and new technology enterprise certificate is three years. Under the Administrative Measures on Advance and New Technology Enterprise Qualification, an enterprise should apply for another review of its high- and new-technology enterprise certificate three months prior to expiration of the certificate. If an enterprise fails to do so or does not pass the review, the advance and new technology enterprise qualification of such enterprise shall automatically expire. We cannot assure you that BJB, BJB-Aptech or SJB-Aptech will pass the foregoing review and continue to qualify as an advance and new technology enterprise, and be entitled to the preferential EIT rate of 15% after December 2010.

Any discontinuation of preferential tax treatment or any increase of the EIT rate applicable to us could have a material adverse effect on our business, financial condition and results of operations.

We may be deemed PRC resident enterprises under the new EIT law and be subject to PRC taxation as to our worldwide income.

BJBC and Prosperity are incorporated in the Cayman Islands and is a holding company and an intermediate holding company, respectively. Under the new EIT law, enterprises organized under the laws of jurisdictions outside the PRC with their de facto management bodies located within the PRC may be considered PRC resident enterprises and therefore be subject to PRC enterprise income tax at the rate of 25% as to their worldwide income. Under the implementation rules for the new EIT law, “de facto management body” is defined as a body that has material and overall management control over the manufacturing and business operations, personnel and human resources, finance and treasury, and acquisition and disposition of properties and other assets of an enterprise. It is unclear whether BJBC and Prosperity, which have the majority of their management team members located in the PRC, would be considered “resident enterprises” by the relevant tax authorities under the new EIT law. If BJBC and Prosperity are considered resident enterprises, they should be subject to PRC enterprise income tax at the rate of 25% as to their worldwide income.

Dividends payable by us to our foreign investors and gain on the sale of our shares may become subject to taxes under PRC tax laws.

Under the new EIT law and its implementation rules, to the extent that BJBC is considered a “resident enterprise” which is “domiciled” in China, PRC income tax at the rate of 10% is applicable to dividends payable by us to investors that are “non-resident enterprises” so long as such “non-resident enterprise” investors do not have an establishment or place of business in China or, despite the existence of such establishment or place of business in China, the relevant income is not effectively connected with such establishment or place of business in China. Similarly, any gain realized on the transfer of our shares or ADSs by such investors is also subject to a 10% PRC income tax if such gain is regarded as income derived from sources within China and BJBC is considered a “resident enterprise” which is domiciled in China for tax purposes. Additionally, there is a possibility that the relevant PRC tax authorities may take the view that the purpose of BJBC and Prosperity is holding BJB and BJB-Aptech, and the capital gain derived by our overseas shareholders or ADS holders from the share transfer is deemed China-sourced income, in which case such capital gain may be subject to PRC withholding tax at the rate of up to 10%. If we are required under the new EIT law to withhold PRC income tax on our dividends payable to our foreign shareholders and ADS holders who are “non-resident enterprises,” or if you are required to pay PRC income tax on the transfer of our shares or ADSs under the circumstances mentioned above, the value of your investment in our shares or ADSs may be materially and adversely affected. It is unclear whether, if BJBC is considered a PRC “resident enterprise”, holders of our shares or ADSs would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas.

Fluctuation in the value of the Renminbi may have a material adverse effect on your investment.

The change in value of the Renminbi against the U.S. dollar is affected by, among other things, changes in PRC’s political and economic conditions. From 1995 until July 2005, the People’s Bank of China intervened in the foreign exchange market to maintain an exchange rate of approximately RMB8.3 per U.S. dollar. On July 21, 2005, the PRC government changed this policy and began allowing modest appreciation of the Renminbi versus the U.S. dollar. Under the new policy, the Renminbi was permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy caused the Renminbi to appreciate approximately 21.5% against the U.S. dollar over the following three years. Since reaching a high against the U.S. dollar in July 2008, however, the Renminbi has traded within a narrow band against the U.S. dollar, remaining within 1% of its July 2008 high but never exceeding it. As a consequence, the Renminbi has fluctuated sharply since July 2008 against other freely traded currencies, in tandem with the U.S. dollar. For example, the Renminbi appreciated approximately 27% against the Euro between July 2008 and November 2008. It is difficult to predict how long the current situation may last and when and how it may change again. There remains significant international pressure on the PRC government to adopt a substantial liberalization of its currency policy, which could result in a further and more significant appreciation in the value of the Renminbi against the U.S. dollar.

Significant revaluation of the Renminbi may have a material adverse effect on your investment. For example, to the extent that we need to convert U.S. dollars we receive from this initial public offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. Under our current corporate structure, our income will be primarily derived from a share of the earnings from our PRC subsidiaries. Revenues of our PRC subsidiaries are all denominated in Renminbi. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiaries to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency-denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade related transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. However, approval from SAFE or its local branch is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to its shareholders, including holders of our ADSs.

Any future outbreak of H1N1 influenza, also known as swine flu, or avian influenza or severe acute respiratory syndrome in China, or similar adverse public health developments, may severely disrupt our business and operations.

In May and June 2009, occurrences of H1N1 influenza were reported in Hong Kong and other parts of China. Since 2005, there have been reports on the occurrences of avian influenza in various parts of China, including a few confirmed human cases that resulted in fatalities. In addition, from December 2002 to June 2003, China and other countries experienced an outbreak of a new and highly contagious form of atypical pneumonia now known as severe acute respiratory syndrome, or SARS. On July 5, 2003, the World Health Organization declared that the SARS outbreak had been contained. Since September 2003, however, a number of isolated new cases of SARS have been reported, most recently in central China in April 2004. During May and June of 2003, many businesses in China were temporarily closed by the PRC government to prevent transmission of SARS. Any prolonged recurrence of H1N1 or avian influenza, SARS or other adverse public health developments in China could require the temporary closure of our training centers as well as vocational high schools, colleges and universities which participate in our educational content distribution network. Such closures could severely disrupt our business operations and materially adversely affect our results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of H1N1 influenza, avian influenza, SARS or any other epidemic.

Risks Related to Our ADSs and This Offering

There has been no public market for our ordinary shares or ADSs prior to this offering, and you may not be able to resell our ADSs at or above the price you paid, or at all.

Prior to this initial public offering, there has been no public market for our ordinary shares or ADSs. We have applied to list our ADSs on the New York Stock Exchange. Our ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. If an active trading market for our ADSs does not develop after this offering, the market price and liquidity of our ADSs will be materially and adversely affected.

The initial public offering price for our ADSs will be determined by negotiations between us and the underwriter and may bear no relationship to the market price for our ADSs after this initial public offering. We cannot assure you that an active trading market for our ADSs will develop or that the market price of our ADSs will not decline below the initial public offering price.

The market price for our ADSs may be volatile.

The market price for our ADSs is likely to be highly volatile and subject to wide fluctuations in response to factors such as:

•	actual or anticipated fluctuations in our operating results,

•	changes in financial estimates by securities research analysts,

•	changes in the economic performance or market valuation of other education companies,

•	announcements by us or our competitors of material acquisitions,

•	strategic partnerships, joint ventures or capital commitments,

•	addition or departure of our executive officers and key personnel,

•	intellectual property litigation,

•	release or expiration of lock-up or other transfer restrictions on our outstanding ordinary shares or ADSs, and

•	economic or political conditions in China.

In addition, the performance, and fluctuation in market prices, of other companies with business operations mainly located in China that have listed their securities in the United States may affect the volatility in the price and trading volume of our ADSs. Furthermore, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also have a material adverse effect on the market price of our ADSs.

Our corporate actions are substantially controlled by our officers, directors, principal shareholders and their affiliated entities.

After this offering, our executive officers, directors and their affiliated entities will beneficially own approximately            % of our outstanding shares. In addition, after this offering, Crescent Jade, Aptech Investment and Superway will beneficially own approximately            %,             % and             %, respectively, of our outstanding shares. These shareholders, if they acted together, could exert substantial influence over matters requiring approval by our shareholders, including electing directors and approving mergers or other business combination transactions and they may not act in the best interests of other minority shareholders. This concentration of ownership may also discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our ADSs. These actions may be taken even if they are opposed by our other shareholders, including those who purchase shares in this offering.

If a poll is not demanded at our shareholder meetings, voting will be by show of hands and shares will not be proportionately represented. Shareholder resolutions may be passed without the presence of the majority of our shareholders in person or by proxy.

Voting at any of our shareholder meetings is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of the meeting or by any shareholder present in person or by proxy. If a poll is demanded, each shareholder present in person or by proxy will have one vote for each ordinary share registered in his name. If a poll is not demanded, voting will be by show of hands and each shareholder present in person or by proxy will have one vote regardless of the number of shares registered in his name. In the absence of a poll, shares will therefore not be proportionately represented. In addition, the quorum required for our shareholder meetings consists of shareholders who hold at least one-third of our ordinary shares being present at a meeting in person or by proxy. Therefore, subject to the requisite majorities, shareholder resolutions may be passed at our shareholder meetings without the presence of the majority of our shareholders in person or by proxy.

If securities or industry analysts publish negative reports about our business, the price and trading volume of our securities could decline.

The trading market for our securities depends, in part, on the research reports and ratings that securities or industry analysts or ratings agencies publish about us, our business and the vocational IT education market in China in general. We do not have any control over these analysts or agencies. If one or more of the analysts or agencies who cover us downgrades us or our securities, the price of our securities may decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our securities or trading volume to decline.

Because the initial public offering price is substantially higher than our net tangible book value per share, you will incur immediate and substantial dilution.

If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by our existing shareholders for their ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of approximately $            per ADS (assuming no exercise by the underwriter of options to acquire additional ADSs), representing the difference between our net tangible book value per ADS as of                      after giving effect to this offering and an assumed initial public offering price of $            per ADS, the midpoint of the range shown on the front cover page of this prospectus. In addition, you may experience further dilution to the extent that our ordinary shares are issued upon the exercise of share options. See

“Dilution” for a more complete description of how the value of your investment in our ADSs will be diluted upon completion of this offering.

Substantial future sales or the expectation of substantial sales of our ADSs in the public market could cause the price of our ADSs to decline.

Sales of our ADSs or ordinary shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline. Upon completion of this offering, we will have                      ordinary shares outstanding, including ordinary shares represented by                      ADSs. All ADSs sold in this offering will be freely transferable without restriction or additional registration under the Securities Act of 1933, as amended, or the Securities Act. The remaining ordinary shares outstanding after this offering will be available for sale, upon the expiration of the 180-day lock-up period beginning from the date of this prospectus and, in the case of the ordinary shares that certain option holders will receive when they exercise their share options, subject to volume and other restrictions as applicable under Rule 144 and Rule 701 under the Securities Act. Any or all of these shares (other than those held by certain option holders) may be released prior to expiration of the lock-up period at the discretion of the underwriter. To the extent shares are released before the expiration of the lock-up period and these shares are sold into the market, the market price of our ADSs could decline.

In addition, several of our shareholders have the right to cause us to register the sale of their shares under the Securities Act upon the occurrence of certain circumstances. See “Description of Share Capital—Registration Rights.” Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration of these shares. Sales of these registered shares in the public market could cause the price of our ADSs to decline.

Our amended and restated articles of association contain anti-takeover provisions that could discourage a third party from acquiring us, which could limit our shareholders’ opportunity to sell their shares, including ordinary shares represented by our ADSs, at a premium.

Our amended and restated articles of association, which will become effective immediately upon the completion of this offering, contain provisions that limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority, without further action by our shareholders, to issue preferred shares. These preferred shares may have better voting rights than our ordinary shares, in the form of ADSs or otherwise, and could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ADSs may fall and the voting rights of the holders of our ordinary shares and ADSs may be diluted. See “Description of Share Capital—Issuance of Additional Preferred Shares.”

Certain actions require the approval of a supermajority of at least two-thirds of our board of directors which, among other things, would allow our non-independent directors to block a variety of actions or transactions, such as a merger, asset sale or other change of control, even if all of our independent directors unanimously voted in favor of such action, thereby further depriving our shareholders of an opportunity to sell their shares at a premium. See “Description of Share Capital—Ordinary Shares—Actions requiring the approval of a supermajority of our board of directors.”

Holders of ADSs have fewer rights than shareholders and must act through the depositary to exercise those rights.

Holders of ADSs do not have the same rights of our shareholders and may only exercise the voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement. Under our amended and restated memorandum and amended and restated articles of association, the minimum notice period required to convene a general meeting is seven days. When a general meeting is convened, you may not receive sufficient notice of a shareholders’ meeting to permit you to withdraw your ordinary shares to allow you to cast your vote with respect to any specific matter. In addition, the depositary and its agents may not be able to send voting instructions to you or carry out your voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to you in a timely manner, but we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ADSs. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, you may not be able to exercise your right to vote and you may lack recourse if your ADSs are not voted as you requested. In addition, in your capacity as an ADS holder, you will not be able to call a shareholders’ meeting.

You may not receive distributions on our ordinary shares or any value for them if such distribution is illegal or if any required government approval cannot be obtained in order to make such distribution available to you.

The depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities underlying our ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed under an applicable exemption from registration. The depositary may also determine that it is not feasible to distribute certain property through the mail. Additionally, the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may determine not to distribute such property. We have no obligation to register under U.S. securities laws any ADSs, ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. This means that you may not receive distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of our ADSs.

You may be subject to limitations on transfers of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings and you may not receive cash dividends if it is impractical to make them available to you.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the United States unless we register the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Also, under the deposit agreement, the depositary will not make rights available to you unless the distribution to ADS holders of both the rights and any related securities are either registered under the Securities Act, or exempted from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities

Act. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

In addition, the depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary may, at its discretion, decide that it is inequitable or impractical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property and you will not receive such distribution.

We are a Cayman Islands company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than that under U.S. law, you may have less protection for your shareholder rights than you would under U.S. law.

Our corporate affairs are governed by our amended and restated memorandum and articles of association, as amended and restated from time to time, the Cayman Islands Companies Law (as amended) and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as that from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as shareholders of a U.S. public company.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against us, our management or the experts named in this prospectus.

We are a Cayman Islands company and substantially all of our assets are located outside of the United States. Substantially all of our current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of the PRC. As a result, it may be difficult for you to effect service of process within the United States or elsewhere outside China upon these persons. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state and it is uncertain whether such Cayman Islands or PRC courts would be competent to hear original actions brought in the Cayman Islands or the PRC against us or such persons predicated upon the securities laws of the United States or any state. See “Enforceability of Civil Liabilities.”

We have not determined any specific use for a portion of the net proceeds to us from this offering and we may use such portion of the net proceeds in ways with which you may not agree.

We have not allocated a portion of the net proceeds from this offering to any specific purpose. Rather, our management will have considerable discretion in the application of such portion of the net proceeds. See “Use of Proceeds.” You will not have the opportunity, as part of your investment decision, to assess whether such proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of such proceeds we receive from this offering. Such proceeds may be used for corporate purposes that do not improve our profitability or increase our ADS price. Such proceeds we receive from this offering may also be placed in investments that do not produce income or that may lose value.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that relate to our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Pro Forma Consolidated Financial Information” and “Business.” These statements relate to events that involve known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, these forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things, statements relating to:

•	our anticipated growth strategies;

•	our future business development, results of operations and financial condition;

•	market acceptance of our vocational IT education training programs, services and products;

•	our ability to increase the number of new franchised training centers;

•	our ability to expand our educational content distribution channel;

•	our ability to increase student enrollment and course fees;

•	our ability to enhance and maintain our brand names;

•	competition in the vocational IT education services industry;

•	risks associated with our offering of new vocational IT education training programs and the expansion of our geographic reach;

•	the expected growth in the IT industry and IT job market in China;

•	PRC laws, regulations and policies relating to vocational education and providers of private vocational IT education services; and

•	fluctuations in general economic and business conditions in China.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

This prospectus also contains data related to the IT industry and vocational IT education market in China and we have derived such data from research reports from CCID, IDC, Euromonitor International, CNNIC, iResearch, CEIC and data from the NDRC, the Ministry of Education and National Bureau of Statistics of China. These market data include projections that are based on a number of assumptions. Unlike in the United States, there are limited authoritative data on the vocational IT education market in China, particularly on a nationwide basis. In addition, any data that is available may not be current. The vocational IT education market in China may not grow at the rates projected by the market data, or at all. The failure of the market to grow at the projected rates may have a material adverse effect on our business and the market price of our ADSs. In addition, the rapidly changing nature of the vocational IT education market subjects any projections or estimates relating to the growth prospects or future condition of our market to significant uncertainties. If any one or more of the assumptions underlying the market data turns out to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $             million (or $             million if the underwriters exercise the over-allotment option in full), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. These estimates are based upon an assumed initial offering price of $             per ADS, the midpoint of the estimated range of the initial public offering shown on the front cover page of this prospectus and assuming that there is no change to the number of ADSs offered by as set forth on the cover page of this prospectus. A $1.00 increase (decrease) in the assumed initial public offering price of $             per ADS would increase (decrease) the net proceeds to us from this offering by $             million, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us and assuming that there is no change to the number of ADSs offered by us as set forth on the cover page of this prospectus.

We intend to use the net proceeds we will receive from this offering for the following purposes:

•	to improve our existing owned training centers and expand our nationwide network of franchised training centers;

•	to further expand our educational content distribution business by providing new programs and products;

•	to develop and acquire new courses for our training centers in either IT or other vocational education areas; and

•	to enter into non-IT vocational education areas by strategic alliances or cooperation.

Any remaining amount is expected to be used for working capital and other general corporate purposes.

The foregoing use of our net proceeds from this offering represents our current intentions based upon our present plans and business condition. We currently have not identified any specific non-IT vocational education areas that we intend to enter into, but we continue to assess from time to time the feasibility of entering a number of potential areas. The amounts and timing of any expenditure will vary depending on the amount of cash generated by our operations, competitive developments and the rate of growth, if any, of our business. Accordingly, our management will have significant discretion in the allocation of the net proceeds we will receive from this offering. Depending on future events and other changes in the business climate, we may determine at a later time to use the net proceeds for different purposes. Pending their use, we intend to place our net proceeds in short-term bank deposits.

In utilizing the proceeds of this offering, as an offshore holding company, we are permitted, under PRC laws and regulations, to provide funding to our PRC subsidiaries only through loans or capital contributions and to other entities only through loans. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans to our PRC subsidiaries or make additional capital contributions to our PRC subsidiaries to fund their capital expenditures or working capital. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds we receive from this offering to make loans or additional capital contributions to our PRC operating subsidiaries.”

We will not receive any proceeds from the sale of ADSs by the selling shareholder.

DIVIDENDS AND DIVIDEND POLICY

From the inception of BJBC in February 2007 to December 31, 2008, we did not pay any cash dividends. In the first half of 2009, we paid cash dividends in the amount of RMB211.2 million. The source of funds of such dividends was distributions of BJB’s earnings in 2007 and 2008. BJB made similar distributions of earnings in 2005 and 2006. In addition, we expect to distribute a special dividend before the completion of this offering in an amount no less than RMB193 million ($28.3 million) to our shareholders in accordance with the terms of the JV interest acquisition. To fulfill this obligation, we expect that BJB-Aptech will distribute a dividend in the amount of RMB432 million ($63.2 million) which, after taking into account PRC withholding taxes, will provide us with a cash amount that will be at least RMB193 million ($28.3 million). BJB-Aptech did not declare any dividend in 2006, 2007 and 2008, and the RMB432 million ($63.2 million) dividend represents the distributable earnings of BJB-Aptech from January 1, 2006 to June 30, 2009. Of this amount, 50% will be distributed to Prosperity, which will further distribute its portion of the BJB-Aptech dividend to the shareholders of BJBC, and the other 50% will be distributed to BJB.

We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future other than the special dividend discussed above. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. Our board of directors has complete discretion on whether to pay dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that its board of directors may deem relevant. We can pay dividends only out of profits our other distributable reserves. If we pay any dividends in the future, we will pay our ADS holders to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares.” Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the Cayman Islands. In order for us to distribute any dividends to our shareholders and ADS holders, we will rely on dividends distributed by BJB and BJB-Aptech, two of our principal operating subsidiaries in China. Certain payments from BJB or BJB-Aptech to us are subject to PRC taxes, such as withholding income tax. In addition, regulations in the PRC currently permit payment of dividends of a PRC company, such as BJB or BJB-Aptech, only out of accumulated profits as determined in accordance with accounting standards and regulations in China. Moreover, BJB and BJB-Aptech are required to set aside money to a reserve fund, an enterprise development fund and a staff welfare and bonus fund. The amount to be provided is discretionary and is determined by these enterprises’ board of directors in each calendar year. These reserves can only be used for specific purposes and are not transferable to the investors in the form of cash dividends. If BJB or BJB-Aptech incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. Any dividends paid by BJB or BJB-Aptech to Prosperity, its immediate holding company, will be subject to a withholding income tax at the rate of 10%, provided that Prosperity is not considered to be a PRC tax resident enterprise.

Under the laws of the Cayman Islands, the only reserve that is expressly permitted by statute to be distributable is the share premium account, which is a reserve account that represents the consideration paid on the issuance of a share that is in excess of its par value.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2009:

•	on an actual basis; and

•

on an as adjusted basis to reflect the issuance and sale of              ordinary shares in the form of ADSs by us in this offering, assuming an initial public offering price of $             per ADS, the midpoint of the estimated range of the initial public offering price, after deducting estimated underwriting discounts and commissions and estimated aggregate offering expenses payable by us and assuming that there is no change to the number of ADSs sold by us as set forth on the cover page of this prospectus.

The as adjusted information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing. You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2009
	Actual		As Adjusted
	RMB	$	RMB	$
	(In thousands)

Equity:
BJBC shareholders’ equity
Share capital—ordinary shares, $0.000125 par value, 400,000,000 shares authorized and 248,470,179 shares issued and outstanding and shares issued and outstanding, as adjusted(1)	228	33
Additional paid-in capital(1)	1,513,146	221,538
Accumulated other comprehensive income	5,950	871
Retained earnings(2)	176,545	25,848

Total BJBC Shareholders’ equity	1,695,869	248,290

Noncontrolling interest	773	113

Total capitalization	1,696,642	248,403

(1)

Assuming the number of ADSs offered by us as set forth on the cover page of this prospectus remains the same, and after deduction of underwriting discounts and commissions and the estimated offering expenses payable by us, a $1.00 increase (decrease) in the assumed initial public offering price of $             per ADS would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total                      capitalization by $             million.

(2)	Amount includes a restricted reserve of RMB19.1 million ($2.8 million) which may not be distributed as cash dividends under PRC regulations.

DILUTION

If you invest in our ADSs, your investment will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value as of June 30, 2009 was approximately RMB1.48 million ($0.22 million), or RMB0.01 per ordinary share. Net tangible book value represents the amount of our total consolidated tangible assets, minus the amount of our total consolidated liabilities. Without taking into account any other changes in such net tangible book value after                    , other than to give effect to our sale of the ADSs offered in this offering, at the assumed initial public offering price of $             per ADS, the midpoint of the estimated range of the initial public offering price, and after deduction of underwriting discounts and commissions and estimated offering expenses of this offering payable by us, our adjusted net tangible book value as of             , 2009 would have increased to $             million or $             per ordinary share and $             per ADS assuming that there is no change to the number of ADSs offered by us as set forth on the cover page of this prospectus. This represents an immediate increase in net tangible book value of $             per ordinary share and $             per ADS, to the existing shareholder and an immediate dilution in net tangible book value of $             per ordinary share and $             per ADS, to investors purchasing ADSs in this offering. The following table illustrates such per share dilution:

Estimated initial public offering price per ordinary share	$
Net tangible book value per ordinary share as of June 30, 2009	$	— (RMB0.01)
Amount of dilution in net tangible book value per ordinary share to new investors in this offering	$
Amount of dilution in net tangible book value per ADS to new investors in this offering	$

A $1.00 increase (decrease) in the assumed initial public offering price of $             per ADS would increase (decrease) our pro forma net tangible book value after giving effect to the offering by $             million, or by $             per ordinary share and by $             per ADS, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and other expenses of the offering. The pro forma information discussed in this section is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

The following table summarizes, on a pro forma basis as of             , 2009, the differences between existing shareholders and the new investors with respect to the number of ordinary shares (in the form of ADSs or ordinary shares) purchased from us, the total consideration paid and the average price per ordinary share and per ADS. In the case of ADS purchased by new investors, the consideration and price amounts are paid before deducting estimated underwriting discounts and commissions and estimated offering expenses, assuming an initial public offering price of $             per ADS, the midpoint of the estimated range of the initial public offering price. The total number of ordinary shares in the following table does not include ordinary shares underlying the ADSs issuable upon the exercise of the over-allotment option granted to the underwriter. The information in the following table is illustrative only and the total consideration paid and the average price per ordinary share and per ADS for new investors is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

	Ordinary Shares Purchased			Total Consideration			Average Price per Ordinary Share	Average Price per ADSs
	Number	Percent		Amount	Percent

Existing shareholders			%	$		%	$	$
New investors			%			%

Total			%	$		%	$	$

A $1.00 increase (decrease) in the assumed initial public offering price of $             per ADS would increase (decrease) total consideration paid by new investors, total consideration paid by all shareholders and the average price per ADS paid by all shareholders by $             million, $             million and $            , respectively, assuming no change in the number of ADSs sold by us as set forth on the cover page of this prospectus and without deducting underwriting discounts and commissions and other expenses of the offering.

The dilution to new investors will be $             per ordinary share and $             per ADS, if the underwriter exercises in full its option to purchase additional ADSs.

The discussion and tables above also assume no exercise of any outstanding share options. As of the date of this prospectus, there were 5,388,500 ordinary shares issuable upon the exercise of outstanding share options at a weighted average exercise price of $             per share and 152,962 outstanding nonvested shares, and there were 10,762,886 additional ordinary shares available for future issuance upon the exercise of future grants under our 2007 share incentive plan. To the extent that any of these options are exercised, there will be further dilution to our investors.

EXCHANGE RATE INFORMATION

Our business is primarily conducted in China and all of our revenues are denominated in Renminbi. Periodic reports made to our shareholders will be expressed in Renminbi with translations of Renminbi amounts into U.S. dollars at specific rates solely for the convenience of the reader. Conversions of Renminbi into U.S. dollars in this prospectus are based on the noon buying rate in The City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus were made at a rate of RMB6.8302 to $1.00, the noon buying rate in effect as of June 30, 2009. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade. On October 9, 2009, the noon buying rate was RMB6.8248 to $1.00.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated.

	Noon Buying Rate
Period	Period End	Average(1)	Low	High
	(RMB per $1.00)
2004	8.2765	8.2768	8.2771	8.2765
2005	8.0702	8.1826	8.2765	8.0702
2006	7.8041	7.9579	8.0702	7.8041
2007	7.2946	7.6072	7.8127	7.2946
2008	6.8225	6.9193	7.7800	7.2946
2009 (through June 30, 2009)	6.8302	6.8326	6.8470	6.8176
2009
April	6.8180	6.8306	6.8361	6.8180
May	6.8278	6.8235	6.8326	6.8176
June	6.8302	6.8334	6.8371	6.8264
July	6.8319	6.8317	6.8342	6.8300
August	6.8299	6.8323	6.8358	6.8299
September	6.8262	6.8277	6.8303	6.8247
October (through October 9, 2009)	6.8248	6.8258	6.8260	6.8248

(1)

Annual averages are calculated by averaging exchange rate on the last business day of each month or the elapsed portion thereof during the relevant period. Monthly averages are calculated using the average of the daily rates during the relevant period.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

•	political and economic stability;

•	effective judicial system;

•	favorable tax system;

•	absence of exchange control or currency restrictions; and

•	availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•	Cayman Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection to investors; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our current operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon us or such persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Law Debenture Corporate Services Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Maples and Calder, our counsel as to Cayman Islands law, and Commerce & Finance Law Offices, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and the PRC, respectively, would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar fiscal or revenue obligations and which was neither obtained in a manner nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law.

Commerce & Finance Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions, provided that the foreign judgments do not violate the basic principles of laws of the PRC or its sovereignty, security or social and public interests.

OUR CORPORATE STRUCTURE

The following chart sets forth our corporate and operational structure immediately after the completion of this offering, assuming that the underwriters do not exercise their option to purchase additional ADSs.

Notes:

(1)	BJBC, the issuer, was formed on February 8, 2007 under the laws of the Cayman Islands.
(2)	Indicates jurisdiction of incorporation.
(3)

Crescent Jade is incorporated in the Cayman Islands and its sole purpose is to own shares in BJBC. Beneficial ownership over Crescent Jade is ultimately held by Crescent Point Asia Investments, Ltd., or Crescent Point, an investment vehicle controlled by David M. Hand, Sami A. Sindi and Richard T. Scanlon through intermediate, wholly owned subsidiaries. Crescent Point uses proprietary and third-party funds to invest in companies with operations in China and Southeast Asia. For more information about Crescent Jade and its holding of our ordinary shares, see “Principal and Selling Shareholders.”

(4)	Aptech Investment received 55,684,931 ordinary shares in 2009 in connection with the JV interest acquisition. See “—Our History—2009 Restructuring—The JV interest acquisition.”
(5)

Include Power Step Group Limited, Smart Aim International Limited, Great Thrive International Limited and Favor Gain Investments Limited, all of which received our ordinary shares in connection with the implementation of our management retention plan. See “—Our History—Equity Grants to BJB management for retention purposes” and “Principal and Selling Shareholders.”

(6)

Superway received 30,090,525 ordinary shares in 2009 in connection with our purchase of 14.0% of the equity interest in BJB. See “—Our History—2009 Restructuring—Our acquisition of 14.0% of the equity interest in BJB.”

(7)	See “—Our History—2009 Restructuring—Acquisition of 5.9% of the equity interest in BJB.”
(8)

Represents various investors that became our shareholders before the completion of this offering. Substantially all these shareholders were or are shareholders of Crescent Jade, and received our ordinary shares after exchanging all or a portion of their equity interest in Crescent Jade for our ordinary shares. See “Principal and Selling Shareholders.” One of such shareholders, Solid Gain, holds one ordinary share. Under the Third Amended and Restated Shareholders Agreement, Solid Gain has certain consent rights with respect to the appointment and removal of one of our directors. The Third Amended and Restated Shareholders Agreement terminates upon the completion of this offering. See “—Our History—2009 Restructuring—Acquisition of 5.9% equity interest in BJB—Third Amended and Restated Shareholders Agreement.” In addition, under the Third Amended and Restated Registration Rights Agreement, Solid Gain has certain registration rights with respect to the one share it holds. See “—Our History—2009 Restructuring—Acquisition of 5.9% equity interest in BJB—Third Amended and Restated Registration Rights Agreement.”

(9)	Represents investors that become our shareholders by purchasing our ADSs in this offering.
(10)	Mr. Ming Yang is one of our directors and our chief executive officer.
(11)	BJB is one of our PRC operating subsidiaries.
(12)	BJB-Aptech is one of our PRC operating subsidiaries. BJB-Aptech has a wholly owned subsidiary, SJB-Aptech, which was established on February 13, 2006.

Our History

We have been providing vocational IT educational services and content through our PRC subsidiaries since 1999. Since 2006, we have conducted several restructurings to create a corporate structure that we believe operates more efficiently and is more suitable for our capital raising efforts.

Establishment of BJB

BJB is our predecessor and currently is one of our two principal operating subsidiaries. BJB was established as a PRC incorporated company in February 2004. The initial holders of equity interests in BJB included Beida JB, which held 70.0% of the equity interest in BJB, and the management of BJB, which held 30.0% of the equity interest in BJB. In June 2006, Beida JB transferred its equity interest in BJB to Beijing Peking University Company. Management shareholders of BJB, which consisted of 16 individuals then, held 30.0% of the equity interest in BJB before December 1, 2006.

Establishment of BJB-Aptech

BJB-Aptech was formed in 1999 as a 50/50 joint venture between a PRC entity and Aptech India. After certain ownership changes, in 2005, BJB-Aptech became 50/50 owned by BJB and Aptech India. BJB-Aptech opened the first franchised training center in 2001, and has since been operating under the same franchise business model.

Our acquisition of BJB

Crescent Jade formed Prosperity as its wholly owned subsidiary on June 1, 2006. On December 1, 2006, Prosperity acquired 80.0% of the equity interest of BJB in an auction by paying an initial purchase price of $30.2 million, of which $10.6 million was used to purchase approximately 46.7% of the equity interest in BJB from Beijing Peking University Company, $4.6 million was used to purchase approximately 20% of the equity interest in BJB from the 16 individual BJB management shareholders at that time, and $15.0 million was used as an equity contribution to BJB, which increased Prosperity’s equity interest in BJB from approximately 66.7% to 80%. Subsequently, two of the individual BJB management shareholders transferred their equity interests in BJB to the other individual BJB management shareholders. As a result, Prosperity, Beijing Peking University Company and 14 individual BJB management shareholders held 80%, 14% and 6% of the equity interests in BJB, respectively. For more information on this acquisition, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Results of Operations—Accounting impact of restructurings—Prosperity’s acquisition of 80% of the equity interest in BJB in 2006.”

A new business license was issued to BJB on December 1, 2006 and BJB became a Sino-foreign joint venture.

Equity grants to BJB management for retention purposes

On December 16, 2006, the Crescent Jade board of directors adopted a resolution to approve the grant of approximately 24.3% of Prosperity’s (or another entity interposing Crescent Jade and Prosperity) equity interests at the date of grant to five members of BJB management for retention purposes. In approving the award of the management retention shares, Crescent Jade noted that an experienced management team was key to success in the vocational IT education industry. Crescent Jade had closely reviewed the performance of BJB management and noted that their contribution had been a critical factor in BJB establishing a leading market position in the PRC vocational IT education sector.

After BJBC was formed on February 8, 2007, under the December 16, 2006 Crescent Jade board resolution, on June 15, 2007, Crescent Jade transferred 36,402,000 ordinary shares of BJBC, or approximately 24.3% of BJBC’s then total outstanding shares, to four British Virgin Islands companies (Power Step Group Limited, Smart Aim International Limited, Great Thrive International Limited and Favor Gain Investments Limited) established for the benefit of the five members of BJB management. Three of the five members of BJB management, namely, Ming Yang, Chengxi Tang and Jun Liang, are executive officers of BJBC, while the other two individuals are not executive officers of BJBC. The total number of shares transferred to our executive officers was 32,761,800. There will be no further grants under the management retention plan established in December 2006.

Establishment of BJBC

BJBC was established as Beijing Jadebird IT Education Company, Limited on February 8, 2007 by Crescent Jade. On March 1, 2007, Crescent Jade, the sole shareholder of Prosperity at that time, transferred its entire equity interest in Prosperity in exchange for 100% of the ordinary shares of BJBC and BJBC became a wholly owned subsidiary of Crescent Jade. As a result, Prosperity became BJBC’s wholly owned subsidiary. On May 21, 2007, BJBC conducted an 80:1 share split which increased the total outstanding share of BJBC to 8,000,000, and it also completed a debt for equity transaction, in which BJBC’s short-term loans from Crescent Jade of $30.2 million were extinguished in exchange for 142,000,000 ordinary shares of BJBC. Immediately following the share split and the debt for equity transaction, Crescent Jade owned 100% of 150,000,000 outstanding shares of BJBC. On September 28, 2009, we changed BJBC’s name to BJB Career Education Company, Limited.

2009 Restructuring

The JV interest acquisition

Before April 30, 2009, BJB-Aptech was a 50/50 Sino-foreign joint venture owned by BJB and Aptech India. On March 20, 2008, we entered into a framework agreement with Aptech India outlining the steps and the terms and conditions of the JV interest acquisition. In accordance with the framework agreement, a series of definitive agreements regarding the JV interest acquisition were entered into on January 22, 2009, some of which were subsequently amended on March 26, 2009. These definitive agreements superseded the framework agreement and certain definitive agreements are described in more details below. On April 30, 2009, the JV interest acquisition was completed and BJB-Aptech became our consolidated subsidiary.

Amended and Restated Roll-Up Agreement

BJBC entered into an amended and restated roll-up agreement with Prosperity, Aptech India and Aptech Investment on March 26, 2009 to set forth the mechanics of the JV interest acquisition. Under this agreement, the parties agreed that Prosperity would acquire Aptech India’s 50.0% equity interest in BJB-Aptech; as consideration, BJBC would issue to Aptech Investment 22.0% of BJBC’s outstanding shares on a fully diluted basis immediately following the completion of the JV interest acquisition and taking into consideration the 30,090,525 BJBC ordinary shares issuable to Superway in connection with our acquisition of the additional 14% the equity interest in BJB, and 12,882,223 ordinary shares issuable under a certain share exchange agreement that is no longer effective. On April 30, 2009, the JV interest acquisition was completed upon Prosperity’s acquisition of Aptech India’s 50.0% equity interest in BJB-Aptech.

Strategic Cooperation Agreement

BJBC entered into a strategic cooperation agreement with Aptech India on January 22, 2009. Under this agreement, Aptech India has agreed that, for a period of ten years after the completion of the JV interest acquisition, (i) it will participate in IT education in the PRC, Taiwan, Hong Kong and Macau solely through us and our affiliates, and will provide us with all new versions of its IT education products free of charge, (ii) it may participate in businesses other than IT education in the PRC, Taiwan, Hong Kong and Macau provided it may not use the “Aptech” brand name or any of its derivatives in such a way that may cause third parties to mistakenly believe that we or our affiliates are participating in such business and (iii) it will grant us and our affiliates the exclusive right (which is exclusive even as to Aptech India) to use the “Aptech” brand name for IT education business in the PRC, Taiwan, Hong Kong and Macau free of charge. In addition, Aptech India also agreed that it and its affiliates will never use the “Beida,” “Beida Jadebird,” “Beida Qingniao,” “BENET,” “BTEST,” “Beida Jadebird-Aptech” or “Beida Qingniao-Aptech” brand names or any of derivatives of such brand names in any of their businesses.

Aptech India has also agreed that (i) it will sell in this offering no less than approximately 13.6% of the shares it receives in the JV interest acquisition upon a request by a majority of our board of directors and (ii) it will not sell more than 7.0% of our total outstanding shares in any 12-month period after the completion of this offering.

In addition, under the strategic cooperation agreement, we have agreed that ten years after the date Aptech India and its affiliates cease to hold any of our shares, we and our affiliates will stop using the “Aptech” brand name in the PRC, Taiwan, Hong Kong and Macau. In addition, we have agreed that we and our affiliates will never use the “Aptech” brand name, the “ACCP” brand name or ACCP content outside of the PRC, Taiwan, Macau or Hong Kong for any of our business operations. We are, however, permitted to engage in any business in the PRC, Taiwan, Macau and Hong Kong, and we are permitted to engage in any business outside of the above territories so long as we do not use “Beida Jadebird-Aptech” or “Beida Qingniao-Aptech” brand name in our business operations outside of the above territories.

Our acquisition of 14% of the equity interest in BJB

On December 1, 2008, Beijing Peking University Company sold its remaining holding of 14% of the equity interest in BJB in an auction to Arbo. On May 12, 2009, we acquired through Prosperity this 14% of the equity interest in BJB from Arbo; as consideration, we issued 30,090,525 of our ordinary shares to Arbo’s sole shareholder, Superway. On June 18, 2009, Superway’s sole shareholder transferred all of its interests in Superway to Beida Microelectronics Investment Limited, a British Virgin Islands company affiliated with Beijing Peking University Company.

Acquisition of 5.9% of the equity interest in BJB

Through a competitive bidding process, in June 2009, we sold 12,694,723 ordinary shares to SBI-BDJB, a special investment vehicle of SBI & BDJB China Fund, L.P., a limited partnership established in the British Virgin Islands. Beijing Beida Jade Bird Universal Sci-Tech Company Limited, an affiliate of Beida JB, is one of the limited partners of this fund. We used the entire proceeds of $34.1 million from the sale of such shares to acquire through Prosperity an additional 5.9% of the equity interest in BJB from 13 individual BJB management shareholders. After this acquisition, we own, indirectly through Prosperity, 99.9% of the equity interest in BJB.

Third Amended and Restated Shareholders Agreement

In connection with the sale of shares to SBI-BDJB, BJBC entered into a third amended and restated shareholders agreement with Crescent Jade, Aptech Investment, Superway, Solid Gain Group Limited, or Solid Gain, Power Step Group Limited, Smart Aim International, Favor Gain Investment Limited, Great Thrive International Limited and SBI-BDJB dated as of June 25, 2009. Power Step Group Limited, Smart Aim International Limited, Favor Gain Investments Limited and Great Thrive International Limited are four companies incorporated in the British Virgin Islands for the purpose of holding 36,402,000 of our ordinary shares transferred in connection with the establishment of our management retention plan, and we refer to these four entities as the “holders of the management retention shares” in this prospectus.

Under this agreement, prior to the completion of this offering, the board of BJBC consists of five directors: two directors appointed by Crescent Jade, one director appointed by Superway, one director appointed by the holders of the management retention shares, and one director appointed by Aptech Investment. The appointment and removal of one of the two directors appointed by Crescent Jade requires the consent of Solid Gain. Upon completion of this offering, the size of the board will expand to seven directors, two of whom are independent directors as defined under the listing rules of the New York Stock Exchange. Under this agreement, Aptech Investment has also agreed not to vote more than 22.0% of our outstanding shares after the JV interest acquisition regardless of Aptech Investment’s actual holding at the time of such voting. The parties have also agreed to other share transfer restrictions and corporate governance provisions.

In addition, BJBC has agreed that before the completion of this offering, BJBC will pay a one-time special dividend in an amount not less than RMB193.0 million to its shareholders, subject to legal, accounting and working capital requirements as determined by our board of directors.

The third amended and restated shareholders agreement terminates upon the completion of this offering.

Third Amended and Restated Registration Rights Agreement

In connection with the sale of shares to SBI-BDJB, BJBC entered into a third amended and restated registration rights agreement with Crescent Jade, Aptech Investment, Superway, Solid Gain, the holders of the management retention shares and SBI-BDJB dated as of June 25, 2009, to grant these shareholders customary registration rights, including demand and piggyback registration rights and Form F-3 registration rights. For a detailed description of the registration rights, see “Description of Share Capital—Registration Rights.” These registration rights will remain in effect after the completion of this offering.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

We have conducted several restructurings since 2006 to create a corporate structure that we believe operates more efficiently and is more suitable for a public company. For more information, see “Prospectus Summary—Restructurings.”

Before April 30, 2009, BJB-Aptech was our affiliate and was accounted for under the equity method of accounting since we did not have unilateral control over BJB-Aptech. For historical periods before April 30, 2009, we discuss BJBC historical operating results separately from those of BJB-Aptech.

BJBC’s Selected Historical Consolidated Financial Data

On December 1, 2006, we acquired, through our wholly owned subsidiary Prosperity, 80% of the equity interest in BJB. This acquisition has been accounted for as a business combination. Since Prosperity and BJBC did not engage in any operating activities before the acquisition of BJB, BJB is deemed to be the predecessor reporting entity for periods prior to December 1, 2006 for financial reporting purposes.

The following tables present the selected historical consolidated financial information of BJBC and its predecessor, BJB. You should read this information together with BJBC’s consolidated financial statements and related notes, BJB’s consolidated financial statements and related notes, and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The historical results are not necessarily indicative of future results.

The selected consolidated statement of operations data and selected consolidated statement of cash flows data for the predecessor period from January 1, 2006 to November 30, 2006 have been derived from the audited consolidated financial statements of BJB included elsewhere in this prospectus. The selected consolidated balance sheet data of the predecessor as of November 30, 2006 have been derived from BJB’s audited consolidated financial statements not included in this prospectus. The selected consolidated statement of operations data and selected consolidated statement of cash flows data for the years ended December 31, 2004 and 2005, and the selected consolidated balance sheet data as of December 31, 2005, have been derived from BJB’s audited consolidated financial statements not included in this prospectus. The selected consolidated balance sheet data as of December 31, 2004 has been derived from the unaudited consolidated financial statements of BJB not included in this prospectus. The selected consolidated statement of operations data (other than ADS) and selected consolidated statement of cash flows data for the period from June 1, 2006 (date of inception) through December 31, 2006 and for the years ended December 31, 2007 and 2008 and the selected consolidated balance sheet data as of December 31, 2007 and 2008, have been derived from BJBC’s audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated balance sheet data as of December 31, 2006 have been derived from the audited consolidated financial statements of BJBC not included in this prospectus. The selected consolidated statements of income data (other than ADS data) and the selected consolidated statements of cash flows data for the six months ended June 30, 2008 and 2009, and the selected consolidated balance sheet data as of June 30, 2009, have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The consolidated financial statements of BJB and BJBC have been prepared in accordance with U.S. GAAP. We have prepared the unaudited condensed consolidated financial statements on the same basis as our audited consolidated financial statements. The unaudited condensed consolidated financial statements include all adjustments, consisting only of normal and recurring adjustments, which we consider necessary for a fair presentation of our financial position and operating results for the periods presented.

	Predecessor			BJBC		BJBC
	Year Ended December 31,		Period from January 1, 2006 through November 30, 2006	Period from June 1, 2006 (Date of Inception) through December 31, 2006		Year Ended December 31,					Six Months Ended June 30,
	2004	2005				2007		2008			2008		2009
	RMB	RMB	RMB	RMB		RMB		RMB		$(2)	RMB		RMB		$(2)
	(in thousands)			(in thousands, except for per share and per ADS data)
Selected Consolidated Statement of Operations Data:
Revenues	30,239	40,886	92,013	6,144		183,830		329,933		48,305	147,986		189,115		27,688
Costs and expenses
Cost of revenues	(8,219)	(14,631)	(53,077)	(25,108	)(1)	(101,432	)(1)	(129,602	)(1)	(18,975)	(64,902	)(1)	(83,639	)(1)	(12,245)
Selling and marketing	(2,283)	(8,263)	(23,533)	(2,047)		(58,663	)(1)	(71,246	)(1)	(10,431)	(28,942	)(1)	(30,346	)(1)	(4,443)
General and administrative	(4,392)	(4,786)	(17,896)	(180,462	)(1)	(33,920	)(1)	(42,922	)(1)	(6,284)	(19,502	)(1)	(15,558	)(1)	(2,278)

Total costs and expenses	(14,894)	(27,680)	(94,506)	(207,617	)(1)	(194,015	)(1)	(243,770	)(1)	(35,690)	(113,346	)(1)	(129,543	)(1)	(18,966)
Other operating income from BJB-Aptech	217	14,010	1,435	105		5,481		1,736		254	—		174		25
Equity in income of BJB-Aptech	—	860	45,258	1,641		44,198		47,429		6,944	12,681		26,025		3,810
Gain on remeasurement of previously held equity interest in BJB-Aptech	—	—	—	—		—		—		—	—		732,945		107,309
Income (loss) from operations	15,562	28,076	44,200	(199,727	)(1)	39,494	(1)	135,328	(1)	19,813	47,321	(1)	818,716	(1)	119,866
Income tax benefit (expense)	692	(1,146)	8,596	(196)		985		(34,953)		(5,117)	(13,696)		(188,313)		(27,571)
Noncontrolling interests	—	—	—	(1,899)		(22,674)		(30,282)		(4,434)	(11,464)		(137,342)		(20,108)
Net income (loss) attributable to our shareholders(3)	16,298	27,002	53,016	(201,731	)(1)	19,998	(1)	74,197	(1)	10,863	24,307	(1)	495,281	(1)	72,512
Earnings (loss) per share—basic and diluted(4)	—	—	—	(25.22)		0.21		0.49		0.07	0.16		2.93		0.43
Earnings (loss) per ADS—basic and diluted(4)	—	—	—

(1)

Includes share-based compensation expenses of RMB198.1 million incurred in connection with the grant of approximately 24.3% of BJBC’s outstanding shares as of the date of grant, to five members of BJB management under a management retention plan on December 16, 2006. RMB19.8 million was allocated to cost of revenues and RMB178.3 million was allocated to general and administrative expenses. Three of the five members of BJB management are BJBC executive officers. No share-based compensation expenses in connection with our management retention plan were incurred for any other periods presented. Our share-based compensation expenses in connection with our 2007 share incentive plan were RMB5.1 million, RMB5.1 million ($0.7 million), RMB3.8 million and RMB0.9 million ($0.1 million) for the years ended December 31, 2007 and 2008 and for the six months ended June 30, 2008 and 2009, respectively.

(2)

Translations of RMB amounts into U.S. dollars were made at a rate of RMB6.8302 to $1.00, the noon buying rate for U.S. dollars in effect on June 30, 2009 in The City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York.

(3)	BJB and certain of BJB’s subsidiaries and branches are eligible for certain tax holidays under the PRC national and local income tax laws. The tax holiday had the effect of:
•

increasing net income of BJB for the predecessor period from January 1, 2006 through November 30, 2006 by RMB10.2 million, increasing net loss attributable to our shareholders by RMB0.6 million for the period from June 1, 2006 (date of inception) through December 31, 2006 and increasing net income attributable to our shareholders by RMB0.5 million, nil, nil, and RMB2.5 million for the years ended December 31, 2007 and 2008 and the six months ended June 30, 2008 and 2009, respectively; and

•

increasing basic and diluted losses per share by RMB0.07 for the period from June 1, 2006 (date of inception) through December 31, 2006 and increasing basic and diluted earnings per share by RMB0.01, nil, nil, and RMB0.01 for the years ended December 31, 2007 and 2008 and the six months ended June 30, 2008 and 2009, respectively.

(4)	Our predecessor BJB had no outstanding shares for the period presented.

	Predecessor			BJBC
	As of December 31,		As of November 30, 2006	As of December 31,					As of June 30, 2009
	2004	2005		2006		2007	2008
	RMB	RMB	RMB	RMB		RMB	RMB	$(2)	RMB	$(2)
	(in thousands)			(in thousands)
Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	4,713	27,841	55,109	172,561		135,871	255,430	37,397	404,915	59,283
Time deposits	—	—	—	—		40,000	20,726	3,035	350,000	51,243
Investment in joint venture	—	16,717	41,975	161,320		205,518	252,947	37,034	—	—
Intangible assets, net	—	—	—	47,218		36,308	27,534	4,031	908,571	133,023
Total assets	49,620	75,316	160,570	422,732		507,088	640,400	93,760	2,545,282	372,651
Loans payable to Crescent Jade, a related party	—	—	—	236,097	(1)	168	158	23	158	23
Deferred revenues (current portion)	5,750	25,812	67,887	41,942		135,240	143,116	20,953	129,558	18,968
Deferred revenues (non-current portion)	—	2,331	11,573	1,640		9,130	10,822	1,584	5,754	842
Total liabilities	29,157	48,880	108,118	389,224		208,167	351,990	51,534	848,640	124,248
Noncontrolling interests	—	—	—	35,789		40,121	46,403	6,794	773	113
Total equity	20,463	26,436	52,452	33,508		298,921	288,410	42,226	1,696,642	248,403

(1)	On May 21, 2007, BJBC completed a debt for equity transaction, in which short-term loans from Crescent Jade of $30.2 million were exchanged for 142,000,000 ordinary shares of BJBC.
(2)

Translations of RMB amounts into U.S. dollars were made at a rate of RMB6.8302 to $1.00, the noon buying rate for U.S. dollars in effect on June 30, 2009 in The City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York.

	Predecessor			BJBC		BJBC
	Year Ended December 31,		Period from January 1, 2006 through November 30, 2006	Period from June 1, 2006 (Date of Inception) through December 31, 2006(1)		Year Ended December 31,			Six Months Ended June 30,
	2004	2005				2007	2008		2008	2009
	RMB	RMB	RMB	RMB		RMB	RMB	$(2)	RMB	RMB	$(2)
	(in thousands)			(in thousands)
Selected Consolidated Statement of Cash Flows Data:
Depreciation and amortization	370	1,413	4,060	1,159		16,612	16,489	2,414	8,135	31,047	4,546
Dividends received from joint venture	—	—	20,000	—		—	—	—	—	—	—
Net cash provided by operating activities	13,748	25,502	85,802	1,684		115,925	128,321	18,787	35,511	38,483	5,634
Net cash provided by (used in) investing activities	(28,285)	13,870	(18,505)	(66,606)		(130,507)	16,313	2,388	(3,273)	124,109	18,171
Net cash provided by (used in) financing activities	15,000	(16,244)	(40,029)	237,637	(1)	(22,079)	(24,988)	(3,658)	(24,988)	(13,076)	(1,914)

(1)	Represents the short-term loans from Crescent Jade in the amount of $30.2 million. The loans were later converted into equity.
(2)

Translations of RMB amounts into U.S. dollars were made at a rate of RMB6.8302 to $1.00, the noon buying rate for U.S. dollars in effect on June 30, 2009 in The City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York.

BJB-Aptech’s Selected Historical Consolidated Financial Data

The following tables present the selected historical consolidated financial information of BJB-Aptech. You should read this information together with BJB-Aptech’s consolidated financial statements and related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The historical results are not necessarily indicative of future results.

The selected consolidated statement of income data and selected consolidated statement of cash flows data for the years ended December 31, 2006, 2007 and 2008 and the selected consolidated balance sheet data as of December 31, 2007 and 2008 have been derived from the audited consolidated financial statements of BJB-Aptech, included elsewhere in this prospectus. The selected consolidated balance sheet data as of December 31, 2006 has been derived from the audited consolidated financial statements of BJB-Aptech not included in this prospectus. The selected consolidated statement of income data and the selected consolidated statement of cash flows data for the three months ended March 31, 2008 and 2009, and the selected consolidated balance sheet data as of March 31, 2009, have been derived from BJB-Aptech’s unaudited condensed consolidated financial statements included elsewhere in this prospectus. The consolidated financial statements of BJB-Aptech have been prepared in accordance with U.S. GAAP. The unaudited condensed consolidated financial statements of BJB-Aptech have been prepared on the same basis as its audited consolidated financial statements. The unaudited condensed consolidated financial statements include all adjustments, consisting only of normal and recurring adjustments, which we consider necessary for a fair presentation of BJB-Aptech’s financial position and operating results for the periods presented.

	Year Ended December 31,				Three Months Ended March 31,
	2006	2007	2008		2008	2009
	RMB	RMB	RMB	$(2)	RMB	RMB	$(2)
	(in thousands)
Selected Consolidated Statement of Income Data:
Franchise fee revenues	205,868	259,041	316,840	46,399	70,129	89,404	13,090
Franchise fee revenues from related parties	18,232	28,241	32,575	4,769	5,326	7,024	1,028
Area agent fees	2,138	3,123	1,581	231	395	395	58
Other sales to a related party	13,796	13,796	13,796	2,020	3,449	3,449	505

Total Revenues	240,034	304,201	364,792	53,409	79,299	100,272	14,681
Costs and expenses
Cost of revenues	(47,468)	(61,087)	(68,853)	(10,081)	(20,758)	(14,949)	(2,189)
Selling and marketing	(49,544)	(78,600)	(85,835)	(12,567)	(27,289)	(22,845)	(3,345)
General and administrative	(22,514)	(27,330)	(24,213)	(3,545)	(5,713)	(6,213)	(909)
Other operating costs and expenses	—	(9,000)	(23,000)	(3,367)	—	(10,430)	(1,527)

Total costs and expenses	(119,526)	(176,017)	(201,901)	(29,560)	(53,760)	(54,437)	(7,970)
Income from operations	120,508	128,184	162,891	23,849	25,539	45,835	6,711
Income tax expense (benefit)	(10,593)	(1,050)	(43,179)	(6,322)	(6,884)	8,730	1,278
Net income(1)	111,162	130,641	129,001	18,887	20,631	56,715	8,304

(1)

BJB-Aptech and its subsidiary are eligible for certain tax holidays under the PRC national and local income tax laws. Tax holiday had the effect of increasing BJB-Aptech’s net income by RMB18.0 million, RMB32.3 million and nil, respectively, for the years ended December 31, 2006, 2007 and 2008.

(2)

Translation of RMB amounts into U.S. dollars was made at a rate of RMB6.8302 to $1.00, the noon buying rate for U.S. dollar in effect on June 30, 2009 in the city of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York.

	As of December 31,				As of March 31,
	2006	2007	2008		2009
	RMB	RMB	RMB	$(2)	RMB	$(2)
	(in thousands)
Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	118,212	203,980	427,867	62,643	114,548	16,771
Time deposits	20,000	51,000	—	—	340,000	49,779
Lease prepayment to a related party	—	4,000	—	—	—	—
Total assets	166,081	295,535	485,579	71,093	525,339	76,914
Due to a related party	8,419	—	4,050	593	405	59
Deferred revenues (current portion)(1)	26,994	31,242	67,977	9,952	62,846	9,202
Deferred revenues (non-current portion)	4,779	2,034	554	81	308	45
Total liabilities	60,123	58,936	119,978	17,567	103,023	15,084
Total owners’ equity	105,958	236,599	365,601	53,526	422,316	61,830

(1)

Includes deferred revenues attributable to transactions with related parties of RMB2.9 million, RMB3.5 million, RMB7.2 million ($1.0 million) and RMB6.6 million ($1.0 million) as of December 31, 2006, 2007, 2008 and March 31, 2009, respectively.

(2)

Translations of RMB amounts into U.S. dollars were made at a rate of RMB6.8302 to $1.00, the noon buying rate for U.S. dollars in effect on June 30, 2009 in The City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York.

	Year Ended December 31,				Three Months Ended March 31,
	2006	2007	2008		2008	2009
	RMB	RMB	RMB	$(1)	RMB	RMB	$(1)
	(in thousands)
Selected Consolidated Statement of Cash Flows Data:
Depreciation and amortization	3,894	4,003	4,749	695	1,047	1,236	181
Net cash provided by operating activities	128,123	123,337	177,228	25,948	39,838	26,939	3,945
Net cash provided by (used in) investing activities	(21,225)	(37,437)	46,678	6,834	(2,633)	(340,258)	(49,817)
Net cash used in financing activities	(40,000)	—	—	—	—	—	—

(1)

Translations of RMB amounts into U.S. dollars were made at a rate of RMB6.8302 to $1.00, the noon buying rate for U.S. dollars in effect on June 30, 2009 in The City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York.

RECENT DEVELOPMENTS

The following are estimates of our selected preliminary unaudited financial results for the three months ended September 30, 2009. These estimated results are subject to the completion of our normal quarter-end closing procedures and are subject to change. For additional information regarding the various risks and uncertainties inherent in estimates of this type, see “Special Note Regarding Forward-Looking Statements.”

We estimate that we generated total revenues between RMB133.5 million ($19.5 million) and RMB140.5 million ($20.6 million) in the three months ended September 30, 2009. We estimate that we had net income attributable to our shareholders between RMB14.0 million ($2.0 million) and RMB15.6 million ($2.3 million) in the three months ended September 30, 2009.

Although final results for our fiscal quarter ended September 30, 2009 are not yet available, based upon our management accounts for the quarter and the information available to us, including our assessment of the operating conditions prevailing during that period, and except as otherwise described in this prospectus, we do not anticipate that our results for the quarter will be adversely impacted, in the aggregate, by any material or unusual adverse events. However, our actual results may differ from our current estimates.

The general operating conditions prevailing in the three months ended September 30, 2009 were largely consistent with those in the first two quarters of 2009. Our business and results of operations continued to be adversely affected by the economic downturn. Our system-wide student enrollment in the three months ended September 30, 2009 was 62,801, which decreased by 28.9% from 88,382 in the same period in 2008. Primarily due to seasonality in our business, our system-wide student enrollment increased significantly from 29,581 in the three months ended June 30, 2009 to 62,801 in the three months ended September 30, 2009. We expect that our business and results of operations will continue to be adversely affected by the economic downturn in the fourth quarter of 2009 and the early part of 2010.

Our results of operations for the three months ended September 30, 2009 are not comparable to those of the same period in 2008 or the three months ended June 30, 2009 because of the effects of the JV interest acquisition on April 30, 2009. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Results of Operations—Accounting impact of restructurings—The JV interest acquisition.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This management’s discussion and analysis provides a review of our historical results of operations, financial condition, liquidity and capital resources, and outlines the factors that have affected recent earnings and those factors that may affect future earnings. You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the sections entitled “Selected Historical Consolidated Financial Data” and “Pro Forma Consolidated Financial Information,” our consolidated financial statements and our unaudited pro forma consolidated financial information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

BJB-Aptech became a consolidated subsidiary of BJBC on April 30, 2009, when BJBC obtained a controlling interest in BJB-Aptech as a result of the JV interest acquisition. Before that date BJB-Aptech was a 50/50 Sino-foreign joint venture between BJB and Aptech India and was accounted for under the equity method of accounting by BJBC. In this section, when discussing historical facts and operating results for periods before April 30, 2009, “we,” “us,” “our company” and “our” refer to BJBC and its subsidiaries Prosperity, BJB and BJB’s subsidiaries, and do not include BJB-Aptech, its subsidiary and its franchisees other than BJB.

Overview

We are the largest vocational IT education provider in China in terms of market share measured by our system-wide revenues according to IDC. We provide our IT educational content and services through training centers located throughout China. We also distribute vocational IT educational content to vocational high schools, colleges and universities to replace the former mandatory IT curriculum of substantially all of these schools, colleges and universities. Our vocational IT education programs focus on software development, network engineering and software testing. According to IDC, our market share measured by our system-wide revenues in 2007 and 2008 was 38.6% and 39.8%, respectively, of the PRC vocational IT education market, more than triple in 2008 the combined market share of our next two largest competitors.

We operate our business through two channels: our training center channel, which consists of franchised training centers and owned training centers, and our educational content distribution channel. Through these two channels, we have established an unparalleled national network and platform to offer our educational products and services. According to IDC, we operated the largest vocational IT training network in China in terms of number of training centers and were the largest provider of college-level educational content in terms of market share in 2008. As of September 30, 2009, our educational programs were delivered system-wide through an extensive network of 234 training centers and 508 vocational high schools, colleges and universities across China.

In our franchised training center business, we provide franchisees with highly standardized operating guidelines, textbooks and exam services, and closely monitor their operations. In our owned training center business, we directly provide vocational IT education to enrolled students, which gives us first hand experience in the daily operation of training centers. Capitalizing on such experience, we continuously update and optimize our standardized operating procedures. In our educational content distribution business, instead of drawing students from the general public as in our training centers, we primarily target a different student population and focus on vocational high schools as well as colleges and universities that are members of the national unified enrollment plan. This plan is the only Chinese post-secondary education enrollment plan authorized by the Chinese Ministry of Education, and a substantial majority of the students in member educational institutions are those who have successfully passed the applicable national unified enrollment test. We provide instructor training, textbooks and exam services for our curriculum, which replaces the IT education curriculum previously offered at these educational institutions.

We apply highly standardized operating procedures system-wide, which ensure consistent education quality and learning experience throughout our system. We believe that our ability to develop and implement standard education procedures has been the cornerstone of our rapid growth. Our training centers and educational content distribution business operate under specific guidelines set forth in an extensive and comprehensive manual that we update and optimize regularly to promote best practices. We emphasize standardization across our system and closely monitor its application to ensure consistency and conformity in the delivery of our high-quality content and marketing and branding efforts. We believe this has enabled us to scale our operations in an efficient and profitable manner and, together with our high quality educational content, has driven our strong placement rates. Additionally, our standardized operating procedures allow us to enhance and monitor our performance and the performance of our franchisees and agents by tracking and analyzing quantifiable metrics.

We experienced rapid growth in recent years until the end of 2008. Our system-wide student enrollment increased from 147,354 in 2006 to 227,297 in 2008, representing a compound annual growth rate of 24.3%. However, the global financial crisis has had a material and adverse effect on our system-wide student enrollment. For the nine months ended September 30, 2009, our system-wide student enrollment decreased by 21.5% to 144,747 from 184,468 for the same period in 2008.

In response to the recent economic downturn, we have launched a number of initiatives to position us for significant growth in the current economic environment:

•	We have enhanced our staff training materials to ensure best practices are disseminated consistently and efficiently throughout our system.

•

we have established best practice forums to increase knowledge sharing among us and our franchisees in our top 10 provinces measured by enrollment. Through these forums, we are able to provide additional support and guidance to underperforming centers in certain targeted areas of our network. We plan to expand the forum to include centers in every province where we have training centers.

•

We have established a taskforce to provide additional support to recently opened franchised centers. We believe this initiative has significantly expedited the launch phase for new franchised centers and has helped attract prospective franchisees.

We believe these initiatives have significantly improved the operating efficiency of our network during the downturn, resulting in, among other things, higher rates of conversion of prospective student inquiries to full-time enrollments at our centers and higher student retention rates.

Before the JV interest acquisition on April 30, 2009, BJB-Aptech was an unconsolidated joint venture that we accounted for under the equity method of accounting. In the audited financial statements appearing elsewhere in this prospectus, BJB-Aptech’s consolidated financial statements for the period from January 1, 2006 through November 30, 2006, the period from December 1, 2006 through December 31, 2006, the years ended December 31, 2006, 2007 and 2008, and the three months ended March 31, 2008 and 2009, are presented separately in accordance with relevant requirements under Regulation S-X. In this section, for clarity of presentation, we present the analysis of historical BJB-Aptech’s financial condition and results of operations separately from those of ours.

Factors Affecting Our Results of Operations

Our results of operations have benefited from the overall economic growth, accelerating urbanization and favorable demographic trend in China, the rapid growth of the IT industry in China, and the growing demand for vocational IT education in China. IDC reports that, in 2008, the global financial crisis modestly affected the IT training industry in China, as the reduced demand for talent in the IT industry was mostly offset by the increased demand for training from job seekers. Consistent with this industry trend, in 2008, our business was not materially affected by the global financial crisis. In 2009, the global financial crisis has affected our new student enrollment at our training centers, as we believe that due to the global financial crisis, our target student population either has had a decrease in their disposable income, or has become more reluctant in spending their disposable income. In addition, we believe that demand for IT professionals has decreased in the first half of 2009 due to the global financial crisis. This in turn has caused a decrease in demand for our IT training courses. For the nine months ended September 30, 2009, our system-wide student enrollment decreased by 21.5% to 144,747 from 184,468 for the same period in 2008. We expect that student enrollment in our training centers and content distribution network will continue to be adversely affected by the global financial crisis in the second half of 2009. In addition, the decrease in student enrollment has had a material adverse effect on our revenues and income from operations for the first half of 2009 and we expect that the decrease in student enrollment will continue to have a material adverse effect on our revenues and income from operations in the second half of 2009 and the early part of 2010. We believe that we will generate lower revenues and income from operations in the third and fourth quarters of 2009 and the early part of 2010 compared to their respective corresponding period in the previous year. To minimize such impact, we are in the process of implementing measures to increase our new student enrollment and reducing our operating costs and expenses. For example, in order to increase our new student enrollment, we recently enhanced the internal training on our standardized operating procedures for training center general managers as well as marketing and student recruitment staff. In order to reduce our operating costs and expenses, we optimized staffing efficiency and strengthened our control over marketing, administrative and travel expenses. While certain challenges remain in the global economy, we believe China’s economic activity is rebounding, which may positively impact demand for our courses. According to the Chinese National Bureau of Statistics, China’s year-on-year real GDP growth has rebounded from 6.1% in the first quarter of 2009 to 7.9% in the second quarter of 2009, and we expect the negative impact of the global financial crisis on demand for IT training courses to ease gradually.

In addition, we believe IT spending may increase as China’s economy rebounds in 2010 and 2011. IT job postings increased by 14.0% from the end of the first quarter of 2009 to the end of the second quarter, according to 51job.com, a leading job search website in China. According to IDC, the IT sector in China is expected to grow at rates of 9.7% and 15.9% in 2010 and 2011, respectively. Given the historical correlation between our business and IT sector growth, we believe the expected rebound in the IT market should positively impact demand for our courses.

Furthermore, our results of operations are more significantly affected by company-specific factors that affect our revenues and cost and expenses. A significant factor is the impact of the JV interest acquisition on our revenues, cost of sales and other costs and expenses. See “—Accounting impact of restructurings—The JV interest acquisition.”

After the JV interest acquisition, we derive revenues from two channels: our training center channel, which consists of franchised training centers and owned training centers, and our educational content distribution channel. In this section, we discuss factors based on these two channels. To facilitate your understanding of our historical results of operations, we also discuss certain factors that affected our or BJB-Aptech’s historical results of operations but are no longer material after the JV interest acquisition.

In addition to the specific factors discussed below that affect our results of operations, the relative proportion of revenues from our franchise business and our owned training centers also affects our results of operations, as our franchise business generally have higher profitability than our owned training centers. Our franchise business and owned training centers have different capital requirements and cost structures. Our owned training centers require higher upfront and ongoing investments than our franchised business as we purchase property and equipment and incur other capital expenditures associated with opening and operating our owned training centers and directly finance their ongoing operations, while franchisees are responsible for such capital requirements for franchised training centers. In addition, we incur higher labor costs, depreciation and amortization expenses and rental expenses operating our owned training centers than operating our franchise business. On September 1, 2009, we changed the ownership structure of 23 of our owned training centers and converted them into franchised training centers. See “Business—Our System—Our owned training centers.” For the eight months ended August 31, 2009, student enrollment in these 23 training centers was 5,633, or 49.2% of total student enrollment in our owned training centers for the same period, and these training centers generated revenues of approximately RMB62.8 million ($9.2 million) and net income attributable to our shareholders of approximately RMB5.6 million ($0.8 million) after taking into consideration the effect of intercompany transactions. We expect to recognize a gain of approximately RMB10.2 million ($1.5 million) as a result of the change in ownership of these 23 training centers in the third quarter of 2009. We believe that the conversion of these training centers will have the effect of decreasing our revenues as well as our costs and expenses, but will have a positive effect on our income from operations. As we plan to maintain about 15 owned training centers as training, development and testing facilities and increase the number of franchised training centers, we expect that the proportion of our franchised training centers will increase, which in turn will improve our profitability.

Significant factors that affect our two channels

Student enrollment

Student enrollment is one of the most significant factors affecting revenues from our two channels. Student enrollment is driven by market demand for our programs. We believe that students are attracted to us primarily because of our well-known brand name and reputation, the quality and consistency of our programs, and the enhanced employment prospects after graduating from our programs. In addition, market demand for our programs also depends on the demographic composition of the cities where our training centers or educational institutions in our educational content distribution network are located and our ability to respond to competitive pressure. We believe that our recent collaboration with China Central Radio and Television University may also contribute to our student enrollment to the extent that we successfully complete the trial phase and are able to establish a productive collaboration.

Unit price per course or unit price per program

Unit price per course or per program is another important factor affecting our two channels.

For our franchised training centers and owned training centers, unit price is charged per course and is measured by course fee per enrolled student. This unit price per student collected at our franchised training centers is further split into tuition fees, textbook fees and exam fees, and we receive from our franchisees 20% of the tuition fees, 80% of the textbook fees and 80% of the exam fees. See “—Revenues from our franchise business—Sale of textbooks and exam services.” Unit price varies among our courses and we determine unit price after assessing student demand and with reference to our competitors’ pricing information. There are two levels of unit price per course based on the geographical location of a training center and generally a higher unit price is charged for courses offered in more developed cities. Unit price generally is increased upon release of updated programs. We believe that we offer our students a superior-quality education and, as a result, we price our flagship program, ACCP 5.0, at a premium compared to the unit price charged by our competitors for comparable programs.

For our educational content distribution business, unit price is charged per program and is measured by educational content fee per enrolled student. We generally charge a nationwide uniform unit price. The educational content fee per program is inclusive of standard instructor training services and related instructor materials for three instructors, textbooks and exam services for the students. Instructor training services and related instructor materials are provided to participating schools before student enrollment. If a participating school requests instructor training services in addition to the standard ones included in the educational content fee, then we would charge the school a separate instructor training fee based on the number of additional instructors that we train.

Revenues from our owned training centers

Our owned training centers generate revenues in the form of course fees, which are primarily affected by student enrollment and unit price per course, which are discussed above. Course fees are charged on a per course basis and include tuition fees, textbook fees and exam fees. ACCP and BENET each consist of two to three courses. BTEST became a one-course program in January 2007. Our students pay course fees at the beginning of each course, and the course fees are not refundable after one week. We recognize course fee revenues proportionately over the period the courses are delivered, which generally range from four to ten months. If a student cancels a course after the one-week trial period, course fee collected from the student is recognized as revenue immediately. Historically, course cancellations have been minimal. If the course fees we received are in excess of the amount we can recognize as revenues, we record the excessive amount as deferred revenues.

Revenues from our educational content distribution business

In our educational content distribution business, we liaise with vocational high schools, colleges and universities through our independent agents, and sign educational content distribution contracts directly with these vocational high schools, colleges and universities. We offer ACCP, ACCP Junior, BENET and BTEST programs in our educational content distribution business. Each program consists of one to four courses, ranging from four to ten months per course, and is delivered as a single package.

For each course in the ACCP program or BENET program, we deliver instructor training services and related instructor materials, textbooks and exam services. We deliver instructor training services and related instructor materials and textbooks at the beginning of each course and recognize revenues at the time when the textbooks are delivered. In addition, we provide exam services at the end of each course, and recognize related revenues when such services are provided.

For the ACCP Junior program, we deliver instructor training services, related instructor materials, textbooks and exam services, and recognize revenues ratably on a straight-line basis over the period that we are obligated to provide products and services.

Sales of educational content

Our educational content distribution business generates revenues by sales of educational content to participating schools. Sales of educational content are primarily affected by student enrollment and unit price per program, which are discussed above. Generally, we enter into a five-year educational content distribution arrangement with each participating school and require the school to meet a minimum enrollment requirement for each program, which is 100 students for the ACCP program, 100 students for the BENET program and 90 students for the ACCP Junior program. To expand our educational content distribution business, we also set minimum enrollment requirements for our independent agents, who generally enter into four- or five-year agency contracts with us. We generally appoint two agents for each province, one for our ACCP and BENET programs targeting universities and colleges and the other for our ACCP Junior program targeting vocational high schools. For our BTEST program, we generally enter into a four-year educational content distribution arrangement directly with each participating educational institution without any agent, and require the school to meet a minimum enrollment requirement of 60 students. An agent is generally limited to brokering our educational content distribution contracts within a province, and is not subject to the minimum enrollment requirement after successfully brokering 15 contracts in the first two years of agency. We generally remit 40% of the fee we collect under an educational content distribution contract to the independent agent who brokers the contract. These independent agents provide ongoing support services to participating educational institutions, such as organizing training sessions for instructors, liaising with local education bureaus, coordinating on-campus promotional activities and assisting with job placement for students.

Area agent fee

Another source of revenues from our educational content distribution business is the area agent fee. Each agent is generally required to pay us a non-refundable fee for the exclusive right to broker our educational content distribution contracts in a defined geographic location for a specified period of time, usually four or five years. We recognize these revenues ratably on a straight-line basis over the term of the contract.

Other sales to related parties — a revenue factor affecting BJB and BJBC before the JV interest acquisition

Historically, BJB received technical support and program update fees from related parties. See “Related Party Transactions—Certain Other Related Party Transactions.” In 2007, BJB’s technical support and program update fee revenues primarily related to the standardized operating manual updating services and franchisee training services provided to BJB-Aptech. In 2008, BJB received technical support and program update fees from BJB-Aptech in connection with BJB’s standardized operating manual updating services, franchisee training services, and program updating services. After the JV interest acquisition, this category of revenues is eliminated in consolidation.

Costs and expenses of our owned training centers and educational content distribution business

Costs and expenses of our owned training centers and educational content distribution business consist of cost of revenues, selling and marketing expenses and general and administrative expenses.

Cost of revenues

Cost of revenues to operate our owned training centers incurred prior to the JV interest acquisition primarily included costs to purchase textbooks and exam services from BJB-Aptech, and labor costs such as salaries and benefits of our instructors and staff who are directly associated with the provision of educational services. Cost of revenues to operate our owned training centers also includes, to a lesser degree, depreciation and amortization of property and equipment and intangible assets, facility rental cost and travel expenses associated with the provision of educational services.

Cost of revenues for our educational content distribution business incurred prior to the JV interest acquisition primarily consisted of the license fee expenses recognized for textbooks, instructor training services and related instructor materials, and exam services provided by BJB-Aptech under the general educational content distribution agreement. The total license fee in the amount of RMB47.0 million was recognized on a straight-line basis over the contract period of 39 months commencing on January 1, 2006.

After the JV interest acquisition, the costs to purchase textbooks and exam services from BJB-Aptech and the license fee for textbooks, instructor training services and related instructor training materials and exam services provided by BJB-Aptech are eliminated.

Selling and marketing expenses

Selling and marketing expenses primarily consist of commissions we pay to our area agents in connection with our educational content distribution business, salaries and benefits for personnel engaged in student recruitment and promotion, as well as costs associated with brand advertising, marketing materials and marketing activities. Selling and marketing expenses also include, to a lesser degree, depreciation and amortization of property and equipment and intangible assets, facility rental cost and other related costs. We also expect that our selling and marketing expenses will remain relatively consistent as a percentage of total revenues, as the primary component of selling and marketing expenses is the commission we pay to our area agents in the educational content distribution business, and the commission is generally a fixed percentage of fees received from educational content distribution contracts brokered by such agents.

General and administrative expenses

General and administrative expenses primarily consist of salaries and benefits for employees engaged in human resources, finance and other corporate functions, share-based compensation expenses, and professional service fees.

Share-based compensation expense

In December 2006, we incurred RMB198.1 million share-based compensation expense in connection with the grant of approximately 24.3% of our outstanding equity as of the date of grant, to five members of BJB management under a management retention plan. Three of the five members of BJB management are also executive officers of BJBC. See “Our Corporate Structure—Our History—Equity grants to BJB management for retention purposes.” RMB19.8 million was allocated to cost of revenues and RMB178.3 million was allocated to general and administrative expenses. We incurred RMB5.1 million and RMB5.1 million ($0.7 million) for the years ended December 31, 2007 and 2008, respectively, and RMB3.8 million and RMB0.9 million ($0.1 million) for the six months ended June 30, 2008 and 2009, respectively, all in connection with grants of options and nonvested shares under our 2007 share incentive plan. We expect to continue to grant options or nonvested shares under our 2007 share incentive plan and expect to continue to incur share-based compensation expense. We do no intend to establish any new share incentive plan before we exhaust all the ordinary shares reserved under the 2007 share incentive plan.

Our equity interest in BJB-Aptech

Before the JV interest acquisition on April 30, 2009, we accounted for the investment in BJB-Aptech using the equity method because we did not have unilateral control over BJB-Aptech and we recorded our equity in the income of BJB-Aptech in our consolidated statement of operations. As a result of the JV interest acquisition, BJB-Aptech has become our consolidated subsidiary.

Revenues from our franchise business

Our franchise business derives revenues primarily from initial and franchise renewal fees, marketing and advertising fees collected from franchisees, and income from sales of textbooks and exam services to franchisees.

Our franchise business is operated by BJB-Aptech and, before the JV interest acquisition, the factors discussed below affected the revenues of BJB-Aptech as a stand-alone, unconsolidated joint venture.

Initial franchise fees and franchise renewal fees

The franchise agreements between BJB-Aptech and franchisees generally require the franchisees to pay (i) an upfront one-time initial franchise fee when the franchisee first enters into a franchise agreement with us and (ii) an upfront one-time franchise renewal fee when a franchise agreement is renewed. We recognize initial franchise fees or franchise renewal fees when the following material services or conditions have been substantially rendered or satisfied: (i) we have no remaining obligations or intent by agreement, practice or law to refund any cash received or to forgive any unpaid receivables, (ii) we have rendered all services stipulated and required in the franchise agreement, and (iii) there are no other material conditions or obligations related to the determination of substantial performance. To the extent these conditions have not been met at the end of a reporting period, any initial and franchise renewal fees received are deferred, and are recognized in the period in which the conditions have been satisfied.

The initial franchise fee per franchise agreement increased gradually from the range of RMB0.4 million to RMB0.7 million in 2006 to the range of RMB0.7 million ($0.1 million) to RMB0.8 million ($0.1 million) in the first half of 2009. Each franchised training center is permitted to offer only one program. In addition, a franchisee who wants to extend the initial term of the franchise agreement needs to pay a franchise renewal fee. Generally, franchise agreements signed before 2005 have an initial term of four years, while franchise agreements signed after 2005 have an initial term of five years. The amount of the franchise renewal fee varies on a case-by-case basis, depending on when the franchisee signed the initial franchise agreement and the franchisee’s performance.

Marketing and advertising fees

We conduct and control the marketing and advertising activities and set the annual budget for such activities. We assess the amount that each franchisee is required to pay us and bill it on a monthly basis. Marketing and advertising fees are recognized as revenues on a monthly basis when we bill franchisees. Before the JV interest acquisition, BJB-Aptech conducted and controlled the marketing and advertising activities and set the annual budget for such activities.

Sale of textbooks and exam services

We also generate revenues from sale of textbooks and exam services. The franchise agreements between us and our franchisees generally require the franchisees to pay us 20% of the tuition fees, 80% of the textbook fees and 80% of the exam fees that the franchisees receive from their students. Franchisees collect from each student a unit price per course, and BJB-Aptech specifies the split of unit price per course into tuition fees, textbook fees and exam fees in our agreements with franchisees. This split is generally uniform among all franchisees and has not changed significantly over time.

From a revenue recognition perspective, we separate such revenues into two categories — sale of textbooks and exam services. We receive payments from our franchisees prior to the beginning of each course. We deliver textbooks to our franchisees at the start of each course and exam services at the end of each course. Revenues allocated to sale of textbooks are recognized when the textbooks are delivered, and revenue allocated to exam services is deferred and recognized upon the completion of the exam services. To the extent that textbooks have not been delivered or exam services have not been rendered, any fees received are deferred and recognized as revenues in the period in which textbooks are delivered or exam services are rendered.

Other factors affecting BJB-Aptech’s revenues before the JV interest acquisition

BJB-Aptech derives a portion of its franchise fee revenues from BJB. See “Related Party Transactions—BJB General Franchise Agreement.” Franchise fee revenues from BJB were 6.4%, 8.3%, 8.7%, 5.8% and 7.0% of BJB-Aptech’s total revenues for the years ended December 31, 2006, 2007 and 2008 and for the three months ended March 31, 2008 and 2009, respectively. After the JV interest acquisition, this category of revenues is eliminated in consolidation.

BJB-Aptech also generated a small fraction of its revenues from educational content distribution. The primary component of such revenues, license fee revenues from BJB under the general educational content distribution agreement, was 5.7%, 4.5%, 3.8%, 4.3% and 3.4% of BJB-Aptech’s total revenues for the years ended December 31, 2006, 2007 and 2008 and for the three months ended March 31, 2008 and 2009, respectively. See “Related Party Transactions—BJB General Educational Content Distribution Agreement.” After the JV interest acquisition, license fee revenues are eliminated in consolidation.

Costs and expenses of our franchise business

Costs and expenses of our franchise business consist of cost of revenues, selling and marketing expenses and general and administrative expenses.

Cost of revenues

BJB-Aptech’s cost of revenues are items of expenses directly attributable to its franchise operations. Cost of revenues principally includes costs to produce textbooks and training materials, such as printing and shipping costs, and labor costs such as salaries and benefits of employees operating various aspects of our franchise business. Cost of revenues also includes, to a lesser degree, depreciation of property and equipment and amortization of intangible assets related to the BTEST program that BJB-Aptech acquired from BJB, facility rental cost, certain certification costs and other costs associated with the franchise operation. In addition, BJB-Aptech incurred RMB4.6 million, RMB3.5 million ($0.5 million), RMB3.5 million and RMB2.5 million ($0.4 million) in cost for the franchisee training services provided by BJB for the years ended December 31, 2007 and 2008 and for the three months ended March 31, 2008 and 2009, respectively. After the JV interest acquisition, the cost for franchisee training services is eliminated in consolidation.

Selling and marketing expenses

BJB-Aptech’s selling and marketing expenses primarily consist of brand-name advertising, costs associated with the production of marketing materials and other marketing efforts. Selling and promotional expenses are generally affected by the efficiency of selling efforts, the cost of advertising media, salaries and benefits for sales personnel and the number of advertising initiatives for new and existing programs.

General and administrative expenses

BJB-Aptech’s general and administrative expenses primarily consist of compensation and benefits to employees engaged in human resources, finance and other corporate functions, rental of facilities, depreciation of property and equipment used in general and administrative activities, and professional service fees.

Other costs and expenses affecting BJB-Aptech before the JV interest acquisition

Before the JV interest acquisition, BJB-Aptech incurred costs and expenses relating to technical support, program update, and operating manual update services provided by BJB. For the year ended December 31, 2008 and the three months ended March 31, 2009, such costs and expenses amounted to RMB23.0 million ($3.4 million) and RMB10.4 million ($1.5 million), respectively. After the JV interest acquisition, this category of costs and expenses is eliminated in consolidation.

Accounting impact of restructurings

After Prosperity’s acquisition of 80% of the equity interest in BJB in 2006 and the 2009 restructuring, BJB and BJB-Aptech have become our consolidated subsidiaries. In connection with these acquisitions, certain accounting adjustments relating to purchase price allocation were made to our historical financial statements. While we believe the accounting impact of these acquisitions, particularly with respect to amortization of intangible assets associated with these acquisitions, will have a material adverse effect on our reported results of operations, we do not believe they will have any material and adverse effect on our cash flows since substantially all the acquisition-related adjustments and amortization expenses are non-cash. The discussion and analysis below sets forth the historical and estimated accounting impact of acquisition-related adjustments and charges in connection with Prosperity’s acquisition of 80% of the equity interest in BJB in 2006, and the historical and estimated accounting impact of acquisition-related adjustments and charges in connection with the JV interest acquisition in 2009. Also see “Pro Forma Consolidated Financial Information” for a discussion of the accounting impact of pro forma adjustments relating to the 2009 restructuring.

Prosperity’s acquisition of 80% of the equity interest in BJB in 2006

In December 2006, Prosperity completed the acquisition of an 80% equity interest in BJB. See “Our Corporate Structure—Our History—Our acquisition of BJB.” Accordingly, the results of operations of BJB are included in the consolidated financial statements of BJBC and its subsidiary beginning December 1, 2006. Prosperity acquired BJB to enter in the IT training sector in the PRC.

The acquisition was conducted through an auction organized by the China Beijing Equity Exchange. This auction was required under PRC rules and regulations because Beijing Peking University Company is indirectly owned by Peking University, a state-funded university. Accordingly, Beijing Peking University Company’s sale of its equity interest in BJB was considered a sale of state-owned assets. A qualified PRC valuation specialist was engaged to determine the value of BJB as of September 2006, in accordance with auction rules and regulations on sale of state-owned assets. In determining BJB’s value, the valuation specialist used an approach that focuses on tangible assets and liabilities, which is commonly used in the PRC and acceptable to the PRC authorities for the purpose of determining the auction price. Under this approach, the valuation specialist used the PRC book values of assets and liabilities as a basis for the valuation. As a result, internally developed intangible assets and the fair value of the investment in BJB-Aptech, which is significantly higher than the carrying value of the investment, were not considered in determining BJB’s appraised value. The minimum purchase price for the equity interest of BJB, which must not be lower than the appraised value according to the relevant auction rules and regulations, was set at approximately three times BJB’s appraised value by the BJB selling shareholders.

After the acquisition, for the purpose of purchase price allocation, Prosperity engaged American Appraisal China Limited, or American Appraisal, an independent valuation firm, to determine the fair values of the fixed and intangible assets and the equity investment in BJB-Aptech acquired as of December 1, 2006, the acquisition date. In determining the fair values of the acquired assets, American Appraisal used valuation methods commonly used internationally which take into consideration internally developed intangible assets and the fair value of the investment in BJB-Aptech. Primarily due to the differences in valuation methodologies, the fair value of the acquired net assets as of December 1, 2006 was significantly higher than the September 2006 value determined by the PRC valuation specialist. The fair values of the other acquired net tangible assets that were not included in the scope of American Appraisal’s valuation work were estimated internally by management.

The acquisition has been accounted for using the purchase method of accounting. The cost of the acquisition is allocated to the assets acquired, including separately identifiable intangible assets, and liabilities assumed based on their estimated fair values. Since Prosperity acquired a less than 100% equity interest in BJB, the valuation of the assets acquired and liabilities assumed was based on a pro rata allocation of the fair values of the assets acquired and liabilities assumed and the historical financial statement carrying amounts of the assets and liabilities of the BJB. The fair value of the assets acquired and liabilities assumed (on a proportionate share) exceeded Prosperity’s purchase price, resulting in negative goodwill of RMB211.8 million. The negative goodwill was allocated on a pro rata basis to reduce the fair value of certain non-current assets. See “—Critical Accounting Policies—Business combinations—Acquisition of 80% equity interest in BJB.”

Our results of operations for the period from June 1 (date of inception) through December 31, 2006 and for the years ended December 31, 2007 and 2008 were affected by certain adjustments related to purchase price allocation on December 1, 2006 as follows:

•	adjustments to revenues recognized by BJB in consolidation as a result of fair value adjustment on the assumed deferred revenues on December 1, 2006;

•	depreciation and amortization of property and equipments and intangibles as a result of fair value adjustment; and

•	depreciation and amortization of the difference between the allocated cost of the investment acquired as part of our acquisition of BJB and the underlying equity in BJB-Aptech’s net assets.

The significant pre-tax effects on our reported historical results of operations after Prosperity’s acquisition of 80% of the equity interest in BJB are summarized as below:

	Actual					Estimated
	Period from June 1 (Date of Inception) through December 31,	Year Ended December 31,		Six Months Ended June 30,		Year Ended December 31,
	2006	2007	2008	2008	2009	2009		2010
	RMB	RMB	RMB	RMB	RMB	RMB		RMB
	(in thousands)					(in thousands)
Decrease in revenues	7,168	30,135	3,876	1,938	524	1,047		654

Cost of revenues:
—Decrease in depreciation of property and equipment	213	2,559	2,559	1,280	1,280	2,559		2,346
—Increase in amortization of intangible assets	659	7,905	7,905	3,953	3,953	7,905		7,246

Selling and marketing:
—Decrease in depreciation of property and equipment	17	210	210	105	105	210		192
—Increase in amortization of intangible assets	266	3,004	869	435	435	869		797

General and administrative:
—Decrease in depreciation of property and equipment	21	254	254	127	127	254		233

Decrease in equity in income of BJB-Aptech	4,537	18,302	17,907	8,954	5,641	5,641	(1)	—

(1)

Represents the amount of equity in income of BJB-Aptech for the period from January 1, 2009 through April 29, 2009. After the JV interest acquisition, BJB-Aptech has become our consolidated subsidiary.

The JV interest acquisition

On April 30, 2009, we acquired an additional 50% equity interest of BJB-Aptech from Aptech India in exchange for 55,684,931 of our ordinary shares, thus obtained a controlling interest in BJB-Aptech. As a result, BJB-Aptech became our consolidated subsidiary since then. See “Our Corporate Structure—Our History—The JV interest acquisition.” After the JV interest acquisition, revenues and costs and expenses related to transactions between BJB and BJB-Aptech will be eliminated upon consolidation.

The acquisition was accounted for under the acquisition method in accordance with SFAS No. 141(R). As a result of the JV interest acquisition, BJB-Aptech has become our consolidated subsidiary. The JV interest acquisition has the effect of substantially increasing our revenues. In addition, as our franchise business has higher profitability, we expect that the consolidation of the franchise business will also help improve the overall profitability of our company. However, the JV interest acquisition also has the effect of increasing our costs and expenses, including the amortization of intangible assets arising from the JV interest acquisition, which will increase our cost of revenues and decrease our income from operations and net income attributable to our shareholders in future periods.

We made certain adjustments related to acquisition accounting allocation to our consolidated financial position and results of operations as follows:

•	we recognized a gain of approximately RMB732.9 million in 2009 as a result of re-measuring our previously held equity interest in BJB-Aptech before the acquisition;

•

we recognized six intangible assets as of April 30, 2009, including franchise agreements with a fair value of RMB399.9 million and an estimated useful life of six years, copyrights to instructor materials and student textbooks with a fair value of RMB326.7 million and an estimated useful life of 4.7 years, a non-compete agreement with a fair value of RMB1.2 million and an estimated useful life of 13.8 years, the right to use the “Aptech” brand name with a fair value of RMB8.6 million and an estimated useful life of 13.8 years, the right to new versions of the ACCP program with a fair value of RMB3.3 million and an estimated useful life of 13.8 years, and the exclusive right to use ARENA and all other Aptech India’s multimedia products within the China market with a fair value of RMB0.3 million and an estimated useful life of five years. These intangible assets are amortized on a straight-line basis over their respective estimated useful lives;

•	we recognized an intangible asset with an indefinite estimated useful life as of April 30, 2009, i.e. “Beida Jade Bird APTECH” trademark and fair value of RMB168.2 million;

•	we recognized goodwill of approximately RMB785.2 million as of April 30, 2009; and

•	we recorded a fair value adjustment to decrease the assumed deferred revenues as of April 30, 2009 by RMB38.3 million.

The effect of the acquisition accounting adjustments described above on our results of operations for the year ended December 31, 2009, 2010 and thereafter relating to the JV interest acquisition on April 30, 2009 are summarized as below:

	Actual	Estimated
	Period from April 30, 2009 through June 30, 2009	Period from July 1 through December 31,	Year Ended December 31,	Thereafter
		2009	2010
	RMB	RMB	RMB	RMB
		(in thousands)
Decrease in revenue(1)	11,894	25,861	527	—
Cost of revenues
— Decrease in depreciation of property and equipment(2)	52	157	315	422
— Increase in amortization of intangible assets(3)	22,309	67,432	137,665	510,728
Decrease in selling and marketing
— Decrease in depreciation of property and equipment(2)	—	2	3	5
Decrease in general and administrative
— Decrease in depreciation of property and equipment(2)	36	108	216	289
Gain on remeasurement of previously held equity interest in BJB-Aptech(4)	732,945	—	—	—
Income tax expenses(5):
—Increase in income tax expense	178,119	—	—	—
—Decrease in income tax expense	—	13,954	20,649	127,503

Assumptions:

(1)

Decrease in revenues is derived based on the difference between the revenue recognized related to the unfulfilled obligations assumed in connection with the JV interest acquisition and the revenue recognized related to the deferred revenue that BJB-Aptech had immediately before the JV interest acquisition and would have otherwise been recognized by BJB-Aptech as an independent entity in the periods presented. Significant assumptions include estimated fair value of unfulfilled obligations assumed related to deferred revenues as of April 30, 2009, the acquisition date, and the periods when deferred revenues would have otherwise been recognized by BJB-Aptech as an independent entity. The fair value of the legal performance obligations that we assumed is based on a market participant’s estimate of the costs that will be incurred to fulfill the obligation plus a “normal” profit margin for the level of efforts or assumption of risk after the JV interest acquisition. The normal profit margin does not include any profit related to selling or other efforts completed prior to the JV interest acquisition. The periods when deferred revenues would have otherwise been recognized by BJB-Aptech are estimated to be when the products and services are expected to be delivered based on our historical experience.

(2)

Decrease in depreciation of property and equipment is derived based on the difference between the depreciation of property and equipment acquired in connection with the JV interest acquisition and the depreciation of property and equipment that BJB-Aptech had immediately before the JV interest acquisition and would have otherwise been recognized by BJB-Aptech as an independent entity in the periods presented. Property and equipment that we acquired in connection with the JV interest acquisition are estimated to be depreciated on a straight-line basis over the estimated remaining useful life of three years. Significant assumptions include fair values of property and equipment as of the acquisition date and the estimated useful lives of property and equipment.

(3)

Increase in amortization of intangible assets is derived based on the difference between the amortization of intangible assets acquired in connection with the JV interest acquisition and the amortization of intangible asset that BJB-Aptech had immediately before the JV interest acquisition and would have otherwise been recognized by BJB-Aptech as an independent entity in the periods presented. Those acquired intangible assets included franchise agreements, copyrights to instructor materials and student textbooks for the training programs, a non-compete agreement, the right to use the “Aptech” brand name, the right to new versions of the ACCP program and the exclusive right to use ARENA and all other Aptech India’s multimedia products within the China market. The estimated useful life of franchise agreements, copyrights to instructor materials and student textbooks, non-compete agreement, right to use the “Aptech” brand name, right to new versions of the ACCP program and exclusive right to use ARENA and all other Aptech India’s multimedia products is 6 years, 4.7 years, 13.8 years, 13.8 years, 13.8 years and 5 years, respectively. These intangible assets are amortized on a straight-line basis over their respective estimated useful lives. Significant assumptions used in calculating the amounts include the fair values of the intangible assets acquired as of the acquisition date and the estimated useful lives of intangible assets.

(4)

Recognition of a gain on remeasurement of our previously held equity interest in BJB-Aptech is calculated as the fair value of such equity interest in excess of the carrying amount of its equity interest in BJB-Aptech on the acquisition date. Significant assumptions include the fair value of our previously held equity interest in BJB-Aptech; and

(5)

The income tax effects are determined based on the foregoing pre-tax effects, multiplied by preferential tax rate of 15% for 2009 and 2010 (except for the tax effect of the gain on remeasurement of our previously held equity interest in BJB-Aptech at 25%), and statutory tax rate of 25% for 2011 and thereafter.

Critical Accounting Policies

We prepare our consolidated financial statements in accordance with U.S. GAAP, which requires us to make judgments, estimates and assumptions that affect (i) the reported amounts of our assets; (ii) liabilities and the disclosure of our contingent assets and liabilities at the end of each reporting period; and (iii) the reported amounts of revenues and expenses during each reporting period. We continually evaluate these estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and reasonable assumptions, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

When reading our consolidated financial statements, you should consider our selection of critical accounting policies, the judgment and other uncertainties affecting the application of such policies, and the sensitivity of reported results to changes in conditions and assumptions. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue recognition — sales of education content

Critical determinations made in connection with our revenue recognition policies are set forth below.

In determining our revenue recognition model for sale of instructor training services and related instructor materials, textbooks and exam services for programs other than ACCP Junior to vocational schools, universities and colleges, we have accounted for such arrangements pursuant to Emerging Issues Task Force Issue No. 00-21 (EITF No. 00-21), Revenue Arrangements with Multiple Deliverables in two steps.

In the first step, we have concluded that each course within a program should be accounted for as a separate unit of accounting. The fair value of each course as an accounting unit is estimated based on the amount BJB-Aptech charges its franchisees on an individual course basis and not in connection with additional courses in the program. We believe vocational schools, universities and colleges and franchisees are similarly situated customers within the meaning of EITF No. 00-21. The notion of similarly-situated customers between franchisees and vocational schools, universities and colleges is substantiated by the analysis of purchase volumes of these customers, and the intended purpose for which these customers purchase products and services. The arrangement consideration for a program is allocated to each course based on relative fair value.

In the second step, the arrangement consideration allocated to each course on a relative fair value basis described above is further allocated using the “residual value” method to the delivered items, which include instructor training services and related instructor materials and textbooks, and undelivered exam services because (i) the delivered items have value to the customer on a stand-alone basis; (ii) there is objective and reliable evidence of the fair value of the exam services, but no such evidence for the textbooks and (iii) there are no general rights of return. We have determined the instructor training services and related instructor materials have stand-alone value because BJB-Aptech sells these products and services on a stand-alone basis. We have determined textbooks also have stand-alone value because the customer could recover a substantial portion of the fair value of textbooks from the resale of the textbooks in a hypothetical sale. The hypothetical sale is substantiated by our analysis of the type and function of our textbooks and similar textbooks which, by adding unique qualities or features together, could be used in place of our textbooks. The fair value of exam services is determined based on the amount for which BJB-Aptech separately sells exam services to franchisees on a stand- alone basis. In all cases, the amount allocated to the delivered instructor training services and related instructor materials and textbooks is not contingent upon the delivery of exam services, additional items or meeting other specified conditions. If the arrangements with vocational schools, universities and colleges change from our current model to such where sufficient and reliable evidence for the fair value of textbooks does exist then we may no longer recognize revenues using the residual value method for the delivered instructor training services and related instructor materials and textbooks and undelivered exam services. In such a case, we may recognize revenues on a relative fair value basis.

In determining our revenue recognition model for the sale of instructor training services and related instructor materials, textbooks and exam services for the ACCP Junior program, we have concluded that no objective and reliable evidence of the fair value of each individual course within the ACCP Junior program exists. This is because, unlike our other training programs, the ACCP Junior program is not sold on an individual course basis. Accordingly, the arrangement consideration is recognized as revenue ratably on a straight-line basis over the service period that we are obligated to deliver instructor training services and related instructor materials, textbooks and exam services.

Business combinations

Acquisition of 80% equity interest in BJB

We allocated the purchase price to the tangible and intangible assets acquired and liabilities assumed in connection with the acquisition of an 80% equity interest in BJB on December 1, 2006 based on their estimated fair values. We engaged American Appraisal, a third-party valuation firm to determine the fair values of certain assets acquired. Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets and our investment in BJB-Aptech. See “—Investment in joint venture.”

Management makes estimates of fair value based upon assumptions believed to be reasonable. These estimates are based on historical experience and information obtained from the management of the acquired company and are inherently uncertain. Unanticipated events and circumstances may occur which may affect the accuracy or validity of such assumptions, estimates or actual results.

We allocated the purchase price to the assets acquired and liabilities assumed based on their estimated fair values on the date of acquisition. Since we acquired less than 100% equity interest in BJB, the allocation of the cost to the assets acquired and liabilities assumed was based on a pro rata allocation of the fair values of the assets acquired and liabilities assumed. The fair value of the assets acquired and liabilities assumed (on a proportionate share) exceeded our cost of acquisition by RMB211.8 million, which we refer to as negative goodwill. Prior to allocating any excess over cost to the acquired assets, we have performed a reassessment of whether the assets acquired and liabilities assumed have been properly identified and valued, and concluded that the valuation was appropriate. The negative goodwill was allocated on a pro rata basis to reduce the fair value of intangible assets, property and equipment and our investment in BJB-Aptech.

The determination of the fair value of the intangible assets acquired involves certain judgments and estimates. These judgments can include, but are not limited to, the cash flows that an asset is expected to generate in the future. The fair values of trademark, student relationships, educational content distribution right, franchise agreement, agency relationships and customer contracts were determined by American Appraisal.

For trademark, the fair value was based on the “relief from royalty” approach which takes into consideration the projected after-tax cost savings from royalty payments. The most significant estimates and assumptions inherent in the approach when we valued trademark include: the growth rate of our revenues from educational content distribution business that uses the “Beida Jade Bird IT Education” trademark; the royalty saving rate; maintenance cost percentage; terminal growth rate and the discount rate. We estimated that the trademark has an indefinite useful life because the trademark will be used by us in the foreseeable future. In addition, there are no legal, regulatory or contractual provisions which we believe may limit the maximum useful life, or require substantial costs to renew or extend the trademark’s legal life. We have determined the royalty saving rate as 5.0%, in reference to several transactions in the industry and our strong trademarks in the vocational IT Education market in China. The resulting royalty savings are then discounted at a rate approximating our cost of equity.

For franchise agreement, the fair value was based on the “incremental cash flow” approach, which takes into consideration the projected after-tax cost savings from payments for purchase of textbooks and exam services. The most significant estimates and assumptions inherent in the approach when we valued franchise agreement are the growth rate of our owned training centers’ revenues, the cost saving rate and the discount rate. The cost saving percentage is a 40% discount that we are entitled to according to the general franchise agreement between BJB and BJB-Aptech, as compared to the amounts charged to other franchisees of BJB-Aptech for purchase of textbooks and exam services. The resulting cost savings are then discounted at a rate approximating BJB’s cost of equity.

For educational content distribution right, the fair values were determined based on the “excess-earnings” approach, which takes into consideration the projected cash flows to be generated from the educational content distribution contracts. The most significant estimates and assumptions inherent in the approach when we valued educational content distribution right are the growth rate of our revenues from educational content distribution business; margin derived from the educational content distribution business and the discount rate. The resulting cash flows are then discounted at a rate approximating BJB’s cost of equity.

The estimates and assumptions used to determine the fair values of intangible assets could change due to numerous factors, including service demand, market conditions, regulations affecting the business model of our operations, technological developments, economic conditions and competitions.

In connection with purchase price allocation, we also estimate the fair value of the unfulfilled obligations assumed related to deferred revenues in the acquisition. The estimated fair value of the unfulfilled obligations is determined utilizing a cost build-up approach. The cost build-up approach determines fair value by estimating the direct and incremental costs related to fulfilling the obligations plus a normal profit margin. The estimated costs to fulfill the obligations are based on the historical direct costs related to providing the products and services. We do not include any costs associated with selling efforts or the related fulfillment margins on these costs. Profit associated with selling effort is excluded because BJB would have concluded the selling effort prior to the acquisition date. The sum of the costs and operating profit approximates, in theory, the amount that we would be required to pay a third party to assume the obligations.

Acquisition of additional 50% equity interest in BJB-Aptech

On April 30, 2009, or the acquisition date, we acquired an additional 50% equity interest in BJB-Aptech in exchange for 55,684,931 ordinary shares of BJBC. This transaction was accounted for under the acquisition method in accordance with FASB Statement No. 141(R), Business Combination. Under the acquisition method, we recognized the identifiable net assets acquired and the noncontrolling interests in BJB-Aptech at fair value at the acquisition date. We also recognized a gain of RMB732.9 million as a result of re-measuring our previously held equity interest in BJB-Aptech immediately before the acquisition. The gain was determined as the fair value of our previously held equity interest in BJB-Aptech in excess of the carrying amount of our equity interest in BJB-Aptech at the acquisition date. Goodwill of RMB785.2 million was also recorded at the acquisition date, which is the excess of the aggregate of (i) total consideration transferred, (ii) the fair value of the noncontrolling interests in BJB-Aptech and (iii) the fair value of our previously held equity interest in BJB-Aptech, over the fair value of net assets acquired.

The fair values of the 55,684,931 ordinary shares we transferred to Aptech India, the acquired equipment and intangible assets, assumed deferred revenue, our previously held equity interest in BJB-Aptech, and the noncontrolling interest in BJB-Aptech at the acquisition date were determined by us based on a contemporaneous valuation conducted by American Appraisal. We make estimates and judgments in determining the fair value of the assets acquired and liabilities assumed based on the valuation performed by American Appraisal as well as our experience in valuation of similar assets and liabilities. The fair value measurement was based on significant inputs not observable in the market and thus represents a level 3 measurement as defined in SFAS 157. If different judgment or assumptions were used, the amounts assigned to the individual acquired assets or liabilities could be materially different.

In developing our assumptions for the fair value measurements, we considered the valuation premise and whether the highest and best use of assets is in-use or in-exchange. BJB-Aptech’s property and equipment and intangible assets are concentrated in the education and training business and cannot be best utilized by other businesses. As a consequence, we concluded that the highest and best use of BJB-Aptech’s assets is in-use. We also determined that there was no principal market or observable market for the sale of BJB-Aptech’s assets, and if BJB-Aptech intended to sell its assets, it would most likely sell such assets to competitors or other strategic buyers. Consequently, we created hypothetical market participant assumptions based on our expectations of the assumptions that other IT education entities may use.

The fair values of the other acquired net assets, including cash and cash equivalents, time deposits, current assets excluding cash, cash equivalents and time deposits, current liabilities that were not included in the scope of American Appraisal’s valuation work were estimated internally by us. We determined the carrying amounts at face value or cost plus accrued interest, which approximated their respective fair value because of the short maturity.

BJBC is a holding company and does not have any operations other than indirectly holding its equity interests in BJB and BJB-Aptech. As a result, the fair value of ordinary shares of BJBC was determined by the total of fair values of BJB and BJB-Aptech, each multiplied by the respective equity interest ownership of BJBC, plus fair value of the cash and current liabilities of BJBC.

The fair values of BJB and BJB-Aptech were determined using a combination of income approach and market approach.

For the income approach, American Appraisal utilized discounted cash flow analysis based on projected cash flows of BJB and BJB-Aptech and our best estimation as of April 30, 2009. The projected cash flows were based on our projected revenue growth, gross margins, operating expenses, effective tax rates, capital expenditures and working capital requirement. Our projected cash flows were based on certain assumptions including:

•	no material changes in the existing political, legal, fiscal and economic conditions in China;

•	our ability to recruit and retain competent management, key personnel and technical staff to support our ongoing operation; and

•	no material deviation in industry trends and market conditions from economic forecasts.

We evaluated our assumptions from the perspective of market participants and did not observe any market data indicating that a strategic buyer for the IT education business would use assumptions significantly different from us. The income approach also involves applying appropriate discount rates to estimated cash flows that are based on our earning forecasts. The risks associated with achieving our forecasts were assessed in selecting the appropriate discount rates which had been determined to be 14.0% for BJB and 16.5% for BJB-Aptech. The discount rates were based on our estimated cost of capital, which was derived by using the capital asset pricing model, after taking into account systematic risks and our company specific risks. The terminal values of BJB and BJB-Aptech were determined based on a perpetuity growth model and an assumed long term sustainable growth rate of 3%.

For the market approach, American Appraisal considered the market profile and performance of the seven guideline companies and used such information to derive market multiples. American Appraisal then calculated the enterprise value to sales multiples and the enterprise value to earnings before interest, tax, depreciation and amortization multiples for the guideline companies. Due to different growth rates, profit margins to risk levels between our company and the guideline companies, price multiples adjustments were made.

A discount for lack of marketability of 12% was also applied to reflect the fact that there is no ready market for shares in a closely held company like BJB and BJB-Aptech. When determining the discount for lack of marketability, the Black-Scholes option pricing model was used. Under this option-pricing method, the cost of the put option, which can hedge the price change before the privately held shares can be sold, was considered as a basis to determine the discount for lack of marketability. This option-pricing method was used because it takes into account certain company-specific factors, including the timing of the expected initial public offering and the volatility of the share prices of the guideline companies engaged in the same industry.

The fair values of BJBC’s equity interests in BJB-Aptech and noncontrolling interests in BJB-Aptech were calculated by the fair value of BJB-Aptech multiplied by BJB-Aptech’s equity interests held by BJBC and noncontrolling interest holders, respectively.

The acquired intangible assets included the “Beida Jade Bird APTECH” trademark, franchise agreements, copyrights of instructor materials and student textbooks, non-compete agreement, right to use “Aptech” brand name, right to new versions of the ACCP program and exclusive right to use ARENA and all other Aptech India’s multimedia products. The fair value of the “Beida Jade Bird APTECH” trademark was based on the “relief from royalty” approach which takes into consideration the projected after-tax cost savings from royalty payments. The most significant estimates and assumptions inherent in the approach when we valued trademark included:

•	the growth rate of our revenues from our franchise business that use the “Beida Jade Bird APTECH” trademark;

•	the royalty saving rate;

•	maintenance cost percentage;

•	terminal growth rate; and

•	the discount rate.

We estimated that the trademark had an indefinite useful life because the trademark was important to our business and would be used by us in the foreseeable future, taking into consideration the effects of obsolescence, demand, competition and other economic factors. In addition, there are no legal, regulatory or contractual provisions which we believe may limit the maximum useful life, or require substantial costs to renew or extend the trademark’s legal life. In order to determine an appropriate royalty rate to apply in the fair value measurement, we referenced to royalty rates of comparable market transactions in the industry, the method frequently employed by market participants in negotiation of royalty rates in trademark licensing transactions and “Beida Jade Bird APTECH” as a strong trademark in the vocational IT education market in China, and considered that a royalty rate of 5% should be appropriate. The resulting royalty savings were then discounted at a rate approximating BJB-Aptech’s cost of equity.

The fair value of franchise agreements was determined based on the “excess-earning” method, which takes into consideration the projected cash flow to be generated from the franchise agreements. The most significant estimates and assumptions inherent in the approach when valuing the franchise agreements were the growth rate of revenue from the franchise agreements; profit margin derived from the franchise agreements; renewal rate of franchise agreements and the discount rate. The resulting cash flow was then discounted at a rate approximating BJB-Aptech’s cost of equity.

The fair value of copyrights of instructor’s materials and student textbooks was estimated based the “excess-earning” method, which takes into consideration the projected cash flow to be generated from the copyrights to instructor materials and student textbooks. The most significant estimates and assumptions inherent in the approach when valuing copyrights of instructors materials and student textbooks were the renewal rate of the contents of instructor materials and student textbooks; the profit margin derived from the instructor materials and student textbooks and the discount rate. The resulting cash flow is then discounted at a rate approximating BJB-Aptech’s cost of equity.

We also considered the covenants in the strategic cooperation agreement, which we entered into with Aptech India on January 22, 2009, and engaged American Appraisal to determine the fair value of intangible assets, if any, arising from the strategic cooperation agreement. Those intangible assets include a non-compete agreement by Aptech India, the right to use the “Aptech” brand name, the right to new versions of the ACCP program free of charge, and the exclusive right to use ARENA and all other Aptech India’s multimedia products within the China market.

The fair value of the non-compete agreement was determined based on the “with and without” method, which takes into consideration the cash flow increments between the scenario where the non-compete agreement is not in place and Aptech India sets up a similar arrangement with another Chinese company to compete with BJB-Aptech, and the scenario where the non-compete agreement is in place. The most significant estimates and assumptions inherent in this approach when valuing the non-compete agreement were the ability of Aptech India to compete; Aptech India’s desire to compete if the agreement was not in place; and the amount of economic impact to us that would occur from competition during the estimated period when non-compete agreement is effective. The resulting cash flow was then discounted at a rate approximating a market participant’s required rate of return for the risks of investing in the non-compete agreement.

The fair value of the right to use the “Aptech” brand name was estimated based on the “relief from royalty” method, which takes into consideration the projected after-tax cost savings from royalty payments. The most significant estimates and assumptions inherent in this approach when valuing the right to use the “Aptech” brand name were the growth rate of our revenues from our franchise business that use the “Beida Jade Bird APTECH” trademark during the estimated period when the right to use the “Aptech” brand name is effective; the net royalty saving rate; and the discount rate. Based on the fact that the “APTECH” brand name on a standalone basis has relatively low recognition among market participants in the vocational IT education market in China when compared with “Beida Jade Bird”, we estimated the net royalty saving rate (royalty saving rate net of any maintenance cost) at 0.25%. The resulting royalty savings were then discounted at a rate approximating a market participant’s required rate of return for the risks of investing in the brand name.

The fair value of the right to new versions of the ACCP program free of charge was determined based on the “relief from royalty” method, which takes into consideration the projected after-tax cost savings from royalty payments. The most significant estimates and assumptions inherent in the approach when valuing the right to new versions of the ACCP program free of charge were the estimated revenues generated from Aptech India’s new versions of the ACCP program if a market participant acquires and uses this product in the vocational IT education industry in China during the estimated period when the right to new versions of the ACCP program is free of charge; the net royalty saving rate; and the discount rate. In order to determine an appropriate royalty rate to apply in the fair value measurement, we referred to several transactions of licensing of education content in the industry. We also considered the fact that foreign products require significant costs to localize and gain market share in China and determined that the appropriate royalty saving rates should be 2.5%. The resulting royalty savings were then discounted at a rate approximating a market participant’s required rate of return for the risks of investing in the right to Aptech India’s new versions of the ACCP program.

The fair value of the right to use ARENA and all other Aptech India’s multimedia products within the China market was determined based on the “excess-earning” method, which takes into consideration the projected cash flow to be generated from the products. The most significant estimates and assumptions inherent in this approach when valuing this right were the estimated revenues generated from ARENA and other Aptech India’s multimedia products during the contractual period for the exclusive right to use ARENA and all other Aptech India’s multimedia products within the China market, if a market participant acquires and uses such products in the vocational IT education market in China; the estimated costs associated with introducing and promoting such products in the local market; and the discount rate. The resulting cash flow was then discounted at a rate approximating a market participant’s required rate of return for the risks of investing in the ARENA and all other Aptech India’s multimedia products.

We did not observe any market data indicating that such assumptions relating to the acquired intangible assets are different from the assumptions that market participants would use in making estimates of the fair value of such intangible assets, nor any market data indicating that the underlying cashflow projection included any entity specific synergy.
The acquired equipment consist of network equipment, computer equipment, office equipment and vehicles. The fair value of the acquired equipment of BJB-Aptech was determined based on the application of the market and cost approach. When applying these approaches, we used the price information of recent sales of comparable items. When such information was not available, appropriate indices were applied to BJB-Aptech’s cost data to arrive at the cost of reproduction or replacement of new equipment. Adjustments were then made according to the physical condition to reflect the effects of physical depreciation.

The fair value of deferred revenue was determined utilizing a cost build-up approach. The cost build-up approach determines fair value by estimating the direct and incremental costs related to fulfilling the assumed obligations plus a normal profit margin. The estimated costs to fulfill the obligations were based on the historical direct costs related to providing the products and services. We did not include any costs associated with selling efforts or the related fulfillment margins on those costs. Profit associated with selling efforts is excluded because BJB-Aptech would have concluded the selling efforts prior to April 30, 2009. The sum of the costs and normal profit margin were the amount we estimated hypothetical market participants would have to pay to assume the obligations.

For the six months ended June 30, 2009, we did not have any property and equipment, intangible assets, or goodwill that was re-measured at fair value subsequent to their initial recognition on April 30, 2009.

Share-based compensation

We adopted the Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, or SFAS No. 123R, on January 1, 2006. Under SFAS No. 123R, we are required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and recognize the cost over the period the employee is required to provide service in exchange for the award, which generally is the vesting period. We have elected to recognize compensation cost for an award with only service conditions that has a graded vesting schedule on a straight-line basis over the requisite service period for the entire award, provided that the cumulative amount of compensation cost recognized at any date at least equals the portion of the grant-date value of such award that is vested at that date. When no future services are required to be performed by the employee in exchange for an award of equity instruments, and if such award is not otherwise contingent upon a performance condition, the cost of the award (as measured based on the grant-date fair value of the equity instrument) is expensed on the grant date.

On December 16, 2006, the board of directors of Crescent Jade authorized the grant of 24.268% of Prosperity’s total issued and outstanding shares owned by Crescent Jade at the time of grant or the same percentage of ownership interest in a new subsidiary, which was to be established to hold 100% of Prosperity’s shares, to five key members of BJB’s management to align their interests with those of the shareholders. At the date of grant, the estimated fair market value of Prosperity’s ordinary share was (i) RMB102.03 per share without giving effect to the adjustment described below as a result of issuance of ordinary shares for shareholder loans and (ii) RMB5.44 per share taking into consideration of the effect of stock split and issuance of ordinary shares to capitalize shareholder loans. Crescent Jade subsequently transferred 36,402,000 ordinary shares of BJBC to trusts established for the benefit of the five members of BJB’s management.

On March 2, 2007, the board of directors of BJBC adopted the 2007 share incentive plan. The plan provides for both the granting of share options and other share-based awards such as share appreciation rights to key employees, directors and consultants of BJBC. The board of directors of BJBC authorized and reserved for the issuance of up to 869,600 ordinary shares under the 2007 share incentive plan.

On May 22, 2007, the board of directors of BJBC adjusted the total number of authorized shares reserved for issuance under our 2007 share incentive plan to 16,304,348 ordinary shares, as a result of BJBC’s enlarged issued share capital.

From the date of its inception until the date of this prospectus, the board of directors of BJBC has granted the following options to our executive officers and employees:

Grant Date	Number of Options		Fair Value of Ordinary Shares (RMB)(1)
March 2, 2007	4,078,500	(2)	5.89	(2)
July 2, 2007(3)	815,217		11.01
January 1, 2008(3)	120,000		16.65
July 1, 2008(4)	833,000		11.73
December 31, 2008	60,000		12.58
June 12, 2009	1,250,000		18.38	(5)

(1)	The exercise prices were equal to the fair values of BJBC’s ordinary share at each grant date. Hence, the intrinsic value per option was nil at each grant date.

(2)	On May 21, 2007, the board of directors of BJBC approved an 80:1 stock split, which increased the total issued and outstanding shares of BJBC to 8,000,000. On this same date, BJBC issued 142,000,000 ordinary shares to Crescent Jade to capitalize the principal amount of the $30.2 million in loans from Crescent Jade. The number of options and fair value of ordinary shares have taken into consideration of the effect of stock split and issuance of ordinary shares for extinguishment of shareholder loans.

(3)	On January 1, 2008, the board of directors of BJBC cancelled the award of 815,217 share options granted on July 2, 2007 and approved the grant of options to the employee to purchase an aggregate of 120,000 ordinary shares as a replacement. The options to purchase 120,000 ordinary shares expired on June 30, 2009.

(4)	On December 1, 2008, the 833,000 share options were forfeited after the employee resigned.

(5)	We estimated the fair value of ordinary shares on the grant date based on the per share price under the share subscription agreement between BJBC and SBI-BDJB dated June 12, 2009.

On September 2, 2007, the board of directors of BJBC granted nonvested share awards to certain employees for a total of 347,737 ordinary shares. At the date of grant, the estimated fair market value of BJBC’s ordinary shares was RMB13.37 per share.

In determining the value of our ordinary shares for purposes of recording share-based compensation in connection with 24.268% of our then total outstanding shares at the date of grant granted to five members of BJB management on December 16, 2006, as well as share options and nonvested share awards granted to executive officers and certain employees, we have considered the guidance prescribed by the AICPA Audit and Accounting Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the practice aid, which sets forth the preferred types of valuation that should be used. We have followed the “level B” recommendation, and established the fair value of our ordinary shares at the date of grant using a retrospective valuation by American Appraisal.

For the share-based award granted to five management members on December 16, 2006, we obtained a retrospective valuation instead of a contemporaneous valuation by an unrelated valuation specialist because in December 2006, our efforts were focused on the acquisition and the financial and managerial resources for doing so were limited. In addition, we initiated the process for this offering in April 2007. Subsequent to the initiation of the process for the initial public offering, our efforts were focused on preparation for the offering and negotiation with Aptech India with the acquisition of 50% equity interest in BJB-Aptech, and, therefore, our financial and managerial resources were limited. Although we had engaged American Appraisal to perform a valuation on the share-based award granted to BJB key management, as well as share options and nonvested share awards granted to executive officers and certain employees since April 2007, the valuations were not completed within a reasonable interval to be considered as concurrently with the dates of issuance of equity securities, which resulted in our inability to obtain contemporaneous valuations from an unrelated valuation specialist on the share options and nonvested share awards granted on March 2, 2007, July 2, 2007, September 2, 2007, January 1, 2008, July 1, 2008 and December 31, 2008.

American Appraisal used a weighted average of equity value derived by using a combination of the income approach, or the discounted cash flow method, and the market approach, or the guideline company method. American Appraisal applied an equal weight for both the market approach and the income approach to arrive at the fair value for our ordinary shares.

For the income approach, American Appraisal utilized discounted cash flow analysis based on our projected cash flows from each measurement date through the subsequent five to six years. American Appraisal used a weighted average cost of capital of 19.0% for discounted cash flow analysis as of December 16, 2006 and a range from 17.0% to 18.5%, from 16.5% to 17.5% for its discounted cash flow analysis as of each measurement date during the years ended December 31, 2007 and 2008, respectively.

For the market approach, American Appraisal considered the market profile and performance of seven guideline companies and used such information to derive market multiples. American Appraisal then calculated the following two multiples for the guideline companies: enterprise value to sales multiple and enterprise value to earnings before interest, tax, depreciation and amortization multiple. Due to the different growth rates, profit margins and risk levels between us and the guideline companies, price multiple adjustments were made.

American Appraisal also applied a discount for lack of marketability of 11.0%, 10.0%, 8.0%, and 7.0% as of December 16, 2006, March 2, 2007, July 2, 2007 and September 2, 2007, respectively, and applied a consistent discount for lack of marketability of 12.0% as of each measurement date during the year ended December 31, 2008 to reflect the fact that there is no ready market for shares in a closely-held company like us. When determining the discount for lack of marketability, the Black-Scholes option pricing model was used. Under this option-pricing method, the cost of the put option, which can hedge the price change before the privately held shares can be sold, was considered as a basis to determine the discount for lack of marketability. This option-pricing method was used because it takes into account certain company-specific factors, including the timing of the expected initial public offering and the volatility of the share price of the guideline companies engaged in the same industry. Volatility of 33.0%, 32.0%, 28.0%, 29.0%, 45.0%, 60.0% and 62.9% were determined by using the historical volatility of the guideline companies used in the market approach as of December 16, 2006, March 2, 2007, July 2, 2007, September 2, 2007, January 1, 2008, July 1, 2008, and December 31, 2008, respectively.

The above assumptions used by American Appraisal in determining the fair values were consistent with our business plan and major milestones we achieved. American Appraisal also applied other general assumptions, including the following:

•	no material changes in the existing political, legal, fiscal and economic conditions and vocational IT training industry in China;

•	no major changes in tax law in China or the tax rates applicable to our subsidiaries in China;

•	exchange rates between the Renminbi and U.S. dollar will not differ materially from current rates;

•	our future growth will not be constrained by the lack of funding;

•	our continuing ability to retain competent management and key personnel to support our ongoing operations; and

•	industry trends and market conditions for the vocational IT training and related industries will not deviate significantly from economic forecasts.

The fair value of ordinary shares for options granted on June 12, 2009 was estimated by us, instead of an unrelated valuation specialist, because BJBC and SBI-BDJB entered into a share subscription agreement on the same date. Pursuant to the share subscription agreement, BJBC agreed to issue 12,694,723 ordinary shares in exchange for $34.1 million cash from SBI-BDJB. The share purchase price was determined through a competitive bidding process. Accordingly, we believe the purchase price under the share subscription agreement represented the fair value of our ordinary shares on that date.

In determining the value of stock options granted to executive officers and certain employees, we have used the Black-Scholes option pricing model. Under this option pricing model, certain assumptions, including the risk-free interest rate, the expected term of the options, the expected dividends on the underlying ordinary shares, and the expected volatility of the price of the underlying shares for the expected term of the options, are required in order to determine the fair value of the options. In addition, the fair value of our ordinary shares on the grant date affects the fair value of the options. Changes in these assumptions could significantly affect the fair value of stock options and hence the amount of compensation expense we recognize in our consolidated financial statements. For the options granted, we used the following assumptions on the date of grant in determining the estimated fair value per option:

	March 2, 2007	July 2, 2007	January 1, 2008	July 1, 2008	December 31, 2008	June 12, 2009
Expected volatility	42.4%	38.2%	40.8%	45.0%	45.3%	45.3%
Expected dividends yield	0%	0%	0%	0%	0%	0%
Expected term	5.5 years	5.5 years	5.3 years	6.0 years	6.0 years	6.3 years
Risk-free interest rate per annum	4.98%	5.38%	4.60%	4.68%	3.32%	3.36%
Estimated fair value of underlying ordinary shares (per share)	RMB5.89*	RMB11.01	RMB16.65	RMB11.73	RMB12.58	RMB18.38

*	Giving effect to adjustment as a result of the issuance of ordinary shares to capitalize the shareholder loans in May 2007.

For the purpose of determining the estimated fair value of our stock options, we believe the expected volatility and the estimated fair value of our ordinary shares are the most critical assumptions since we are a privately held company when we granted these share options.

Since we did not have a trading history at the time the share options were granted and we did not have sufficient share price history to calculate our own historical volatility, expected volatility of our future ordinary share price was estimated based on the price volatility of the shares of seven public companies in the education industry, which either have major operations in Asia Pacific or are comparable companies in the United States—which we refer to as guideline companies.

The mix of the guideline companies reflects the operating environment in China and the general sentiment in the U.S. capital markets towards the education industry and the comparable companies in the education industry. We considered the following factors in determining comparable companies:

•	the comparable companies should operate education businesses;

•	the comparable companies should have a history of profitability for which the market approach could have indicated value; and

•

the comparable companies should either have their principal operations in Asia Pacific, as we only operate in China, or are comparable companies in the United States, as we plan to become a public company in the United States.

We believe that the increase in the fair value of our ordinary share from RMB5.89 per share as of March 2, 2007 to RMB11.01 per share as of July 2, 2007 was primarily attributable to the following factors:

•

We were in a high growth stage in the first half of 2007 and achieved significant improvement in results of operations during the period. In the first half of 2007, BJB generated revenues of RMB63.1 million, representing a 64.3% increase over the same period in 2006. BJB-Aptech generated revenues of RMB130.2 million, representing a 20.9% increase over the same period in 2006.

We believe that the increase in the fair value of our ordinary share from RMB11.01 per share as of July 2, 2007 to RMB16.65 per share as of January 1, 2008 was primarily attributable to the following factors:

•

For the year ended December 31, 2007, BJB generated revenues of RMB183.8 million, representing a 75.0% increase from the year ended December 31, 2006. For the year ended December 31, 2007, BJB-Aptech generated revenues of RMB304.2 million, representing a 26.7% increase from the year ended December 31, 2006.

We believe that the decrease in the fair value of our ordinary shares from RMB16.65 per share as of January 1, 2008 to RMB11.73 per share as of July 1, 2008 was primarily attributable to the following factors:

•

The results of operations of BJB-Aptech for the first half of 2008 were lower than our estimates at January 1, 2008. Although the impact was partially offset by the results of operations of BJB for the first half of 2008 which were above our estimates as of January 1, 2008, the variance still resulted in a net decrease in fair value of our ordinary shares.

•

As of July 1, 2008, we expected that the global financial crisis would affect our new student enrolment at our training centers in 2009, as we anticipated that due to the global financial crisis, our target population would have a decrease in their disposable income or become more reluctant in spending their disposable income. In addition, we anticipated that the global financial crisis would cause a decrease in the demand for IT professionals and in turn a decrease in the demand for our IT training courses in 2009. In view of the above factors, we revised our cashflow projections as of July 1, 2008 downward to reflect the anticipated impact of the global financial crisis;

•

In the first half of 2008, we changed our business strategy to focus our efforts on growing our franchise business, as it has a higher profitability. As a result, the actual number of our owned training centers in the first half of 2008 was less than our cashflow projections as of December 31, 2007. In the first half of 2008, only one owned training center was opened while in our budget as of December 31, 2007, we expected to open 23 new owned training centers in 2008. In view of this, we revised our budget for the second half of 2008 and expected that we would open three owned training centers in the second half of 2008. Accordingly, we reduced the estimated number of owned training centers and the amount of revenues from owned training centers in the financial projections as of July 1, 2008; and

•

As a result of the global financial crisis, the market capitalization and hence the trading multiples of our comparable companies decreased during the first half of 2008. Such decrease in the trading multiples of our comparable companies affected the fair value of our ordinary shares derived by the market approach.

We believe that the increase in the fair value of our ordinary shares from RMB11.73 per share as of July 1, 2008 to RMB12.58 per share as of December 31, 2008 was primarily attributable to the following factors:

•

We made substantial progress in the negotiation of the JV interest acquisition during this period and we expected that the JV interest acquisition would enable us to more efficiently share resources among our three business lines and to reduce our labor and marketing costs, resulting in an improvement of our profitability. Accordingly, in determining of the fair value of our ordinary shares under the income approach, we incorporated the anticipated synergistic effect and the impact of the expected cost savings in the financial projections, resulting in a decrease in BJB’s estimated operating expenses to revenue ratio by 3.5% to 6.1%.

We believe the increase in the fair value of our ordinary shares from RMB12.58 per share as of December 31, 2008 to RMB18.38 per share as of June 12, 2009 was primarily attributable to the following factors:

•	We acquired an additional 50% equity interest in BJB-Aptech on April 30, 2009 by issuing 55,684,931 ordinary shares and as a result increased our interest in BJB-Aptech from 40% to 90%;

•	We acquired an additional 14% equity interest in BJB on May 12, 2009 by issuing 30,090,525 ordinary shares and as a result increased our interest in BJB from 80% to 94%; and

•

We decided to resume the preparation for this offering during this period as we completed the JV interest acquisition and the conditions of the global capital markets started to improve. As we resumed preparation for this offering, our cost of capital and discount rate applied for discounted cash flow analysis decreased from 16.5% to 14.0%, resulting in an increase in the fair values of our ordinary shares. In addition, the fair value of our ordinary shares determined based on such decreased discount rate was consistent with the per share price pursuant to the share subscription agreement between BJBC and SBI-BDJB as of June 12, 2009.

Long-lived assets

We depreciate and amortize our property and equipment and intangible assets, using the straight-line method of accounting over the estimated useful lives of the assets. We make estimates of the useful lives of property and equipment (including the salvage values), and intangible assets in order to determine the amount of depreciation and amortization expense to be recorded during each reporting period. We estimate the useful lives at the time the assets are acquired based on historical experience with similar assets as well as anticipated technological or other changes. If technological changes were to occur more rapidly than anticipated or in a different form than anticipated, we might shorten the useful lives assigned to these assets, which will result in the recognition of increased depreciation and amortization expense in the future periods. There has been no change to the estimated useful lives or salvage values during the period from January 1, 2006 through November 30, 2006 and the period from June 1, 2006 (date of inception) through December 31, 2006, the years ended December 31, 2007 and 2008 and the six months ended June 30, 2009.

We evaluate long-lived assets, including property and equipment and intangible assets, which are subject to amortization, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We assess recoverability by comparing carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, we recognize an impairment charge based on the amount by which the carrying amount of the asset exceeds the fair value of the asset. We estimate the fair value of the asset based on the best information available, including prices for similar assets and in the absence of an observable market price, the results of using a present value technique to estimate the fair value of the asset. For our trademarks which are not subject to amortization, an impairment loss is recognized to the extent that the carrying amount exceeds the fair value of the asset. For the periods presented, no impairment on our long-lived assets was recognized.

Investment in joint venture

Prior to the JV interest acquisition, BJB-Aptech was a joint venture 50% owned by us. For those periods, we account for our investment in the joint venture under the equity method. At the date of the acquisition of BJB, the carrying amount of the investment in BJB-Aptech was adjusted to reflect its allocated fair value to the extent of our acquired interest in BJB. Our share of the earnings or losses of BJB-Aptech is included in the determination of our net income (loss) attributable to our shareholders, and such amount reflects adjustments to eliminate unrealized intercompany profits and losses between BJB and BJB-Aptech, and to amortize any difference between the allocated fair value and the underlying equity in net assets of BJB-Aptech.

As part of the purchase price allocation, we are required to determine the fair values of the specific assets attributable to the difference between the allocated fair value and the underlying equity in net assets of BJB-Aptech. This allocation process resulted in the identification of adjusted values for property and equipment, deferred revenues and intangible assets.

The fair value of our investment in BJB-Aptech is determined based on our 50.0% share of the fair value of BJB-Aptech. In determining the fair value of BJB-Aptech for purposes of purchase price allocation, American Appraisal used a weighted average of equity value derived by using a combination of the income approach, or the discounted cash flow method, and the market approach, or the guideline company method. American Appraisal applied an equal weight for both the market approach and the income approach to arrive at the fair value of BJB-Aptech.

For the income approach, American Appraisal utilized discounted cash flow analysis based on BJB-Aptech’s projected cash flows from 2007 through 2011. American Appraisal used a weighted average cost of capital of 17.0%.

For the market approach, American Appraisal considered the market profile and performance of the seven guideline companies and used such information to derive market multiples. American Appraisal then calculated the following two multiples for the guideline companies: enterprise value to sales multiple and enterprise value to earnings before interest, tax, depreciation and amortization multiple. Due to the different growth rates, profit margins and risk levels between us and the guideline companies, price multiple adjustments were made.

American Appraisal also applied a discount for lack of marketability of 11.0% to reflect the fact that there is no ready market for shares in a closely held company like BJB-Aptech. When determining the discount for lack of marketability, the Black-Scholes option-pricing model was used. Under this option-pricing method, the cost of the put option, which can hedge the price change before the privately held shares can be sold, was considered as a basis to determine the discount for lack of marketability. This option-pricing method was used because it takes into account certain company-specific factors, including timing of expected initial public offering and the volatility of the share price of the guideline companies engaged in the same industry. Volatility of 33.0% was determined by using the historical volatility of the guideline companies used in the market approach.

The above assumptions used by American Appraisal in deriving the fair values were consistent with BJB-Aptech’s business plan and major milestones achieved by BJB-Aptech. American Appraisal also applied other general assumptions, including the following:

•	no material changes in the existing political, legal, fiscal and economic conditions and vocational IT training industry in China;

•	no major changes in tax law in China or the tax rates applicable to BJB-Aptech and its subsidiary in China;

•	future growth of BJB-Aptech will not be constrained by the lack of funding;

•	continuing ability of BJB-Aptech to retain competent management and key personnel to support BJB-Aptech’s ongoing operations; and

•	industry trends and market conditions for the vocational IT education and related industries will not deviate significantly from economic forecasts.

After the JV interest acquisition, we obtained a controlling interest in BJB-Aptech, which has become a consolidated subsidiary of ours.

Internal Control Over Financial Reporting

Prior to this offering, we were a private company with all business operations within China. Our accounting and reporting system was designed to satisfy local statutory requirements and internal management needs. We had limited accounting personnel and resources to address internal control over financial reporting for the purpose of compliance with U.S. GAAP and SEC reporting requirements. In connection with the audits of the consolidated financial statements of BJBC and BJB, our independent auditors communicated to us that we had a material weakness and certain other significant deficiencies in BJBC’s and BJB’s internal control over financial reporting. The material weakness relates to our lack of sufficient accounting and reporting personnel with the proper level of accounting knowledge, experience and training in the application of U.S. GAAP and compliance with the SEC reporting requirements.

Other significant deficiencies communicated to us by our independent auditors include (i) lack of adequate controls over the application of the accrual basis of accounting, and sufficient management’s review on accounting records; (ii) lack of adequate controls over the reconciliation between operating data and accounting records and (iii) lack of adequate controls over the completeness and disclosure of related party transactions.

Following the identification of the material weakness and the significant deficiencies, we undertook certain remedial steps to improve our internal control over financial reporting. We have hired Mr. Xiaosong (Jonathan) Zhang, who is a U.S. Certified Public Accountant with prior experience serving as the chief financial officer of a U.S. publicly listed company and has extensive financial reporting experience and over 10 years of “Big 4” auditing experience, as our new chief financial officer to lead our company’s accounting and financial reporting department. We also appointed a new financial controller with U.S. GAAP accounting and reporting and “Big 4” auditing experience. We are currently in the process of recruiting additional accounting and financial reporting staff aiming to further build our accounting and reporting team before this offering becomes effective with adequate U.S. GAAP and SEC reporting experience to comply with the reporting requirements as a public company in the U.S. With our accounting and reporting senior management in place, we implemented and are continuing to implement the following remedial measures to improve our internal control over financial reporting and disclosure controls:

•

establishing an audit committee upon the completion of this offering to oversee the accounting and financial reporting processes as well as external and internal audits of our company, along with a compensation committee and a corporate governance committee;

•	conducting accounting and financial reporting training for our existing accounting and reporting personnel as part of our commitment to provide ongoing U.S. GAAP trainings to our staff;

•

conducting a comprehensive reassessment of our past and current applications of U.S. GAAP and developing a comprehensive accounting policies and procedures manual to guide the day-to-day operations of accounting and finance and relevant operational personnel;

•

implementing a tailored information technology system, including an enterprise resource planning system, with assistance from external consultants, to integrate front and back end operations to better support our operations and financial reporting;

•

launching a self-review process to evaluate our current internal controls over financial reporting and engaging a third party consulting firm, under the supervision and with participation of our senior management, including our chief executive officer and chief financial officer, to assist us in preparing for compliance with requirement under Section 404 under the Sarbanes-Oxley Act; and

•	establishing an internal audit function.

However, the process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to devote significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligations. See “Risk Factors—BJBC may be unable to establish and maintain an effective system of internal control over financial reporting, and as a result BJBC may be unable to accurately or timely report its financial results or prevent fraud.”

Historical Results of Operations of BJBC and its Predecessor

The following table presents a summary of operating data of BJBC and its predecessor, BJB, for the periods and as of the dates indicated:

	Predecessor	BJBC
	Period from January 1, 2006 through November 30,	Year Ended December 31,			Six Months Ended June 30,		Nine Months Ended September 30,
	2006	2006	2007	2008	2008	2009	2008	2009
Operating Data:
Student enrollment(1)
Owned training centers	15,516	16,676	24,355	28,215	12,550	8,048	22,347	12,549
Schools in educational content distribution network	27,712	28,839	45,763	51,905	19,594	17,254	44,185	37,114

Total student enrollment	43,228	45,515	70,118	80,120	32,144	25,302	66,532	49,663

(1)	Represents student enrollment during the periods indicated.

	As of December 31,						As of June 30,				As of September 30,
	2006		2007		2008		2008		2009		2008		2009
Owned training centers	33	(1)	48	(2)	48	(3)	49	(4)	38	(5)(7)	49	(4)	15	(6)
Educational content distribution network	224		372		444		422		477		436		508
Programs offered	4	(8)	4	(8)	4	(8)	4	(8)	4	(8)	4	(8)	4	(8)

(1)	Represents 24 locations.
(2)	Represents 35 locations.
(3)	Represents 34 locations.
(4)	Represents 37 locations.
(5)	Represents 31 locations.
(6)	Represents 10 locations.
(7)

On September 1, 2009 we changed the ownership structure of 23 of our owned training centers and converted them into franchised training centers. See “Business—Our System—Our owned training centers.” As of the date of this prospectus, we operate 15 owned training centers at 10 locations.

(8)	Includes ACCP, ACCP Junior, BENET and BTEST programs.

The following table presents a summary of the results of operations of BJBC and its predecessor, BJB, for the periods indicated. This information should be read together with BJBC’s consolidated financial statements and related notes and BJB’s consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	Predecessor		BJBC			BJBC
	Period from Jan. 1, 2006 through Nov. 30, 2006		Period from June 1, 2006 (Date of Inception) through Dec. 31, 2006			Year Ended December 31,							Six Months Ended June 30,
						2007			2008				2008			2009
	RMB	%	RMB		%	RMB		%	RMB		$	%	RMB		%	RMB		$	%
	(in thousands, except for percentage)		(in thousands, except for percentage)
Statement of Operations Data:
Revenues:
Owned training centers:
Course fees	61,985	67.3	5,109		83.2	126,943		69.1	232,101		33,982	70.3	109,485		74.0	95,753		14,020	50.7
Educational content distribution:
Sales of educational content	27,860	30.3	855		13.9	42,740		23.2	72,410		10,601	22.0	32,231		21.8	36,927		5,406	19.5
Area agent fees	915	1.0	23		0.4	256		0.1	464		68	0.1	153		0.1	651		95	0.3
Other sales to related parties	1,253	1.4	157		2.5	13,891		7.6	24,958		3,654	7.6	6,117		4.1	14,748		2,159	7.8
Franchise fee revenues	—	—	—		—	—		—	—		—	—	—		—	41,036		6,008	21.7

Total revenues	92,013	100.0	6,144		100.0	183,830		100.0	329,933		48,305	100.0	147,986		100.0	189,115		27,688	100.0
Costs and expenses
Cost of revenues	(53,077)	(57.7)	(25,108	)(1)	*	(101,432	)(1)	(55.2)	(129,602	)(1)	(18,975)	(39.3)	(64,902	)(1)	(43.9)	(83,639	)(1)	(12,245)	(44.2)
Selling and marketing	(23,533)	(25.6)	(2,047)		(33.3)	(58,663	)(1)	(31.9)	(71,246	)(1)	(10,431)	(21.6)	(28,942	)(1)	(19.6)	(30,346	)(1)	(4,443)	(16.0)
General and administrative	(17,896)	(19.4)	(180,462	)(1)	*	(33,920	)(1)	(18.4)	(42,922	)(1)	(6,284)	(13.0)	(19,502	)(1)	(13.2)	(15,558	)(1)	(2,278)	(8.2)

Total costs and expenses	(94,506)	(102.7)	(207,617	)(1)	*	(194,015	)(1)	(105.5)	(243,770	)(1)	(35,690)	(73.9)	(113,346	)(1)	(76.7)	(129,543	)(1)	(18,966)	(68.4)
Other operating income from BJB-Aptech	1,435		105			5,481			1,736		254		—			174		25
Equity in income of BJB-Aptech	45,258		1,641			44,198			47,429		6,944		12,681			26,025		3,810
Gain on remeasurement of previously held equity interest in BJB-Aptech	—		—			—			—		—		—			732,945		107,309

Income (loss) from operations	44,200		(199,727	)(1)		39,494	(1)		135,328	(1)	19,813		47,321	(1)		818,716	(1)	119,866
Interest income	220		91			2,195			4,112		602		2,150			2,224		326
Interest expense	—		—			(2)			(8)		(1)		(4)			(4)		(1)
Income tax (expense) benefit	8,596		(196)			985			(34,953)		(5,117)		(13,696)			(188,313)		(27,571)

Net income (loss)	53,016		(199,832	)(1)		42,672	(1)		104,479	(1)	15,297		35,771	(1)		632,623	(1)	92,620
Net income attributable to noncontrolling interests	—		(1,899)			(22,674)			(30,282)		(4,434)		(11,464)			(137,342)		(20,108)

Net income (loss) attributable to our shareholders(2)	53,016		(201,731	)(1)		19,998	(1)		74,197	(1)	10,863		24,307	(1)		495,281	(1)	72,512

*	This percentage information is not included because such information is not meaningful, as the share-based compensation expenses were significantly larger than total revenues in the period from June 1, 2006 (date of inception) through December 31, 2006.
(1)

Includes share-based compensation expenses of RMB198.1 million incurred in connection with the grant of approximately 24.3% of BJBC’s outstanding shares as of the date of grant, to five members of BJB management under a management retention plan on December 16, 2006. RMB19.8 million was allocated to cost of revenues and RMB178.3 million was allocated to general and administrative expenses. Three of the five members of BJB management are BJBC executive officers. No share-based compensation expenses in connection with our management retention plan were incurred for any other periods presented. Our share-based compensation expenses in connection with our 2007 share incentive plan were RMB5.1 million, RMB5.1 million ($0.7 million), RMB3.8 million and RMB0.9 million ($0.1 million) for the years ended December 31, 2007 and 2008 and for the six months ended June 30, 2008 and 2009, respectively.

(2)	BJB and certain of BJB’s subsidiaries and branches are eligible for certain tax holidays under the PRC national and local income tax laws. The tax holiday had the effect of:
•

increasing net income of BJB for the predecessor period from January 1, 2006 through November 30, 2006 by RMB10.2 million, increasing net loss attributable to our shareholders by RMB0.6 million for the period from June 1, 2006 (date of inception) through December 31, 2006 and increasing net income attributable to our shareholders by RMB0.5 million, nil, nil, and RMB2.5 million for the years ended December 31, 2007 and 2008 and the six months ended June 30, 2008 and 2009, respectively; and

•

increasing basic and diluted losses per share by RMB0.07 for the period from June 1, 2006 (date of inception) through December 31, 2006 and increasing basic and diluted earnings per share by RMB0.01, nil, nil, and RMB0.01 for the years ended December 31, 2007 and 2008 and the six months ended June 30, 2008 and 2009, respectively.

Six months ended June 30, 2009 compared to six months ended June 30, 2008

As a result of the JV interest acquisition, (i) BJB-Aptech became our consolidated subsidiary and its results of operations from April 30, 2009 to June 30, 2009, including the effect of acquisition adjustments, have been consolidated in our results of operations for the six months ended June 30, 2009, (ii) revenues, costs and expenses related to transactions between BJB and BJB-Aptech have been eliminated from April 30, 2009 to June 30, 2009, (iii) we recognized a gain of RMB732.9 million ($107.3 million) as a result of remeasurement of our previously held 50% equity interest in BJB-Aptech, and (iv) equity in income from BJB-Aptech has been eliminated in consolidation from April 30, 2009. Consequently, our results of operations for the six months ended June 30, 2009 are not necessarily comparable to our results of operations for the same period in 2008.

Revenues

Our revenues primarily included course fees from our owned training centers, sales of educational content from our educational content distribution business, and other sales to a related party. For the period from April 30, 2009 to June 30, 2009, our revenues also included franchise fee revenues. Our revenues increased by 27.8% from RMB148.0 million for the six months ended June 30, 2008 to RMB189.1 million ($27.7 million) for the six months ended June 30, 2009, primarily due to the inclusion of the results of operations of BJB-Aptech from April 30, 2009 to June 30, 2009 and an increase in sales of educational content, and partially offset by a decrease in course fees. Due to the application of acquisition accounting to the JV interest acquisition, we did not recognize franchise fee revenues and area agent fees, which would have otherwise been recognized by BJB-Aptech as an independent entity, in the amount of RMB9.5 million ($1.4 million) and RMB0.4 million ($0.1 million), respectively for the six months ended June 30, 2009.

Course fees

Course fees from our owned training centers decreased by 12.5% from RMB109.5 million for the six months ended June 30, 2008 to RMB95.8 million ($14.0 million) for the six months ended June 30, 2009. The decrease was primarily attributable to a decrease in student enrollment at our owned training centers due to the effect of the global financial crisis and economic downturn in China, partially offset by an increase in unit price per course for the ACCP program by 13.0% in more developed cities and by 14.9% in other cities, which we implemented in February 2009.

Sales of educational content

Sales of educational content from our educational content distribution business increased by 14.6% from RMB32.2 million for the six months ended June 30, 2008 to RMB36.9 million ($5.4 million) for the six months ended June 30, 2009. The increase was primarily attributable to (i) an increase in the number of students taking exams in our content distribution network, primarily due to a delayed impact of the increase in student enrollment in our content distribution network for the six months ended December 31, 2008 from the six months ended December 31, 2007, and (ii) an increase of the fair value of exam services recognized. The increase was partially offset by a decrease in student enrollment in our content distribution network.

Other sales to a related party

Other sales to a related party, which consists of franchisee training service income and operating manual update fee income, increased significantly from RMB6.1 million for the six months ended June 30, 2008 to

RMB14.7 million for the six months ended June 30, 2009. After the JV interest acquisition, this category of revenues is eliminated in consolidation.

Franchise fee revenue

As a result of the JV interest acquisition, we began to consolidate the results of operations of BJB-Aptech starting from April 30, 2009 and recorded franchise fee revenues in the amount of RMB41.0 million ($6.0 million) from April 30, 2009 to June 30, 2009. Due to the application of acquisition accounting to the JV interest acquisition, we did not recognize franchise fee revenues that would have otherwise been recognized by BJB-Aptech as an independent entity in the amount of RMB9.5 million ($1.4 million) for the six months ended June 30, 2009.

Costs and expenses

Total costs and expenses increased by 14.3% from RMB113.3 million for the six months ended June 30, 2008 to RMB129.5 million ($19.0 million) for the six months ended June 30, 2009.

Cost of revenues

Cost of revenues increased from RMB64.9 million for the six months ended June 30, 2008 to RMB83.6 million ($12.2 million) for the six months ended June 30, 2009. The increase was primarily attributable to an increase of RMB22.3 million ($3.3 million) of amortization expenses arising from the JV interest acquisition and the inclusion of the cost of revenues for our franchise business for the period from April 30, 2009 to June 30, 2009. The increase was partially offset by (i) elimination of the inter-company transactions for the purchase of textbooks and exam services from BJB-Aptech after the JV interest acquisition, (ii) a decrease in labor costs primarily resulting from a reduction in personnel, (iii) a decrease in printing and shipping costs due to a decrease in student enrollment and (iv) a decrease in share-based compensation expenses.

Selling and marketing expenses

Selling and marketing expenses increased from RMB28.9 million for the six months ended June 30, 2008 to RMB30.3 million ($4.4 million) for the six months ended June 30, 2009. The increase was primarily attributable to the inclusion of advertising and marketing expenses for our franchise business for the period from April 30, 2009 to June 30, 2009. The increase was partially offset by a reduction in expenses due to decreases in (i) advertising and marketing activities at our owned training centers, (ii) our educational content distribution area agents’ commissions resulting from a decrease in student enrollment in our content distribution network, and (iii) labor costs primarily resulting from a reduction in selling and marketing personnel.

General and administrative expenses

General and administrative expenses decreased from RMB19.5 million for the six months ended June 30, 2008 to RMB15.6 million ($2.3 million) for the six months ended June 30, 2009. The decrease was primarily attributable to a decrease in labor costs primarily resulting from a reduction in administrative personnel, as well as a decrease in share-based compensation expenses. The decrease was partially offset by the inclusion of general and administrative expenses for our franchise business for the period from April 30, 2009 to June 30, 2009.

Equity in income of BJB-Aptech

Equity in income of BJB-Aptech was RMB12.7 million for the six months ended June 30, 2008 and RMB26.0 million ($3.8 million) for the period from January 1, 2009 to April 29, 2009. No equity in income of BJB-Aptech was recorded from April 30, 2009 to June 30, 2009 as BJB-Aptech became our consolidated subsidiary starting from April 30, 2009.

Gain on remeasurement of previously held equity interest in BJB-Aptech

As a result of the JV interest acquisition, we recognized a gain of RMB732.9 million ($107.3 million) in the six months ended June 30, 2009 as a result of remeasurement of the 50% equity interest in BJB-Aptech that we held before the JV interest acquisition.

Income from operations

As a result of the foregoing factors, especially the gain on remeasurement of our previously held equity interest in BJB-Aptech, income from operations increased significantly from RMB47.3 million for the six months ended June 30, 2008 to RMB818.7 million ($119.9 million) for the six months ended June 30, 2009.

Income tax expense

Income tax expense increased significantly from RMB13.7 million for the six months ended June 30, 2008 to RMB188.3 million ($27.6 million) for the six months ended June 30, 2009, primarily as a result of the increase in income from operations.

The effective income tax rate of 27.7% for the six months ended June 30, 2008 was higher than the statutory tax rate of 25% according to the new EIT law, primarily because the withholding income tax effect on earnings generated by our subsidiaries in China which was partially offset by the effect of the nontaxable equity in income of BJB-Aptech.

The effective income tax rate of 22.9% for the six months ended June 30, 2009 was lower than the statutory tax rate of 25% according to the new EIT law, primarily because of a credit to income tax expense resulting from the retroactive change in enacted tax rates on current tax for the year ended December 31, 2008 and deferred income tax assets and deferred income tax liabilities as of December 31, 2008 as a result of the grant of Advanced and New Technology certificates to BJB in January 2009 and partially offset by the withholding income tax effect on earnings generated by our subsidiaries in China.

The decrease of effective income tax rate from 27.7% for the six months ended June 30, 2008 to 22.9% for the six months ended June 30, 2009 was primarily due to the effect of the retrospective change in enacted tax rates in January 2009 as described in the preceding paragraph.

Noncontrolling interests

Noncontrolling interests increased significantly from RMB11.5 million for the six months ended June 30, 2008 to RMB137.3 million ($20.1 million) for the six months ended June 30, 2009. The increase was primarily due to a significant increase in our net income, partially offset by the effect of the reduced proportion of noncontrolling interests holders’ share in BJB for the six months ended June 30, 2009. Noncontrolling interests holders’ share in BJB was 20% for the period from January 1, 2009 to May 11, 2009, 6% for the period from May 12, 2009 to June 28, 2009 and 0.1% for the period from June 29, 2009 to June 30, 2009, as a result of the purchase of the 14% equity interest in BJB and the purchase of the 5.9% equity interest in BJB.

Net income attributable to our shareholders

As a result of the cumulative effect of the foregoing factors, net income attributable to our shareholders increased significantly from RMB24.3 million for the six months ended June 30, 2008 to RMB495.3 million ($72.5 million) for the six months ended June 30, 2009.

The year ended December 31, 2008 compared to the year ended December 31, 2007

Revenues

Total revenues, primarily including course fees from our owned training centers and sales of educational content from our educational content distribution business, increased by 79.5% from RMB183.8 million for the year ended December 31, 2007 to RMB329.9 million ($48.3 million) for the year ended December 31, 2008. Due to our application of business combination accounting, we did not recognize course fees, content fees, and area agent fees revenue that would have otherwise been recorded by BJB as independent entity in the amount of RMB15.1 million, RMB14.0 million, and RMB1.0 million for the year ended December 31, 2007, and nil, RMB2.8 million ($0.4 million), and RMB1.0 million ($0.2 million) for the year ended December 31, 2008.

Course fees

Course fees from our owned training centers increased by 82.8% from RMB126.9 million for the year ended December 31, 2007 to RMB232.1 million ($34.0 million) for the year ended December 31, 2008. The increase in course fees from the year ended December 31, 2007 to the year ended December 31, 2008 was mainly attributable to an increase in student enrollment at our owned training centers and, to a lesser extent, an increase in unit price per course we charged for the ACCP program. From December 31, 2007 to December 31, 2008, due to course update from ACCP 4.0 to ACCP 5.0, unit price per course for the ACCP program increased by 14.8% in more developed cities and by 17.6% in other cities.

Sales of educational content

Sales of educational content from our educational content distribution business increased by 69.4% from RMB42.7 million for the year ended December 31, 2007 to RMB72.4 million ($10.6 million) for the year ended December 31, 2008.

The number of universities, colleges and vocational high schools participating in the educational content distribution business increased from 372 as of December 31, 2007 to 444 as of December 31, 2008. In addition, student enrollment at educational institutions in our content distribution network increased from 45,763 in 2007 to 51,905 in 2008. Our expansion was facilitated by our area agents, who broker our content distribution contracts with universities, colleges and vocational high schools.

Other sales to related parties

Technical support, program update fees and training service were RMB13.9 million for the year ended December 31, 2007 and RMB25.0 million ($3.7 million) for the year ended December 31, 2008. After the JV interest acquisition, this category of revenues is eliminated in consolidation.

Costs and expenses

Total costs and expenses increased by 25.6% from RMB194.0 million for the year ended December 31, 2007 to RMB243.8 million ($35.7 million) for the year ended December 31, 2008. In 2007, we incurred significant expenses in the opening of 19 new owned training centers and expansion of our educational content distribution business. In 2008, we closed one owned training center. We added 148 and 72 educational institutions in our content distribution network in 2007 and 2008, respectively.

Cost of revenues

Cost of revenues increased by 27.8% from RMB101.4 million for the year ended December 31, 2007 to RMB129.6 million ($19.0 million) for the year ended December 31, 2008. This increase was primarily attributable to increases in our expenses for the purchase of textbooks and exam services from BJB-Aptech, and in labor costs for operating personnel. These increases were primarily due to increased student enrollment at our owned training centers.

Selling and marketing expenses

Selling and marketing expenses increased by 21.4% from RMB58.7 million for the year ended December 31, 2007 to RMB71.2 million ($10.4 million) for the year ended December 31, 2008. This increase was primarily attributable to an increase in our marketing activities launched by our owned training centers to recruit students, and an increase in our educational content distribution area agent’s commissions associated with the expansion of our educational content distribution business, partially offset by a decrease in depreciation and amortization primarily relating to the full amortization in 2007 of student relationships, one of our intangible assets relating our acquisition of BJB, and a decrease in brand advertising and marketing materials to promote our brand name “Beida Jade Bird IT Education.”

General and administrative expenses

General and administrative expenses increased by 26.5% from RMB33.9 million for the year ended December 31, 2007 to RMB42.9 million ($6.3 million) for the year ended December 31, 2008. The increase was primarily attributable to an increase of senior executive compensation in 2008 and expense of 2007 deferred costs in connection with the our preparation for this offering.

Equity in income of joint venture

Equity in income of joint venture increased by 7.3% from RMB44.2 million for the year ended December 31, 2007 to RMB47.4 million ($6.9 million) for the year ended December 31, 2008, primarily due to the recognition of sales of textbooks and exam services between BJB and BJB-Aptech that had been previously deferred until the course fees were recognized.

Income from operations

As a result of the foregoing factors, income from operations increased significantly from RMB39.5 million for the year ended December 31, 2007 to RMB135.3 million ($19.8 million) for the year ended December 31, 2008.

Income tax (expense) benefit

The income tax benefits for the year ended December 31, 2007 was RMB1.0 million, whereas income tax expenses for the year ended December 31, 2008 was RMB35.0 million ($5.1 million).

The income tax benefit for the year ended December 31, 2007 was mainly a combined effect of (i) the income tax benefit derived from the change in tax rates on the deferred tax assets due to the new EIT law to be effective January 1, 2008, (ii) equity income from BJB-Aptech as non-taxable income, and (iii) the 7.5% preferential tax rate enjoyed by BJB.

The effective tax rate as 25.1% for the year ended December 31, 2008 was substantially consistent with the statutory tax rate of 25% according to the new EIT law.

The significant change in effective tax rate from the income tax benefit for the year ended December 31, 2007 to the 25.1% income tax rate for the year ended December 31, 2008 was primarily due to the implementation of the new EIT law effective from January 1, 2008, under which the statutory tax rate of BJB was 25% for the year ended December 31, 2008 and BJB did not enjoy any preferential tax treatment during the year.

Noncontrolling interests

For the years ended December 31, 2007 and 2008, noncontrolling interests were RMB22.7 million and RMB30.3 million ($4.4 million), respectively. The noncontrolling interests represented the 20% share of BJB’s net operating profit attributable to other equityholders of BJB. BJB’s net operating profit was not affected by expenses incurred at the BJBC level, such as share-based compensation expenses, and depreciation and amortization expenses related with Prosperity’s acquisition of 80% of the equity interest in BJB.

Net income attributable to our shareholders

As a result of the foregoing factors, net income attributable to our shareholders increased significantly, from RMB20.0 million for the year ended December 31, 2007 to RMB74.2 million ($10.9 million) for the year ended December 31, 2008.

The period from June 1, 2006 (date of inception) through December 31, 2006

For the period from June 1, 2006 (date of inception) through November 30, 2006, during which the financial statements of the BJB and those of BJBC overlap, BJBC did not engage in any operating activities. As a result, BJBC’s operating results for the period from June 1, 2006 (date of inception) to December 31, 2006 were essentially the results of operations for the period from December 1, 2006 to December 31, 2006.

Revenues

Total revenues were RMB6.1 million for the period from June 1, 2006 (date of inception) through December 31, 2006 and primarily included course fees from our owned training centers and sales of educational content from our educational content distribution business.

Course fees

Course fees from our owned training centers were RMB5.1 million, or 83.2% of our total revenues, for the period from June 1, 2006 (date of inception) through December 31, 2006. In connection with the purchase price allocation, we estimate the fair value of deferred revenue of BJB assumed in the acquisition to the extent the amount represents a legal performance obligation as of the acquisition date. Accordingly, course fees of RMB3.7 million recognized by BJB in the period from December 1, 2006 to December 31, 2006 was not recognized in consolidation by BJBC as a result of the purchase accounting adjustment on the assumed deferred revenue. See “—Critical Accounting Policies—Business combinations—Acquisition of 80% equity interest in BJB.”

Sales of educational content

Sales of educational content from our educational content distribution business were RMB0.9 million, or 13.9% of our total revenues, for the period from June 1, 2006 (date of inception) through December 31, 2006. Sales recognized by BJBC in this period were lower primarily due to the effect of the purchase accounting adjustments on assumed deferred revenue described above. As a result, RMB3.4 million recognized by BJB in the period from December 1, 2006 to December 31, 2006 was not recognized by BJBC in consolidation. See “—Critical Accounting Policies—Business combinations—Acquisition of 80% equity interest in BJB.”

Costs and expenses

Total costs and expenses amounting to RMB207.6 million consisted of RMB198.1 million share-based compensation expenses in connection with our management retention plan in December 2006. Other than share-based compensation expenses, the remaining costs and expenses for the period amounted to RMB9.5 million, which was higher than total revenues of RMB6.1 million, primarily due to the significant costs in connection with our own newly established training centers and the effect of purchase accounting adjustments relating to deferred revenue discussed above.

Cost of revenues

Cost of revenues amounted to RMB25.1 million for the period from June 1, 2006 (date of inception) through December 31, 2006. The primary component of cost of revenues during this period was share-based compensation expense in the amount of RMB19.8 million in connection with our management retention plan in December 2006. See “—Significant factors that affect our two channels—Share-based compensation expense.” Excluding the share-based compensation expenses, cost of revenues amounted to RMB5.3 million or 86.3% of total revenue. This high percentage was primarily related to the effect of purchase accounting adjustments on deferred revenues in the amount of RMB7.2 million as discussed above.

Selling and marketing expenses

Selling and marketing expenses were RMB2.0 million, or 33.3% of total revenues, for the period from June 1, 2006 (date of inception) through December 31, 2006, which includes RMB0.3 million amortization expense related to intangible assets acquired on December 1, 2006.

General and administrative expenses

General and administrative expenses amounted to RMB180.5 million for the period from June 1, 2006 (date of inception) to December 31, 2006. The primary component of general and administrative expenses was share-based compensation expenses of RMB178.3 million in connection with establishing our management retention plan in December 2006.

Equity in income of joint venture

Equity in income of joint venture was RMB1.6 million for the period from June 1, 2006 (date of inception) through December 31, 2006, after taking into account the amortization of the difference between the allocated cost of the investment acquired as part of the BJB acquisition and the underlying equity in BJB-Aptech’s net assets of RMB4.5 million. The difference between the allocated cost of investment and the underlying equity in BJB-Aptech’s net assets is primarily attributable to adjustments to property and equipment, intangible assets and deferred revenue.

Loss from operations

We incurred a loss from operations in the amount of RMB199.7 million for the period from June 1, 2006 (date of inception) to December 31, 2006, which was primarily due to RMB198.1 million in share-based compensation expenses.

Income tax expense

Income tax expense amounted to RMB0.2 million for the period from June 1, 2006 (date of inception) through December 31, 2006. The effective tax rate of 0.1% for the period from June 1, 2006 (date of inception) through December 31, 2006 was mainly due to non-deductible share-based compensation expenses in connection with our management retention plan, as well as nil statutory tax rate of BJBC as an entity established in Cayman Islands and tax holiday of BJB.

Noncontrolling interests

Noncontrolling interests amounted to RMB1.9 million for the period from June 1, 2006 (date of inception) to December 31, 2006, which was based on 20.0% of the net operating results of BJB attributable to other equity holders of BJB. The net operating results did not include share-based compensation expense and the effect of amortization of purchase price allocation, both of which were attributable to BJBC but not the noncontrolling interests.

Net loss attributable to our shareholders

We incurred a net loss attributable to our shareholders of RMB201.7 million for the period from June 1, 2006 (date of inception) to December 31, 2006 for the reasons described above. Without the tax holiday, our net loss attributable to our shareholders and net loss attributable to our shareholders per share would have been decreased by RMB0.6 million and RMB0.07 per share, respectively.

The period from January 1, 2006 through November 30, 2006 (the predecessor period in 2006)

Revenues

Total revenues were RMB92.0 million for the predecessor period in 2006 and primarily included course fees from our owned training centers and sales of educational content from the educational content distribution business.

Course fees

Course fees from our owned training centers were RMB62.0 million, or 67.3% of our total revenues, for the predecessor period in 2006.

Sales of educational content

In December 2005, we entered into the general educational content distribution agreement with BJB-Aptech, and started operating an educational content distribution business in January 2006. Our sales of educational content were RMB27.9 million, or 30.3% of total revenues, for the predecessor period in 2006.

Sales of educational content were a significant portion of our total revenues for the predecessor period in 2006 because we were able to rapidly expand the educational content distribution business. After BJB-Aptech granted to BJB an exclusive right to operate the educational content distribution business under the general educational content distribution agreement between BJB and BJB-Aptech, BJB started the educational content distribution business on January 1, 2006. Educational content distribution contracts that BJB-Aptech entered into with participating schools prior to January 1, 2006 were assigned to BJB. The number of universities, colleges and vocational high schools participating in the educational content distribution business increased from 68 as of December 31, 2005 (under the prior educational content distribution business operated by BJB-Aptech) to 213 as of November 30, 2006. In addition, cumulative student enrollments at educational content distribution participating schools increased from 22,053 as of December 31, 2005 (under the prior educational content distribution business operated by BJB-Aptech) to 49,765 as of November 30, 2006. Our expansion was facilitated by our area agents, who broker our educational content distribution contracts with universities, colleges and vocational high schools.

Our sales to related parties

Technical support and program update fees were RMB1.3 million, or 1.4% of total revenues, for the predecessor period in 2006.

Costs and expenses

Total costs and expenses were RMB94.5 million, or 102.7% of total revenues, for the predecessor period in 2006. Total costs and expenses were higher than total revenues primarily because of (i) significant costs associated with the opening of new our owned training centers, (ii) RMB13.3 million license expense recognized under the general educational content distribution agreement with BJB-Aptech, and (iii) RMB14.4 million commission paid to area agents in the educational content distribution business.

Cost of revenues

Cost of revenues was RMB53.1 million, or 57.7% of total revenues, for the predecessor period in 2006.

Selling and marketing expenses

Selling and marketing expenses were RMB23.5 million, or 25.6% of total revenues, for the predecessor period in 2006, which included a RMB14.4 million commission we paid to area agents as part of our educational content distribution business, an expense we started to incur as of January 1, 2006.

General and administrative expenses

General and administrative expenses were RMB17.9 million, or 19.4% of total revenues, for the predecessor period in 2006.

Equity in income of joint venture

Equity in income of joint venture was RMB45.3 million for the predecessor period in 2006.

Income from operations

Income from operations was RMB44.2 million for the predecessor period in 2006.

Income tax benefit

Income tax benefit amounted to RMB8.6 million in the predecessor period of 2006. The effective tax rate was 19.4% in the predecessor period in 2006. BJB was exempted from income tax in the predecessor period of 2006. The income tax benefit in the predecessor period of 2006 is mainly due to recognition of deferred tax assets arising from deferred revenue, which are expected to be realized at tax rates greater than the tax rate during the predecessor period of 2006 when BJB was exempted from income tax.

Net income

Net income was RMB53.0 million for the predecessor period in 2006. Without the tax holiday, our net income would have been lower by RMB10.2 million for the predecessor period in 2006.

Segment information

We have three reportable operating segments—owned training centers, educational content distribution business and franchise business. Segment revenues and segment income are not based on U.S. GAAP. Revenues for each segment are presented on a cash basis, inclusive of business tax. Direct expenses for each segment are presented on a modified accrual basis, excluding certain expenses which have already been incurred but for which the invoices have not been received. Common expenses which are shared between the owned training centers and educational content distribution segment, such as business administration and management, accounting and human resources are excluded from the measurement of segment income. Income for each segment is measured at the net amount of revenues and direct expenses for each segment.

Under the business model for our owned training centers and educational content distribution business, our students, vocational schools, universities and colleges and area agents pay cash upfront. Under the business model for franchise business, our franchisees also make upfront cash payments. Therefore, our management utilizes cash-oriented management reports to understand the trends and performance of our operations, and uses the cash-generating ability or cash demand of each segment to determine the allocation of resources.

Because segment revenues and segment income are not prepared in accordance with U.S. GAAP, they have varied and may continue to vary significantly from our consolidated results of operations under U.S. GAAP, and may reflect trends that are inconsistent with the trends based on our consolidated results of operations under U.S. GAAP.

For historical periods before the JV interest acquisition, although BJB only held 50% of the equity interest in BJB-Aptech, BJB management was provided with financial information of BJB-Aptech in its entirety on the same basis as described above. As a result, the segment information is not affected by the JV interest acquisition. The table below presents a summary of historical segment information of BJBC and its predecessor, BJB, for the periods indicated:

	Segment Revenues
	Predecessor	BJBC	BJBC			BJBC
	Period from January 1 through November 30, 2006	Period from June 1 (Date of Inception) through December 31, 2006	Year Ended December 31,			Six Months Ended June 30,
			2007	2008		2008	2009
	RMB	RMB	RMB	RMB	$	RMB	RMB	$
	(in thousands)	(in thousands)
Segment Revenues Information:
BJB-Aptech	233,926	27,703	331,133	418,261	61,237	190,659	179,569	26,290
Owned training centers	95,884	14,746	223,500	270,378	39,586	103,112	86,601	12,679
Educational content distribution	47,615	3,164	72,074	81,146	11,880	29,799	26,828	3,928

	Segment Income
	Predecessor	BJBC	BJBC			BJBC
	Period from January 1 to November 30, 2006	Period from June 1 (Date of Inception) through December 31, 2006	Year Ended December 31,			Six Months Ended June 30,
			2007	2008		2008	2009
	RMB	RMB	RMB	RMB	$	RMB	RMB	$
	(in thousands)	(in thousands)
Segment Income Information:
BJB-Aptech	118,310	6,135	122,030	195,202	28,579	71,475	76,660	11,224
Owned training centers	52,917	4,928	112,960	145,440	21,294	48,240	39,353	5,762
Educational content distribution	25,973	1,073	25,385	38,941	5,701	16,776	12,779	1,871

Segment income from BJB-Aptech increased by 7.3% from RMB71.5 million for the six months ended June 30, 2008 to RMB76.7 million for the six months ended June 30, 2009, primarily due to an increase in unit price per course of the ACCP program by 13.0% in more developed cities and by 14.9% in other cities, and partially offset by a decrease in student enrollment at BJB-Aptech’s franchisees. Segment income from BJB-Aptech increased significantly from RMB122.0 million for the year ended December 31, 2007 to RMB195.2 million for the year ended December 31, 2008, primarily due to an increase in revenue attributable to an increase of student enrollment at BJB-Aptech’s franchisees, partially offset by an increase in costs and expenses, primarily due to the fact that a majority of the cost of revenue components, including payroll, welfare and rental, did not increase at the same level as the increase in revenue. Segment income from BJB-Aptech was RMB6.1 million and

RMB118.3 million for the period from June 1, 2006 (date of inception) through December 31, 2006 and the period from January 1, 2006 through November 30, 2006, respectively.

Segment income from our owned training centers decreased by 18.4% from RMB48.2 million for the six months ended June 30, 2008 to RMB39.4 million for the six months ended June 30, 2009, primarily due to a decrease in student enrollment at our owned training centers. Segment income from our owned training centers increased by 28.8% from RMB113.0 million for the year ended December 31, 2007 to RMB145.4 million for the year ended December 31, 2008, primarily due to an increase of student enrollment at our owned training centers. Segment income from our owned training centers was RMB4.9 million and RMB52.9 million for the period from June 1, 2006 (date of inception) through December 31, 2006 and the period from January 1, 2006 through November 30, 2006, respectively.

Segment income from our educational content distribution business decreased by 23.8% from RMB16.8 million for the six months ended June 30, 2008 to RMB12.8 million for the six months ended June 30, 2009, primarily due to a decrease in student enrollment in our educational content distribution network. Segment income from our educational content distribution business increased by 53.4% from RMB25.4 million for the year ended December 31, 2007 to RMB38.9 million in the year ended December 31, 2008, primarily due to an increase of student enrollment in our educational content distribution network. Segment income from our educational content distribution business was RMB1.1 million and RMB26.0 million for the period from June 1, 2006 (date of inception) through December 31, 2006 and the period from January 1, 2006 through November 30, 2006, respectively.

BJB-Aptech’s Results of Operations

The following table presents a summary of BJB-Aptech’s operating data for the periods and as of the dates presented:

	Year Ended December 31,						Three Months Ended March 31,
	2006		2007		2008		2008		2009
Operating Data:
Franchised training center student enrollment(1)	101,839		124,034		147,177		34,847		34,218

	As of December 31,						As of March 31,
	2006		2007		2008		2008		2009
Franchised training centers	153		179		191		184		194
Programs offered	3	(2)	3	(2)	3	(2)	3	(2)	3	(2)

(1)	Represents student enrollment during the periods presented.
(2)	Includes ACCP, BENET and BTEST programs.

The following table presents a summary of BJB-Aptech’s consolidated statement of income for the periods indicated both in absolute amounts and as a percentage of revenues. This information should be read together with BJB-Aptech’s consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations in any period are not necessarily indicative of the results of operations that may be expected for any future period.

	Year Ended December 31,							Three Months Ended March 31,
	2006		2007		2008			2008		2009
	RMB	%	RMB	%	RMB	$	%	RMB	%	RMB	$	%
	(in thousands, except for percentages)
Statement of Income Data:
Revenues from franchising activities
Franchise fee revenues
Initial and franchise renewal fee revenues	27,359	11.4	26,342	8.7	18,413	2,696	5.0	4,459	5.6	5,632	825	5.6
Marketing and advertising fee revenues	6,301	2.6	8,347	2.7	13,754	2,014	3.8	6,105	7.7	4,078	597	4.1
Sale of textbook and exam services to franchisees	170,236	71.0	222,761	73.2	282,250	41,324	77.4	58,789	74.2	78,724	11,526	78.5
Others	1,972	0.8	1,591	0.5	2,423	355	0.7	776	1.0	970	142	1.0
Franchise fee revenues from related parties	18,232	7.6	28,241	9.3	32,575	4,769	8.9	5,326	6.7	7,024	1,028	7.0

Total revenues from franchising activities	224,100	93.4	287,282	94.4	349,415	51,158	95.8	75,455	95.2	96,428	14,118	96.2
Revenues from educational content distribution
Area agent revenues	2,138	0.9	3,123	1.1	1,581	231	0.4	395	0.5	395	58	0.4
Other sales to a related party	13,796	5.7	13,796	4.5	13,796	2,020	3.8	3,449	4.3	3,449	505	3.4

Total revenues from educational content distribution activities	15,934	6.6	16,919	5.6	15,377	2,251	4.2	3,844	4.8	3,844	563	3.8

Total revenues	240,034	100.0	304,201	100.0	364,792	53,409	100.0	79,299	100.0	100,272	14,681	100.0
Costs and expenses
Cost of revenues	(47,468)	(19.8)	(61,087)	(20.1)	(68,853)	(10,081)	(18.9)	(20,758)	(26.2)	(14,949)	(2,189)	(14.9)
Selling and marketing	(49,544)	(20.6)	(78,600)	(25.8)	(85,835)	(12,567)	(23.5)	(27,289)	(34.4)	(22,845)	(3,345)	(22.8)
General and administrative	(22,514)	(9.4)	(27,330)	(9.0)	(24,213)	(3,545)	(6.6)	(5,713)	(7.2)	(6,213)	(909)	(6.2)
Other operating costs and expenses	—	—	(9,000)	(3.0)	(23,000)	(3,367)	(6.3)	—	—	(10,430)	(1,527)	(10.4)

Total costs and expenses	(119,526)	(49.8)	(176,017)	(57.9)	(201,901)	(29,560)	(55.3)	(53,760)	(67.8)	(54,437)	(7,970)	(54.3)
Income from operations	120,508	50.2	128,184	42.1	162,891	23,849	44.7	25,539	32.2	45,835	6,711	45.7
Interest income	1,247	0.5	3,507	1.1	9,289	1,360	2.5	1,976	2.4	2,150	315	2.0
Income tax expense	(10,593)	(4.4)	(1,050)	(0.3)	(43,179)	(6,322)	(11.8)	(6,884)	(8.7)	8,730	1,278	8.7

Net income(1)	111,162	46.3	130,641	42.9	129,001	18,887	35.4	20,631	25.9	56,715	8,304	56.4

(1)

BJB-Aptech and its subsidiary are eligible for certain tax holidays under the PRC national and local income tax laws. Tax holiday had the effect of increasing BJB-Aptech’s net income by RMB18.0 million, RMB32.3 million and nil, respectively, for the years ended December 31,2006 and 2007, and for the periods after December 31, 2007.

Three months ended March 31, 2009 compared to three months ended March 31, 2008

Revenues

Revenues increased by 26.4% from RMB79.3 million for the three months ended March 31, 2008 to RMB100.3 million ($14.7 million) for the three months ended March 31, 2009. This increase was primarily attributable to increases in revenue from franchising activities with franchisees.

Franchise fee revenues included initial and renewal franchise fees, marketing and advertising fees, and revenues from sales of textbooks and exam services.

Initial and renewal franchise fee revenues increased by 26.3% from RMB4.5 million for the three months ended March 31, 2008 to RMB5.6 million ($0.8 million) for the three months ended March 31, 2009, primarily due to an increase in the number of franchise contracts renewed.

Marketing and advertising fees decreased by 33.2% from RMB6.1 million for the three months ended March 31, 2008 to RMB4.1 million ($0.6 million) for the three months ended March 31, 2009, primarily due a decrease in marketing services that BJB-Aptech provided to franchisees.

Revenues from sales of textbooks and exam services increased by 33.9% from RMB58.8 million for the three months ended March 31, 2008 to RMB78.7 million ($11.5 million) for the three months ended March 31, 2009, primarily due to an increase in unit price per course for the ACCP program by 13.0% from RMB30,858 to RMB34,858 ($5,104) in more developed cities and by 14.9% from RMB26,858 to RMB30,858 ($4,518) in other cities, which we implemented in February 2009.

Franchise fee revenues from related parties, which primarily included franchise fee revenues from BJB, were 6.7% and 7.0% of BJB-Aptech’s total revenues for the three months ended March 31, 2008 and the three months ended March 31, 2009, respectively. After the JV interest acquisition, this category of revenues is eliminated in consolidation.

Revenues from educational content distribution activities represented 4.8% and 3.8% of BJB-Aptech’s total revenues for the three months ended March 31, 2008 and the three months ended March 31, 2009, respectively. License fee revenues from BJB under the general educational content distribution agreement were the primary components of this category of revenues, and were 4.3% and 3.4% of BJB-Aptech’s total revenues for the three months ended March 31, 2008 and the three months ended March 31, 2009, respectively. After the JV interest acquisition, this category of revenue is eliminated in consolidation.

Costs and expenses

Costs and expenses increased by 1.3% from RMB53.8 million for the three months ended March 31, 2008 to RMB54.4 million ($8.0 million) for the three months ended March 31, 2009.

Cost of revenues

Cost of revenues decreased by 28.0% from RMB20.8 million for the three months ended March 31, 2008 to RMB14.9 million ($2.2 million) for the three months ended March 31, 2009, primarily due to a decrease in labor costs primarily resulting from a reduction in personnel.

Selling and marketing expenses

Selling and marketing expenses decreased by 16.3% from RMB27.3 million for the three months ended March 31, 2008 to RMB22.8 million ($3.3 million) for the three months ended March 31, 2009. The decrease was primarily due to a decrease in expenses associated with brand advertising, marketing materials and marketing activities. In anticipation of the 2008 Olympic Games in Beijing, which we expected would have an adverse impact on the effectiveness of our marketing activities by drawing away viewer attention, most of our marketing activities were conducted in the first half of 2008, whereas in 2009, in line with our normal practice, our marketing activities would be spread over the first three quarters.

General and administrative expenses

General and administrative expenses increased by 8.8% from RMB5.7 million for the three months ended March 31, 2008 to RMB6.2 million ($0.9 million) for the three months ended March 31, 2009, primarily due to an increase in travel expenses.

Other operating costs and expenses

Other operating costs and expenses were nil and RMB10.4 million ($1.5 million) for the three months ended March 31, 2008 and 2009, respectively. Other operating costs and expenses for the three months ended March 31, 2009 primarily included expenses incurred for operating manual update services provided by BJB. BJB did not provide any operating manual update services to BJB-Aptech in the three months ended March 31, 2008 but provided such services to BJB-Aptech in other periods of the year ended December 31, 2008.

Income from operations

As a result of the foregoing factors, income from operations increased by 79.5% from RMB25.5 million for the three months ended March 31, 2008 to RMB45.8 million ($6.7 million) for the three months ended March 31, 2009.

Income tax (expense) benefit

For the three months ended March 31, 2008, the effective tax rate of 25% was consistent with the statutory income tax rate of 25% according to the new EIT law. For the three months ended March 31, 2009, excluding the retrospective effect in the amount of RMB15.5 million resulting from a change in the enacted tax rate in January 2009, the effective income tax rate is 14.0%, which was substantially consistent with the preferential income tax rate of 15% for BJB-Aptech and SJB-Aptech in 2009.

Excluding the retrospective effect of the change in the enacted tax rate in January 2009, effective tax rate decreased from 25% for the three months ended March 31, 2008 to 14.0% for the three months ended March 31, 2009, which was primarily due to the fact that BJB-Aptech and SJB-Aptech were granted the Advanced and New Technology Certificates in January 2009 and therefore both were entitled to the 15% preferential income tax rate in 2009.

The retrospective tax effect of the change in the enacted tax rates on current tax from January 1, 2008 and deferred income tax assets that are expected to be recovered in 2009 and 2010 is RMB15.5 million, which was recognized as income tax benefit in the three months ended March 31, 2009.

Net income

As a result of the cumulative effect of the foregoing factors, net income increased significantly from RMB20.6 million for the three months ended March 31, 2008 to RMB56.7 million ($8.3 million) for the three months ended March 31, 2008.

Year ended December 31, 2008 compared to year ended December 31, 2007

Revenues

Revenues increased by 19.9% from RMB304.2 million for the year ended December 31, 2007 to RMB364.8 million ($53.4 million) for the year ended December 31, 2008. This increase was primarily attributable to the increases in revenues from franchising activities with franchisees.

Franchise fee revenues included initial and franchise renewal fees, marketing and advertising fees, and revenues from sales of textbooks and exam services.

Initial and franchise renewal fee revenues decreased by 30.1% from RMB26.3 million for the year ended December 31, 2007 to RMB18.4 million ($2.7 million) for the year ended December 31, 2008, primarily due to the addition of 32 new franchisees and the renewal of 12 franchise contracts in 2007, as compared to the addition of 23 new franchisees and the renewal of 7 franchise contracts in 2008. After taking into consideration the non-

renewal of 6 and 11 franchise contracts in 2007 and 2008, respectively, overall franchise training centers increased by 26 and 12 in 2007 and 2008, respectively.

Marketing and advertising fees increased by 64.8% from RMB8.3 million for the year ended December 31, 2007 to RMB13.8 million ($2.0 million) for the year ended December 31, 2008, primarily due to an increase in the number of franchisees participating in marketing programs from 179 in 2007 to 191 in 2008.

Revenues from sales of textbooks and exam services increased by 26.7% from RMB222.8 million for the year ended December 31, 2007 to RMB282.3 million ($41.3 million) for the year ended December 31, 2008, primarily due to an increase of student enrollment at franchised training centers from 124,034 in 2007 to 147,177 in 2008. In addition, in 2008, due to course update from ACCP 4.0 to ACCP 5.0, unit price per course for the ACCP program per enrolled student increased by 14.8% from RMB26,870 to RMB30,858 ($4,518) in more developed cities, and by 17.6% from RMB22,830 to RMB26,858 ($3,932) in other cities.

Franchise fee revenues from related parties, which primarily included franchise fee revenues from BJB, were 9.3% and 8.9% of BJB-Aptech’s total revenues for the years ended December 31, 2007 and 2008, respectively. After the JV interest acquisition, this category of revenues is eliminated in consolidation.

Revenues from educational content distribution activities represented 5.6% and 4.2% of BJB-Aptech’s total revenues for the years ended December 31, 2007 and 2008, respectively. License fee revenues from BJB under the general educational content distribution agreement were the primary components of this category of revenues, and were 4.5% and 3.8% of BJB-Aptech’s total revenues for the years ended December 31, 2007 and 2008, respectively. After the JV interest acquisition, license fee revenues will be eliminated in consolidation.

Costs and expenses

Costs and expenses increased by 14.7% from RMB176.0 million for the year ended December 31, 2007 to RMB201.9 million ($29.6 million) for the year ended December 31, 2008.

Cost of revenues

Cost of revenues increased by 12.7% from RMB61.1 million for the year ended December 31, 2007 to RMB68.9 million ($10.1 million) for the year ended December 31, 2008, primarily due to expansion of our franchise business.

Selling and marketing expenses

Selling and marketing expenses increased by 9.2% from RMB78.6 million for the year ended December 31, 2007 to RMB85.8 million ($12.6 million) for the year ended December 31, 2008, primarily due to the cost associated with expansion of our franchise business and activities to promote the “Beida Jade Bird APTECH” brand name.

General and administrative expenses

General and administrative expenses decreased by 11.4% from RMB27.3 million for the year ended December 31, 2007 to RMB24.2 million ($3.5 million) for the year ended December 31, 2008. The decrease was primarily attributable to expenses saved from the termination of training center operation service agreements on January 2, 2008 (see “Related Party Transactions—Training Center Operation Service Agreements”) and a decrease in professional fees, as partially offset by increases in labor cost and employee training expense.

Other operating costs and expenses

Other operating costs and expenses increased from RMB9.0 million for the year ended December 31, 2007 to RMB23.0 million ($3.4 million) for the year ended December 31, 2008. Other operating costs and expenses for each of the years ended December 31, 2007 and 2008 primarily included expenses incurred for operating manual update services provided by BJB. In addition, for the year ended December 31, 2008, other operating costs and expenses also included program update service provided by BJB. See “Related Party Transactions—Certain Other Related Party Transactions.”

Income from operations

As a result of the foregoing factors, income from operations increased by 27.1% from RMB128.2 million for the year ended December 31, 2007 to RMB162.9 million ($23.8 million) for the year ended December 31, 2008.

Income tax expense

Income tax expense increased significantly from RMB1.1 million for the year ended December 31, 2007 to RMB43.2 million ($6.3 million) for the year ended December 31, 2008. The effective tax rates were 0.8% and 25.1% for the years ended December 31, 2007 and 2008, respectively. The difference between the effective tax rate of 0.8% and the statutory PRC income tax rate of 33% for the year ended December 31, 2007 was mainly a result of BJB-Aptech’s 15% preferential income tax rate and SJB-Aptech’s tax holiday. The effective tax rate for the year ended December 31, 2008 was substantially consistent with the statutory PRC income tax rate. The significant increase in income tax expenses for the year ended December 31, 2008 was mainly attributable to an increase in operating income and an increase in income tax rate due to the new PRC enterprise income tax effective as of January 1, 2008.

Net income

As a result of the foregoing factors, net income decreased by 1.3% from RMB130.6 million for the year ended December 31, 2007 to RMB129.0 million ($18.9 million) for the year ended December 31, 2008.

Year ended December 31, 2007 compared to year ended December 31, 2006

Revenues

Revenues increased by 26.7% from RMB240.0 million for the year ended December 31, 2006 to RMB304.2 million for the year ended December 31, 2007. This increase was primarily attributable to the increases in revenues from franchising activities with franchisees.

Franchise fee revenues from franchising activities included initial and franchise renewal fees, marketing and advertising fees, and revenues from sales of textbooks and exam services.

Initial and franchise renewal fees revenues decreased by 3.7% from RMB27.4 million for the year ended December 31, 2006 to RMB26.3 million for the year ended December 31, 2007, primarily due to the addition of 41 new franchisees and the renewal of 16 franchise contracts in 2006, as compared to an addition of 32 new franchisees and the renewal of 12 franchise contracts in 2007. After taking into consideration the non-renewal of 13 and 6 franchise contracts in 2006 and 2007, respectively, overall franchise training centers increased by 28 and 26 in 2006 and 2007, respectively.

Marketing and advertising fees increased by 32.5% from RMB6.3 million for the year ended December 31, 2006 to RMB8.3 million for the year ended December 31, 2007, primarily due to an increase in the number of franchisees participating in marketing programs from 153 in 2006 to 179 in 2007.

Revenues from sales of textbooks and exam services increased by 30.9% from RMB170.2 million for the year ended December 31, 2006 to RMB222.8 million for the year ended December 31, 2007, primarily due to the increase of student enrollment at franchised training centers from 101,839 in 2006 to 124,034 in 2007. In addition, in 2007, due to a course update from BENET 1.0 to BENET 2.0, unit price per course for BENET per enrolled student increased by 12.4% from RMB15,410 to RMB17,320 ($2,536) in more developed cities, and increased by 9.4% from RMB14,105 to RMB15,428 ($2,259) in other cities.

Franchise fee revenues from related parties, which primarily included franchise fee revenues from BJB, was 7.6% and 9.3% of BJB-Aptech’s total revenues for the years ended December 31, 2006 and 2007, respectively. After the JV interest acquisition, this category of revenues is eliminated in consolidation.

Revenues from educational content distribution activities represented 6.6% and 5.6% of BJB-Aptech’s total revenues for the years ended December 31, 2006 and 2007, respectively. License fee revenues from BJB under the general educational content distribution agreement were the primary components of this category of revenues, and were 5.7% and 4.5% of BJB-Aptech’s total revenues for the years ended December 31, 2006 and 2007, respectively. After the JV interest acquisition, license fee revenues are eliminated in consolidation.

Costs and expenses

Costs and expenses increased by 47.3% from RMB119.5 million for the year ended December 31, 2006 to RMB176.0 million for the year ended December 31, 2007.

Cost of revenues

Cost of revenues increased by 28.7% from RMB47.5 million for the year ended December 31, 2006 to RMB61.1 million for the year ended December 31, 2007. The increase was primarily attributable to the cost associated with expansion of our franchise business, and the addition of a new category of expenses for the year ended December 31, 2007 — training expenses relating to training services provided by BJB to further enhance standardized operating procedures across franchised training centers.

Selling and marketing expenses

Selling and marketing expenses increased by 58.6% from RMB49.5 million for the year ended December 31, 2006 to RMB78.6 million for the year ended December 31, 2007. The increase was primarily attributable to an increase in marketing activities due to the launch of a nationwide marketing campaign.

General and administrative expenses

General and administrative expenses increased by 21.4% from RMB22.5 million for the year ended December 31, 2006 to RMB27.3 million for the year ended December 31, 2007. The increase was primarily attributable to the addition of a new category of expenses—service expenses relating to the training center operation service agreements. See “Related Party Transactions—Training Center Operation Service Agreements.”

Other operating costs and expenses

Other operating costs and expenses represent expenses incurred for operating manual update services provided by BJB in 2007. BJB did not provide this service in 2006. See “Related Party Transactions—Certain Other Related Party Transactions.”

Income from operations

As a result of the foregoing factors, income from operations increased by 6.4% from RMB120.5 million for the year ended December 31, 2006 to RMB128.2 million for the year ended December 31, 2007.

Income tax expense

Income tax expense decreased from RMB10.6 million for the year ended December 31, 2006 to RMB1.1 million for the year ended December 31, 2007. The effective tax rate was 8.7% and 0.8% for the years ended December 31, 2006 and 2007, respectively. BJB-Aptech enjoyed a 15% preferential income tax rate and SJB-Aptech enjoyed a tax holiday for the years ended December 31, 2006 and 2007. The decrease of effective tax rate from 2006 to 2007 was mainly because the increase of the proportion of income before tax generated by SJB-Aptech in the total consolidated income before tax.

Net income

As a result of the foregoing factors, net income increased by 17.5% from RMB111.2 million for the year ended December 31, 2006 to RMB130.6 million for the year ended December 31, 2007. Without the tax holiday, net income would have been lowered by RMB18.0 million for the year ended December 31, 2006 and RMB32.3 million for the year ended December 31, 2007.

Taxation

Business tax

In accordance with PRC tax law and regulations, we record all revenues net of 5.0% PRC business tax.

Income tax

We are incorporated in the Cayman Islands. Under the current corporate law of the Cayman Islands, we are not subject to income or capital gains tax. In addition, dividend payments are not subject to withholding tax in the Cayman Islands.

The dividends distributed to us from our PRC-resident enterprise subsidiaries for earnings accumulated beginning on January 1, 2008 are subject to 10% withholding tax in PRC.

Before January 1, 2008, the statutory enterprise income tax rate for enterprises in the PRC was 33% (30% state tax and 3% local tax). The PRC government had provided various incentives to Advanced and New Technology Enterprises operating in national-level economic and technological development zones, including reduced enterprise income tax rates and other measures.

BJB and BJB-Aptech are registered and operating in Zhongguancun Science Park, Haidian District, Beijing, a national-level economic and technological development zone, and they were recognized as Advanced and New Technology Enterprises based on the valid rules and regulations at the time of their registration. They were each entitled to a preferential EIT rate of 15% and a tax holiday starting with three years of full tax exemption from the date of inception followed by three years of 50% tax exemption. BJB and BJB-Aptech started their tax holidays in 2004 and 2000, respectively. Accordingly, BJB was subject to EIT rates at nil and 7.5% for 2006 and 2007, respectively. BJB-Aptech was subject to EIT rate at 15% for both 2006 and 2007.

SJB-Aptech is a wholly owned subsidiary of BJB-Aptech established on February 13, 2006. As a newly incorporated technical service enterprise in Shanghai, SJB-Aptech was granted two years of full tax exemption for 2006 and 2007. In addition, certain of BJB’s subsidiaries and branches were granted two years of full tax exemption, primarily as a result of being registered as newly established consulting service entities, starting form their respective dates of establishment.

On March 16, 2007, the National People’s Congress of China enacted the PRC Enterprise Income Tax Law and on December 6, 2007, the State Council enacted the Implementation Rules to the new tax law, both of which were effective on January 1, 2008. The new tax law unifies the EIT rate to 25% for all enterprises, including foreign-invested enterprises, or FIEs, such as BJB and BJB-Aptech, and domestic companies and entities, such as BJB’s subsidiaries and branches and SJB-Aptech. Under the new tax law, enterprises that are classified as “advanced and new technology enterprises supported by the State” are subject to a reduced tax rate of 15% term, whether they are FIEs or domestic companies. However, the new recognition criteria and procedures for “advanced and new technology enterprises supported by the State” under the new tax law were not issued until April 2008. In addition, enterprises that were established and entitled to preferential tax treatments before March 16, 2007, can continue to enjoy them (i) for a period of five years from January 1, 2008, in the case of preferential tax rates, or (ii) until the expiration of such term in the case of preferential tax exemptions for a specified term, provided the enterprises remain as “advance and new technology enterprises supported by the State.” In January 2009, BJB, BJB-Aptech and SJB-Aptech obtained advanced and new technology enterprise certificates. The certificates were valid for a period of three years effective retroactively from January 1, 2008. Based on the above, BJB was grandfathered for its tax holiday until expiration of the tax holiday in 2009 and is also entitled to the preferential income tax rate of 15% under the new income tax law for 2010. BJB-Aptech and SJB-Aptech became entitled to the preferential income tax rate of 15% for the period from 2008 through 2010.

The term of each such advanced and new technology enterprise certificate is three years. Under the Administrative Measures on Advanced and New Technology Enterprise Qualification, an enterprise should apply for another review of its high- and new-technology enterprise certificate three months prior to expiration of the certificate. If an enterprise fails to do so or does not pass the review, the advanced and new technology enterprise qualification of such enterprise shall automatically expire. We cannot assure you that BJB, BJB-Aptech or SJB-Aptech will pass the foregoing review and continue to qualify as an advanced and new technology enterprise, and be entitled to the preferential EIT rate of 15% after December 2010.

Moreover, under the new EIT law, enterprises incorporated under the laws of jurisdictions outside the PRC with their de facto management bodies located within the PRC may be considered PRC resident enterprises and therefore subject to PRC enterprise income tax at the rate of 25% on their worldwide income. Although the implementation rules of the new EIT Law have provided a definition regarding “de facto management,” it is still not clear whether an enterprise such as BJBC, the majority of the management team members of which are located in the PRC would be considered a “resident enterprise” by the relevant tax authority under the new EIT law and its implementation rules. If BJBC is considered a resident enterprise, it would be subject to PRC enterprise income tax at the rate of 25% on its worldwide income.

However, under the new EIT Law and its implementation rules, a dividend payment by a foreign-invested entity to its foreign investors is subject to a 10% withholding tax, if such foreign investors are considered “non-resident enterprises” but have China-sourced incomes, except when any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding agreement.

Selected Quarterly Results of Operations

The following table sets forth consolidated selected quarterly results of operations of BJBC for the six quarters ended June 30, 2009 and consolidated selected quarterly results of operations of BJB-Aptech for the five quarters ended March 31, 2009. The quarterly financial data presented below are derived from the respective unaudited condensed consolidated financial statements of BJBC and BJB-Aptech. You should read the following table in conjunction with consolidated financial statements of BJBC and BJB-Aptech as of and for the year ended December 31, 2008 included elsewhere in this prospectus. We have prepared the unaudited condensed consolidated financial statements on the same basis as the audited consolidated financial statements of BJBC and BJB-Aptech. The unaudited condensed consolidated financial statements includes all adjustments, consisting only of normal and recurring adjustments, which we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. These quarterly operating results are not indicative of our results for any future quarters or for a full year.

BJBC

	Quarter Ended
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008	March 31, 2009	June 30, 2009
	(in RMB thousands)
Revenues	75,630	72,356	99,771	82,176	84,711	104,404
Cost of revenues	(32,583)	(32,319)	(34,208)	(30,492)	(29,797)	(53,842)
Selling and marketing expenses	(18,125)	(10,817)	(31,258)	(11,046)	(13,761)	(16,585)
General and administrative expenses	(10,876)	(8,626)	(14,877)	(8,543)	(4,713)	(10,845)

Total costs and expenses	(61,584)	(51,762)	(80,343)	(50,081)	(48,271)	(81,272)
Equity in income of BJB-Aptech	7,340	5,341	15,831	18,917	25,013	1,012
Gain on remeasurement of previously held equity interest in BJB-Aptech	—	—	—	—	—	732,945
Income from operations	21,386	25,935	35,259	52,748	61,627	757,089
Income tax (expense) benefit	(6,437)	(7,259)	(10,025)	(11,232)	5,385	(193,698)
Noncontrolling interests	(5,722)	(5,742)	(8,136)	(10,682)	(14,198)	(123,144)
Net income attributable to our shareholders	10,179	14,128	18,082	31,808	53,462	441,819

Our revenues fluctuated significantly during the six quarterly periods ended June 30, 2009. Historically, we have generally experienced the highest revenues in our third quarter each year, primarily because more students enroll in our owned training centers and content distribution network in the third quarter. More students enroll in our owned training centers for our ACCP and BENET programs because China’s national college entrance examination is completed at the end of the second quarter each year and students not admitted to college tend to look for vocational education opportunities after the college entrance examination. In addition, more students enroll at our content distribution network because fall semester starts in September each year in China. We expect that our revenues will continue to be affected by the seasonality in our business primarily due to seasonal change in student enrollment.

Our costs and expenses vary significantly from quarter to quarter and do not necessarily correspond to changes in our revenues. We typically incur higher cost of revenues in our third quarter primarily due to the increase in student enrollment in our owned training centers and our education content distribution network, and our expenses are typically higher in this quarter because we increase our marketing and advertising activities in preparation for our student enrollment peak season in this quarter.

Our results of operations increased steadily during the six quarterly periods ended June 30, 2009. Our results of operations increased significantly from the quarterly period ended March 31, 2009 to the quarterly period ended June 30, 2009, primarily because we recognized a gain of RMB732.9 million ($107.3 million) in the quarterly period ended June 30, 2009 as a result of remeasurement of the 50% equity interest in BJB-Aptech that we held before the JV interest acquisition.

Our results of operations during the six quarterly periods ended June 30, 2009 were affected by certain adjustments related to purchase price allocation resulting from Prosperity’s acquisition of 80% of the equity interest in BJB. See “—Factors Affecting Our Results of Operations—Accounting impact of restructurings—Prosperity’s acquisition of 80% of the equity interest in BJB in 2006.” The significant pre-tax effects of this acquisition on our results of operations during the six quarters ended June 30, 2009 are summarized as below:

	Quarter Ended
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008	March 31, 2009	June 30, 2009
	(in RMB thousands)
Decrease in revenues	969	969	969	969	262	262
Cost of revenues:
—Decrease in depreciation of property and equipment	640	640	640	639	640	640
—Increase in amortization of intangible assets	1,976	1,977	1,976	1,976	1,976	1,977
Selling and marketing:
—Decrease in depreciation of property and equipment	53	52	53	52	53	52
—Increase in amortization of intangible assets	217	218	217	217	217	218
General and administrative:
—Decrease in depreciation of property and equipment	64	63	64	63	64	63
Decrease in equity in income of BJB-Aptech	4,477	4,477	4,477	4,476	4,230	1,411	(1)

(1)	Represents the amount of equity in income of BJB-Aptech for the period from April 1, 2009 through April 29, 2009. After the JV interest acquisition, BJB-Aptech has become our consolidated subsidiary.

Our results of operations during the quarter ended June 30, 2009 were affected by certain adjustments related to acquisition accounting allocation resulting from the JV interest acquisition. See “—Factors Affecting Our Results of Operations—Accounting impact of restructurings—The JV interest acquisition.” The effect of the acquisition accounting adjustments on our results of operations for the quarter ended June 30, 2009 relating to the JV interest acquisition are summarized as below:

Quarter Ended June 30, 2009
(in RMB thousands)
Decrease in revenues	11,894
Cost of revenues:
—Decrease in depreciation of property and equipment	52
—Increase in amortization of intangible assets	22,309
General and administrative:
—Decrease in depreciation of property and equipment	36
Gain on remeasurement of previously held equity interest in BJB-Aptech	732,945
Increase in income tax expense	178,119

BJB-Aptech

	Quarter Ended
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008	March 31, 2009
	(in RMB thousands)
Revenues	79,299	79,022	122,033	84,438	100,272
Cost of revenues	(20,758)	(15,432)	(20,090)	(12,573)	(14,949)
Selling and marketing expenses	(27,289)	(32,459)	(16,658)	(9,429)	(22,845)
General and administrative expenses	(5,713)	(4,315)	(6,008)	(8,177)	(6,213)
Other operating costs and expenses	—	(3,000)	(20,000)	—	(10,430)

Total costs and expenses	(53,760)	(55,206)	(62,756)	(30,179)	(54,437)
Income from operations	25,539	23,816	59,277	54,259	45,835
Income tax (expense) benefit	(6,884)	(6,450)	(15,485)	(14,360)	8,730
Net income	20,631	19,329	46,406	42,635	56,715

BJB-Aptech’s revenues fluctuated significantly during the five quarters ended March 31, 2009. Historically, BJB-Aptech has generally experienced the highest revenues in the third quarter each year, primarily because more students enroll in its franchised training centers in the third quarter. China’s national college entrance examination is completed at the end of the second quarter each year, and students not admitted to college tend to look for vocational education opportunities after the college entrance examination. We expect that BJB-Aptech’s revenues will continue to be affected by the seasonality in student enrollment in its franchised training centers.

BJB-Aptech’s costs and expenses vary significantly from quarter to quarter and do not necessarily correspond to changes in BJB-Aptech’s revenues. BJB-Aptech typically incurs higher cost of revenues in the third quarter primarily due to the increase in student enrollment in its franchised training centers, and its expenses are typically higher in this quarter because it invests more in marketing and advertising activities in preparation for its student enrollment peak season in this quarter.

BJB-Aptech’s results of operations fluctuated significantly during the five quarters ended March 31, 2009 and we expect that BJB-Aptech’s results of operations will continue to be affected by the seasonality in student enrollment in its franchised training centers.

Liquidity and Capital Resources

Liquidity

We financed our working capital and capital expenditure requirements during the six months ended June 30, 2009, the years ended December 31, 2008 and 2007, the period from June 1, 2006 (date of inception) through December 31, 2006 and the predecessor period from January 1, 2006 through November 30, 2006, primarily through cash provided by operating activities. For the period from June 1, 2006 (date of inception) through December 31, 2006, we borrowed short-term loans from Crescent Jade to finance our acquisition of an 80% equity interest in BJB. On May 21, 2007, these loans were exchanged into 142,000,000 of our ordinary shares. As of June 30, 2009, our total current assets amounted to RMB823.1 million ($120.5 million), and our total current liabilities amounted to RMB431.8 million ($63.2 million). We believe that our working capital is sufficient to meet the requirements of our current operations.

Prior to the JV interest acquisition, BJBC and BJB-Aptech each managed their own short-term and long-term liquidity needs. After the JV interest acquisition, we manage our liquidity and capital resources on an integrated basis.

We declared a dividend in the amount of RMB115.2 million ($16.9 million) on March 25, 2009 and paid such dividend in April 2009. The source of funds of such dividend was a distribution of BJB’s earnings in 2007 and 2008. BJB made similar distributions of earnings in 2005 and 2006. We expect to distribute a special dividend before the completion of this offering in an amount no less than RMB193 million ($28.3 million) to our shareholders in accordance with the terms of the JV interest acquisition. To fulfill this obligation, we expect that BJB-Aptech will distribute a dividend in the amount of RMB432 million ($63.2 million) which, after taking into account PRC withholding taxes, will provide us with a cash amount that will be at least RMB193 million ($28.3 million). BJB-Aptech did not declare any dividend in 2006, 2007 and 2008, and the RMB432 million ($63.2 million) dividend represents the distributable earnings of BJB-Aptech from January 1, 2006 to June 30, 2009. Of this amount, 50% will be distributed to Prosperity, which will further distribute its portion of the BJB-Aptech dividend to the shareholders of BJBC, and the other 50% will be distributed to BJB. These dividend payments have the effect of reducing our cash flow. We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future other than the special dividend described above. See “Dividends and Dividend Policy.”

Our strategy of increasing the number of franchised training centers will have a positive effect on our liquidity and capital resources because franchisees are responsible for the purchase or lease of property and equipment and other capital expenditures associated with opening franchised training centers and directly financing their ongoing operations.

Currently we do not have any plan for significant capital expenditures for the next 12 or 24 months. Our liquidity requirements will depend to some extent on the acquisitions and strategic alliance and cooperation opportunities available to us in the next 12 months and beyond to expand our business into other areas of vocational education. The actual liquidity need will depend on the financial conditions of the potential partners and the timing of the transaction. We believe that our current level of cash and cash flows from operations, with or without the net proceeds from this offering, will be sufficient to meet our liquidity requirements for the next 12 months. We believe that our current level of cash and cash flows from operations, with or without the net proceeds from this offering, will be sufficient to meet our liquidity requirements for the next 24 months.

We may need additional cash resources in the future if we experience changed business conditions or other developments. We may also need additional cash resources in the future if we find and wish to pursue opportunities for investment, acquisition, strategic cooperation or other similar actions. If we ever determine that our cash requirements exceed our amounts of cash on hand, we may seek to issue debt or equity securities or obtain a credit facility. Any issuance of equity securities could cause dilution for our shareholders. Any incurrence of indebtedness could increase our debt service obligations and cause us to be subject to restrictive operating and finance covenants. It is possible that when we need additional cash resources, financing will only be available to us in amounts or on terms that would not be acceptable to us or financing will not be available at all.

Cash flow information of BJBC and its predecessor

The following table presents a summary of cash flow information of BJBC and its predecessor for the periods indicated:

	Predecessor	BJBC	BJBC
	Period from January 1, 2006 through November 30, 2006	Period from June 1, 2006 (Date of Inception) through December 31, 2006	Year Ended December 31,			Six Months Ended June 30,
			2007	2008		2008	2009
	RMB	RMB	RMB	RMB	$	RMB	RMB	$
	(in thousands)	(in thousands)
Net cash provided by operating activities	85,802	1,684	115,925	128,321	18,787	35,511	38,483	5,634
Net cash provided by (used in) investing activities	(18,505)	(66,606)	(130,507)	16,313	2,388	(3,273)	124,109	18,171
Net cash provided by (used in) financing activities	(40,029)	237,637	(22,079)	(24,988)	(3,658)	(24,988)	(13,076)	(1,914)
Effect of foreign currency exchange rate changes on cash and cash equivalents	—	(154)	(29)	(87)	(13)	(131)	(31)	(5)

Net increase (decrease) in cash	27,268	172,561	(36,690)	119,559	17,504	7,119	149,485	21,886
Cash and cash equivalents at beginning of period	27,841	—	172,561	135,871	19,893	135,871	255,430	37,397

Cash and cash equivalents at end of period	55,109	172,561	135,871	255,430	37,397	142,990	404,915	59,283

After the JV interest acquisition, our primary sources of operation cash flow are the following:

•

Cash collected from franchisees including franchise fees, sales of textbooks and provision of exam services. Under the franchise agreements, BJB-Aptech delivers textbooks and provides exam services on a per enrolled student basis for which franchisees pay BJB-Aptech a percentage of tuition fees, textbook fees and exam fees received from each enrolled student prior to the beginning of each course.

•

Cash collections on course fees from students enrolled in owned training centers. Course fees including tuition fees, textbook fees and exam fees are collected at the beginning of each course, which is generally four to ten months in duration.

•	Cash collected from our educational content distribution business.

Our primary uses of cash in operation are costs to produce textbooks and training materials, such as printing and shipping costs, personnel-related expenditures and area agents’ commissions as well as payments related to taxes and facilities.

We expect that cash provided from operating activities will continue to be a major source of liquidity for us and that the future trends will continue to be affected by the factors described above.

In historical periods before the JV interest acquisition, our largest source of operating cash flows was cash collections on course fees from students who enroll in our owned training centers. Course fees including tuition fees, textbook fees and exam fees are collected at the beginning of each course, which is generally four to ten months in duration. We also generated cash flows from our educational content distribution business. Our primary uses of cash in operating activities were costs to purchase instructor training services and related instructor materials, textbooks and exam services from BJB-Aptech and personnel-related expenditures as well as payments related to taxes and facilities.

Net cash provided by operating activities increased by RMB3.0 million from RMB35.5 million for the six months ended June 30, 2008 to RMB38.5 million ($5.6 million) for the six months ended June 30, 2009. The increase was a combined effect of the significant increase in net cash generated from operating activities of our franchise business for the period from April 30, 2009 to June 30, 2009 by approximately RMB25 million as a result of the consolidation of BJB-Aptech, and cash savings on payroll, marketing and advertising activities, and other expenditures by approximately RMB10 million ($1.5 million) during the six months ended June 30, 2009, which were largely offset by the significant decrease in cash inflows because of a decrease in student enrollment in our owned training centers and content distribution business by approximately RMB30 million ($4.4 million) during the six months ended June 30, 2009.

Net cash provided by operating activities amounted to RMB115.9 million and RMB128.3 million ($18.8 million) for the years ended December 31, 2007 and 2008, respectively, primarily because of our increased collection of course fees and sales of educational content in connection with the growth of our business in our owned training centers and educational content distribution business. The increase in cash flow from operations from the year ended December 31, 2007 to the year ended December 31, 2008 was in line with our enlarged business operation (i) an increase in student enrollment in our owned training centers from 24,355 for the year ended December 31, 2007 to 28,215 for the year ended December 31, 2008, and (ii) an increase in student enrollment in our educational content distribution business from 45,763 for the year ended December 31, 2007 to 51,905 for the year ended December 31, 2008.

For the period from June 1, 2006 (date of inception) to December 31, 2006, net cash provided by operating activities was RMB1.7 million, primarily due to cash collections on course fees from students enrolled in our owned training centers approximated operating expenses we paid to support our business. In addition, we paid out annual bonuses of RMB4.0 million and license fees of RMB3.0 million in December.

Although the increase in our expenses outpaced the increase in our revenues in the predecessor period from January 1, 2006 through November 30, 2006, we had net operating cash inflow of RMB85.8 million, primarily because of our increased collection of course fees in connection with the growth of our business.

Investing activities

For the six months ended June 30, 2009, net cash provided by investing activities primarily consisted of RMB113.2 million ($16.6 million) net cash acquired from the JV interest acquisition, RMB20.7 million ($3.0 million) proceeds from maturity of time deposits, partially offset by cash used in the purchase of RMB10.0 million ($1.5 million) in time deposits and RMB1.2 million ($0.2 million) for the purchase of property and equipment.

For the year ended December 31, 2008, net cash provided by investing activities consisted of RMB80.7 million ($11.8 million) proceeds from maturity of time deposits offset by cash used in purchase of RMB61.4 million ($9.0 million) in time deposits and RMB3.3 million ($0.5 million) for the purchase of property and equipment.

For the year ended December 31, 2007, net cash used in investing activities consisted of (i) purchase of RMB90.0 million in time deposits, (ii) payment of RMB70.4 million in cash paid to BJB selling shareholders in connection with our acquisition of 80% of the equity interest in BJB, which represented the amount of dividends that Prosperity was entitled to receive but waived voluntarily, and (iii) RMB23.2 million for the purchase of property and equipment in connection with the opening of four new owned training centers, partially offset by RMB50.0 million in proceeds from maturity of time deposits and RMB3.4 million in proceeds we received from the Jade Bird Group for repayment of loans.

For the period from June 1, 2006 (date of inception) to December 31, 2006, net cash used in investing activities was primarily attributable to a net cash payment in the amount of RMB65.2 million to BJB selling shareholders in connection with our acquisition of 80% of the equity interest in BJB.

Net cash used in investing activities in the predecessor period from January 1, 2006 through November 30, 2006 consisted of RMB17.9 million for the purchase of property and equipment in connection with the opening of 21 new owned training centers, RMB10.0 million in loans we made to support the operating activities of Jade Bird Group, partially offset by RMB9.4 million of proceeds we received from Jade Bird Group for repayments of loans.

Financing activities

For the six months ended June 30, 2009, net cash used in financing activities amounted to RMB13.1 million ($1.9 million), primarily attributable to a dividend payment of RMB 211.2 million ($30.9 million), a distribution to noncontrolling interest holders in the amount of RMB32.0 million ($4.7 million) and payments for expenses of this offering in the amount of RMB2.9 million ($0.4 million), partially offset by the proceeds from the issuance of ordinary shares to SBI-BDJB in the amount of RMB233.0 million ($34.1 million) .

For the year ended December 31, 2008, net cash used in financing activities amounted to RMB25.0 million ($3.7 million), primarily attributable to a distribution to noncontrolling interest holders in the amount of RMB24.0 million ($3.5 million).

For the year ended December 31, 2007, net cash used in financing activities amounted to RMB22.1 million, primarily attributable to proceeds and repayment of a loan provided by BJB-Aptech in the amount of RMB25.5 million, a distribution to noncontrolling interest holders in the amount of RMB18.3 million, and repayment of loans in the amount of RMB3.1 million to Jade Bird Group.

For the period from June 1, 2006 (date of inception) to December 31, 2006, net cash provided by financing activities amounted to RMB237.6 million, attributable to proceeds from loans provided by Crescent Jade for the acquisition of 80% of the equity interest in BJB. See “Related Party Transactions—Certain Other Related Party Transactions.”

Net cash used in financing activities in the predecessor period from January 1, 2006 through November 30, 2006 mainly consisted of dividend payments of RMB24.9 million and RMB2.1 million in May and June 2006, respectively, as well as a payment of RMB16.0 million to Beida JB in the predecessor period from January 1, 2006 through November 30, 2006 as part of the purchase price of 50% of the equity interest in BJB-Aptech, RMB4.0 million loans provided by Jade Bird Group and RMB1.0 million repayment of loans provided by Jade Bird Group.

Cash flow information of BJB-Aptech in historical periods

The following table presents a summary of BJB-Aptech’s cash flow information for the periods indicated:

	Year Ended December 31,				Three Months Ended March 31,
	2006	2007	2008		2008	2009
	RMB	RMB	RMB	$	RMB	RMB	$
	(in thousands)
Net cash provided by operating activities	128,123	123,337	177,228	25,948	39,838	26,939	3,945
Net cash provided by (used in) investing activities	(21,225)	(37,437)	46,678	6,834	(2,663)	(340,258)	(49,817)
Net cash used in financing activities	(40,000)	—	—	—	—	—	—
Effect of foreign currency exchange rate changes on cash and cash equivalents	(67)	(132)	(19)	(3)	(19)	—	—

Net increase (decrease) in cash and cash equivalents	66,831	85,768	223,887	32,779	37,186	(313,319)	(45,872)
Cash and cash equivalents at beginning of period	51,381	118,212	203,980	29,864	203,980	427,867	62,643

Cash and cash equivalents at end of period	118,212	203,980	427,867	62,643	241,166	114,548	16,771

Operating Activities

BJB-Aptech’s largest source of operating cash flows was cash collected from franchisees including initial and franchise renewal fees, marketing and advertising fees, and sales of textbooks and provision of exam services. Under the franchise agreements, BJB-Aptech delivered textbooks and provides exam services on a per enrolled student basis for which franchisees paid BJB-Aptech a percentage of tuition fees, textbook fees and exam fees received from each enrolled student prior to the start of each course, which was generally four to ten months in duration. BJB-Aptech’s primary uses of cash in operating activities were costs to produce textbooks and training materials, such as printing and shipping costs and personnel related expenditures as well as payments related to taxes and facilities.

The decrease in net cash provided by operating activities from the three months ended March 31, 2008 to the three months ended March 31, 2009 was primarily due to the fact that the amount of income tax BJB-Aptech paid during the three months ended March 31, 2009 was more than that during the three months ended March 31, 2008. The increase in net cash provided by operating activities from the year ended December 31, 2007 to the year ended December 31, 2008 was primarily due to the continuing growth in BJB-Aptech’s business as a result of the increased number of student enrollments in its franchised training centers during the periods. The slight decrease in net cash provided by operating activities from the year ended December 31, 2006 to the year ended December 31, 2007 was primarily due to the prepayment of advertising fees in the amount of RMB5.8 million as of December 31, 2007.

Investing Activities

Net cash used in investing activities in the three months ended March 31, 2009 amounted to RMB340.3 million ($49.8 million), primarily attributable to a purchase of RMB340.0 million ($49.8 million) in time deposits and RMB0.3 million ($0.1 million) for the purchase of property and equipment.

Net cash provided by investing activities in 2008 amounted to RMB46.7 million ($6.8 million), primarily attributable to RMB101.0 million ($14.8 million) in proceeds from maturity of time deposits, which was partially offset by a purchase of RMB50.0 million ($7.3 million) in time deposits.

Net cash used in investing activities in 2007 amounted to RMB37.4 million, primarily attributable to a purchase of RMB82.0 million in time deposits and RMB29.5 million in loans made to related parties, which was partially offset by RMB51.0 million in proceeds from maturity of time deposits and RMB25.5 million in proceeds from loan repayment from related parties.

Net cash used in investing activities in 2006 amounted to RMB21.2 million, primarily attributable to a purchase of RMB40.0 million in time deposits, which was partially offset by RMB20.0 million in proceeds from maturity of time deposits.

Financing Activities

There was no cash used in or provided by financing activities in the three months ended March 31, 2009 and in 2008 and 2007.

Net cash used in financing activities in 2006 included RMB40.0 million as dividends paid to BJB and Aptech India.

Capital expenditures

In the period from January 1, 2006 through November 30, 2006, the period from June 1, 2006 (date of inception) through December 31, 2006, 2007, 2008 and the six months ended June 30, 2009, our capital expenditures totaled RMB19.3 million, RMB23.2 million, RMB3.3 million ($0.5 million) and RMB1.2 million ($0.2 million), respectively. In past years, our capital expenditures consisted primarily of the purchase of property and equipment to support our growth. In 2009, we have not had any significant capital expenditures and do not have any plan for significant capital expenditures for the remainder of 2009. We may incur significant capital expenditures if we are successful in forming strategic alliance and cooperation to expand our business into other areas of vocational education.

We lease all of our facilities. We expect to make future payments on existing leases from cash generated from operations.

Contractual Obligations

The table below presents BJBC’s contractual obligations as of December 31, 2008.

	Payment Due by December 31,
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(in RMB thousands)
Operating leasing obligations(1)	33,895	15,113	17,294	1,488	—
Loans from a shareholder(2)	273	273	—	—	—

(1)	Represents operating lease arrangements for BJBC’s office premises. As of December 31, 2008, BJB-Aptech did not have any contractual obligations with initial or remaining terms in excess of one year.
(2)	Represents the following:

•

a short-term loan from Crescent Point Ventures Ltd., which is unsecured and due on September 25, 2009, having an interest rate equal to the 12-month London Interbank Offered Rate prevailing on September 25, 2008 plus 2%. The outstanding balance including accrued interest was $16,857 (equivalent to RMB115,210) as of December 31, 2008; and

•	a short-term loan from Crescent Jade in the amount of $23,062 (equivalent to RMB157,620) as of December 31, 2008, which is interest-free, unsecured and with no specific terms of repayment.

There have been no material changes in BJBC’s contractual obligations since December 31, 2008.

Off-Balance Sheet Commitments and Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholders’ equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Inflation

In recent years, China has not experienced significant inflation, and thus inflation has not had a material impact on our results of operations. According to the National Bureau of Statistics of China, the change in China’s Consumer Price Index was 1.5%, 4.8% and 5.9% in the years 2006, 2007 and 2008, respectively. If inflation continues to rise, it may materially and adversely affect our business.

Quantitative and Qualitative Disclosure about Market Risk

Foreign exchange risk

All of our revenues and substantially all of our expenditures are denominated in Renminbi. However, fluctuations in the exchange rate between the U.S. dollar and Renminbi will affect our results of operation and financial condition with respect to the translation of the net proceeds we will receive from this offering into Renminbi. The Renminbi’s exchange rate with the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. The RMB is currently freely convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment. Commencing on July 21, 2005, China reformed its exchange rate regime by changing to a managed floating exchange rate regime based on market supply and demand with reference to a basket of currencies. Under the new policy, the Renminbi was permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy caused the Renminbi to appreciate approximately 21.5% against the U.S. dollar over the following three years. Since reaching a high against the U.S. dollar in July 2008, however, the Renminbi has traded within a narrow band against the U.S. dollar, remaining within 1% of its July 2008 high but never exceeding it. As a consequence, the Renminbi has fluctuated sharply since July 2008 against other freely traded currencies, in tandem with the U.S. dollar. For example, the Renminbi appreciated approximately 27% against the Euro between July 2008 and November 2008. It is difficult to predict how long the current situation may last and when and how it may change again. We cannot assure you that there will not be significant international pressure on the Chinese government to adopt a substantial liberalization of its currency policy, which could result in significant fluctuations in the value of the Renminbi against the U.S. dollar.

Interest rate risk

Our exposure to interest rate risk primarily relates to interest income generated by excess cash which is mostly held in interest-bearing bank deposits. We have not used derivative financial instruments in our investment portfolio. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed, nor do we anticipate being exposed to material risks due to changes in market interest rates. However, our future interest income may fall short of expectations due to changes in market interest rates.

Recently Issued Accounting Pronouncements

FASB Statement No. 141(R)

On January 1, 2009, we adopted SFAS No. 141(R), Business Combinations, or SFAS 141(R). SFAS 141(R) modifies the accounting for business combinations and requires, with limited exceptions, the acquirer in a business combination to recognize 100% of the assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition-date fair value. In addition, SFAS 141(R) requires the expensing of acquisition-related transaction and restructuring costs, and certain contingent acquired assets and liabilities, as well as contingent consideration, to be recognized at fair value. We accounted for our acquisition of the 50% equity interest in BJB-Aptech on April 30, 2009 under SFAS 141(R).

FASB Statement No. 160

On January 1, 2009, we adopted SFAS No. 160, Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51, or SFAS 160, which requires us to make certain changes to the presentation to the financial statements. This standard requires us to classify noncontrolling interests (previously referred to as “minority interest”) as part of consolidated net income and to include the accumulated amount of noncontrolling interests as part of equity. Furthermore, each item of comprehensive income (loss) is reported separately for the portion attributable to our shareholders and noncontrolling interests. Our net income previously reported is now presented as “net income attributable to BJB Career Education shareholders”. Similarly, in the presentation of equity, we distinguishes between equity amounts attributable to our shareholders and amounts attributable to the noncontrolling interests – previously classified as minority interest outside of equity. We accounted for our acquisition of the 14% and 5.9% equity interests in BJB on May 12, 2009 and June 29, 2009, respectively, under SFAS 160.

FASB Staff Position FAS 157-2

On January 1, 2009, we adopted the provision of SFAS No. 157, Fair Value Measurements, or SFAS 157, to fair value measurements of nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The adoption of SFAS 157, as it relates to nonfinancial assets and nonfinancial liabilities, had no impact on our unaudited condensed consolidated financial statements for the six months ended June 30, 2009.

FASB Staff Position FAS 142-3

On January 1, 2009, we adopted FSP FAS142-3, Determination of the Useful Life of Intangible Assets, or FSP FAS 142-3. FSP FAS 142-3 amends the factors considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. Among other things, in the absence of historical experience, an entity will be required to consider assumptions used by market participants. We applied FSP FAS 142-3 in our acquisition of the 50% equity interest in BJB-Aptech on April 30, 2009.

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

Information in this section should be read in conjunction with our unaudited pro forma consolidated financial statements included elsewhere in this prospectus.

As a result of the JV interest acquisition, BJB-Aptech has become our consolidated subsidiary. We have made pro forma adjustments in our unaudited pro forma consolidated financial statements for the year ended December 31, 2008 and for the six months ended June 30, 2009. The unaudited pro forma consolidated statement of operations for the six months ended June 30, 2008 is also presented because we believe it will provide investors with information about the comparable effect that the 2009 restructuring may have had on our historical operations as well as the possible effect on our future operations. The unaudited pro forma statements gives effect to the events that are directly attributable to the 2009 restructuring and the conversion of 23 owned training centers into franchised training centers on September 1, 2009 as if such events had been consummated on January 1, 2008. See our unaudited pro forma consolidated financial statements included elsewhere in this prospectus. The pro forma adjustments made to our consolidated statement of operations as a result of the 2009 restructuring include:

•

fair value adjustments to BJB-Aptech’s revenues, due to the application of acquisition accounting as if the JV Interest Acquisition had occurred on January 1, 2008, of RMB38.1 million and RMB30.0 million decreases in revenue for the year ended December 31, 2008 and the six months ended June 30, 2008, respectively, and a RMB11.7 million increase in revenue for the six months ended June 30, 2009;

•

amortization of the acquired intangible assets — BJB-Aptech’s franchise agreements for RMB85.7 million, RMB42.8 million and RMB28.6 million for the year ended December 31, 2008 and the six months ended June 30, 2008 and 2009, respectively, copyrights to instructor materials and student textbooks for RMB54.1 million, RMB27.1 million and RMB18.0 million for the year ended December 31, 2008 and the six months ended June 30, 2008 and 2009, respectively; the right to use the “Aptech” brand name for RMB0.6 million, RMB0.3 million and RMB0.2 million for the year ended December 31, 2008 and the six months ended June 30, 2008 and 2009, respectively; the right to new versions of the ACCP program for RMB0.2 million, RMB0.1 million and RMB0.1 million for the year ended December 31, 2008 and the six months ended June 30, 2008 and 2009, respectively; and a non-compete agreement and the exclusive right to use ARENA and all other Aptech India’s multimedia products within the China market for RMB0.2 million, RMB0.1 million and RMB0.1 million for the year ended December 31, 2008 and the six months ended June 30, 2008 and 2009, respectively;

•	elimination of revenues and costs and expenses relating to transactions between BJB and BJB-Aptech;

•

elimination of BJB’s equity in income of BJB-Aptech for RMB47.4 million, RMB12.7 million and RMB26.0 million for the year ended December 31, 2008 and the six months ended June 30, 2008 and 2009, respectively;

•	income tax impact relating to the factors described above;

•

income tax effect on our PRC operating subsidiaries’ earnings generated after January 1, 2008, attributable to the 50% equity interest in BJB-Aptech, 14% equity interest in BJB and 5.9% equity interest in BJB acquired by us; and

•	net income attributable to noncontrolling interests in connection with our acquisitions of 14% and 5.9% equity interest in BJB.

The pro forma adjustments made to our consolidated statement of operations as a result of the conversion of the 23 owned training centers into franchised training centers include:

•	elimination of the results of operations of the 23 owned training centers as if these owned training centers were sold on January 1, 2008; and

•

inclusion of franchise fee revenues, the related costs of revenues, and the related income tax expenses as if the 23 owned training centers had become our franchised training centers on January 1, 2008.

We expect that these adjustments will have a material adverse effect on our results of operations, but will not have any material effect on our cash flows since substantially all of the adjustments and expenses are non-cash.

Summary pro forma consolidated statements of operations for the year ended December 31, 2008 and the six months ended June 30, 2008 and 2009

The following table presents a summary of our pro forma consolidated statement of operations for the year ended December 31, 2008.

	Historical		Pro Forma Adjustments
	BJBC Consolidated	BJB-Aptech Consolidated	Acquisitions		Disposition		Pro Forma Consolidated
	RMB	RMB	RMB		RMB		RMB	$
	(in thousands)
Revenues
Course fees	232,101	—	—		(101,880	)(14)	130,221	19,065
Sales of educational content	72,410	—	—		—		72,410	10,601
Area agent fee	464	1,581	(903	)(1a)	—		1,142	167
Franchise fee revenues	—	316,840	(33,512	)(1a)	—		306,651	44,896
			—		23,323	(15)
Franchise fee revenues from related parties	—	32,575	(3,694	)(1a)	—		695	102
			(28,186	)(2)	—
Other sales to related parties	24,958	13,796	(38,754	)(3)	—		—	—

Total revenues	329,933	364,792	(105,049)		(78,557)		511,119	74,831
Costs and expenses
Cost of revenues	(129,602)	(68,853)	(140,523	)(4a)	—		(259,732)	(38,027)
			37,664	(5)	—
			—		42,619	(14)
			—		(1,037	)(15)
Selling and marketing	(71,246)	(85,835)	3	(4a)	—		(142,010)	(20,791)
			—		15,068	(14)
General and administrative	(42,922)	(24,213)	215	(4a)	—		(44,996)	(6,588)
			4,050	(6)	—
			—		17,874	(14)
Other operating costs and expenses	—	(23,000)	23,000	(7)	—		—	—

Total costs and expenses	(243,770)	(201,901)	(75,591)		74,524		(446,738)	(65,406)
Other operating income from BJB-Aptech	1,736	—	(1,736	)(8)	—		—	—
Equity in income of BJB-Aptech	47,429	—	(47,429	)(9)	—		—	—

Income from operations	135,328	162,891	(229,805)		(4,033)		64,381	9,425
Interest income	4,112	9,289	—		(60	)(14)	13,341	1,953
Interest expense	(8)	—	—		—		(8)	(1)

Earnings before income taxes	139,432	172,180	(229,805)		(4,093)		77,714	11,377
Income tax expense	(34,953)	(43,179)	9,527	(1b)	—		(46,544)	(6,814)
			35,076	(4b)	—
			1,914	(2)	—
			(4,477	)(9)	—
			(8,296	)(10)	—
			(3,180	)(11)	—
			—		6,595	(14)
			—		(5,571	)(15)

Net income	104,479	129,001	(199,241)		(3,069)		31,170	4,563
Net income attributable to noncontrolling interests	(30,282)	—	14	(1b)	—		(72)	(11)
			53	(4b)	—
			30,131	(12)	—
			—		20	(14)
			—		(8	)(15)

Net income attributable to BJB Career Education shareholders	74,197	129,001	(169,043)		(3,057)		31,098	4,552

The table below presents a summary of our pro forma consolidated statement of operations for the six months ended June 30, 2008.

	Historical		Pro Forma Adjustments				Pro Forma Consolidated
	BJBC Consolidated	BJB-Aptech Consolidated	Acquisitions		Disposition
	(in RMB thousands)
Revenues
Course fees	109,485	—	—		(45,897	)(14)	63,588
Sales of educational content	32,231	—	—		—		32,231
Area agent fee	153	790	(368	)(1a)	—		575
Franchise fee revenues	—	138,554	(27,400	)(1a)	—		119,107
			—		7,953	(15)
Franchise fee revenues from related parties	—	12,078	(2,248	)(1a)	—		695
			(9,135	)(2)	—
Other sales to related parties	6,117	6,898	(13,015	)(3)	—		—

Total revenues	147,986	158,320	(52,166)		(37,944)		216,196
Costs and expenses
Cost of revenues	(64,902)	(36,190)	(70,263	)(4a)	—		(135,160)
			15,086	(5)	—
			—		21,595	(14)
			—		(486	)(15)
Selling and marketing	(28,942)	(59,748)	2	(4a)	—		(81,647)
			—		7,041	(14)
General and administrative	(19,502)	(10,028)	108	(4a)	—		(20,439)
			—		8,983	(14)
Other operating costs and expenses	—	(3,000)	3,000	(7)	—		—

Total costs and expenses	(113,346)	(108,966)	(52,067)		37,133		(237,246)
Equity in income of BJB-Aptech	12,681	—	(12,681	)(9)	—		—

Income (loss) from operations	47,321	49,354	(116,914)		(811)		(21,050)
Interest income	2,150	3,939	—		(19	)(14)	6,070
Interest expense	(4)	—	—		—		(4)

Earnings (loss) before income taxes	49,467	53,293	(116,914)		(830)		(14,984)
Income tax expense	(13,696)	(13,334)	7,504	(1b)	—		(6,558)
			17,538	(4b)	—
			1,578	(2)	—
			(2,238	)(9)	—
			(2,680	)(10)	—
			(1,437	)(11)	—
			—		2,074	(14)
			—		(1,867	)(15)

Net income (loss)	35,771	39,959	(96,649)		(623)		(21,542)
Net income attributable to noncontrolling interests	(11,464)	—	11	(1b)	—		(17)
			26	(4b)	—
			11,407	(12)	—
			—		6	(14)
			—		(3	)(15)

Net income (loss) attributable to BJB Career Education shareholders	24,307	39,959	(85,205)		(620)		(21,559)

The table below presents a summary of our pro forma consolidated statement of operations for the six months ended June 30, 2009.

	Historical		Pro Forma Adjustments
	BJBC Consolidated	BJB-Aptech Consolidated	Acquisitions		Disposition		Pro Forma Consolidated
	RMB	RMB	RMB		RMB		RMB	$
	(in thousands)
Revenues
Course fees	95,753	—	—		(49,205	)(14)	46,548	6,815
Sales of educational content	36,927	—	—		—		36,927	5,406
Area agent fee	651	527	216	(1a)	—		1,394	204
Franchise fee revenues	41,036	107,393	9,549	(1a)	—		166,202	24,334
			—		8,224	(15)
Franchise fee revenues from related parties	—	9,603	1,956	(1a)	—		—	—
			(11,559	)(2)	—
Other sales to related parties	14,748	3,449	(18,197	)(3)	—		—	—

Total revenues	189,115	120,972	(18,035)		(40,981)		251,071	36,759
Costs and expenses
Cost of revenues	(83,639)	(18,936)	(46,841	)(4a)	—		(110,762)	(16,216)
			19,852	(5)	—
			—		19,153	(14)
			—		(351	)(15)
Selling and marketing	(30,346)	(33,575)	1	(4a)	—		(58,845)	(8,615)
			—		5,075	(14)
General and administrative	(15,558)	(7,624)	72	(4a)	—		(14,487)	(2,121)
			405	(6)	—
			—		8,218	(14)
Other operating costs and expenses	—	(13,050)	13,050	(7)	—		—	—

Total costs and expenses	(129,543)	(73,185)	(13,461)		32,095		(184,094)	(26,952)
Other operating income from BJB-Aptech	174	—	(174	)(8)	—		—	—
Equity in income of BJB-Aptech	26,025	—	(26,025	)(9)	—		—	—
Gain on remeasurement of previously held equity interest in BJB-Aptech	732,945	—	(732,945	)(13)	—		—	—

Income from operations	818,716	47,787	(790,640)		(8,886)		66,977	9,807
Interest income	2,224	2,841	—		(11	)(14)	5,054	740
Interest expense	(4)	—	—		—		(4)	(1)

Earnings before income taxes	820,936	50,628	(790,640)		(8,897)		72,027	10,546
Income tax benefit (expense)	(188,313)	9,158	(1,758	)(1b)	—		7,609	1,114
			7,015	(4b)	—
			(1,333	)(2)	—
			(423	)(9)	—
			(1,837	)(10)	—
			183,236	(13)	—
			(1,147	)(11)	—
			—		4,192	(14)
			—		(1,181	)(15)

Net income	632,623	59,786	(606,887)		(5,886)		79,636	11,660
Net income attributable to noncontrolling interests	(137,342)	—	(5	)(1b)	—		(73)	(11)
			20	(4b)	—
			120,639	(13)	—
			16,605	(12)	—
			—		13	(14)
			—		(3	)(15)

Net income attributable to BJB Career Education shareholders	495,281	59,786	(469,628)		(5,876)		79,563	11,649

(1a)	Reflects the adjustments to revenue in a total sum of RMB38.1 million ($5.6 million), RMB30.0 million and RMB11.7 million ($1.7 million), respectively, for 2008 and the six months ended June 30, 2008 and 2009, due to the application of acquisition accounting, as if the JV interest acquisition had occurred on January 1, 2008.

(1b)	Reflects the effect to income tax expense and noncontrolling interests, because of the adjustments to revenue;

(2)	Reflects elimination of BJ-Aptech’s franchise fee revenues from BJB under the BJB general franchise agreement for the periods presented.

(3)	Reflects elimination of BJB’s and BJB-Aptech’s other sales to each other, which consist of BJB-Aptech’s revenues derived under the BJB general educational content distribution agreement and BJB’s revenues derived from providing operating manual update services, franchisee training services and program update services to BJB-Aptech.

(4a)	Reflects an increase in depreciation and amortization expense in a total sum of RMB140.3 million ($20.5 million), RMB70.2 million and RMB46.8 million ($6.8 million), respectively, for 2008 and the six months ended June 30, 2008 and 2009, due to (i) the amortization of franchise agreements, copyrights to instructor materials and student textbooks for the training programs, non-compete agreement, right to use the “Aptech” brand name, right to new versions of the ACCP program, and exclusive right to use ARENA and all other Aptech India’s multimedia products using the straight line method over the estimated useful life of 6 years, 4.7 years, 13.8 years, 13.8 years, 13.8 years, and 5 years, respectively and (ii) a decrease in depreciation of property and equipment, using the straight-line method over the remaining estimated useful life of 3 years.

(4b)	Reflects the effect to income tax expense and noncontrolling interests, because of the adjustments to depreciation and amortization;

(5)	Reflects a decrease in cost of revenues due to the factors described in footnotes (2) and (3) above.

(6)	Reflects elimination of BJB-Aptech’s expenses for employee training services provided by BJB.

(7)	Reflects elimination of BJB-Aptech’s expenses for operating manual update services and program update services provided by BJB.

(8)	Reflects elimination of BJB’s other operating income derived from providing employee training services to BJB-Aptech.

(9)	Reflects elimination of the equity in income of BJB-Aptech.

(10)	Reflects the income tax effect of BJB-Aptech’s undistributed earnings generated after January 1, 2008 attributable to the 50% equity interest in BJB-Aptech that we acquired. The new EIT imposes a 10% income tax for dividends distributed by a PRC-resident enterprise to non-resident enterprises.

(11)	Reflects an income tax effect which is similar in nature to that described in footnote (10) above, made to reflect PRC income tax impact with respect to BJB’s undistributed earnings generated after January 1, 2008 in connection with Prosperity’s purchase of 14% and 5.9% equity interest in BJB.

(12)	Reflects a decrease in noncontrolling interests due to Prosperity’s purchase of 14% and 5.9% equity interest in BJB.

(13)	Reflects the effect of the gain on remeasurement of previously held equity interest in BJB-Aptech on our historical results of operations for the period from April 30, 2009 through June 30, 2009.

(14)	Reflects the elimination of the results of operations of the 23 owned training centers as if these owned training centers were sold on January 1, 2008.

(15)	Reflects the inclusion of franchise fee revenues, costs of revenues, and related income tax expenses as if the 23 owned training centers had become our franchised training centers on January 1, 2008.

Pro forma six months ended June 30, 2008 compared to pro forma six months ended June 30, 2009

Revenues

Pro forma revenues increased by 16.1% from RMB216.2 million for the six months ended June 30, 2008 to RMB251.1 million ($36.8 million) for the six months ended June 30, 2009, primarily attributable to increases in franchise fee revenues and sales of educational content and partially offset by a decrease in course fees.

Course fees

Pro forma course fees from our owned training centers decreased by 26.8% from RMB63.6 million for the six months ended June 30, 2008 to RMB46.5 million ($6.8 million) for the six months ended June 30, 2009. The decrease was primarily attributable to a decrease in student enrollment at our owned training centers due to the delayed effect of the global financial crisis and economic downturn in China, and partially offset by an increase in unit price per course for the ACCP program by 13.0% in more developed cities and by 14.9% in other cities, which we implemented in February 2009.

Sales of educational content

Pro forma sales of educational content from our educational content distribution business increased by 14.6% from RMB32.2 million for the six months ended June 30, 2008 to RMB36.9 million ($5.4 million) for the six months ended June 30, 2009. The increase was primarily attributable to (i) an increase in the number of students taking exams in our content distribution network, primarily because student enrollment in our content distribution network for the six months ended December 31, 2008 was larger than that for the six months ended December 31, 2007, and (ii) an increase of the fair value of exam services recognized. The increase was partially offset by a decrease in student enrollment in our content distribution network. We expect that the decrease in student enrollment in our educational content distribution network in the six months ended June 30, 2009 will adversely affect our sales of educational content in the third and fourth quarters of 2009.

Franchise fee revenues

Pro forma franchise fee revenues from our franchising activities increased by 39.5% from RMB119.1 million for the six months ended June 30, 2008 to RMB166.2 million ($24.3 million) for the six months ended June 30, 2009. The increase was primarily attributable to (i) an increase in unit price per course for the ACCP program by 13.0% in more developed cities and by 14.9% in other cities, which we implemented in February 2009, (ii) an increase in the number of students taking exams in our franchised training centers, primarily because student enrollment in our franchised training centers for the six months ended December 31, 2008 was larger than that for the six months ended December 31, 2008, and (iii) an increase of the fair value of exam services recognized. The increase was partially offset by a decrease in student enrollment in our franchised training centers.

Franchise fee revenues from related parties

Pro forma franchise fee revenues from related parties consisting of the revenue generated from Jade Bird Group’s franchised training centers were RMB0.7 million and nil respectively for the six months ended June 30, 2008 and 2009.

Cost and expenses

Pro forma cost and expenses decreased by 22.4% from RMB237.2 million for the six months ended June 30, 2008 to RMB184.1 million ($27.0 million) for the six months ended June 30, 2009.

Cost of revenues

Pro forma cost of revenues decreased by 18.1% from RMB135.2 million for the six months ended June 30, 2008 to RMB110.8 million ($16.2 million) for the six months ended June 30, 2009, primarily attributable to (i) a decrease in labor costs primarily resulting from a reduction of personnel and (ii) a decrease in printing and shipping costs due to a decrease in system-wide student enrollment and (iii) a decrease in share-based compensation expenses.

Selling and marketing expenses

Pro forma selling and marketing expense decreased by 27.9% from RMB81.6 million for the six months ended June 30, 2008 to RMB58.8 million ($8.6 million) for the six months ended June 30, 2009. The decrease was primarily due to decreases in (i) advertising and marketing activities at our owned training centers and franchise business, (ii) our educational content distribution area agents’ commissions resulting from a decrease in student enrollment in our content distribution network, and (iii) labor costs primarily resulting from a reduction in selling and marketing personnel.

General and administrative expenses

Pro forma general and administrative expenses decreased by 29.1% from RMB20.4 million for the six months ended June 30, 2008 to RMB14.5 million ($2.1 million) for the six months ended June 30, 2009. The decrease was primarily attributable to a decrease in labor costs resulting from a reduction in administrative personnel, as well as a decrease in share-based compensation expenses.

Income (loss) from operations

As a result of the foregoing factors, we recorded pro forma loss from operations of RMB21.1 million for the six months ended June 30, 2008 and pro forma income from operation of RMB67.0 million ($9.8 million) for the six months ended June 30, 2009.

Income tax expense

Pro forma income tax expense for the six months ended June 30, 2008 was RMB6.6 million and pro forma income tax benefit for the six months ended June 30, 2009 was RMB7.6 million ($1.1 million). The significant change in pro forma income tax expense for the six months ended June 30, 2008 to the income tax benefit for the six months ended June 30, 2009 was primarily attributable to (i) a tax benefit of RMB26.8 million resulted from a change in enacted tax rate in January 2009, when BJB, BJB-Aptech and SJB-Aptech were granted the Advanced and New Technology Certificates, (ii) the fact that BJB, BJB-Aptech and SJB-Aptech were entitled to preferential income tax rates of 7.5%, 15.0% and 15.0% in 2009, respectively, as a result of the grant of Advanced and New Technology Certificates, and partially offset by (iii) an increase in the withholding income tax on our PRC operating subsidiaries’ earnings from RMB9.9 million for the six months ended June 30, 2008 to RMB10.2 million for the six months ended June 30, 2009.

Net (loss) income attributable to our shareholders

As a result of the foregoing factors, pro forma net loss attributable to our shareholders was RMB21.6 million for the six months ended June 30, 2008 and pro forma net income was RMB79.6 million ($11.6 million) for the six months ended June 30, 2009.

BUSINESS

Overview

We are the largest vocational IT education provider in China in terms of market share measured by our system-wide revenues according to IDC. We provide our educational content and services through training centers located throughout China. We also distribute vocational IT educational content to vocational high schools, colleges and universities to replace the former mandatory IT curriculum of substantially all of these schools, colleges and universities. Our vocational IT education programs focus on software development, network engineering and software testing. According to IDC, our market share measured by our system-wide revenues in 2007 and 2008 was 38.6% and 39.8%, respectively, of the PRC vocational IT education market, more than triple in 2008 the combined market share of our next two largest competitors. In addition, according to IDC, we operated the largest vocational IT training network in China in terms of number of training centers and were the largest provider of college-level educational content in terms of market share in 2008.

We operate our business through two channels: our training center channel, which consists of franchised training centers and owned training centers, and our educational content distribution channel. In our franchised training centers, we provide franchisees with educational content, including textbooks and exams services, along with highly standardized teaching methods training center operating guidelines and trainings for principals and instructors. We also provide vocational IT education to students directly through our owned training centers. We believe our owned training centers are important in demonstrating to our franchisees our successful methodologies as well as test and perfect new initiatives before introducing them to our broader educational network. In our educational content distribution business, we are a provider of mandatory curriculum and provide instructor training, textbooks and exam services for vocational high schools as well as colleges and universities that are members of the national unified enrollment plan. Through these two channels, we have established an unparalleled national network and platform to offer our educational products and services. As of September 30, 2009, our educational programs were delivered through an extensive network of 234 training centers and 508 vocational high schools, colleges and universities across China. We are a provider of mandatory IT education curriculum for substantially all of such educational institutions.

We strictly adhere to a highly standardized set of operating procedures system-wide. These standardized operating procedures enable us to replicate our students’ learning experience in new centers rapidly and consistently without compromising quality or profitability. Our training centers and educational content distribution business operate under specific guidelines set forth in an extensive and comprehensive manual that we update and optimize regularly to promote best practices. We emphasize standardization across our system and closely monitor its application to ensure consistency and conformity in the delivery of our high-quality content and marketing and branding efforts. We believe this has enabled us to scale our operations in an efficient and profitable manner and, together with our high-quality educational content, has driven our strong placement rates. Additionally, our standardized operating procedures allow us to enhance and monitor our performance and the performance of our franchises and agents by tracking and analyzing quantifiable metrics.

As the leading vocational IT training provider in China, we have established a nationally recognized brand as a result of our emphasis on quality and our ability to anticipate and adapt to the evolving needs in the IT market. We were recognized as “The Most Powerful Vocational IT Training Organization of 2006” by China Computer Education, one of China’s most recognized IT education authorities. We also received the “Good Quality & Consumer Satisfaction Brand Award” from the China Foundation of Consumer Protection in 2004 and 2005 as well as the “Successful IT Education and Training Enterprise” award from CCID that same year. In 2009, the China Chain Store and Franchise Association, the official representative of the retailing and franchise industry in China, recognized excellence in our franchise business with their “Outstanding Franchise Award” and honored our chief executive officer, Mr. Ming Yang, as the “Franchise Entrepreneur of the Year.” In 2008, we were awarded “China’s Outstanding Brand Franchise” at the tenth China Franchise Conference, becoming the only education and training institution to have received this award for two consecutive years.

We experienced rapid growth in recent years until the end of 2008. Our system-wide student enrollment increased from 147,354 in 2006 to 227,297 in 2008, representing a compound annual growth rate of 24.3%. However, the global financial crisis has had a material and adverse effect on our system-wide student enrollment. For the nine months ended September 30, 2009, our system-wide student enrollment decreased by 21.5% to 144,747 from 184,468 for the same period in 2008.

In response to the recent economic downturn, we have launched a number of initiatives to position us for significant growth in the current economic environment:

•	We have enhanced our staff training materials to ensure best practices are disseminated consistently and efficiently throughout our system.

•

we have established best practice forums to increase knowledge sharing among us and our franchisees in our top 10 provincial-level markets measured by enrollment. Through these forums, we are able to provide additional support and guidance to underperforming centers in certain targeted areas of our network. We plan to expand the forum to include centers in every province where we have training centers.

•

We have established a taskforce to provide additional support to recently opened franchised centers. We believe this initiative has significantly expedited the launch phase for new franchised centers and has helped attract prospective franchisees.

We believe these initiatives have significantly improved the operating efficiency of our network during the economic downturn, including, among other things, increased our ability to retain students and to convert prospective students who made inquiries about our programs to full-time enrollments at our centers.

Market Opportunity

China’s vocational IT education market has grown rapidly since 2001 and is expected to continue to grow at similar rates in the future. According to CCID, the market size is expected to grow from RMB5.5 billion in 2008 to RMB11.8 billion by 2013, representing a compound annual growth rate of 16.4%.

China’s vocational IT education market is expected to continue to grow, driven by both student and employer demands. The number of prospective vocational IT students is growing significantly due to a number of factors, including favorable demographics, rapid economic growth, supportive government policies and the importance of vocational education to improve job prospects in the increasingly competitive job market for college graduates. Concurrent with this trend, there is a significant demand for IT professionals at all levels due to the overall economic development in China, particularly IT-related industries. So far, this demand has not been met by an adequate supply of qualified students from the traditional Chinese educational system, given the government-imposed quotas for the number of students admitted to university as well as the lack of focus on practical IT training within the Chinese university curricula.

We believe the vocational IT education industry can help meet the demand for qualified IT professionals. In order to successfully capture this market opportunity, we believe China vocational IT training providers will need to offer prospective students a combination of affordable tuition fees, practical curricula, relatively short and flexible program length and strong job prospects upon graduation. We also believe many of China’s universities are seeking to enhance their existing IT curricula with practical content to enhance their students’ prospects of securing employment after graduation. According to CCID, there were 732 schools offering third-party vocational IT content to 977,000 students in 2008 and these numbers are expected to reach 1,540 and 1,595,000 respectively by 2013, representing compound annual growth rates of 16.0% and 10.3%, respectively. This trend also represents market opportunity for vocational IT education service providers to cooperate with traditional universities.

Favorable demographic and economic trends foster a growing addressable market

We believe the macroeconomic trends in China have been and will continue to be fundamental growth drivers of our potential addressable market. China’s rapid urbanization has led to the tremendous growth of our addressable population. We primarily target Chinese students between the ages of 18 and 29, of whom there were 224.0 million as of 2007 according to Euromonitor International. According to the National Bureau of Statistics, China’s GDP increased from approximately RMB11.0 trillion in 2001 to approximately RMB25.7 trillion in 2007, representing a compound annual growth rate of approximately 15.3%. Despite the global crisis in financial services and credit markets, China posted nominal GDP growth of 16.9% and real GDP growth of 9.0% in 2008. Year-on-year real GDP growth was 6.1% for the first quarter of 2009 and 7.9% for the second quarter. During this period of rapid economic growth, the total urban population increased from 480.6 million in 2001 to 606.7 million in 2008, representing a compound annual growth rate of 3.4%, compared to an overall population growth rate of 0.6%.

Income per capita has grown significantly over the same period. The annual per capita disposable income of urban households in China increased from RMB6,860 in 2001 to RMB13,786 in 2007, according to the National Bureau of Statistics. This figure rose to RMB15,781 in 2008, representing real growth of 8.4% from 2007 after adjusting for inflation. For the first quarter of 2009, the annual per capita disposable income of urban households adjusted for inflation was 11.2% higher than for the same period of 2008. In particular, the favorable job prospects and the higher-than-average wage of Chinese IT employees attract prospective students to vocational IT education. Employees in the IT sector earn among the highest wages of any urban employees in China.

Significant growth of the IT industry is driving demand for IT professionals at all levels

The growth of the Chinese economy has been driving the significant growth of the China IT industry and created an increasing demand for IT-related services among both corporations and individuals, as evidenced by the growth of internet and computer usage. According to CNNIC, the China Internet Network Information Center, the number of internet users in China has grown from 94 million as of end of 2004 to 298 million as of end of 2008, representing a compound annual growth rate of 33.4%. Although China has the largest internet population in the world, the penetration rate is still relatively low at 22.6%, representing significant opportunities for further growth. According to CEIC Data Company Ltd., the number of computers per 1,000 urban households in China has grown from 331 as of the end of 2004 to 629 as of March 2009.

The rapid growth of the China IT industry has created significant demand for qualified students with practical IT training. According to CCID, China’s IT industry has grown at a compound annual growth rate of 25.4% from 2001 to 2008, reaching around RMB1,962.6 billion in 2008. In addition to the demand from China’s IT industry, government entities and corporations in China are building out their IT infrastructure at all levels, which creates more demand for skilled IT personnel. Among these corporations, SMEs have been one of the principal contributors for the strong demand for IT related services in China due to their rapid growth in recent years. According to iResearch, the number of SMEs in China has grown from 22.0 million in 2002 to 34.4 million in 2007, representing a compound annual growth rate of 9.4%. According to the NDRC, SMEs contributed approximately 60% of China’s GDP and approximately 53% of China’s tax revenues and provided over 75% of the employment positions in urban areas. We believe software development engineers, network engineers and software testing engineers, who represent the focus of our training programs, will experience particularly high demand. According to CCID, the demand for software development engineers, network engineers and software testing engineers is expected to grow from 2008 to 2013 at compound annual growth rates of 10.3%, 22.8% and 12.9%, respectively.

Strong structural demand and government support for vocational IT education

We believe traditional Chinese universities will be unable to bridge the gap between prospective IT students and employers. Capacity constraints within the traditional Chinese education system are limiting the number of students who can obtain a university education. According to the Ministry of Education, only 23% of high school graduates were admitted to traditional universities in 2007. According to CCID , every year only around 200,000 students earned post-secondary degrees in IT-related areas. On the other hand, it is estimated that China will need over 4.8 million software development, network and software engineers per annum by 2013. Furthermore, traditional Chinese university IT education is limited in its curriculum and generally lacks emphasis on practical job-related training, resulting in lower job prospects for its graduates. According to CCID, only approximately 48% of post-secondary IT graduates from traditional Chinese universities have been able to secure employment each July, the normal month of graduation for Chinese universities.

Given the limitations within the traditional Chinese educational system, the Chinese government has shown increasing support for vocational IT education. As indicated in a February 2006 report entitled Implementation of Technical Professional Training issued by seven government ministries, including the Ministry of Education and Ministry of Labor and Social Security, the government stressed that the Chinese education system should strengthen its relationship with vocational training and education. The report encouraged students to obtain a diploma along with a vocational certificate to enhance their employment prospects. We believe the government will continue to increase its support of vocational IT education as shortages of qualified graduates and skilled IT professionals are expected to continue given the rapid growth of the Chinese economy and IT market. While the vocational IT education industry in China is experiencing a positive trend, there is no assurance that our business will benefit from such positive trend. The vocational IT education industry is relatively less regulated compared to the other education industries, which we believe allows vocational IT education services providers to bridge the supply and demand imbalance more quickly and responsively.

Our Strengths

We believe that the following strengths have contributed to our success and will provide us with a strong foundation to become a leading career education company in China:

Largest vocational IT education provider in China. We are the largest vocational IT education provider in China in terms of market share as measured by our system-wide revenues. According to IDC, our market share measured by our system-wide revenues in 2006, 2007 and 2008 was 32.1%, 38.6% and 39.8%, respectively, of the vocational IT education market in China, more than double in 2006 or more than triple in 2007 and 2008 the market share of our next two largest competitors combined. According to IDC, we operated the largest vocational IT training network in China in terms of number of training centers and were the largest provider of college-level educational content in terms of market share in 2008. As a market leader with a leading national brand, we are generally able to price our programs at a premium to competitors, to receive authorization from OSTA, a government agency, to issue nationally recognized OSTA certifications to our students, and to form long-term placement relationships with IT enterprises.

Leading national brand. Our leading market position and our focus on high quality vocational IT education have increased our brand recognition among prospective students and employers, which in turn has contributed to our strong job placement rates. We believe that our “Beida Jade Bird IT Education” and “Beida Jade Bird Aptech” brands are the most recognizable brands in vocational IT education in China. Our brands have received multiple awards and accolades from various national organizations over the past several years. We were recognized as “The Most Powerful Vocational IT Training Organization of 2006” by China Computer Education, one of China’s most recognized IT education authorities. We also received the “Good Quality & Consumer Satisfaction Brand Award” from the China Foundation of Consumer Protection in 2005 as well as the “Successful IT Education and Training Enterprise” award from CCID in 2004 and 2005. In 2009, the China Chain Store and Franchise Association, the official representative of the retailing and franchise industry in China, recognized excellence in our franchise business with their “Outstanding Franchise Award.” In 2008, we were awarded “China’s Outstanding Brand Franchise” at the tenth China Franchise Conference, becoming the only education and training institution to have received this award for two consecutive years.

Unparalleled national scale and network. Our leading market position and our focus on high quality vocational IT education have enabled us to establish an unparalleled national scale and network in China. We operate an extensive and diversified vocational IT education business under two well-known brands throughout China, including 234 training centers as of September 30, 2009 and 508 vocational high schools, colleges and universities across China participating our educational content distribution business as of September 30, 2009. For the nine months ended September 30, 2009, our system-wide student enrollment was 144,747, including 95,084 student enrollment at our franchised training centers, 12,549 students enrolled at our owned training centers and 37,114 student enrollment in educational institutions in our content distribution network. We also believe that our extensive network provides us with a diversified revenue stream and a unique ability to increase enrollments in our target markets across China. Our unparalleled national scale and network and our leading national brand provide us with a platform based on which we can expand into other areas of vocational education. In addition, we believe that we will be able to leverage the collective efforts of, and our strong relationships with, our agents, our franchisees and the principals of educational institutions to support our development and sale of non-IT products and services.

Scalable business model built on a highly standardized and efficient operating system. Our training centers and our educational content distribution network are established and operated under our standardized operating procedures. Our fundamental emphasis on standardization enables us to build a highly scalable operating framework, under which our business model can be replicated efficiently and expeditiously nationwide. It also allows us to replicate our students’ learning experience throughout our system rapidly and consistently, reducing variations in education quality due to individual differences of instructors and other staff. Our operating manuals provide comprehensive detail on key operating principles such as marketing, classroom instruction and exam services. They also provide detailed procedures to monitor system-wide key performance indicators such as student enrollment, exam pass rates student retention rates and graduate employment rates. We update our standardized operating procedure manuals on a continuous basis to ensure the application of best practices throughout our operations. We believe that our strict adherence to standardization throughout our network is one of the key features that differentiates us from our competitors and has significantly enhanced our educational quality, growth and profitability.

High quality vocational IT content driven by strong program development capability. We are committed to providing our students with a vocational IT education that adheres to the highest academic and professional standards. Our commitment to quality is a basic tenet of our culture, and we believe that the quality and practicality of our vocational IT education is an important consideration for students who choose us. In contrast to institutions that deliver a wide variety of courses, our programs have been designed and tailored exclusively around the skills and competencies required for practicing IT professionals. Our instructors are specifically trained to deliver vocational IT education, and our student support infrastructure was developed to track progress and performance to meet the requirements of IT employers specifically. With a focus on delivering the most relevant training program to our students, our in-house development team routinely collaborates with employers, academics and students to design, develop and extensively test our programs, ensuring that our content evolves with the dynamic IT market. Since the introduction of the ACCP program in 2002, we have updated this product four times and will continue to update it in the future. In addition to updating existing programs, we also introduce new programs based on market demand. In 2004, we launched BENET, our network engineering training program, and ACCP Junior, our entry-level software engineer training program. In 2005, we introduced BTEST, our software testing training program. We have updated each of BENET and BTEST once and will continue to update them in the future. We updated ACCP Junior once in 2008. We believe that our commitment to high quality curricula that meet changing market dynamics has contributed to the broad demand of our programs and remains instrumental to our growth.

Experienced, owner-oriented management team with a proven execution track record. We have an experienced, owner-oriented management team that has successfully led our operations since 2001. Our Chief Executive Officer, Mr. Ming Yang, is a renowned expert in China’s vocational IT education sector and pioneered our well-rounded entry-level vocational IT education model and related program offerings. Mr. Yang joined our company in 2000 and under his leadership, we have grown from a small vocational IT education company to the largest vocational IT education provider in China in terms of market share measured by our system-wide revenues. In 2009, the China Chain Store & Franchise Association, the official representative of the retailing & franchise industry in China, honored Mr. Yang as the “Franchise Entrepreneur of the Year.” In 2004, he was named one of the “20 Most Influential People in China’s Software Industry” by the Programmer, an IT magazine in China. Mr. Chengxi Tang, our Chief Operating Officer, has over 15 years of marketing experience and monitors our highly successful national franchise network. In addition, our management team is highly motivated to maximize shareholder value. We have adopted a very competitive management ownership program to reward the historical contribution of our senior management and retain and attract management talent. Our senior management collectively owns approximately 14.3% of our outstanding equity immediately before this offering. We believe that our management team’s dedication for and in-depth experience in vocational IT education, coupled with an owner-oriented management style, have enabled us to successfully manage our growth and build our brand.

Our Strategy

Our goal is to strengthen our position as the leading provider of vocational IT education in China as measured by our system-wide revenue market share and to continue to expand our market share. Furthermore, we intend to selectively enter into other areas of vocational education to position us to become a leading career education company in China. We intend to achieve our goal by pursuing the following strategies:

Increase enrollments and optimize performance of our existing training centers. We will continue to focus on increasing system-wide enrollments and profitability at our existing training centers. We intend to drive increased efficiency by continuing to leverage program development, uniform teaching practices and optimizing classroom utilization. In addition, we remain committed to attracting students to our existing centers by employing efficient and cost-effective marketing strategies using consistent branding and targeted media and through center-based activities. We believe the most important recruitment tool is the enhanced employment prospects for our students after completing our courses. We intend to maintain our focus on quality through strict adherence to our standard procedures and best practices and monitoring key performance indicators throughout our network. Specifically, we intend to increasingly use best practice forums, which we rolled out in early 2009 on a provincial level in our top ten markets, to increase knowledge sharing among training centers with the goal of optimizing operations, increase market shares and strengthening branding. We require mandatory attendance at best practice forums on a monthly basis from the principals and franchisee owners of our training centers in these markets. Knowledge sharing at best practice forums helps us identify best practices that we would include in our standardized operating procedure manuals and we monitor our training centers to ensure that these best practices are applied in their daily operations.

Increase the number of franchised training centers. While we seek to control the pace of our expansion in order to ensure our quality, reputation and operational integrity, we plan to prudently increase the number of new franchised training centers in large- to medium-size cities with high, unmet vocational IT education demand and strong IT employment opportunities. Our expansion will also take into consideration the presence of SMEs, which have provided significant demand for our graduates. We will continue to attract new franchisees by the popularity of our programs, the potential investment returns for our franchises and our continuous and strong support for our franchised training centers. We seek to identify and train franchisees with quality management teams with proven business experience. Since the acquisition of our joint venture, we have focused our efforts on growing our franchise business, given the higher profitability associated with this business. As a result, we have recently converted 23 of our owned training centers into franchised training centers.

Further expand our educational content distribution network. We intend to further expand our educational content distribution business to additional vocational high schools, colleges and universities. As of September 30, 2009, we had a nationwide educational content distribution business of 170 universities and colleges and 338 vocational high schools. We believe there is strong potential in this market and intend to actively promote our products and services to these educational institutions and develop new programs and services for these educational institutions. To extend our sales reach in various regions, we will continue to train our existing independent agents as well as recruit new independent agents to facilitate our entry into multi-year contracts directly with colleges, universities and other post-secondary institutions. We will also leverage on our strong relationships with educational institutions in our content distribution network in order to distribute new educational content to these education institutions while continuing to update our existing educational content to maintain its relevancy and demand. In addition, we intend to seek new opportunities to develop more tailored programs to be exclusively distributed to our educational institution partners. For example, we have developed North Star network engineering program, which will be provided to CCRTVU on an exclusive basis.

Improve and expand our programs and product offerings. We believe the strength of our program development capability is critical to the quality of our programs. Many of our program development staff hold advanced degrees and have extensive experience in software development and technology application. We expect to continue to devote significant resources to enhance our program offerings to meet the evolving IT market demand. As we introduce updated program offerings, we intend to increase our prices with new release. This allows us to recover our program development expenses, while simultaneously capturing any additional pricing power our programs are able to command in the marketplace. We will also leverage our in-house development capability, third-party consultants and employers to discover other evolving market needs and develop new products in areas that we believe will enhance our growth and profitability. We will leverage our existing network, customer base, brand reputation, franchise operating experience and educational capabilities when we enter into new market segments. For example, we may seek to provide to educational institutions in our educational content distribution network additional curricula that offer vocational education in specialties other than IT.

Expand into other areas of vocational education. We intend to expand into non-IT vocational education through acquisitions and strategic alliances and cooperation. We believe that our platform of leading national brand and unparalleled nationwide network of training centers and educational institutions, our strong relationships with our agents, our franchisees and the principals of these educational institutions, combined with increasing demand of high quality, practical curricula from such educational institutions, have offered us unique expansion opportunities and will facilitate our development and sale of non-IT products and services. We believe our existing highly standardized and efficient operating procedures, our proven ability to standardize and optimize key operating principles, and our effective performance tracking mechanism to ensure compliance of standardization have uniquely positioned us to efficiently introduce high quality, non-IT vocational education programs to either educational institutions in our educational content distribution network , or to a new line of franchise business we may establish. To expand into non-IT vocational education, we intend to first identify existing providers that offer high demand, high quality programs with large market potential. We will then seek to establish strategic alliance or cooperation with such providers. We believe such expansions will contribute to the future growth of our business and enhance our overall profitability.

Our System

Our system includes franchised training centers, our owned training centers and our educational content distribution network. The following table sets forth the numbers of franchised training centers, our owned training centers and vocational high schools, colleges and universities participating in our educational content distribution network as of September 30, 2009.

	Number (As of September 30, 2009)
Training Centers
Franchised training centers	219
Owned training centers	15	(1)

Total training centers	234
Vocational high schools, colleges and universities participating in our educational content distribution network	508

(1)	Represents 10 locations

The facilities in both franchised and our owned training centers include classrooms, computer labs and administrative facilities with full student and administrative services. Classroom facilities for our owned training centers are obtained through leases.

The following table and map set forth information concerning the locations of franchised and our owned training centers as well as educational institutions in our educational content distribution network as of September 30, 2009.

Province*	Franchised Training Centers	Owned Training Centers	Total Training Centers	Educational Content Distributing Participating Schools	Total Network
Hubei	14	0	14	47	61
Henan	9	0	9	49	58
Hunan	25	0	25	31	56
Zhejiang	8	0	8	41	49
Shandong	11	1	12	33	45
Beijing	27	5	32	11	43
Jiangsu	22	0	22	20	42
Fujian	6	0	6	35	41
Hebei	11	0	11	30	41
Guangdong	19	2	21	16	37
Sichuan	4	2	6	31	37
Liaoning	12	0	12	20	32
Heilongjiang	3	0	3	28	31
Shaanxi	10	0	10	18	28
Anhui	4	0	4	23	27
Shanxi	4	0	4	17	21
Chongqing	0	3	3	15	18
Jiangxi	3	0	3	14	17
Guangxi	6	0	6	9	15
Shanghai	9	0	9	2	11
Tianjin	4	0	4	3	7
Guizhou	3	0	3	4	7
Jilin	1	0	1	5	6
Gansu	2	0	2	3	5
Inner Mongolia	1	0	1	2	3
Yunnan	0	2	2	1	3
Xinjiang	1	0	1	0	1

Total	219	15	234	508	742

*	Include provinces, municipalities directly under PRC central government and autonomous regions.

Our franchised training centers

Our first franchised training center was established in 2001. Since then, the number of our franchised training centers has grown significantly, and as of September 30, 2009, we had 219 franchised training centers.

The diagram below illustrates the key aspects of the business relationship between us and our franchisees.

Each of our franchised training centers operates in accordance with its franchise agreement with us. Such franchise agreement authorizes each franchised training center to teach only one of our three programs: ACCP, BENET or BTEST. Each franchisee pays us an upfront one-time, non-refundable initial franchise fee, and pays 20% of the tuition fee, 80% of the textbook fee and 80% of the exam fee they receive from each enrolled student when they purchase instructor training services and related materials, textbooks and exam services. Each of our franchised training center must enroll at least 300 new students for the first course (200 for our franchised training centers that offer the BTEST program) annually; otherwise, we have the right to unilaterally terminate the franchise agreement. The franchisees also agree to a set of confidentiality and non-compete provisions under which, among other things, employees of the franchisees are prohibited from working for any competitors within one year of having their employment terminated. The franchise agreements generally have an initial term of five years, renewable with 90 days’ advanced notice by the franchisee and upon mutual consent by us and the franchisee. The length of the renewal term and the amount of the franchise renewal fee will be negotiated and agreed upon between us and the franchisee.

We select new franchisees using the following qualification criteria:

•	investment of a minimum amount of RMB1.5 million ($0.2 million) to provide a facility of at least 500 square meters, required equipment and franchise fees;

•

ability to fund at least 50% of the total investment in the franchised training center with their own capital, with the remainder of capital being funded by third-party sources determined at the franchisee’s discretion; and

•	documented experience in business management.

We add new franchisees based on local market demand from both potential students and employers. Therefore, in addition to the qualification criteria above, we also take into consideration the geographic location of the franchisee candidate. Our geographical expansion will primarily target major cities with high, unmet vocational IT education demand and smaller cities where we have limited or no presence. Our expansion will also take into consideration the presence and demands of SMEs, which have been a significant source of employers for our graduates.

We monitor our franchisees to ensure that they are able to maintain the academic and operational integrity of the centers in accordance with our standardized operating procedures. Franchisees are required to operate their centers in conformity with these procedures, and to offer programs in accordance with the standardized curricula. For more information on the standardized operational procedures, see “—Our Standardized Operations.”

We commit significant resources to maintaining open communication with our franchisees to ensure their success. After assisting our franchisees in opening new training centers, we establish channels for franchisees to communicate with us with respect to (i) a franchised training center’s monthly operations reporting or more frequent reporting as needed, (ii) discussions with respect to the franchise training center’s performance based on our monitoring of key performance indicators, (iii) annual and quarterly franchisee meetings, (iv) annual budgeting for each training center, and (v) proposed changes to standardization procedures. We reserve the right to terminate relationships with franchisees who consistently fail to meet our performance standards.

Our owned training centers

In our owned training centers, we provide vocational IT education directly to students. We manage our owned training centers strictly in accordance with our standard operational procedures. For more information on our standardized operational procedures, see “—Our Standardized Operation.”

We opened our first owned training center in 2001, and as of June 30, 2009, we owned 38 training centers in 23 cities. Historically, we placed more emphasis on developing our owned training centers as BJB-Aptech was a 50/50 joint venture and we decided to open and operate our owned training centers to quickly acquire market share in the vocational IT training industry. Given the higher profitability associated with our franchise business, we gradually shifted our focus to growing franchised training centers. We transferred the ownerships of three owned training centers in November 2008, March 2009 and April 2009, respectively, and converted them into franchised training centers. After the JV interest acquisition, we decided to accelerate our pace of growing our franchise business. As a result, in August 2009 we decided and formulated a plan to change the ownership structure of 23 of our owned training centers and convert them into franchised training centers. On September 1, 2009, we transferred the ownership of 22 owned training centers to Beijing Qingda Zhiquan Information Technology Co., Ltd., or Qingda, a company controlled by a group of our former officers and employees, for a cash consideration of RMB2.1 million. We transferred these 22 training centers to Qingda because it was willing to acquire these 22 training centers as a package and was in a better position to ensure a more smooth transition of the operations of these training centers as our former officers and employees have industry experience and are familiar with the operations of these training centers. On the same day, we also transferred the ownership of the other owned training center to a third-party individual for a cash consideration of RMB0.3 million. The consideration for these 23 training centers was determined after arm’s-length negotiations among the parties to the transactions. After the transfer of ownerships of these 23 training centers, other than services and products that we typically provide to franchised training centers, we do not have any other connections with these training centers.

As of September 30, 2009, we had 15 owned training centers. We believe our owned training centers are important in demonstrating to our franchisees our successful methodologies, training our management, instructors and other staff as well as developing and testing new programs and marketing and management methods before introducing them to our broader educational network. We plan to maintain about 15 owned training centers as training, development and testing facilities.

Educational content distribution business

In our educational content distribution business, we are a provider of vocational IT education curriculum for a distinct group of educational institutions. Instead of drawing students from the general public as in training centers, we primarily target a different student population and focus on vocational high schools, as well as colleges and universities that are members of the national unified enrollment plan. This plan is the only Chinese post-secondary education enrollment plan authorized by the Chinese Ministry of Education, and vast majority of the students in member educational institutions are those who have successfully passed the applicable national unified enrollment test. Building on our leading market share as measured by our system-wide revenues and strong reputation, we have overcome significant entry barrier and have established commercial relationship with

508 educational institutions as of September 30, 2009. Our mandatory vocational IT education curriculum has replaced the IT education curriculum previously offered at substantially all of these educational institutions.

In our capacity as a provider of mandatory curriculum, we train instructors for educational institutions in our educational content distribution network, and sell textbooks and exam services for our curriculum to these educational institutions. Our current curriculum offerings include ACCP, BENET and BTEST. We provide the ACCP Junior curriculum exclusively to vocational high schools.

We believe we add value to educational institutions in our educational content distribution network primarily in two respects. First, our high quality, practical vocational IT education curriculum has provided students with much needed hands on experience in software engineering or network engineering, and has enhanced their employment prospects. Second, our training of instructors for our curriculum has also improved the quality of teaching staff. We believe the rapid expansion of our educational content distribution customer base attests to the recognition of our value by educational institutions in our educational content distribution network.

The diagram below illustrates the key aspects of the business relationships in our educational content distribution business.

Our agents

The distribution of training programs is negotiated primarily through agents appointed by us. These agents are typically large- to medium-sized distributors with field sales representatives who maintain relationships with college and university deans or vocational high school principals in their respective regions. Our educational content distribution agents primarily perform the following functions: identifying educational institutions suitable for our training courses, organizing training of lecturers at educational institutions, providing on-campus promotional seminars and workshops, and providing student job placement services. We entered into multi-year distribution contracts directly with those educational institutions.

We enter into agency agreements with our educational content distribution agents. Our agency agreements generally provide for exclusive distribution rights of our training programs to vocational high schools, colleges or universities as the case may be, in a designated geographic area for a period of four or five years. We generally appoint two agents in each province-level region, one for ACCP and BENET programs targeting universities and colleges, and the other for ACCP Junior program targeting vocational high schools. For our BTEST program, we generally enter into a four-year educational content distribution arrangement directly with each participating educational institution without any agent. Each agent agrees to pay to us an upfront non-refundable agency fee and must meet certain minimum annual requirements in terms of the number of institutions contracted to replace their existing IT curricula with our training programs and the number of students enrolled in these programs. We charge each enrolled student a unit price per program and pay each agent a percentage of the fees we earn, generally 40%.

Our agents have agreed to refrain from disclosing our confidential information except in connection with their operations as our agents. The agents also agree to execute confidentiality and non-compete agreements with their employees to prevent the disclosure of our confidential information. The agents are not allowed to enter into any agreement or arrangement that will cause direct competition with us. In addition, if an agent terminates their relationship with us, they are not permitted to be engaged by any of our competitors within one year of such termination.

As of September 30, 2009, we had 31 agents in 21 provincial-level regions within China.

Our educational content distribution agreement with vocational high schools, colleges and universities

Although our agreements are sourced by our agents, we enter into educational content distribution agreements directly with the universities, colleges and vocational high schools. The educational content distribution agreements generally authorize vocational high schools, colleges and universities to offer our ACCP, BENET and ACCP Junior programs to their students as a replacement for their IT curricula for a period of four to five years (five years in the case of ACCP Junior program). The vocational high schools, colleges and universities agree to pay to us educational content distribution fees, to follow our standardized operating procedures and to meet certain minimum student enrollment requirements. We agree to provide textbooks, exam services and instructor training. We also agree to provide our standardized manuals and applicable certifications for each program. The agreements also contain confidentiality and non-compete provisions, under which, among other things, employees of these educational institutions are prohibited from working for any competitors within one year of their termination of employment with the institutions.

Our educational content distribution framework agreement with China Central Radio and Television University

On May 31, 2009, we entered into a framework agreement with China Central Radio and Television University, or CCRTVU, an education institution under the direct supervision of the Chinese Ministry of Education that offers, on a nationwide basis, multi-media educational programs through radio, TV, print, audio-visual materials and computer networks. Under the agreement, CCRTVU will establish a network development curriculum for which we will provide a new program, North Star network engineering program. This program will be provided to CCRTVU on an exclusive basis. In the initial trial phase of our collaboration with CCRTVU, students who complete our network development curriculum will receive our network engineering graduation certificate. To the extent these students would like to continue studying in other CCRTVU programs, they do not need to repeat subjects already covered by our network engineering curriculum, and are eligible for CCRTVU diploma if they meet other requirements. We will be required to enter into content distribution agreements with study centers of CCRTVU before providing our North Star network engineering program to such study centers.

We believe that our educational content distribution business complements our centers by allowing us to reach university, college and vocational school students across China, thus maximizing the economic returns from our in-house development capability and further increasing our brand recognition.

Our Standardized Operations

We have established a highly standardized set of operating procedures across our system. We believe this standardization offers several significant advantages, including conformity in curriculum delivery across our centers, uniform branding and marketing throughout our network and clear and defined center operating guidelines, which expedites the opening of new training centers. These procedures cover a variety of topics, including daily operating guidelines, academic management, teaching guidelines, management of relationships among different departments, marketing and employment positions. The procedures also provide clear performance standards for key staff positions. As a result, each employee receives clear guidance as to the likelihood of any promotion or monetary award based on his or her performance. Compensation for our instructors is also evaluated according to performance indicators outlined in our standardized operating procedures.

Across our system, we also track a wide range of key performance indicators to ensure that quality and overall performance is maintained at each of our centers as well as within our educational content distribution business. Key performance indicators monitored include student enrollment, exam pass rates, student retention rates and job placement rates. Our entire network of training centers is evaluated according to these indicators.

Our operations are standardized at both the corporate level and the training center level. The following is a brief summary of procedures at both levels.

Corporate level standardization

The following standardized operating procedures are applied at our corporate level:

Standardized center initiation. Once the opening of a new training center has been approved, our corporate staff oversees the initial opening of the training center, such as selection of location, provision of standardized operating manual, support on the application of standardized operating procedures, and training of instructors and staff.

Standardized curriculum and program development. The curriculum for our programs is determined at our corporate level. New training programs and new versions of an existing training program are released system-wide and simultaneously adopted by all of our training centers offering such programs.

Standardized training of instructors and center staff. Instructor training is conducted at our corporate level and consists of training in both course content and teaching methods. A prospective instructor must also pass an exam and a trial teaching session at the end of the training to be qualified as an instructor in our training center. Training for training center staff is conducted at our corporate level when a training center is at its initial opening phase, when there is a program update or as needed, either as a result of inability to meet key performance indicators, or as otherwise requested by the training center.

Quality control. In our system the performance of centers, instructors and staff is evaluated at our corporate level based on the respective key performance indicators. Training center personnel are reviewed on a monthly and annual basis (except for administrative personnel who are reviewed quarterly and annually), and their compensation is adjusted according to the level of performance achieved in reference to the key performance indicators. Reviews are generally conducted at the training center level, except for the training center general managers who are reviewed by BJB (in the case of our owned training centers) and the respective franchisees (in the case of our franchised training centers). All of our training centers are also inspected periodically at intervals determined by their performance. If a center fails to meet our standards, training center staff and instructors will be required to undergo additional training to improve their performance.

Standardized student record database. The student records database is maintained at our corporate level by our Student Information Department. In addition to record-keeping, the student records database also serves as an important control mechanism for us to (i) monitor student enrollment and revenues of each of our training centers and (ii) administer testing and certification, as we issue textbook to each training center, administers tests and certifications and manages fees payable to it by each training center according to the student records created for each class. The student records database is updated and verified throughout each course, and especially prior to the administration of standardized tests and issuance of certificates. Please refer to “Standardized Testing” and “Standardized Certification Process” below for further discussion of the Student Information Department and the student records database.

Standardized testing. We have standardized testing procedures and administers standardized tests for each program across all of our training centers, with at least one testing date per month for each course. Prior to the administration of each test, our Student Information Department checks the student records database for accuracy and issues the exam admission tickets to each training center accordingly. We also send proctors to supervise each final exam administered at any given training center. All final exams are graded centrally by us following standardized procedures and guidelines. For ACCP and BENET programs, we allow some students at our training centers to skip classroom study and take exams, and we charge a separate fee for such exam services. We do not allow students to skip courses offered through our educational content distribution business.

Standardized certification process. We issue certificates for each training program evidencing a student’s skillset level. Once the exams are graded, the Student Information Department prepares the respective certification, including the applicable course certificate and the OSTA certificate. Information pertaining to the certificates issued is also updated in BJB-Aptech’s student records database and available online for verification by prospective employers.

Training center level standardization

The following standardized operating procedures are applied at our training center level:

Standardized center facility and training functions. We have standardized requirements for facilities, layout, minimum number of staff positions and minimum instructor to student ratios (1:40 for ACCP program and 1:45 for BENET program) for each of our training centers. Such requirements will change when a newly opened training center grows into a training center in developing stage, and will be modified again when the training center reaches its mature stage. For example, while the minimum number of staff positions may be fewer and the minimum instructor to student ratios maybe lower for a newly opened training center, once our training center has been in operation for at least two years and student enrollment of at least 400 for three consecutive months, it is considered an established training center and is required to have separate departments for academic affairs, quality control and career development, each with a designated department manager. The number of career services counselors and program consultants are also increased accordingly.

Standardized enrollment. All of our training centers feature rolling enrollment. Students must be 18 years or older to enroll in the ACCP and BENET programs, while BTEST program requires at least three years of college equivalent education. Prospective students who show interest in one of our training programs are contacted by an enrollment consultant responsible for providing prospective students with detailed course information, including face-to-face consultation and arranging for prospective students to sample a class if desired. Once prospective students decide to enroll, the enrollment consultant opens a student file, helps students with required forms and documentation and collects the tuition fees (or a deposit) from students. Students will receive textbooks only after they pay the full amount of tuition fees.

Standardized student career services. All of our training centers (except for newly-opened training centers) are required to have at least one designated student career services counselor; the number of required career services counselors increases in accordance with increased student enrollment and as the training center matures. The career services counselors conduct career development workshops and seminars and provide various support, including job listings and assistance with resume writing, interviewing skills and mock interviews, to graduating students and graduates in their job search process. The career services counselors also work to cultivate relationships with potential IT employers and help compile a database of student placement records.

By strictly adhering to these well-developed standardization procedures, we have been able to replicate our operations across our nationwide network of training centers. These procedures permit us to scale our business consistent with market demand while maintaining quality in all aspects of our operations and producing consistent outcomes for our students. We update our standardized operating manual on a continuous basis. Throughout the year, we identify industry leading practices and best practices throughout our network and include these practices in our standardized operating manual.

Marketing and Student Recruitment

We employ a variety of marketing and recruiting methods to attract students and increase enrollments. We benefit from word-of-mouth referrals by our students and instructors. At the corporate level, we promote brand awareness primarily by placing advertisements on national television and widely circulated newspapers or industry trade publications, and presentation at industry trade seminars and conventions. We also organize marketing activities in specific provinces based on market demand. Our training centers support the corporate-level marketing efforts and contribute funds to pay for corporate-level marketing expenses. Our training centers also host seminars and information sessions, and distribute print and internet-based advertising materials.

Student recruitment generally occurs at the training center level. When a prospective student responds to our advertisements and contacts a training center, our consultant assistant generates a prospective student profile and direct the candidate to an enrollment consultant. The enrollment consultant then advises the candidate, often in a face-to-face meeting, about various aspects of our programs and educational experience. The entire recruitment process is highly standardized, and we routinely measure the performance of recruiting staff by several standardized performance indicators. Our enrollment consultants are compensated by salaries as well as performance bonuses based on enrollment volume.

Student Services

We strive to provide a desirable environment in which students can excel and remain committed to completing the program. Specifically, we employ tutors, or class managers, who routinely meet with students to track their progress, as well as organize extracurricular student activities to enhance the student experience.

We have a highly organized employment placement infrastructure to assist students. Each training center retains resident employment managers who routinely collaborate with employers, alumni, human resources websites and other employment recruiters to maximize opportunities for job placement. We also provide interview training and hosts job fairs at training centers to further enhance students probability for placement. We believe that our employment placement infrastructure has contributed to the strong placement rates of our students. We recently conducted an employment survey, in which we collected employment data of our              students from (i) the top three training centers having the highest student enrollment in 2008 in each province where we have franchised training centers or owned training centers, or (ii) if a province has fewer than three training centers, each of the training centers in that province. Based on information originally provided by graduates of our programs and their employers, and reported by our training centers in this survey, (i) with respect to training centers in four major Chinese cities, Beijing, Shanghai, Shenzhen and Guangzhou, approximately 88%, 88%, 89% and 89% of students who graduated from a program in 2006, 2007, 2008 and the six months ended June 30, 2009, respectively, received job offers or were already employed within three months of graduation and (ii) with respect to training centers in other cities, approximately 90%, 90%, 91% and 90% of students who graduated from a program in 2006, 2007, 2008, and the six months ended June 30, 2009, respectively, received job offers or were already employed within three months of graduation.

Our Programs

Overview

We offer four programs in our vocational IT education curricula:

•	ACCP program, our flagship program designed to train software engineers, is offered both at our training centers and through our educational content distribution network;

•	BENET program, our program designed to train network engineers, is offered both at our training centers and in our educational content distribution network;

•	BTEST program, our program designed to train software testing engineers, is offered only at our training centers; and

•

ACCP Junior program, a variation of ACCP program designed to provide entry-level software engineering training, is offered exclusively through vocational high schools participating in our educational content distribution network.

Our programs generally consist of one to four courses. Course duration ranges from four to ten months. A student at our training center may take one or more courses without completing the entire program and is required to pay us a fee upfront on a per course basis. We sell our programs to participating schools in the educational content distribution business on a per program basis. We price our courses at a premium compared to our competitors. For ACCP, BENET and BTEST programs (before BTEST became a single-course program in January 2007), at the end of a course a student generally takes the exam designed for that course. For ACCP Junior program, a student takes only one exam at the end of the program.

ACCP program

ACCP, our flagship program, is designed to train software engineers. Students enrolling in this program are required to have graduated from high school. At our training centers, ACCP is taught in three courses with terms of 16 weeks, 20 weeks and 28 weeks, respectively, with a total of 800 to 882 class hours. Students only progress to the next course after passing exams for the previous course. There are two levels of unit price per course based on the geographic location of a training center, and the total course fees, including tuition fees, textbook fees and exam fees for all three courses is currently RMB30,858 for less developed cities and RMB34,858 for more developed cities. For the nine months ended September 30, 2009, student enrollment in the first, second and third course of our ACCP program accounted for 20.5%, 19.1% and 21.4%, respectively, of our system-wide total student enrollment.

Graduates from our ACCP courses receive our Certificate of ACCP Intermediate Software Programmer, Certificate of ACCP Advanced Software Programmer and Certificate of ACCP Software Engineer, respectively, and corresponding levels of OSTA certificates issued by the Occupational Skill Testing Authority of the Ministry of Labor and Social Security in China. An OSTA certificates is a nationally recognized certificate indicating an individual’s level of skills in a certain occupation. Since we first offered ACCP program in 2002, over 560,000 students system-wide have been trained in this program. ACCP program has received nine awards from national organizations since November 2002. Graduates of our ACCP program are trained for positions as intermediate or advanced software programmers.

BENET program

BENET is our program focused on training network engineers. Students enrolling in this program are required to have graduated from high school. The program itself emphasizes practical network engineering training. BENET program is taught in two courses, with a total of 508 to 674 class hours. Students only progress to the next course after passing exams for the previous course. The total price for the program, including tuition fees, textbook fees and exam fees for both courses, currently ranges from approximately RMB15,428 to RMB17,320 depending on the region. In the nine months ended September 30, 2009, student enrollment in the first and second course of our BENET program accounted for approximately 11.7% and 9.8%, respectively, of our system-wide total student enrollment.

Graduates from our BENET courses receive our Certificate of BENET Network Engineer certificate and Certificate of BENET Network Engineer—Expert Level certificate, respectively, and corresponding levels of OSTA certificates issued by the Occupational Skill Testing Authority of the Ministry of Labor and Social Security in China. Graduates of our BENET program are trained for positions as network engineers, systems integration engineers and website engineers.

BTEST program

BTEST is our program focused on training software testing engineers, and was the first Chinese vocational program in this professional discipline. The curriculum for BTEST program is our most advanced and was taught in two courses until 2007, when we started to teach BTEST program in one course, with a total of 400 class hours. Students enrolling in this course are required to have at least graduated from three-year college. The current total price for the course, including tuition fees, textbook fees and exam fees, is approximately RMB16,900. For the nine months ended September 30, 2009, student enrollment in our BTEST program accounted for approximately 1.2% of our system-wide total student enrollment.

Students who have successfully completed the program receive our Certificate of BTEST Senior Software Testing Engineer certificate. Graduates of our BTEST program are trained for positions as senior software testing engineers. Because of BTEST program’s stricter entry requirements compared to that of ACCP or BENET programs, graduates are prepared for more technically demanding IT jobs that generally offer higher starting pay.

ACCP Junior program

ACCP Junior program is a variation of our ACCP program that is offered exclusively through our educational content distribution network to vocational high school students. ACCP Junior program has been recognized by the Ministry of Education to be included in the curriculum of IT majors of vocational high schools. Because these students are not required to have high school diplomas, and usually have limited or no background knowledge in computer science or software engineering prior to their initial enrollment, ACCP Junior program focuses on providing a foundation for these subjects using easy-to-understand instructional materials and emphasizing hands-on experience that stress practical skill training. ACCP Junior program is taught in four courses, with a total of 946 class hours, and is designed to train entry-level programmers capable of generating web pages and writing software using entry-level C++ language. Students only progress to the next course after passing exams for the previous one. Graduates receive our ACCP certificate for entry level programming and corresponding level of OSTA certificate issued by the Occupational Skill Testing Authority of the Ministry of Labor and Social Security in China at the end of the program.

ACCP Junior program was first offered via our educational content distribution network in 2005. This program has grown substantially and as of September 30, 2009, more than 330 vocational high schools offered ACCP Junior program to their students.

Program development

We believe our in-house program development capability is a key competitive advantage. We have a dedicated in-house program development team. We follow detailed standardized operating procedures guiding our development team through the process. For example, prior to upgrading an existing program or developing a new program, our standardized operating procedures require our development team to gather market intelligence by soliciting feedback from students, academics and employers to ensure we are developing the most relevant and up-to-date programs. There are specific requirements on each survey process based on the nature of the project. For each program to be developed, a series of surveys, each with clear parameters, are conducted to determine various program aspects. Once market intelligence provides sufficient specificity about the programs to be developed, our standardized operating procedures require our development team to initiate a development project. During the development process, our development staff will follow our standardized procedures and analyze and reach consensus on program specifications and development approach. All of our new programs are tested rigorously according to the standardized parameters, such as ease of instruction and training practicality.

Generally, we update each of our programs every 18 to 24 months. Since the introduction of our flagship program, ACCP in 2002, we have updated this program four times and launched the current version, ACCP 5.0, in 2008. In addition to updating our existing programs, we add new programs based on market demand. In 2004, we introduced BENET, a network engineering program, and in 2005, we introduced BTEST, a software testing program. The current versions of these programs, BENET 2.0 and BTEST 2.0, were released in 2007. We intend to continue to update our programs and add new programs in the future. Our entry-level software engineering program, ACCP Junior, was introduced in 2004 to meet demand from vocational high schools, and we released an updated version, ACCP Junior 2.0, in 2008. We have recently developed North Star network engineering program, which will be provided to CCRTVU on an exclusive basis.

Instructors and Employees

We believe that developing and maintaining highly capable and motivated instructors and employees is critical to our success. We seek qualified teaching candidates, who are required to have an IT-related bachelor’s or higher degree and requisite work experience in IT applications. These candidates are subject to the standardized three-round interview process before receiving an instructor position. All instructors are required to undergo job training, during which they receive training in teaching skills and techniques and gain familiarity with the course materials and teaching methods of relevant programs. We also provide continuing training to ensure that our teaching staff remains current with evolving employer and student demands, industry developments and other key trends necessary to teach effectively. In addition to his or her knowledge and experience in the relevant areas, we consider an employee’s ability and willingness to perform daily tasks in accordance with the standardized operating procedures one of the most important aspects of the employee’s performance. We provide training on standardized operating procedures and emphasize standardization continuously to maintain an efficient operating structure and effectively teach students. All new instructors are subject to a three-month probationary period during which they are evaluated by staff members and other instructors on their teaching performance. To align incentives, instructors receive bonuses based on course-pass rates for students in addition to their base compensation. New staff hires are subject to similar hiring practices and must adhere to standardized operating procedures regardless of their function within a training center or broader organization.

We generally recruit instructors and new staff through general advertising. We believe our compensation, quality of our education, standardized operating procedures and highly recognized brand are instrumental in attracting and retaining instructors and staff. Most of our employees hold at least a bachelor’s degree, and approximately 20% hold a master’s degree.

Our franchised training centers have to follow the guidelines set forth in our operating manual in selecting instructors. Instructors selected by our franchised training centers receive training from us, and must pass our examinations prior to qualifying as instructors at our franchised training centers.

The following table presents the number of our employees for each of our areas of operation and as a percentage of our total workforce as of December 31, 2006, 2007 and 2008 and as of September 30, 2009, respectively:

	Franchised Training Centers and Owned Training Centers
	As of December 31,								As of September 30,
	2006		2007			2008			2009
	Number of Employees	Percentage of Total	Number of Employees		Percentage of Total	Number of Employees		Percentage of Total	Number of Employees	Percentage of Total
Instructors	201	23.2%	303		25.0%	315		27.2%	105	21.0%
Marketing and student recruitment staff	460	53.1	684		56.4	644		55.5	240	48.1
Development and training staff	46	5.3	76		6.3	80		6.9	60	12.0
General and administrative staff	124	14.3	117	(1)	9.7	94	(1)	8.1	73	14.6
Content distribution staff	36	4.2	32		2.6	27		2.3	21	4.2

Total	867	100.0%	1,212	(1)	100.0%	1,160	(1)	100.0%	499	100.0%

(1)	Includes four employees at the parent holding company level.

Our employees, including those of BJB’s and BJB-Aptech’s, are not covered by any collective bargaining agreement. We consider our relationship with our employees to be good.

Intellectual Property

To protect our brand and other intellectual property, we rely on a combination of trademark, copyright and trade secret laws as well as confidentiality agreements with our employees, franchisees, agents and vocational high schools, colleges and universities within our educational content distribution business.

We have developed our programs in-house and own all proprietary rights to them. In addition, we have registered the “Beida Jade Bird APTECH” trademark under two trademark categories that include services and products such as paper and cardboard advertisements. However, we have not yet registered this trademark under the more relevant trademark category for education and training services, and we have not yet registered the “Beida Jade Bird IT Education” trademark. In July 2006, Beijing Beida Jade Bird Software Company, a company affiliated with the Jade Bird Group, submitted an application to register the “Beida Jade Bird IT Education” trademark, and in June 2007, Beijing Beida Jade Bird Software Company submitted an application to register the “Beida Jade Bird APTECH” trademark under the education and training services trademark category. In September 2009, we entered into an agreement with Beijing Beida Jade Bird Software Company, under which we are granted the exclusive right to use the “Beida Jade Bird APTECH” and “Beida Jade Bird IT Education” trademarks if Beijing Beida Jade Bird Software Company’s applications for registration of these trademarks are successful. The term of this exclusive right is the same as the term of these trademarks, which is 10 years under PRC law and is renewable for an additional 10 years prior to expiration of the initial term. Our use of these trademarks will be free in the first 10 years after successful registration and we will pay an annual usage fee of $1.0 million to Beijing Beida Jade Bird Software Company over the next 10 years. We may terminate this agreement or the right to use either trademark at our discretion if required by our operations. However, we cannot assure you that the applications by Beijing Beida Jade Bird Software Company will be approved in a timely fashion or at all. See “Risk Factors—Risks Related to Our Business—Certain of our trademarks are not yet registered or not yet registered under the proper trademark categories. If Beijing Beida Jade Bird Software Company cannot successfully register these trademarks, our trademarks may become vulnerable to third party imitation or claims and we may be forced to discontinue using them, which may also materially and adversely affect our business” and “Risk Factors—Risks Related to Our Business—Inappropriate use of the tradename “Beijing Jade Bird” by Beijing Beida Jade Bird Co., Ltd. and its related companies could damage our reputation materially and adversely affect our business.” The words and distinctive logos of “ACCP,” “BENET,” “BTEST” and “ACCP ” (“ACCP Junior” in English) are registered trademarks in China. We also own domain name rights to “www.jb-aptech.com.cn,” “www.jb-aptech.cn,” “www.jbit.cn” and “www.btesting.com.”

Competition

The vocational IT education market in China is rapidly evolving and increasingly competitive. While in 2008 our market share measured by our system-wide revenues was more than triple the combined market share of our next two largest competitors combined according to IDC, we still face competition in our offered programs and in many of the geographic markets in which we operate. Our major competitors are NIIT Technologies, Xinhua Computer, Thinkbank Co., Ltd., Huayu International Education Group, ATA Inc. and Shanghai Ultrawise. Competition with these competitors may be particularly intense in certain program offerings. We believe the major competitor for our flagship program ACCP program is a software engineering program offered by NIIT Technologies, and the major competitor for our BENET program is a network engineering program offered by Tsiughua Wanbo Network Technologies Co., Ltd. As the vocational IT education market in China matures, there is an increased demand for highly specialized IT labor, and we may face competition from vocational IT education providers that offer specialized training programs targeting certain niche job markets in the IT industry. In the future, we may also face competition from new entrants into the Chinese vocational IT education market.

We believe that the principal competitive factors in our markets include the following:

•	brand recognition;

•	student placement and employer satisfaction with our graduates;

•	ability to effectively market programs, services and products to a broad base of prospective students;

•	scope and quality of programs, service and product offerings;

•	cost effectiveness of our education; and

•	ability to align training programs, services and products and cater to specific needs of students, educators and employers.

Facilities

Our headquarters are located in Beijing, China, where we leased approximately 7,336 square meters of office and classroom space as of September 30, 2009. In addition, we leased an aggregate of approximately 11,943 square meters of space as of September 30, 2009 for our owned training centers. We lease all of our facilities.

Legal Proceedings

From time to time, we are subject to legal proceedings, investigations and claims that arise in the ordinary course of our business. We are not currently a party to any legal proceeding or investigation which, in the opinion of our management, is likely to have a material adverse effect on our business, financial condition or results of operations.

REGULATIONS

This section summarizes the principal PRC laws and regulations relating to our business and operations in China. Based on these laws and regulations, our franchised training centers and owned training centers are not deemed to be private schools for the reasons described below under “—Regulations Regarding Education Provided by Private Schools.”

Regulations on Commercial Franchise Operations

The principal PRC regulations governing commercial franchise operations are the Administrative Measures on Foreign Investment in Commercial Sectors (2004) and the Regulation on the Administration of Commercial Franchises (2007), the Administrative Measures on the Information Disclosure of Commercial Franchises (2007) and the Administrative Measures on the Record-Filing of Commercial Franchises (2007). These regulations are summarized below.

Administrative measures on foreign investment in commercial sector

The Administrative Measures on Foreign Investment in Commercial Sector became effective on June 1, 2004. According to this regulation, a foreign-invested commercial enterprise must fulfill the following requirements: (i) compliance with the minimum registered capital requirement for a PRC company under the PRC Company Law, (ii) compliance with the registered capital and total investment of foreign-invested enterprise requirements under other PRC law and regulations; and (iii) the term of operation generally not exceeding 30 years in the case of a foreign-invested commercial enterprise established anywhere in China other than in central and western China or 40 years in the case of a foreign-invested commercial enterprise established in central and western China.

A foreign-invested commercial enterprise intending to open stores must fulfill the following requirements: (i) if the foreign-invested commercial enterprise is new and files an application for its own establishment concurrently with its filing of an application for opening a store, the filer must comply with relevant regulations regarding city development and urban commercial development; and (ii) if the foreign-invested commercial enterprise is already established and files for the opening of a store, the filer must have completed the joint annual examination for a foreign-invested enterprises and must have fully paid up its registered capital.

In addition, a foreign-invested commercial enterprise may franchise third parties to open stores, subject to governmental approval.

To open a franchised training center, BJB-Aptech must either have completed the joint annual examination for a foreign-invested enterprise and must have fully paid up its registered capital or must have franchised a third party to open the store, subject to governmental approval.

Regulations on the administration of commercial franchises

The Regulations on the Administration of Commercial Franchises, or the Regulations, were adopted by the State Council on February 6, 2007 and became effective on May 1, 2007. The Administrative Measures on the Information Disclosure of Commercial Franchises (2007) and the Administrative Measures on the Record-Filing of Commercial Franchises (2007) formulated by the Ministry of Commerce in accordance with the Regulations also became effective on May 1, 2007. These regulations apply to enterprises engaging in commercial franchise operations in the PRC.

According to the Regulations, franchisors engaging in franchise operations (i) must have a mature business model and the ability to provide continuous operational guidance, technical support and business training, and

(ii) must have at least two directly operated stores that have been in operation for more than one year. For enterprises engaging in the franchise operations before the promulgation of the Regulations, like BJB-Aptech (ii) in the preceding sentence is not applicable.

According to the Regulations, within 15 days from execution of the first franchise contract, franchisors must file the contract with the Ministry of Commerce and its counterparts.

Under the Regulations, a franchisor shall provide to prospective franchisees, at least 30 days before the execution of any franchise agreement, a copy of the franchise agreement and a written document containing certain specified information relating to the franchise operation. Such information includes: (i) name, address, legal representative, amount of registered capital, scope of business of the franchisor and basic information of the franchise operation; (ii) registered trademark, enterprise logo, patent, proprietary technology and basic information regarding the business model of the franchisor; (iii) types, amounts and method of payment of franchise fees (including whether a security deposit is collected and the terms and method of refund of the security deposit); (iv) prices of products, services and equipment provided to the franchisee and conditions for such provision; (v) specific contents of continuing provision of operational guidance, technical support, business training and other services to the franchisee and the method of provision and implementation plan thereof; (vi) specific measures on guidance and supervision of the business activities of the franchisee; (vii) investment budget for franchise operation network; (viii) quantity, geographical distribution and evaluation of business status of existing franchisees in China; (ix) an abstract of the audited financial accounting reports and an abstract of the auditor’s report for the last two years; (x) information on litigation and arbitration relating to franchise operation during the last five years; (xi) a statement as to whether the franchisor and its legal representative have any record of material illegal business operation; and (xii) other information stipulated by the commerce administration department of the State Council.

We filed our franchise contracts with the Ministry of Commerce via the electronic registration system of the Ministry of Commerce on September 19, 2007.

Regulations on Copyright and Trademark Protection

China has adopted legislation governing intellectual property rights, including copyrights and trademarks. China is a signatory to the main international conventions on intellectual property rights and became a member of the Agreement on Trade Related Aspects of Intellectual Property Rights upon its accession to the World Trade Organization in December 2001.

Copyright. The National People’s Congress amended the Copyright Law in 2001 to widen the scope of subject matter and rights that are eligible for copyright protection. The amended Copyright Law extends copyright protection to software products. In addition, there is a voluntary registration system administered by the China Copyright Protection Center.

Trademark. The PRC Trademark Law, adopted in 1982 and revised in 2001, protects proprietary rights to registered trademarks. The Trademark Office under the SAIC handles trademark registrations and grants a term of ten years to registered trademarks and another ten years, upon request, to trademarks upon expiry of the prior term. Trademark license agreements must be filed with the Trademark Office for record. We have registered a number of trademarks and related logos.

On November 5, 2004, the MII amended the Measures for Administration of Domain Names for the Chinese Internet, or the Domain Name Measures. The Domain Name Measures regulate the registration of domain names, such as the first-tier domain name “.cn.” In February 2006, China Internet Network Information Center, or CNNIC, issued the Implementing Rules for Domain Name Registration and the Measures on Domain Name Disputes Resolution, under which CNNIC can authorize a domain name dispute resolution institution to resolve disputes. We have registered the www.jb-aptech.com.cn, www.jb-aptech.cn, www.jbit.cn and www.btesting.com domain names with CNNIC.

Regulations Regarding Education Provided by Private Schools

The principal regulations governing private schools in China include The Law for Promoting Private Education (2003), or the Private Education Law, and The Implementation Rules for the Law for Promoting Private Education (2004), or the Implementation Rules. Below is a summary of relevant provisions of these regulations.

The Private Education Law became effective on September 1, 2003, and The Implementation Rules became effective on April 1, 2004. Under these regulations, “private schools” are defined as schools established by organizations or individuals using non-governmental funds.

Private schools are divided into three categories under the foregoing regulations: (i) private schools providing diploma, pre-school education, education for self-study aid and other academic education, which are subject to approval by the governmental authorities in charge of education; (ii) private schools engaging in post-secondary vocational training, which are subject to approvals and regulations by the authorities in charge of labor and social security (private schools specified in categories (i) and (ii) are collectively referred to as “Private Schools” in this section); and (iii) commercial private training organizations, or Commercial Private Training Organizations, which must be registered with administration authority for industry and commerce and are subject to the administrative measures promulgated by the State Council, the highest administrative authority in the PRC. The Private Education Law states that a Commercial Private Training Organization is outside of the regulatory realm of the Private Education Law.

The State Council has not promulgated any regulations concerning Commercial Private Training Organizations in category (iii) as of the date of this prospectus.

According to an explanation on the Private Education Law by the Legislative Affairs Commission of the Standing Committee of the National People’s Congress, as published on the official website of the National People’s Congress, a Commercial Private Training Organization is different from a Private School stipulated in the Private Education Law in certain aspects, including, but not limited to, (i) a Commercial Private Training Organization is a for-profit organization, while a Private School is a non-profit or essentially non-profit organization; (ii) a Commercial Private Training Organization should be registered with the administrative authority for commerce and industry, while a Private School under the Private Education Law should be registered with the local counterpart of the Ministry of Labor and Social Security or the Ministry of Education; (iii) in the event of termination and dissolution, the residual property of a Commercial Private Training Organization should belong to its investors, while the property of a Private School is common property owned by the society; and (iv) a Commercial Private Training Organization is required to adopt the Accounting Standards for Business Enterprises, while a Private School is required to adopt Accounting System for Public Service Units.

Based on the aforementioned interpretation, all of our owned and franchised training centers have characteristics distinct from Private Schools. Therefore, such training centers should be Commercial Private Training Organizations and should not be subject to the Private Education Law. Commercial Private Training Organizations should be governed by the PRC Company Law, the Sino-foreign Equity Joint Venture Enterprise Law and other related PRC laws and regulations. In addition, under PRC laws, a foreign investor is not prohibited from investing in vocational training business by joint venture.

While not required by the Private Education Law, to help facilitate their business operations, certain of our owned training centers have obtained, while other owned training centers are in the process of obtaining, a Permit for Running Private Schools for each center issued by the relevant local counterparts of the Ministry of Labor and Social Security or Ministry of Education depending on the circumstances in accordance with Private Education Law, and have been registered with such counterparts.

Regulations on Wholly Owned Limited Liability Company

The principal regulation governing a wholly owned limited liability company is the Company Law (2006), which became effective on January 1, 2006.

The Company Law provides that a wholly owned limited liability company means a limited liability company with one natural person shareholder or one legal person shareholder. The minimum amount of the registered capital of a wholly owned limited liability company is RMB100,000 and the shareholder shall pay the registered capital in one lump sum contribution as specified in its articles of association.

The business license of a wholly owned limited liability company must specify whether it is a “company wholly owned by a natural person” or a “company wholly owned by a legal person.” The articles of association of a wholly owned limited liability company shall be determined by the shareholder under PRC Company Law.

A wholly owned limited liability company is not required to have any meetings of shareholders. Shareholder resolutions shall be prepared in written form, signed by the shareholder and kept by the company.

In the event that the shareholder cannot prove that the property of the wholly owned limited liability company is independent from their own property, the shareholder will be liable for the debt of the company jointly and severally.

As of June 30, 2009, BJB had 38 owned training centers organized under its 23 subsidiaries in the form of wholly owned limited liability companies, one owned training center organized as BJB’s branch companies and four owned training centers operated at the BJB corporate level. On September 1, 2009, in connection with the transfer of the ownership of 23 training centers, BJB transferred the equity interests of 17 wholly owned subsidiaries to the purchasers of these 23 training centers. As of September 30, 2009, BJB has 15 owned training centers organized under its six subsidiaries in the form of wholly owned limited liability companies. BJB believes that all of our owned training centers, whether in the form of a wholly owned limited liability company or a branch company, have complied with the relevant PRC laws and regulations.

Regulations on Foreign Exchange

Foreign currency exchange

Under the Foreign Exchange Administration Rules promulgated in 1996 and amended in 1997 and 2008 and various regulations issued by the State Administration of Foreign Exchange, or SAFE, and other relevant PRC government authorities, Renminbi is freely convertible only to the extent of current account items, such as trade-related receipts and payments, interest and dividend. Capital account items, such as direct equity investments, loans and repatriation of investment, require the prior approval from SAFE or its local counterpart for conversion of Renminbi into a foreign currency, such as U.S. dollars, and remittance of the foreign currency outside the PRC.

On August 29, 2008, SAFE promulgated Circular 142, a notice regulating the conversion by a foreign-invested company of foreign currency into Renminbi by restricting how the converted Renminbi may be used. The notice requires that Renminbi converted from the foreign currency denominated capital of a foreign-invested company may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC unless specifically provided for otherwise. In addition, SAFE strengthened its oversight over the flow and use of Renminbi converted from the foreign currency denominated capital of a foreign-invested company. The use of such Renminbi may not be changed without approval from SAFE, and may not be used to repay Renminbi loans if the proceeds of such loans have not yet been used. Violations of Circular 142 may result in severe penalties, including substantial fines as set forth in the Foreign Exchange Administration Rules.

The Foreign Exchange Administration Rules prohibit the circulation of foreign currencies within the PRC, and unless otherwise stipulated, prohibit pricing and settlement in foreign currencies within the PRC. PRC companies may have their foreign currency proceeds received from abroad remitted into China or deposited overseas in accordance with the conditions and time limits stipulated by the foreign exchange control department of the State Council based on the status of international balance of payments and foreign exchange control requirements.

Dividend distribution

The principal regulations governing dividend distributions by Sino-foreign equity joint ventures include:

•	Sino-foreign Equity Joint Venture Enterprise Law (1979), as amended; and

•	Sino-foreign Equity Joint Venture Enterprise Law Implementing Rules (1983), as amended.

Under these regulations, Sino-foreign equity joint ventures in the PRC may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, these foreign-invested enterprises are required to set aside an amount to a reserve fund, an enterprise development fund and a staff welfare and bonus fund. The amount to be provided is discretionary and is determined by these enterprises’ board of directors each calendar year. These reserves can only be used for specific purposes and are not transferable to the investors in the form of cash dividends.

Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors

On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce, the State Assets Supervision and Administration Commission of the State Council, the State Administration for Taxation, SAIC, CSRC, and SAFE, jointly adopted the New M&A Rule, which became effective on September 8, 2006. The New M&A Rule governs the acquisition of assets or shares in Chinese domestic enterprises by foreign entities and stipulates a series of governmental approval processes for such acquisitions. The New M&A Rule also stipulates that, subject to the approval of the Ministry of Commerce, foreign entities can use shares of an offshore listed company as acquisition consideration to acquire assets or shares in Chinese domestic enterprises. In addition, the New M&A Rule stipulates detailed requirements for the offshore listed company, the shares of which are used as acquisition consideration.

Regulations on Employment

On June 29, 2007, the National People’s Congress promulgated the Employment Contract Law of PRC, or ECL, which became effective as of January 1, 2008. On September 18, 2008, the State Council issued the PRC Employment Contract Law Implementation Rules, or ECL Implementation Rules, which became effective as of the date of issuance, i.e. September 18, 2008. The ECL and ECL Implementation Rules require employers to enter into written contracts with their employees, restrict the use of temporary workers and aim to give employees long-term job security.

Pursuant to the ECL, employment contracts lawfully concluded prior to the implementation of the ECL and continuing as of the date of its implementation shall continue to be performed. Where an employment relationship was established prior to the implementation of the ECL but no written employment contract was concluded, a contract must be concluded within one month after its implementation.

We have modified our standard employment contract to comply with the requirements of the ECL and the ECL Implementation Rules.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus. We expect to have two independent directors upon the completion of this offering, and appoint another independent director on or before the first anniversary of completion of this offering.

Name	Age	Title
Yongli Zhang	45	Chairman of the Board of Directors
Ming Yang	44	Director and Chief Executive Officer
David M. Hand	35	Director
Li Xue	51	Director
Ninad Karpe	48	Director
Jane Jie Sun*	40	Independent Director Appointee
Chengxi Tang	52	Chief Operating Officer
Xiaosong (Jonathan) Zhang	45	Chief Financial Officer
Jun Liang	41	Senior Vice President
Xiangyang Li	35	Vice President
Quntian Sun	35	Vice President
Ping Yu	37	Secretary of the Board of Directors

*	Ms. Sun will be a director of BJBC upon the completion of this offering.

Yongli Zhang has been the Chairman of the board of directors of BJBC since September 2007. Mr. Zhang has also been a senior vice president and general manager of finances of Jade Bird Group since 1998. Mr. Zhang was also the general manager of Beida Jade Bird Instruments and Equipment Co. and the secretary to the board of directors of Beida JB from 1997 to 1998, a managing vice president of Beida Jade Bird Electronics Group from 1995 to 1997, and an administrative director of Beida JB from 1994 to 1995. Mr. Zhang has been an associate research fellow of Peking University since 1994. Mr. Zhang received his bachelor’s degree in Science from the Department of Geology from Peking University and a Ph.D in Engineering from China University of Geosciences.

Ming Yang has been a director of BJBC since August 2007 and the Chief Executive Officer of BJBC since September 2007 and has been a director and the Chief Executive Officer of BJB since 2004. Mr. Yang has also served as a director of BJB-Aptech since 2001, and was the General Manager of BJB-Aptech from November 2000 to December 2006. Mr. Yang was named one of the “20 Most Influential People in China’s Software Industry” by the Programmer, a Chinese IT magazine. Prior to joining BJB-Aptech, Mr. Yang was the General Manager of the Electronic Publications Department of Beida Founder, a leading Chinese IT enterprise, from September 1999 to October 2000. Mr. Yang received his bachelor’s and master’s degree in Wireless Electronics from Peking University.

David M. Hand has been a director of BJBC since BJBC’s inception and a director of BJB since February 9, 2007. Mr. Hand is a founder and Managing Partner of Crescent Point, a private equity investment firm headquartered in Singapore with an investment focus in Asia. He also serves on the boards of directors of Masterskill (Cayman) Limited, which through its subsidiaries operates tertiary level education facilities across Malaysia, Starcloud Media Co., Limited, the holding company for Tudou.com, and Carmen Copper Corporation, a copper mining company in the Philippines. Prior to founding Crescent Point, Mr. Hand worked at Morgan Stanley and was based in New York and Singapore. Mr. Hand received his bachelor’s degree in Economics from Yale University and an M.B.A from the Harvard Business School.

Li Xue has been a director of BJBC since September 2007. Ms. Xue has also been the general manager and a vice president of Jade Bird Group since 2002. Ms. Xue was also the chief accountant of Beijing Tianqiao Beida

Jade Bird Technology Co., Ltd. from 2001 to 2002, deputy general manager of finances of Digital China Co., Ltd from 2000 to 2001, and manager of finances in the finance department of Beijing Legend Computer Group Co. (now known as Lenovo) from 1990 to 2000. Ms. Xue received her bachelor’s degree in medicine from Xian No. 4 Military Medicine Institute.

Ninad Karpe has been a director of BJBC since October 2009. Mr. Karpe is the chief operating officer and managing director of Aptech Limited. Mr. Karpe worked for CA, Inc. for 11 years and was a managing director of CA India & SAARC for seven years before joining Aptech Limited in February 2009. Mr. Karpe graduated from Bombay University with a bachelor’s degree in commerce in May 1981. He qualified as a Chartered Accountant from the Institute of Chartered Accountants of India in November 1984 and passed LLB (General) from Bombay University in October 1985.

Jane Jie Sun will be an independent director of BJBC upon the completion of this offering. Ms. Sun is the chief financial officer of Ctrip.com International, Ltd., a leading travel service provider in China listed on the NASDAQ Global Market. Ms. Sun has extensive experience in SEC reporting, finance and accounting. Prior to joining Ctrip.com International, Ltd. in December 2005, Ms. Sun served as the head of the SEC and external reporting division of Applied Materials, Inc., where she worked from 1997 to 2005. Prior to joining Applied Materials, Inc., Ms. Sun worked at KPMG LLP in Silicon Valley in California for five years. Ms. Sun is a member of American Institute of Certified Public Accountants and a State of California Certified Public Accountant. Ms. Sun received her bachelor’s degree from the Business School of University of Florida with High Honors. She also attended the undergraduate program at the Peking University Law School.

Chengxi Tang has served as the Chief Operating Officer of BJBC since September 2007. He is also a director and the Chief Operating Officer of BJB. Mr. Tang has served as a director of BJB since 2001. Mr. Tang began his employment with BJB in February 2001 and served as the chief representative of the Guangzhou office, director of sales, director of marketing, director of quality control and General Vice President before becoming chief operating officer in 2003. From November 2004 to December 2005, Mr. Tang served as the vice general manager of BJB-Aptech. Prior to joining BJB, Mr. Tang founded and managed his own IT services company from 1997 to 2000. From 1993 to 1996, Mr. Tang was the head of the Business Development Division of IBM (Hong Kong). Mr. Tang received a bachelor’s degree in Computer Science from the Department of Automation, Wuhan Iron and Steel University and a master’s degree in Economics and Management from Wuhan University.

Xiaosong (Jonathan) Zhang has served as the Chief Financial Officer of BJBC since June 2009. Prior to joining BJBC, Mr. Zhang served as the Chief Financial Officer of two privately-owned companies in China from February 2007 to May 2009, and as the Chief Financial Officer of Vimicro International Corporation, a Nasdaq- listed company, from October 2004 to January 2007. From September 2000 to September 2004, Mr. Zhang was a Manager and then a Senior Manager at the Beijing office of PricewaterhouseCoopers. From January 1995 to September 2000, Mr. Zhang was an auditor and then a senior auditor at the Los Angeles office of KPMG LLP. Mr. Zhang received a bachelor’s degree in Meteorology from Peking University, a master’s degree in Professional Meteorology from St. Louis University and a master’s degree in Accountancy from the University of Illinois. Mr. Zhang is a Certified Public Accountant in the State of California, United States.

Jun Liang has served as the Senior Vice President of BJBC since September 2007. He is also a Vice President of BJB. Mr. Liang has served as a Vice President of BJB since April 2002. Mr. Liang is responsible for BJB’s sales, development and operation in each regional market. Since December 2006, Mr. Liang has also served as the General Manager of BJB-Aptech. From December 2006 to March 2009, Mr. Liang served as a director of BJB-Aptech. From January 2005 to December, 2006, Mr. Liang served as the Vice General Manager of BJB-Aptech. Prior to joining BJB, Mr. Liang was the chief executive officer of the Wuhan Branch of Beida Founder, a Chinese IT enterprise. Mr. Liang received his bachelor’s degree in Wireless Electronics from Southeast University.

Xiangyang Li has served as a Vice President of BJBC since September 2009. Since joining BJB in 2003, Mr. Li has served in a management capacity for the sales and marketing of our franchised business. In 2005, Mr. Li began managing the development of our educational content distribution business. Mr. Li is certified as a Business Administration Professional by Zhongnan University of Economics and Law.

Quntian Sun has served as a Vice President of BJBC since September 2009. Mr. Sun joined BJB in 2000, and is responsible for the development of our franchised business and sales. Mr. Sun received his bachelor’s degree in Chemistry from Peking University.

Ping Yu has served as Secretary of the board of directors of BJBC since September 2009. Ms. Yu joined BJB in 2003, and is responsible for managing BJBC’s internal affairs. She was our administrative manager prior to her current position. Ms. Yu has over ten years of experience in the IT industry. Ms. Yu received a master’s degree in Information Technology from University of Hull in the United Kingdom.

Duties of Directors

Under Cayman Islands law, our directors have a fiduciary duty to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise the skills they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and re-stated from time to time. A shareholder has the right to seek damages if a duty owed by our directors is breached.

The functions and powers of our board of directors include, among others:

•	convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

•	declaring dividends and other distributions;

•	appointing officers and determining the term of office of officers;

•	exercising the borrowing powers of our company and mortgaging the property of our company; and

•	approving the transfer of shares of our company, including the registering of such shares in our share register.

Board of Directors

Upon the completion of this offering, we expect that our board of directors will have seven directors, consisting of two independent directors.

Committees of the board of directors

Our board of directors will establish an audit committee, a compensation committee and a corporate governance and nominating committee upon completion of this offering.

Audit committee

Our audit committee will initially consist of Ms. Jane Jie Sun, Ms. Li Xue and             . Each of Ms. Jane Jie Sun and              satisfies the independence requirements of the New York Stock Exchange corporate governance rules, or NYSE Rules. Ms. Sun will be the chair of our audit committee and meets the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC. A majority of the audit committee will be “independent” within the meaning of NYSE Rules Section 303A.02 and will meet the criteria for independence set forth in Section 10A(m)(3) of the United States Securities Exchange Act of 1934, as amended, or the Exchange Act. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

•	selecting our independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by our independent registered public accounting firm;

•	reviewing with our independent registered public accounting firm any audit problems or difficulties and management’s response;

•	reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

•	discussing the annual audited financial statements with management and our independent registered public accounting firm;

•	reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of significant control deficiencies;

•	annually reviewing and reassessing the adequacy of our audit committee charter;

•	such other matters that are specifically delegated to our audit committee by our board of directors from time to time; and

•	meeting separately and periodically with management and our internal auditor and independent registered public accounting firm.

Compensation committee

Our compensation committee will initially consist of Ms. Jane Jie Sun, Mr. David Hand and Mr. Yongli Zhang. Ms. Jane Jie Sun will be an “independent director” within the meaning of NYSE Rules Section 303A.02. Our compensation committee assists the board in reviewing and approving the compensation structure of our directors and executive officers, including all forms of compensation to be provided to our directors and executive officers. Members of the compensation committee are not prohibited from direct involvement in determining their own compensation. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee is responsible for, among other things:

•	approving and overseeing the compensation package for our executive officers;

•	reviewing and making recommendations to the board with respect to the compensation of our directors; and

•

reviewing periodically and making recommendations to the board regarding any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Corporate governance and nominating committee

Our corporate governance and nominating committee will initially consist of Ms. Jane Jie Sun, Mr. David Hand and Mr. Yongli Zhang. Ms. Jane Jie Sun will be an “independent director” within the meaning of NYSE Rules Section 303A.02. The corporate governance and nominating committee assists the board of directors in identifying individuals qualified to become our directors and in determining the composition of the board and its committees. The corporate governance and nominating committee is responsible for, among other things:

•	identifying and recommending to the board nominees for election or re-election to the board, or for appointment to fill any vacancy of the board;

•	reviewing annually with the board the current composition of the board in light of the characteristics of independence, age, skills, experience and availability of service to us;

•	advising the board periodically with respect to significant developments in the law and practice;

•

of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any corrective action to be taken; and

•	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Interested Transactions

A director may vote in respect of any contract or transaction in which he or she is interested, provided that the nature of the interest of any directors in such contract or transaction is disclosed by him or her at or prior to the board’s consideration and vote on such contract or transaction.

Remuneration of Directors

The directors may determine remuneration to be paid to the directors. The compensation committee assists the directors in reviewing and approving the compensation structure for the directors.

Director agreements

We have entered into an agreement with each of our directors, under which we have agreed to: (i) pay an annual retainer in the amount of $15,000 to each independent director and in the amount of $5,000 to each non-independent director, (ii) pay a meeting fee of $2,000 to each independent director and $500 to each non-independent director for each meeting of the board of directors attended, (iii) pay a meeting fee of $2,000 to the chairman of the audit committee, and a meeting fee of $1,000 for other members of the audit committee, for attending a meeting of the audit committee and (iv) grant options to purchase our ordinary shares under our 2007 share incentive plan. As of the date of this prospectus, no options have been awarded to any director pursuant to the agreement.

In addition, each director agrees to be charged with a fiduciary duty to us and all of our shareholders. Each director also agrees to certain confidentiality, nondisclosure and nonuse, and non-compete provisions.

The agreement will become effective upon the completion of this offering, and will remain in effect until the director ceases to be a director of ours. The agreement can be terminated by either party with three months’ prior written notice.

Qualification

There is no shareholding qualification for directors.

Terms of Directors and Executive Officers

Our executive officers are elected by and serve at the discretion of the board of directors. Our directors are not subject to a term of office and hold office until such time as they resign or are removed from office by special resolution or for cause by ordinary resolution. A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his or her creditors; or (ii) is found by our company to be or becomes of unsound mind.

Employment Agreements

We have entered into employment agreements with all of our executive officers. Under these agreements, each of our executive officers is employed for a specified time period. Certain executive officers have been granted options to purchase a certain number of our ordinary shares under our 2007 share incentive plan.

We may terminate the executive officer’s employment for cause at any time, with prior written notice, for certain acts of the employee, including but not limited to a conviction for a felony, or willful gross misconduct by the employee in connection with his employment, and in each case if such acts have resulted in material and demonstrable financial harm to us. An executive officer may, with prior written notice, terminate his or her employment at any time for any material breach of the employment agreement by us that is not remedied promptly after receiving the remedy request from the employee. Furthermore, either party may terminate the employment agreement at any time without cause upon advance written notice to the other party. Upon termination, the employee is generally entitled to a severance pay of at least one month’s salary.

Each executive officer has agreed to hold, both during and subsequent to the terms of his or her agreement, in confidence and not to use, except in pursuance of his or her duties in connection with the employment, any of our confidential information, technological secrets, commercial secrets and know-how. Our executive officers have also agreed to disclose to us all inventions, designs and techniques resulted from work performed by them, and to assign us all right, title and interest of such inventions, designs and techniques. In addition, our executive officers agree to certain non-compete provisions, and within six months of their termination of employment with us, subject to certain exceptions, they will not actively engage in another employment without our prior approval.

Compensation of Directors and Executive Officers

In 2008, the aggregate cash compensation to our executive officers was RMB6.5 million ($1.0 million), which includes cash or options paid or granted to two management members who are no longer employed by us. In the six months ended June 30, 2009, the aggregate cash compensation to our executive officers was RMB3.4 million ($0.5 million). Our directors who were not our executive officers did not receive any cash compensation.

2007 Share Incentive Plan

Our 2007 share incentive plan was adopted by our shareholders on March 2, 2007. Our 2007 share incentive plan provides for the grant of options, share appreciation rights, and other share-based awards such as nonvested shares, referred to as “awards.” The purpose of the plan is to aid us in recruiting and retaining key employees, directors or consultants of outstanding ability and to motivate such employees, directors or consultants to exert their best efforts on behalf of our company by providing incentives through the granting of awards. Our board of directors believes that our company’s long-term success is dependent upon our ability to attract and retain superior individuals who, by virtue of their ability, experience and qualifications, make important contributions to our business.

Administration. Our 2007 share incentive plan is administered by the compensation committee of our board of directors or our board of directors at the sole direction of our board of directors. The committee is authorized to interpret the plan, to establish, amend and rescind any rules and regulations relating to the plan, and to make any other determinations that it deems necessary or desirable for the administration of the plan. The committee will determine the provisions, terms and conditions of each award, including, but not limited to, the exercise price for an option, vesting schedule of options and restricted shares, forfeiture provisions, form of payment of exercise price and other applicable terms.

Change of control. Our 2007 share incentive plan defines a “change of control” as the occurrence of any of the following events: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all, of our assets to any third party; (ii) any third party is or becomes the beneficial owner, directly or indirectly, of more than 50.0% of the total voting power of our voting stock or any entity which controls us (counting the shares that such third party has the right to acquire) by way of merger, consolidation, tender, exchange offer or otherwise; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the board (together with any new directors elected or nominated by such board) cease for any reason to constitute a majority of the board, then in office. Upon a change of control, the compensation committee may decide that all outstanding awards that are unexercisable or otherwise unvested or subject to lapse restrictions will automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to such acquisition. The compensation committee may also, in its sole discretion, decide to cancel such awards for fair value, provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted, or provide that affected options will be exercisable for a period of at least 15 days prior to the acquisition but not thereafter.

Amendment and termination of plan. Our board of directors may at any time amend, alter or discontinue our 2007 share incentive plan. Amendments or alterations to our 2007 share incentive plan are subject to shareholder approval if they increase the total number of shares reserved for the purposes of the plan or change the maximum number of shares for which awards may be granted to any participant, or if shareholder approval is required by law or by stock exchange rules or regulations. Any amendment, alteration or termination of our 2007 share incentive plan must not adversely affect awards already granted without written consent of the recipient of such awards. Unless terminated earlier, our 2007 share incentive plan shall continue in effect for a term of ten years from the date of adoption.

Options. An option granted under our 2007 share incentive plan will have specified terms set forth in an option agreement and will also be subject to the provisions of our 2007 share incentive plan which include the following principal terms. The compensation committee will determine in the relevant option agreement the purchase price per share upon exercise of the option, with the purchase price of no less than 100% of the fair market value of the shares on the option grant date. The compensation committee will also determine in the relevant option agreement whether the option granted and vested under the award agreement will be exercisable following the recipient’s termination of services with us. If the ordinary shares covered by an option are not exercised or purchased on the last day of the period of exercise, they will terminate. The term of an option granted under our 2007 share incentive plan may not exceed ten years from the date of grant. The consideration to be paid for our ordinary shares upon exercise of an option or purchase of shares underlying the option include cash, check or other cash equivalent, ordinary shares, consideration received by us in a cashless exercise, or any combination of the foregoing methods of payment. Options granted under our 2007 share incentive plan are not transferable and may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the option holders, except that the compensation committee may permit the options to be exercised by and paid to certain persons or entities related to the option holders.

Granted options. Our board of directors and shareholders authorized the issuance of up to 16,304,348 (taking into account the share split completed on May 21, 2007 and conversion of shareholder loans into equity completed on May 21, 2007) ordinary shares upon exercise of awards granted under our 2007 share incentive plan. On March 2, 2007, we granted options to purchase 4,078,500 (taking into account the share split completed on May 21, 2007 and conversion of shareholder loans into equity completed on May 21, 2007) ordinary shares to 21 officers and employees with an exercise price equal to the fair value of the underlying ordinary shares at the grant date. On July 2, 2007, we granted options to purchase 815,217 ordinary shares to an executive officer with an exercise price equal to the fair value of the underlying ordinary shares at the grant date. On January 1, 2008, we cancelled the award of 815,217 share options granted on July 2, 2007 and approved the grant of options to purchase an aggregate of 120,000 ordinary shares to the executive officer at an exercise price equal to the fair market value of the underlying ordinary shares as of January 1, 2008 as a replacement. Such options to purchase 120,000 ordinary shares expired on June 30, 2009. On July 1, 2008, we granted options to purchase an aggregate of 833,000 ordinary shares to an executive officer with an exercise price equal to the fair value of the underlying ordinary shares at the grant date. On December 1, 2008, the aggregate 833,000 share options were forfeited. On December 31, 2008, we granted options to purchase an aggregate of 60,000 ordinary shares to a key employee with an exercise price equal to the fair value of the underlying ordinary shares at the grant date. On June 12, 2009, we granted options to purchase an aggregate of 1,250,000 ordinary shares to another key employee with an exercise price equal to the fair value of the underlying ordinary shares at the grant date.

The following table summarizes, as of the date of this prospectus, the options we have granted to our employees.

Name	Ordinary Shares Underlying Outstanding Option	Exercise Price per Share (RMB)	Grant Date	Expiration Date
Ming Yang	*	5.89	March 2, 2007	March 2, 2017
Chengxi Tang	*	5.89	March 2, 2007	March 2, 2017
Jun Liang	*	5.89	March 2, 2007	March 2, 2017
Gongwei Xiong	*	12.58	December 31, 2008	December 31, 2018
Xiaosong (Jonathan) Zhang	*	18.38	June 12, 2009	June 12, 2019
Other individuals	*	5.89	March 2, 2007	March 2, 2017

Total	5,388,500

*	Less than 1.0% of our outstanding share capital.

Nonvested shares. Nonvested shares issued under our 2007 share incentive plan will have specified terms set forth in an award agreement and will also be subject to the provisions of our 2007 share incentive plan. Restricted shares may be issued in such form, and on such conditions, as the compensation committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more shares (or the equivalent cash value of such shares) upon the completion of a specific period of services, the occurrence of an event and/or the attainment of performance objectives.

Granted nonvested shares. On September 2, 2007, we granted to 19 officers and employees of BJB an aggregate of 347,737 nonvested shares under restricted stock award agreements. Among these nonvested shares, 164,183 have been settled as a result of termination of our employment relationships with 9 of these officers and employees in conjunction with conversion of 23 owned training centers to franchised training centers on September 1, 2009. As of the date of this prospectus, 152,962 nonvested are still outstanding. None of these officers and employees is our executive officer or director. The restricted stock award agreements contain, among other things, provisions concerning the vesting of the nonvested shares, transfer restrictions, and dividends and voting rights. Each such agreement also provides that, notwithstanding anything to the contrary in the agreement, vested restricted shares may be cancelled and that the ownership to such restricted shares is contingent upon an initial public offering of BJBC.

So long as the officer or employee remains an officer or employee of ours, as the case may be, 5.0%, 5.0%, 5.0%, 5.0% and 80.0% of the nonvested shares issued will vest on December 30, 2007, 2008, 2009, 2010 and 2011, respectively. Nonvested shares granted will also fully vest upon termination of service resulting from death of the officer or employee.

In the event that the performance review result of an officer or employee is “A” for any year ending December 30, 2008, 2009, 2010 and 2011, 33% of the nonvested shares issued to such officer or employees (or all of the nonvested shares issued to such officer or employee if the total number of such unvested shares is less than 33% of the nonvested shares issued to such officer or employees) will vest on the December 30 of such year.

The nonvested shares will not be entitled to dividends paid on the ordinary shares until such nonvested shares are vested. The nonvested shares will have the same voting rights as our other ordinary shares. Upon a change of control, all nonvested shares granted to the trustee for the benefit of the trust participants will become fully vested immediately.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our ordinary shares, as of the date of this prospectus, by:

•	each of our directors and executive officers; and

•	each person known to us to own beneficially more than 5.0% of our ordinary shares.

Except as otherwise indicated, the business address for our directors and executive officers is BJB Career Education Company, Limited, Beida Jade Bird Building, No. 207 Chengfu Road, Haidian District, Beijing 100871, People’s Republic of China.

	Ordinary Shares Beneficially Owned Prior to This Offering(1)(2)		Ordinary Shares to be Sold in This Offering			Ordinary Shares Beneficially Owned After This Offering(1)(2)
	Number	%	Number	%		Number	%
Directors and executive officers:
Yongli Zhang	—	—	—	—
Ming Yang(3)	14,651,183	5.8%	—	—
David M. Hand(4)(5)	33,853,988	13.4%	—	—
Li Xue	—	—	—	—
Ninad Karpe(6)(9)	55,684,931	22.0%
Chengxi Tang(7)	11,003,762	4.4%	—	—
Xiaosong (Jonathan) Zhang	—	—	—	—
Jun Liang(8)	6,272,635	2.5%	—	—
Xiangyang Li	—	—	—	—
Quntian Sun	—	—	—	—
Ping Yu	—	—	—	—
All directors and officers as a group	121,697,499	48.2%
Principal shareholders:
Aptech Investment Enhancers Limited(9)	55,684,931	22.0%			%
Crescent Jade Limited(5)	29,616,378	11.7%	—	—
Superway Enterprises Limited(10)	30,090,525	11.9%	—	—
Power Step Group Limited(11)	13,071,683	5.2%	—	—
SBI-BDJB Education Limited(12)	12,694,723	5.0%	—	—

(1)

Beneficial ownership is determined in accordance with Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, and includes voting or investment power with respect to the securities.

(2)

Percentage of beneficial ownership of each listed person prior to this offering is based on                      ordinary shares outstanding and (i) the ordinary shares underlying share options exercisable by such person and (ii) nonvested ordinary shares awarded to such person that can be vested, in each case within 60 days of the date of this prospectus. Percentage of beneficial ownership of each listed person after this offering is based on              ordinary shares outstanding immediately after the closing of this offering and (i) the ordinary shares underlying share options exercisable by such person and (ii) nonvested ordinary shares awarded to such person that can be vested, in each case within 60 days of the date of this prospectus.

(3)

Represents 13,071,683 of our ordinary shares issued to Power Step Group Limited and 1,579,500 options issued to Mr. Yang under the 2007 Share Incentive Plan. For a description of the beneficial ownership of our ordinary shares by Power Step Group Limited, see note (9) below. Mr. Yang disclaims (i) beneficial ownership of our ordinary shares held by Power Step Group Limited, except to the extent of his pecuniary interest in these shares, (ii) beneficial ownership of our ordinary shares held by Favor Gain Investments Limited, holder of the ordinary shares owned by The Libra Trust, a Singapore irrevocable discretionary trust and one of the management trusts settled by Crescent Jade on June 15, 2007 for the benefit of Mr. Liang

(Mr. Yang is the protector of The Libra Trust and is therefore deemed to have beneficial ownership of the ordinary shares owned by The Libra Trust) and (iii) beneficial ownership of our ordinary shares held by Smart Aim International Limited, holder of the ordinary shares owned by The Leo Trust (for a description of the beneficial ownership of our ordinary shares by Smart Aim International Limited, see footnote (11) below. Mr. Yang is the protector of The Leo Trust and is therefore deemed to have beneficial ownership of the ordinary shares owned by The Leo Trust).

(4)

Represents 29,616,378 ordinary shares held by Crescent Jade as of the date of this prospectus, and a beneficial interest of 1.5% (        % after the offering) under carried interest and ownership allocation arrangements between other direct and indirect shareholders and vehicles controlled by Mr. Hand, Mr. Sami A. Sindi and Mr. Richard T. Scanlon or their affiliates. Mr. Hand is a director of Crescent Jade. Mr. Hand disclaims beneficial ownership of all of our shares held by Crescent Jade, Crescent Point Asia Investments, Ltd., CPV Investments Ltd. and other entities in which he holds a direct or indirect interest except to the extent of his pecuniary interest therein. The business address of Mr. Hand is 1 George Street #15-04, Singapore 049145.

(5)

We have been informed that the beneficial ownership over our shares owned by Crescent Jade is ultimately held by Crescent Point Asia Investments, Ltd., an investment vehicle controlled by Mr. Hand, Mr. Sindi and Mr. Scanlon. Crescent Point Asia Investments, Ltd., through its wholly owned subsidiary CPV Investments Ltd., and its shareholders currently beneficially own 14.8% of our outstanding share capital and will beneficially own         % of our outstanding share capital upon completion of this offering under carried interest ownership allocation arrangements between other direct and indirect shareholders and investment vehicles controlled by them or their affiliates. The business address for Crescent Jade is P.O. Box 1034 Georgetown, Harbour Place, 4th Floor 103 South Church Street Grand Cayman, KY1-1102 Cayman Islands.

(6)

Represents 55,684,931 of our ordinary shares issued to Aptech Investment. Mr. Karpe disclaims beneficial ownership of our ordinary shares held by Aptech Investment, except to the extent of his pecuniary interest in these shares. The business address of Mr. Karpe is 6A, Saahil, opp. Prabhu Kutir, Next to South African Consulate, Altamount Road, Mumbai - 400 036.

(7)

Represents 9,803,762 of our ordinary shares issued to Smart Aim International Limited and 1,200,000 options issued Mr. Tang under the 2007 Share Incentive Plan that are exercisable within 60 days of the date of this prospectus. For a description of the beneficial ownership of our ordinary shares by Smart Aim International Limited, see note (11) below. Mr. Tang disclaims (i) beneficial ownership of our ordinary shares held by Smart Aim International Limited, except to the extent of his pecuniary interest in these shares and (ii) beneficial ownership of our ordinary shares held by Great Thrive International Limited, holder of the ordinary shares owned by The Taurus Trust, a Singapore irrevocable discretionary trust and one of the management trusts settled by Crescent Jade on June 15, 2007 for the benefit of Mr. Li and Nannan Guo (Mr. Tang is the protector of The Taurus Trust and is therefore deemed to have beneficial ownership of the ordinary shares owned by The Taurus Trust).

(8)

Represents 6,058,135 of our ordinary shares issued to Favor Gain Investments Limited and 214,500 options issued to Mr. Liang under the 2007 Share Incentive Plan that are exercisable within 60 days of the date of this prospectus. Favor Gain Investments Limited is a British Virgin Islands exempted company with limited liability and Mr. Liang is the sole director of Favor Gain Investments Limited. Favor Gain Investments Limited is wholly owned by Favor Able Holdings Limited, a British Virgin Islands exempted company with limited liability, which is in turn wholly owned by The Libra Trust, a Singapore irrevocable discretionary trust and one of the management trusts established by Crescent Jade on June 15, 2007 for the benefit of members of the BJB management. Mr. Liang is the sole beneficiary of The Libra Trust, and SG Trust (Asia) Ltd is the trustee. Under the terms of The Libra Trust, investment powers over the trust property have been reserved solely to the trust protectors and the investment managers appointed by the protectors. The protector of the Libra Trust is Mr. Yang, who has appointed Mr. Liang as the investment manager of The Libra Trust. Mr. Liang disclaims beneficial ownership of our ordinary shares held by Favor Gain Investments Limited, except to the extent of his pecuniary interest in these shares. The business address for Favor Gain Investments Limited is P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands.

(9)	Aptech Investment received 55,684,931 ordinary shares in 2009 in connection with the JV interest acquisition. See “Our Corporate Structure—Our History—2009 Restructuring—The JV interest acquisition.”

Before May 21, 2007, Crescent Jade held all of BJBC’s 100,000 outstanding ordinary shares. On May 21, 2007, BJBC effected a 80:1 stock split, which increased the total outstanding shares of BJBC to 8,000,000. On the same date, BJBC issued 142,000,000 ordinary shares with a par value of $0.000125 per share to Crescent Jade in exchange for $30.2 million lent by Crescent Jade. As a result, on May 21, 2007, Crescent Jade held 100.0% of BJBC’s 150,000,000 outstanding ordinary shares.

In June 2007, Crescent Jade transferred 36,402,000 ordinary shares of BJBC to four management trusts established for the benefit of five members of BJB management. See “Our Corporate Structure—Our History—Equity grants to BJB management for retention purposes.” In July 2007, two shareholders of Crescent Jade exchanged their equity interest in Crescent Jade for a total of 28,552,500 BJBC ordinary shares. In August 2007, certain shareholders of Crescent Jade exchanged their equity interest in Crescent Jade for a total of 6,848,765 BJBC ordinary shares. In September 2007, certain shareholders of Crescent Jade exchanged their equity interest in Crescent Jade for a total of 30,760,312 BJBC ordinary shares. In January 2009, certain shareholders of Crescent Jade exchanged their equity interest in Crescent Jade for a total of 46,321,772 ordinary shares of BJBC. In addition, in January 2009, Crescent Jade transferred one share to one of its shareholders, Solid Gain. In May 2009, certain BJBC shareholders who received BJBC ordinary shares of BJBC by exchanging their previous shareholdings in Crescent Jade transferred back all or a portion of their BJBC ordinary shares to Crescent Jade. The aggregate number of BJBC ordinary shares transferred was 29,616,377 shares. Crescent Jade transferred 1,114,650 ordinary shares to Noblewin Holdings Limited on July 9, 2009. As a result of the transactions above, Crescent Jade owns 29,616,378 ordinary shares of BJBC as of the date of this prospectus.

(10)

Superway acquired 30,090,525 ordinary shares in 2009 in connection with our purchase of 14.0% of the equity interest in BJB. Superway is a British Virgin Islands exempted company with limited liability. The business address of Superway is Sea Meadow House, Blackburn Highway, Road Town, Tortola, British Virgin Islands. See “Our Corporate Structure—Our History—2009 Restructuring—Our acquisition of 14.0% of the equity interest in BJB.”

(11)

Power Step Group Limited is a British Virgin Islands exempted company with limited liability and Mr. Yang is the sole director of Power Step Group Limited. Power Step Group Limited is wholly owned by Ace Lead Investments Limited, a British Virgin Islands exempted company with limited liability, which is in turn wholly owned by The Pollux Trust, a Singapore irrevocable discretionary trust and one of the management trusts settled by Crescent Jade on June 15, 2007 for the benefit of members of the BJB management. SG Trust (Asia) Ltd is the trustee of The Pollux Trust, the beneficiaries of which are Mr. Yang and his direct legitimate lineal descendants or a non-Singapore company determined by Mr. Yang. Under the terms of The Pollux Trust, investment powers over the trust property have been reserved solely to the trust protectors and the investment managers appointed by the protectors. The protector of the Pollux Trust is Jun Ma, who has appointed Mr. Yang as the investment manager of The Pollux Trust. The business address for Power Step Group Limited is P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands.

(12)

SBI-BDJB Education Limited is a special investment vehicle of SBI & BDJB China Fund, L.P., a limited partnership established in the British Virgin Islands. Beijing Beida Jade Bird Universal Sci-Tech Company Limited, an affiliate of Beida JB, is one of the limited partners of this fund. The business address for SBI-BDJB Education Limited is Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman KY1-1112, Cayman Islands.

As of the date of this prospectus, none of our outstanding ordinary shares are held by any persons in the United States.

None of our shareholders has different voting rights from other shareholders after the closing of this offering. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

BJB-Aptech was a 50/50 Sino-foreign joint venture owned by BJB and Aptech India, and was a related party to BJB and BJBC. Relevant related party transactions in historical periods before the JV interest acquisition between BJB and BJB-Aptech are described below. As a result of the JV interest acquisition on April 30, 2009, BJB-Aptech became a consolidated subsidiary of BJBC. After April 30, 2009, transactions between BJB and BJB-Aptech are no longer deemed related party transactions.

BJB General Franchise Agreement

BJB has a general franchise agreement with BJB-Aptech to establish owned training centers to offer ACCP, BENET, BTEST programs and future programs owned by BJB-Aptech in the PRC. From January 16, 2005 to March 14, 2006, the signatories to the agreement were BJB and BJB-Aptech. On March 15, 2006, SJB-Aptech replaced BJB-Aptech as the signatory to the agreement. The agreement was later extended on January 1, 2007 to January 15, 2016 and may be renewed by mutual agreement if BJB notifies BJB-Aptech of its intention to renew 90 days before the expiration date. Because SJB-Aptech is a wholly owned subsidiary of BJB-Aptech, unless otherwise indicated, references to BJB-Aptech in this prospectus includes SJB-Aptech.

Under the agreement, BJB-Aptech grants to BJB the non-exclusive rights, which BJB-Aptech warrants to be free of any disputes under any applicable intellectual property law or any other law, to teach ACCP, BENET, BTEST programs or any future programs owned by BJB-Aptech after the date of the agreement in the PRC. BJB-Aptech agrees to provide BJB with the programs and program-related materials for ACCP, BENET, BTEST programs such as textbooks and exam services and future programs owned by BJB-Aptech, standardization manuals and instructor trainings. BJB-Aptech also agrees to provide the exams and exam-administration services for each program, and the respective BJB-Aptech certification, OSTA certification (a certificate issued by government-approved examiners for meeting national requirements of knowledge and skills for a subject profession) for computer-related profession, and other applicable certification services.

Under the agreement, BJB agrees to provide vocational IT education training using ACCP, BENET, BTEST programs or future products owned by BJB-Aptech under BJB-Aptech’s standardized curricula and operating procedures and as otherwise required by the agreement. BJB agrees to pay to BJB-Aptech a one-time non-refundable franchise fee of RMB30,000 for each city in which BJB establishes any BJB-owned training center. Before January 1, 2006, BJB was required to pay BJB-Aptech 12% of the tuition fees, 70% of the textbooks fees and 70% of the exam fees BJB receives per enrolled student. These provisions were amended such that since January 1, 2006, BJB has been required to pay BJB-Aptech 12% of the tuition fees, 48% of the textbooks fees and 48% of the exam fees BJB receives per enrolled student. For the predecessor period from January 1, 2006 through November 30, 2006, the period from June 1, 2006 (date of inception) through December 31, 2006, the years ended December 31, 2007 and 2008 and the six months ended June 30, 2008 and 2009, BJB incurred costs of textbooks and exam services in the amount of RMB10.2 million, RMB0.4 million, RMB19.6 million, RMB38.4 million ($5.6 million) RMB18.2 million and RMB15.4 million ($2.3 million), respectively, and initial franchise fee expense in the amount of nil, RMB0.5 million, RMB0.2 million, nil, nil and nil, respectively, in connection with this agreement.

BJB General Educational Content Distribution Agreement

BJB has a general educational content distribution agreement with BJB-Aptech. From December 20, 2005 to March 29, 2006, the signatories to the agreement were BJB and BJB-Aptech. On March 30, 2006, SJB-Aptech replaced BJB-Aptech as the signatory to the agreement. Under the agreement, BJB-Aptech grants to BJB the exclusive right to distribute course materials such as textbooks and certain related services including exam services and instructor training services for ACCP, ACCP Junior, BENET, BTEST programs and any new programs BJB-Aptech launches to vocational high schools, colleges and universities in mainland China from January 1, 2006 to March 30, 2009. The agreement may be renewed by mutual agreement if BJB notifies

BJB-Aptech of its intention to renew 90 days before the expiration date. As the exclusive distributor of BJB-Aptech’s course materials in China, BJB is authorized to make a wide range of decisions relating to the educational content distribution business, including, among other things, choosing a business model, developing regional and product agents, authorizing third parties to conduct educational content distribution and adjusting reference prices provided by BJB-Aptech. In return, BJB agrees to make payments to BJB-Aptech of RMB12.0 million in 2006, RMB15.0 million in 2007 and RMB20.0 million in 2008. By mutual agreement on December 31, 2008, the payment date for RMB15.0 million of the amount due in 2008 has been extended to the end of 2009. Under the agreement, BJB-Aptech may not exercise its rights, including its ownership of any copyright, trademark and patent rights with respect to ACCP, ACCP Junior, BENET and BTEST programs in any way that hinders the development of BJB’s educational content distribution business. The agreement also contains certain confidentiality provisions. By a later amendment on March 31, 2009, the agreement was extended to March 30, 2014. Pursuant to the amendment, both parties agreed that the fees to be charged by BJB-Aptech during the renewal period is based on the instructor training services and related instructor materials, textbooks and exam services delivered to vocational schools, universities and colleges at pre-determined prices. In connection with the general educational content distribution agreement with BJB-Aptech, BJB recorded license fee expense in the amount of RMB13.3 million, RMB1.2 million and RMB14.5 million, RMB14.5 million ($2.1 million), RMB7.2 million and RMB3.6 million ($0.5 million), respectively, for the predecessor period from January 1, 2006 through November 30, 2006, the period from June 1, 2006 (date of inception) through December 31, 2006, the years ended December 31, 2007 and 2008 and the six months ended June 30, 2008 and 2009. BJB-Aptech billed BJB every three months for the license fee and payment is due upon receipt. Except for RMB15.0 million of which the payment due date has been extended to the end of 2009 as discussed above, all billings were settled in accordance with the terms of the agreement. This balance was eliminated upon our consolidation of BJB-Aptech.

Training Center Operation Service Agreements

In January 2007, BJB and BJB-Aptech entered into five BJB-owned training center operation service agreements. The terms of each of these agreements was three years. In order to improve the management of the growing network of franchised training centers, BJB-Aptech seconded several individuals to each of five owned training centers to operate them to gain better understanding and knowledge in their operations. Under these agreements, for 2007, BJB-Aptech agrees to guarantee BJB an annual minimum net profit as defined in these agreements, in the amount of RMB1.6 million or RMB1.8 million for each BJB-owned training center and will retain 50% of each BJB-owned training center’s net profit if such net profit exceeds a certain threshold but is less than another higher threshold and will retain 100% of such BJB-owned training center’s net profit if its net profit exceeds the higher threshold. The annual minimum net profit amount and the threshold will be reviewed annually and may be adjusted based on the results of operations of each BJB-owned training center. These agreements do not have indemnification provisions. In 2007, BJB received RMB5.5 million under the training center operation service agreements. All five training center operation service agreements were terminated as of January 2, 2008.

Third Amended and Restated Shareholders Agreement

BJBC entered into a third amended and restated shareholders agreement with Crescent Jade, Aptech Investment, Superway, Solid Gain, holders of the management retention shares and SBI-BDJB, dated as of June 25, 2009. The agreement terminates upon the completion of this offering. See “Our Corporate Structure—Our History—2009 Restructuring—Acquisition of 5.9% equity interest in BJB—Third Amended and Restated Shareholders Agreement.”

Under this agreement, certain matters require the approval of a supermajority of at least two thirds of the board or the unanimous approval of the board. For more details, see “Description of Share Capital—Ordinary Shares—Actions requiring the approval of a supermajority of our board of directors.”

Third Amended and Restated Registration Rights Agreement

BJBC entered into a third amended and restated registration rights agreement with Crescent Jade, Aptech Investment, Superway, Solid Gain, the holders of the management retention shares and SBI-BDJB, dated as of June 25, 2009, to grant these shareholders customary registration rights, including demand and piggyback registration rights and Form F-3 registration rights. Our ordinary shares held by the holders of the management retention shares are deemed to be beneficially owned by five members of BJB management. For a detailed description of the registration rights, see “Description of Share Capital—Registration Rights.” These registration rights will remain in effect after the completion of this offering.

Employment Agreements

BJBC has entered into director agreements with all of its directors. See “Management—Remuneration of Directors—Director agreements.”

BJBC has entered into employment agreements with all of its executive officers. See “Management—Employment Agreements.”

Management Retention Plan

In connection with the implementation of a management retention plan in December 2006, five members of BJB management received 36,402,000 BJBC ordinary shares. See “Our Corporate Structure—Our History—Equity grants to BJB management for retention purposes.”

2007 Share Incentive Plan

The 2007 share incentive plan was adopted by BJBC’s shareholders and board of directors on March 2, 2007. The 2007 share incentive plan provides for the grant of options, stock appreciation right and other stock-based awards such as nonvested shares. The purpose of the plan is to aid BJBC and its affiliates in recruiting and retaining key employees, directors or consultants of outstanding ability and to motivate such employees, directors or consultants to exert their best efforts on behalf of BJBC and its affiliates by providing incentives through the granting of awards. BJBC’s board of directors believes that BJBC’s long-term success is dependent upon its ability to attract and retain talented individuals who, by virtue of their ability, experience and qualifications, make important contributions to BJBC’s business. See “Management—2007 Share Incentive Plan.”

Certain Other Related Party Transactions

During the years ended December 31, 2007 and 2008 and the six months ended June 30, 2008 and 2009, BJB received RMB4.4 million, RMB3.3 million ($0.5 million), RMB3.3 million, and RMB2.4 million ($0.4 million), respectively from BJB-Aptech in training service income, which is related to assistance provided to BJB-Aptech to train its franchisees.

For the year ended December 31, 2008, BJB received RMB7.5 million ($1.1 million) in program update fees and technical support fees from BJB-Aptech related to the provision of technical support and course update services for ACCP and other programs or products. Such technical support and course update services were generally performed under various short-term service agreements that BJB-Aptech entered into with BJB.

In the predecessor period from January 1, 2006 through November 30, 2006, the period from June 1 (date of inception), 2006 through December 31, 2006 and the years ended December 31, 2007 and 2008 and the six months ended June 30, 2008 and 2009, BJB received RMB1.3 million, RMB0.2 million, RMB0.9 million, nil, nil and nil, respectively, in program update fees and technical support fees from Jade Bird Group related to the provision of technical support and course update services for ACCP Junior or other programs. Such technical support and course update services were generally performed under various short-term service agreements that Jade Bird Group entered into with BJB.

For the years ended December 31, 2007 and 2008 and the six months ended June 30, 2008 and 2009, BJB received a service fee from BJB-Aptech in the amount of RMB8.6 million, RMB14.1 million ($2.1 million), RMB2.8 million, and RMB12.4 million ($1.8 million), respectively, relating to the provision of updating services for the standardized operating manual, which includes standard operating and quality control procedures and specific marketing practices BJB-Aptech’s franchisees need to follow.

For the predecessor period from January 1, 2006 through November 30, 2006 and the period from June 1, 2006 (date of inception) through December 31, 2006, BJB received RMB1.4 million and RMB0.1 million, respectively, in lease rental income from BJB-Aptech for rental of office premises and equipment. The leases were for terms of one year or less and were terminated on December 31, 2006.

BJB entered into an employee training agreement with BJB-Aptech in September 2008, pursuant to which BJB-Aptech requested BJB to recruit employees on behalf of BJB-Aptech and to provide on-the-job training so that these employees could fill in certain open positions of BJB-Aptech. BJB-Aptech is obligated to pay BJB at RMB15,000 per month per person if those employees could pass certain tests after the training. Before these employees were accepted by BJB-Aptech, their salaries and employee benefits were borne by BJB. It is estimated to take BJB 6 to 9 months to provide adequate training to an employee. Total gross proceeds for the year ended December 31, 2008 was RMB4.1 million ($0.6 million). The balance outstanding as of December 31, 2008 was subsequently paid by BJB-Aptech on February 13, 2009. For the year ended December 31, 2008 and the six months ended June 30, 2009, BJB earned net income of RMB1.7 million ($0.3 million) and RMB0.2 million, respectively from BJB-Aptech under this agreement. The employee training agreement between BJB and BJB-Aptech was terminated on March 31, 2009.

During the predecessor period from January 1, 2006 through November 30, 2006, the period from June 1, 2006 (date of inception) through December 31, 2006 and the years ended December 31, 2007 and 2008 and the six months ended June 30, 2008 and 2009, BJB incurred RMB0.5 million, RMB0.04 million, RMB1.7 million, RMB1.0 million ($0.1 million), RMB0.8 million and RMB0.3 million ($0.1 million), respectively, for technical support services provided by Jade Bird Group.

During the predecessor period from January 1, 2006 through November 30, 2006, the period from June 1, 2006 (date of inception) through December 31, 2006, the years ended December 31, 2007 and 2008 and the six months ended June 30, 2008 and 2009, BJB incurred RMB0.3 million, RMB0.1 million, RMB0.4 million, RMB0.3 million ($0.1 million), RMB0.1 million and RMB1.0 million ($0.1 million), respectively, for operating lease expenses incurred for rental of office premises from Jade Bird Group. The leases were for terms of one year or less and had historically been renewed prior to expiration.

As of December 31, 2005 and prior to the effectiveness of the general educational content distribution agreement with BJB, BJB-Aptech collected RMB8.4 million prepayments from vocational schools, universities and colleges for instructor training services and related instructor materials, textbooks and exam services to be provided in 2006. Under the terms of the general educational content distribution agreement with BJB-Aptech, BJB was granted the exclusive right to provide instructor training services and related instructor materials, textbooks and exam services to vocational schools, universities and colleges beginning January 1, 2006 and therefore, BJB-Aptech paid RMB8.4 million to BJB on September 30, 2007. In addition, during the predecessor period from January 1, 2006 through November 30, 2006, the period from June 1, 2006 (date of inception) through December 31, 2006, for the years ended December 31, 2007 and 2008, and the six months ended June 30, 2008 and 2009, BJB-Aptech collected additional RMB7.1 million, RMB1.0 million, RMB1.3 million, RMB0.3 ($0.1 million), RMB0.3 million and nil, respectively from vocational schools, universities and colleges on behalf of BJB and repaid RMB6.6 million, RMB1.5 million, RMB1.3 million, RMB0.3 million, RMB0.3 million ($0.1 million) and nil, respectively, to BJB.

BJB granted interest-free loans of RMB10.0 million, RMB0.02 million, RMB0.3 million, nil, nil and RMB0.4 million to Jade Bird Group to support the operating activities of Jade Bird Group during the period from January 1, 2006 through November 30, 2006, the period from December 1, 2006 through December 31, 2006, the years ended December 31, 2007 and 2008, and the six months ended June 30, 2008 and 2009, respectively. These loans were unsecured and had no specific terms of repayment. Jade Bird Group repaid RMB9.4 million, nil, RMB3.4 million, nil, nil and nil during the period from January 1, 2006 through November 30, 2006, the period from December 1, 2006 through December 31, 2006, and the years ended December 31, 2007 and 2008, and the six months ended June 30, 2008 and 2009, respectively. The outstanding loan as of December 31, 2007 was RMB1.1 million, of which RMB0.9 million was set off against the expenses for technique supporting services provided by Jade Bird Group in 2008. The amount outstanding as of December 31, 2008 was set off against the expenses for technique supporting services to be provided by Jade Bird Group in 2009. The outstanding loan balance of RMB0.4 million as of June 30, 2009 is expected to be set off against the expenses for technique supporting services provided by Jade Bird Group in the second half of 2009.

In 2006, in connection with BJBC’s acquisition of 80.0% of the equity interest in BJB, Prosperity obtained loans in the aggregate principal amount of $30.2 million from Crescent Jade. The loans were interest-free, unsecured and had no specific repayment terms. On May 21, 2007, BJBC completed a debt for equity conversion transaction, in which the loans from Crescent Jade in the aggregate principal amount of $30.2 million were exchanged for 142,000,000 ordinary shares. After such conversion, the remaining balance of the loan was the U.S. dollar amount equivalent to RMB157,620 as of December 31, 2008 and the U.S. dollar amount equivalent to RMB157,557 as of June 30, 2009. In addition, before May 21, 2007, Crescent Jade held 100,000 BJBC’s ordinary shares (pre-split). On May 21, 2007, BJBC effected a 80:1 stock split. As a result, on May 21, 2007, Crescent Jade held 150,000,000 ordinary shares, with 142,000,000 ordinary shares being resulted from the debt-to-equity conversion transaction, and the remaining 8,000,000 ordinary shares resulted from the 80:1 stock split.

BJB also borrowed money from Jade Bird Group for operating purposes. These loans were unsecured and had no specific terms of repayment. During the predecessor period from January 1, 2006 through November 30, 2006, BJB borrowed RMB4.0 million from Jade Bird Group. BJB repaid RMB1.0 million and RMB3.0 million, during the predecessor period from January 1, 2006 through November 30, 2006, and the year ended December 31, 2007, respectively.

BJB borrowed RMB25.5 million from BJB-Aptech for operating purposes. The loan was unsecured and had no specific terms of repayment. On July 19, 2007, BJB repaid the RMB25.5 million loan.

On March 28, 2007, the board of directors of BJB approved the distribution of a dividend of RMB88.0 million, of which RMB17.6 million, representing 20% of the total dividend, were paid to BJB’s noncontrolling interests holders by April 2007.

On November 20, 2007, the board of directors of BJB approved the distribution of a dividend of the U.S. dollar equivalent of RMB3.7 million, of which RMB0.7 million, representing 20% of the total dividend, were paid to BJB’s noncontrolling interest holders by December 2007.

On April 18, 2008, the board of directors of BJB approved the distribution of a dividend of RMB120.0 million, of which RMB24.0 million, representing 20% of the total dividend, were paid to BJB’s noncontrolling interests holders in April 2008.

On February 9, 2009, the board of directors of BJB approved the declaration of a dividend of RMB160.0 million, of which RMB32.0 million, representing 20% of the total dividend, were paid to BJB’s noncontrolling interests holders on March 31, 2009.

On September 25, 2007, Crescent Point Ventures, Ltd., or CPV, an affiliate of Crescent Jade, entered into a facility agreement with us, under which CPV lent us an unsecured term loan in the amount of $15,500. We used the proceeds of the loan to pay a filing fee in connection with this offering. Due to PRC regulations on foreign currency exchange, had we obtained the filing fee in U.S. dollars in China by currency exchange, we would have been required to procure a SAFE approval. The interest rate of the loan is 12 month London Interbank Offered Rate prevailing on the date of the agreement plus 2% (non-compounding) to the date that we repay the loan in full. The interest expenses accrued for the period from September 25, 2007 through December 31, 2007, for the year ended December 31, 2008, and for the six months ended June 30, 2008 and 2009 were $283 (equivalent to RMB2,131), $1,074 (equivalent to RMB7,593), $537 (equivalent to RMB3,803) and $540 (equivalent to RMB3,690), respectively.

On October 29, 2007, BJB entered into a consulting agreement with Crescent Point Asia Limited, under which Crescent Point Asia Limited agreed that it will provide BJB with financial experts to supply relevant consulting services. The scope of the consulting services includes acquisition and related procedures, and market value analysis for vocational IT education in China. Crescent Point agreed to charge BJB at 80% of its regular rate, and the aggregate amount Crescent Point will receive under the agreement will not exceed $350,000. BJB paid RMB1.8 million, RMB1.0 million ($0.1 million), RMB1.0 million and nil to Crescent Point for the years ended December 31, 2007 and 2008 and the six months ended June 30, 2008 and 2009, respectively.

On April 30, 2009, in accordance with a series of definitive agreements entered into on January 22, 2009, some of which were subsequently amended and restated on March 26, 2009, BJBC purchased, through Prosperity, Aptech India’s 50.0% equity interest in BJB-Aptech; as consideration, BJBC issued to Aptech Investment, an indirect wholly owned subsidiary of Aptech India, 55,684,931 of its ordinary shares.

In September 2009, we entered into an agreement with Beijing Beida Jade Bird Software Company, under which we are granted the exclusive right to use the “Beida Jade Bird APTECH” and “Beida Jade Bird IT Education” trademarks if Beijing Beida Jade Bird Software Company’s applications for registration of these trademarks are successful. The term of this exclusive right is the same as the term of these trademarks, which is 10 years under PRC law and is renewable for an additional 10 years prior to expiration of the initial term. Our use of these trademarks will be free in the first 10 years after successful registration and we will pay an annual usage fee of $1.0 million to Beijing Beida Jade Bird Software Company over the next 10 years. We may terminate this agreement or the right to use either trademark at our discretion if required by our operations. Under this agreement, we have the right to sublicense these trademarks to our affiliates.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and the Companies Law (as amended) of the Cayman Islands, which is referred to as the Companies Law below.

As of the date of this prospectus, our authorized share capital consists of 400,000,000 ordinary shares, with a par value of $0.000125 each. As of the date hereof, there are 248,470,179 ordinary shares issued and outstanding.

Our amended and restated memorandum and amended and restated articles of association will become effective upon completion of this offering. Upon the completion of this offering, our authorized share capital will consist of 400,000,000 ordinary shares, with a par value of $0.000125 per share and there will be             ordinary shares issued and outstanding. The following is a summary of material provisions of our amended and restated memorandum and amended and restated articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

General

All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares, subject to the restrictions of our amended and restated articles of association, as applicable.

Dividends

The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law.

Voting rights

Each holder of ordinary shares is entitled to one vote on all matters upon which the ordinary shares are entitled to vote on a show of hands or, on a poll, each holder is entitled to have one vote for each share registered in his name on the register of members. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of our board of directors or by any shareholder present in person or by proxy holding not less than 10% of our paid up share capital.

A quorum required for a meeting of shareholders consists of shareholders who hold at least one-third of our ordinary shares at the meeting present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Shareholders’ meetings may be held annually and may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding in aggregate at least ten percent of our ordinary shares. Typically, advance notice of at least 21 calendar days is required for the convening of our annual general meeting and other shareholders meetings.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the ordinary shares.

Transfer of ordinary shares

Subject to the restrictions of our amended and restated articles of association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any ordinary share unless:

•

the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of ordinary shares;

•	the instrument of transfer is properly stamped, if required; or

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 calendar days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 calendar days in any year.

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on ordinary shares and forfeiture of ordinary shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 calendar days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of ordinary shares

Subject to the provisions of the Companies Law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our amended and restated memorandum and amended and restated articles of association.

Variations of rights of shares

All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied with the sanction of a special resolution passed at a class meeting of the holders of such shares.

Inspection of books and records

Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Changes in capital

We may from time to time by ordinary resolutions:

•	increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

•	sub-divide our existing shares, or any of them into shares of a smaller amount that is fixed by the amended memorandum and articles of association;

•

cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

We may by special resolution reduce our share capital and any capital redemption reserve in any manner authorized by law.

Actions requiring the approval of a supermajority of our board of directors

Actions require the approval of a supermajority of at least two-thirds of our board of directors, including:

•	the appointment or removal of either of our chief executive officer or chief financial officer;

•	any anti-takeover action in response to a takeover attempt;

•	any merger resulting in our shareholders immediately prior to such merger holding less than a majority of the voting power of the outstanding share capital of the surviving business entity;

•	the sale or transfer of all or substantially all of our assets;

•	any change in the number of our board of directors; and

•

the exercise of all powers of our company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or security for any debt, liability or obligation of our company or any third party.

Issuance of Additional Preferred Shares

Our amended and restated articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our amended and restated articles of association authorizes our board of directors, subject to the articles and any direction that may be given by our company in a general meeting, to issue shares, grant rights over existing shares or issue other securities in one or more series as they deem necessary and appropriate and determine designations, powers, preferences, privileges and other rights, including dividend rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers and rights associated with existing shares in issue at such times and on such other terms as they think proper.

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preferred shares without action by our shareholders to the extent authorized but unissued. In addition, the issuance of preferred shares may be used as an anti-takeover device without further action on the part of the shareholders. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Exempted Company

We are an exempted company with limited liability under the Companies Law of the Cayman Islands. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

•	an exempted company’s register of members is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may issue negotiable or bearer shares or shares with no par value;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company. We are subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. We intend to comply with the NYSE Rules, in lieu of following home country practice after the closing of our initial public offering. The NYSE Rules require that every company traded on the New York Stock Exchange hold an annual general meeting of shareholders. In addition, our amended and restated articles of association, which allow directors or shareholders to call special shareholder meetings pursuant to the procedures set forth in the articles. We believe that the differences with respect to being a Cayman Islands exempted company as opposed to a Delaware corporation do not pose additional material risks to investors, other than the risks described under “Risk Factors—Risks Related to Our ADSs and This Offering.”

Differences in Corporate Law

The Companies Law is modeled after that of English law but does not follow many recent English law statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and similar arrangements

The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by either (a) a special resolution of the shareholders of each constituent company voting together as one class if the shares to be issued to each shareholder in the consolidated or surviving company will have the same rights and economic value as the shares held in the relevant constituent company or (b) a shareholder resolution of each constituent company passed by a majority in number representing 75% in value of the shareholders voting together as one class. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the dual majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such that a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a take-over offer is made and accepted by holders of 90% of the shares (within four months), the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ suits

The Cayman Islands courts can be expected to follow English case law precedents. The common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against or derivative actions in the name of the Company to challenge (a) an act which is ultra vires the Company or illegal, (b) an act which constitutes a fraud against the minority where the wrongdoers are themselves in control of the Company, and (c) an action which requires a resolution with a qualified (or special) majority which has not been obtained) have been applied and followed by the courts in the Cayman Islands.

Indemnification of directors and executive officers and limitation of liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and amended and restated articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from willful neglect, dishonesty, fraud or default of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we have entered into indemnification agreements with our directors and senior executive officers that provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Anti-takeover provisions in our amended and restated memorandum and amended and restated articles of association

Some provisions of our amended and restated memorandum and amended and restated articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our amended and restated memorandum and articles of association, for what they believe in good faith to be in the best interests of our company.

Directors’ fiduciary duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder action by written consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our amended and restated articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law and our amended and restated articles of association allow our shareholders holding not less than 10% of the paid up voting share capital of the Company to require a shareholder’s meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings. However, we intend to comply with                     , which do require that a company traded on                      to hold an annual general meeting of shareholders.

Cumulative voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Under our amended and restated articles of association, directors can be removed by special resolution or for cause, by an ordinary resolution.

Transactions with interested shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under the Companies Law and our amended and restated articles of association, our company may be dissolved, liquidated or wound up by a special resolution.

Variation of rights of shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the sanction of a special resolution passed at a class meeting of holders of such class.

Amendment of governing documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

As permitted by Cayman Islands law, our amended and restated memorandum and articles of association may be amended with a special resolution.

Rights of non-resident or foreign shareholders

There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

The following is a summary of our securities issuance during the past three years.

Ordinary shares

On March 1, 2007, we issued a total of 100,000 ordinary shares, par value $0.01 to Crescent Jade in exchange for all of Crescent Jade’s equity interest in Prosperity.

On May 21, 2007, in anticipation of this offering, we effected a 80:1 share split. As a result of this share split, Crescent Jade held 8,000,000 ordinary shares, par value $0.000125. In addition, on May 21, 2007, BJBC completed a debt for equity transaction, in which the short-term loans from Crescent Jade of $30.2 million were exchanged for 142,000,000 ordinary shares. As a result, on May 21, 2007, Crescent Jade held 150,000,000 ordinary shares, with 142,000,000 ordinary shares resulted from the loan to equity conversion, and the remaining 8,000,000 ordinary shares resulted from the 80:1 stock split.

On June 15, 2007, Crescent Jade transferred an aggregate of 36,402,000 ordinary shares, representing approximately 24.3% of its holding of equity interest in us at that time, to four management trusts established for the benefit of five members of BJB management for retention purposes.

On April 30, 2009, in connection with the JV interest acquisition, we issued 55,684,931 ordinary shares to Aptech Investor in exchange for Aptech India’s 50.0% equity interest in BJB-Aptech.

On May 12, 2009, in connection with our acquisition through Prosperity of 14.0% of the equity interest in BJB from Arbo, we issued 30,090,525 ordinary shares to Arbo’s sole shareholder, Superway.

On June 22 and June 24, 2009, we issued an aggregate of 12,694,723 ordinary shares to SBI-BDJB.

Share options and nonvested shares

We adopted the 2007 share incentive plan on March 2, 2007. On March 2, 2007, we granted option to purchase an aggregate of 4,078,500 (taking into account the share split completed on May 21, 2007 and conversion of shareholder loans into equity completed on May 21, 2007) ordinary shares to 21 of our senior management members and key employees. On July 2, 2007, an executive was granted the option to purchase 815,217 ordinary shares. On January 1, 2008, we cancelled the award of 815,217 share options granted on July 2, 2007 and approved the grant of options to purchase an aggregate of 120,000 ordinary shares to the executive officer at an exercise price equal to the fair market value of the underlying ordinary shares as of January 1, 2008 as a replacement. Such options to purchase 120,000 ordinary shares expired on June 30, 2009. On July 1, 2008, we granted options to purchase an aggregate of 833,000 ordinary shares to an executive officer with an exercise price equal to the fair value of the underlying ordinary shares at the grant date. On December 1, 2008, the aggregate 833,000 share options were forfeited. On December 31, 2008, we granted options to purchase an aggregate of 60,000 ordinary shares to a key employee with an exercise price equal to the fair value of the underlying ordinary shares at the grant date. On June 12, 2009, we granted options to purchase an aggregate of 1,250,000 ordinary shares to another key employee with an exercise price equal to the fair value of the underlying ordinary shares at the grant date. On September 2, 2007, we granted 347,737 nonvested shares to 19 officers and employees of BJB. See “Management—2007 Share Incentive Plan.”

Registration Rights

Set forth below is a description of the registration rights we granted to Crescent Jade, the holders of management retention shares, Superway, Solid Gain, Aptech Investment and SBI-BDJB. The registration rights were granted on June 25, 2009 under the third amended and restated registration rights agreement. Our ordinary shares held by the holders of management retention shares are deemed to be beneficially owned by five members of BJB management.

Demand registration rights

At any time commencing six months after this initial public offering, shares held by Crescent Jade, the holders of management retention shares Superway, Solid Gain, Aptech Investment and SBI-BDJB or their respective transferees and assignees have the right to demand that we file a registration statement under the Securities Act covering the offer and sale of their securities, so long as the anticipated aggregate amount of securities to be sold under the registration statement exceeds $50 million. We are obligated under the registration rights agreement to use reasonable efforts to register our ordinary shares for resale if these shareholders make such request. However, we are not obligated to effect more than two such demand registrations in total or more than one such demand registration in any six month period. We have the ability to delay the filing of a registration statement for up to 90 days if we furnish to these shareholders or their respective transferees and assignees a certificate signed by our chief executive officer or our chairman of the board of directors stating that, board of directors determines it would be seriously detrimental to us or our shareholders for a registration statement to be filed in the near future.

Form F-3 demand registration rights and shelf registration rights

Upon our company becoming eligible for use of Form F-3 or S-3, these shareholders or their respective transferees and assignees have the right to request that we file a registration statement under Form F-3, so long as the reasonably anticipated aggregate price of securities to be sold under the registration statement is not less than $10 million. However, we are not obligated to effect more than eight such demand registrations in total or more than one such demand registration in any three-month period. In lieu of the Form F-3 demand registration rights described in the first two sentences of this paragraph, these shareholders or their respective transferees and assignees have the right to request that we file a registration statement under Form F-3 for an offering on a continuous basis.

Piggyback registration rights

If we propose to file a registration statement with respect to an offering for our own account or for the account of any person that is not these shareholders or their respective transferees and assignees, we must offer these shareholders or their respective transferees and assignees the opportunity to include their securities in the registration statement.

Expenses of registration

We will pay all expenses relating to any demand or piggyback registration, whether or not such registrations become effective, except that shareholders shall bear the expense of any broker’s commission or underwriter’s discount or commission relating to registration and sale of their securities.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipt Program

JPMorgan Chase Bank, N.A., as depositary for the American Depositary Receipt, or ADR, program, will issue the ADSs which you will be entitled to receive in this offering. Each ADS will represent an ownership interest in              ordinary shares which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and yourself as an ADS holder. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which the depositary has not distributed directly to you. Unless specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs.

The depositary’s office is located at 4 New York Plaza, New York, NY 10004.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADS holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADS holder, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Cayman Island law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the ordinary shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADS holder. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all registered holders from time to time of ADSs issued under the deposit agreement. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the ordinary shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement and the ADSs are governed by New York law.

The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR which contain the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached deposit agreement from the SEC’s website at http://www.sec.gov.

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the shares underlying my ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after converting any cash received into U.S. dollars and, in all cases, making any necessary deductions provided for in the deposit agreement. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, to the extent the depositary is legally permitted it will deliver such distributions to ADS holders in proportion to their interests in the following manner:

•

Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered ADS holders, and (iii) deduction of the depositary’s expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•

Ordinary shares. In the case of a distribution in ordinary shares, the depositary will issue additional ADSs representing such shares. Only whole ADSs will be issued. Any ordinary shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADS holders entitled thereto.

•

Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional ordinary shares or other rights, if we provide satisfactory evidence that the depositary may lawfully distribute such rights, the depositary will distribute warrants or other instruments representing such rights. However, if we do not furnish such evidence, the depositary may:

•	sell such rights if practicable and distribute the net proceeds as cash; or

•	if it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case ADS holders will receive nothing.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADS holders.

•

Other distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines that any distribution described above is not practicable with respect to any specific ADS holder, the depositary may choose any practicable method of distribution for such ADS holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADS holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such ordinary shares.

Ordinary shares deposited in the future with the custodian must be accompanied by certain delivery documentation, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

The custodian will hold all deposited ordinary shares (including those being deposited by or on our behalf in connection with this offering) for the account of the depositary. ADS holders thus have no direct ownership interest in the ordinary shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited ordinary shares. The deposited ordinary shares and any such additional items are referred to as “deposited securities”.

Upon each deposit of ordinary shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADS or ADSs in the name or upon the order of the person entitled thereto. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADS holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADS holders cancel an ADS and obtain deposited securities?

When you turn in your ADSs at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying ordinary shares at the custodian’s office or effect delivery by such other means as the depositary deems practicable, including transfer to an account of an accredited financial institution on your behalf. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of ordinary shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADSs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The depositary may fix record dates for the determination of the ADS holders who will be entitled (or obligated, as the case may be):

•	to receive any distribution on or in respect of ordinary shares,

•	to give instructions for the exercise of voting rights at a meeting of holders of ordinary shares, or

•

for the determination of the registered holders who shall be responsible for the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the form of ADR,

•	to receive any notice or to act in respect of other matters

all subject to the provisions of the deposit agreement.

Voting Rights

How do I vote?

If you are an ADS holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the ordinary shares which underlie your ADSs. After receiving voting materials from us, the depositary will notify the ADS holders of any shareholder meeting or solicitation of consents or proxies. This notice will state such information as is contained in the voting materials and describe how you may instruct the depositary to exercise the voting rights for the ordinary shares which underlie your ADSs and will include instructions for giving a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them in the manner and on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying ordinary shares or other deposited securities, to vote or to have its agents vote the ordinary shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will I be able to view our reports?

The depositary will make available for inspection by ADS holders any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. We will furnish these communications in English when so required by any rules or regulations of the Securities and Exchange Commission.

Additionally, if we make any written communications generally available to holders of our ordinary shares, including the depositary or the custodian, and we request the depositary to provide them to ADS holders, the depositary will mail copies of them, or, at its option, English translations or summaries of them to ADS holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of ordinary shares, issuances in respect of ordinary share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities in any manner permitted by the deposit agreement or whose ADSs are cancelled or reduced for any other reason, US$5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of an ordinary share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional charges shall be incurred by the ADS holders, by any party depositing or withdrawing ordinary shares or by any party surrendering ADSs or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADSs or the deposited securities or a distribution of ADSs), whichever is applicable:

•	a fee of US$1.50 per ADS for transfers of certificated or direct registration ADRs;

•	a fee of up to U.S.$0.05 per ADS for any cash distribution made pursuant to the deposit agreement;

•

a fee of US$0.05 per ADS per calendar year (or portion thereof) for services performed by the depositary in administering our ADR program (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADSs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

•

any other charge payable by any of the depositary, any of the depositary’s agents, including, without limitation, the custodian, or the agents of the depositary’s agents in connection with the servicing of our ordinary shares or other deposited securities (which charge shall be assessed against registered holders of our ADSs as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such registered holders or by deducting such charge from one or more cash dividends or other cash distributions);

•

a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at your request;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars; and

•

such fees and expenses as are incurred by the depositary (including without limitation expenses incurred in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable laws, rules or regulations.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The fees described above may be amended from time to time.

Our depositary has agreed to reimburse us for certain expenses we incur that are related to establishment and maintenance of the ADR program, including investor relations expenses and exchange application and listing fees. The amount of reimbursement available to us is not based upon the amounts of fees the depositary collects from investors. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing ADS holders, or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide services to any ADS holder until the fees and expenses owing by such ADS holder for those services or otherwise are paid.

Payment of Taxes

ADS holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADS holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities and deduct the amount owing from the net proceeds of such sale. In either case the ADS holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities (except under limited circumstances mandated by securities regulations). If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay such taxes and distribute any remaining net proceeds to the ADS holders entitled thereto.

By holding an ADS or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained in respect of, or arising out of, your ADSs.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

(1)	amend the form of ADR;

(2)	distribute additional or amended ADSs;

(3)	distribute cash, securities or other property it has received in connection with such actions;

(4)	sell any securities or property received and distribute the proceeds as cash; or

(5)	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADS holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADS holders. If an ADS holder continues to hold an ADS or ADSs after being so notified, such ADS holder is deemed to agree to such amendment. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the form of ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or you otherwise receive notice. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

The depositary may, and shall at our written direction, terminate the deposit agreement and the form of ADR by mailing notice of such termination to the registered holders of ADSs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders unless a successor depositary shall not be operating under the deposit agreement within 45 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADSs unless a successor depositary shall not be operating under the deposit agreement on the 90th day after our notice of removal was first provided to the depositary. After termination, the depositary’s only responsibility will be (i) to deliver deposited securities to ADS holders who surrender their ADSs, and (ii) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, in trust for the ADS holders who have not yet surrendered their ADSs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash. The depositary will not be required to invest such proceeds or pay interest on them.

Limitations on Obligations and Liability to ADS holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADS holders and holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADSs, or the delivery of any distribution in respect thereof, the depositary and its custodian may require you to pay, provide or deliver:

•

payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

•

the production of proof satisfactory to the depositary and/or its custodian of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing shares and terms of the deposit agreement and the ADRs, as it may deem necessary or proper;

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The issuance of ADSs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADSs or the withdrawal of shares, generally or in particular instances, when the ADS register or any register for ordinary shares is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdraw ordinary shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADSs or to the withdrawal of ordinary shares.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents. Neither we nor the depositary nor any such agent will be liable if:

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present or future law, rule, regulation, fiat, order or decree of the United States, the Cayman Islands, the People’s Republic of China or any other country, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism or other circumstance beyond our, the depositary’s or our respective agents’ control shall prevent, delay or subject to any civil or criminal penalty any act which the deposit agreement or the form of ADR provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

•	it exercises or fails to exercise discretion under the deposit agreement or the form of ADR;

•	it performs its obligations without gross negligence or bad faith;

•

it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADSs, or any other person believed by it to be competent to give such advice or information; or

•	relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADSs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADSs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADSs, any ADSs or otherwise to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by any securities depository, clearing agency or settlement system in the Cayman Islands in connection with or arising out of book-entry settlement of deposited securities or otherwise.

Additionally, none of us, the depositary or the custodian shall be liable for the failure by any registered holder of ADSs or beneficial owner therein to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder’s or beneficial owner’s income tax liability. Neither we nor the depositary shall incur any liability for any tax consequences that may be incurred by holders or beneficial owners on account of their ownership of ADRs or ADSs.

The depositary will not be responsible for failing to carry out instructions to vote the deposited securities or for the manner in which the deposited securities are voted or the effect of the vote. In no event shall we, the depositary or any of our respective agents be liable to holders of ADSs or interests therein for any indirect, special, punitive or consequential damages.

The depositary may own and deal in deposited securities and in ADSs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to request you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of deposited securities and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADSs, which register shall include the depositary’s direct registration system. You may inspect such records at such office during regular business hours, but solely for the purpose of communicating with other holders in the interest of business matters relating to the deposit agreement. Such register may be closed from time to time, when deemed expedient by the depositary or when requested by us.

The depositary will maintain facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Pre-release of ADSs

The depositary may issue ADSs prior to the deposit with the custodian of ordinary shares (or rights to receive ordinary shares). This is called a pre-release of the ADS. A pre-release is closed out as soon as the underlying ordinary shares (or rights to receive ordinary shares from us or from any registrar, transfer agent or other entity recording share ownership or transactions) are delivered to the depositary. The depositary may pre-release ADSs only if:

•	the depositary has received collateral for the full market value of the pre-released ADSs (marked to market daily); and

•	each recipient of pre-released ADSs agrees in writing that he or she

•	owns the underlying ordinary shares,

•	assigns all rights in such ordinary shares to the depositary,

•	holds such ordinary shares for the account of the depositary and

•	will deliver such ordinary shares to the custodian as soon as practicable, and promptly if the depositary so demands.

In general, the number of pre-released ADSs will not evidence more than 30% of all ADSs outstanding at any given time (excluding those evidenced by pre-released ADSs). However, the depositary may change or disregard such limit from time to time as it deems appropriate. The depositary may retain for its own account any earnings on collateral for pre-released ADSs and its charges for issuance thereof.

Appointment

In the deposit agreement, each holder and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement, will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the ADRs, and

•

appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have              outstanding ADSs representing approximately         % of our ordinary shares in issue. All of the ADSs sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. Prior to this offering, there has been no public market for our ordinary shares or the ADSs, and although we have applied to list the ADSs on the New York Stock Exchange, we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-up Agreements

Our directors, executive officers and existing shareholders have signed lock-up agreements under which they have agreed, subject to some exceptions, not to transfer or dispose of, directly or indirectly, any of our ordinary shares, in the form of ADSs or otherwise, or any securities convertible into or exchangeable or exercisable for our ordinary shares, in the form of ADSs or otherwise, for a period of 180 days after the date of this prospectus. The 180-day lock-up period may be extended under certain circumstances described in “Underwriting” After the expiration of the lock-up period, the ordinary shares or ADSs held by our directors, executive officers or principal shareholders may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned “restricted securities” within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate person who has beneficially owned “restricted securities” for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

•	1.0% of the number of our ordinary shares then outstanding which will equal approximately ordinary shares immediately after this offering; or

•

the average weekly reported trading volume of our ADSs on the New York Stock Exchange during the four calendar weeks proceeding the date on which a notice of the sale on Form 144 is filed with the SEC by such person.

Sales under Rule 144 by persons who are deemed to be our affiliates are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us.

In addition, in each case, these shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Rule 701

Beginning 90 days after the date of this prospectus, persons other than affiliates who purchased ordinary shares under a written compensatory plan or contract may be entitled to sell such shares in the United States in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

Upon completion of this offering, certain holders of our ordinary shares, or their transferees will be entitled to request that we register their shares under the Securities Act, following the expiration of the lock-up agreements described above. See “Description of Share Capital—Registration Rights.”

TAXATION

The following are material Cayman Islands, PRC and U.S. federal income tax considerations relevant to an investment in our ADSs and ordinary shares. The discussion is not intended to be, nor should it be construed as, legal or tax advice to any particular prospective purchaser. The discussion is based on laws and relevant interpretations thereof in effect as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. The discussion does not address United States state or local tax laws, or tax laws of jurisdictions other than the Cayman Islands the PRC and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder, our Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Commerce & Finance Law Offices, our PRC counsel.

Cayman Islands Taxation

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. No Cayman Islands stamp duty will be payable unless an instrument is executed in, brought to, or produced before a court of the Cayman Islands. The Cayman Islands are not parties to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

PRC Taxation

On March 16, 2007, the National People’s Congress approved and promulgated a new tax law named “Enterprise Income Tax Law of the PRC”, or the new EIT law, and on December 6, 2007, the State Council enacted the Implementation Rules to the new EIT law, both of which became effective on January 1, 2008. Under the new EIT law, enterprises are divided into “resident enterprises” and “non-resident enterprises” for PRC tax purposes. Enterprises organized under the laws of jurisdictions outside the PRC with their de facto management bodies located within the PRC may be considered PRC resident enterprises and therefore subject to PRC enterprise income tax at the rate of 25% on their worldwide income. Although the implementation rules of the new EIT law provided a definition regarding “de facto management”, it is still not clear whether enterprises such as BJBC, where the majority of the members of the management team are located in the PRC, would be considered a “resident enterprise” by the relevant tax authority under the new EIT law and its implementation rules.

Under the new EIT law, the income tax at the rate of 10% shall be applicable to income (such as dividends) paid to non-resident enterprises so long as such income are sourced within China and such non-resident enterprises do not have an establishment or place of business in China, or, despite the existence of such establishment of place of business in China, the relevant income is not effectively connected with such establishment or place of business in China. The Implementation Rules to the new EIT law further provide that, (i) if the enterprise that distributes dividends is domiciled in the PRC, or (ii) if gains are realized from transferring equity interests of enterprises domiciled in the PRC, then such dividends or capital gains are treated as China-sourced income. However, it is not clear how “domicile” may be interpreted under the new EIT law, and it may be interpreted as the jurisdiction where the enterprise is a tax resident.

In the case of transfer of shares in BJBC by our overseas shareholders or ADS holders, if the relevant PRC tax authorities take the view that the substance of BJBC and Prosperity is holding BJB and BJB-Aptech, and the capital gain derived by our overseas shareholders or ADS holders from the share transfer is deemed China-sourced income, then such capital gain may be subject to PRC withholding tax at the rate up to 10%. Further, if we and Prosperity are considered as PRC tax resident enterprises which are “domiciled” in the PRC for tax purposes, then any dividends we pay to our overseas shareholders or ADS holders may be regarded as China-sourced income, and as a result be subject to PRC withholding tax at the rate up to 10%.

United States Federal Income Taxation

The following discussion, to the extent it states matters of law or legal conclusions, and subject to the qualifications herein, constitutes the opinion of Simpson Thacher & Bartlett LLP, our special United States counsel, on the material United States federal income tax consequences to United States Holders (as defined below) under present law of the ownership of our ordinary shares and ADSs as of the date hereof. The discussion is applicable to investors who hold our ordinary shares or ADSs as capital assets. As used herein, the term “United States Holder” means a holder of an ordinary share or ADS that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

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a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This discussion does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	an insurance company;

•	a tax exempt organization;

•	a person holding our ordinary shares or ADSs as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who owns or is deemed to own more than 10% of our voting stock;

•	a partnership or other pass-through entity for U.S. federal income tax purposes; or

•	a person whose “functional currency” is not the United States dollar.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be replaced, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. In addition, this discussion is based, in part, upon representations made by the depositary to us and assumes that the deposit agreement, and all other related agreements, will be performed in accordance with their terms.

If a partnership holds ordinary shares or ADSs, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our ordinary shares or ADSs, you should consult your tax advisers.

This discussion does not contain a detailed description of all the United States federal income tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-United States tax laws. If you are considering the purchase, ownership or disposition of our ordinary shares or ADSs, you should consult your own tax advisors concerning the United States federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

The U.S. Treasury has expressed concerns that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS may be taking actions that are inconsistent with the claiming of foreign tax credits for United States holders of ADSs. Such actions would also be inconsistent with the claiming of the reduced rate of tax described below, applicable to dividends received by certain non-corporate holders. Accordingly, the analysis of the credibility of PRC taxes and the availability of the reduced tax rate for dividends received by certain non-corporate holders, each described below, could be affected by actions taken by intermediaries in the chain of ownership between the holder of an ADS and our company.

ADS

If you hold ADSs, for United States federal income tax purposes, you will be treated as the owner of the underlying ordinary shares that are represented by such ADSs. Accordingly, deposits or withdrawals of ordinary shares for ADSs will not be subject to United States federal income tax.

Taxation of dividends

Subject to the discussion under “—Passive foreign investment company” below, the gross amount of distributions on the ADSs or ordinary shares will be taxable as dividends, to the extent paid out of our current or accumulated earnings and profits as determined under United States federal income tax principles. Such income will be includable in your gross income as ordinary income on the day actually or constructively received by you, in the case of the ordinary shares, or by the depositary, in the case of ADSs. Such dividends will not be eligible for the dividends-received deduction allowed to corporations under the Code. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits for a taxable year, as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of your tax basis in your ADSs or ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not expect to keep earnings and profits in accordance with United States federal income tax principles. Therefore, you should expect that a distribution will be treated as a dividend (as discussed above).

With respect to non-corporate United States Holders, certain dividends received before January 1, 2011 from a qualified foreign corporation may be subject to reduced rates of taxation. A foreign corporation is treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares (or ADSs backed by such shares) that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that our ADSs (which we have applied to list on the New York Stock Exchange), but not our ordinary shares, are readily tradable on an established securities market in the United States. Thus we believe that dividends we pay on our Shares that are represented by ADSs, but not on our ordinary shares that are not so represented, currently meet such conditions required for the reduced tax rates. There can be no assurance that our ADSs will be considered readily tradable on an established securities market in later years. A qualified foreign corporation also includes a foreign corporation that is eligible for the benefits of certain income tax treaties with the United States. In the event that we are deemed to be a PRC “resident enterprise” under PRC tax law (see discussion under “Taxation—PRC Taxation”), we may be eligible for the benefits of the income tax treaty between the United States and the PRC and, if we are eligible for such benefits, dividends we pay on our ordinary shares, regardless of whether such ordinary shares are represented by ADSs, would be subject to the reduced rates of taxation. Non-corporate United States Holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Moreover, non-corporate United States Holders will not be eligible for reduced rates of taxation on any dividends received from us in taxable years beginning prior to January 1, 2011, if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year. You should consult your own tax advisors regarding application of these rules given your particular circumstances.

In the event that we are deemed to be a PRC “resident enterprise” under PRC tax law, you may be subject to PRC withholding taxes on dividends paid to you with respect to the ADSs or ordinary shares (see discussion under “Taxation—PRC Taxation”). However, you may be able to obtain a reduced rate of PRC withholding taxes under the treaty between the United States and the PRC if certain requirements are met. In addition, subject to certain conditions and limitations, PRC withholding taxes on dividends may be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on the ADSs or ordinary shares will be treated as foreign-source income and will generally constitute passive category income. Furthermore, in certain circumstances, if you have held the ADSs or ordinary shares for less than a specified minimum period during which you are not protected from risk of loss, or are obligated to make payments related to the dividends, you will not be allowed a foreign tax credit for any PRC withholding taxes imposed on dividends paid on the ADSs or ordinary shares. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisors regarding the availability of the foreign tax credit under your particular circumstances.

Passive foreign investment company

Based on the projected composition of our income and valuation of our assets, including goodwill, we do not expect to be a passive foreign investment company, or a PFIC, for United States federal income tax purposes for our current taxable year ending December 31, 2009, and we do not expect to become one in the future. However, given that the determination of PFIC status with respect to both 2009 and future years depends on future facts and circumstances, including the nature of our income and the composition and value of our assets in each year, we cannot provide assurance with respect to our expectation regarding our PFIC status. In particular, our expectation regarding our PFIC status will be affected by the future value of our active assets, including primarily the value of our goodwill. The calculation of the value of our assets, including our estimated value of our goodwill, will be determined in large part based on the market price of our ADSs and ordinary shares, which is likely to fluctuate after this offering (and may fluctuate considerably given that the global capital markets have been experiencing extreme volatility). Accordingly, fluctuations in the market price of the ADSs and ordinary shares may result in our becoming a PFIC in the current or any future taxable year. If we are a PFIC for any taxable year during which you hold our ADSs or ordinary shares, you will be subject to special tax rules discussed below. In addition, because the determination of PFIC status requires extensive factual investigation, including ascertaining the fair market value of our assets on a quarterly basis and the character of each item of gross income that we earn, this determination is beyond the scope of legal counsel’s role, and our special U.S. counsel expresses no opinion with respect to our PFIC status and also expresses no opinion with respect to our expectations contained in this paragraph.

In general, we will be a PFIC for any taxable year in which:

•	at least 75% of our gross income is passive income; or

•	at least 50% of the value of our assets (based on an average of the quarterly basis of our assets) is attributable to assets that produce or are held for the production of passive income.

For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). If we own at least 25% (by value) of the stock of another corporation, we will be treated for purposes of the PFIC tests, as owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation’s income.

The determination of whether we are a PFIC is made annually. Accordingly, it is possible that we may become a PFIC in the current or any future taxable year due to changes in our asset or income composition. Because we have valued our goodwill based on the market value of our equity, as discussed above, a decrease in the price of our ADSs or ordinary shares may result in our becoming a PFIC. In addition, the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. If we are a PFIC for any taxable year during which you hold our ADSs or ordinary shares, you will be subject to special tax rules discussed below.

If we are a PFIC for any taxable year during which you hold our ADSs or ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” received and any gain you realized from a sale or other disposition, including a pledge, of ADSs or ordinary shares. Distributions received in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or your holding period for the ADSs or ordinary shares will be treated as excess distributions. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the ADSs or ordinary shares;

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income; and

•

the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

In addition, non-corporate United States Holders will not be eligible for reduced rates of taxation on any dividends received from us in taxable years beginning prior to January 1, 2011, if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year. You will be required to file Internal Revenue Service Form 8621 if you hold our ADSs or ordinary shares in any year in which we are classified as a PFIC.

If we are a PFIC for any taxable year during which you hold our ADSs or ordinary shares and any of our non-United States subsidiaries is also a PFIC, a United States Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. You are urged to consult your tax advisors about the application of the PFIC rules to any of our subsidiaries.

In certain circumstances, in lieu of being subject to the excess distribution rules discussed above, you may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method, provided that such stock is regularly traded on a qualified exchange. Under current law, the mark-to-market election may be available to holders of ADSs because we have applied to list the ADSs on the New York Stock Exchange, which constitutes a qualified exchange, although there can be no assurance that the ADSs will be “regularly traded” for purposes of the mark-to-market election. It should be noted that we have applied to list only the ADSs, and not the ordinary shares, on the New York Stock Exchange. Consequently, if you are a holder of ordinary shares that are not represented by ADSs, you generally will not be eligible to make a mark-to-market election. If you make an effective mark-to-market election, you will include in each year as ordinary income the excess of the fair market value of your ADSs at the end of the year over your adjusted tax basis in the ADSs. You will be entitled to deduct as an ordinary loss each year the excess of your adjusted tax basis in the ADSs over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. If you make an effective mark-to-market election, any gain you recognize upon the sale or other disposition of ADSs will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

Your adjusted tax basis in the ADSs will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. If you make a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ADSs are no longer regularly traded on a qualified exchange or the Internal Revenue Service consents to the revocation of the election. You are urged to consult your tax advisor about the availability of the mark-to-market election, and whether making the election would be advisable in your particular circumstances.

Alternatively, you can sometimes avoid the rules described above by electing to treat us as a “qualified electing fund” under Section 1295 of the Code. This option is not available to you because we do not intend to comply with the requirements necessary to permit you to make this election. You are urged to consult your tax advisors concerning the United States federal income tax consequences of holding ADSs or ordinary shares if we are considered a PFIC in any taxable year.

Taxation of capital gains

For United States federal income tax purposes and subject to the discussion under “—Passive foreign investment company” above, you will recognize taxable gain or loss on any sale or exchange of ADSs or ordinary shares in an amount equal to the difference between the amount realized for the ADSs or ordinary shares and your tax basis in the ADSs or ordinary shares. Such gain or loss will generally be capital gain or loss. Capital gains of non-corporate United States Holders derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by you will generally be treated as United States source gain or loss. However, in the event that we are deemed to be a PRC “resident enterprise” under PRC tax law, we may be eligible for the benefits of the income tax treaty between the United States and the PRC. Under that treaty, if any PRC tax was to be imposed on any gain from the disposition of the ADSs or ordinary shares, the gain may be treated as PRC-source income. You are urged to consult your tax advisors regarding the tax consequences if a foreign tax is imposed on gain on a disposition of our ADSs or ordinary shares, including the availability of the foreign tax credit under your particular circumstances.

Information reporting and backup withholding

In general, information reporting will apply to dividends in respect of our ADSs or ordinary shares and to the proceeds from the sale, exchange or redemption of our ADSs or ordinary shares that are paid to you within the United States (and in certain cases, outside the United States), unless you are an exempt recipient such as a corporation. A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated            , we and the selling shareholder have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC and Goldman Sachs (Asia) L.L.C. are acting as representatives, the following respective numbers of our ADSs:

Underwriters	Number of ADSs
Credit Suisse Securities (USA) LLC
Goldman Sachs (Asia) L.L.C.
William Blair & Company, L.L.C.
Piper Jaffray & Co.

Total

The underwriting agreement provides that the underwriters are obligated to purchase all of the ADSs in the offering if any are purchased, other than those ADSs covered by the option to purchase additional ADSs described below. The underwriting agreement also provides that, if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to             additional ADSs from us at the initial public offering price less the underwriting discounts and commissions.

The underwriters propose to offer the ADSs initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $             per ADS. The underwriters and selling group members may allow a discount of $             per ADS on sales to other broker/ dealers. After the initial public offering, the underwriters may change the public offering price and concession and discount to broker/dealers. The offering of the ADSs by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table summarizes the compensation and estimated expenses we and the selling shareholder will pay:

	Per ADS		Total
	Without Over-Allotment	With Over-Allotment	Without Over-Allotment	With Over-Allotment

Underwriting discounts and commissions paid by us	$	$	$	$

Expenses payable by us	$	$	$	$

Underwriting discounts and commissions paid by the selling shareholder	$	$	$	$

The underwriters have informed us that they do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of the ADSs being offered.

Some of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the Securities and Exchange Commission. Goldman Sachs (Asia) L.L.C. is expected to make offers and sales in the United States through its selling agent, Goldman, Sachs & Co.

We have agreed that we will not offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any of our ADSs or ordinary shares or securities convertible into or exchangeable or exercisable for any of our ADSs or ordinary shares, or enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of any ADSs or ordinary shares or securities convertible into or exchangeable or exercisable for any ADSs or ordinary shares, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position in any ADSs or ordinary shares or securities convertible into or exchangeable or exercisable for any ADSs or ordinary shares within the meaning of Section 16 of the Exchange Act, or publicly disclose the intention to take any of the actions mentioned above, without the prior written consent of Credit Suisse Securities (USA) LLC and Goldman Sachs (Asia) L.L.C. for a period of 180 days after the date of this prospectus, except grants of options or restricted shares pursuant to our employee share incentive plan existing on the date hereof. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC and Goldman Sachs (Asia) L.L.C. waive, in writing, such an extension.

Our officers, directors and existing shareholders have agreed that they will not offer, sell, contract to sell, contract to purchase or grant any option, right or warrant to purchase pledge or otherwise dispose of, directly or indirectly, any of our ADSs, ordinary shares or securities convertible into or exchangeable or exercisable for any of our ADSs or ordinary shares, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our ADSs or ordinary shares, or securities convertible into or exchangeable or exercisable for any ADSs or ordinary shares, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position in any ADSs or ordinary shares or securities convertible into or exchangeable or exercisable for any ADSs or ordinary shares within the meaning of Section 16 of the Exchange Act, whether any of these transactions are to be settled by delivery of our ADSs, ordinary shares or other securities, in cash or otherwise, or publicly disclose the intention to take any of the actions mentioned above without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC and Goldman Sachs (Asia) L.L.C. for a period of 180 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC and Goldman Sachs (Asia) L.L.C. waive, in writing, such an extension.

The selling shareholder has agreed that it will not offer, sell, contract to sell, contract to purchase or grant any option, right or warrant to purchase, pledge or otherwise dispose of, directly or indirectly, any of our ADSs, ordinary shares or securities convertible into or exchangeable or exercisable for any of our ADSs, ordinary shares, or enter into any swap, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any ADSs or ordinary shares or securities convertible into or exchangeable or exercisable for any ADSs or ordinary shares, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position in any ADSs or ordinary shares or securities convertible into or exchangeable or exercisable for any ADSs or ordinary shares within the meaning of Section 16 of the Exchange Act, whether any of these transactions are to be settled by delivery of our ADSs, ordinary shares or other securities, in cash or otherwise, or publicly disclose the intention to take any of the actions mentioned above, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC and Goldman Sachs (Asia) L.L.C. for a period of 180 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC and Goldman Sachs (Asia) L.L.C. waive, in writing, such an extension.

In addition, we have agreed to instruct JPMorgan Chase Bank, N.A., as depositary, not to accept any deposit of any ordinary shares by, or issue any ADSs to, the specified individuals who are our directors, officers, current shareholders or holders of inventive shares for 180 days after the date of this prospectus (other than in connection with this offering), unless we otherwise instruct. The foregoing does not affect the right of ADS holders to cancel their ADSs, withdraw the underlying ordinary shares and re-deposit such shares.

The underwriters have reserved for sale at the initial public offering price up to              ADSs for employees, directors and other persons associated with us who have expressed an interest in purchasing ADSs in the offering. The number of ADSs available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved ADSs. Any reserved ADSs not so purchased will be offered by the underwriters to the general public on the same terms as the other ADSs.

We and the selling shareholder have each agreed to indemnify the underwriters against certain liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

We have applied to list the ADSs on the New York Stock Exchange under the symbol “BJB.”

In connection with the listing of the ADSs on the New York Stock Exchange, the underwriters will undertake to sell round lots of 100 ADSs or more to a minimum of 400 beneficial owners.

Prior to this offering, there has been no public market for our ADSs or ordinary shares. The initial public offering price of the ADSs will be negotiated between us and the representatives. Among the factors to be considered in determining the initial public offering price of the ADSs, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to the market valuation of companies in related businesses.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of ADSs in excess of the number of ADSs the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of ADSs over-allotted by the underwriters is not greater than the number of ADSs that they may purchase in the over-allotment option. In a naked short position, the number of ADSs involved is greater than the number of ADSs in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing ADSs in the open market, or both.

•

Syndicate-covering transactions involve purchases of the ADSs in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of ADSs to close out the short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the over-allotment option. If the underwriters sell more ADSs than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the ADSs originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ADSs or preventing or retarding a decline in the market price of the ADSs. As a result the price of our ADSs may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of ADSs to the underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

We expect that delivery of the ADSs will be made against payment therefor on or about             , which will be the              business day following the date of pricing of the ADSs (this settlement cycle being referred to as “T+            ”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the ADSs on the date of pricing or the next              succeeding business days will be required, by virtue of the fact that the ADSs initially will settle in T+             to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

Cayman Islands. This prospectus does not constitute a public offer of the ADSs or ordinary shares, whether by way of sale or subscription, in the Cayman Islands. We will not offer to sell any ADSs or ordinary shares to any member of the public in the Cayman Islands.

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of ADSs to the public in that Relevant Member State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of ADSs to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of ADSs to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom. Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act, or the FSMA) received by it in connection with the issue or sale of the ADSs in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

Hong Kong. The ADSs may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan. The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore. This prospectus has not been registered as a prospective with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(A)	a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(B)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the ADSs under Section 275 except:

(1)	to an institutional investor under Section 274 of the SFA or to a relevant person or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA;

(2)	where no consideration is given for the transfer; or

(3)	by operation of law.

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

Some of the underwriters and their affiliates have provided, and may in the future provide, investment banking and other services to us, our officers or our directors.

Credit Suisse Securities (USA) LLC and Goldman Sachs (Asia) L.L.C. are acting as the joint bookrunners and joint lead managers for this offering. The address of Credit Suisse Securities (USA) LLC is Eleven Madison Avenue, New York, NY 10010-3629 and the address of Goldman Sachs (Asia) L.L.C. is 68th Floor, Cheung Kong Center, 2 Queen’s Road, Central, Hong Kong.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the ADSs in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of ADSs are made. Any resale of the ADSs in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the ADSs.

Representations of Purchasers

By purchasing the ADSs in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the ADSs without the benefit of a prospectus qualified under those securities laws;

•	where required by law, that the purchaser is purchasing as principal and not as agent;

•	the purchaser has reviewed the text above under Resale Restrictions; and

•	the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the ADSs to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information is available on request.

Rights of Action—Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the ADSs, for rescission against us in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the ADSs. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the ADSs. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the ADSs were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the ADSs as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of ADSs should consult their own legal and tax advisors with respect to the tax consequences of an investment in the ADSs in their particular circumstances and about the eligibility of the ADSs for investment by the purchaser under relevant Canadian legislation.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discount, which are expected to be incurred in connection with the offer and sale of the ADS by us. With the exception of the SEC registration fee and the Financial Industry Regulatory Authority Inc. filing fee, all amounts are estimates.

SEC registration fee	$
New York Stock Exchange listing fee
Financial Industry Regulatory Authority Inc. filing fee
Printing and engraving expenses
Legal fees and expenses
Accounting fees and expenses
Miscellaneous

Total	$

LEGAL MATTERS

Certain legal matters as to the United States federal and New York law in connection with this offering will be passed upon for us by Simpson Thacher & Bartlett LLP. Certain legal matters as to the United States federal and New York law in connection with this offering will be passed upon for the underwriter by Skadden, Arps, Slate, Meagher & Flom LLP. The validity of the ordinary shares represented by the ADSs offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder. Legal matters as to PRC law will be passed upon for us by Commerce & Finance Law Offices and for the underwriter by Han Kun Law Offices. Simpson Thacher & Bartlett LLP may rely upon Maples and Calder with respect to matters governed by Cayman Islands law and Commerce & Finance Law Offices with respect to matters governed by PRC law. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Han Kun Law Offices with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of BJB Career Education Company, Limited (formerly known as Beijing Jadebird IT Education Company, Limited) and subsidiary, or the Company, as of December 31, 2007 and 2008, and for the period from June 1, 2006 (date of inception) through December 31, 2006 and for the years ended December 31, 2007 and 2008, and the consolidated financial statements of Beijing Jade Bird Educational Information Technology Co., Ltd. and its subsidiaries, or the Predecessor, for the period from January 1, 2006 through November 30, 2006 have been included in this registration statement in reliance upon the report of KPMG, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to a change in accounting for noncontrolling interests and also contains explanatory paragraphs describing that (i) on December 1, 2006, Prosperity Holdings Limited, a subsidiary of BJBC, acquired the Predecessor in a business combination accounted for under the purchase method of accounting; (ii) the Company and the Predecessor conducted significant transactions with related parties; and (iii) on April 30, 2009, BJBC acquired an additional 50% equity interest in Beijing Aptech Beida Jade Bird Information Technology Co., Ltd., which then became a consolidated subsidiary of BJBC.

The consolidated financial statements of Beijing Aptech Beida Jade Bird Information Technology Co., Ltd. and subsidiary, or BJB-Aptech, as of December 31, 2007 and 2008, and for the periods from January 1, 2006 through November 30, 2006 and from December 1, 2006 through December 31, 2006 and for the years ended December 31, 2006, 2007 and 2008, have been included in this registration statement in reliance upon the report of KPMG, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report contains an explanatory paragraph describing that (i) BJB-Aptech conducted significant related party transactions with related parties and (ii) on April 30, 2009, BJBC acquired Aptech Limited’s 50% equity interest in BJB-Aptech.

The offices of KPMG are located at 8th Floor, Prince’s Building, 10 Chater Road Central, Hong Kong Special Administrative Region, People’s Republic of China.

The statements included in this prospectus under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and notes to our consolidated financial statements beginning on page F-1, to the extent they relate to the determination of fair value of the ordinary shares and share options of Prosperity, BJBC, equity investment in BJB-Aptech, noncontrolling interest in BJB-Aptech, equipment and intangible assets of BJB and BJB-Aptech, and deferred revenue of BJB-Aptech have been reviewed by American Appraisal China Limited, an independent valuation expert. American Appraisal China Limited did not audit nor independently verify the accuracy or completeness of any financial statements, projections or related data provided to it by management and assumed the accuracy and completeness of such data in providing its consulting services regarding value. The offices of American Appraisal China Limited are located on 15th Floor, Dah Sing Financial Center, 108 Gloucester Road, Wanchai, Hong Kong, People’s Republic of China.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act with respect to underlying ordinary shares represented by the ADSs, to be sold in this offering. We have also filed with the SEC a related registration statement on F-6 to register the ADSs. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement and its exhibits and schedules for further information with respect to us and our ADSs.

Immediately upon completion of this offering, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Additional information may also be obtained over the Internet at the SEC’s website at www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, upon our written request, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us. Reports and information statements and other information about us may also be inspected at the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
BJB Career Education Company, Limited (formerly known as Beijing Jadebird IT Education Company, Limited) and Subsidiary

Beijing Jade Bird Educational Information Technology Co., Ltd. and Subsidiaries (“Predecessor”)

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of December 31, 2007 and 2008	F-3

Consolidated Statements of Operations for the period from January 1, 2006 through November  30, 2006, the period from June 1, 2006 (date of inception) through December 31, 2006, the years ended December 31, 2007 and 2008

F-4

Consolidated Statement of Equity for the period from January 1, 2006 through November 30, 2006	F-5

Consolidated Statements of Equity and Comprehensive Income (Loss) for the period from June 1, 2006 (date of inception) through December 31, 2006, the years ended December 31, 2007 and 2008	F-6

Consolidated Statements of Cash Flows for the period from January 1, 2006 through November  30, 2006, the period from June 1, 2006 (date of inception) through December 31, 2006, the years ended December 31, 2007 and 2008

F-7

Notes to the Consolidated Financial Statements	F-9

Unaudited Condensed Consolidated Balance Sheets as of December 31, 2008 and June 30, 2009	F-62

Unaudited Condensed Consolidated Statements of Income for the six-month periods ended June 30, 2008 and 2009	F-63

Unaudited Condensed Consolidated Statements of Equity and Comprehensive Income for the six-month periods ended June 30, 2008 and 2009	F-64

Unaudited Condensed Consolidated Statements of Cash Flows for the six-month periods ended June 30, 2008 and 2009	F-65

Notes to the Unaudited Condensed Consolidated Financial Statements	F-67

Beijing Aptech Beida Jade Bird Information Technology Co., Ltd.

Report of Independent Registered Public Accounting Firm	F-93

Consolidated Balance Sheets as of December 31, 2007 and 2008	F-94

Consolidated Statements of Income for the period from January 1, 2006 through November  30, 2006, the period from December 1, 2006 through December 31, 2006, the years ended December 31, 2006, 2007 and 2008

F-95

Consolidated Statements of Owners’ Equity for the period from January  1, 2006 through November 30, 2006, the period from December 1, 2006 through December 31, 2006, the years ended December 31, 2006, 2007 and 2008

F-96

Consolidated Statements of Cash Flows for the period from January 1, 2006 through November  30, 2006, the period from December 1, 2006 through December 31, 2006, the years ended December 31, 2006, 2007 and 2008

F-97

Notes to the Consolidated Financial Statements	F-98

Unaudited Condensed Consolidated Balance Sheets as of December 31, 2008 and March 31, 2009	F-116

Unaudited Condensed Consolidated Statements of Income for the three-month periods ended March 31, 2008 and 2009	F-117

Unaudited Condensed Consolidated Statements of Cash Flows for the three-month periods ended March 31, 2008 and 2009	F-118

Notes to the Unaudited Condensed Consolidated Financial Statements	F-119

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of

BJB Career Education Company, Limited (formerly known as Beijing Jadebird IT Education Company, Limited):

We have audited the accompanying consolidated balance sheets of BJB Career Education Company, Limited (formerly known as Beijing Jadebird IT Education Company, Limited) and subsidiary (the “Company”) as of December 31, 2007 and 2008, and the related consolidated statements of operations, equity and comprehensive income (loss), and cash flows for the period from June 1, 2006 (date of inception) through December 31, 2006, and for the years ended December 31, 2007 and 2008. We have also audited the consolidated statements of operations, equity and cash flows of Beijing Jade Bird Educational Information Technology Co., Ltd. and subsidiaries (the “Predecessor”) for the period from January 1, 2006 through November 30, 2006. These consolidated financial statements are the responsibility of the Company’s and the Predecessor’s respective management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BJB Career Education Company, Limited and subsidiary as of December 31, 2007 and 2008, and the results of their operations and their cash flows for the period from June 1, 2006 (date of inception) through December 31, 2006 and for the years ended December 31, 2007 and 2008, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the consolidated financial statements of the Predecessor referred to above present fairly, in all material respects, the results of the Predecessor’s operations and its cash flows for the period from January 1, 2006 through November 30, 2006, in conformity with U.S. generally accepted accounting principles.

As described in note 1 to the accompanying consolidated financial statements, on December 1, 2006, Prosperity Holdings Limited, a subsidiary of BJB Career Education Company, Limited, (“BJBC”) acquired the Predecessor in a business combination accounted for under the purchase method of accounting. The Company’s consolidated financial statements reflect the adjustments to the assets and liabilities as a result of this transaction and therefore, are not directly comparable to the Predecessor’s consolidated financial statements. Also, as described in note 14 to the consolidated financial statements, the Company and the Predecessor conducted significant transactions with related parties.

As further described in note 20 to the consolidated financial statements, on April 30, 2009, BJBC acquired an additional 50% equity interest in Beijing Aptech Beida Jade Bird Information Technology Co., Ltd., which then became a consolidated subsidiary of BJBC.

As further described in note 2(q) to the consolidated financial statements, the Company has changed its method of accounting for noncontrolling interests (previously referred to as minority interests) due to the adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements-an amendment to ARB No. 51 (“SFAS 160”).

/s/    KPMG

Hong Kong, China

June 19, 2009, except as to the retrospective adoption of SFAS 160 described in note 2(q), which is as of July 31, 2009, and as to the last two paragraphs of note 20, which are as of September 28, 2009.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	Note	December 31,	December 31,
		2007	2008
		RMB	RMB	$
ASSETS
Current assets:
Cash and cash equivalents		135,870,793	255,429,955	37,397,141
Time deposits		40,000,000	20,726,464	3,034,533
Accounts receivable from related parties	14	822,028	4,050,000	592,955
Amounts due from Jade Bird Group, a related party	14	1,124,514	224,468	32,864
Prepaid expenses and other current assets	4	19,097,466	20,025,093	2,931,845
Deferred income tax assets	11	30,731,420	32,926,802	4,820,767

Total current assets		227,646,221	333,382,782	48,810,105
Property and equipment, net	5	29,771,168	23,822,401	3,487,804
Investment in joint venture	7	205,518,016	252,947,030	37,033,620
Intangible assets, net	6	36,308,443	27,534,067	4,031,224
Deferred offering costs		5,533,322	—	—
Deferred income tax assets	11	2,310,647	2,713,984	397,351

Total assets		507,087,817	640,400,264	93,760,104

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable		450,054	—	—
Accounts payable—related parties	14	3,081,714	11,384,608	1,666,804
Amounts due to Crescent Point Ventures Ltd., a related party	14	115,288	115,210	16,868
Loans payable to Crescent Jade, a related party	14	168,459	157,620	23,077
Dividends payable	17	—	96,000,000	14,055,225
Income taxes payable		7,812,015	29,212,774	4,277,001
Deferred revenue	9	135,239,759	143,115,905	20,953,399
Accrued expenses and other current liabilities	10	22,502,076	24,645,589	3,608,327

Total current liabilities		169,369,365	304,631,706	44,600,701
Deferred income tax liabilities	11	29,667,314	36,537,401	5,349,390
Deferred revenue	9	9,130,016	10,821,533	1,584,365

Total liabilities		208,166,695	351,990,640	51,534,456

Equity:
BJB Career Education shareholders’ equity:
Ordinary shares—US$0.000125 par value:
400,000,000 shares authorized, 150,000,000 shares issued and outstanding		143,689	143,689	21,037
Additional paid-in capital		434,341,960	439,417,531	64,334,504
Accumulated other comprehensive income		6,047,808	5,981,080	875,682
Accumulated deficit		(181,733,064)	(203,535,738)	(29,799,382)

Total BJB Career Education shareholders’ equity		258,800,393	242,006,562	35,431,841
Noncontrolling interests		40,120,729	46,403,062	6,793,807

Total equity		298,921,122	288,409,624	42,225,648

Commitments and contingencies	15

Total liabilities and equity		507,087,817	640,400,264	93,760,104

The accompanying notes are an integral part of these consolidated financial statements.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD. AND SUBSIDIARIES (“PREDECESSOR”)

CONSOLIDATED STATEMENTS OF OPERATIONS

		Predecessor
	Note	Period from January 1 through November 30,	Period from June 1 (date of inception) through December 31,	Year Ended December 31,
		2006	2006	2007	2008
		RMB	RMB	RMB	RMB	$
Revenues
Course fees		61,985,207	5,109,722	126,942,977	232,101,055	33,981,590
Sales of educational content	19	27,859,859	854,767	42,739,704	72,409,832	10,601,422
Area agent fee		914,703	22,981	255,811	464,004	67,934
Other sales to related parties	14	1,253,369	156,554	13,891,447	24,958,350	3,654,117

Total revenues		92,013,138	6,144,024	183,829,939	329,933,241	48,305,063
Costs and expenses(a)
Cost of revenues	12	(53,076,820)	(25,107,885)	(101,431,542)	(129,601,611)	(18,974,790)
Selling and marketing	12	(23,533,079)	(2,047,132)	(58,662,928)	(71,245,767)	(10,430,993)
General and administrative	12	(17,896,672)	(180,462,323)	(33,920,105)	(42,923,318)	(6,284,343)

Total costs and expenses		(94,506,571)	(207,617,340)	(194,014,575)	(243,770,696)	(35,690,126)
Other operating income from BJB-Aptech	14	1,435,232	104,551	5,481,035	1,736,253	254,203
Equity in income of BJB-Aptech	7	45,258,073	1,641,332	44,197,593	47,429,014	6,944,015

Income (loss) from operations		44,199,872	(199,727,433)	39,493,992	135,327,812	19,813,155

Interest income		220,534	91,405	2,194,793	4,112,608	602,122
Interest expense	14	—	—	(2,131)	(7,593)	(1,112)

Earnings (loss) before income taxes		44,420,406	(199,636,028)	41,686,654	139,432,827	20,414,165
Income tax benefit (expense)	11	8,595,871	(196,034)	985,193	(34,953,168)	(5,117,445)

Net income (loss)		53,016,277	(199,832,062)	42,671,847	104,479,659	15,296,720

Net income attributable to noncontrolling interests		—	(1,898,675)	(22,674,174)	(30,282,333)	(4,433,594)

Net income (loss) attributable to BJB Career Education shareholders		53,016,277	(201,730,737)	19,997,673	74,197,326	10,863,126

Earnings (loss) per share attributable to BJB Career Education shareholders:
Basic and diluted	18		(25.22)	0.21	0.49	0.07

(a)	Includes the following costs and expenses resulting from transactions with related parties (note 14):

	Predecessor
	Period from January 1 through November 30,	Period from June 1 (date of inception) through December 31,	Year Ended December 31,
	2006	2006	2007	2008
	RMB	RMB	RMB	RMB	$
Costs and expenses
Cost of revenues	(23,485,290)	(21,759,739)	(34,222,129)	(52,851,473)	(7,737,910)
General and administrative	(795,413)	(178,534,048)	(3,876,405)	(2,251,432)	(329,629)

Interest expenses	—	—	(2,131)	(7,593)	(1,112)

The accompanying notes are an integral part of these consolidated financial statements.

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

CONSOLIDATED STATEMENT OF EQUITY

	Predecessor
	Registered Capital	Statutory Reserves	Retained Earnings	Total Equity
	RMB	RMB	RMB	RMB
Balance as of December 31, 2005	15,000,000	7,500,000	3,935,876	26,435,876
Net income	—	—	53,016,277	53,016,277
Dividends declared by BJB	—	—	(27,000,000)	(27,000,000)

Balance as of November 30, 2006	15,000,000	7,500,000	29,952,153	52,452,153

The accompanying notes are an integral part of these consolidated financial statements.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF EQUITY AND COMPREHENSIVE INCOME (LOSS)

		BJB Career Education Shareholders						Noncontrolling Interests	Total
		Ordinary Shares		Subscription Receivable	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit			Comprehensive Income (Loss)
	Note	Number of Shares	Amount							Attributable to BJB Career Education Shareholders	Attributable to Noncontrolling Interests	Total
			RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of June 1, 2006		—	—	—	—	—	—	—	—
Net income (loss)		—	—	—	—	—	(201,730,737)	1,898,675	(199,832,062)	(201,730,737)	1,898,675	(199,832,062)
Foreign currency exchange translation adjustment, net of nil income taxes		—	—	—	—	1,387,187	—	—	1,387,187	1,387,187	—	1,387,187

Comprehensive loss										(200,343,550)	1,898,675	(198,444,875)

Issuance of ordinary shares		8,000,000	7,809	(7,809)	—	—	—	—	—
Acquisition of BJB		—	—	—	—	—	—	33,890,430	33,890,430
Share-based compensation	12	—	—	—	198,062,838	—	—	—	198,062,838

Balance as of December 31, 2006		8,000,000	7,809	(7,809)	198,062,838	1,387,187	(201,730,737)	35,789,105	33,508,393

Net income		—	—	—	—	—	19,997,673	22,674,174	42,671,847	19,997,673	22,674,174	42,671,847
Foreign currency exchange translation adjustment, net of nil income taxes		—	—	—	—	4,660,621	—	—	4,660,621	4,660,621	—	4,660,621

Comprehensive income										24,658,294	22,674,174	47,332,468

Issuance of ordinary shares for extinguishment of shareholder loans	14(p)	142,000,000	135,880	7,809	231,135,212	—	—	—	231,278,901
Share-based compensation	12	—	—	—	5,143,910	—	—	—	5,143,910
Dividends declared by BJB	14(s)	—	—	—	—	—	—	(18,342,550)	(18,342,550)

Balance as of December 31, 2007		150,000,000	143,689	—	434,341,960	6,047,808	(181,733,064)	40,120,729	298,921,122

Net income		—	—	—	—	—	74,197,326	30,282,333	104,479,659	74,197,326	30,282,333	104,479,659
Foreign currency exchange translation adjustment, net of nil income taxes		—	—	—	—	(66,728)	—	—	(66,728)	(66,728)	—	(66,728)

Comprehensive income										74,130,598	30,282,333	104,412,931

Share-based compensation	12	—	—	—	5,075,571	—	—	—	5,075,571
Dividends declared by BJB	14(s)	—	—	—	—	—	—	(24,000,000)	(24,000,000)
Dividends declared by BJB Career Education		—	—	—	—	—	(96,000,000)	—	(96,000,000)

Balance as of December 31, 2008		150,000,000	143,689	—	439,417,531	5,981,080	(203,535,738)	46,403,062	288,409,624

Balance as of December 31, 2008 (US$)			21,037	—	64,334,504	875,682	(29,779,382)	6,793,807	42,225,648

The accompanying notes are an integral part of these consolidated financial statements.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

CONSOLIDATED STATEMENTS OF CASH FLOWS

		Predecessor	Period from June 1 (date of inception) through December 31,	Year Ended December 31,
	Note	Period from January 1 through November 30,
		2006	2006	2007	2008
		RMB	RMB	RMB	RMB	$
Operating activities:
Net income (loss)		53,016,277	(199,832,062)	42,671,847	104,479,659	15,296,720
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization		4,059,644	1,159,088	16,611,990	16,488,529	2,414,062
Loss on disposal of property and equipment		—	—	—	1,195,292	175,001
Write-off of previously deferred offering costs		—	—	—	6,135,184	898,244
Deferred income tax expense (benefit)		(11,237,983)	2,219	(11,246,590)	4,271,368	625,365
Equity in income of BJB-Aptech		(45,258,073)	(1,641,332)	(44,197,593)	(47,429,014)	(6,944,015)
Dividends received from BJB-Aptech		20,000,000	—	—	—	—
Share-based compensation expense		—	198,062,838	5,143,910	5,075,571	743,107
Changes in assets and liabilities, net of effects from acquisition of BJB:
Accounts receivable from related parties		(263,573)	333,333	527,972	(3,227,972)	(472,603)
Amounts due from related parties		(1,203,609)	683,946	9,754,275	900,046	131,774
Prepaid expenses and other current assets		(5,576,979)	(1,526,248)	(12,492,416)	(927,627)	(135,813)
Accounts payable		(251,064)	688,954	(425,966)	(450,054)	(65,892)
Accounts payable—related parties		4,401,433	(1,834,851)	(238,808)	8,302,894	1,215,615
Amounts due to Crescent Point Ventures Ltd.		—	—	2,131	7,593	1,112
Income taxes payable		2,632,972	193,815	3,924,800	21,400,759	3,133,255
Deferred revenue		51,316,530	9,260,020	100,786,834	9,567,663	1,400,788
Accrued expenses and other current liabilities		14,167,185	(3,866,178)	5,102,440	2,531,194	370,590

Net cash provided by operating activities		85,802,760	1,683,542	115,924,826	128,321,085	18,787,310

Investing activities:
Purchase of property and equipment		(17,911,567)	(1,389,597)	(23,165,655)	(3,349,887)	(490,452)
Proceeds from disposal of property and equipment		—	—	—	389,209	56,984
Purchase of time deposits		—	—	(90,000,000)	(61,383,464)	(8,987,067)
Proceeds from maturity of time deposits		—	—	50,000,000	80,657,000	11,808,878
Payment for acquisition of BJB		—	(120,301,404)	(70,400,000)	—	—
Cash acquired from acquisition of BJB		—	55,109,471	—	—	—
Loans made to Jade Bird Group		(10,037,616)	(24,930)	(325,086)	—	—
Proceeds from repayment of loans made to Jade Bird Group		9,444,601	—	3,383,912	—	—

Net cash provided by (used in) investing activities		(18,504,582)	(66,606,460)	(130,506,829)	16,312,858	2,388,343

The accompany notes are an integral part of these consolidated financial statements.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD. AND SUBSIDIARIES (“PREDECESSOR”)

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

		Predecessor	Period from June 1 (date of inception) through December 31,	Year Ended December 31,
	Note	Period from January 1 through November 30,
		2006	2006	2007	2008
		RMB	RMB	RMB	RMB	$
Financing activities:
Dividends paid		(27,000,000)	—	—	—	—
Distribution to noncontrolling interests holders	14(s)	—	—	(18,342,550)	(24,000,000)	(3,513,806)
Distribution to Beida JB for the transfer of equity interest in BJB-Aptech		(16,000,000)	—	—	—	—
Proceeds from loan provided by BJB-Aptech		—	—	25,481,255	—	—
Repayment of loan provided by BJB-Aptech		—	—	(25,481,255)	—	—
Proceeds from loans provided by Crescent Jade		—	237,636,782	—	—	—
Proceeds from loan provided by Crescent Point Ventures Ltd.		—	—	116,693	—	—
Proceeds from loans provided by Jade Bird Group		3,957,670	—	—	—	—
Repayment of loans provided by Jade Bird Group		(987,002)	—	(3,070,668)	—	—
Payments for initial public offering costs		—	—	(782,160)	(987,547)	(144,586)

Net cash provided by (used in) financing activities		(40,029,332)	237,636,782	(22,078,685)	(24,987,547)	(3,658,392)

Effect of foreign currency exchange rate changes on cash and cash equivalents		—	(153,066)	(29,317)	(87,234)	(12,772)
Net increase (decrease) in cash and cash equivalents		27,268,846	172,560,798	(36,690,005)	119,559,162	17,504,489
Cash and cash equivalents at beginning of period		27,840,625	—	172,560,798	135,870,793	19,892,652

Cash and cash equivalents at end of period		55,109,471	172,560,798	135,870,793	255,429,955	37,397,141

Supplemental disclosure of cash flow information:
Income taxes paid		(9,140)	—	(6,336,597)	(9,281,041)	(1,358,824)
Non-cash investing and financing activities:
Dividends accrued	17	—	—	—	96,000,000	14,055,255
Amounts due to selling shareholders in connection with the acquisition of BJB	1	—	70,400,000	—	—	—
Issuance of ordinary shares for extinguishment of shareholder loans	14(p)	—	—	231,278,901	—	—
Loan provided to Jade Bird Group set-off against with the fees for services provided by Jade Bird Group in 2008	14(o)	—	—	—	900,046	131,774

The accompanying notes are an integral part of these consolidated financial statements.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS, ORGANIZATION, BASIS OF PRESENTATION, SIGNIFICANT CONCENTRATIONS AND RISKS

(a) Description of Business

BJB Career Education Company, Limited (formerly known as Beijing Jadebird IT Education Company, Limited) (“BJBC”) through its operating subsidiaries in the People’s Republic of China (“PRC”) (BJBC and its subsidiaries, collectively referred to hereinafter as the Company) operates vocational training centers as a franchisee of Beijing Aptech Beida Jade Bird Information Technology Co., Ltd. (“BJB-Aptech”) (the franchisor) under the name Beida Jade Bird Aptech where it provides educational and vocational IT training programs across the PRC. To a less extent, it also sells instructor training services and related materials, textbooks and exam services to vocational schools, universities, and colleges in the PRC from January 1, 2006 according to a general educational content distribution agreement with BJB-Aptech.

Under the franchise agreement with BJB-Aptech, BJB-Aptech establishes the amount of fees charged by the Company for the training programs. In addition, the Company is required to operate the training centers in compliance with the franchise agreement, including adherence to the operating and quality control procedures established by BJB-Aptech. The franchise agreement between the Company and BJB-Aptech was due to expire on January 15, 2011. On January 1, 2007, the franchise agreement was extended for a five-year period through January 15, 2016. No other terms of the franchise agreement was changed. Under the franchise agreement, the Company receives a 40% discount (as compared to the amounts charged to other franchisees of BJB-Aptech) on the purchase price of textbooks and exam services from BJB-Aptech. The Company offers four training programs, consisting of a software engineer program (Aptech Certified Computer Professional (“ACCP”)), an entry-level software engineer program (“ACCP Junior”), a network engineer program (Beida Jade Bird Certified Engineer for Networking (“BENET”)) and a software testing engineer program (Beida Jade Bird Certified Engineer for Software Testing (“BTEST”)). Each program consists of 1 to 4 courses which are delivered sequentially in individual course ranging from 4 to 10 months per course.

Under the general educational content distribution agreement with BJB-Aptech effective from January 1, 2006 to March 30, 2009, BJB-Aptech is obligated to supply the related training services and materials and textbooks to the Company on an unlimited quantity basis. See note 14(i). On March 31, 2009, the Company renewed the general educational content distribution agreement with BJB-Aptech from March 31, 2009 to March 30, 2014. Both parties agreed that the fees to be charged by BJB-Aptech during the renewal period is based on the instructor training services and related instructor materials, textbooks and exam services delivered to vocational schools, universities and colleges at pre-determined prices.

(b) Organization

BJBC is incorporated in the Cayman Islands and was established on February 8, 2007 by Crescent Jade Limited (“Crescent Jade”) in connection with the reorganization of Prosperity Holdings Limited (“Prosperity”) (the “Reorganization”). In connection with the Reorganization, on March 1, 2007, Crescent Jade transferred its entire equity interests in Prosperity, consisting of 8,000,000 ordinary shares of Prosperity, in exchange for 8,000,000 ordinary shares of BJBC and BJBC became the parent company of Prosperity. Crescent Jade does not conduct any operation and is a shareholder of BJBC.

Prosperity is incorporated in the Cayman Islands and was established on June 1, 2006 by Crescent Jade. Since its inception on June 1, 2006 to November 30, 2006, Prosperity did not engage in any operating activities.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In connection with an auction held in September 2006, Prosperity obtained the right to acquire 80% equity interest of Beijing Jade Bird Educational Information Technology Co., Ltd. (“BJB”) (the “Acquisition”) subject to the finalization of all terms and conditions of the purchase agreement. Prosperity subsequently completed the Acquisition on December 1, 2006. Prosperity acquired 46.67% equity interest of BJB from Beijing Peking University Education Investment Co., Ltd. (“Beijing Peking University Company”) for US dollar denominated amount equivalent to RMB84,210,983 and 20% equity interest of BJB from a group of 16 management employees of BJB (the “Management Shareholders”) for US dollar denominated amount equivalent to RMB36,090,421, which in the aggregate totaled US dollar denominated amount equivalent to RMB120,301,404. In accordance with the purchase agreement, Prosperity made an equity contribution of US dollar denominated amount equivalent to RMB117,000,000 to BJB on December 15, 2006, which increased its equity interest in BJB from 66.67% to 80.00%. In January 2007, Prosperity waived the rights to its share of BJB’s undistributed profits as of December 31, 2006 calculated in accordance with PRC Accounting Rules and Regulations (“PRC GAAP”), in the amount of RMB70,400,000 to Beijing Peking University Company and Management Shareholders (collectively referred to as “Selling Shareholders”) in proportion to their respective equity interest before the Acquisition. Such amount has been recorded as additional cost of the Acquisition. Prior to the Acquisition, Beijing Peking University Company and the Management Shareholders held 70% and 30% equity interest of BJB, respectively. Following the Acquisition and as of December 31, 2007, Prosperity, Beijing Peking University Company and the Management Shareholders held 80%, 14% and 6% equity interest of BJB, respectively.

On July 20, 2007, Prosperity entered into a revised joint venture agreement with Selling Shareholders under which Prosperity granted to Beijing Peking University Company and Management Shareholders to subscribe for 37,500,000 newly issued ordinary shares of BJBC in exchange for 14% and 6% equity interest in BJB held by Beijing Peking University Company and Management Shareholders respectively. Beijing Peking University Company and Management Shareholders may exercise this subscription right only after certain conditions are satisfied including the consummation of the initial public offering of BJBC’s ordinary shares (“IPO”) and the approval of PRC government on the exchange of equity interest in BJB held by Beijing Peking University and Management Shareholders for newly issued ordinary shares of BJBC (“Subscription Right Agreement”). On October 10, 2008, all parties agree to increase the number of newly issued ordinary shares of BJBC in exchange of equity interests in BJB held by Beijing Peking University Company and the Management Shareholders to 30,090,525 and 12,882,223, respectively.

In connection with an auction held in September 2008, Arbo International Limited (“Arbo”), a third party incorporated in British Virgin Islands on July 5, 2007, obtained the right to acquire the 14% equity interest in BJB from Beijing Peking University Company. Arbo subsequently completed the acquisition on December 1, 2008. As of December 31, 2008, Prosperity, Arbo and Management Shareholders held 80%, 14% and 6% equity interest of BJB, respectively. See note 20.

BJB was established in Beijing on February 27, 2004 by Beijing Beida Jade Bird Co., Ltd. (“Beida JB”) and the Management Shareholders through cash capital contributions of RMB10,500,000 and RMB4,500,000, respectively. On March 31, 2005, Beida JB transferred the business operations (including employees and customer contracts) of Beijing Jade Bird Information Technology Training Center (the “Training Center”) to BJB to consolidate and merge the operations of the Training Center within the corporate structure of BJB (the “Business Transfer”). At the time of the Business Transfer, Beida JB was the sole shareholder of the Training Center. Following the completion of the Business Transfer, the Training Center ceased to have any operations.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Also, on August 31, 2005, Beida JB completed the transfer of its 50% equity interest in BJB-Aptech, a joint venture entity, to BJB. See note 7.

On June 2, 2006, Beida JB transferred its 70% equity investment in BJB to its majority-owned subsidiary, Beijing Peking University Company.

(c) Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Since the Reorganization was between entities under common control and completed solely for the purpose of establishing the legal structure of BJBC, the transfer of the equity interests in Prosperity to BJBC has been accounted for in a manner similar to a pooling of interests. Accordingly, the assets and liabilities of Prosperity have been recorded at their historical carrying amounts and the accompanying consolidated financial statements for the period from June 1, 2006 (date of inception) through December 31, 2006 and for the years ended December 31, 2007 and 2008 include the results of operations and assets and liabilities of Prosperity and BJBC on a combined basis, and as if the Reorganization had occurred on June 1, 2006 (the date of inception of Prosperity).

For financial reporting purposes, BJB is considered to be the predecessor (the “Predecessor”) of BJBC. Therefore, the consolidated financial statements of the Predecessor have been presented for the period from January 1, 2006 through November 30, 2006, which is the date immediately before the Acquisition.

The accompanying consolidated financial statements of the Company as of December 31, 2007 and 2008 and for the period from June 1, 2006 (date of inception) through December 31, 2006 and for the years ended December 31, 2007 and 2008 reflect the consummation of the Acquisition on December 1, 2006 under the purchase method of accounting. As a result, the amounts reported in the consolidated financial statements of the Company for the period from June 1, 2006 (date of inception) through December 31, 2006 and for the years ended December 31, 2007 and 2008 are presented on a different basis than the amounts reported in the consolidated financial statements of BJB and its subsidiaries (the “BJB Company”).

Hereinafter, the term “Company” also refers to the BJB for the period prior to the Acquisition, unless otherwise indicated or as the context may otherwise require.

The Company holds a 50% equity interest in and jointly controls BJB-Aptech with its other 50% equity interest holder, Aptech Limited (“Aptech India”). Neither the Company nor Aptech India are in a position to unilaterally control BJB-Aptech. On April 30, 2009, the Company acquired the 50% equity interest in BJB-Aptech from Aptech India. See note 20.

(d) Significant Concentrations and Risks

Revenue concentration

The Company’s business activities are highly dependent upon its franchise and general educational content distribution arrangements with BJB-Aptech. The BJB Company generated approximately 67% of its total

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

revenues for the period from January 1, 2006 through November 30, 2006 under the franchise agreement with BJB-Aptech. The BJB Company also generated approximately 30% of its total revenues for the period from January 1, 2006 through November 30, 2006 under the general educational content distribution agreement with BJB-Aptech.

For the period from June 1, 2006 (date of inception) through December 31, 2006 and for the years ended December 31, 2007 and 2008, the Company generated approximately 83%, 69% and 70% of its total revenues respectively under the franchise agreement with BJB-Aptech. For the period from June 1, 2006 (date of inception) through December 31, 2006 and for the years ended December 31, 2007 and 2008, the Company generated approximately 14%, 23% and 22% of its total revenues respectively under the general educational content distribution agreement with BJB-Aptech.

The Company’s failure to renew its general educational content distribution and franchise agreements with BJB-Aptech would have a material adverse effect on its financial condition, results of operations, and cash flows.

In addition, the Company generated other non-franchise or license related revenues from BJB-Aptech that amounted to 7% and 8% of its total revenues for the years ended December 31, 2007 and 2008, respectively. See note 14. For the periods and the years presented, neither the Company nor the BJB Company generated sales from any individual customer which exceeded 10% of its total revenue.

On April 30, 2009, the Company acquired an additional 50% equity interest in BJB-Aptech from Aptech India. As a result of the JV Interest Acquisition as discussed in details in note 20, BJB-Aptech became a consolidated subsidiary of the Company since then.

Geographic concentration

A substantial portion of the Company’s revenues are currently derived from sales to students, vocational schools, universities and colleges in Beijing. Revenue derived from sales to students, vocational schools, universities and colleges in Beijing accounted for 36% of the BJB Company’s total revenues for the period from January 1, 2006 through November 30, 2006. Revenue derived from sales to students, vocational schools, universities and colleges in Beijing accounted for 35%, 21% and 14% of the Company’s total revenues for the period from June 1, 2006 (date of inception) through December 31, 2006 and for the years ended December 31, 2007 and 2008, respectively. As management expects revenue derived from sales to students, vocational schools, universities and colleges in Beijing to continue to constitute significant portion of the Company’s revenues, any factors adversely affecting vocational IT training in Beijing could have a material adverse effect on the Company’s business, financial condition and results of operations.

Cash and investment concentration

As of December 31, 2007 and 2008, the Company had US dollar denominated bank deposits equivalent to RMB2,958,241 and RMB530,873, respectively, with a financial institution in the Cayman Islands.

As of December 31, 2007 and 2008, the Company had RMB denominated bank deposits of RMB132,790,162 and RMB254,603,800, respectively, with financial institutions in the PRC, which management believes are of high credit quality. In addition, as of December 31, 2007 and 2008, the Company had RMB

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

denominated certificates of deposit of RMB40,000,000 and RMB20,726,464, respectively with a financial institution in the PRC, which management believes are of high credit quality.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Principles of Consolidation

The consolidated financial statements of the Company consist of the financial statements of BJBC and its subsidiary. The consolidated financial statements of the Predecessor consist of the financial statements of BJB and its subsidiaries. All significant intercompany balances and transactions have been eliminated upon consolidation. With respect to transactions between the Company and BJB-Aptech subsequent to the transfer of Beida JB’s 50% equity interest in BJB-Aptech to the Company on August 31, 2005, intercompany profits or losses are eliminated to the extent the assets still remain on the books of the Company or BJB-Aptech and to the extent of BJB’s 50% equity interest in BJB-Aptech.

(b) Use of Estimates

The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the fair values of the net assets acquired in a business combination, the recoverability of the carrying amounts of property and equipment, intangible assets and investment in joint venture, the useful lives of property and equipment and intangible assets, the realization of deferred income tax assets, the collectibility of accounts receivable and amounts due from related parties, the fair value of share-based compensation expense, liabilities for income tax uncertainties and other contingencies. The current economic environment has increased the degree of uncertainty inherent in those estimates and assumptions.

(c) Foreign Currency

The accompanying consolidated financial statements have been expressed in Renminbi (“RMB”). The functional currency of BJBC and Prosperity is the US dollar, whereas the functional currency of BJB and its subsidiaries is RMB since it is the currency of the primary economic environment in which these entities operate. Transactions denominated in foreign currencies other than the functional currency are remeasured into the functional currency at the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are remeasured into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in general and administrative expenses in the statement of operations.

BJBC’s and Prosperity’s assets and liabilities are translated from US dollar into RMB using the exchange rate on the balance sheet date. Revenues and expenses of BJBC and Prosperity are translated into RMB at average rates prevailing during the reporting period. Gains and losses resulting from translation of BJBC’s and Prosperity’s financial statements into RMB are recorded as a separate component of accumulated other comprehensive income within equity.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the convenience of readers, the 2008 RMB amounts included in the accompanying consolidated financial statements have been translated into U.S. dollars at the rate of US$1.00 = RMB6.8302, being the noon buy rate for U.S. dollars in effect on June 30, 2009 in the City of New York for cable transfer in RMB per U.S. dollar as certified for custom purposes by the Federal Reserve Bank of New York. No representation is made that RMB amounts could have been, or could be, converted into U.S. dollars at that rate or at any other certain rate on June 30, 2009, or at any other date. The U.S. dollars convenience translation is not required under U.S. GAAP and all U.S. dollars convenience translation amounts in the accompanying consolidated financial statements are unaudited.

Since the RMB is not a fully convertible currency, all foreign exchange transactions involving RMB must take place either through the People’s Bank of China (the “PBOC”) or other institutions authorized to buy and sell foreign exchange. The exchange rates adopted for the foreign exchange transactions are the rates of exchange quoted by the PBOC.

(d) Cash and Cash Equivalents and Time Deposits

Cash and cash equivalents consists of cash on hand, cash in bank, and interest-bearing certificates of deposit with an initial term of less than three months when purchased.

Time deposits, which all mature within one year as of the balance sheet date, represent certificates of deposit with an initial term of greater than three months when purchased. The effective interest rate per annum relating to time deposit on December 31, 2008 was 3.24%.

(e) Long-lived Assets

Property and Equipment, Net

Property and equipment consisting of office equipment and leasehold improvements are stated at cost. The cost of property and equipment obtained through the Acquisition was established as part of purchase price allocation. Depreciation for office equipment is calculated on the straight-line method over the estimated useful life of the asset of five years. Leasehold improvements are amortized on the straight-line method over four to five years, which represents the shorter of the remaining lease term or the estimated useful life of the underlying asset. When items are retired or otherwise disposed of, income is charged or credited for the difference between net book value of the item disposed and proceeds realized thereon.

Intangible Assets, Net

Intangible assets consist of customer contracts, agency relationships, student relationships, educational content distribution right and franchise agreement which have definite useful lives and subject to amortization, and a trademark which has an indefinite useful life. Intangible assets that are subject to amortization are amortized over the useful lives of the assets as follows, which are the periods over which the assets are expected to contribute directly or indirectly to the future cash flows of the Company.

Estimated useful life
Customer contracts	4 years
Agency relationships	4 years
Student relationships	1 year
Educational content distribution right	4 years
Franchise agreement	4 years

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

An intangible asset that is determined to have an indefinite useful life is not amortized until its useful life is determined to be no longer indefinite. Management evaluates the remaining useful life of an intangible asset that is not being amortized each reporting period to determine whether events and circumstances continue to support an indefinite useful life.

Impairment of Long-Lived Assets

Long-lived assets consisting of property and equipment and intangible assets subject to amortization are reviewed for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying value of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount that the carrying value exceeds the estimated fair value of the asset. Assets to be disposed are reported at the lower of carrying amount or fair value less costs to sell, and are no longer depreciated.

Intangible assets that are not subject to amortization are tested annually for impairment, and are tested for impairment more frequently if events and circumstances indicate that the assets might be impaired. For intangible assets that are not subject to amortization, an impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value.

No impairment of long-lived assets was recognized for any of the periods presented.
(f) Investment in Joint Venture

The Company accounts for its investment in the joint venture (BJB-Aptech) under the equity method. BJB initially recorded its investment in BJB-Aptech based on Beida JB’s carrying amount of the investment as of the date of transfer on August 31, 2005 and subsequently adjusted the carrying amount of the investment to recognize its share of the earnings or losses of BJB-Aptech after August 31, 2005. As part of the allocation of the purchase price of the Acquisition, the carrying amount of the investment in BJB-Aptech was adjusted to reflect its allocated fair value to the extent of the Company’s acquired interest in BJB.

The Company’s share of the earnings or losses of the joint venture is included in the determination of net income of the Company, and such amount reflects adjustments to eliminate intercompany profits and losses between the Company and the joint venture, and to amortize any difference between the cost of its investment and the underlying equity in net assets of the joint venture. Dividends received from the joint venture reduce the carrying amount of the investment in the joint venture.

The Company recognizes a loss when there is a reduction in value below its carrying amount of the investment in the joint venture which is other-than-temporary. The process of assessing and determining whether impairment on an investment is other-than-temporary requires a significant amount of judgement. Management considers whether it has the ability and intent to hold the investment until recovery and whether evidence indicating the carrying value of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the decline in value, any change in value subsequent to year-end and forecasted performance of the joint venture.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(g) Share-based Payments

The Company accounts for share-based payments under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), Share-based Payment (“SFAS No. 123R”). Under SFAS No. 123R, the Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and recognizes the cost over the period the employee is required to provide service in exchange for the award, which generally is the vesting period. The Company recognizes compensation cost for an award with only service conditions that has a graded vesting schedule on a straight-line basis over the requisite service period for the entire award, provided that the cumulative amount of compensation cost recognized at any date at least equals the portion of the grant-date value of such award that is vested at that date. When no future services are required to be performed by the employee in exchange for an award of equity instruments, and if such award does not contain a performance or market condition, the cost of the award (as measured based on the grant-date fair value of the equity instrument) is expensed on the grant date.

(h) Revenue Recognition

Revenue is recognized when all of the following conditions are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable, and collectibility is reasonably assured. These criteria as they relate to each of the following major revenue generating activities are described below. Revenue is recorded, net of business tax, which is levied on the Company’s revenues generated in the PRC at the rate of 5%.

Course fees

Educational and vocational course fees are billed to students at the beginning of each course and are non-refundable after a one-week trial period. Course fees revenue is recognized proportionately as the delivery of courses, which primarily range from 4 to 10 months. Upon the cancellation of a course after the one-week trial period, course fees are recognized as revenue immediately. Historically, course cancellations have been minimal. Cash received in excess of course fee recognized as revenue is recorded as deferred revenue.

Sales of educational content

In connection with the general educational content distribution agreement with BJB-Aptech (see note 1(a)), the Company has entered into contractual arrangements with vocational schools, universities and colleges since January 1, 2006 for the sale of (i) instructor training services and related instructor materials (ii) textbooks and (iii) exam services on a per program basis. Each program consists of 2 to 4 courses which are delivered sequentially in individual course ranging from 4 to 10 months per course. For each course within the program, the Company delivers instructor training services and related instructor materials, textbooks and exam services. Instructor training services and related instructor materials and textbooks are delivered prior to the start of each course and exam services are provided at the end of each course. The Company receives a 25% down-payment upon signing of the agreement and subsequent installments prior to the start of each course.

Since the above arrangements consist of multiple deliverables including (i) 2 to 4 courses within a program and (ii) multiple deliverables within a course, the Company has accounted for such arrangements pursuant to Emerging Issues Task Force Issue No. 00-21, Revenue Arrangements with Multiple Deliverables in two steps. In the first step, the arrangement consideration is evaluated whether it should be allocated into separate units of

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

accounting on an individual course basis. The “relative fair value method” was used to allocate the arrangement consideration to each course within a program because (i) each course has value to the customer on a stand-alone basis (ii) there is objective and reliable evidence of the fair value of each course and (iii) there are no general rights of return relative to the delivered instructor materials and textbooks for individual courses. The fair value of each course is determined based upon the amount BJB-Aptech charges its franchisees on an individual course basis. Management believes franchisees and vocational schools, universities and colleges are similarly-situated customers.

In the second step, the consideration allocated to each course on a relative fair value basis described above is then evaluated whether the deliverables within the course should be divided into separate units of accounting. The “residual value method” was used to allocate the arrangement consideration to the delivered items, which include (a) instructor training services and related instructor materials and (b) textbooks, and undelivered exam services because (i) the delivered items have value to the customer on a stand-alone basis (ii) there is objective and reliable evidence of the fair value of the undelivered exam services, but no such evidence for the delivered items as a whole and (iii) there are no general rights of return relative to the delivered items. The instructor training services and related instructor materials have stand-alone value because BJB-Aptech sells these products and services on a stand-alone basis. The textbooks have stand-alone value because the customer could recover a substantial portion of the fair value from the resale of the delivered textbooks in a hypothetical sale. The fair value of exam services is determined based on the amount BJB-Aptech separately charges franchisees for exam services on a stand-alone basis. In all cases, the amount allocated to the delivered items is not contingent upon the delivery of the exam services, additional items or meeting other specified conditions. Revenue allocated to the delivered items is recognized upon the delivery of textbooks, which is when the required instructor training services and related instructor materials are completed or delivered and which is the point of time when all the risks and rewards of ownership have been transferred. Revenue allocated to exam services is recognized upon the completion of the exam services. To the extent the textbooks have not been delivered or exam services have not been provided, any fees received are deferred and recognized as revenue in the period in which textbooks are delivered or exam services are rendered. Under the Company’s agreements with vocational schools, universities and colleges, textbooks are considered delivered when they reach the customers’ location and are accepted by the customers.

The Company also distributes ACCP Junior exclusively to vocational schools for which objective and reliable evidence of the fair value of the individual courses cannot be established. The Company’s contractual obligations to deliver instructor training services and related instructor materials, textbooks and exam services for this program are determined as an integrated package. Revenue for this program is recognized ratably on a straight-line basis over the period that the Company is obligated to deliver instructor training services and related instructor materials, textbooks and exam services.

In addition, as part of the general educational content distribution agreement with BJB-Aptech, the Company assumed the remaining performance obligations under the educational content distribution agreements between BJB-Aptech and certain vocational schools, universities and colleges, which remained effective after December 31, 2005. As consideration for assuming such obligations, which represented the respective carrying amount of deferred revenue of BJB-Aptech as of December 31, 2005, the Company was entitled to receive RMB8,418,626 from BJB-Aptech. The Company has recorded the amount of the obligations as deferred revenue, which is recognized as revenue upon the delivery of required products and services over the remaining terms of the agreements. The Company received RMB8,418,626 from BJB-Aptech on September 30, 2007. See note 14(n).

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Area agent fees

The Company grants third-party sales agents the exclusive right to sell its instructor training services and related instructor materials, textbooks and exam services to vocational schools, universities and colleges in designated territories for a contractually specified period of time, normally four to five years, and in return, the sales agents pay a non-refundable fee. The fee is deferred and recognized as revenue ratably on a straight-line basis over the period of the agreement.

Other sales to related parties

The Company provides marketing research, translation, technical support, and training services to BJB-Aptech and other related parties. Revenue for services is generally recognized when the services are performed.

(i) Deferred Offering Costs

Deferred offering costs consist principally of legal, printing and registration costs in connection with the initial public offering of BJBC’s ordinary shares (“IPO”). Such costs are deferred until the closing of the offering, at which time the deferred costs are offset against the offering proceeds. In the event the offering is unsuccessful or aborted, the costs will be expensed.

All offering costs incurred and previously deferred in connection with the IPO through April 30, 2008, which amounted to RMB6,135,184 have been charged to earnings (and included in general and administrative expenses) in the third quarter of 2008, which was the quarter management decided to postpone the IPO for more than a short period of time.

(j) Advertising Costs

Advertising costs are expensed as incurred and included in selling and marketing expenses. Advertising costs were RMB2,619,634, RMB520,465, RMB2,208,564 and RMB1,519,812 for the period from January 1, 2006 through November 30, 2006, the period from June 1, 2006 (date of inception) through December 31, 2006 and for the years ended December 31, 2007 and 2008, respectively.

(k) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and any operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates or tax laws is recognized in the consolidated statements of operations in the period the change in tax rates or tax laws is enacted. A valuation allowance is provided to reduce the carrying amount of deferred income tax assets if it is considered more likely than not that some portion or all of the deferred income tax assets will not be realized.

On January 1, 2007, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109 (“FIN 48”).

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FIN 48 clarifies the accounting for uncertain tax positions. This interpretation requires that an entity recognizes in the consolidated financial statements the impact of a tax position, if that position is more likely than not of being sustained upon examination, based on the technical merits of the position. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The initial adoption of FIN 48 did not have any impact on the Company’s consolidated financial position or results of operations. The Company has elected to classify interest and penalties related to unrecognized tax benefits, if and when required, as part of income tax expense in the consolidated statements of operations.

(l) Employee Benefit Plans

Pursuant to relevant PRC regulations, BJB and its subsidiaries are required to make contributions to various defined contribution plans organized by municipal and provincial PRC governments. The contributions are made for each PRC employee at rates ranging from 20% to 37% on a standard salary base as determined by the local social security bureau. Contributions to the defined contribution plans are charged to the consolidated statements of operations when the related service is provided. For the period from January 1, 2006 through November 30, 2006, for the period from June 1, 2006 (date of inception) through December 31, 2006 and for the years ended December 31, 2007 and 2008, contributions to the defined contribution plans were RMB2,665,342, RMB482,107, RMB6,255,379 and RMB9,838,430, respectively.

The Company has no other obligation for the payment of employee benefits associated with these plans beyond the contributions described above.

(m) Operating Leases

Where the Company has the use of the assets under operating leases, payments made under the leases are recognized on a straight-line basis over the term of the lease.

(n) Commitments and Contingencies

In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, shareholder lawsuits, and tax matters. An accrual for a loss contingency is recognized when it is probable that an asset had been impaired or a liability had been incurred and the amount of loss can be reasonably estimated.

(o) Earnings (Loss) Per Share

Basic earnings (loss) per ordinary share attributable to BJB Career Education shareholders is computed by dividing net income (loss) attributable to BJB Career Education shareholders by the weighted average number of ordinary shares outstanding during the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) attributable to BJB Career Education shareholders by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Potential dilutive securities are not included in the calculation of diluted earnings (loss) per share if the impact is anti-dilutive.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Since the Predecessor was not a share-based company and had no outstanding shares for the period presented, no earnings per share data for the Predecessor has been presented.

(p) Fair Value Measurements

On January 1, 2008, the Company adopted the provisions of FASB Statement No. 157, Fair Value Measurements, for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. Statement 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Statement 157 also establishes a framework for measuring fair value and expands disclosures about fair value measurements (see note 8).

On January 1, 2009, the Company will be required to apply the provisions of Statement 157 to fair value measurements of nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The Company is in the process of evaluating the impact, if any, of applying these provisions on its financial position and results of operations.

In October 2008, the FASB issued FASB Staff Position FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active, which was effective immediately. FSP FAS 157-3 clarifies the application of Statement 157 in cases where the market for a financial instrument is not active and provides an example to illustrate key considerations in determining fair value in those circumstances. Management has considered the guidance provided by FSP FAS 157-3 in its determination of estimated fair values during 2008.

(q) Recently Issued Accounting Standards

FASB Statement No. 141(R) (“SFAS No. 141(R)”), FASB Staff Position No. FAS 141(R)-1 (“FSP No. FAS 141(R)-1”)

In December 2007, the FASB issued FASB Statement No. 141(R), Business Combinations. SFAS No. 141(R) requires most identifiable assets, liabilities, noncontrolling interests, and goodwill acquired in a business combination to be recorded at “full fair value”. The Statement is effective for periods beginning on or after December 15, 2008, and earlier adoption is prohibited. SFAS No. 141(R) will be applied to business combinations occurring after the effective date. In April 2009, the FASB issued FSP FAS 141(R)-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies, which amends and clarifies SFAS141(R) to address application issues on initial recognition and measurement, subsequent measurement and disclosure of assets and liabilities arising from contingencies in a business combination. The Company will account for its acquisition of 50% equity interest in BJB-Aptech on April 30, 2009 under SFAS141(R). See note 20.

FASB Statement No. 160 (“SFAS No.160”)

On January 1, 2009, the Company adopted SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51, which requires the Company to make certain changes to the presentation to the financial statements. This standard requires the Company to classify noncontrolling interests

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(previously referred to as “minority interest”) as part of consolidated net income (loss) (RMB1,898,675, RMB22,674,174 and RMB30,282,333 for the period from June 1, 2006 (date of inception) through December 31, 2006, and for the years ended December 31, 2007 and 2008, respectively), and to include the accumulated amount of noncontrolling interests as part of equity (RMB40,120,729 and RMB46,403,062 as of December 31, 2007 and 2008, respectively). Furthermore, each item of comprehensive income (loss) is reported separately for the portion attributable to BJB Career Education shareholders and noncontrolling interests. The net income (loss) the Company previously reported are now presented as “net income (loss) attributable to BJB Career Education shareholders”. Similarly, in the presentation of equity, the Company distinguishes between equity amounts attributable to BJB Career Education shareholders and amounts attributable to the noncontrolling interests—previously classified as minority interest outside of equity. The Company will account for its acquisition of 14% equity interest in BJB on May 12, 2009 under SFAS 160. See note 20.

FASB Staff Position No. FAS 142-3 (“FSP No. FAS 142-3”)

In April 2008, the FASB issued FASB Staff Position FAS 142-3, Determination of the Useful Life of Intangible Assets. FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under Statement 142. FSP FAS 142-3 is effective for fiscal years beginning after December 15, 2008. Management is currently evaluating the impact, if any, of adopting FSP FAS 142-3 on its financial position and results of operations.

3. ACQUISITION

As described in note 1(b), in December 2006, Prosperity completed the acquisition of an 80% equity interest in BJB, and accordingly, the results of operations of BJB are included in the accompanying consolidated financial statements of BJBC and its subsidiary beginning December 1, 2006. Prosperity acquired BJB to enter in the information technology training sector in the PRC.

The Acquisition was conducted through an auction organized by the China Beijing Equity Exchange. This auction was required under the PRC rules and regulations because Beijing Peking University Company is indirectly owned by Peking University, a state-funded university. Accordingly, Beijing Peking University Company’s sale of equity interest in BJB was considered a sale of state-owned assets. A qualified PRC valuation specialist was engaged to determine the value of BJB as of September 2006, in accordance with auction rules and regulations on sale of state-owned assets. In determining BJB’s value, the valuation specialist used an approach that focuses on tangible assets and liabilities, which is commonly used in the PRC and acceptable by the PRC authorities for the purpose of determining the auction price. Under this approach, the valuation specialist used the PRC book values of assets and liabilities as a basis for the valuation. As a result, internally developed intangible assets and the fair value of the equity investment in BJB-Aptech, which is significantly higher than the carrying value of the investment, were not considered in determining BJB’s appraised value. The minimum purchase price for the equity interest of BJB, which must not be lower than the appraised value according to the relevant auction rules and regulations, was set at approximately three times BJB’s appraised value by the Selling Shareholders.

After the Acquisition, for the purpose of purchase price allocation, Prosperity engaged American Appraisal China Limited (“American Appraisal”), an independent valuation firm, to determine the fair values of the fixed and intangible assets and the equity investment in BJB-Aptech acquired as of December 1, 2006, the acquisition date. In determining the fair values of the acquired assets, American Appraisal used valuation methods

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

commonly used internationally which take into consideration internally developed intangible assets and the fair value of the equity investment in BJB-Aptech. Primarily due to the differences in valuation methodologies, the fair value of the acquired net assets as of December 1, 2006 was significantly higher than the September 2006 value determined by the PRC valuation specialist. The fair values of the other acquired net tangible assets, including cash, current assets excluding cash, current liabilities, and non-current deferred revenue that were not included in the scope of American Appraisal’s valuation work were estimated internally by management.

While the purchase agreement between Prosperity and Selling Shareholders did not specify the treatment of undistributed profits of BJB prior to the Acquisition, Prosperity considered that, given the uncertainty relating to interpretation of the relevant regulations and common PRC business practice, it might not be entitled to such undistributed profits. On January 9, 2007, Prosperity waived its rights to BJB’s undistributed profits as of December 31, 2006, calculated in accordance with PRC GAAP, and decided that the amounts, when distributed, would be paid to Beijing Peking University Company and Management Shareholders in proportion to their respective equity interest in BJB prior to the Acquisition. On March 28, 2007, the Board of Directors of BJB approved the distribution of dividends of RMB88,000,000, the entire amount of the PRC GAAP undistributed profits of BJB through December 31, 2006. As Prosperity had waived its proportional rights to BJB’s undistributed profits as of December 31, 2006, Prosperity’s share (80%) of the dividends totalling RMB70,400,000, were paid to Beijing Peking University Company in the amount of RMB49,280,000 and Management Shareholders in the amount of RMB21,120,000 by April 2007 in proportion to their respective equity interest in BJB before the Acquisition. Prosperity has recorded the amount of RMB70,400,000 as an additional purchase price and a liability as of December 31, 2006 to reduce the amount of negative goodwill recognized as a result of the Acquisition.

The Acquisition has been accounted for using the purchase method of accounting. The cost of the acquisition is allocated to the assets acquired, including separately identifiable intangible assets, and liabilities assumed based on their estimated fair values. Since Prosperity acquired a less than 100% equity interest in BJB, the valuation of the assets acquired and liabilities assumed was based on a pro rata allocation of the fair values of the assets acquired and liabilities assumed and the historical financial statement carrying amounts of the assets and liabilities of the BJB. The fair value of the assets acquired and liabilities assumed (on a proportionate share) exceeded Prosperity’s purchase price, resulting in negative goodwill of RMB211,822,637. The negative goodwill was allocated on a pro rata basis to reduce the fair value of certain non-current assets as described below.

Management makes estimates and judgments in determining the fair value of the assets acquired and liabilities assumed based on the valuation performed by American Appraisal as well as its experience in valuation of similar assets and liabilities. The allocation of the purchase price for investment in joint venture, property and equipment, intangible assets and related deferred income taxes was based upon valuation data at the date of the Acquisition. If different judgments or assumptions were used, the amounts assigned to the individual acquired assets or liabilities could be materially different.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following tables summarize the total purchase price and the amounts assigned to each major asset and liability caption of BJB as of the acquisition date:

RMB
Cash paid	237,301,404
Additional purchase price	70,400,000

Total purchase price	307,701,404

Amounts assigned to each major asset and liability caption of BJB (after allocation of negative goodwill):
Cash	172,109,471
Current assets excluding cash	28,619,935
Investment in joint venture	159,679,091
Property and equipment	11,152,624
Intangible assets	48,142,813
Non-current deferred income tax assets	173,591
Current liabilities	(60,666,761)
Non-current deferred income tax liabilities	(15,304,379)
Non-current deferred revenue	(2,314,551)

Net assets of BJB	341,591,834

The difference between the total purchase price and net assets of BJB represents noncontrolling interests based on historical financial statement carrying amount.

Negative goodwill of RMB211,822,637 was allocated to the following non-current assets:

Investment in joint venture	(155,380,644)
Property and equipment	(8,444,509)
Intangible assets	(47,997,484)

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited pro forma financial information

The following unaudited pro forma financial information presents the consolidated results of operations of the Company as if the Acquisition had occurred as of June 1, 2006, the date when Prosperity was established. The unaudited pro forma financial information is not necessarily indicative of what the Company’s consolidated results of operations actually would have been had it completed the acquisition at the beginning of the period. In addition, the unaudited pro forma financial information does not attempt to project the future results of operations after the Acquisition.

Period from June 1 (date of inception) through December 31,
2006
RMB
Revenues	44,273,586
Equity in income of BJB-Aptech	17,663,654
Loss from operations	(198,457,056)
Net loss	(193,752,737)
Net loss attributable to noncontrolling interests	(7,682,269)
Net loss attributable to BJB Career Education shareholders	(201,435,006)
Loss per share attributable to BJB Career Education shareholders:
Basic and diluted	(25.18)

4. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets relate to the following:

		December 31,	December 31,
		2007	2008
		RMB	RMB
Cost for purchase of textbooks and exam services	(i)	12,495,022	11,463,825
Prepaid business tax and surcharges		3,459,233	3,698,368
Other		3,143,211	4,862,900

Total		19,097,466	20,025,093

(i)	Represents direct and incremental cost for the purchase of textbooks and exam services from BJB-Aptech used in courses. Such costs are recognized as expense in proportion to the amount of course fee recognized as revenue (that is, recognized proportionately as the delivery of courses).

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5. PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following:

	December 31,	December 31,
	2007	2008
	RMB	RMB
Office equipment	15,998,097	16,904,903
Leasehold improvements	19,709,779	19,396,294

Total property and equipment	35,707,876	36,301,197
Less: accumulated depreciation and amortization	(5,936,708)	(12,478,796)

Property and equipment, net	29,771,168	23,822,401

Depreciation and amortization expense for property and equipment was recorded as follows:

	Predecessor	Period from June 1 (date of inception) through December 31,
	Period from January 1 through November 30,		Year Ended December 31,
	2006	2006	2007	2008
	RMB	RMB	RMB	RMB
Cost of revenues	3,367,694	197,930	4,663,058	6,109,587
Selling and marketing	327,748	16,214	484,937	565,626
General and administrative	364,202	19,680	554,889	1,038,940

Total	4,059,644	233,824	5,702,884	7,714,153

6. INTANGIBLE ASSETS, NET

As of December 31, 2007 and 2008, intangible assets acquired in connection with the Acquisition consisted of the following:

	Weighted Average Useful Life	December 31,	December 31,
		2007	2008
	Years	RMB	RMB
Intangible asset with indefinite useful life Trademark	Indefinite	10,716,518	10,716,518

Intangible assets with finite useful lives
Customer contracts	4	826,524	826,524
Agency relationships	4	3,476,722	3,476,722
Student relationships	1	2,328,796	2,328,796
Educational content distribution right	4	17,325,753	17,325,753
Franchise agreement	4	13,468,500	13,468,500

Total gross carrying amount		37,426,295	37,426,295
Less: accumulated amortization		(11,834,370)	(20,608,746)

Intangible assets with finite useful lives, net		25,591,925	16,817,549

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company has been granted an unlimited period to use “Beida Jade Bird IT Education” trademark. Management estimated that the trademark has an indefinite useful life because the trademark will be used by the Company on an ongoing basis and important to its business. Therefore, the trademark is not amortized until its estimated useful life is no longer indefinite.

Management estimated the useful life of the student relationships based primarily on the historical experience of student attrition rate and estimates of sales from these students in future years. A straight-line method of amortization has been adopted as the pattern of the economic benefit of student relationships cannot be reliably determined. Management estimated the useful life of the customer contracts, agency relationships and franchise agreement based upon the contractual service period specified in each agreement. Management estimated the useful life of the educational content distribution right based upon the contractual service period specified in the agreement and expected renewal period. The intangible assets are amortized on a straight-line basis over the respective useful lives.

Amortization expenses for the period from June 1, 2006 (date of inception) through December 31, 2006 and for the years ended December 31, 2007 and 2008 were included in cost of revenues and selling and marketing as follows:

	Period from June 1 (date of inception) through December 31,	Year Ended December 31,
	2006	2007	2008
	RMB	RMB	RMB
Cost of revenues	658,766	7,905,192	7,905,192
Selling and marketing	266,498	3,003,914	869,184

Total	925,264	10,909,106	8,774,376

The estimated amortization expense for the next five years is as follows:

RMB
Years ending December 31,
2009	8,774,376
2010	8,043,173
2011 and thereafter	—

16,817,549

7. INVESTMENT IN JOINT VENTURE

BJB-Aptech was established in 1999 by Beijing Maida Technology Trading Co., Ltd. (“Maida”) and Aptech India with each holding 50% equity interest in BJB-Aptech. Beida JB acquired the 50% equity interest in BJB-Aptech from Maida on March 13, 2001. On July 27, 2005, BJB and Aptech India contributed RMB2,031,550 and US dollar denominated amount equivalent to RMB2,069,324 respectively, to BJB-Aptech. In exchange for the capital contribution, Beida JB transferred a 25% equity interest in BJB-Aptech to BJB.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Following the capital contribution and the transfer, Beida JB, Aptech India and BJB held 25%, 50% and 25% equity interest in BJB-Aptech, respectively. On August 31, 2005, Beida JB transferred its remaining 25% equity interest in BJB-Aptech to BJB. The transfer price of the remaining 25% equity interest in BJB-Aptech was RMB31,000,000, of which RMB15,000,000 was settled by waiving an equivalent amount that Beida JB owed BJB with the remaining RMB16,000,000 paid in cash on April 27, 2006.

The transfer of Beida JB’s 50% equity interest in BJB-Aptech to BJB has been accounted for as a transaction between entities under common control. Accordingly, BJB recorded its 50% equity interest in BJB-Aptech based on Beida JB’s historical financial statement carrying amount of its investment in BJB-Aptech with a corresponding increase in equity. The consideration of RMB33,031,550 (representing the total of RMB2,031,550 and RMB31,000,000) has been accounted for as a distribution to Beida JB as of the date of the transfer.

Summarized financial information of BJB-Aptech is as follows:

	December 31,	December 31,
	2007	2008
	RMB	RMB
Summary Balance Sheet Information:
Total current assets	281,641,446	467,684,126
Total assets	295,535,269	485,579,164
Total current liabilities	56,902,233	119,423,997
Total liabilities	58,935,824	119,978,273
Total equity	236,599,445	365,600,891
Total liabilities and equity	295,535,269	485,579,164

	Period from January 1 through November 30,	Period from December 1 through December 31,	Year Ended December 31,
	2006	2006	2007	2008
	RMB	RMB	RMB	RMB
Summary Income Statement Information:
Total revenues	215,464,092	24,570,401	304,201,230	364,791,738
Income from operations	107,150,596	13,357,042	128,184,117	162,891,191
Earnings before income taxes	108,232,765	13,522,428	131,691,413	172,180,442
Net income	98,369,677	12,792,714	130,641,140	129,001,446

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the movement in the investment in BJB-Aptech:

		Predecessor	Period from June 1 (date of inception) through December 31,	Year Ended December 31,
		Period from January 1 through November 30,
		2006	2006	2007	2008
		RMB	RMB	RMB	RMB
Investment in BJB-Aptech at beginning of period		16,716,806	—	161,320,423	205,518,016
Acquisition of equity interest in BJB-Aptech		—	159,679,091	—	—
Equity in income of BJB-Aptech		49,184,839	6,396,357	65,320,570	64,500,723
Unrealized inter-company profits on sale of textbooks and exam services, net of tax	(a)	(3,926,766)	(217,562)	(2,820,761)	835,270
Depreciation and amortization of the difference between the cost of investment and the underlying equity in net assets	(b)	—	(4,537,463)	(18,302,216)	(17,906,979)
Dividends received		(20,000,000)	—	—	—

Investment in BJB-Aptech at end of period		41,974,879	161,320,423	205,518,016	252,947,030

(a)	The unrealized inter-company profits resulting from the purchase of textbooks and exam services from BJB-Aptech are recognized at the same rate that the course fee is recognized in the consolidated statements of operations.
(b)	The assets and liabilities attributable to the difference between the cost of investment and the underlying equity in net assets of BJB-Aptech are amortized as follows:

Amortization period
Property and equipment	3 years
Intangible assets subject to amortization	4-6 years
Deferred revenue	1-2 years

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The difference between the carrying amount of the investment in BJB-Aptech and the underlying equity in the net assets of BJB-Aptech is due to the following:

		December 31,	December 31,
		2007	2008
		RMB	RMB
Underlying equity in net assets of BJB-Aptech (50% of net assets of BJB-Aptech)		118,299,723	182,800,446
Unrealized inter-company profits on sale of textbooks and exam services, net of tax		(3,959,906)	(3,124,636)
Difference between the cost of investment and the underlying equity in net assets	(a)	114,017,878	114,017,878
Accumulated depreciation and amortization of the difference between the cost of investment and the underlying equity in net assets		(22,839,679)	(40,746,658)

Investment in BJB-Aptech		205,518,016	252,947,030

(a)	As of December 1, 2006 (the date of the Acquisition), the difference between the cost of investment, representing the amount assigned to the investment in BJB-Aptech which reflects the effect of pro rata allocation of negative goodwill (see note 3), and the underlying equity in net assets of BJB-Aptech was attributed to the following:

RMB
Property and equipment	(948,678)
Intangible assets	108,398,568
Deferred revenue	6,567,988

114,017,878

8. FAIR VALUE OF FINANCIAL INSTRUMENTS

(a) Fair Value of Financial Instruments

The fair values of the financial instruments described below as of December 31, 2008 represent management’s best estimates of the amounts that would be received to sell those assets or that would be paid to transfer those liabilities in an orderly transaction between market participants at that date. Those fair value measurements maximize the use of observable inputs. However, in situations where there is little, if any, market activity for the asset or liability at the measurement date, the fair value measurement reflects management’s own judgments about the assumptions that market participants would use in pricing the asset or liability. Those judgments are developed by management based on the best information available in the circumstances.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and cash equivalents, time deposits, accounts receivable and amounts due from related parties, accounts payable-related parties, amounts due to a related party and loans payable to a related party and accrued expenses (nonderivatives): The carrying amounts, at face value or cost plus accrued interest, approximate fair value because of the short maturity of these instruments.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(b) Fair Value Hierarchy

The Company adopted Statement 157 on January 1, 2008 for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. Statement 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3 inputs are unobservable inputs for the asset or liability.

The level in the fair value hierarchy within which a fair measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

The financial statements as of and for the year ended December 31, 2008 do not include any nonrecurring fair value measurements relating to assets or liabilities for which the Company has adopted the provisions of Statement 157. All nonrecurring fair value measurements for 2008 involved nonfinancial assets and the Company will not adopt the provisions of Statement 157 for nonrecurring fair value measurements involving nonfinancial assets and nonfinancial liabilities until January 1, 2009 as discussed in note 2(p).

9. DEFERRED REVENUE

Deferred revenue consists of the following:

		December 31,	December 31,
		2007	2008
		RMB	RMB
Course fees	(i)	100,810,371	93,082,182
Single course instructor training services and related instructor materials and textbooks	(ii)	10,263,500	14,393,831
Single course exam services	(ii)	1,854,910	8,552,400
Multi-course instructor training services and related instructor materials, textbooks and exam services	(iii)	21,917,359	26,428,848
Area agent fees	(iv)	393,619	658,644

Current deferred revenue		135,239,759	143,115,905

Multi-course instructor training services and related instructor materials, textbooks and exam services	(iii)	8,800,381	9,649,476
Area agent fees	(iv)	329,635	1,172,057

Non-current deferred revenue		9,130,016	10,821,533

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(i)	Represents course fees received which are deferred because the Company has not provided all relevant teaching services. Amounts are recognized as revenue proportionately as the delivery of courses, which primarily range from 4 to 10 months.
(ii)	Represents consideration received in programs for which the arrangement consideration could be divided into separate units of accounting on individual course basis. The consideration is then allocated to the sale of instructor training services and related instructor materials, textbooks and exam services. Contract arrangements with vocational schools, universities and colleges consist of the sale of (i) instructor training services and related instructor materials and textbooks and (ii) exam services. The Company delivers instructor training services and related instructor materials and textbooks to vocational schools, universities and colleges at the start of the course and provides exam services at the end of the course. Pursuant to EITF No. 00-21, because there is objective and reliable evidence of the fair value of the exam services but no such evidence for the delivered instructor training services and related instructor materials and textbooks, the residual value method is used to allocate the arrangement consideration to each element. Revenue allocated to the sale of textbooks and instructor training services and related instructor materials is recognized upon the delivery of textbooks, which is when the required instructor training services and related instructor materials are rendered or delivered and which is the point of time when the risks and rewards of ownership have been transferred. Revenue allocated to exam services is recognized upon the completion of the exam services.
(iii)	Represents consideration received in a program, for which objective and reliable evidence of the fair value of the individual courses cannot be established. Amounts are recognized on a straight-line basis over two years, the period during which the Company is obligated to deliver instructor training services and related instructor materials, textbooks and exam services.
(iv)	Represents non-refundable fees paid by sales agents of the Company for the right to be its exclusive sales representative in a designated territory for a contractual period of time, normally four to five years. The fee is deferred and recognized as revenue ratably on a straight-line basis over the terms of the agreement.

Deferred revenue expected to be recognized beyond one year is classified as a non-current liability. Non-current deferred revenue relates to instructor training services and related instructor materials, textbooks and exam services expected to be recognized as revenue in 2010. Non-current deferred revenue relates to area agent fees expected to be recognized as revenue on a straight-line basis in the years from 2010 to 2013.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In connection with purchase price allocation of the Acquisition, management has estimated the fair value of acquired deferred revenue to the extent it represents a legal obligation assumed by the Company in accordance with EITF 01-3, Accounting in a Business Combination for Deferred Revenue of an Acquiree. The estimated fair values of the legal obligations are determined by estimating the costs relating to fulfilling the obligations plus a normal profit margin. Management believes that the sum of the costs and normal profits approximates the amount that the Company would be required to pay a third party to assume the legal obligations. On December 1, 2006, Prosperity recorded adjustments of RMB35,878,394 and RMB9,258,206, respectively, in current deferred revenue and non-current deferred revenue. These adjustments reduce the revenues recognized over the contract term of acquired contracts and, as a result, the Company did not recognize course fees, revenue from instructor training services and related instructor materials, textbooks and exam services, and area agent fees, which would have been otherwise recorded for the period from June 1, 2006 (date of inception) through December 31, 2006 and for the years ended December 31, 2007 and 2008 had the deferred revenue adjustments not been made, as follows:

	Period from June 1 (date of inception) through December 31,	Year Ended December 31,
	2006	2007	2008
	RMB	RMB	RMB
Course fees	3,699,966	15,108,514	—
Sales of educational content	3,374,510	13,979,196	2,828,367
Area agent fees	93,485	1,047,367	1,047,368

Total	7,167,961	30,135,077	3,875,735

10. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	December 31,	December 31,
	2007	2008
	RMB	RMB
Accrued payroll and welfare	9,459,828	13,941,089
Accrued IPO expenses	4,751,162	4,363,481
Other	8,291,086	6,341,019

Total accrued expenses and other current liabilities	22,502,076	24,645,589

Accrued IPO expenses represent third-party legal and professional fees incurred in connection with the Company’s IPO.

Other mainly represents accrued commissions due to area agents, accrued rental expenses and refundable students’ deposits.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11. INCOME TAXES

Under the current laws of the Cayman Islands, BJBC and Prosperity are not subject to tax on their income or capital gains. In addition, upon any payment of dividends by BJBC or Prosperity, no Cayman Islands withholding tax is imposed.

BJB and its subsidiaries file separate income tax returns in the PRC.

Prior to January 1, 2008, the PRC’s statutory income tax rate was 33%. BJB being a then recognized advanced and new technology enterprise located in the Beijing New Hi-tech Industry Development and Experimental Zone, was entitled to both a preferential income tax rate of 15% and a tax holiday of 3-year full exemption followed by 3-year 50% exemption from date of inception (“3+3 tax holiday”). BJB started its tax holiday in 2004. Accordingly, BJB was under full income tax exemption for 2006 and was subject to a tax rate of 7.5% for 2007.

Certain of BJB’s subsidiaries and branches were granted 2-year full exemption tax holidays, primarily as a result of being registered as newly established consulting service entities, starting from their respective dates of establishment.

On March 16, 2007, the National People’s Congress passed the new Enterprise Income Tax law (the “new EIT law”), which unifies the income tax rate to 25% for all enterprises. The new EIT law was effective as of January 1, 2008. According to the new EIT law, entities that qualified as “Advanced and New Technology Enterprise” (“ANTE”) are entitled to a preferential EIT rate of 15%. In addition, based on a tax notice issued by the State Council on December 26, 2007, the 3+3 tax holiday was grandfathered until its expiry provided BJB remained as an ANTE under the new EIT law during the grandfathering period. However, the new recognition criteria and procedures for ANTE under the new EIT law were not issued until April 2008 and BJB had not been recognized as ANTEs as of December 31, 2007 and 2008. Therefore, an income tax rate of 25% was used in measuring BJB and its subsidiaries’ deferred income tax assets and liabilities as of December 31, 2007 and 2008. The effect of this adjustment of RMB5,782,801 was included in income tax expense for the year ended December 31, 2007.

The new EIT law also imposes a withholding income tax at 10%, unless reduced by a tax treaty, for dividends distributed by a PRC-resident enterprise to its immediate holding company outside the PRC for earnings accumulated beginning on January 1, 2008 and undistributed earnings generated prior to January 1, 2008 are exempt from such withholding income tax. A deferred income tax liability of RMB12,784,648 for earnings accumulated beginning on January 1, 2008 was recorded as of December 31, 2008.

All earnings before income taxes of the Predecessor were generated in the PRC. The earnings (loss) before income taxes for the period from June 1, 2006 (date of inception) through December 31, 2006 and for the years ended December 31, 2007 and 2008 were generated in the following jurisdictions:

	Period from June 1 (date of inception) through December 31,	Year Ended December 31,
	2006	2007	2008
	RMB	RMB	RMB
Cayman Islands	(166,140)	(1,382,714)	(8,421,303)
PRC	(199,469,888)	43,069,368	147,854,130

Total earnings (loss) before income taxes	(199,636,028)	41,686,654	139,432,827

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Income tax (expense) benefit consists of the following:

	Predecessor	Period from June 1 (date of inception) through December 31,	Year Ended December 31,
	Period from January 1 through November 30,
	2006	2006	2007	2008
	RMB	RMB	RMB	RMB
Current tax expense	(2,642,112)	(193,815)	(10,261,397)	(30,681,800)
Deferred income tax (expense) benefit	11,237,983	(2,219)	11,246,590	(4,271,368)

Total	8,595,871	(196,034)	985,193	(34,953,168)

The actual income tax (expense) benefit reported on the consolidated statements of operations differs from the expected income tax (expense) benefit computed by applying the statutory PRC income tax rate of 33% for periods prior to 2008 and 25% for 2008 to earnings (loss) before income taxes as a result of the following:

	Predecessor	Period from June 1 (date of inception) through December 31,	Year Ended December 31,
	Period from January 1 through November 30,
	2006	2006	2007	2008
	RMB	RMB	RMB	RMB
Computed expected tax (expense) benefit	(14,658,734)	65,879,889	(13,756,594)	(34,858,207)
(Increase) reduction in income tax expense resulting from:
Non-taxable item:
—Equity in income of BJB-Aptech	8,335,164	2,039,002	20,624,937	16,333,998
Non-deductible expenses:
—Salaries and benefits in excess of allowable limit	(3,180,289)	(1,200,285)	(5,573,964)	—
—Advertising expense in excess of allowable limit	(765,775)	(140,636)	(834,205)	—
—Share-based payments	—	(65,360,737)	(1,697,490)	(1,268,893)
—Other	(108,235)	—	(165,619)	(270,092)
Change in the valuation allowance for deferred income tax assets	1,507,505	—	—	—
Deferred income tax liability for undistributed earnings	—	—	—	(12,784,648)
Tax holiday	10,225,474	(587,336)	491,013	—
Non-PRC entities not subject to income tax	—	(54,826)	(456,296)	(2,105,326)
Preferential tax rate	7,240,761	(771,105)	8,136,212	—
Effect of change in enacted tax rate	—	—	(5,782,801)	—

Actual income tax (expense) benefit	8,595,871	(196,034)	985,193	(34,953,168)

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Basic and diluted per share effect of the Company’s tax holiday for the period from June 1, 2006 (date of inception) through December 31, 2006 and for the years ended December 31, 2007 and 2008 were RMB(0.07), RMB0.01 and nil per share, respectively.

The principal components of the deferred income tax assets and deferred income tax liabilities are as follows:

	December 31,	December 31,
	2007	2008
	RMB	RMB
Deferred income tax assets:
Deferred revenue	36,165,827	38,506,745
Property and equipment	2,204,349	1,448,571

Total deferred income tax assets	38,370,176	39,955,316

Deferred income tax liabilities:
Prepaid expense	(3,123,760)	(2,865,959)
Investment in joint venture	(22,794,552)	(18,317,807)
Intangible assets	(9,077,111)	(6,883,517)
Undistributed earnings	—	(12,784,648)

Total deferred income tax liabilities	(34,995,423)	(40,851,931)

Net deferred income tax assets (liabilities)	3,374,753	(896,615)

Classification on consolidated balance sheets:
Deferred income tax assets:
—Current	30,731,420	32,926,802
—Non-current	2,310,647	2,713,984
Deferred income tax liabilities:
—Non-current	(29,667,314)	(36,537,401)

The realization of the future tax benefits of a deferred income tax asset is dependent on future taxable income against which such tax benefits can be applied or utilized and the consideration of the scheduled reversal of deferred income tax liabilities and any available tax planning strategies. In assessing the realizability of deferred income tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. All available evidence must be considered in the determination of whether sufficient future taxable income will exist since the ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible and tax loss carryforwards are utilized. Such evidence includes, but is not limited to, the financial performance of the branches and subsidiaries, the market environment in which these branches and subsidiaries operate, the utilization of past tax credits, and the length of relevant carryforward periods. Sufficient negative evidence, such as a cumulative net loss during a three-year period that includes the current year and the prior two years, may require that a valuation allowance be established with respect to existing and future deferred income tax assets. Differences in actual results from available evidence used in determining the valuation allowances could result in future adjustments to the allowance.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Based upon the level of historical taxable income, scheduled reversal of deferred income tax liabilities and projections for future taxable income over the periods in which the deferred income tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of its deferred income tax assets as at December 31, 2007 and 2008. The amount of the deferred income tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

As of January 1, 2007 and for the years ended December 31, 2007 and 2008, the Company did not have any material unrecognized tax benefits and thus, no interest and penalties related to unrecognized tax benefits were recorded. In addition, the Company does not expect that the amount of unrecognized tax benefits will change significantly within the next twelve months.

According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations will be extended to five years under special circumstances where the underpayment of taxes is more than RMB100,000. In the case of transfer pricing issues, the statute of limitation is 10 years. There is no statute of limitation in the case of tax evasion. The income tax returns of BJB and its branches and subsidiaries for the years from 2004 to 2008 are open to examination by the PRC state and local tax authorities.

12. SHARE-BASED PAYMENTS

(a) Management employee shares

On December 16, 2006, the Board of Directors of Crescent Jade (the then sole shareholder of Prosperity) authorized the grant of 24.268% of Prosperity’s total issued and outstanding shares (“management employee shares”) owned by Crescent Jade or the same percentage of ownership interest in a new entity, which is to be established to hold 100% of Prosperity’s shares, to 5 members of BJB’s management at par value. As discussed in note 1, Crescent Jade established BJBC on February 8, 2007 and on March 1, 2007 transferred its entire equity interest in Prosperity to BJBC. On June 15, 2007, Crescent Jade issued 36,402,000 ordinary shares of BJBC, representing 24.268% of BJBC’s total outstanding shares, to four management trusts established for the benefit of the five members of BJB’s management. In approving the award of the management employee shares, Crescent Jade noted that an experienced management team was a key determinant of success in the vocational IT education industry as well as in the broader private education sector. Crescent Jade had closely reviewed the performance of BJB management and noted that their contribution had been a critical factor in BJB establishing a leading market position in the PRC vocational IT education industry.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In measuring the share-based payment award for the management employee shares, the date of December 16, 2006 was used as the grant date because on such date (1) all necessary approvals were obtained, (2) both Crescent Jade and the management employees had a mutual understanding of the key terms and conditions of the award, (3) the management employees began to benefit from or be adversely affected by changes in the share price of Prosperity or BJBC subsequent to the Reorganization, and (4) Crescent Jade was obligated to transfer the granted shares because there was no vesting or requisite service period for the management employees. The estimated fair value of the share-based payment award on the grant date was determined by management based on a retrospective valuation conducted by American Appraisal. The following table summarizes information regarding the management employee shares:

Grant Date	Fair value
RMB
December 16, 2006	198,062,838

The grant date fair value of the shares was charged to compensation expense immediately because the management employees were not required to provide any future service in exchange for the shares. RMB19,806,284 was included in cost of revenues and RMB178,256,554 was included in general and administrative expenses for the period from June 1, 2006 (date of inception) through December 31, 2006.

(b) Share Incentive Plan

On March 2, 2007, BJBC adopted the 2007 Share Incentive Plan (the “Plan”). The Plan provides for both the granting of stock options and other stock-based awards such as share appreciation rights to key employees, directors and consultants of the Company. The Board of Directors authorized and reserved for the issuance of up to 869,600 ordinary shares under the Plan.

Stock options

On March 2, 2007, the Board of Directors approved the grant of options to purchase an aggregate of 217,520 ordinary shares to 21 executive officers at an exercise price equal to the fair market value of ordinary shares of BJBC on March 2, 2007 with a contractual term of ten years. The vesting of these options are as follows: 40% of the options vest on the 6 th month from the date of grant, a further 40% of the options vest on the 12th month from the date of grant, and a final 20% of the options vest on the 24th month from the date of grant. The fair value of BJBC’s ordinary shares on March 2, 2007 was determined to be RMB109.79 per share, without giving effect to adjustment described below as a result of the issuance of ordinary shares for extinguishment of shareholder loans.

On May 21, 2007, the Board of Directors approved an 80:1 stock split, which increased the total issued and outstanding shares of BJBC to 8,000,000. On this same date, BJBC issued 142,000,000 ordinary shares with a par value of US$0.000125 per share to Crescent Jade in exchange for US dollar denominated loans equivalent of RMB231,278,901 lent by Crescent Jade. All applicable share and per share amounts in the accompanying consolidated financial statements have been retrospectively adjusted to reflect the effects of the stock split.

On May 22, 2007, the Board of Directors authorized and reserved for the issuance of up to 16,304,348 ordinary shares under the Plan, taking into consideration the effect of issuance of ordinary shares for extinguishment of shareholder loans. Since the options granted to the 21 executive officers on March 2, 2007

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

include anti-dilution provisions that are designed to maintain the value of the award in the event of an equity restructuring, the number of underlying shares and the exercise price of the options granted to the 21 executive officers has been adjusted to 4,078,500 ordinary shares and RMB5.89 per share, respectively.

On July 2, 2007, the Board of Directors approved the grant of options to purchase an aggregate of 815,217 ordinary shares to one key employee at an exercise price equal to the fair market value of the underlying ordinary shares as of July 1, 2007 with a contractual term of ten years. The vesting of these options are as follows: 25% of the options vest on the 12th month from July 1, 2007, 12.5% of the options vest on the 18th month from July 1, 2007, 12.5% of the options vest on the 24th month from July 1, 2007 and 50% of the options vest upon the completion of the IPO. The fair value of BJBC’s ordinary shares on July 2, 2007 was determined to be RMB11.01 per share.

On January 1, 2008, the Board of Directors cancelled the award of 815,217 share options granted on July 2, 2007 and approved the grant of options to purchase an aggregate of 120,000 ordinary shares to the employee at an exercise price equal to the fair market value of the underlying ordinary shares as of January 1, 2008 as a replacement. The options vest upon IPO and will expire over time by June 30, 2009, if BJBC has not completed an IPO by then. Management concluded on the date of modification, i.e. January 1, 2008, the service condition of the original award were not expected to be vested. Hence, the modification qualifies as an improbable-to-probable modification and total cumulative compensation cost is calculated based on the fair value of the modified award (120,000 share options) on January 1, 2008. In addition, since the 120,000 share options do not vest until the completion of an IPO, and it is not probable that this performance condition can be achieved as it is partially outside the control of the Company, no compensation expense related to the 120,000 share options was recorded for the year ended December 31, 2008, and the compensation expenses of RMB498,690 of the original award, which were previously recognized in 2007, were reversed during the year ended December 31, 2008.

On July 1, 2008, the Board of Directors approved the grant of options to purchase an aggregate of 833,000 ordinary shares to one employee at an exercise price equal to the fair market value of the underlying ordinary shares as of July 1, 2008 with a contractual term of ten years. The vesting of these options are as follows: 1/6 of the options vest on the 6th month from July 1, 2008, 1/6 of the options vest on the 12th month from July 1, 2008, 1/3 of the options vest on the 18th month from July 1, 2008, 1/3 of the options vest on the 24th month from July 1, 2008 and all the options should vest not early than the completion of the IPO. The fair value of BJBC’s ordinary shares on July 1, 2008 was determined to be RMB11.73 per share. On December 1, 2008, the aggregate 833,000 share options were forfeited.

On December 31, 2008, the Board of Directors approved the grant of options to purchase an aggregate of 60,000 ordinary shares to one employee at an exercise price equal to the fair market value of the underlying ordinary shares as of December 31, 2008 with a contractual term of ten years. The vesting of these options are as follows: 1/3 of the options vest on the 12th month from December 31, 2008, 1/3 of the options vest on the 24th month from December 31, 2008, 1/3 of the options vest on the 36th month from December 31, 2008 and all the options should not vest early than the completion of the IPO. The fair value of BJBC’s ordinary shares on December 31, 2008 was determined to be RMB12.58 per share.

The Company has accounted for these options in accordance with SFAS No. 123R by recognizing compensation cost based on the grant-date fair value over the period during which an employee is required to

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

provide service in exchange for the award. The adjustment to the share options on May 22, 2007 had no impact on the fair value of the award since the adjustment was already provided for in the terms of the award and was intended to maintain the same value before and after the capital restructuring. Accordingly, no incremental compensation expense is recognized.

The amount of share-based compensation expense recognized for the years ended December 31, 2007 and 2008 was as follows:

	Year Ended December 31,
	2007	2008
	RMB	RMB
Cost of revenues	1,811,636	2,147,539
Marketing expenses	371,618	457,917
General and administrative expenses	2,960,656	2,470,115

Total share-based compensation expense	5,143,910	5,075,571

No income tax benefit was recognized in the consolidated statement of operations as the share-based compensation expenses were not deductible.

Since 50% of the options granted on July 2, 2007 and 100% of the options granted on January 1, 2008, July 1, 2008 and December 31, 2008 would not be vested until the completion of the IPO, and it is not probable that this performance condition can be achieved as it is partially outside the control of the Company, no related compensation expense for these portions was recorded for the years ended December 31, 2007 and 2008.

The fair values of the options granted are as follows:

	March 2, 2007		July 2, 2007	January 1, 2008	July 1, 2008	December 31, 2008
	RMB		RMB	RMB	RMB	RMB
Fair value of option per share	51.26	*	4.89	7.32	5.90	6.01
Aggregate fair value of grant	11,148,525		3,989,533	731,900	4,914,940	360,867

*	Without giving effect to adjustment as a result of the issuance of ordinary shares for extinguishment of shareholder loans in May 2007

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The fair values of the options were determined based on the Black-Scholes option pricing model, using the following assumptions:

	March 2, 2007	July 2, 2007	January 1, 2008	July 1, 2008	December 31, 2008
Expected volatility	42.4%	38.2%	40.8%	45.0%	45.3%
Expected dividends yield	0%	0%	0%	0%	0%
Expected term	5.5 years	5.5 years	5.3 years	6.0 years	6.0 years
Risk-free interest rate per annum	4.98%	5.38%	4.60%	4.68%	3.32%
Estimated fair value of underlying ordinary shares (per share)	RMB109.79 *	RMB11.01	RMB16.65	RMB11.73	RMB12.58

*	Without giving effect to adjustment as a result of the issuance of ordinary shares for extinguishment of shareholder loans in May 2007

The expected volatility was based on the average volatility of several comparable publicly traded companies in the educational industry. Since BJBC did not have a trading history at the time the options were issued, management estimated the potential volatilities of BJBC’s ordinary share price by referring to the latest 5.3-6.0 years average volatility of these comparable companies because management believes that the average volatility of such companies was a reasonable benchmark to use in estimating the expected volatility of BJBC’s ordinary shares.

The estimated fair values of the underlying ordinary shares on the date of the above grants were determined by management based on a retrospective valuation conducted by American Appraisal, an unrelated and independent valuation firm.

The option activities for the year ended December 31, 2008 are summarized as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
		RMB		RMB
Outstanding as of January 1, 2008	4,893,717	6.74
Granted	1,013,000	12.36
Exercised	—	—
Forfeited or expired	(1,718,217)	11.59

Outstanding as of December 31, 2008	4,188,500	6.11	8.26 years	27,081,665

Exercisable as of December 31, 2008	3,262,800	5.89	8.17 years	21,828,132

As of December 31, 2008, there was RMB1,655,861 of total unrecognized compensation cost related to non-vested share options, of which RMB929,044 is expected to be recognized over the next 3 months and RMB726,817 is to be recognized over the next 3 years, but subject to the completion of the IPO.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Nonvested shares

On September 2, 2007, the Board of Directors approved the grant of nonvested shares to certain employees in the aggregate of 347,737 ordinary shares. The vesting of these shares are as follows: 5% each on December 31, 2007, 2008, 2009 and 2010, and 80% on December 31, 2011. The grant contains a performance-based acceleration clause under which the nonvested shares can vest up to 33% at the end of December each year starting from December 31, 2007, based on the employee’s performance assessment each year. As of December 31, 2007 and 2008, an aggregate of 51,369 and 42,294 nonvested shares have met the performance-based acceleration clause, respectively. The vesting is also contingent upon the completion of the IPO.

The fair value of ordinary shares on September 2, 2007 was determined to be RMB13.37 per share or an aggregate of RMB4,649,815. The estimated fair value of the ordinary shares on the grant date was determined by management based on a retrospective valuation conducted by American Appraisal. Since the nonvested shares do not vest until the completion of the IPO, and it is not probable that this performance condition can be achieved as it is partially outside the control of the Company, no compensation expense was recorded for the years ended December 31, 2007 and 2008.

A summary of the nonvested shares activity for the year ended December 31, 2008 is as follows:

	Number of Non-vested Shares	Weighted Average Grant Date Fair Value
		RMB
Outstanding as of January 1, 2008	332,441	13.37
Granted	—	—
Forfeited	(15,296)	13.37

Outstanding as of December 31, 2008	317,145	13.37

13. SEGMENT INFORMATION

The Company has three reportable operating segments: BJB-owned training centers, BJB-Aptech and educational content distribution.

The BJB-owned training centers segment operates vocational training centers as a franchisee of BJB-Aptech (the franchisor) where it provides educational and vocational information technology programs.

The BJB-Aptech segment is primarily a franchisor of vocational information technology training centers under the name Beida Jade Bird Aptech. Prior to January 1, 2006, BJB-Aptech also, to a lesser extent, sold and provided instructor training services and related instructor materials, textbooks and exam services to vocational schools, universities and colleges.

The educational content distribution segment consists of the sale of instructor training services and related instructor materials, textbooks and exam services to vocational schools, universities and colleges.

The measurement of segment profit or loss for each operating segment provided to and used by the chief operating decision maker (“CODM”) is not based on U.S. GAAP. In measuring segment profit or loss:

•	Revenues for each segment are recognized on a cash basis, inclusive of business tax;

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•

Direct expenses for each segment are recognized on a modified accrual basis, excluding certain expenses which have already been incurred but for which the invoices have not been received. Common expenses which are shared between the BJB-owned training centers segment and educational content distribution segment, including business administration and management, accounting and human resources are excluded from the measurement of segment profit or loss;

•	Although the Company holds a 50% equity interest in BJB-Aptech, the CODM is provided with financial information of BJB-Aptech in its entirety on the same basis as mentioned above.

A measurement of segment assets is not provided to CODM. Accordingly, no segment asset information is presented.

	Period from January 1 through November 30, 2006
	Predecessor
	BJB-owned Training Centers	Educational Content Distribution	BJB-Aptech	Total
	RMB	RMB	RMB	RMB
Revenues from external customers	94,398,664	47,615,280	209,584,155	351,598,099
Revenues from transactions with other segments	1,485,746	—	24,341,914	25,827,660

Total segment revenues	95,884,410	47,615,280	233,926,069	377,425,759

Depreciation and amortization	2,917,821	—	6,056,164	8,973,985
Segment income	52,916,639	25,973,135	118,310,448	197,200,222

	Period from June 1 (date of inception) through December 31, 2006
	BJB-owned Training Centers	Educational Content Distribution	BJB-Aptech	Total
	RMB	RMB	RMB	RMB
Revenues from external customers	13,107,867	3,164,096	22,953,526	39,225,489
Revenues from transactions with other segments	1,638,104	—	4,749,731	6,387,835

Total segment revenues	14,745,971	3,164,096	27,703,257	45,613,324

Depreciation and amortization	374,941	—	1,058,646	1,433,587
Segment income	4,927,513	1,072,639	6,134,836	12,134,988

	Year Ended December 31, 2007
	BJB-owned Training Centers	Educational Content Distribution	BJB-Aptech	Total
	RMB	RMB	RMB	RMB
Revenues from external customers	204,358,738	72,073,991	290,153,738	566,586,467
Revenues from transactions with other segments	19,141,358	—	40,979,063	60,120,421

Total segment revenues	223,500,096	72,073,991	331,132,801	626,706,888

Depreciation and amortization	3,395,233	—	9,641,471	13,036,704
Segment income	112,960,474	25,385,360	122,029,965	260,375,799

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Year Ended December 31, 2008
	BJB-owned Training Centers	Educational Content Distribution	BJB-Aptech	Total
	RMB	RMB	RMB	RMB
Revenues from external customers	239,833,628	81,146,045	380,865,493	701,845,166
Revenues from transactions with other segments	30,544,000	—	37,395,943	67,939,943

Total segment revenues	270,377,628	81,146,045	418,261,436	769,785,109

Depreciation and amortization	10,588,571	—	3,639,212	14,227,783
Segment income	145,439,540	38,941,121	195,201,778	379,582,439

Reconciliation of total segment revenues to consolidated revenues:

		Predecessor	Period from June 1 (date of inception) through December 31,
		Period from January 1 through November 30,		Year Ended December 31,
		2006	2006	2007	2008
		RMB	RMB	RMB	RMB
Total segment revenues		377,425,759	45,613,324	626,706,888	769,785,109
Adjustments to convert revenues from cash basis to accrual basis		(46,413,614)	(4,907,080)	(70,957,990)	(30,890,316)
Adjustments to convert revenues from gross basis to net basis	(b)	(22,099,683)	(2,719,307)	(32,101,617)	(40,294,079)
Elimination of BJB-Aptech revenues because it is an equity method investee	(c)	(215,464,092)	(24,570,401)	(304,201,230)	(364,791,738)
Reclassification of other income		(1,435,232)	(104,551)	(5,481,035)	—
Deferred revenue adjustment	(d)	—	(7,167,961)	(30,135,077)	(3,875,735)

Total consolidated revenues		92,013,138	6,144,024	183,829,939	329,933,241

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Reconciliation of total segment income to consolidated earnings (loss) before income taxes:

		Predecessor	Period from June 1 (date of inception) through December 31,
		Period from January 1 through November 30,		Year Ended December 31,
		2006	2006	2007	2008
		RMB	RMB	RMB	RMB
Total segment income		197,200,222	12,134,988	260,375,799	379,582,439
Common expenses	(a)	(20,054,690)	(4,610,826)	(41,190,834)	(74,133,041)
Adjustments to convert revenues from cash basis to accrual basis		(46,413,614)	(4,907,080)	(70,957,990)	(30,890,316)
Adjustments to convert expenses from modified accrual basis to accrual basis		(24,639,523)	13,993,028	14,313,739	(9,066,523)
Elimination of BJB-Aptech’s income from operations because it is an equity method investee	(c)	(107,150,596)	(13,357,042)	(128,184,117)	(162,891,191)
Equity in income of BJB-Aptech		45,258,073	1,641,332	44,197,593	47,429,014
Share-based compensation expense		—	(198,062,838)	(5,143,910)	(5,075,571)
Deferred revenue adjustment	(d)	—	(7,167,961)	(30,135,077)	(3,875,735)
Post-acquisition effect of purchase price allocation	(e)	—	608,966	(3,781,211)	(5,751,264)
Interest income		220,534	91,405	2,194,793	4,112,608
Interest expense		—	—	(2,131)	(7,593)

Consolidated earnings (loss) before income taxes		44,420,406	(199,636,028)	41,686,654	139,432,827

(a)	Represents common expenses shared between the BJB-owned training centers segment and educational content distribution segment. Common expenses mainly include payroll and welfare, utilities, travel expenses, rental expenses, advertising and marketing, and auditing expenses.
(b)	Mainly represents the effect of business tax. Segment revenues are inclusive of business tax, whereas total consolidated revenues are exclusive of business tax.
(c)	Represents elimination of BJB-Aptech’s consolidated amounts because it is an equity method investee.
(d)	Represents the effect of fair value adjustment on deferred revenue. See note 9.
(e)	Represents the post-acquisition effect of purchase price allocation, mainly amortization of intangible assets and depreciation of property and equipment.

All of the Company’s operations and customers are located in the PRC. Consequently, no geographic information is presented.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

14. RELATED PARTY TRANSACTIONS

The Company enters into related party transactions with Crescent Jade, Beida JB and its affiliated companies (the “Jade Bird Group”), Crescent Point Asia Limited and Crescent Point Ventures Ltd., both of which are entities under common control with Crescent Point Asia Investments, Ltd., the ultimate holding company of Crescent Jade, and BJB-Aptech.

The significant related party transactions are summarized as follows:

		Predecessor	Period from June 1 (date of inception) through December 31,
		Period from January 1 through November 30,		Year Ended December 31,
		2006	2006	2007	2008
		RMB	RMB	RMB	RMB
Revenues from related parties:
Revenues from BJB-Aptech:
Franchisee training service income	(a)	—	—	4,394,518	3,291,480
Technical support and program update fee income	(b)	—	—	—	7,536,303
Operating manual update fee income	(c)	—	—	8,625,607	14,130,567

Total revenues from BJB-Aptech		—	—	13,020,125	24,958,350

Revenues from Jade Bird Group:
Technical support and program update fee income	(b)	1,253,369	156,554	871,322	—

Total revenues from Jade Bird Group		1,253,369	156,554	871,322	—

Total revenues from related parties		1,253,369	156,554	13,891,447	24,958,350

Other operating income from a related party:
From BJB-Aptech:
Lease rental income	(d)	1,435,232	104,551	—	—
Service fee in relation with five BJB-owned training centers	(e)	—	—	5,481,035	—
Employee training service income	(f)	—	—	—	1,736,253

Total other operating income from a related party		1,435,232	104,551	5,481,035	1,736,253

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

		Predecessor	Period from June 1 (date of inception) through December 31,
		Period from January 1 through November 30,		Year Ended December 31,
		2006	2006	2007	2008
		RMB	RMB	RMB	RMB
Costs and expenses resulting from transactions with related parties:
From transactions with BJB-Aptech:
Initial franchise fee expense	(h)	—	480,000	210,000	—
Cost of textbooks and exam services	(h)	10,228,882	407,074	19,550,593	38,389,937
License fee expense	(i)	13,256,408	1,205,128	14,461,536	14,461,536

Total from transactions with BJB-Aptech		23,485,290	2,092,202	34,222,129	52,851,473

From transactions with Jade Bird Group:
Technical support expense	(g)	458,333	41,667	1,658,642	963,432
Operating lease expense	(j)	337,080	97,080	432,000	288,000

Total from transactions with Jade Bird Group		795,413	138,747	2,090,642	1,251,432

From transactions with Crescent Point Asia Ltd.:
Consulting expense	(k)	—	—	1,785,763	1,000,000

Total from transactions with Crescent Point Asia Ltd.		—	—	1,785,763	1,000,000

From transactions with noncontrolling interests holders:
Share-based compensation expenses	(l)	—	198,062,838	—	—

Total from transactions with noncontrolling interests holders		—	198,062,838	—	—

Total costs and expenses resulting from transactions with related parties		24,280,703	200,293,787	38,098,534	55,102,905

Interest expenses resulting from transaction with a related party:
Interest expense resulting from loan from Crescent Point Ventures Ltd.	(m)	—	—	2,131	7,593

Total interest expenses resulting from transaction with a related party		—	—	2,131	7,593

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

		Predecessor	Period from June 1 (date of inception) through December 31,
		Period from January 1 through November 30,		Year Ended December 31,
		2006	2006	2007	2008
		RMB	RMB	RMB	RMB
Financing transactions with related parties:
Transactions with BJB-Aptech:
Loans provided by BJB-Aptech	(r)	—	—	25,481,255	—
Repayment of loan provided by BJB-Aptech	(r)	—	—	25,481,255	—
Transactions with Jade Bird Group:
Loans made to Jade Bird Group	(o)	10,037,616	24,930	325,086	—
Repayment of loans made to Jade Bird Group	(o)	9,444,601	—	3,383,912	—
Loans provided by Jade Bird Group	(q)	3,957,670	—	—	—
Repayment of loans provided by Jade Bird Group	(q)	987,002	—	3,070,668	—
Transactions with Crescent Point Ventures Ltd.:
Loan from Crescent Point Ventures Ltd.	(m)	—	—	116,693	—
Transactions with Crescent Jade:
Loans from Crescent Jade, a shareholder	(p)	—	236,096,529	—	—
Loans from Crescent Jade converted into ordinary shares	(p)	—	—	231,278,901	—
Other transactions with BJB-Aptech:
Customer prepayment collected by BJB-Aptech on behalf of BJB	(n)	7,086,292	985,089	1,329,720	302,610
Remittance of customer prepayment collected by BJB-Aptech	(n)	6,593,497	1,477,884	9,748,346	302,610
Other transactions with noncontrolling interests holders:
Distribution to noncontrolling interests holders	(s)	—	—	18,342,550	24,000,000

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The balances due from and to the related parties are summarized as follows:

		December 31,	December 31,
		2007	2008
		RMB	RMB
Accounts receivable due from related parties:
Employee training service receivables from BJB-Aptech	(f)	—	4,050,000

Total accounts receivable due from BJB-Aptech		—	4,050,000

Service fee income related to the provision of technical support and program updated services provided to Jade Bird Group	(b)	822,028	—

Total accounts receivable due from Jade Bird Group		822,028	—

Total accounts receivable due from related parties		822,028	4,050,000

Amounts due from a related party:
Interest free loan granted to Jade Bird Group	(o)	1,124,514	224,468

Total amounts due from a related party		1,124,514	224,468

Accounts payable due to related parties:
License fee due to BJB-Aptech	(i)	1,923,072	11,384,608

Total accounts payable due to BJB-Aptech		1,923,072	11,384,608

Technical support service fee due to Jade Bird Group	(g)	1,158,642	—

Total accounts payable due to Jade Bird Group		1,158,642	—

Total account payable due to related parties		3,081,714	11,384,608

Amounts due to Crescent Point Ventures Ltd.:
Loans from Crescent Point Ventures Ltd. and related interest expenses	(m)	115,288	115,210

Total amounts due to Crescent Point Ventures Ltd.		115,288	115,210

Loans from Crescent Jade:
Loans from Crescent Jade	(p)	168,459	157,620

Total loans from Crescent Jade		168,459	157,620

(a)	Represents service fee income related to assistance provided to BJB-Aptech to train its franchisees.
(b)	Represents service fee income related to the provision of technical support and program update services provided to BJB-Aptech and Jade Bird Group. The amount outstanding as of December 31, 2007 was due from Jade Bird Group, and subsequently set-off against expenses charged by Jade Bird Group in 2008.
(c)	Represents service fee income related to the provision of operating manual update services provided to BJB-Aptech. The operating manual consists of standard operating and quality control procedures and specific marketing practices that BJB-Aptech’s franchisees are required to follow.
(d)	Represents lease income relating to the rental of office premises and equipment to BJB-Aptech. The leases are for terms of one year or less and were terminated on December 31, 2006. Lease income was included in other operating income.
(e)

Represents service fees in connection with five separate service agreements between BJB and BJB-Aptech that cover the period from January 2007 to December 31, 2009. Pursuant to these agreements, BJB-Aptech

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

employees were assigned to operate each of five training centers owned by BJB, and in return, BJB-Aptech was required to compensate BJB for the difference between the actual net profit and minimum net profit of the BJB-owned training centers. The minimum net profit, as defined, of each BJB-owned training center for the period ended December 31, 2007, ranging from RMB1.6 million to RMB1.8 million, was calculated based on a formula agreed by both BJB and BJB-Aptech. The minimum net profit for the period ended December 31, 2007 was determined based on the average historical operating performance of BJB-Aptech-franchised training centers with similar business profiles. If the net profit of each of these five BJB-owned training center exceeds the minimum net profit, but is less than the profit sharing threshold as defined, BJB-Aptech is entitled to 50% of the portion in excess of minimum net profit. If the net profit of the BJB-owned training center exceeds the profit sharing threshold, BJB-Aptech is entitled to 100% of the portion in excess of the profit sharing threshold. The service agreements between BJB and BJB-Aptech were terminated on January 2, 2008.

Based on the actual net profit of these BJB-owned training centers for the period from January 2007 through December 31, 2007, BJB received RMB5,481,035 from BJB-Aptech in cash. This amount was recorded in other operating income.
(f)	Represents service fee income related to employee training services provided to BJB-Aptech in 2008. BJB entered into an employee training agreement with BJB-Aptech in September 2008, pursuant to which BJB-Aptech requested BJB to recruit employees on behalf of BJB-Aptech and to provide on-the-job trainings so that these employees could fill in certain open positions of BJB-Aptech. BJB-Aptech is obligated to pay BJB at RMB15,000 per month per person if those employees could pass certain tests after the trainings. Before these employees were accepted by BJB-Aptech, their salaries and employee benefits were borne by BJB. It is estimated to take BJB 6 to 9 months to provide adequate training to an employee. Total gross proceeds for the year ended December 31, 2008 was RMB4,050,000. The balance outstanding as of December 31, 2008 was subsequently paid by BJB-Aptech on February 13, 2009. The net income of RMB1,736,253 from this service was recorded in other operating income. The employee training agreement between BJB and BJB-Aptech was terminated on March 31, 2009.
(g)	Represents expenses incurred for technical support services provided by Jade Bird Group. Technical support expenses were included in general and administrative expense. The outstanding balance as of December 31, 2007 was RMB1,158,642. In 2008, BJB incurred expenses in the amount of RMB963,432 for the technical support services provided by Jade Bird Group and paid RMB400,000 to Jade Bird Group. RMB1,722,074 was set-off against the amounts due from Jade Bird Group in 2008.
(h)	Represents expenses incurred for initial franchise fee and purchase of textbooks and exam services from BJB-Aptech. Initial franchise fee and costs of textbooks and exam services were included in cost of revenues.
(i)	Represents license fee expense relating to the general educational content distribution agreement entered into with BJB-Aptech. On December 20, 2005, BJB entered into a general educational content distribution agreement with BJB-Aptech, pursuant to which BJB was granted the exclusive right to sell instructor training services and related instructor materials, textbooks and exam services to vocational schools, universities and colleges across the PRC for a period from January 1, 2006 to March 30, 2009. In return for receiving this exclusive right, BJB is obligated to pay BJB-Aptech a total fee of RMB47,000,000, of which RMB12,000,000 was paid in 2006, RMB15,000,000 was paid in 2007 and RMB20,000,000 was due in 2008. RMB5,000,000 was paid in 2008 and according to the agreement dated December 31, 2008 between BJB and BJB-Aptech, the outstanding balance as of December 31, 2008 is to be settled prior to December 31, 2009.
License fee expense was included in cost of revenues and determined based on the total fee and recognized on a straight-line basis over the contract term that reflects the period over which the economic benefits are to be obtained.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(j)	Represents operating leases expenses for rental of office premises from Jade Bird Group. Operating leases expenses were included in general and administrative expense. The leases are for terms of one year or less and have historically been renewed prior to expiration.
(k)	Represents expenses for the consulting services provided by Crescent Point Asia Limited. The consulting expense was included in general and administrative expense.
(l)	Represents share-based compensation expenses relating to the grant of management employee shares owned by Crescent Jade to 5 members of BJB’s management. See note 12(a).
(m)	On September 25, 2007, BJBC borrowed a US dollar denominated short-term loan equivalent to RMB116,693 from Crescent Point Ventures Ltd. The loan is unsecured and due on September 25, 2008. The interest rate is equal to the 12-month London Interbank Offered Rate prevailing on September 25, 2007 plus 2%. On September 25, 2008, the loan was extended for 12 months at interest rate of 12-month London Interbank Offered Rate prevailing on September 25, 2008 plus 2%. The interest expenses accrued for the period from September 25, 2007 through December 31, 2007 and for the year ended December 31, 2008 were US dollar denominated amount equivalent to RMB2,131 and US dollar denominated amount equivalent to RMB7,593, respectively.
(n)	As of December 31, 2005 and prior to the effectiveness of the general educational content distribution agreement with BJB, BJB-Aptech collected RMB8,418,626 prepayments from vocational schools, universities and colleges for instructor training services and related instructor materials, textbooks and exam services to be provided in 2006. Under the term of the general educational content distribution agreement with BJB-Aptech, BJB is granted the exclusive right to provide instructor training services and related instructor materials, textbooks and exam services to vocational schools, universities and colleges beginning January 1, 2006 and therefore, BJB-Aptech paid RMB8,418,626 to BJB on September 30, 2007.
In addition, during the period from January 1, 2006 through November 30, 2006, the period from December 1, 2006 through December 31, 2006, the years ended December 31, 2007 and 2008, BJB-Aptech collected an additional RMB7,086,292, RMB985,089, RMB1,329,720 and RMB302,610 from vocational schools, universities and colleges on behalf of BJB and repaid RMB6,593,497, RMB1,477,884, RMB1,329,720 and RMB302,610, respectively, to BJB.
(o)	BJB granted interest-free loans of RMB10,037,616, RMB24,930, RMB325,086 and nil to Jade Bird Group to support the operating activities of Jade Bird Group during the period from January 1, 2006 through November 30, 2006, the period from December 1, 2006 through December 31, 2006, and the years ended December 31, 2007 and 2008, respectively. These loans were unsecured and had no specific terms of repayment. Jade Bird Group repaid RMB9,444,601, nil, RMB3,383,912 and nil during the period from January 1, 2006 through November 30, 2006, the period from December 1, 2006 through December 31, 2006, and the years ended December 31, 2007 and 2008, respectively. The outstanding loan as of December 31, 2007 was RMB1,124,514, among which, RMB900,046 was set-off against the expenses for technique supporting services provided by Jade Bird Group in 2008. (See note 14(g)). The amount outstanding as of December 31, 2008 is expected to be set-off against the expenses for technique supporting services to be provided by Jade Bird Group in 2009.
(p)	Prosperity borrowed US dollar denominated amount equivalent to RMB236,096,529 from Crescent Jade through several loan agreements during 2006 to acquire 80% equity interest of BJB. The loans were interest-free, unsecured and had no specific terms of repayment. On May 21, 2007, BJBC issued 142,000,000 ordinary shares with a par value of US$0.000125 per share to Crescent Jade to extinguish the loans of US dollar denominated amount equivalent to RMB231,278,901.
(q)

BJB also borrowed funds from Jade Bird Group for operating purposes. These loans were unsecured and had no specific terms of repayment. During the period from January 1, 2006 through November 30, 2006,

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

BJB borrowed RMB3,957,670 from Jade Bird Group. BJB repaid RMB987,002 and RMB3,070,668, during the period from January 1, 2006 through November 30, 2006, and the year ended December 31, 2007, respectively.

(r)	BJB borrowed funds from BJB-Aptech for operating purposes. The loan was unsecured and had no specific terms of repayment. On July 19, 2007, BJB repaid the loan.
(s)	On March 28, 2007, the Board of Directors of BJB approved the distribution of dividends of RMB88,000,000, of which RMB17,600,000 representing 20% of the total dividends were paid to BJB’s noncontrolling interests holders by April 2007.
On November 20, 2007, the Board of Directors of BJB approved the distribution of dividends of US dollar denominated amount equivalent to RMB3,712,750, of which RMB742,550 representing 20% of the total dividends were paid to BJB’s noncontrolling interests holders in December 2007.
On April 18, 2008, the Board of Directors of BJB approved the distribution of dividends of RMB120,000,000, of which RMB24,000,000 representing 20% of the total dividends were paid to BJB’s noncontrolling interests holders in April 2008.

Amounts due from (to) related parties, except for the amounts due to Crescent Point Ventures Ltd., bear no interest, are unsecured and have no specific due dates. No other rights or privileges were exchanged and therefore no interest has been imputed.

As of December 31, 2007 and 2008, no impairment losses for bad and doubtful debts were recorded in respect of amounts due from related parties.

15. COMMITMENTS

The Company has entered into non-cancellable operating leases for office premises with initial or remaining lease terms in excess of one year as of December 31, 2008 as follows:

RMB
2009	15,112,620
2010	10,859,304
2011	6,435,259
2012	1,326,595
2013	160,843
Thereafter	—

33,894,621

Rental expenses incurred under operating leases for office premises for the period from January 1, 2006 through November 30, 2006, the period from June 1, 2006 (date of inception) through December 31, 2006, and the years ended December 31, 2007 and 2008 were RMB10,046,837, RMB1,025,506, RMB16,441,251, and RMB16,967,556, respectively.

16. STATUTORY RESERVES

Prior to December 1, 2006, BJB and its subsidiaries were required to allocate at least 10% of its after tax profits as determined under PRC GAAP to a statutory surplus reserve until the reserve balance reaches 50% of

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

their registered capital. In addition, before January 1, 2006, BJB and its subsidiaries were required to appropriate 5% of the profit as determined under PRC GAAP to a statutory surplus reserve. Effective from December 1, 2006, as a result of the Acquisition, BJB became a foreign invested enterprise (“FIE”). As a FIE, BJB is required to set aside an amount to a reserve fund and an enterprise development fund. The amount to be provided is discretionary and is determined by BJB’s Board of Directors each calendar year. These reserves can only be used for specific purposes and are not transferable to BJBC in the form of cash dividends.

For the period from January 1, 2006 through November 30, 2006, the period from December 1, 2006 through December 31, 2006, and the years ended December 31, 2007 and 2008, BJB made appropriations to these statutory reserves of nil, RMB5,000,000, nil, and nil, respectively. The accumulated balance of the statutory reserves at BJB as of December 31, 2007 and 2008 was RMB12,500,000.

For all periods presented, BJB’s subsidiaries did not make appropriations to these statutory reserves as they incurred net losses.

As a result of these PRC laws and regulations, BJB and its subsidiaries are restricted in their ability to transfer a portion of their net assets to BJBC in the form of dividends, which amounted to RMB12,500,000 as of December 31, 2008.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following presents condensed parent company only financial information as of December 31, 2007 and 2008 and for the period from June 1, 2006 (date of inception) through December 31, 2006 and for the years ended December 31, 2007 and 2008, as if the Reorganization had occurred on June 1, 2006 (the date of inception of Prosperity).

Condensed Balance Sheets

	December 31,	December 31,
	2007	2008
	RMB	RMB	$
ASSETS
Current assets:
Cash	2,958,241	530,873	77,724
Dividends receivable	—	96,000,000	14,055,226

Total current assets	2,958,241	96,530,873	14,132,950
Investment in subsidiary	257,353,742	261,832,590	38,334,542
Deferred offering costs	5,533,322	—	—

Total assets	265,845,305	358,363,463	52,467,492

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Amounts due to BJB	795,818	2,263,691	331,424
Amounts due to Crescent Point Ventures Ltd., a related party	115,288	115,210	16,868
Loans from Crescent Jade, a related party	168,459	157,620	23,077
Dividends payable	—	96,000,000	14,055,225
Accrued expenses and other current liabilities	5,965,347	5,035,732	737,275
Deferred income tax liabilities	—	12,784,648	1,871,782

Total liabilities	7,044,912	116,356,901	17,035,651

Shareholders’ equity
Ordinary shares—US$0.000125 par value:
400,000,000 shares authorized, 150,000,000 shares issued and outstanding	143,689	143,689	21,037
Additional paid-in capital	434,341,960	439,417,531	64,334,504
Accumulated other comprehensive income	6,047,808	5,981,080	875,682
Accumulated deficit	(181,733,064)	(203,535,738)	(29,799,382)

Total shareholders’ equity	258,800,393	242,006,562	35,431,841

Total liabilities and shareholders’ equity	265,845,305	358,363,463	52,467,492

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Statements of Operations

	Period from June 1 (date of inception) through December 31,	Year Ended December 31,
	2006	2007	2008
	RMB	RMB	RMB	$
General and administrative expenses	(188,666)	(1,381,958)	(8,425,361)	(1,233,545)

Total costs and expenses	(188,666)	(1,381,958)	(8,425,361)	(1,233,545)

Equity in income (loss) of a subsidiary	(201,564,597)	21,380,387	95,403,277	13,967,860
Interest income	22,526	1,375	11,651	1,706
Interest expense	—	(2,131)	(7,593)	(1,112)

Earnings (loss) before income taxes	(201,730,737)	19,997,673	86,981,974	12,734,909

Income tax expense	—	—	(12,784,648)	(1,871,783)

Net income (loss)	(201,730,737)	19,997,673	74,197,326	10,863,126

Condensed Statements of Cash Flows

	Period from June 1 (date of inception) through December 31,	Year Ended December 31,
	2006	2007	2008
	RMB	RMB	RMB	$
Operating activities:
Net cash provided by (used in) operating activities	(166,140)	2,854,693	(2,340,134)	(342,616)

Investing activities:
Investment in a subsidiary	(237,301,404)	—	—	—

Net cash used in investing activities	(237,301,404)	—	—	—

Financing activities:
Loans from Crescent Jade in connection with the Acquisition	237,636,782	—	—	—
Proceeds from loan provided by Crescent Point Ventures Ltd.	—	116,693	—	—

Net cash provided by financing activities	237,636,782	116,693	—	—

Effect of foreign currency exchange rate changes on cash	(153,066)	(29,317)	(87,234)	(12,772)
Net increase (decrease) in cash	16,172	2,942,069	(2,427,368)	(355,388)
Cash at beginning of period	—	16,172	2,958,241	433,112

Cash at end of period	16,172	2,958,241	530,873	77,724

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17. DIVIDENDS

For the period from January 1, 2006 through November 30, 2006, the dividends declared to the owners are recognized in the statements of equity upon approval by the Board of Directors.

On May 23, 2006, the Board of Directors of BJB approved the declaration of dividends of RMB27,000,000, of which RMB24,900,000 and RMB2,100,000 were paid on May 29, 2006 and June 13, 2006, respectively.

For the period from June 1, 2006 (date of inception) through December 31, 2006 and for the years ended December 31, 2007 and 2008, the dividends declared to the shareholders are recognized in the statements of equity and comprehensive income (loss) upon approval by the Board of Directors.

On June 12, 2008, the Board of Directors of BJBC approved the declaration of dividends of RMB96,000,000 (RMB0.64 per share). The amount was subsequently paid on March 5, 2009.

18. EARNINGS (LOSS) PER SHARE

Basic and diluted earnings (loss) per share have been calculated as follows:

	Period from June 1 (date of inception) through December 31,	Year Ended December 31,
	2006	2007	2008
	RMB	RMB	RMB
Numerator:
Net income (loss) attributable to BJB Career Education shareholders	(201,730,737)	19,997,673	74,197,326

Denominator:
Weighted average number of ordinary shares outstanding	8,000,000	95,534,247	150,000,000
Weighted average number of ordinary shares issuable upon exercise of share options	—	1,921,275	2,095,081

	8,000,000	97,455,522	152,095,081

Basic and diluted earnings (loss) per share attributable to BJB Career Education shareholders	(25.22)	0.21	0.49

As BJBC did not legally exist with outstanding share capital until the date of the Reorganization, for the purposes of calculating basic earnings (loss) per share for the period from June 1, 2006 (date of inception) through December 31, 2006 and for the year ended December 31, 2007, the number of weighted average number of ordinary shares used in the calculation reflects the 8,000,000 ordinary shares issued to Crescent Jade as if the shares were issued on June 1, 2006.

The Company did not have any potential dilutive shares outstanding during the period from June 1, 2006 (date of inception) through December 31, 2006. During the years ended December 31, 2007 and 2008, the Company’s potential dilutive shares outstanding consisted of share options. The computation of diluted net

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

earnings per share for the years ended December 31, 2007 and 2008 did not assume ordinary shares issuable upon exercise of employee share options of 407,609 and 110,000, respectively and nonvested shares of 347,737 and 317,145, respectively because the exercise of such employee share options and the vesting of such shares are contingent upon the consummation of the IPO.

The computation of diluted net earnings per share for the year ended December 31, 2007 also did not assume the 37,500,000 ordinary shares issuable upon exercise of the rights of Beijing Peking University Company and Management Shareholders to exchange 20% equity interest in BJB for BJBC’s ordinary shares, because the exercise of the rights is contingent upon certain conditions, including the consummation of the IPO and the approval of PRC government on the exchange of equity interest in BJB held by Beijing Peking University and Management Shareholders for newly issued ordinary shares of BJBC.

The computation of diluted net earnings per share for the year ended December 31, 2008 also did not assume the 42,972,748 ordinary shares issuable upon the transfer of equity interests in BJB held by Beijing Peking University Company and Management Shareholders under the Subscription Right Agreement and the exchange of such equity interests for BJBC’s ordinary shares, because it is contingent upon certain conditions, including the approval of PRC government.

19. SALES OF EDUCATIONAL CONTENT

Sales of educational content consist of the following:

	Predecessor	Period from June 1 (date of inception) through December 31,	Year Ended December 31,
	Period from January 1 through November 30,
	2006	2006	2007	2008
	RMB	RMB	RMB	RMB
Single course instructor training services and related instructor materials and textbooks	15,652,749	405,476	23,645,834	31,395,681
Single course exam services	1,134,477	37,963	936,115	1,693,700
Multi-course instructor training services and related instructor materials, textbooks and exam services	11,072,633	411,328	18,157,755	39,320,451

Total	27,859,859	854,767	42,739,704	72,409,832

20. SUBSEQUENT EVENTS

In January 2009, BJB was granted the ANTE certificate that is valid for a period of three years effective retroactively from January 1, 2008. Accordingly, BJB was grandfathered for its 3+3 tax holiday until expiry in 2009 and also entitled to the preferential income tax rate of 15% under the new EIT law for the year ended December 31, 2010. The tax effect of this retroactive change in enacted tax rates on current tax for the year ended December 31, 2008 and deferred income tax assets that are expected to be recovered and deferred income tax liabilities that are expected to be settled in 2009 and 2010 is RMB11,350,439, which will be recognized as an income tax benefit in 2009.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On March 25, 2009, the Board of Directors of BJBC approved the declaration of dividends of RMB115,200,000, which was subsequently paid on April 17, 2009. The funding of the dividends payment was substantially derived from the dividends distribution made by BJB. On February 9, 2009, the Board of Directors of BJB approved the declaration of dividends of RMB160,000,000, of which RMB128,000,000 were paid to Prosperity and RMB32,000,000 representing 20% of the total dividends were paid to BJB’s noncontrolling interests holders on March 31, 2009.

On March 26, 2009, BJBC, through Prosperity, reached a definitive agreement to acquire Aptech India’s 50% equity interest in BJB-Aptech in exchange for 55,684,931 ordinary shares of BJBC (the “JV Interest Acquisition”). BJBC has determined that the acquisition date is April 30, 2009, which is the date BJBC obtained a controlling financial interest in BJB-Aptech by virtue of a written agreement that provides BJBC obtaining control of BJB-Aptech and through BJBC having all of the board seats of BJB-Aptech. In addition, on this date, all conditions of the acquisition, including obtaining governmental approvals and the transfer of the business registration were met or obtained. On May 29, 2009, the Company issued 55,684,931 of its ordinary shares to Aptech India. BJBC acquired 50% equity interest in BJB-Aptech in order to expand its franchise business.

This transaction will be accounted for under the acquisition method in accordance with SFAS No. 141(R) and will result in BJB-Aptech becoming a consolidated subsidiary of the Company.

Following is a preliminary summary of the acquisition-date estimated fair value of the total consideration transferred, the estimated fair value of the amounts recognized for each major class of assets acquired and liabilities assumed, and the estimated fair value of the noncontrolling interest in BJB-Aptech at the acquisition date.

RMB
Consideration
Fair value of equity instruments (55,684,931 ordinary shares of BJBC)	921,881,000
Fair value of BJBC’s equity interest in BJB-Aptech held before the acquisition date	809,533,200

1,731,414,200

Fair values of identifiable assets acquired and liabilities assumed
Cash and cash equivalents	113,183,409
Time deposits	340,000,000
Other current assets	44,306,678
Property and equipment	5,619,000
Intangible assets	894,780,000
Other current liabilities	(59,254,270)
Non-current deferred tax liabilities	(200,227,191)

Total identifiable assets acquired and liabilities assumed	1,138,407,626

Noncontrolling interest in BJB-Aptech	(202,383,300)
Goodwill	795,389,874

1,731,414,200

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Management makes estimates and judgements in determining the fair value of ordinary shares transferred, the assets acquired and liabilities assumed, previously held equity interest in BJB-Aptech and the noncontrolling interests of BJB-Aptech based on the valuation performed by American Appraisal as well as its experience in valuation of similar assets and liabilities. The preliminary determination of fair values and expected effect of the transaction to be accounted for under acquisition method were based upon valuation data at the acquisition date. If different judgements or assumptions were used, the amounts assigned to the individual acquired assets or liabilities could be materially different. The Company is in the process of finalizing fair values of the assets acquired and liabilities assumed, previously held equity interest in BJB-Aptech and the noncontrolling interests of BJB-Aptech, as well as the determination of any gain or loss on the settlement of any pre-existing relationships between the Company and BJB-Aptech and accordingly the effect of the JV Interest Acquisition could be subject to further refinement.

BJBC is an investment holding company and does not have any operations other than indirectly holds equity investment in BJB and BJB-Aptech. In determination of fair value of BJBC’s ordinary shares based on contemporaneous valuation, the business conditions, enterprise developments and expectations that existed as of April 30, 2009 have been considered in accordance with paragraph 86 of AICPA Audit and Accounting Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (the “Practice Aid”). On April 30, 2009, the Company acquired an additional 50% equity interest in BJB-Aptech and as a result, increased its equity interest in BJB-Aptech from 40% to 90%. Accordingly, the fair value of ordinary shares of BJBC is determined by the total of fair values of BJB and BJB-Aptech, each multiplied by respective equity interest ownership held by BJBC upon completion of the JV Interest Acquisition, plus fair value of cash and current liabilities of BJBC. The fair values of cash and current liabilities of BJBC approximate their respective carrying amounts because of the short maturity.

The fair values of BJB and BJB-Aptech are determined using a combination of income approach and market approach in accordance with paragraph 18(a) and 18(b) of SFAS 157 and paragraph 49 to 75 of the Practice Aid. This fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined in paragraph 30 of SFAS 157. The fair value estimates are based on (i) an assumed discount rate of 14% for BJB and 16.5% for BJB-Aptech, (ii) an assumed terminal value based on terminal earnings before interest, tax, depreciation and amortization, multiples 6.87 times for BJB and 5.65 times for BJB-Aptech (or, if appropriate, based on long-term sustainable growth rates of 3%), (iii) assumed financial multiples of companies similar to BJB and BJB-Aptech, and (iv) assumed adjustments because of lack of marketability or level of control that market participants would consider when estimating the fair value of equity interest in BJB and BJB-Aptech.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The detailed calculation of fair value of ordinary shares of BJBC is as below:

		RMB (in million)
Fair value of BJB	a	1,711
Percentage of equity interest of BJB held by BJBC	b	80%

Fair value of BJBC’s equity interest in BJB	c=a*b	1,369

Fair value of BJB-Aptech	d	2,263
Percentage of equity interest of BJB-Aptech held by BJBC	e	90%

Fair value of BJBC’s equity interest in BJB-Aptech	f=d*e	2,037

Fair value of cash, net off current liabilities of BJBC	g	(1)

Total fair value of ordinary shares of BJBC	h=c+f+g	3,405

Percentage of BJBC’s ordinary shares issued	i	27%

Fair value of equity instruments (55,684,931 ordinary shares of BJBC)	j=h*i	922

Percentage of BJBC’s ordinary shares issued is calculated at 55,684,931 ordinary shares of BJBC issued in connection with the JV Interest Acquisition divided by total of 205,684,931 ordinary shares issued and outstanding immediately after the JV Acquisition.

The fair values of BJBC’s equity interest in BJB-Aptech held before the acquisition date and noncontrolling interest in BJB-Aptech is calculated by fair value of BJB-Aptech multiplied by BJB-Aptech’s equity interest held by BJBC and noncontrolling interest holders, respectively. The detailed calculation is as below:

		RMB (in million)
Fair value of BJB-Aptech’s equity interest on minority basis	a	2,024
Percentage of equity interest of BJB-Aptech held by BJBC	b	40%

Fair value of BJBC’s equity interest in BJB-Aptech held before the acquisition date	c=a*b	810

Percentage of equity interest of BJB-Aptech held by noncontrolling interest holders	d	10%

Fair value of noncontrolling interest in BJB-Aptech	e=a*d	202

The Company expects to recognize a gain of approximately RMB740 million in 2009 as a result of remeasuring its previously held equity interest in BJB-Aptech before the acquisition, pursuant to the guidance in paragraph 47 and 48 of SFAS 141(R). The estimated gain of RMB740 million was determined as the fair value of the Company’s previously held equity interest in BJB-Aptech in excess of the carrying amount of its equity interest in BJB-Aptech on April 30, 2009, the acquisition date.

The acquired intangible assets include franchise agreements with a preliminary estimated fair value of RMB400 million and an estimated useful life of 6 years, and copyrights to instructor materials and student textbooks with a preliminary estimated fair value of RMB327 million and an estimated useful life of 4.7 years. These intangible assets are expected to be amortized on a straight-line basis over their respective useful lives. The acquired intangible assets also include “Beida Jade Bird APTECH” trademark with an estimated fair value of RMB168 million and an estimated indefinite useful life.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The goodwill resulting from this transaction is primarily attributed to the synergies and economies of scale anticipated to be achieved from the combining of the operations of BJBC and BJB-Aptech. All of the goodwill is assigned to BJB-Aptech segment. None of the goodwill is expected to be deductible for income tax purpose.

Acquisition related costs are minimal and will be included in the general and administrative expenses in 2009. The gross contractual amounts of receivables acquired are immaterial.

Had the JV Interest Acquisition been completed on January 1, 2008, revenues, cost of revenues, income from operations, net income, net income attributable to noncontrolling interest and net income attributable to BJB Career Education shareholders for the year ended December 31, 2008 on an unaudited preliminary pro forma basis would have been RMB590 million, RMB301 million, RMB68 million, RMB37 million, RMB17 million and RMB20 million, respectively. The basic and diluted earnings per share would have been RMB0.09 for the year ended December 31, 2008. This unaudited preliminary pro forma financial information is supplemental information only and is not necessarily indicative of what the Company’s consolidated results of operations actually would have been had the JV Interest Acquisition been completed at the beginning of January 1, 2008. In addition, the unaudited preliminary pro forma financial information does not attempt to project the future consolidated results of operations of the Company.

On May 12, 2009, Prosperity and Arbo completed a share exchange agreement, pursuant to which Prosperity acquired 14% equity interest in BJB from Arbo in exchange for 30,090,525 ordinary shares of BJBC (the “Arbo Transaction”). Pursuant to SFAS 160, changes in the Company’s ownership interest in BJB while the Company retains its controlling financial interest in BJB are accounted for as equity transactions. Consequently, no gain or loss will be recognized in consolidated net income or comprehensive income for this transaction. The carrying amount of the noncontrolling interest will be adjusted to reflect the change in the BJBC’s ownership interest in BJB. The difference between the fair value of the ordinary shares transferred and the amount by which the noncontrolling interest is adjusted will be recognized in equity. Upon completion of Arbo Transaction and the JV Interest Acquisition discussed in the preceding paragraphs, BJBC held an aggregate 94% and 97% effective equity interest in BJB and BJB-Aptech, respectively. As a result of the Arbo Transaction, the Subscription Right Agreement was terminated.

On June 12, 2009, BJBC and SBI-BDJB Education Limited (“SBI-BDJB”), an affiliate to Beida JB organized under the laws of the Cayman Islands, entered into a share subscription agreement pursuant to which BJBC agrees to issue 12,694,723 ordinary shares in exchange for RMB232,998,479 cash from SBI-BDJB. BJBC agrees to use the proceeds to acquire 5.9% equity interest in BJB from the 13 Management Shareholders. The transaction is pending the government approval.

On August 31, 2009, the Company entered into an agreement with Beijing Qingda Zhiquan Information Technology Co., Ltd. (“Qingda”), an entity established by a group of former employees of the Company, pursuant to which the Company sold the ownership of 22 owned training centers to Qingda at a consideration of RMB2.1 million in cash. The Company also entered into another agreement with a third party individual on September 1, 2009 pursuant to which the Company sold the ownership of 1 owned training center to the individual at a consideration of RMB0.3 million in cash. In conjunction with the sales of owned training centers, Qingda and the individual entered into separate franchise agreements with the Company and as a result, the 23 owned training centers before the transaction became franchised training centers of the Company effective September 1, 2009. The carrying amounts of net liabilities of the 23 owned training centers as of August 31,

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

AND

BEIJING JADE BIRD EDUCATIONAL INFORMATION TECHNOLOGY CO., LTD.

AND SUBSIDIARIES (“PREDECESSOR”)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2009 were approximately RMB11.6 million. For the year ended December 31, 2008 and for the period from January 1, 2009 to August 31, 2009, the 23 owned training centers contributed approximately RMB101.9 million and RMB62.8 million in revenue and RMB1.0 million and RMB5.6 million in net income attributable to BJB Career Education shareholders to the Company’s consolidated income statement, after taking into consideration the effect of intercompany transactions. On August 31, 2009, the Company terminated employment relationships with 35 officers and employees in conjunction with the sale of owned training centers and subsequently paid approximately RMB1.8 million in cash as the termination benefits in accordance with the PRC Labor Contract Law on September 7, 2009. In addition, on August 31, 2009, the Company settled 164,183 nonvested shares that were originally granted on September 2, 2007 in the amount of approximately RMB0.7 million in cash as a result of termination of the employment relationship with 9 employees. The Company expects to recognize a gain on sale of those owned training centers of approximately RMB10.2 million in the third quarter of 2009.

On September 28, 2009, as approved by all of its shareholders, BJBC changed its name from Beijing Jadebird IT Education Company, Limited to BJB Career Education Company, Limited.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

			December 31,	June 30,
	Note		2008	2009
			RMB	RMB	$
ASSETS
Current assets:
Cash and cash equivalents			255,429,955	404,914,709	59,282,994
Time deposits			20,726,464	350,000,000	51,243,009
Accounts receivable			—	1,592,046	233,089
Accounts receivable from BJB-Aptech, a related party	10		4,050,000	—	—
Amounts due from Jade Bird Group, a related party	10		224,468	374,468	54,825
Lease prepayment to Jade Bird Group, a related party	10		—	1,248,480	182,788
Inventory			—	5,095,063	745,961
Prepaid expenses and other current assets			20,025,093	34,681,645	5,077,693
Deferred income tax assets			32,926,802	25,227,135	3,693,469

Total current assets			333,382,782	823,133,546	120,513,828
Property and equipment, net			23,822,401	24,956,632	3,653,865
Investment in joint venture			252,947,030	—	—
Intangible assets, net	4		27,534,067	908,571,243	133,022,641
Goodwill	3	(a)	—	785,156,378	114,953,644
Deferred offering costs			—	1,437,583	210,474
Deferred income tax assets			2,713,984	2,026,354	296,676

Total assets			640,400,264	2,545,281,736	372,651,128

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable			—	2,016,625	295,251
Accounts payable to BJB-Aptech, a related party	10		11,384,608	—	—
Amounts due to Crescent Point Ventures Ltd., a related party	10		115,210	118,854	17,401
Amounts due to selling management shareholders	3	(c)	—	232,967,790	34,108,487
Loans payable to Crescent Jade, a related party	10		157,620	157,557	23,068
Dividends payable			96,000,000	—	—
Income taxes payable			29,212,774	24,124,367	3,532,015
Deferred revenue	6		143,115,905	129,558,411	18,968,465
Accrued expenses and other current liabilities	7		24,645,589	42,820,161	6,269,240

Total current liabilities			304,631,706	431,763,765	63,213,927
Deferred income tax liabilities			36,537,401	411,122,419	60,191,857
Deferred revenue	6		10,821,533	5,753,500	842,362

Total liabilities			351,990,640	848,639,684	124,248,146

Equity:
BJB Career Education shareholders’ equity:
Ordinary shares—US$0.000125 par value:
400,000,000 shares authorized, 150,000,000 and 248,470,179 shares issued and outstanding as of December 31, 2008 and June 30, 2009, respectively			143,689	227,707	33,338
Additional paid-in capital			439,417,531	1,513,146,214	221,537,614
Accumulated other comprehensive income			5,981,080	5,950,290	871,174
Retained earnings (accumulated deficit)			(203,535,738)	176,545,124	25,847,724

Total BJB Career Education shareholders’ equity			242,006,562	1,695,869,335	248,289,850
Noncontrolling interests			46,403,062	772,717	113,132

Total equity			288,409,624	1,696,642,052	248,402,982

Commitments and contingencies	11

Total liabilities and equity			640,400,264	2,545,281,736	372,651,128

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

			Six-Month Period Ended June 30,
	Note		2008	2009
			RMB	RMB	$
Revenues
Course fees			109,484,726	95,752,682	14,019,016
Sales of educational content	15		32,230,637	36,927,334	5,406,479
Area agent fee			152,547	650,554	95,247
Franchise fee revenues	16		—	41,036,348	6,008,074
Other sales to a related party	10		6,116,585	14,748,468	2,159,302

Total revenues			147,984,495	189,115,386	27,688,118
Costs and expenses(a)
Cost of revenues	8		(64,901,865)	(83,638,687)	(12,245,423)
Selling and marketing	8		(28,942,105)	(30,345,919)	(4,442,903)
General and administrative	8		(19,502,378)	(15,558,195)	(2,277,854)

Total costs and expenses			(113,346,348)	(129,542,801)	(18,966,180)
Other operating income from BJB-Aptech	10		—	173,625	25,420
Equity in income of BJB-Aptech			12,681,494	26,024,698	3,810,240
Gain on remeasurement of previously held equity interest in BJB-Aptech	3	(a)	—	732,944,772	107,309,416

Income from operations			47,319,641	818,715,680	119,867,014
Interest income			2,149,845	2,223,506	325,540
Interest expense	10		(3,803)	(3,690)	(540)

Earnings before income taxes			49,465,683	820,935,496	120,192,014
Income tax expense			(13,696,339)	(188,313,011)	(27,570,643)

Net income			35,769,344	632,622,485	92,621,371
Net income attributable to the noncontrolling interests			(11,464,463)	(137,341,623)	(20,107,995)

Net income attributable to BJB Career Education shareholders			24,304,881	495,280,862	72,513,376

Earnings per share attributable to BJB Career Education shareholders:
Basic and diluted	14		0.16	2.93	0.43

(a)	Includes the following costs and expenses resulting from transactions with related parties (note 10):

	Six-Month Period Ended June 30,
	2008	2009
	RMB	RMB	$
Costs and expenses
Cost of revenues	(25,396,451)	(19,716,901)	(2,886,724)
Selling and marketing	—	(24,970)	(3,656)
General and administrative	(1,935,358)	(527,171)	(77,182)

Interest expenses	(3,803)	(3,690)	(540)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EQUITY AND COMPREHENSIVE INCOME

		BJB Career Education Shareholders
		Ordinary Shares							Comprehensive Income
	Note	Number of Shares	Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Retained Earnings (Accumulated Deficit)	Noncontrolling Interests	Total	Attributable to BJB Career Education Shareholders	Attributable to Noncontrolling Interests	Total
			RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of December 31, 2007		150,000,000	143,689	434,341,960	6,047,808	(181,733,064)	40,120,729	298,921,122
Net income		—	—	—	—	24,304,881	11,464,463	35,769,344	24,304,881	11,464,463	35,769,344
Foreign currency exchange translation adjustment, net of nil income taxes		—	—	—	(90,303)	—	—	(90,303)	(90,303)	—	(90,303)

Comprehensive income									24,214,578	11,464,463	35,679,041

Share-based compensation	8	—	—	3,774,910	—	—	—	3,774,910			—
Dividends declared by BJB	13	—	—	—	—	—	(24,000,000)	(24,000,000)
Dividends declared by BJB Career Education	13	—	—	—	—	(96,000,000)	—	(96,000,000)

Balance as of June 30, 2008		150,000,000	143,689	438,116,870	5,957,505	(253,428,183)	27,585,192	218,375,073

Balance as of December 31, 2008		150,000,000	143,689	439,417,531	5,981,080	(203,535,738)	46,403,062	288,409,624
Net income		—	—	—	—	495,280,862	137,341,623	632,622,485	495,280,862	137,341,623	632,622,485
Foreign currency exchange translation adjustment, net of nil income taxes		—	—	—	(30,790)	—	—	(30,790)	(30,790)	—	(30,790)

Comprehensive income									495,250,072	137,341,623	632,591,695

JV Interest Acquisition	3(a)	55,684,931	47,507	921,833,493	—	—	—	921,881,000
Acquisition of 14% equity interest in BJB	3(b)	30,090,525	25,668	105,355,928	—	—	(105,381,596)	—
Issuance of ordinary shares to SBI-BDJB	3(c)	12,694,723	10,843	232,987,636	—	—	—	232,998,479
Acquisition of 5.9% equity interest in BJB	3(c)	—	—	(187,377,418)	—	—	(45,590,372)	(232,967,790)
Share-based compensation	8	—	—	929,044	—	—		929,044
Dividends declared by BJB	13	—	—	—	—	—	(32,000,000)	(32,000,000)
Dividends declared by BJB Career Education	13	—	—	—	—	(115,200,000)	—	(115,200,000)

Balance as of June 30, 2009		248,470,179	227,707	1,513,146,214	5,950,290	176,545,124	772,717	1,696,642,052

Balance as of June 30, 2009 (US$)			33,338	221,537,614	871,174	25,847,724	113,132	248,402,982

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

		Six-Month Period Ended June 30,
	Note	2008	2009
		RMB	RMB	$
Operating activities:
Net income		35,769,344	632,622,485	92,621,371
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization		8,135,287	31,047,325	4,545,595
Deferred income tax expense		3,198,460	182,925,959	26,781,933
Equity in income of BJB-Aptech		(12,681,494)	(26,024,698)	(3,810,240)
Gain on remeasurement of previously held equity interest in JV		—	(732,944,772)	(107,309,416)
Share-based compensation expense		3,774,910	929,044	136,020
Changes in assets and liabilities, net of effects from JV Interest Acquisition:
Accounts receivable		—	(1,036,866)	(151,806)
Accounts receivable from related parties		(4,979,972)	1,645,000	240,842
Amounts due from Jade Bird Group, a related party		336,614	—	—
Lease prepayment to Jade Bird Group, a related party		—	(1,248,480)	(182,788)
Inventory		—	(195,845)	(28,673)
Prepaid expenses and other current assets		554,167	5,464,776	800,090
Accounts payable		106,074	593,048	86,827
Accounts payable—related parties		6,863,484	4,028,188	589,761
Amounts due to Jade Bird Group, a related party		—	(170,784)	(25,004)
Amounts due to Crescent Point Asia Ltd.		1,000,000	—	—
Amounts due to Crescent Point Ventures Ltd.		3,803	3,690	540
Income taxes payable		5,396,490	(15,634,626)	(2,289,044)
Deferred revenue		(18,516,031)	(40,746,562)	(5,965,647)
Accrued expenses and other current liabilities		6,549,991	(2,776,227)	(406,462)

Net cash provided by operating activities		35,511,127	38,480,655	5,633,899

Investing activities:
Purchase of property and equipment		(2,616,150)	(1,163,616)	(170,363)
Proceeds from disposal of property and equipment		—	1,763,884	258,248
Purchase of time deposits		(40,657,000)	(10,000,000)	(1,464,086)
Proceeds from maturity of time deposits		40,000,000	20,726,464	3,034,533
Net cash acquired from JV Interest Acquisition		—	113,183,409	16,571,024
Loans made to Jade Bird Group		—	(400,000)	(58,564)

Net cash provided by (used in) investing activities		(3,273,150)	124,110,141	18,170,792

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

			Six-Month Period Ended June 30,
	Note		2008	2009
			RMB	RMB	$
Financing activities:
Dividends paid	13		—	(211,200,000)	(30,921,496)
Distribution to noncontrolling interests holders	13		(24,000,000)	(32,000,000)	(4,685,075)
Proceeds from issuance of ordinary shares to SBI-BDJB	3	(c)	—	232,998,479	34,112,980
Payments for initial public offering costs			(987,547)	(2,873,622)	(420,723)

Net cash used in financing activities			(24,987,547)	(13,075,143)	(1,914,314)

Effect of foreign currency exchange rate changes on cash and cash equivalents			(131,383)	(30,899)	(4,524)
Net increase in cash and cash equivalents			7,119,047	149,484,754	21,885,853
Cash and cash equivalents at beginning of period			135,870,793	255,429,955	37,397,141

Cash and cash equivalents at end of period			142,989,840	404,914,709	59,282,994

Supplemental disclosure of cash flow information:
Income taxes paid			(5,101,389)	(21,021,678)	(3,077,754)
Non-cash investing and financing activities:
Dividends accrued	13		96,000,000	—	—
Issuance of ordinary shares for acquisition of 14% equity interest in BJB	3	(b)	—	105,381,596	15,428,772
Acquisition of 5.9% equity interest in BJB from selling management shareholders	3	(c)	—	232,967,790	34,108,487
Loan provided to Jade Bird Group set-off against with the fees for services provided by Jade Bird Group	10	(f)	336,614	250,000	36,602

The fair value of noncash assets acquired and liabilities assumed in JV Interest Acquisition were RMB2,083,282,056 and RMB262,667,965, respectively. See note 3(a)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION, SIGNIFICANT CONCENTRATIONS AND RISKS

(a) Description of business

BJB Career Education Company, Limited (formerly known as Beijing Jadebird IT Education Company, Limited) (“BJBC”) through its operating subsidiaries in the People’s Republic of China (“PRC”) (BJBC and its subsidiaries, collectively referred to hereinafter as the Company) operates vocational training centers as a franchisee of Beijing Aptech Beida Jade Bird Information Technology Co., Ltd. (“BJB-Aptech”) (the franchisor) under the name Beida Jade Bird Aptech where it provides educational and vocational information technology (“IT”) training programs across the PRC. To a less extent, it also sells instructor training services and related materials, textbooks and exam services to vocational schools, universities, and colleges in the PRC from January 1, 2006 according to a general educational content distribution agreement with BJB-Aptech.

On April 30, 2009, BJBC acquired, through Prosperity Holdings Limited (“Prosperity”), an additional 50% equity interest in BJB-Aptech, which then became a consolidated subsidiary of BJBC (see note 3). Since April 30, 2009, the Company through BJB-Aptech operates the franchise business of vocational IT training centers under the name Beida Jade Bird Aptech.
(b) Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted as permitted by rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). The December 31, 2008 condensed consolidated balance sheet was derived from the audited consolidated financial statements of the Company. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the consolidated balance sheet of the Company as of December 31, 2008, and the related consolidated statements of income, equity and comprehensive income, and cash flows for the year then ended.

In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present a fair statement of the financial position as of June 30, 2009, and the results of operations and cash flows for the six-month periods ended June 30, 2008 and 2009, have been made.

The preparation of unaudited condensed consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the fair values of ordinary shares, assets acquired and liabilities assumed in business combinations, previously held equity interest in BJB-Aptech and the noncontrolling interest of BJB-Aptech, the recoverability of the carrying amounts of property and equipment, goodwill, intangible assets and investment in joint venture, the useful lives of property and equipment and intangible assets, the realization of inventory and deferred income tax assets, the collectibility of accounts receivable and amounts due from related parties, the fair value of share-based compensation expense, liabilities for income tax uncertainties and other contingencies. The current economic environment has increased the degree of uncertainty inherent in those estimates and assumptions.

For the convenience of readers, certain Renminbi (“RMB”) amounts as of and for the six-month period ended June 30, 2009 included in the accompanying unaudited condensed consolidated financial statements have been

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

translated into U.S. dollars at the rate of US$1.00 = RMB6.8302, being the noon buy rate for U.S. dollars in effect on June 30, 2009 in the City of New York for cable transfer in RMB per U.S. dollar as certified for custom purposes by the Federal Reserve Bank of New York. No representation is made that RMB amounts could have been, or could be, converted into U.S. dollars at that rate or at any other certain rate on June 30, 2009, or at any other date.

(c) Significant Concentrations and Risks

Revenue concentration

Before BJB-Aptech became one of the Company’s consolidated subsidiaries on April 30, 2009, the Company’s business activities were highly dependent upon its franchise and general educational content distribution arrangements with BJB-Aptech. Such dependence was remedied as a result of acquisition of 50% equity interest in BJB-Aptech on April 30, 2009. Since then, the Company began to operate the franchise business of vocational IT training centers and for the period from April 30, 2009 through June 30, 2009, a substantial portion of the Company’s revenues is derived from franchisees. Revenues generated under franchise agreements accounted for 22% of the Company’s total revenues for the six-month period ended June 30, 2009. Any disruption to the franchisees’ operations could affect the financial performance of the franchisees, which in turn could result in an adverse effect on the Company’s financial condition, results of operations and cash flows.

A substantial portion of the Company’s revenues related to a software engineer program (Aptech Certified Computer Professional (“ACCP”)) and a network engineer program (Beida Jade Bird Certified Engineer for Networking (“BENET”)) are generated from the sale of textbooks, instructor training services and related instructor materials and exam services. Revenues generated from the ACCP and BENET programs accounted for 85% of the Company’s total revenues for the period from April 30, 2009 through June 30, 2009. As the Company expects revenues from sales of products and services related to these two programs to continue to represent a substantial portion of its revenues in the future, any factors adversely affecting the sale of these two programs will have a material adverse effect on the Company’s business, financial condition and results of operations.

Geographic concentration

A substantial portion of the Company’s revenues are derived from sales to students, vocational schools, universities and colleges in Beijing. A substantial portion of the Company’s revenues are also derived from franchisees that operate in Beijing since April 30, 2009. Revenue derived from sales to students, vocational schools, universities, colleges and franchisees in Beijing accounted for 14% and 14% of the Company’s total revenues for the six-month periods ended June 30, 2008 and 2009, respectively. As management expects revenue derived from sales to students, vocational schools, universities, colleges, and franchisees in Beijing to continue to constitute significant portion of the Company’s revenues, any factors adversely affecting vocational IT training in Beijing could have a material adverse effect on the Company’s business, financial condition and results of operations.

Cash and investment concentration

As of December 31, 2008 and June 30, 2009, the Company had US dollar denominated bank deposits equivalent to RMB530,873 and RMB233,494,386 respectively with a financial institution in the Cayman Islands.

As of December 31, 2008 and June 30, 2009, the Company had RMB denominated bank deposits of RMB254,603,800 and RMB171,129,442 respectively with financial institutions in the PRC, which management believes are of high credit quality. In addition, as of December 31, 2008 and June 30, 2009, the Company had RMB denominated certificates of deposit of RMB20,726,464 and RMB350,000,000, respectively with financial institutions in the PRC, which management believes are of high credit quality.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Recently Issued Accounting Standards

Financial Accounting Standards Board (“FASB”) Statement (“SFAS”) No. 141(R) (“SFAS 141(R)”)

On January 1, 2009, the Company adopted SFAS No. 141(R), Business Combinations. SFAS 141(R) modifies the accounting for business combinations and requires, with limited exceptions, the acquirer in a business combination to recognize 100 percent of the assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition-date fair value. In addition, SFAS 141(R) requires the expensing of acquisition-related transaction and restructuring costs, and certain contingent acquired assets and liabilities, as well as contingent consideration, to be recognized at fair value. The Company accounted for its acquisition of 50% equity interest in BJB-Aptech on April 30, 2009 under SFAS 141(R). See note 3.

FASB Statement No. 160 (“SFAS 160”)

On January 1, 2009, the Company adopted SFAS No. 160, Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51, which requires the Company to make certain changes to the presentation to the financial statements. This standard requires the Company to classify noncontrolling interests (previously referred to as “minority interest”) as part of consolidated net income (RMB11,464,463 and RMB137,341,623 for the six-month periods ended June 30, 2008 and 2009, respectively), and to include the accumulated amount of noncontrolling interests as part of equity (RMB46,403,062 and RMB772,717 as of December 31, 2008 and June 30, 2009, respectively). Furthermore, each item of comprehensive income (loss) is reported separately for the portion attributable to BJB Career Education shareholders and noncontrolling interests. The net income the Company previously reported is now presented as “net income attributable to BJB Career Education shareholders”. Similarly, in the presentation of equity, the Company distinguishes between equity amounts attributable to BJB Career Education shareholders and amounts attributable to the noncontrolling interests – previously classified as minority interest outside of equity. The Company accounted for its acquisition of 14% and 5.9% equity interest in Beijing Jade Bird Educational Information Technology Co., Ltd. (“BJB”) on May 12, 2009 and June 29, 2009, respectively under SFAS 160. See note 3.

FASB Staff Position (“FSP”) FAS 157-2 (“FSP FAS 157-2”)

On January 1, 2009, the Company adopted the provision of SFAS No. 157, Fair Value Measurements, (“SFAS 157”) to fair value measurements of nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The adoption of SFAS 157, as it relates to nonfinancial assets and nonfinancial liabilities, had no impact on these unaudited condensed consolidated financial statements.

FASB Staff Position FAS 142-3 (“FSP FAS 142-3”)

On January 1, 2009, the Company adopted FSP FAS142-3, Determination of the Useful Life of Intangible Assets. FSP FAS 142-3 amends the factors considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. Among other things, in the absence of historical experience, an entity will be required to consider assumptions used by market participants. The Company applied FSP FAS 142-3 in its acquisition of 50% equity interest in BJB-Aptech on April 30, 2009. See note 3.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(b) Inventory

Inventory, consisting of textbooks and instructor materials, is stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

(c) Revenue Recognition

Since April 30, 2009, the Company generated franchise fee revenue from franchisees. Franchise fee revenues are recognized in accordance with the provisions of SFAS No. 45, Accounting for Franchise Fee Revenue. Franchise fee revenues primarily consist of initial and renewal franchise fees, marketing and advertising fees, and sale of textbooks and exam services to franchisees. Revenues are recorded, net of business tax, which is levied on the franchise fee revenues at a rate of 5%.

Initial and renewal franchise fee revenues

Initial franchise fees are recognized when all material services or conditions have been substantially rendered or satisfied as follows: (i) the Company has no remaining obligations or intent by agreement, practice or law to refund any cash received or to forgive any unpaid receivables, (ii) the Company has rendered all services stipulated and required in the franchise agreement, and (iii) no other material conditions or obligations related to the determination of substantial performance exist. For the period from April 30, 2009 to June 30, 2009, these criteria were met upon the opening of the franchised training center. Renewal franchise fees are recognized when the above criteria have been met, which for the period from April 30, 2009 to June 30, 2009, were met when the renewal agreement became effective. To the extent these conditions have not been met at the end of the reporting period, any initial and renewal franchise fees received are deferred and recognized as revenue in the period in which the conditions have been satisfied.

Marketing and advertising fee revenue

The monthly marketing and advertising fee is determined at the beginning of the year or upon entering into initial franchise agreements for new franchisees during the year. Because the advertising is directed and controlled entirely at the Company’s discretion, the marketing and advertising fee is recognized as revenue on a monthly basis when the fee is earned. Costs incurred by the Company for marketing and advertising are expensed as incurred.

Sale of textbooks and exam services

The franchise agreements include terms for the continuing delivery of textbooks and provision of exam services to franchisees. Pursuant to the franchise agreement, the Company delivers textbooks and provides exam services on a per enrolled student basis for which franchisees pay the Company a percentage of tuition fees, textbook fees and exam fees received from each enrolled student. The Company receives payment prior to the start of each course. Textbooks are delivered to the franchisees at the start of the course and exam services, which include organization, proctoring, grading of exams, and the issuance of certificates of completion to students who pass the exam, are provided at the end of the course. Revenue allocated to exam services is deferred and recognized upon completion of the exam services. Revenue allocated to exam services is determined based upon the separate selling price the Company sells exam services to franchisees whose enrolled students apply for taking the exam without taking the relevant training for the course. The remaining portion of total cash collected at the beginning of each course is allocated to the sale of textbooks for which revenue is recognized when the textbooks are delivered, which is when risks and rewards of ownership have been transferred. To the extent textbooks have not been delivered or exam services have not been rendered, any fees received are deferred and recognized as revenue in the period in which textbooks are delivered or exam services are rendered. Under the Company’s agreements with franchisees, textbooks are considered delivered when they reach the franchisee’s location and are accepted by franchisees.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(d) Goodwill

Goodwill represents the excess of (1) the aggregate of the consideration transferred, the fair value of any noncontrolling interest in the acquiree and in a business combination achieved in stages, the acquisition-date fair value of the Company’s previously held equity interest in the acquiree, over (2) the fair value of the net assets acquired in a businesses combination. Goodwill is reviewed for impairment at least annually in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. The goodwill impairment test is a two-step test. Under the first step, the fair value of the reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the enterprise must perform step two of the impairment test (measurement). Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to acquisition accounting in accordance with SFAS 141(R). The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit is determined using a discounted cash flow analysis. If the fair value of the reporting unit exceeds its carrying value, step two does not need to be performed.

The Company will perform its annual impairment review of goodwill at December 31, or when a triggering event occurs between annual impairment tests. No impairment of goodwill was recognized for any of the periods presented.

3. 2009 RESTRUCTURINGS

(a) Acquisition of 50% equity interest in BJB-Aptech

On March 26, 2009, BJBC, through Prosperity, reached a definitive agreement to acquire Aptech India’s 50% equity interest in BJB-Aptech in exchange for 55,684,931 ordinary shares of BJBC (the “JV Interest Acquisition”). BJBC has determined that the acquisition date is April 30, 2009, which is the date BJBC obtained a controlling financial interest in BJB-Aptech by virtue of a written agreement that provides BJBC obtaining control of BJB-Aptech and through BJBC having all of the board seats of BJB-Aptech. In addition, on this date, all conditions of the acquisition, including obtaining governmental approvals and the transfer of the business registration were met or obtained. On May 29, 2009, the Company issued 55,684,931 of its ordinary shares to Aptech India. BJBC acquired 50% equity interest in BJB-Aptech in order to expand its franchise business.

This transaction was accounted for under the acquisition method in accordance with SFAS 141(R) and resulted in BJB-Aptech becoming a consolidated subsidiary of the Company.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Following is a summary of the acquisition-date fair value of the total consideration transferred, the fair values of the amounts recognized for each major class of assets acquired and liabilities assumed, and the fair value of the noncontrolling interest in BJB-Aptech at the acquisition date.

RMB
Consideration
Fair value of equity instruments (55,684,931 ordinary shares of BJBC)	921,881,000
Fair value of BJBC’s equity interest in BJB-Aptech held before the acquisition date	809,533,200

1,731,414,200

Fair values of identifiable assets acquired and liabilities assumed
Cash and cash equivalents	113,183,409
Time deposits	340,000,000
Other current assets	44,306,678
Property and equipment	5,619,000
Intangible assets	908,200,000
Other current liabilities	(59,254,270)
Non-current deferred tax liabilities	(203,413,695)

Total identifiable assets acquired and liabilities assumed	1,148,641,122

Noncontrolling interest in BJB-Aptech	(202,383,300)
Goodwill	785,156,378

1,731,414,200

The fair values of the 55,684,931 ordinary shares transferred, certain tangible and intangible assets acquired and liabilities assumed, previously held equity interest in BJB-Aptech, and the noncontrolling interests of BJB-Aptech at the acquisition date were determined by management based on a contemporaneous valuation conducted by American Appraisal China Limited (“American Appraisal”), an independent valuation firm. Management makes estimates and judgments in determining the fair value of the assets acquired and liabilities assumed based on the valuation performed by American Appraisal as well as its experience in valuation of similar assets and liabilities. If different judgments or assumptions were used, the amounts assigned to the individual acquired assets or liabilities could be materially different.

BJBC is an investment holding company and does not have any operations other than indirectly holds equity investment in BJB and BJB-Aptech. In determination of fair value of BJBC’s ordinary shares based on contemporaneous valuation, the business conditions, enterprise developments and expectations that existed as of April 30, 2009 have been considered in accordance with paragraph 86 of AICPA Audit and Accounting Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (the “Practice Aid”). On April 30, 2009, the Company acquired an additional 50% equity interest in BJB-Aptech and as a result, increased its equity interest in BJB-Aptech from 40% to 90%. Accordingly, the fair value of ordinary shares of BJBC is determined by the total of fair values of BJB and BJB-Aptech, each multiplied by respective equity interest ownership held by BJBC upon completion of the JV Interest Acquisition, plus fair value of cash and current liabilities of BJBC. The fair values of cash and current liabilities of BJBC approximate their respective carrying amounts because of the short maturity.

The fair values of BJB and BJB-Aptech are determined using a combination of income approach and market approach in accordance with paragraph 18(a) and 18(b) of SFAS 157 and paragraph 49 to 75 of the Practice Aid. This fair value measurement is based on significant inputs not observable in the market and thus represents a

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Level 3 measurement as defined in paragraph 30 of SFAS 157. The fair value estimates are based on (i) an assumed discount rate of 14% for BJB and 16.5% for BJB-Aptech, (ii) an assumed terminal value based on terminal earnings before interest, tax, depreciation and amortization, multiples 6.87 times for BJB and 5.65 times for BJB-Aptech (or, if appropriate, based on long-term sustainable growth rates of 3%), (iii) assumed financial multiples of companies similar to BJB and BJB-Aptech, and (iv) assumed adjustments because of lack of marketability or level of control that market participants would consider when estimating the fair value of equity interest in BJB and BJB-Aptech.

The detailed calculation of fair value of ordinary shares of BJBC is as below:

		RMB (in million)
Fair value of BJB	a	1,711
Percentage of equity interest of BJB held by BJBC	b	80%

Fair value of BJBC’s equity interest in BJB	c=a*b	1,369

Fair value of BJB-Aptech	d	2,263
Percentage of equity interest of BJB-Aptech held by BJBC	e	90%

Fair value of BJBC’s equity interest in BJB-Aptech	f=d*e	2,037

Fair value of cash, net off current liabilities of BJBC	g	(1)

Total fair value of ordinary shares of BJBC	h=c+f+g	3,405

Percentage of BJBC’s ordinary shares issued	i	27%

Fair value of equity instruments (55,684,931 ordinary shares of BJBC)	j=h*i	922

Percentage of BJBC’s ordinary shares issued is calculated at 55,684,931 ordinary shares of BJBC issued in connection with the JV Interest Acquisition divided by total of 205,684,931 ordinary shares issued and outstanding immediately after the JV Acquisition.

The fair values of BJBC’s equity interest in BJB-Aptech held before the acquisition date and noncontrolling interest in BJB-Aptech is calculated by fair value of BJB-Aptech multiplied by BJB-Aptech’s equity interest held by BJBC and noncontrolling interest holders, respectively. The detailed calculation is as below:

		RMB (in million)
Fair value of BJB-Aptech’s equity interest on minority basis	a	2,024
Percentage of equity interest of BJB-Aptech held by BJBC	b	40%

Fair value of BJBC’s equity interest in BJB-Aptech held before the acquisition date	c=a*b	810

Percentage of equity interest of BJB-Aptech held by noncontrolling interest holders	d	10%

Fair value of noncontrolling interest in BJB-Aptech	e=a*d	202

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The acquired intangible assets consisted of the following:

	Estimated useful life	Fair value
	Years	RMB
“Beida Jade Bird APTECH” trademark	Indefinite	168,200,000
Franchise agreements	6	399,880,000
Copyrights to instructor materials and student textbooks	4.7	326,700,000
Non-compete agreement	13.8	1,200,000
Right to use the “Aptech” brand name	13.8	8,560,000
Right to the new versions of ACCP program	13.8	3,340,000
Exclusive right to use ARENA and all other Aptech India’s multimedia products	5	320,000

Intangible assets acquired		908,200,000

The Company recognized a gain of RMB732,944,772 as a result of remeasuring its previously held equity interest in BJB-Aptech before the acquisition, pursuant to the guidance in paragraph 47 and 48 of SFAS 141(R). The gain was determined as the fair value of the Company’s previously held equity interest in BJB-Aptech in excess of the carrying amount of its equity interest in BJB-Aptech on April 30, 2009, the acquisition date.

Acquisition related costs were minimal and included in the general and administrative expenses. The gross contractual amounts of receivables acquired are immaterial.

The goodwill resulting from this transaction is primarily attributed to the synergies and economies of scale anticipated to be achieved from the combining of the operations of BJBC and BJB-Aptech. All of the goodwill is assigned to BJB-Aptech segment. None of the goodwill is expected to be deductible for income tax purpose.

The following unaudited pro forma financial information presents the consolidated results of operations of the Company as if the JV Interest Acquisition had been completed on January 1, 2008 and 2009, respectively. The unaudited pro forma financial information is supplemental information only and is not necessarily indicative of what the Company’s consolidated results of operations actually would have been had the JV Interest Acquisition been completed at the beginning of the periods. In addition, the unaudited pro forma financial information does not attempt to project the future consolidated results of operations of the Company after the JV Interest Acquisition.

	Six-Month Period Ended June 30,
	2008	2009
	RMB	RMB
Revenues	254,139,935	264,457,127
Cost of revenues	(156,267,412)	(129,564,308)
Income (loss) from operations	(20,237,682)	48,266,907
Net income (loss)	(19,482,007)	59,072,884
Net income attributable to noncontrolling interests	(3,951,878)	(13,723,411)
Net income (loss) attributable to BJB Career Education shareholders	(23,433,885)	45,349,473
Earnings (loss) per share attributable to BJB Career Education shareholders:
Basic and diluted	(0.10)	0.19

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the period from April 30, 2009 through June 30, 2009, BJB-Aptech contributed RMB41,036,348 and RMB6,328,337 in revenues and net income attributable to BJB Career Education shareholders to the Company’s consolidated income statement, after taking into consideration the effect of acquisition adjustments as a result of JV Interest Acquisition.

(b) Acquisition of 14% equity interest in BJB

On May 12, 2009, Prosperity and Arbo International Limited (“Arbo”) completed a share exchange agreement, pursuant to which Prosperity acquired 14% equity interest in BJB from Arbo in exchange for 30,090,525 ordinary shares of BJBC (the “Arbo Transaction”). Pursuant to SFAS 160, changes in the Company’s ownership interest in BJB while the Company retains its controlling financial interest in BJB are accounted for as equity transactions. Consequently, no gain or loss was recognized in consolidated net income or comprehensive income for this transaction. The carrying amount of the noncontrolling interest was adjusted to reflect the change in the BJBC’s ownership interest in BJB. The difference between the fair value of the ordinary shares transferred and the amount by which the noncontrolling interest was adjusted was recognized in additional paid-in capital.

(c) Acquisition of 5.9% equity interest in BJB

On June 12, 2009, BJBC and SBI-BDJB Educational Limited (“SBI-BDJB”), an affiliate to Beijing Beida Jade Bird Co., Ltd. (“Beida JB”) organized under the laws of the Cayman Islands, entered into a share subscription agreement pursuant to which BJBC agreed to issue 12,694,723 ordinary shares in exchange for US$34.1 million cash from SBI-BDJB. BJBC agreed to use the proceeds to acquire 5.9% equity interest in BJB from 13 management shareholders of BJB. BJBC subsequently received cash in US dollar denominated amount equivalent to RMB232,998,479 and issued 12,694,723 ordinary shares before June 30, 2009.

On June 15, 2009, BJBC entered into a purchase agreement with 13 management shareholders of BJB pursuant to which BJBC agreed to acquire 5.9% equity interest in BJB from management shareholders in exchange for US$34.1 million. The acquisition of 5.9% equity interest was consummated on June 29, 2009 when all conditions of the purchase, including obtaining governmental approvals, were met or obtained. The outstanding balance due to selling management shareholders of US dollar denominated amount equivalent to RMB232,967,790 as of June 30, 2009 is expected to be paid in August 2009.

Pursuant to SFAS 160, no gain or loss was recognized in consolidated net income or comprehensive income for the acquisition of 5.9% equity interest in BJB. The carrying amount of the noncontrolling interest was adjusted to reflect the change in the BJBC’s ownership interest in BJB. The difference between the fair value of the ordinary shares transferred and the amount by which the noncontrolling interest was adjusted was recognized in additional paid-in capital.

Upon completion of the acquisitions described in the preceding paragraphs, BJBC held an aggregate 99.9% and 99.95% effective equity interest in BJB and BJB-Aptech, respectively.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The effects of changes in BJBC’s equity interest in BJB are as follows:

Six-Month Period Ended June 30,
2009
RMB
Net income attributable to BJB Career Education shareholders	495,280,862
Transfers to the noncontrolling interests:
Decrease in BJB Career Education shareholders’ additional paid- in capital for acquisition of 14% equity interest in BJB	(379,891,795)
Decrease in BJB Career Education shareholders’ additional paid- in capital for acquisition of 5.9% equity interest in BJB	(187,377,418)

Total transfers to noncontrolling interests	(567,269,213)

Change from net income attributable to BJB Career Education shareholders and transfers to noncontrolling interests	(71,988,351)

4.	INTANGIBLE ASSETS, NET

As of December 31, 2008 and June 30, 2009, intangible assets consisted of the following:

	Weighted Average Useful Life	December 31, 2008	June 30, 2009
	Years	RMB	RMB
Intangible asset with indefinite useful life	Indefinite	10,716,518	178,916,518

Intangible assets with estimated useful lives
Customer contracts	4	826,524	826,524
Agency relationships	4	3,476,722	3,476,722
Student relationships	1	2,328,796	2,328,796
Educational content distribution right	4	17,325,753	17,325,753
Franchise agreements	4-6	13,468,500	413,348,500
Copyrights to instructor materials and student textbooks	4.7	—	326,700,000
Non-compete agreement	13.8	—	1,200,000
Right to use the “Aptech” brand name	13.8	—	8,560,000
Right to the new versions of ACCP program	13.8	—	3,340,000
Exclusive right to use ARENA and all other Aptech India’s multimedia products	5	—	320,000

Total gross carrying amount		37,426,295	777,426,295
Less: accumulated amortization		(20,608,746)	(47,771,570)

Intangible assets with estimated useful lives, net		16,817,549	729,654,725

The Company has been granted an unlimited period to use “Beida Jade Bird IT Education” trademark and “Beida Jade Bird APTECH” trademark, respectively. Management estimated that the trademarks have indefinite useful lives because the trademarks are important to the business, and will be used by the Company on an ongoing basis, taking into consideration the effects of obsolescence, demand, competition and other economic factors. In addition, there are no legal, regulatory or contractual provisions which the Company believes may limit the maximum useful life, or require substantial costs to renew or extend the trademarks’ legal life. Therefore, the trademarks are not amortized until the estimated useful lives are no longer indefinite.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Management estimated the useful life of the student relationships based primarily on the historical experience of student attrition rate and estimates of sales from these students in future years. A straight-line method of amortization has been adopted as the pattern of the economic benefit of student relationships cannot be reliably determined. Management estimated the useful life of the customer contracts, agency relationships and franchise agreement between BJB and BJB-Aptech based upon the contractual service period specified in each agreement. Management estimated the useful life of the educational content distribution right based upon the contractual service period specified in the agreement and expected renewal period. The intangible assets are amortized on a straight-line basis over the respective useful lives.

Management estimated the useful life of the franchise agreements between BJB-Aptech and third party franchisees based primarily on the historical experience of BJB-Aptech’s franchisees attrition rate and estimates of sales from these franchisees in future years. A straight-line method of amortization has been adopted as the pattern of the economic benefit of franchise agreements with third parties cannot be reliably determined. Management estimated the useful life to the copyrights to instructor materials and student textbooks based primarily on the historical experience of content updates in instructor materials and student textbooks. A straight-line method of amortization has been adopted as the pattern of the economic benefit of copyrights to instructor materials and student textbooks cannot be reliably determined.

In addition, management estimated the useful life of the non-compete agreement, the right to use the “Aptech” brand name, and the right to new versions of the ACCP program primarily based on the expected period of time Aptech India is going to hold BJBC’s ordinary shares. A straight-line method of amortization has been adopted as the pattern of the economic benefit of the non-compete agreement, the right to the “Aptech” brand name, and the right to new versions of the ACCP program cannot be reliably determined. Management estimated the useful life of exclusive right to use ARENA and all other Aptech India’s multimedia products based on the contractual period specified in the agreement. A straight-line method of amortization has been adopted as the pattern of the economic benefit of exclusive right to use ARENA and all other Aptech India’s multimedia products cannot be reliably determined.

Amortization expenses for the six-month period ended June 30, 2008 and 2009 were included in cost of revenues and selling and marketing as follows:

	Six-Month Period Ended June 30,
	2008	2009
	RMB	RMB
Cost of revenues	3,952,596	26,728,232
Selling and marketing	434,592	434,592

Total	4,387,188	27,162,824

The estimated amortization expense for the next five years is as follows:

RMB
Period from July 1, 2009 to December 31, 2009	73,219,584
Years ending December 31,
2010	145,707,965
2011	137,664,792
2012	137,664,792
2013	137,664,768
2014	67,615,000

699,536,901

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair values of the financial instruments described below as of June 30, 2009 represent management’s best estimates of the amounts that would be received to sell those assets or that would be paid to transfer those liabilities in an orderly transaction between market participants at that date. Those fair value measurements maximize the use of observable inputs. However, in situations where there is little, if any, market activity for the asset or liability at the measurement date, the fair value measurement reflects management’s own judgments about the assumptions that market participants would use in pricing the asset or liability. Those judgments are developed by management based on the best information available in the circumstances.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and cash equivalents, time deposits, accounts receivable, amounts due from a related party, accounts payable, amounts due to a related party and selling management shareholders, loans payable to a related party and accrued expenses (nonderivatives): The carrying amounts, at face value or cost plus accrued interest, approximate fair value because of the short maturity of these instruments.

6.	DEFERRED REVENUE

Deferred revenue consists of the following:

		December 31, 2008	June 30, 2009
		RMB	RMB
Course fees	(i)	93,082,182	59,795,452
Single course instructor training services and related instructor materials and textbooks	(ii)	14,393,831	11,488,534
Single course exam services	(ii)	8,552,400	6,523,000
Multi-course instructor training services and related instructor materials, textbooks and exam services	(iii)	26,428,848	23,316,341
Area agent fees	(iv)	658,644	459,413
Initial franchise fee	(v)	—	5,500,000
Sale of textbooks	(vi)	—	2,660,830
Sale of exam services	(vi)	—	19,814,841

Current deferred revenue		143,115,905	129,558,411

Multi-course instructor training services and related instructor materials, textbooks and exam services	(iii)	9,649,476	4,616,728
Area agent fees	(iv)	1,172,057	1,136,772

Non-current deferred revenue		10,821,533	5,753,500

(i)	Represents course fees received which are deferred because the Company has not provided all relevant teaching services. Amounts are recognized as revenue proportionately as the delivery of courses, which primarily range from 4 to 10 months.

(ii)

  Represents consideration received in programs for which the arrangement consideration could be divided into separate units of accounting on individual course basis. The consideration is then allocated to the sale of instructor training services and related instructor materials, textbooks and exam services. Contract arrangements with vocational schools, universities and colleges consist of the sale of

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(i) instructor training services and related instructor materials and textbooks and (ii) exam services. The Company delivers instructor training services and related instructor materials and textbooks to vocational schools, universities and colleges at the start of the course and provides exam services at the end of the course. Pursuant to Emerging Issues Task Force Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, because there is objective and reliable evidence of the fair value of the exam services but no such evidence for the delivered instructor training services and related instructor materials and textbooks, the residual value method is used to allocate the arrangement consideration to each element. Revenue allocated to the sale of textbooks and instructor training services and related instructor materials is recognized upon the delivery of textbooks, which is when the required instructor training services and related instructor materials are rendered or delivered and which is the point of time when the risks and rewards of ownership have been transferred. Revenue allocated to exam services is recognized upon the completion of the exam services.

(iii)	Represents consideration received in a program, for which objective and reliable evidence of the fair value of the individual courses cannot be established. Amounts are recognized on a straight line basis over two years, the period during which the Company is obligated to deliver instructor training services and related instructor materials, textbooks and exam services.

(iv)	Represents non-refundable fees paid by sales agents of the Company for the right to be its exclusive sales representative in a designated territory for a contractual period of time, normally four to five years. The fee is deferred and recognized as revenue ratably on a straight-line basis over the terms of the agreement.

(v)	Represents initial franchise fees received which are deferred because the Company has not performed substantially all services stipulated and required in the franchise agreement. Amounts are recognized when all the services have been completed, which has historically been upon the opening of the franchised training center.

(vi)	Represents (1) unfulfilled legal obligations to provide the exam services assumed by the Company in the JV Interest Acquisition and (2) consideration received from franchisees after the JV Interest Acquisition and allocated to the sale of textbooks and exam services. The estimated fair values of unfulfilled legal obligations are determined by estimating the costs relating to fulfilling the obligations plus a normal profit margin. Revenue related to the exam services assumed are recognized upon completion of the exam services. Arrangements with franchisees after the JV Interest Acquisition consist of the sale of (i) textbooks and (ii) exam services. The Company delivers textbooks to the franchisee at the start of the course and provides exam services at the end of the course. Amounts are deferred because the Company has not delivered the textbooks or performed the exam services. Revenue allocated to exam services are deferred and recognized upon completion of the exam services. The portion deferred is determined based upon the separate selling price the Company sells exam services to franchisees whose enrolled students apply for taking the exam without taking the relevant courses. The remaining portion allocated to the sale of textbooks is recognized when the textbooks are delivered, which is when risks and rewards of ownership have been transferred.

Deferred revenue expected to be recognized beyond one year is classified as a non-current liability. Non-current deferred revenue relates to instructor training services and related instructor materials, textbooks and exam services expected to be recognized as revenue in the period from July 1, 2010 to June 30, 2011. Non-current deferred revenue relates to area agent fees expected to be recognized as revenue on a straight-line basis in the period from July 1, 2010 to December 31, 2013.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In connection with purchase price allocation of the acquisition of BJB by Prosperity on December 1, 2006, management has estimated the fair value of acquired deferred revenue to the extent it represents a legal obligation assumed by the Company in accordance with EITF 01-3, Accounting in a Business Combination for Deferred Revenue of an Acquiree. The estimated fair values of the legal obligations are determined by estimating the costs relating to fulfilling the obligations plus a normal profit margin. Management believes that the sum of the costs and normal profits approximates the amount that the Company would be required to pay a third party to assume the legal obligations. On December 1, 2006, Prosperity recorded adjustments of RMB35,878,394 and RMB9,258,206, respectively, in current deferred revenue and non-current deferred revenue. These adjustments reduce the revenues recognized over the contract term of acquired contracts and, as a result, the Company did not recognize course fees, revenue from instructor training services and related instructor materials, textbooks and exam services, and area agent fees, which would have been otherwise recorded for the six-month periods ended June 30, 2008 and 2009 had the deferred revenue adjustments not been made, as follows:

	Six-Month Period Ended June 30,
	2008	2009
	RMB	RMB
Sales of educational content	1,414,184	—
Area agent fees	523,684	523,684

Total	1,937,868	523,684

In connection with acquisition accounting of the JV Interest Acquisition on April 30, 2009, the Company has estimated the fair value of acquired deferred revenue to the extent it represents a legal obligation assumed by the Company in accordance with SFAS 141(R). The estimated fair values of the legal obligations are determined by estimating the costs relating to fulfilling the obligations plus a normal profit margin. Management believes that the sum of the costs and normal profits approximates the amount that the Company would be required to pay a third party to assume the legal obligations. On April 30, 2009, the Company recorded adjustments of RMB40,069,645 and RMB226,374, respectively, in current deferred revenue and non-current deferred revenue. These adjustments reduce the revenues recognized over the contract term of acquired contracts and, as a result, the Company did not recognize franchise fee revenue, franchise fee revenues from related parties and area agent fees, which would have been otherwise recorded for the six-month period ended June 30, 2009 had the deferred revenue adjustments not been made, as follows:

Six-Month Period Ended June 30, 2009
RMB
Franchise fee revenues	9,548,944
Franchise fee revenues from related parties	1,956,107
Area agent fees	388,784

Total	11,893,835

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

		December 31, 2008	June 30, 2009
		RMB	RMB
Accrued payroll and welfare		13,941,089	20,160,605
Accrued IPO expenses	(i)	4,363,481	2,927,442
Cash collected on behalf of the Occupational Skills Testing Authority of the PRC Ministry of Labor and Social Security (“OSTA”)	(ii)	—	8,567,062
Other	(iii)	6,341,019	11,165,052

Total accrued expenses and other current liabilities		24,645,589	42,820,161

(i)	Accrued initial public offering (“IPO”) expenses represent third-party legal and professional fees incurred in connection with the Company’s IPO.

(ii)	Represents cash collected from franchisees on behalf of the OSTA. According to the agreement between the Company and the OSTA, students who enroll in the franchisee’s training centers and pass the exam for the ACCP or BENET programs could apply for a certificate issued by the OSTA for a fee. The Company collects the fee from franchisees and remits to the OSTA.

(iii)	Other mainly represents accrued commissions due to area agents, accrued rental expenses and refundable students’ deposits.

8. SHARE-BASED PAYMENTS

Stock options

On June 12, 2009, the Board of Directors approved the grant of options to purchase an aggregate of 1,250,000 ordinary shares to one employee at an exercise price equal to the fair market value of the underlying ordinary shares as of June 12, 2009 with a contractual term of ten years. The vesting of these options are as follows: 250,000 of the options vest on June 12, 2010, 250,000 of the options vest on June 12, 2011, 562,500 of the options vest on June 12, 2012, 187,500 of the options vest on June 12, 2013, and all the options should not vest early than the completion of the IPO. The fair value of BJBC’s ordinary shares on June 12, 2009 was determined to be RMB18.38 per share.

The options fair value of RMB8.99 per share or an aggregate amount of RMB11,233,313 on the date of grant was determined based on the Black-Scholes option pricing model, using the following assumptions:

Expected volatility	45.3%
Expected dividends yield	0%
Expected term	6.3 years
Risk-free interest rate per annum	3.36%
Estimated fair value of underlying ordinary shares (per share)	RMB18.38

The expected volatility was based on the average volatility of several comparable publicly traded companies in the educational industry. Since BJBC did not have a trading history at the time the options were issued, management estimated the potential volatilities of BJBC’s ordinary share price by referring to the latest 6.3 years

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

average volatility of these comparable companies because management believes that the average volatility of such companies was a reasonable benchmark to use in estimating the expected volatility of BJBC’s ordinary shares.

The estimated fair value per share of the underlying ordinary shares on the grant date was determined by management based on the unit price per share issued to SBI-BDJB on the same date as described in note 3 (c).

Since all of the options granted on June 12, 2009 would not be vested until the completion of the IPO, and it is not probable that this performance condition can be achieved as it is partially outside the control of the Company, no related compensation expense for these options was recorded for six-month period ended June 30, 2009.

The amount of share-based compensation expense recognized for the six-month periods ended June 30, 2008 and 2009 was as follows:

	Six-Month Period Ended June 30,
	2008	2009
	RMB	RMB
Cost of revenues	1,646,446	357,923
Marketing expenses	351,070	76,320
General and administrative expenses	1,777,394	494,801

Total share-based compensation expense	3,774,910	929,044

No income tax benefit was recognized in the consolidated income statement as the share-based compensation expenses were not deductible.

The option activities for the six-month period ended June 30, 2009 are summarized as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
	RMB
Outstanding as of January 1, 2009	4,188,500	6.11
Granted	1,250,000	18.38
Exercised	—	—
Forfeited or expired	(50,000)	16.65

Outstanding as of June 30, 2009	5,388,500	8.86	8.23 years

Exercisable as of June 30, 2009	4,078,500	5.89	7.67 years

As of June 30, 2009, there was RMB11,594,180 of total unrecognized compensation cost related to non-vested share options, which is to be recognized over the next 4 years, but subject to the completion of the IPO.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Nonvested shares

A summary of the nonvested shares activity for the six-month period ended June 30, 2009 is as follows:

	Number of Non-vested Shares	Weighted Average Grant Date Fair Value
		RMB
Outstanding as of January 1,2009	317,145	13.37
Granted	—	—
Forfeited	—	—

Outstanding as of June 30, 2009	317,145	13.37

9. SEGMENT INFORMATION

The Company has three reportable operating segments: BJB-owned training centers, BJB-Aptech and educational content distribution.

The BJB-owned training centers segment operates vocational training centers as a franchisee of BJB-Aptech (the franchisor) where it provides educational and vocational IT programs.

The BJB-Aptech segment is primarily a franchisor of vocational IT training centers under the name Beida Jade Bird Aptech.

The educational content distribution segment consists of the sale of instructor training services and related instructor materials, textbooks and exam services to vocational schools, universities and colleges.

The measurement of segment profit or loss for each operating segment provided to and used by the chief operating decision maker (“CODM”) is not based on U.S. GAAP. In measuring segment profit or loss:

•	Revenues for each segment are recognized on a cash basis, inclusive of business tax;

•

Direct expenses for each segment are recognized on a modified accrual basis, excluding certain expenses which have already been incurred but for which the invoices have not been received. Common expenses which are shared between the BJB-owned training centers segment and educational content distribution segment, including business administration and management, accounting and human resources are excluded from the measurement of segment profit or loss;

•

Although the Company only held a 50% equity interest in BJB-Aptech before the JV Interest Acquisition, the CODM is provided with financial information of BJB-Aptech in its entirety on the same basis as mentioned above.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A measurement of segment assets is not provided to CODM. Accordingly, no segment asset information is presented.

	Six-Month Period Ended June 30, 2008
	BJB-owned Training Centers	Educational Content Distribution	BJB-Aptech	Total
	RMB	RMB	RMB	RMB
Revenues from external customers	96,617,967	29,798,502	168,228,259	294,644,728
Revenues from transactions with other segments	6,494,000	—	22,430,340	28,924,340

Total segment revenues	103,111,967	29,798,502	190,658,599	323,569,068

Depreciation and amortization	5,177,510	—	2,151,304	7,328,814
Segment income	48,239,742	16,776,181	71,475,226	136,491,149

	Six-Month Period Ended June 30, 2009
	BJB-owned Training Centers	Educational Content Distribution	BJB-Aptech	Total
	RMB	RMB	RMB	RMB
Revenues from external customers	70,269,052	26,827,640	165,410,310	262,507,002
Revenues from transactions with other segments	16,332,000	—	14,158,968	30,490,968

Total segment revenues	86,601,052	26,827,640	179,569,278	292,997,970

Depreciation and amortization	4,942,773	—	1,503,880	6,446,653
Segment income	39,352,667	12,778,712	76,659,941	128,791,320

Reconciliation of total segment revenues to consolidated revenues:

		Six-Month Period Ended June 30,
		2008	2009
		RMB	RMB
Total segment revenues		323,569,068	292,997,970
Elimination of intercompany revenue		—	(6,162,500)
Adjustments to convert revenues from cash basis to accrual basis		2,526,107	51,380,577
Adjustments to convert revenues from gross basis to net basis	(b)	(17,852,517)	(17,667,487)
Elimination of BJB-Aptech’s revenues because it is an equity method investee	(c)	(158,320,295)	(120,971,762)
Deferred revenue adjustment in connection with acquisition of BJB	(d)	(1,937,868)	(523,684)
Deferred revenue adjustment in connection with JV Interest Acquisition	(d)	—	(9,937,728)

Total consolidated revenues		147,984,495	189,115,386

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Reconciliation of total segment income to consolidated earnings before income taxes:

		Six-Month Period Ended June 30
		2008	2009
		RMB	RMB
Total segment income		136,491,149	128,791,320
Elimination of intercompany revenue		—	(6,162,500)
Elimination of intercompany costs and expenses		—	1,315,374
Common expenses	(a)	(39,523,089)	(26,031,278)
Adjustments to convert revenues from cash basis to accrual basis		2,526,107	51,380,577
Adjustments to convert expenses from modified accrual basis to accrual basis		(6,912,902)	(5,310,206)
Elimination of BJB-Aptech’s income from operations because it is an equity method investee	(c)	(49,354,708)	(47,785,452)
Equity in income of BJB-Aptech		12,681,494	26,024,698
Gain on remeasurement of previously held equity interest in BJB-Aptech		—	732,944,772
Share-based compensation expense		(3,774,910)	(929,044)
Deferred revenue adjustment in connection with acquisition of BJB	(d)	(1,937,868)	(523,684)
Deferred revenue adjustment in connection with JV Interest Acquisition	(d)	—	(9,937,728)
Post-acquisition effect of purchase price allocation in connection with acquisition of BJB	(e)	(2,875,632)	(2,875,632)
Post-acquisition effect of purchase price allocation in connection with JV Interest Acquisition	(e)		(22,185,537)
Interest income		2,149,845	2,223,506
Interest expense		(3,803)	(3,690)

Consolidated earnings before income taxes		49,465,683	820,935,496

(a)	Represents common expenses shared between the BJB-owned training centers segment and educational content distribution segment. Common expenses mainly include payroll and welfare, utilities, travel expenses, rental expenses, advertising and marketing, and auditing expenses.

(b)	Mainly represents the effect of business tax. Segment revenues are inclusive of business tax, whereas total consolidated revenues are exclusive of business tax.

(c)	Represents elimination of BJB-Aptech’s consolidated amounts prior to the JV Interest Acquisition on April 30, 2009, because it was an equity method investee.

(d)	Represents the effect of fair value adjustment on deferred revenue. See note 6.

(e)	Represents the post-acquisition effect of purchase price allocation, mainly amortization of intangible assets and depreciation of property and equipment.

All of the Company’s operations and customers are located in the PRC. Consequently, no geographic information is presented.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10.	RELATED PARTY TRANSACTIONS

The Company enters into related party transactions with Crescent Jade, Beida JB and its affiliated companies (the “Jade Bird Group”), Crescent Point Asia Limited and Crescent Point Ventures Ltd., both are under common control by Crescent Point Asia Investments, Ltd., the ultimate holding company of Crescent Jade, and BJB-Aptech. As a result of BJB-Aptech became a consolidated subsidiary of the Company since April 30, 2009, transactions from April 30, 2009 to June 30, 2009 and balances as of June 30, 2009 between BJB and BJB-Aptech have been eliminated upon consolidation.

The significant related party transactions are summarized as follows:

		Six- Month Period Ended June 30,
		2008	2009
		RMB	RMB
Revenues from a related party:
Revenues from BJB-Aptech:
Franchisee training service income	(a)	3,291,480	2,375,910
Operating manual update fee income	(b)	2,825,105	12,372,558

Total revenues from BJB-Aptech		6,116,585	14,748,468

Total revenues from a related party		6,116,585	14,748,468

Other operating income from a related party:
From BJB-Aptech:
Employee training service income	(c)	—	173,625

Total other operating income from a related party		—	173,625

Costs and expenses resulting from transactions with related parties:
From transactions with BJB-Aptech:
Cost of textbooks and exam services	(d)	18,165,683	15,427,330
License fee expense	(e)	7,230,768	3,615,392

Total from transactions with BJB-Aptech		25,396,451	19,042,722

From transactions with Jade Bird Group:
Technical support expense	(f)	791,358	250,000
Operating lease expense	(g)	144,000	976,320

Total from transactions with Jade Bird Group		935,358	1,226,320

From transactions with Crescent Point Asia Ltd.:
Consulting expense	(h)	1,000,000	—

Total from transactions with Crescent Point Asia Ltd.		1,000,000	—

Total costs and expenses resulting from transactions with related parties		27,331,809	20,269,042

Interest expenses resulting from transaction with a related party:
Interest expense resulting from loan from Crescent Point Ventures Ltd.	(i)	3,803	3,690

Total interest expenses resulting from transaction with a related party		3,803	3,690

Financing transactions with related parties:
Loan made to Jade Bird Group	(j)	—	400,000

Other transactions with BJB-Aptech:
Customer prepayment collected by BJB-Aptech on behalf of BJB	(k)	300,730	—
Remittance of customer prepayment collected by BJB-Aptech	(k)	300,730	—

Other transactions with noncontrolling interest holders:
Distribution to noncontrolling interest holders	(l)	24,000,000	32,000,000

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The balances due from and to the related parties are summarized as follows:

		December 31,	June 30,
		2008	2009
		RMB	RMB
Accounts receivable from a related party:
Employee training service receivables from BJB-Aptech	(c)	4,050,000	—

Total accounts receivable due from a related party		4,050,000	—

Amounts due from a related party:
Interest free loan granted to Jade Bird Group	(j)	224,468	374,468

Total amounts due from a related party		224,468	374,468

Lease prepayment to Jade Bird Group	(g)	—	1,248,480

Accounts payable due to a related party:
License fee due to BJB-Aptech	(e)	11,384,608	—

Total accounts payable due to a related party		11,384,608	—

Amounts due to Crescent Point Ventures Ltd.	(i)	115,210	118,854

Loans payable to Crescent Jade	(m)	157,620	157,557

(a)	Represents service fee income related to assistance provided to BJB-Aptech to train its franchisees.

(b)	Represents service fee income related to the provision of operating manual update services provided to BJB-Aptech. The operating manual consists of standard operating and quality control procedures and specific marketing practices that BJB-Aptech’s franchisees are required to follow.

(c)	Represents service fee income related to employee training services provided to BJB-Aptech. BJB entered into an employee training agreement with BJB-Aptech in September 2008, pursuant to which BJB-Aptech requested BJB to recruit employees on behalf of BJB-Aptech and to provide on-the-job trainings so that these employees could fill in certain open positions of BJB-Aptech. BJB-Aptech is obligated to pay BJB at RMB15,000 per month per person if those employees could pass certain tests after the trainings. Before these employees were accepted by BJB-Aptech, their salaries and employee benefits were borne by BJB. It is estimated to take BJB 6 to 9 months to provide adequate training to an employee. The outstanding balance was RMB4,050,000 as of December 31, 2008, which was paid by BJB-Aptech on February 13, 2009. The net income of RMB173,625 from this service for the period from January 1, 2009 to June 30, 2009 was recorded in other operating income. The employee training agreement between BJB and BJB-Aptech was terminated on March 31, 2009.

(d)	Represents expenses incurred for purchase of textbooks and exam services from BJB-Aptech. Costs of textbooks and exam services were included in cost of revenues.

(e)	Represents license fee expense relating to the general educational content distribution agreement entered into with BJB-Aptech. On December 20, 2005, BJB entered into a general educational content distribution agreement with BJB-Aptech, pursuant to which BJB was granted the exclusive right to sell instructor training services and related instructor materials, textbooks and exam services to vocational schools, universities and colleges across the PRC for a period from January 1, 2006 to March 30, 2009. In return for receiving this exclusive right, BJB is obligated to pay BJB-Aptech a total fee of RMB47,000,000, of which RMB12,000,000 was paid in 2006, RMB15,000,000 was paid in 2007 and RMB20,000,000 was due in 2008. RMB5,000,000 was paid in 2008 and according to the agreement dated December 31, 2008 between BJB and BJB-Aptech, the outstanding balance as of December 31, 2008 is to be settled prior to December 31, 2009.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

License fee expense was included in cost of revenues and determined based on the total fee and recognized on a straight-line basis over the contract term that reflects the period over which the economic benefits are to be obtained.

(f)	Represents expenses incurred for technical support services provided by Jade Bird Group. Technical support expenses were included in general and administrative expense. In the six-month periods ended June 30, 2008 and 2009, BJB incurred expenses in the amount of RMB791,358 and RMB250,000 for the technical support services provided by Jade Bird Group, respectively. RMB336,614 and RMB250,000 were set-off against the amounts due from Jade Bird Group in the six-month periods ended June 30, 2008 and 2009, respectively.

(g)	Represents operating leases expenses for rental of office premises from Jade Bird Group. Operating leases expenses were included in general and administrative expense. The leases are for terms of one year or less and have historically been renewed prior to expiration. As of June 30, 2009, the Company prepaid the third quarter rental fee to Jade Bird Group in the amount of RMB1,248,480.

(h)	Represents expenses for the consulting services provided by Crescent Point Asia Limited. The consulting expense was included in general and administrative expense.

(i)	On September 25, 2007, BJBC borrowed a US dollar denominated short-term loan equivalent to RMB116,693 from Crescent Point Ventures Ltd. The loan is unsecured and due on September 25, 2008. The interest rate is equal to the 12-month London Interbank Offered Rate prevailing on September 25, 2007 plus 2%. On September 25, 2008, the loan was extended for 12 months at interest rate of 12-month London Interbank Offered Rate prevailing on September 25, 2008 plus 2%. The interest expenses accrued for the six-month periods ended June 30, 2008 and 2009 were US dollar denominated amount equivalent to RMB3,803 and US dollar denominated amount equivalent to RMB3,690, respectively.

(j)	BJB granted interest-free loans of RMB400,000 to Jade Bird Group to support the operating activities of Jade Bird Group during the six-month period ended June 30, 2009. These loans were unsecured and had no specific terms of repayment. RMB336,614 and RMB250,000 were set-off against the expenses for technique supporting services provided by Jade Bird Group in the six-month periods ended June 30, 2008 and 2009, respectively. The outstanding loan balance of RMB374,468 as of June 30, 2009 is expected to be set-off against the expenses for technique supporting services provided by Jade Bird Group in the second half of 2009.

(k)	During the six-month period ended June 30, 2008, BJB-Aptech collected RMB300,730 from vocational schools, universities and colleges on behalf of BJB and repaid RMB300,730 to BJB.

(l)	On April 18, 2008, the Board of Directors of BJB approved the distribution of dividends of RMB120,000,000, of which RMB24,000,000 representing 20% of the total dividends were paid to BJB’s noncontrolling interest holders in April 2008.

On March 25, 2009, the Board of Directors of BJB approved the distribution of dividends of RMB160,000,000, of which RMB32,000,000 representing 20% of the total dividends were paid to BJB’s noncontrolling interest holders in March and April 2009.

(m)	Prosperity borrowed US dollar denominated amount equivalent to RMB236,096,529 from Crescent Jade through several loan agreements during 2006 to acquire 80% equity interest of BJB. The loans were interest-free, unsecured and had no specific terms of repayment. On May 21, 2007, BJBC issued 142,000,000 ordinary shares with a par value of US$0.000125 per share to Crescent Jade to extinguish the loans of US dollar denominated amount equivalent to RMB231,278,901. As of June 30, 2009, the outstanding balance of loan was US dollar denominated amount equivalent to RMB157,557.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Amounts due from (to) related parties, except for the amounts due to Crescent Point Ventures Ltd., bear no interest, are unsecured and have no specific due dates. No other rights or privileges were exchanged and therefore no interest has been imputed.

As of December 31, 2008 and June 30, 2009, no impairment losses for bad and doubtful debts were recorded in respect of amounts due from related parties.

11.	COMMITMENTS

The Company has entered into non-cancellable operating leases for office premises with initial or remaining lease terms in excess of one year as of June 30, 2009 as follows:

RMB
Period from July 1, 2009 to December 31, 2009	7,433,648
Years ending December 31,
2010	11,333,850
2011	6,909,805
2012	1,524,322
2013	160,843
2014	—

27,362,468

Rental expenses incurred under operating leases for office premises for the six-month periods ended June 30, 2008 and 2009 were RMB8,387,487, and RMB8,651,302, respectively.

12.	INCOME TAXES

In January 2009, BJB was granted the “Advanced and New Technology Enterprise” (“ANTE”) certificate that is valid for a period of three years effective retroactively from January 1, 2008. Accordingly, BJB was grandfathered for its 3-year 50% exemption until expiry in 2009 and also entitled to the preferential income tax rate of 15% under the new Enterprise Income Tax (“EIT”) law for the year ended December 31, 2010. The tax effect of this retroactive change in enacted tax rates on current tax for the year ended December 31, 2008 and deferred income tax assets that are expected to be recovered and deferred income tax liabilities that are expected to be settled in 2009 and 2010 is RMB11,350,439, which was recognized as a credit to income tax expense in six-month period ended June 30, 2009.

In addition, in January 2009, BJB-Aptech and its wholly-owned subsidiary, Shanghai Aptech Beida Jade Bird Information Technology Co., Ltd. (“SJB-Aptech”) were granted the ANTE certificates that are valid for a period of three years effective retroactively from January 1, 2008. Accordingly, BJB-Aptech and SJB-Aptech are entitled to the preferential income tax rate of 15% under the new EIT law for 2008 to 2010.

The new EIT law also imposes a withholding income tax at 10%, unless reduced by a tax treaty, for dividends distributed by a PRC-resident enterprise to its immediate holding company outside the PRC for earnings accumulated beginning on January 1, 2008 and undistributed earnings generated prior to January 1, 2008 are exempt from such withholding income tax. The effects to income tax expenses were RMB5,777,909 and RMB7,192,951 for the six-month periods ended June 30, 2008 and 2009, respectively.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Actual income tax expense for the six-month period ended June 30, 2008 differs from the amount computed by applying the statutory EIT rate of 25% to earnings before income taxes primarily due to the effect of withholding income tax as described in the preceding paragraph, which was partially net off by the nontaxable equity in income of BJB-Aptech. Actual income tax expense for the six-month period ended June 30, 2009 differs from the amount computed by applying the statutory EIT rate of 25% to earnings before income taxes primarily due to the effect of change in the enacted tax rate on current taxes for 2008 and the deferred tax assets and liabilities at December 31, 2008 and the effect that BJB was entitled to the preferential EIT rate of 7.5% and 15% for 2009 and 2010, which are partially net off by the withholding income tax as described in the preceding paragraphs.

13.	DIVIDENDS

On June 12, 2008, the Board of Directors of BJBC approved the declaration of dividends of RMB96,000,000 (RMB0.64 per share). The amount was subsequently paid on March 5, 2009. The funding of the dividends payment was substantially derived from the dividends distribution made by BJB. On April 18, 2008, the Board of Directors of BJB approved the declaration of dividends of RMB120,000,000, of which RMB96,000,000 were paid to Prosperity and RMB24,000,000 representing 20% of the total dividends were paid to BJB’s noncontrolling interest holders in April 2008.

On March 25, 2009, the Board of Directors of BJBC approved the declaration of dividends of RMB115,200,000 (RMB0.77 per share), which was subsequently paid on April 17, 2009. The funding of the dividends payment was substantially derived from the dividends distribution made by BJB. On February 9, 2009, the Board of Directors of BJB approved the declaration of dividends of RMB160,000,000, of which RMB128,000,000 were paid to Prosperity in April 2009 and RMB32,000,000 representing 20% of the total dividends were paid to BJB’s noncontrolling interest holders in March and April 2009.

14.	EARNINGS PER SHARE

Basic and diluted earnings per share have been calculated as follows:

	Six-Month Period Ended June 30,
	2008	2009
	RMB	RMB
Numerator:
Net income attributable to BJB Career Education shareholders	24,304,881	495,280,862

Denominator:
Weighted average number of ordinary shares outstanding	150,000,000	169,025,894
Weighted average number of ordinary shares issuable upon exercise of share options	1,840,472	—

	151,840,472	169,025,894

Basic and diluted earnings per share attributable to BJB Career Education shareholders:	0.16	2.93

During the six-month period ended June 30, 2008, the Company’s potential dilutive shares outstanding consisted of share options. During the six-month period ended June 30, 2009, the Company did not have any potential dilutive shares outstanding. The computation of diluted net earnings per share for the six-month periods

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

ended June 30, 2008 and 2009 did not assume ordinary shares issuable upon exercise of employee share options of 120,000 and 1,310,000, respectively and nonvested shares of 347,737 and 317,145, respectively because the exercise of such employee share options and the vesting of such shares are contingent upon the consummation of the IPO.

The computation of diluted net earnings per share for the six-month period ended June 30, 2008 also did not assume the 37,500,000 ordinary shares issuable upon exercise of the rights of Beijing Peking University Education Investment Co., Ltd. (“Beijing Peking University Company”) and management shareholders to exchange 20% equity interest in BJB for BJBC’s ordinary shares, because the exercise of the rights is contingent upon certain conditions, including the consummation of the IPO and the approval of PRC government on the exchange of equity interest in BJB held by Beijing Peking University Company and management shareholders for newly issued ordinary shares of BJBC.

15.	SALES OF EDUCATIONAL CONTENT

Sales of educational content consisted of the following:

	Six-Month Period Ended June 30,
	2008	2009
	RMB	RMB
Single course instructor training services and related instructor materials and textbooks	12,591,185	11,977,533
Single course exam services	908,416	5,221,011
Multi-course instructor training services and related instructor materials, textbooks and exam services	18,731,036	19,728,790

Total	32,230,637	36,927,334

16.	FRANCHISE FEE REVENUES

Franchise fee revenues consisted of the following:

Six-Month Period Ended June 30,
2009
RMB
Initial franchise fee revenue	1,198,185
Renewal franchise fee revenue	315,345
Marketing and advertising fee revenue	2,691,803
Sale of textbooks to franchisees	31,121,013
Sale of exam services to franchisees	5,182,045
Others	527,957

Total	41,036,348

Others represent revenue from sales of instructor training services and related instructor materials, and miscellaneous fees charged to franchisees.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17.	SUBSEQUENT EVENT

On August 31, 2009, the Company entered into an agreement with Beijing Qingda Zhiquan Information Technology Co., Ltd. (“Qingda”), an entity established by a group of former employees of the Company, pursuant to which the Company sold 22 owned training centers to Qingda at a consideration of RMB2.1 million in cash. The Company also entered into another agreement with a third party individual on September 1, 2009 pursuant to which the Company sold 1 owned training center to the individual at a consideration of RMB0.3 million in cash. In conjunction with the sales of owned training centers, Qingda and the individual entered into separate franchise agreements with the Company and as a result, the 23 owned training centers before the transaction became franchised training centers of the Company effective September 1, 2009. The carrying amounts of net liabilities of the 23 owned training centers as of August 31, 2009 were approximately RMB11.6 million. For the year ended December 31, 2008 and for the period from January 1, 2009 to August 31, 2009, the 23 owned training centers contributed approximately RMB101.9 million and RMB62.8 million in revenue and RMB1.0 million and RMB5.6 million in net income attributable to BJB Career Education shareholders to the Company’s consolidated income statement, after taking into consideration the effect of intercompany transactions. On August 31, 2009, the Company terminated employment relationships with 35 officers and employees in conjunction with the sale of owned training centers and subsequently paid approximately RMB1.8 million in cash as the termination benefits in accordance with the PRC Labor Contract Law on September 7, 2009. In addition, on August 31, 2009, the Company settled 164,183 nonvested shares that were originally granted on September 2, 2007 in the amount of approximately RMB0.7 million in cash as a result of termination of the employment relationship with 9 employees. The Company expects to recognize a gain on sale of those owned training centers of approximately RMB10.2 million in the third quarter of 2009.

On September 28, 2009, as approved by all of its shareholders, BJBC changed its name from Beijing Jadebird IT Education Company, Limited to BJB Career Education Company, Limited.

Management has considered subsequent events through July 31, 2009, which was the date these interim financial statements were originally issued, and also through September 28, 2009, which is the date these interim financial statements were reissued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Owners of

Beijing Aptech Beida Jade Bird Information Technology Co., Ltd.:

We have audited the accompanying consolidated balance sheets of Beijing Aptech Beida Jade Bird Information Technology Co., Ltd. and subsidiary (the “Company”) as of December 31, 2007 and 2008, and the related consolidated statements of income, owners’ equity and cash flows for the periods from January 1, 2006 through November 30, 2006 and from December 1, 2006 through December 31, 2006, and for the years ended December 31, 2006, 2007 and 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Beijing Aptech Beida Jade Bird Information Technology Co., Ltd. and subsidiary as of December 31, 2007 and 2008, and the results of their operations and their cash flows for the periods from January 1, 2006 through November 30, 2006 and from December 1, 2006 through December 31, 2006, and for the years ended December 31, 2006, 2007 and 2008, in conformity with U.S. generally accepted accounting principles.

As described in note 10, the Company conducted significant transactions with related parties. As further described in note 14, on April 30, 2009, BJB Career Education Company, Limited (formerly known as Beijing Jadebird IT Education Company, Limited) (“BJBC”) acquired Aptech Limited’s 50% equity interest in the Company. The accompanying consolidated financial statements of the Company do not reflect any adjustments to the assets and liabilities as a result of the Company becoming a majority owned subsidiary of BJBC.

/s/    KPMG

Hong Kong, China

June 19, 2009

BEIJING APTECH BEIDA JADE BIRD INFORMATION TECHNOLOGY CO., LTD.

CONSOLIDATED BALANCE SHEETS

		December 31,	December 31,
	Note	2007	2008
		RMB	RMB	$
ASSETS
Current assets:
Cash and cash equivalents		203,979,826	427,866,745	62,643,370
Time deposits		51,000,000	—	—
Accounts receivable		90,000	—	—
Accounts receivable from a related party	10	1,923,072	11,384,608	1,666,804
Lease prepayment to a related party	10	4,000,000	—	—
Inventory		4,276,262	4,865,567	712,361
Prepaid expenses and other current assets		8,561,841	6,572,900	962,329
Deferred income tax assets		7,810,445	16,994,306	2,488,113

Total current assets		281,641,446	467,684,126	68,472,977

Property and equipment, net		5,314,482	7,658,027	1,121,201
Intangible assets, net		5,600,000	2,800,000	409,944
Deferred income tax assets		2,979,341	7,437,011	1,088,842

Total assets		295,535,269	485,579,164	71,092,964

LIABILITIES AND OWNERS’ EQUITY
Current liabilities:
Accounts payable		3,727,076	—	—
Due to a related party	10	—	4,050,000	592,955
Income taxes payable		2,478,649	24,641,587	3,607,740
Deferred revenue		27,743,186	60,816,725	8,904,091
Deferred revenue from related parties	10	3,498,600	7,160,500	1,048,359
Accrued expenses and other current liabilities		19,454,722	22,755,185	3,331,555

Total current liabilities		56,902,233	119,423,997	17,484,700

Deferred revenue		2,033,591	554,276	81,151

Total liabilities		58,935,824	119,978,273	17,565,851

Owners’ equity:
Registered capital		8,247,121	8,247,121	1,207,449
Statutory reserve		4,096,766	4,096,766	599,802
Retained earnings		224,255,558	353,257,004	51,719,862

Total owners’ equity		236,599,445	365,600,891	53,527,113

Commitments and contingencies	11
Total liabilities and owners’ equity		295,535,269	485,579,164	71,092,964

The accompanying notes are an integral part of these consolidated financial statements.

BEIJING APTECH BEIDA JADE BIRD INFORMATION TECHNOLOGY CO., LTD.

CONSOLIDATED STATEMENTS OF INCOME

	Note	Period from January 1 through November 30,	Period from December 1 through December 31,	Year Ended December 31,
		2006	2006	2006	2007	2008
		RMB	RMB	RMB	RMB	RMB	$
Revenues
Franchise fee revenues	13	184,680,425	21,188,103	205,868,528	259,041,083	316,839,804	46,388,071
Franchise fee revenues from related parties	10	16,167,603	2,064,856	18,232,459	28,240,826	32,575,315	4,769,306
Area agent fees		1,968,988	168,630	2,137,618	3,123,433	1,580,731	231,433
Other sales to a related party	10	12,647,076	1,148,812	13,795,888	13,795,888	13,795,888	2,019,837

Total revenues		215,464,092	24,570,401	240,034,493	304,201,230	364,791,738	53,408,647
Costs and expenses(a)
Cost of revenues		(43,127,951)	(4,340,577)	(47,468,528)	(61,086,824)	(68,853,241)	(10,080,706)
Selling and marketing		(46,425,994)	(3,117,817)	(49,543,811)	(78,600,329)	(85,834,910)	(12,566,969)
General and administrative		(18,759,551)	(3,754,965)	(22,514,516)	(27,329,960)	(24,212,396)	(3,544,903)
Other operating costs and expenses		—	—	—	(9,000,000)	(23,000,000)	(3,367,398)

Total costs and expenses		(108,313,496)	(11,213,359)	(119,526,855)	(176,017,113)	(201,900,547)	(29,559,976)

Income from operations		107,150,596	13,357,042	120,507,638	128,184,117	162,891,191	23,848,671
Interest income		1,082,169	165,386	1,247,555	3,507,296	9,289,251	1,360,026

Earnings before income taxes		108,232,765	13,522,428	121,755,193	131,691,413	172,180,442	25,208,697
Income tax expense		(9,863,088)	(729,714)	(10,592,802)	(1,050,273)	(43,178,996)	(6,321,776)

Net income		98,369,677	12,792,714	111,162,391	130,641,140	129,001,446	18,886,921

(a) Includes the following costs and expenses resulting from transactions with related parties (note 10):

Costs and expenses
Cost of revenues		(3,256,967)	(289,137)	(3,546,104)	(7,346,844)	(7,539,075)	(1,103,785)
Selling and marketing		(192,241)	(19,759)	(212,000)	(198,281)	(149,818)	(21,935)
General and administrative		(480,602)	(49,398)	(530,000)	(6,541,855)	(4,849,027)	(709,939)
Other operating costs and expenses		—	—	—	(9,000,000)	(23,000,000)	(3,367,398)

The accompanying notes are an integral part of these consolidated financial statements.

BEIJING APTECH BEIDA JADE BIRD INFORMATION TECHNOLOGY CO., LTD.

CONSOLIDATED STATEMENTS OF OWNERS’ EQUITY

	Note	Registered Capital	Statutory Reserve	Retained Earnings	Total Owners’ Equity
		RMB	RMB	RMB	RMB
Balance as of December 31, 2005		8,247,121	2,068,991	24,479,802	34,795,914
Net income		—	—	98,369,677	98,369,677
Appropriation to statutory reserve	12	—	2,027,775	(2,027,775)	—
Dividends declared		—	—	(40,000,000)	(40,000,000)

Balance as of November 30, 2006		8,247,121	4,096,766	80,821,704	93,165,591

Net income		—	—	12,792,714	12,792,714

Balance as of December 31, 2006		8,247,121	4,096,766	93,614,418	105,958,305

Balance as of December 31, 2005		8,247,121	2,068,991	24,479,802	34,795,914

Net income		—	—	111,162,391	111,162,391
Appropriation to statutory reserve	12	—	2,027,775	(2,027,775)	—
Dividends declared		—	—	(40,000,000)	(40,000,000)

Balance as of December 31, 2006		8,247,121	4,096,766	93,614,418	105,958,305

Net income		—	—	130,641,140	130,641,140

Balance as of December 31, 2007		8,247,121	4,096,766	224,255,558	236,599,445

Net income		—	—	129,001,446	129,001,446

Balance as of December 31, 2008		8,247,121	4,096,766	353,257,004	365,600,891

Balance as of December 31, 2008 (US$)		1,207,449	599,802	51,719,862	53,527,113

The accompanying notes are an integral part of these consolidated financial statements.

BEIJING APTECH BEIDA JADE BIRD INFORMATION TECHNOLOGY CO., LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Period from January 1 through November 30,	Period from December 1 through December 31,	Year Ended December 31,
	2006	2006	2006	2007	2008
	RMB	RMB	RMB	RMB	RMB	$
Operating activities:
Net income	98,369,677	12,792,714	111,162,391	130,641,140	129,001,446	18,886,921
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,566,401	327,605	3,894,006	4,002,957	4,749,226	695,328
Deferred income tax benefit	(200,674)	(561,169)	(761,843)	(5,686,252)	(13,641,531)	(1,997,237)
Loss on disposal of property and equipment	—	—	—	344,400	29,158	4,269
Foreign currency exchange rate loss	58,240	9,022	67,262	131,838	18,940	2,773
Changes in operating assets and liabilities:
Accounts receivable	(210,000)	342,000	132,000	248,000	90,000	13,177
Accounts receivable from a related party	(4,322,020)	1,789,438	(2,532,582)	863,450	(9,461,536)	(1,385,250)
Lease prepayment to a related party	—	—	—	—	4,000,000	585,634
Inventory	1,082,794	(518,206)	564,588	1,123,430	(589,305)	(86,279)
Prepaid expenses and other current assets	2,232,380	1,474,747	3,707,127	(7,144,606)	1,988,941	291,198
Accounts payable	(407,483)	379,162	(28,321)	2,005,835	(3,727,076)	(545,676)
Due to related parties	(1,227,027)	(2,483,605)	(3,710,632)	(8,418,626)	4,050,000	592,955
Income taxes payable	1,925,075	1,290,883	3,215,958	(737,309)	22,162,938	3,244,844
Deferred revenue, including related parties portion	6,012,949	2,162,738	8,175,687	1,501,731	35,256,124	5,161,800
Accrued expenses and other current liabilities	12,067,562	(7,830,695)	4,236,867	4,461,192	3,300,463	483,216

Net cash provided by operating activities	118,947,874	9,174,634	128,122,508	123,337,180	177,227,788	25,947,673

Investing activities:
Purchase of property and equipment	(1,131,236)	(93,500)	(1,224,736)	(2,436,988)	(4,321,929)	(632,768)
Purchase of time deposits	(40,000,000)	—	(40,000,000)	(82,000,000)	(50,000,000)	(7,320,430)
Proceeds from maturity of time deposits	—	20,000,000	20,000,000	51,000,000	101,000,000	14,787,268
Loans made to related parties	—	—	—	(29,481,255)	—	—
Proceeds from repayment of loan made to a related party	—	—	—	25,481,255	—	—

Net cash provided by (used in) investing activities	(41,131,236)	19,906,500	(21,224,736)	(37,436,988)	46,678,071	6,834,070

Financing activities:
Dividends paid	(40,000,000)	—	(40,000,000)	—	—	—

Net cash used in financing activities	(40,000,000)	—	(40,000,000)	—	—	—

Effect of foreign currency exchange rate changes on cash and cash equivalents	(58,240)	(9,022)	(67,262)	(131,838)	(18,940)	(2,773)
Net increase in cash and cash equivalents	37,758,398	29,072,112	66,830,510	85,768,354	223,886,919	32,778,970
Cash and cash equivalents at beginning of period	51,380,962	89,139,360	51,380,962	118,211,472	203,979,826	29,864,400

Cash and cash equivalents at end of period	89,139,360	118,211,472	118,211,472	203,979,826	427,866,745	62,643,370

Supplemental disclosure of cash flow information:
Income taxes paid, net of tax refund of RMB1,224,400 in June 2006	6,914,287	—	6,914,287	7,473,834	34,657,589	5,074,169
Loan to a related party converted into lease prepayment in 2007 and set-off against lease payments in 2008	—	—	—	4,000,000	4,000,000	585,634

The accompanying notes are an integral part of these consolidated financial statements.

BEIJING APTECH BEIDA JADE BIRD INFORMATION TECHNOLOGY CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION, DESCRIPTION OF BUSINESS AND SIGNIFICANT CONCENTRATIONS AND RISKS

(a) Organization

Beijing Aptech Beida Jade Bird Information Technology Co., Ltd. (“BJB-Aptech”) was established in Beijing, the People’s Republic of China (“PRC”) on September 23, 1999 by Beijing Maida Technology Trading Co., Ltd. (“Maida”), an entity registered in the PRC, and Aptech Limited (“Aptech India”), an entity registered in the Republic of India. Maida and Aptech India each held a 50% equity interest in BJB-Aptech. Beijing Beida Jade Bird Co., Ltd. (“Beida JB”), an entity registered in the PRC, acquired a 50% equity interest in BJB-Aptech from Maida on March 13, 2001. Since then and through July 27, 2005, Beida JB and Aptech India each held a 50% equity interest in BJB-Aptech. On July 27, 2005, Beijing Jade Bird Educational Information Technology Co., Ltd. (“BJB”), an entity controlled and majority owned by Beida JB, and Aptech India contributed capital of RMB2,031,550 (equivalent to US$250,000) and US$250,000, respectively, or RMB4,100,874 in aggregate to BJB-Aptech. In exchange for the capital contribution, Beida JB transferred a 25% equity interest in BJB-Aptech to BJB. On August 31, 2005, Beida JB transferred its remaining 25% equity interest in BJB-Aptech to BJB. As of December 31, 2007 and 2008, BJB and Aptech India each held a 50% equity interest in BJB-Aptech.

On February 13, 2006, BJB-Aptech established a wholly-owned subsidiary, Shanghai Aptech Beida Jade Bird Information Technology Co., Ltd. (“SJB-Aptech”). Hereinafter, BJB-Aptech and SJB-Aptech are collectively referred to as the Company.

(b) Description of Business

The Company is primarily a franchisor of vocational information technology training centers under the name Beida Jade Bird Aptech. The Company offers four training programs, consisting of a software engineer program (Aptech Certified Computer Professional (“ACCP”), an entry-level software engineer program (“ACCP Junior”), a network engineer program (Beida Jade Bird Certified Engineer for Networking (“BENET”)) and a software testing engineer program (Beida Jade Bird Certified Engineer for Software Testing (“BTEST”)). Each program consists of 1 to 4 sequentially delivered courses with each course ranging from 4 to 10 months. The Company enters into franchise agreements with unrelated third parties located in the PRC and also, to a lesser extent, with BJB and Beida JB for periods that range from four to five years. In exchange for the use of the name Beida Jade Bird Aptech and the ability to operate a vocational training center, franchisees pay the Company a one-time non-refundable initial franchise fee and purchase textbooks and exam services from the Company. Franchisees are required to establish a dedicated training center and operate the training center in compliance with the franchise agreement which requires adherence to operating and quality control procedures and specific marketing practices established by the Company. The Company does not provide loans, leases, or guarantees to franchisees or the franchisees’ employees and vendors. If a franchisee becomes financially distressed, the Company does not provide any financial assistance. Prior to January 1, 2006, the Company also, to a lesser extent, sold and provided instructor training services and related instructor materials, textbooks and exam services to vocational schools, universities and colleges in the PRC, which is referred to as educational content distribution. See note 2(h).

(c) Significant Concentrations and Risks

A substantial portion of the Company’s revenues is derived from franchisees. Revenues generated under franchise agreements accounted for 93%, 95%, 93%, 94%, and 96% of the Company’s total revenues for the periods from January 1, 2006 through November 30, 2006 and from December 1, 2006 through December 31, 2006, and for the years ended December 31, 2006, 2007 and 2008, respectively. Any disruption to the

BEIJING APTECH BEIDA JADE BIRD INFORMATION TECHNOLOGY CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

franchisees’ operations could affect the financial performance of the franchisees, which in turn could result in an adverse effect on the Company’s financial condition, results of operations and cash flows.

Sales to BJB were 12%, 12%, 12%, 13% and 13% of the Company’s total revenues for the period from January 1, 2006 through November 30, 2006, the period from December 1, 2006 through December 31, 2006, and the years ended December 31, 2006, 2007 and 2008, respectively. The Company did not generate sales from any other individual customer or franchisee which exceeded 10% of its total revenues.

A substantial portion of the Company’s revenues related to the ACCP and BENET programs are generated from the sale of textbooks and exam services. The percentages of the Company’s total revenues from the ACCP and BENET programs are as follows:

	Period from January 1 through November 30,	Period from December 1 through December 31,	Year Ended December 31,
	2006	2006	2006	2007	2008
	RMB	RMB	RMB	RMB	RMB
ACCP	53%	52%	53%	56%	60%
BENET	23%	25%	23%	23%	23%

Total	76%	77%	76%	79%	83%

As the Company expects revenues from sale of products and services related to these two programs to continue to represent a substantial portion of its revenues in the future, any factors adversely affecting the sale of these two programs will have a material adverse effect on the Company’s business, financial condition and results of operations.

A substantial portion of the Company’s revenues are currently derived from franchisees that operate in Beijing. Revenue derived from sales to franchisees that operate in Beijing accounted for 21%, 19%, 21%, 17%, and 17% of the Company’s total revenues for the periods from January 1, 2006 through November 30, 2006 and from December 1, 2006 through December 31, 2006, and for the years ended December 31, 2006, 2007 and 2008, respectively. As the Company expects revenue derived from sales to franchisees that operate in Beijing to continue to represent a significant portion of its revenues, any factors adversely affecting vocational information technology training in Beijing will have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company engaged BJB to perform certain services from 2007, e.g. program updates, operating manual update and training services because the Company believed that BJB has relevant knowledge and experience. Costs and expenses charged by BJB for the services provided were 11% and 16% of the Company’s total costs and expenses for the years ended December 31, 2007 and 2008, respectively. The Company’s failure to obtain quality services from BJB will limit its ability to improve franchisee management and operational efficiency, which will have a material adverse effect on the Company’s business, financial condition and results of operations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Principles of Consolidation

The consolidated financial statements consist of the financial statements of BJB-Aptech and its subsidiary. All significant intercompany balances and transactions have been eliminated upon consolidation.

BEIJING APTECH BEIDA JADE BIRD INFORMATION TECHNOLOGY CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(b) Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). For financial reporting purposes, BJB is considered to be the predecessor of BJB Career Education Company, Limited (formerly known as Beijing Jadebird IT Education Company, Limited) (“BJBC”). The consolidated financial statements of BJB have been presented for the period from January 1, 2006 through November 30, 2006, which is the date just prior to Prosperity Holdings Limited (“Prosperity”) acquired 80% of BJB. BJBC is the parent of Prosperity. Accordingly, in accordance with the Rule 210.3-09 of the Securities and Exchange Commission of the United States, the Company’s consolidated financial statements have been presented as of the same dates and for the same periods as the consolidated financial statements of BJBC.

(c) Use of Estimates

The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the collectibility of amounts due from related parties, the recoverability of the carrying amounts of inventory, property and equipment and intangible assets, the useful lives of property and equipment and intangible assets, the realization of deferred income tax assets, and liabilities for income tax uncertainties and other contingencies. The current economic environment has increased the degree of uncertainty inherent in those estimates and assumptions.

(d) Foreign Currency

The accompanying consolidated financial statements are expressed in Renminbi (“RMB”). The functional currency of the BJB-Aptech and SJB-Aptech is the RMB, which is not a fully convertible currency. All foreign exchange transactions involving RMB must take place either through the People’s Bank of China (the “PBOC”) or other institutions authorized to buy and sell foreign currency. The exchange rates adopted for the foreign exchange transactions are the rates of exchange quoted by the PBOC.

Transactions denominated in currencies other than RMB are remeasured into RMB at the exchange rates quoted by the PBOC at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are remeasured into RMB using the applicable exchange rates quoted by the PBOC at each balance sheet date. The resulting exchange differences are recorded in general and administrative expense in the consolidated statements of income.

For the convenience of readers, the 2008 RMB amounts included in the accompanying consolidated financial statements have been translated into U.S. dollars at the rate of US$1.00 = RMB6.8302, being the noon buy rate for U.S. dollars in effect on June 30, 2009 in the City of New York for cable transfer in RMB per U.S. dollar as certified for custom purposes by the Federal Reserve Bank of New York. No representation is made that RMB amounts could have been, or could be, converted into U.S. dollars at the rate or at any other certain rate on June 30, 2009, or at any other date. The U.S. dollars convenience translation is not required under U.S. GAAP and all U.S. dollars convenience translation amounts in the accompanying consolidated financial statements are unaudited.

(e) Cash and Cash Equivalents and Time Deposits

Cash and cash equivalents consist of cash on hand, cash in bank, and interest-bearing certificates of deposit with an initial term of less than three months when purchased. As of December 31, 2007 and 2008, the US dollar

BEIJING APTECH BEIDA JADE BIRD INFORMATION TECHNOLOGY CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

denominated bank deposit of US$263,047 and nil (equivalent to RMB1,899,413 and nil) respectively were held with a financial institution in the PRC.

Time deposits, which all mature within one year as of the balance sheet date, represent certificates of deposit with an initial term of greater than three months when purchased.

All the cash, cash equivalents and time deposits were placed with financial institutions in the PRC, which management believes are of high credit quality.

(f) Inventory

Inventory, consisting of textbooks and instructor materials, is stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

(g) Long-Lived Assets

Property and Equipment, Net

Property and equipment consisting of office equipment and vehicles are stated at cost. Depreciation is calculated on the straight-line method over the estimated useful life of the assets of five years. When items are retired or otherwise disposed of, income is charged or credited for the difference between net book value and proceeds realized thereon.

Intangible Assets, Net

Intangible assets represent the acquisition cost for copyrights to instructor materials and student textbooks for the BTEST program, which were developed by and acquired from BJB in January 2005 at RMB 14 million. The acquired copyrights are amortized using the straight-line method over five years, which is the estimated period over which the acquired copyrights to instructor materials and student textbooks are expected to contribute directly or indirectly to the future cash flows of the Company.

Impairment of Long-Lived Assets

Long-lived assets consisting of property and equipment and intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying value of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount that the carrying value exceeds the estimated fair value. No impairment of long-lived assets was recognized for any of the periods presented.

(h) Revenue Recognition

Franchise fee revenues are recognized in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 45, Accounting for Franchise Fee Revenue. Area agent fees and other sales to a related party are recognized when all of the following conditions are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable, and collectibility is reasonably assured. These criteria as they relate to each of the following major revenue generating activities are described below. Revenue is recorded, net of business tax, which is levied on the Company’s revenues generated in the PRC at a rate of 5%.

BEIJING APTECH BEIDA JADE BIRD INFORMATION TECHNOLOGY CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Franchise fee revenues

Franchise fee revenues primarily consist of initial and renewal franchise fees, marketing and advertising fees, and sale of textbooks and exam services to franchisees.

(i) Initial and renewal franchise fee revenues

Initial franchise fees are recognized when all material services or conditions have been substantially rendered or satisfied as follows: (i) the Company has no remaining obligations or intent by agreement, practice or law to refund any cash received or to forgive any unpaid receivables, (ii) the Company has rendered all services stipulated and required in the franchise agreement, and (iii) no other material conditions or obligations related to the determination of substantial performance exist. For all periods presented, these criteria were met upon the opening of the BJB-Aptech-franchised training center. Renewal franchise fees are recognized when the above criteria have been met, which for all periods presented were met when the renewal agreement became effective. To the extent these conditions have not been met at the end of the reporting period, any initial and renewal franchise fees received are deferred and recognized as revenue in the period in which the conditions have been satisfied.

(ii) Marketing and advertising fee revenue

Beginning January 1, 2006, franchisees are required to pay a monthly fee to the Company for marketing and advertising. The monthly fee is determined at the beginning of the year or upon entering into initial franchise agreements for new franchisees during the year. Because the advertising is directed and controlled entirely at the Company’s discretion, the marketing and advertising fee is recognized as revenue on a monthly basis when the fee is earned. Costs incurred by the Company for marketing and advertising are expensed as incurred.

(iii) Sale of textbooks and exam services

The franchise agreements include terms for the continuing delivery of textbooks and provision of exam services to franchisees. Pursuant to the franchise agreement, the Company delivers textbooks and provides exam services on a per enrolled student basis for which franchisees pay the Company a percentage of tuition fees, textbook fees and exam fees received from each enrolled student. The Company receives payment prior to the start of each course. Textbooks are delivered to the franchisees at the start of the course and exam services, which include organization, proctoring, grading of exams, and the issuance of certificates of completion to students who pass the exam, are provided at the end of the course. Revenue allocated to exam services is deferred and recognized upon completion of the exam services. Revenue allocated to exam services is determined based upon the separate selling price the Company sells exam services to franchisees whose enrolled students apply for taking the exam without taking the relevant training for the course. The remaining portion of total cash collected at the beginning of each course is allocated to the sale of textbooks for which revenue is recognized when the textbooks are delivered, which is when risks and rewards of ownership have been transferred. To the extent textbooks have not been delivered or exam services have not been rendered, any fees received are deferred and recognized as revenue in the period in which textbooks are delivered or exam services are rendered. Under the Company’s agreements with franchisees, textbooks are considered delivered when they reach the franchisee’s location and are accepted by franchisees.

Area agent fees

The Company grants third-party sales agents the exclusive right to sell the Company’s instructor training services and related instructor materials, textbooks and exam services to vocational schools, universities and colleges in designated territories for a contractually specified period of time, normally four to five years, and in

BEIJING APTECH BEIDA JADE BIRD INFORMATION TECHNOLOGY CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

return, the sales agents pay a non-refundable fee. The fee is deferred and recognized as revenue ratably on a straight-line basis over the period of the agreement.

Other sales to a related party

Other sales to a related party represents license fee revenue from BJB. On December 20, 2005, the Company entered into a general educational content distribution agreement with BJB, pursuant to which during the period from January 1, 2006 to March 30, 2009, the Company authorized BJB to be the exclusive licensee to provide instructor training services and related instructor materials, textbooks and exam services to vocational schools, universities and colleges across the PRC. The Company is obligated to provide unlimited instructor training services and related instructor materials, textbooks and exam services to BJB in exchange for a total license fee of RMB47,000,000. License fee revenue is recognized ratably on a straight-line basis over the term of the general educational content distribution agreement of 39 months. On March 31, 2009, the Company renewed the general educational content distribution agreement with BJB from March 31, 2009 to March 30, 2014. Both parties agreed that the fees to be charged by the Company during the renewal period is based on the instructor training services and related instructor materials, textbooks and exam services delivered to vocational schools, universities and colleges at pre-determined prices.

In connection with the general educational content distribution agreement, the Company transferred to BJB the remaining obligations under existing agreements as of January 1, 2006 between the Company and certain vocational schools, universities and colleges. In accordance with the terms of the general educational content distribution agreement, the consideration for transfer of these contractual performance obligations was the Company’s carrying amount of the related deferred revenue of RMB8,418,626 as of December 31, 2005. The Company paid RMB8,418,626 to BJB on September 30, 2007. See note 10(j).

(i) Advertising Costs

Advertising costs are expensed as incurred and included in selling and marketing expenses. Advertising costs for the periods from January 1, 2006 through November 30, 2006 and from December 1, 2006 through December 31, 2006, and for the years ended December 31, 2006, 2007 and 2008 were RMB34,152,613, RMB1,156,699, RMB35,309,312, RMB60,818,211 and RMB75,425,412, respectively.

(j) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and any operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates or tax laws is recognized in the consolidated statements of income in the period the change in tax rates or tax laws is enacted. A valuation allowance is provided to reduce the carrying amount of deferred income tax assets if it is considered more likely than not that some portion or all of the deferred income tax assets will not be realized.

On January 1, 2007, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertain tax positions. This interpretation requires that an entity recognizes in the consolidated financial statements the impact of a tax position, if that position is more likely than not of

BEIJING APTECH BEIDA JADE BIRD INFORMATION TECHNOLOGY CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

being sustained upon examination, based on the technical merits of the position. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The initial adoption of FIN 48 did not have any impact on the Company’s consolidated financial position or results of operations. The Company has elected to classify interest and penalties related to unrecognized tax benefits, if and when required, as part of income tax expense in the consolidated statements of income.

(k) Employee Benefit Plans

Pursuant to relevant PRC regulations, the Company is required to make contributions to various defined contribution plans organized by municipal and provincial PRC governments. The contributions are made for each PRC employee at rates ranging from 33% to 37% on a standard salary base as determined by the local social security bureau. Contributions to the defined contribution plans are charged to the consolidated statements of income when the related service is provided. For the periods from January 1, 2006 through November 30, 2006 and from December 1, 2006 through December 31, 2006, and for the years ended December 31, 2006, 2007 and 2008, the Company’s contributions were RMB1,537,204, RMB152,568, RMB1,689,772, RMB2,952,466, and RMB4,139,843, respectively.

The Company has no other obligation for the payment of employee benefits associated with these plans beyond the contributions described above.

(l) Commitments and Contingencies

In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, shareholder lawsuits, and tax matters. The Company records an accrual for a loss contingency when it is probable that an asset had been impaired or a liability had been incurred and the amount of loss can be reasonably estimated.

(m) Fair Value Measurements

On January 1, 2008, the Company adopted the provisions of FASB Statement No. 157, Fair Value Measurements, for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. Statement 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Statement 157 also establishes a framework for measuring fair value and expands disclosures about fair value measurements (see note 6).

On January 1, 2009, the Company will be required to apply the provisions of Statement 157 to fair value measurements of nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The Company is in the process of evaluating the impact, if any, of applying these provisions on its financial position and results of operations.

In October 2008, the FASB issued FASB Staff Position FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active, which was effective immediately. FSP FAS 157-3 clarifies the application of Statement 157 in cases where the market for a financial instrument is not active and provides an example to illustrate key considerations in determining fair value in those circumstances. Management has considered the guidance provided by FSP FAS 157-3 in its determination of estimated fair values during 2008.

BEIJING APTECH BEIDA JADE BIRD INFORMATION TECHNOLOGY CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following:

	December 31,	December 31,

	2007	2008
	RMB	RMB
Prepaid advertising fees	5,790,267	458,570
Prepaid printing fee	—	3,336,248
Prepaid business tax	324,754	1,486,500
Others	2,446,820	1,291,582

Total	8,561,841	6,572,900

Others primarily represent advances to suppliers and interest income receivable.

4. PROPERTY AND EQUIPMENT, NET

Property and equipment, net consist of the following:

	December 31,	December 31,
	2007	2008
	RMB	RMB
Office equipment	6,833,279	7,893,200
Vehicles	895,513	3,965,221

Total property and equipment	7,728,792	11,858,421
Less: accumulated depreciation	(2,414,310)	(4,200,394)

Property and equipment, net	5,314,482	7,658,027

Depreciation expense for property and equipment was recorded as follows:

	Period from January 1 through November 30,	Period from December 1 through December 31,	Year Ended December 31,
	2006	2006	2006	2007	2008
	RMB	RMB	RMB	RMB	RMB
Cost of revenues	416,156	40,255	456,411	480,828	789,393
Selling and marketing	14,877	1,030	15,907	11,750	13,241
General and administrative	568,701	52,987	621,688	710,379	1,146,592

Total depreciation expense	999,734	94,272	1,094,006	1,202,957	1,949,226

BEIJING APTECH BEIDA JADE BIRD INFORMATION TECHNOLOGY CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5. INTANGIBLE ASSETS, NET

Intangible assets represent the acquisition cost for copyrights to instructor materials and student textbooks for the BTEST program, which were developed by and acquired from BJB and is summarized as follows:

	December 31,	December 31,
	2007	2008
	RMB	RMB
Original cost	14,000,000	14,000,000
Less: accumulated amortization	(8,400,000)	(11,200,000)

Intangible assets, net	5,600,000	2,800,000

Amortization expense, which is included in cost of revenues, was RMB2,566,667, RMB233,333, RMB2,800,000, RMB2,800,000 and RMB2,800,000 for the periods from January 1, 2006 through November 30, 2006 and from December 1, 2006 through December 31, 2006, and for the years ended December 31, 2006, 2007 and 2008, respectively. The estimated annual amortization expense for the year ended December 31, 2009 is RMB2,800,000.

6. FAIR VALUE OF FINANCIAL INSTRUMENTS

(a) Fair Value of Financial Instruments

The fair values of the financial instruments described below as of December 31, 2008 represent management’s best estimates of the amounts that would be received to sell those assets or that would be paid to transfer those liabilities in an orderly transaction between market participants at that date. Those fair value measurements maximize the use of observable inputs. However, in situations where there is little, if any, market activity for the asset or liability at the measurement date, the fair value measurement reflects management’s own judgments about the assumptions that market participants would use in pricing the asset or liability. Those judgments are developed by management based on the best information available in the circumstances.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and cash equivalents, accounts receivable from a related party, amounts due to a related party and accrued expenses (nonderivatives): The carrying amounts, at face value or cost plus accrued interest, approximate fair value because of the short maturity of these instruments.

(b) Fair Value Hierarchy

The Company adopted Statement 157 on January 1, 2008 for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. Statement 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

BEIJING APTECH BEIDA JADE BIRD INFORMATION TECHNOLOGY CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3 inputs are unobservable inputs for the asset or liability.

The level in the fair value hierarchy within which a fair measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

The financial statements as of and for the year ended December 31, 2008 do not include any nonrecurring fair value measurements relating to assets or liabilities for which the Company has adopted the provisions of Statement 157. All nonrecurring fair value measurements for 2008 involved nonfinancial assets and the Company will not adopt the provisions of Statement 157 for nonrecurring fair value measurements involving nonfinancial assets and nonfinancial liabilities until January 1, 2009 as discussed in note 2(m).

7. DEFERRED REVENUE AND DEFERRED REVENUE FROM RELATED PARTIES

Deferred revenue and deferred revenue from related parties consist of the following:

		December 31,	December 31,
		2007	2008
		RMB	RMB
Initial franchise fee	(i)	6,600,000	4,700,000
Sale of textbooks	(ii)	2,855,718	4,854,410
Sale of exam services	(ii)	16,622,000	49,783,000
Area agent fees	(iii)	1,665,468	1,479,315

Deferred revenue from external customers-current		27,743,186	60,816,725

Sale of exam services	(ii)	3,498,600	7,160,500

Deferred revenue from related parties-current		3,498,600	7,160,500

Area agent fee from external customers, net of current portion	(iii)	2,033,591	554,276

(i)	Represents initial franchise fees received which are deferred because the Company has not performed substantially all services stipulated and required in the franchise agreement. Amounts are recognized when all the services have been completed, which has historically been upon the opening of the BJB-Aptech-franchised training center.
(ii)	Represents consideration received and allocated to the sale of textbooks and exam services. Arrangements with franchisees consist of the sale of (i) textbooks and (ii) exam services. The Company delivers textbooks to the franchisee at the start of the course and provides exam services at the end of the course. Amounts are deferred because the Company has not delivered the textbooks or performed the exam services. Revenue allocated to exam services are deferred and recognized upon completion of the exam services. The portion deferred is determined based upon the separate selling price the Company sells exam services to franchisees whose enrolled students apply for taking the exam without taking the relevant courses. The remaining portion allocated to the sale of textbooks is recognized when the textbooks are delivered, which is when risks and rewards of ownership have been transferred.
(iii)	Represents non-refundable fees paid by sales agents to the Company for the right to be the Company’s exclusive sales representative in a designated territory for a contractual period of time, normally four to five years. The fee is deferred and recognized as revenue ratably on a straight-line basis over the terms of the agreement.

Deferred revenue expected to be recognized beyond one year is classified as a non-current liability.

BEIJING APTECH BEIDA JADE BIRD INFORMATION TECHNOLOGY CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

		December 31,	December 31,
		2007	2008
		RMB	RMB
Accrued payroll and welfare		7,474,971	11,680,619
Cash collected on behalf of the Occupational Skills Testing Authority of the PRC Ministry of Labor and Social Security (“OSTA”)	(i)	5,489,756	7,614,769
Other accrued expenses	(ii)	6,489,995	3,459,797

Total accrued expenses and other current liabilities		19,454,722	22,755,185

(i)	Represents cash collected from franchisees on behalf of the OSTA. According to the agreement between the Company and the OSTA, students who enroll in the franchisee’s training centers and pass the exam for the ACCP or BENET programs could apply for a certificate issued by the OSTA for a fee. The Company collects the fee from franchisees and remits to the OSTA.
(ii)	Other accrued expenses primarily represent accruals for advertising expenses, professional fees and business travel expenses.

9. INCOME TAXES

BJB-Aptech and its subsidiary file separate income tax returns.

Prior to January 1, 2008, the PRC’s statutory income tax rate was 33%. BJB-Aptech, being a then recognized advanced and new technology enterprise located in the Beijing New Hi-tech Industry Development and Experimental Zone, was taxed at a preferential income tax rate of 15% for 2006 and 2007. In addition, SJB-Aptech as a newly established technical service company was granted a 2-year full exemption tax holiday for 2006 and 2007.

On March 16, 2007, the National People’s Congress passed the new Enterprise Income Tax law (the “new EIT law”) which unifies the income tax rate to 25% for all enterprises. The new EIT law was effective as of January 1, 2008. According to the new EIT law, entities that qualify as “Advanced and New Technology Enterprise” (“ANTE”) are entitled to a preferential EIT rate of 15%. However, the new recognition criteria and procedures for ANTE under the new EIT law were not issued until April 2008, and BJB-Aptech and SJB-Aptech had not been recognized as ANTEs as of December 31, 2007 and 2008. Therefore, income tax rate of 25% was used in measuring deferred income tax assets as of December 31, 2007 and 2008. As a result, deferred income tax assets that were expected to be recovered and deferred income tax liabilities that were expected to be settled after December 31, 2007 were adjusted to reflect the change in tax rate in 2007.

BEIJING APTECH BEIDA JADE BIRD INFORMATION TECHNOLOGY CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

All of the Company’s earnings before income taxes are derived in the PRC. Income tax expense consists of the following:

	Period from January 1 through November 30,	Period from December 1 through December 31,	Year Ended December 31,
	2006	2006	2006	2007	2008
	RMB	RMB	RMB	RMB	RMB
Current tax expense	(10,063,762)	(1,290,883)	(11,354,645)	(6,736,525)	(56,820,527)
Deferred income tax benefit	200,674	561,169	761,843	5,686,252	13,641,531

Total	(9,863,088)	(729,714)	(10,592,802)	(1,050,273)	(43,178,996)

The actual income tax expense reported in the consolidated statements of income differs from the expected income tax expense computed by applying the statutory PRC income tax rate of 33% for periods prior to 2008 and 25% for 2008 to earnings before income taxes as a result of the following:

	Period from January 1 through November 30,	Period from December 1 through December 31,	Year Ended December 31,
	2006	2006	2006	2007	2008
	RMB	RMB	RMB	RMB	RMB
Computed expected tax expense	(35,716,812)	(4,462,401)	(40,179,213)	(43,458,166)	(43,045,108)
Non-deductible expenses
—salary and welfare benefits	(1,093,477)	(74,399)	(1,167,876)	(1,140,713)	—
—other non-deductible expenses	—	—	—	—	(133,888)
Tax holiday	15,111,497	2,931,430	18,042,927	32,265,734	—
Preferential tax rate	11,835,704	875,656	12,711,360	8,008,494	—
Effect of change in enacted tax rate	—	—	—	3,274,378	—

Actual income tax expense	(9,863,088)	(729,714)	(10,592,802)	(1,050,273)	(43,178,996)

The tax effects of the Company’s temporary differences that give rise to significant portions of the deferred income tax assets are as follows:

		December 31,	December 31,
		2007	2008
		RMB	RMB
Deferred income tax assets:
Deferred revenue		8,318,846	17,132,875
Property and equipment		1,420,940	1,060,848
Intangible assets		1,050,000	1,400,000
Advertising expenses carryforward	(i)	—	4,837,594

Total gross deferred income tax assets		10,789,786	24,431,317

Classification on consolidated balance sheets:
Deferred income tax assets:
—Current		7,810,445	16,994,306
—Non-current		2,979,341	7,437,011

(i)	Represents advertising expenses in excess of deduction limit in the current year which could be carried forward into an indefinite period for future deduction.

BEIJING APTECH BEIDA JADE BIRD INFORMATION TECHNOLOGY CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In assessing the realizability of deferred income tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible or utilized. Management considers the level of historical taxable income, projected future taxable income and tax planning strategies in making this assessment. Based on the level of historical taxable income, tax planning strategies, and projection of future taxable income over the periods in which the deferred income tax assets are deductible or can be utilized, management believes it is more likely than not that the Company will realize the benefits of these deductible differences. Accordingly, the Company did not record any valuation allowance as of December 31, 2007 and 2008. The amount of deferred income tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

As of January 1, 2007 and for the years ended December 31, 2007 and 2008, the Company did not have any material unrecognized tax benefits and thus, no interest and penalties related to unrecognized tax benefits were recorded. In addition, the Company does not expect that the amount of unrecognized tax benefits will change significantly within the next twelve months.

According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations will be extended to five years under special circumstances where the underpayment of taxes is more than RMB100,000. In the case of transfer pricing issues, the statute of limitation is 10 years. There is no statute of limitation in the case of tax evasion. The income tax returns of BJB-Aptech and its subsidiary for the years from 2000 to 2008 are open to examination by the PRC state and local tax authorities.

BEIJING APTECH BEIDA JADE BIRD INFORMATION TECHNOLOGY CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10. RELATED PARTY TRANSACTIONS

In the normal course of business, the Company enters into related party transactions with BJB, Beida JB and its affiliated companies (the “Jade Bird Group”). Transactions with these related parties are summarized as follows:

		Period from January 1 through November 30,	Period from December 1 through December 31,	Year Ended December 31,
		2006	2006	2006	2007	2008
		RMB	RMB	RMB	RMB	RMB
Revenues from related parties:
Revenues from BJB:
Initial franchise fee revenue	(a)	—	455,131	455,131	199,273	—
Sale of textbooks and exam services	(b)	13,516,701	1,359,185	14,875,886	25,019,031	31,880,267
License fee revenue	(c)	12,647,076	1,148,812	13,795,888	13,795,888	13,795,888

Total revenues from BJB		26,163,777	2,963,128	29,126,905	39,014,192	45,676,155
Revenues from Jade Bird Group:
Sale of textbooks and exam services	(b)	2,650,902	250,540	2,901,442	3,022,522	695,048

Total revenues from Jade Bird Group		2,650,902	250,540	2,901,442	3,022,522	695,048

Total revenues from related parties		28,814,679	3,213,668	32,028,347	42,036,714	46,371,203

Costs and expenses resulting from transactions with related parties:
From transactions with BJB:
Program update and related service expenses	(d)	—	—	—	—	8,000,000
Franchisee training expenses	(e)	—	—	—	4,585,262	3,494,000
Employees training expenses	(f)	—	—	—	—	4,050,000
Operating manual update expense	(h)	—	—	—	9,000,000	15,000,000
Service expense in relation with five BJB-owned training centers	(i)	—	—	—	5,892,358	—

Total from transactions with BJB		—	—	—	19,477,620	30,544,000

From transactions with Jade Bird Group:
Operating lease expense	(g)	3,929,810	358,294	4,288,104	3,609,360	4,993,920

Total from transactions with Jade Bird Group		3,929,810	358,294	4,288,104	3,609,360	4,993,920

Total costs and expenses resulting from transactions with related parties		3,929,810	358,294	4,288,104	23,086,980	35,537,920

Financing transactions with related parties:
Loan to BJB	(k)	—	—	—	25,481,255	—
Repayment of loan to BJB	(k)	—	—	—	25,481,255	—
Loan to Jade Bird Group	(k)	—	—	—	4,000,000	—
Other transactions with BJB:
Customer payments collected on behalf of BJB	(j)	7,086,292	985,089	8,071,381	1,329,720	302,610
Repayment of customer payments to BJB collected on BJB’s behalf	(j)	6,593,497	1,477,884	8,071,381	9,748,346	302,610
Expenses paid by BJB on behalf of the Company	(l)	—	—	—	3,600,000	440,000

BEIJING APTECH BEIDA JADE BIRD INFORMATION TECHNOLOGY CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The amounts due from and to the related parties are summarized as follows:

		December 31,	December 31,
		2007	2008
		RMB	RMB
Accounts receivable from a related party:
Accounts receivable from BJB	(c)	1,923,072	11,384,608

Total accounts receivable from a related party		1,923,072	11,384,608

Amount prepaid to a related party:
Lease prepayment to Jade Bird Group	(k)	4,000,000	—

Total amount prepaid to a related party		4,000,000	—

Amounts due to a related party:
Employees training expenses due to BJB	(f)	—	4,050,000

Total amounts due to a related party		—	4,050,000

Deferred revenue from related parties:
Deferred sales of textbooks and exam services from BJB	(m)	3,353,800	7,160,500
Deferred sales of textbooks and exam services from Jade Bird Group	(m)	144,800	—

Total deferred revenue from related parties		3,498,600	7,160,500

(a)	Represents initial franchise fee revenue from BJB.
(b)	Represents revenue from the sale of textbooks and exam services to BJB or Jade Bird Group. All amounts outstanding at the end of each reporting period were subsequently received within 30 days in accordance with the terms of the agreement. In March 2008, Jade Bird Group sold its’ training centers to a third party. Accordingly, transactions with these training centers subsequent to March 2008 were not included in the related party transactions.
(c)	Represents license fee revenue for the exclusive right granted to BJB (see note 2(h)). Pursuant to the general educational content distribution agreement, RMB15,000,000 was due in 2008. According to an agreement dated December 31, 2008 between BJB and the Company, the payment was delayed and the outstanding balance as of December 31, 2008 is to be settled prior to December 31, 2009.
(d)	Represents expenses incurred for program update services provided by BJB in 2008, such as marketing research services, assistance in updating course materials and methodologies. Amounts are included in other operating costs and expenses. The Company did not engage BJB for such services in 2006 or 2007 since there were no major updates in the programs during the period.
(e)	Represents payments to BJB in connection with training services provided to the Company's franchisees. Amounts are included in cost of revenues.
(f)	Represents expenses incurred in connection with employee training services provided by BJB in 2008. The Company entered into an employee training agreement with BJB in September 2008, pursuant to which the Company requested BJB to recruit new employees on behalf of the Company and to provide on-the-job trainings so for these employees could fill in certain open positions of the Company. The Company is obligated to pay BJB at RMB15,000 per month per person when if the new employees could pass certain tests upon competing after the trainings. Before these employees are accepted by the Company, their salaries and employee benefits are borne by BJB. It takes approximately BJB 6 to 9 months to provide adequate training to each new employee. Total expenses for the year ended December 31, 2008 was RMB4,050,000 and were included in general and administrative expenses. The balance outstanding as of December 31, 2008 was subsequently paid by the Company on February 13, 2009. The employee training agreement between the Company and BJB was terminated on March 31, 2009.

BEIJING APTECH BEIDA JADE BIRD INFORMATION TECHNOLOGY CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(g)	Represents operating lease expense incurred for rental of office premises and equipment from BJB and Jade Bird Group, of which 83%, 81%, 83%, 77% and 81% were allocated to cost of revenues for the periods from January 1, 2006 through November 30, 2006 and from December 1, 2006 through December 31, 2006, and for the years ended December 31, 2006, 2007 and 2008, respectively. The Company paid RMB993,920 in cash in 2008, and set off RMB4,000,000 against the outstanding loan lent to Jade Bird Group as of December 31, 2007 (see note 10(k)).
(h)	Represents expense incurred for operating manual update service provided by BJB. The operating manual consists of standard operating and quality control procedures and specific marketing practices that franchisees are required to follow. Amounts are included in other operating costs and expenses.
(i)	Represents service expense in connection with five separate service agreements between the Company and BJB that covered the periods from January 2007 through December 31, 2009. Pursuant to these agreements, the Company’s employees were assigned to operate each of the five training centers owned by BJB, and in return, the Company was required to compensate BJB for the difference between the actual net profit and minimum net profit of the BJB-owned training centers. The minimum net profit, as defined, of each BJB-owned training center for the period ended December 31, 2007, ranging from RMB1.6 million to RMB1.8 million, was calculated based on a formula agreed by both the Company and BJB. The minimum net profit for the period ended December 31, 2007 was determined based on the average historical operating performance of BJB-Aptech-franchised training centers with similar business profiles. If the net profit of each of these five BJB-owned training centers exceeded the minimum net profit, but is less than the profit sharing threshold, as defined, the Company was entitled to 50% of the portion in excess of minimum net profit. If the net profit of the BJB-owned training center exceeded the profit sharing threshold, the Company was entitled to 100% of the portion in excess of the profit sharing threshold. The service agreements between the Company and BJB were terminated on January 2, 2008.
Based on the actual net profit of these BJB-owned training centers for the period from January 2007 through December 31, 2007, the Company paid RMB3,220,000 and RMB2,672,358 on August 31, 2007 and December 29, 2007, respectively, to BJB.
(j)	In connection with the general educational content distribution agreement, the Company transferred to BJB the remaining obligations under existing agreements as of January 1, 2006 between the Company and certain vocational schools, universities and colleges. In accordance with the terms of the general educational content distribution agreement, the consideration for transfer of these contractual performance obligations was the Company’s carrying amount of the related deferred revenue of RMB8,418,626 as of December 31, 2005, which was payable to BJB in accordance with the term of the agreement. The amount was paid on September 30, 2007.
During the periods from January 1, 2006 through November 30, 2006 and from December 1, 2006 through December 31, 2006, and for the years ended December 31, 2006, 2007 and 2008, the Company collected an additional RMB7,086,292, RMB985,089, RMB8,071,381, RMB1,329,720 and RMB302,610 from vocational schools, universities and colleges on behalf of BJB and remitted RMB6,593,497, RMB1,477,884, RMB8,071,381, RMB1,329,720 and RMB302,610, respectively, to BJB.
(k)	The Company granted interest-free loans to BJB and Jade Bird Group to support their operating activities. The loans were unsecured and had no specific terms of repayment. No other rights or privileges were exchanged and therefore no interest has been imputed. The loans were paid within the same year, except for a loan to Jade Bird Group in the amount of RMB4,000,000 as of December 31, 2007, which was set-off against lease payments due to Jade Bird Group in 2008.
(l)	The Company and BJB entered into a service agreement with the same service provider in 2007 and 2008. On July 12, 2007, December 26, 2007 and April 30, 2008, BJB paid the service provider in the amount of RMB2,520,000, RMB1,080,000 and RMB440,000, respectively, on behalf of the Company. The Company reimbursed RMB3,600,000 and RMB440,000 to BJB on December 27, 2007 and May 9, 2008, respectively.

BEIJING APTECH BEIDA JADE BIRD INFORMATION TECHNOLOGY CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(m)	Represents amounts paid by BJB and Jade Bird Group for the purchase of textbooks and exam services for which the deliverables or elements have not been provided.

11. COMMITMENTS

The Company has entered into non-cancellable operating leases for rental of office premises. Rental expenses for the periods from January 1, 2006 through November 30, 2006 and from December 1, 2006 through December 31, 2006, and for the years ended December 31, 2006, 2007 and 2008 were RMB4,004,442, RMB358,294, RMB4,362,736, RMB3,725,919 and RMB5,206,161, respectively. There are no long-term lease commitments as of December 31, 2008.

12. STATUTORY RESERVE

Under PRC rules and regulations, BJB-Aptech is required to set aside an amount to a reserve fund and an enterprise development fund. The amount to be provided is discretionary and is determined by the board of directors each calendar year. The amounts contributed to the funds can only be used for specific purposes and may not be transferred by BJB-Aptech in the form of cash dividends. For the periods from January 1, 2006 through November 30, 2006 and from December 1, 2006 through December 31, 2006, and for the years ended December 31, 2006, 2007 and 2008, BJB-Aptech made appropriations to the reserve fund of RMB2,027,775, nil, RMB2,027,775, nil and nil, respectively. BJB-Aptech did not make any appropriations to the enterprise development fund for any of the periods or years presented. The accumulated balance of the reserve fund of BJB-Aptech as of December 31, 2007 and 2008 was RMB4,096,766.

Under PRC rules and regulations, SJB-Aptech is required to transfer 10% of its net profit, as determined in accordance with PRC GAAP, to a statutory surplus reserve until the reserve balance reaches 50% of its registered capital. The appropriation to this statutory surplus reserve must be made before distribution of dividends to BJB-Aptech can be made. As of December 31, 2007 and 2008, the accumulated balances of the statutory surplus reserve of SJB-Aptech were RMB2,500,000, which is restricted for distribution to BJB-Aptech.

13. FRANCHISE FEE REVENUES

Franchise fee revenues consisted of the following:

	Period from January 1 through November 30,	Period from December 1 through December 31,	Year Ended December 31,
	2006	2006	2006	2007	2008
	RMB	RMB	RMB	RMB	RMB
Initial franchise fee revenue	18,641,743	2,465,294	21,107,037	20,079,148	13,857,172
Renewal franchise fee revenue	5,986,229	265,494	6,251,723	6,262,872	4,555,782
Marketing and advertising fee revenue	6,120,634	180,086	6,300,720	8,346,816	13,753,717
Sale of textbooks to franchisees	140,055,649	17,339,723	157,395,372	203,884,979	241,032,288
Sale of exam services to franchisees	12,335,545	504,600	12,840,145	18,876,866	41,217,017
Others	1,540,625	432,906	1,973,531	1,590,402	2,423,828

Total	184,680,425	21,188,103	205,868,528	259,041,083	316,839,804

Others represent revenue from sales of instructor training services and related instructor materials, and miscellaneous fees charged to franchisees.

BEIJING APTECH BEIDA JADE BIRD INFORMATION TECHNOLOGY CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

14. SUBSEQUENT EVENTS

In January 2009, BJB-Aptech and SJB-Aptech were granted the ANTE certificates that are valid for a period of three years effective retroactively from January 1, 2008. Accordingly, BJB-Aptech and SJB-Aptech are entitled to the preferential income tax rate of 15% under the new EIT law for 2008 to 2010. The tax effect of this retroactive change in enacted tax rates on current tax from January 1, 2008 and deferred income tax assets that are expected to be recovered in 2009 and 2010 is RMB15,450,723, which will be recognized as a credit to income tax expense in 2009.

On April 30, 2009, BJBC, through Prosperity, acquired Aptech India’s 50% equity interest in the Company. The accompanying consolidated financial statements of the Company do not reflect any adjustments to the assets and liabilities as a result of the Company becoming a majority owned subsidiary of BJBC.

BEIJING APTECH BEIDA JADE BIRD INFORMATION TECHNOLOGY CO., LTD.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

		December 31,	March 31,
	Note	2008	2009
		RMB	RMB	$
ASSETS
Current assets:
Cash and cash equivalents		427,866,745	114,547,898	16,770,797
Time deposits		—	340,000,000	49,778,923
Accounts receivable		—	270,000	39,530
Accounts receivable from a related party	5	11,384,608	15,000,000	2,196,129
Prepayment to a related party	5	—	620,000	90,773
Inventory		4,865,567	5,906,660	864,786
Prepaid expenses and other current assets		6,572,900	21,868,829	3,201,783
Deferred income tax assets		16,994,306	9,498,968	1,390,731

Total current assets		467,684,126	507,712,355	74,333,452

Property and equipment, net		7,658,027	7,380,173	1,080,521
Intangible assets, net		2,800,000	2,100,000	307,458
Deferred income tax assets		7,437,011	8,148,315	1,192,983

Total assets		485,579,164	525,340,843	76,914,414

LIABILITIES AND OWNERS’ EQUITY
Current liabilities:
Accounts payable		—	2,665,452	390,245
Due to a related party	5	4,050,000	405,000	59,295
Income taxes payable		24,641,587	14,536,241	2,128,231
Deferred revenue	3	60,816,725	56,244,456	8,234,672
Deferred revenue from a related party	3,5	7,160,500	6,602,180	966,616
Accrued expenses and other current liabilities	4	22,755,185	22,263,113	3,259,511

Total current liabilities		119,423,997	102,716,442	15,038,570

Deferred revenue		554,276	308,384	45,150

Total liabilities		119,978,273	103,024,826	15,083,720

Owners’ equity:
Registered capital		8,247,121	8,247,121	1,207,449
Statutory reserve		4,096,766	4,096,766	599,802
Retained earnings		353,257,004	409,972,130	60,023,443

Total owners’ equity		365,600,891	422,316,017	61,830,694

Commitments and contingencies	6
Total liabilities and owners’ equity		485,579,164	525,340,843	76,914,414

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BEIJING APTECH BEIDA JADE BIRD INFORMATION TECHNOLOGY CO., LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

		Three-Month Period Ended March 31,
	Note	2008	2009
		RMB	RMB	$
Revenues
Franchise fee revenues	7	70,129,237	89,404,533	13,089,592
Franchise fee revenues from related parties	5	5,325,595	7,023,833	1,028,350
Area agent fees		394,986	394,986	57,829
Other sales to a related party	5	3,448,972	3,448,972	504,959

Total revenues		79,298,790	100,272,324	14,680,730

Costs and expenses(a)
Cost of revenues		(20,758,049)	(14,949,071)	(2,188,673)
Selling and marketing		(27,288,552)	(22,845,107)	(3,344,720)
General and administrative		(5,713,373)	(6,213,272)	(909,676)
Other operating costs and expenses	5	—	(10,430,000)	(1,527,042)

Total costs and expenses		(53,759,974)	(54,437,450)	(7,970,111)

Income from operations		25,538,816	45,834,874	6,710,619
Interest income		1,976,163	2,149,904	314,764

Earnings before income taxes		27,514,979	47,984,778	7,025,383
Income tax (expense) benefit		(6,884,157)	8,730,348	1,278,198

Net income		20,630,822	56,715,126	8,303,581

(a) Includes the following costs and expenses resulting from transactions with related parties (note 5):

Costs and expenses
Cost of revenues		(4,505,270)	(3,517,269)	(514,958)
Selling and marketing		(37,454)	(37,454)	(5,484)
General and administrative		(199,756)	(604,757)	(88,542)
Other operating costs and expenses		—	(10,430,000)	(1,527,042)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BEIJING APTECH BEIDA JADE BIRD INFORMATION TECHNOLOGY CO., LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three-Month Period Ended March 31,
	2008	2009
	RMB	RMB	$
Operating activities:
Net income	20,630,822	56,715,126	8,303,581
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,046,537	1,235,984	180,958
Deferred income tax (benefit) expense	(2,131,813)	6,784,034	993,241
Foreign currency exchange rate loss	18,940	—	—
Changes in operating assets and liabilities:
Accounts receivable	(1,565,000)	(270,000)	(39,530)
Accounts receivable from a related party	(3,615,392)	(3,615,392)	(529,325)
Prepayment to related parties	1,244,286	(620,000)	(90,773)
Inventory	(330,845)	(1,041,093)	(152,425)
Prepaid expenses and other current assets	(5,349,938)	(15,295,929)	(2,239,454)
Accounts payable	(1,131,947)	2,665,452	390,245
Due to a related party	3,794,730	(3,645,000)	(533,660)
Income taxes payable	9,015,970	(10,105,346)	(1,479,509)
Deferred revenue, including the related party portion	10,337,143	(5,376,481)	(787,163)
Accrued expenses and other current liabilities	7,874,384	(492,072)	(72,044)

Net cash provided by operating activities	39,837,877	26,939,283	3,944,142

Investing activities:
Purchase of property and equipment	(3,633,301)	(258,130)	(37,792)
Purchase of time deposits	(50,000,000)	(340,000,000)	(49,778,923)
Proceeds from maturity of time deposits	51,000,000	—	—

Net cash used in investing activities	(2,633,301)	(340,258,130)	(49,816,715)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(18,940)	—	—
Net increase (decrease) in cash and cash equivalents	37,185,636	(313,318,847)	(45,872,573)
Cash and cash equivalents at beginning of period	203,979,826	427,866,745	62,643,370

Cash and cash equivalents at end of period	241,165,462	114,547,898	16,770,797

Supplemental disclosure of cash flow information:
Income taxes paid	—	12,706,022	1,860,271

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BEIJING APTECH BEIDA JADE BIRD INFORMATION TECHNOLOGY CO., LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION, SIGNIFICANT CONCENTRATIONS AND RISKS

(a) Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted as permitted by rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). The December 31, 2008 condensed consolidated balance sheet was derived from the audited consolidated financial statements of the Company. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the consolidated balance sheet of the Company as of December 31, 2008 and the related consolidated statements of income, owners’ equity and cash flows for the year then ended.

In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present a fair statement of the financial position as of March 31, 2009, and the results of operations and cash flows for the three-month periods ended March 31, 2008 and 2009 have been made.

As described in note 9, on April 30, 2009, BJB Career Education Company, Limited (formerly known as Beijing Jadebird IT Education Company, Limited) (“BJBC”), through Prosperity Holdings Limited (“Prosperity”), acquired Aptech Limited (“Aptech India”)’s 50% equity interest in Beijing Aptech Beida Jade Bird Information Technology Co., Ltd. (“BJB-Aptech”). Accordingly, in accordance with the Rule 210.3-05 of the U.S. SEC, the Company’s unaudited condensed consolidated financial statements of the latest interim period preceding the acquisition, and the corresponding interim period of the preceding year, have been presented.

The preparation of unaudited condensed consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the collectibility of amounts due from related parties, the recoverability of the carrying amounts of inventory, property and equipment and intangible assets, the useful lives of property and equipment and intangible assets, the realization of deferred income tax assets, and liabilities for income tax uncertainties and other contingencies. The current economic environment has increased the degree of uncertainty inherent in those estimates and assumptions.

For the convenience of readers, certain Renminbi (“RMB”) amounts as of and for the three-month period ended March 31, 2009 included in the accompanying unaudited condensed consolidated financial statements have been translated into U.S. dollars at the rate of US$1.00 = RMB6.8302, being the noon buy rate for U.S. dollars in effect on June 30, 2009 in the City of New York for cable transfer in RMB per U.S. dollar as certified for custom purposes by the Federal Reserve Bank of New York. No representation is made that RMB amounts could have been, or could be, converted into U.S. dollars at that rate or at any other certain rate on June 30, 2009, or at any other date.

(b) Significant Concentrations and Risks

Revenue concentration

A substantial portion of the Company’s revenues is derived from franchisees. Revenues generated under franchise agreements accounted for 95% and 96% of the Company’s total revenues for the three-month periods ended March 31, 2008 and 2009, respectively. Any disruption to the franchisees’ operations could affect the financial performance of the franchisees, which in turn could result in an adverse effect on the Company’s financial condition, results of operations and cash flows.

Sales to Beijing Jade Bird Educational Information Technology Co., Ltd. (“BJB”) were 10% and 10% of the Company’s total revenues for the three-month periods ended March 31, 2008 and 2009, respectively. The Company did not generate sales from any other individual customer or franchisee which exceeded 10% of its total revenues.

BEIJING APTECH BEIDA JADE BIRD INFORMATION TECHNOLOGY CO., LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A substantial portion of the Company’s revenues related to a software engineer program (Aptech Certified Computer Professional (“ACCP”)) and a network engineer program (Beida Jade Bird Certified Engineer for Networking (“BENET”)) are generated from the sale of textbooks and exam services. The percentages of the Company’s total revenues from the ACCP and BENET programs are as follows:

	Three-Month Period Ended March 31,
	2008	2009
	RMB	RMB
ACCP	58%	59%
BENET	25%	24%

Total	83%	83%

As the Company expects revenues from sale of products and services related to these two programs to continue to represent a substantial portion of its revenues in the future, any factors adversely affecting the sale of these two programs will have a material adverse effect on the Company’s business, financial condition and results of operations.

Geographic concentration

A substantial portion of the Company’s revenues are currently derived from franchisees that operate in Beijing. Revenue derived from sales to franchisees that operate in Beijing accounted for 19% and 19% of the Company’s total revenues for the three-month periods ended March 31, 2008 and 2009, respectively. As the Company expects revenue derived from sales to franchisees that operate in Beijing to continue to represent a significant portion of its revenues, any factors adversely affecting vocational information technology training in Beijing will have a material adverse effect on the Company’s business, financial condition and results of operations.

Costs and expenses concentration

The Company engaged BJB to perform certain services, e.g. operating manual update and training services because the Company believed that BJB has relevant knowledge and experience. Costs and expenses charged by BJB for the services provided were 6% and 25% of the Company’s total costs and expenses for the three-month periods ended March 31, 2008 and 2009, respectively. The Company’s failure to obtain quality services from BJB will limit its ability to improve franchisee management and operational efficiency, which will have a material adverse effect on the Company’s business, financial condition and results of operations.

Cash and investment concentration

As of December 31, 2008 and March 31, 2009, the Company had RMB denominated bank deposits of RMB427,835,036 and RMB114,457,849 respectively with financial institutions in the PRC, which management believes are of high credit quality. In addition, as of March 31, 2009, the Company had RMB denominated time deposits of RMB340,000,000 with initial term of six months when purchased with financial institutions in the PRC, of which management believes are of high credit quality. All time deposits with fixed interest rates ranging from 1.98% to 2.33% per annum will mature before September 30, 2009.

BEIJING APTECH BEIDA JADE BIRD INFORMATION TECHNOLOGY CO., LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2. FAIR VALUE OF FINANCIAL INSTRUMENTS

On January 1, 2009, the Company adopted the provision of FASB Statement No. 157, Fair Value Measurements, (“SFAS 157”) to fair value measurements of nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The adoption of SFAS 157, as it relates to nonfinancial assets and nonfinancial liabilities, had no impact on these unaudited condensed consolidated financial statements. The provision of SFAS 157 will be applied at such time a fair value measurement of a nonfinancial asset or nonfinancial liability is required, which may result in a fair value that is materially different from what would have been calculated prior to the adoption of SFAS 157.

The fair values of the financial instruments described below as of March 31, 2009 represent management’s best estimates of the amounts that would be received to sell those assets or that would be paid to transfer those liabilities in an orderly transaction between market participants at that date. Those fair value measurements maximize the use of observable inputs. However, in situations where there is little, if any, market activity for the asset or liability at the measurement date, the fair value measurement reflects management’s own judgments about the assumptions that market participants would use in pricing the asset or liability. Those judgments are developed by management based on the best information available in the circumstances.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and cash equivalents, time deposits, accounts receivable, accounts receivable from a related party, accounts payable, amounts due to a related party and accrued expenses (nonderivatives): The carrying amounts, at face value or cost plus accrued interest, approximate fair value because of the short maturity of these instruments.

3. DEFERRED REVENUE AND DEFERRED REVENUE FROM A RELATED PARTY

Deferred revenue and deferred revenue from a related party consist of the following:

		December 31,	March 31,
		2008	2009
		RMB	RMB
Initial franchise fee	(i)	4,700,000	4,800,000
Sale of textbooks	(ii)	4,854,410	2,892,580
Sale of exam services	(ii)	49,783,000	47,243,000
Area agent fees	(iii)	1,479,315	1,308,876

Deferred revenue from external customers-current		60,816,725	56,244,456

Sale of textbooks	(ii)	—	51,680
Sale of exam services	(ii)	7,160,500	6,550,500

Deferred revenue from a related party-current		7,160,500	6,602,180

Area agent fee from external customers, net of current portion	(iii)	554,276	308,384

(i)	Represents initial franchise fees received which are deferred because the Company has not performed substantially all services stipulated and required in the franchise agreement. Amounts are recognized when all the services have been completed, which has historically been upon the opening of the franchised training center.

BEIJING APTECH BEIDA JADE BIRD INFORMATION TECHNOLOGY CO., LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(ii)	Represents consideration received and allocated to the sale of textbooks and exam services. Arrangements with franchisees consist of the sale of (i) textbooks and (ii) exam services. The Company delivers textbooks to the franchisee at the start of the course and provides exam services at the end of the course. Amounts are deferred because the Company has not delivered the textbooks or performed the exam services. Revenue allocated to exam services are deferred and recognized upon completion of the exam services. The portion deferred is determined based upon the separate selling price the Company sells exam services to franchisees whose enrolled students apply for taking the exam without taking the relevant courses. The remaining portion allocated to the sale of textbooks is recognized when the textbooks are delivered, which is when risks and rewards of ownership have been transferred.
(iii)	Represents non-refundable fees paid by sales agents to the Company for the right to be the Company’s exclusive sales representative in a designated territory for a contractual period of time, normally four to five years. The fee is deferred and recognized as revenue ratably on a straight-line basis over the terms of the agreement.

Deferred revenue expected to be recognized beyond one year is classified as a non-current liability.

4. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

		December 31,	March 31,
		2008	2009
		RMB	RMB
Accrued payroll and welfare		11,680,619	8,773,862
Cash collected on behalf of the Occupational Skills Testing Authority of the PRC Ministry of Labor and Social Security (“OSTA”)	(i)	7,614,769	8,511,914
Other accrued expenses	(ii)	3,459,797	4,977,337

Total accrued expenses and other current liabilities		22,755,185	22,263,113

(i)	Represents cash collected from franchisees on behalf of the OSTA. According to the agreement between the Company and the OSTA, students who enroll in the franchisee’s training centers and pass the exam for the ACCP or BENET programs could apply for a certificate issued by the OSTA for a fee. The Company collects the fee from franchisees and remits to the OSTA.
(ii)	Other accrued expenses primarily represent accruals for advertising expenses, professional fees and business travel expenses.

BEIJING APTECH BEIDA JADE BIRD INFORMATION TECHNOLOGY CO., LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5. RELATED PARTY TRANSACTIONS

In the normal course of business, the Company enters into related party transactions with BJB, Beijing Beida Jade Bird Co., Ltd. (“Beida JB”) and its affiliated companies (the “Jade Bird Group”). Transactions with these related parties are summarized as follows:

		Three-Month Period Ended March 31,
		2008	2009
		RMB	RMB
Revenues from related parties:
Revenues from BJB:
Sale of textbooks and exam services	(a)	4,630,547	7,023,833
License fee revenue	(b)	3,448,972	3,448,972

Total revenues from BJB		8,079,519	10,472,805
Revenues from Jade Bird Group:
Sale of textbooks and exam services	(a)	695,048	—

Total revenues from Jade Bird Group		695,048	—

Total revenues from related parties		8,774,567	10,472,805

Costs and expenses resulting from transactions with related parties:
From transactions with BJB:
Franchisee training expenses	(c)	3,494,000	2,506,000
Employees training expenses	(d)	—	405,000
Operating manual update expense	(e)	—	10,430,000

Total from transactions with BJB		3,494,000	13,341,000

From transactions with Jade Bird Group:
Operating lease expense	(f)	1,248,480	1,248,480

Total from transactions with Jade Bird Group		1,248,480	1,248,480

Total costs and expenses resulting from transactions with related parties		4,742,480	14,589,480

Other transactions with BJB:
Customer payments collected on behalf of BJB	(g)	300,730	—

BEIJING APTECH BEIDA JADE BIRD INFORMATION TECHNOLOGY CO., LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The amounts due from and to the related parties are summarized as follows:

		December 31,	March 31,
		2008	2009
		RMB	RMB
Accounts receivable from a related party:
Accounts receivable from BJB	(b)	11,384,608	15,000,000

Total accounts receivable from a related party		11,384,608	15,000,000

Prepayment to a related party:
Prepayment to BJB for operating manual update	(e)	—	620,000

Total prepayment to a related party		—	620,000

Amounts due to a related party:
Employees training expenses due to BJB	(d)	4,050,000	405,000

Total amounts due to a related party		4,050,000	405,000

Deferred revenue from a related party:
Deferred sales of textbooks and exam services from BJB	(h)	7,160,500	6,602,180

Total deferred revenue from a related party		7,160,500	6,602,180

(a)	Represents revenue from the sale of textbooks and exam services to BJB or Jade Bird Group. All amounts outstanding at the end of each reporting period were subsequently received within 30 days in accordance with the terms of the agreement. In March 2008, Jade Bird Group sold its training centers to a third party. Accordingly, transactions with these training centers subsequent to March 2008 were not included in the related party transactions.
(b)	Represents license fee revenue for the exclusive right granted to BJB. Pursuant to the general educational content distribution agreement, RMB15,000,000 was due in 2008. According to an agreement dated December 31, 2008 between BJB and the Company, the payment was delayed and the outstanding balance as of December 31, 2008 is to be settled prior to December 31, 2009.
(c)	Represents payments to BJB in connection with training services provided to the Company’s franchisees. Amounts are included in cost of revenues.
(d)	Represents expenses incurred in connection with employee training services provided by BJB in 2008. The Company entered into an employee training agreement with BJB in September 2008, pursuant to which the Company requested BJB to recruit new employees on behalf of the Company and to provide on-the-job trainings so for these employees could fill in certain open positions of the Company. The Company is obligated to pay BJB at RMB15,000 per month per person when if the new employees could pass certain tests upon competing after the trainings. Before these employees are accepted by the Company, their salaries and employee benefits are borne by BJB. It takes approximately BJB 6 to 9 months to provide adequate training to each new employee. Total expenses for the three-month period ended March 31, 2009 was RMB405,000, which was included in general and administrative expenses. The employee training agreement between the Company and BJB was terminated on March 31, 2009. The outstanding balance as of March 31, 2009 was subsequently paid by the Company on July 28, 2009.
(e)	Represents expense incurred for operating manual update service provided by BJB. The operating manual consists of standard operating and quality control procedures and specific marketing practices that franchisees are required to follow. Amounts are included in other operating costs and expenses.
(f)	Represents operating lease expense incurred for rental of office premises and equipment from Jade Bird Group, of which 81% and 81% were allocated to cost of revenues for the three-month periods ended March 31, 2008 and 2009, respectively.

BEIJING APTECH BEIDA JADE BIRD INFORMATION TECHNOLOGY CO., LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(g)	During the three-month period ended March 31, 2008, the Company collected RMB300,730 from vocational schools, universities and colleges on behalf of BJB.
(h)	Represents amounts paid by BJB for the purchase of textbooks and exam services for which the deliverables or elements have not been provided.

6. COMMITMENTS

The Company has entered into non-cancellable operating leases for rental of office premises. Rental expenses were RMB1,260,266 and RMB1,268,279 for the three-month periods ended March 31, 2008 and 2009, respectively. There are no long-term lease commitments as of March 31, 2009.

7. FRANCHISE FEE REVENUES

Franchise fee revenues consisted of the following:

	Three-Month Period Ended March 31,
	2008	2009
	RMB	RMB
Initial franchise fee revenue	3,794,596	3,796,903
Renewal franchise fee revenue	664,054	1,835,095
Marketing and advertising fee revenue	6,104,936	4,078,443
Sale of textbooks to franchisees	51,646,739	59,534,294
Sale of exam services to franchisees	7,142,443	19,190,495
Others	776,469	969,303

Total	70,129,237	89,404,533

Others represent revenue from sales of instructor training services and related instructor materials, and miscellaneous fees charged to franchisees.

8. INCOME TAXES

In January 2009, BJB-Aptech and its wholly-owned subsidiary, Shanghai Aptech Beida Jade Bird Information Technology Co., Ltd. (“SJB-Aptech”) were granted the Advanced and New Technology (“ANTE”) certificates that are valid for a period of three years effective retroactively from January 1, 2008. Accordingly, BJB-Aptech and SJB-Aptech are entitled to the preferential income tax rate of 15% under the new EIT law for 2008 to 2010. The tax effect of this retroactive change in enacted tax rates on current tax from January 1, 2008 and deferred income tax assets that are expected to be recovered in 2009 and 2010 is RMB15,450,723, which was recognized as a credit to income tax expense in the three-month period ended March 31, 2009.

The effective tax rate at 25% for the three-month period ended March 31, 2008 is the same as the statutory tax rate in effect for 2008. The actual income tax benefit for the three-month period ended March 31, 2009 differs from the amount computed by applying the preferential EIT rate of 15% to earnings before income taxes primarily due to effect of change in enacted tax rate on 2008 current taxes and deferred income tax assets at December 31, 2008, as described in the preceding paragraph.

BEIJING APTECH BEIDA JADE BIRD INFORMATION TECHNOLOGY CO., LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9. SUBSEQUENT EVENT

On April 30, 2009, BJBC through Prosperity, acquired Aptech India’s 50% equity interest in BJB-Aptech. The accompanying unaudited condensed consolidated financial statements of the Company do not reflect any adjustments to the assets and liabilities as a result of the Company becoming a majority owned subsidiary of BJBC.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

INDEX TO UNAUDITED PRO FORMA

CONSOLIDATED FINANCIAL STATEMENTS

Introduction to Unaudited Pro Forma Consolidated Financial Statements	P-2

Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2008	P-4

Unaudited Pro Forma Consolidated Statement of Operations for the six-month period ended June 30, 2008	P-5

Unaudited Pro Forma Consolidated Statement of Operations for the six-month period ended June 30, 2009	P-6

Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 2009	P-7

Notes to Unaudited Pro Forma Consolidated Financial Statements	P-8

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY
Unaudited Pro Forma Consolidated Financial Statements

Introduction

The following unaudited pro forma consolidated financial information and explanatory notes show the impact on the historical consolidated results of operations of BJB Career Education Company, Limited (formerly known as Beijing Jadebird IT Education Company, Limited) (“BJBC”) and subsidiary (collectively the “Company”) after giving the pro forma effects to the acquisition of the additional 50% equity interest in Beijing Aptech Beida Jade Bird Information Technology Co., Ltd. (“BJB-Aptech”) in exchange for 55,684,931 ordinary shares of BJBC (the “JV Interest Acquisition”). The acquisition date has been determined to be April 30, 2009, which is the date BJBC obtained a controlling financial interest in BJB-Aptech by virtue of a written agreement that provides BJBC obtaining control of BJB-Aptech and through BJBC having all of the board seats of BJB-Aptech. Upon the JV Interest Acquisition, the Company holds a 90% equity interest in BJB-Aptech and therefore, BJB-Aptech became a consolidated subsidiary of BJBC since April 30, 2009. The JV Interest Acquisition is accounted for under the acquisition method, whereby the identifiable assets and liabilities of BJB-Aptech and the noncontrolling interest in BJB-Aptech is recorded by the Company at their respective fair values as of the acquisition date.

The unaudited pro forma consolidated statement of operations for the year ended December 31, 2008 combines the historical consolidated income statements of the Company and BJB-Aptech for the year ended December 31, 2008. The unaudited pro forma consolidated statement of operations for the six-month period ended June 30, 2009 combines the historical results of operations of the Company for the six-month period ended June 30, 2009 and historical results of operations of BJB-Aptech for the period from January 1, 2009 through April 29, 2009. BJB-Aptech’s results of operations are included in the Company’s historical results of operations from April 30, 2009 through June 30, 2009. The historical results of operations for BJB-Aptech for the period from January 1, 2009 through April 29, 2009 were derived from its accounting records. The unaudited pro forma consolidated statement of operations for the six-month period ended June 30, 2008 is also included, because management believes it can provide investors with information about the comparable effect of the acquisitions might have had on the historical operations as well as the possible effect on the continuing operations of the Company. The unaudited pro forma consolidated statement of operations for the six-month period ended June 30, 2008 combines the historical consolidated statements of operations of the Company and BJB-Aptech for the six-month period ended June 30, 2008. The unaudited pro forma consolidated statements of operations give effects to the JV Interest Acquisition as if the acquisition date was January 1, 2008.

The unaudited pro forma consolidated statements of operations also give effects to (i) the exchange of 30,090,525 of the BJBC’s ordinary shares for 14% equity interest in BJBC’s subsidiary, Beijing Jade Bird Educational Information Technology Co., Ltd. (“BJB”) held by Arbo International Limited on May 12, 2009 (the “Arbo Transaction”), (ii) the acquisition of 5.9% equity interest in BJB held by a group of 13 selling management shareholders of BJB in exchange for RMB232,967,790 on June 29, 2009 (the “5.9% Transaction”), and (iii) the sale of 22 owned training centers of the Company to Qingda Zhiquan Information Technology Co., Ltd. (“Qingda”), an entity established by a group of former employees of the Company, for RMB2,144,657 in cash on August 31, 2009 and one owned training center to an unrelated third party purchaser for RMB336,027 in cash on September 1, 2009 (collectively, the “Sale of Owned Training Centers”) as though these transactions had occurred on January 1, 2008. In conjunction with the Sale of Owned Training Centers, Qingda and the individual purchaser entered into separate franchise agreements with the Company under which the training centers disposed of have become franchised training centers of the Company effective from September 1, 2009.

The unaudited pro forma consolidated balance sheet as of June 30, 2009 gives effect to the Sale of Owned Training Centers as though the transaction had occurred on June 30, 2009. The JV Interest Acquisition, the Arbo Transaction and the 5.9% Transaction are already reflected in the Company’s historical consolidated balance sheet as of June 30, 2009.

The unaudited pro forma consolidated financial information is presented for illustrative purposes only and does not necessarily indicate the consolidated financial results of the Company had BJB-Aptech actually been acquired for the periods presented. The unaudited pro forma consolidated financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2008

	Historical		Pro Forma Adjustments
	BJBC Consolidated	BJB-Aptech Consolidated	Acquisitions	Disposition	Note		Pro Forma Consolidated
	RMB	RMB	RMB	RMB			RMB	$
Revenues
Course fees	232,101,055	—	—	(101,880,002)	4	(f)	130,221,053	19,065,482
Sales of educational content	72,409,832	—	—	—			72,409,832	10,601,422
Area agent fee	464,004	1,580,731	(903,208)	—	2	(a)	1,141,527	167,129
Franchise fee revenues	—	316,839,804	(33,511,967)	—	2	(a)	306,650,736	44,896,304
			—	23,322,899	4	(g)
Franchise fee revenues from related parties	—	32,575,315	(3,693,686)	—	2	(a)	695,048	101,761
			(28,186,581)	—	2	(c)
Other sales to related parties	24,958,350	13,795,888	(38,754,238)	—	2	(c)	—	—

Total revenues	329,933,241	364,791,738	(105,049,680)	(78,557,103)			511,118,196	74,832,098
Costs and expenses
Cost of revenues	(129,601,611)	(68,853,241)	(140,523,083)	—	2	(b)	(259,733,189)	(38,027,172)
			37,663,633	—	2	(c)
			—	42,618,549	4	(f)
			—	(1,037,436)	4	(g)
Selling and marketing	(71,245,767)	(85,834,910)	3,177	—	2	(b)	(142,009,982)	(20,791,482)
			—	15,067,518	4	(f)
General and administrative	(42,923,318)	(24,212,396)	216,328	—	2	(b)	(44,995,872)	(6,587,782)
			4,050,000	—	2	(c)
			—	17,873,514	4	(f)
Other operating costs and expenses	—	(23,000,000)	23,000,000	—	2	(c)	—	—

Total costs and expenses	(243,770,696)	(201,900,547)	(75,589,945)	74,522,145			(446,739,043)	(65,406,436)
Other operating income from BJB-Aptech	1,736,253	—	(1,736,253)	—	2	(c)	—	—
Equity in income of BJB-Aptech	47,429,014	—	(47,429,014)	—	2	(d)	—	—

Income from operations	135,327,812	162,891,191	(229,804,892)	(4,034,958)			64,379,153	9,425,662
Interest income	4,112,608	9,289,251	—	(59,714)	4	(f)	13,342,145	1,953,405
Interest expense	(7,593)	—	—	—			(7,593)	(1,112)

Earnings before income taxes	139,432,827	172,180,442	(229,804,892)	(4,094,672)			77,713,705	11,377,955
Income tax expense	(34,953,168)	(43,178,996)	9,527,215	—	2	(a)	(46,544,116)	(6,814,459)
			35,075,895	—	2	(b)
			1,914,281	—	2	(c)
			(4,476,745)	—	2	(d)
			(8,296,076)	—	2	(e)
			(3,180,190)	—	3
			—	6,595,034	4	(f)
			—	(5,571,366)	4	(g)

Net income	104,479,659	129,001,446	(199,240,512)	(3,071,004)			31,169,589	4,563,496
Net income attributable to noncontrolling interests	(30,282,333)	—	14,291	—	2	(a)	(73,079)	(10,699)
			52,614	—	2	(b)
			30,130,921	—	3
			—	19,785	4	(f)
			—	(8,357)	4	(g)

Net income attributable to BJB Career Education shareholders	74,197,326	129,001,446	(169,042,686)	(3,059,576)			31,096,510	4,552,797

Earnings per share attributable to BJB Career Education shareholders:
Basic and diluted	0.49				5		0.13	0.02
Weighted average number of ordinary share outstanding	150,000,000						235,775,456	235,775,456
Weighted average number of ordinary share issuable upon exercise of share options	2,095,081						2,095,081	2,095,081

See notes to unaudited pro forma consolidated statements of operations

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

Unaudited Pro Forma Consolidated Statement of Operations

For the Six-Month Period Ended June 30, 2008

	Historical		Pro Forma Adjustments		Note		Pro Forma Consolidated
	BJBC Consolidated	BJB-Aptech Consolidated	Acquisitions	Disposition
	RMB	RMB	RMB	RMB			RMB
Revenues
Course fees	109,484,726	—	—	(45,896,527)	4(f	)	63,588,199
Sales of educational content	32,230,637	—	—	—			32,230,637
Area agent fee	152,547	790,366	(368,062)	—	2(a	)	574,851
Franchise fee revenues	—	138,554,352	(27,399,679)	—	2(a	)	119,107,398
			—	7,952,725	4(g	)
Franchise fee revenues from related parties	—	12,077,633	(2,248,274)	—	2(a	)	695,048
			(9,134,311)	—	2(c	)
Other sales to related parties	6,116,585	6,897,944	(13,014,529)	—	2(c	)	—

Total revenues	147,984,495	158,320,295	(52,164,855)	(37,943,802)			216,196,133
Costs and expenses
Cost of revenues	(64,901,865)	(36,190,112)	(70,261,542)	—	2(b	)	(135,158,783)
			15,086,107	—	2(c	)
			—	21,594,666	4(f	)
			—	(486,037)	4(g	)
Selling and marketing	(28,942,105)	(59,747,634)	1,589	—	2(b	)	(81,646,744)
			—	7,041,406	4(f	)
General and administrative	(19,502,378)	(10,027,841)	108,164	—	2(b	)	(20,438,902)
			—	8,983,153	4(f	)
Other operating costs and expenses	—	(3,000,000)	3,000,000	—	2(c	)	—

Total costs and expenses	(113,346,348)	(108,965,587)	(52,065,682)	37,133,188			(237,244,429)
Equity in income of BJB-Aptech	12,681,494	—	(12,681,494)	—	2(d	)	—

Income (loss) from operations	47,319,641	49,354,708	(116,912,031)	(810,614)			(21,048,296)
Interest income	2,149,845	3,938,829	—	(19,082)	4(f	)	6,069,592
Interest expense	(3,803)	—	—	—			(3,803)

Earnings (loss) before income taxes	49,465,683	53,293,537	(116,912,031)	(829,696)			(14,982,507)
Income tax expense	(13,696,339)	(13,333,865)	7,504,004	—	2(a	)	(6,559,027)
			17,537,947	—	2(b	)
			1,577,751	—	2(c	)
			(2,238,373)	—	2(d	)
			(2,680,321)	—	2(e	)
			(1,437,255)	—	3
			—	2,074,096	4(f	)
			—	(1,866,672)	4(g	)

Net income (loss)	35,769,344	39,959,672	(96,648,278)	(622,272)			(21,541,534)
Net income attributable to noncontrolling interests	(11,464,463)	—	11,256	—	2(a	)	(16,337)
			26,307	—	2(b	)
			11,407,141	—	3
			—	6,222	4(f	)
			—	(2,800)	4(g	)

Net income (loss) attributable to BJB Career Education shareholders	24,304,881	39,959,672	(85,203,574)	(618,850)			(21,557,871)

Earnings (loss) per share attributable to BJB Career Education shareholders:
Basic and diluted	0.16				5		(0.09)
Weighted average number of ordinary share outstanding	150,000,000						235,775,456
Weighted average number of ordinary share issuable upon exercise of share options	1,840,472						—

See notes to unaudited pro forma consolidated statements of operations

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

Unaudited Pro Forma Consolidated Statement of Operations

For the Six-Month Period Ended June 30, 2009

	Historical		Pro Forma Adjustments		Note		Pro Forma Consolidated
	BJBC Consolidated	BJB-Aptech Consolidated	Acquisitions	Disposition
	RMB	RMB	RMB	RMB			RMB	$
Revenues
Course fees	95,752,682	—	—	(49,205,179)	4	(f)	46,547,503	6,814,954
Sales of educational content	36,927,334	—	—	—			36,927,334	5,406,479
Area agent fee	650,554	526,910	216,427	—	2	(a)	1,393,891	204,078
Franchise fee revenues	41,036,348	107,393,312	9,548,944	—	2	(a)	166,202,848	24,333,526
			—	8,224,244	4	(g)
Franchise fee revenues from related parties	—	9,602,568	1,956,107	—	2	(a)	—	—
			(11,558,675)	—	2	(c)
Other sales to related parties	14,748,468	3,448,972	(18,197,440)	—	2	(c)	—	—

Total revenues	189,115,386	120,971,762	(18,034,637)	(40,980,935)			251,071,576	36,759,037
Costs and expenses
Cost of revenues	(83,638,687)	(18,936,344)	(46,841,028)	—	2	(b)	(110,761,868)	(16,216,490)
			19,851,751	—	2	(c)
			—	19,152,999	4	(f)
			—	(350,559)	4	(g)
Selling and marketing	(30,345,919)	(33,575,489)	1,059	—	2	(b)	(58,845,561)	(8,615,496)
			—	5,074,788	4	(f)
General and administrative	(15,558,195)	(7,624,477)	72,109	—	2	(b)	(14,487,226)	(2,121,054)
			405,000	—	2	(c)
			—	8,218,337	4	(f)
Other operating costs and expenses	—	(13,050,000)	13,050,000	—	2	(c)	—	—

Total costs and expenses	(129,542,801)	(73,186,310)	(13,461,109)	32,095,565			(184,094,655)	(26,953,040)
Other operating income from BJB-Aptech	173,625	—	(173,625)	—	2	(c)	—	—
Equity in income of BJB-Aptech	26,024,698	—	(26,024,698)	—	2	(d)	—	—
Gain on remeasurement of previously held equity interest in BJB-Aptech	732,944,772	—	(732,944,772)	—	2	(f)	—	—

Income from operations	818,715,680	47,785,452	(790,638,841)	(8,885,370)			66,976,921	9,805,997
Interest income	2,223,506	2,841,108	—	(10,629)	4	(f)	5,053,985	739,947
Interest expense	(3,690)	—	—	—			(3,690)	(540)

Earnings before income taxes	820,935,496	50,626,560	(790,638,841)	(8,895,999)			72,027,216	10,545,404
Income tax benefit (expense)	(188,313,011)	9,158,323	(1,758,222)	—	2	(a)	7,609,703	1,114,126
			7,015,179	—	2	(b)
			(1,333,280)	—	2	(c)
			(423,039)	—	2	(d)
			(1,837,090)	—	2	(e)
			183,236,193	—	2	(f)
			(1,146,718)	—	3
			—	4,192,421	4	(f)
			—	(1,181,053)	4	(g)

Net income	632,622,485	59,784,883	(606,885,818)	(5,884,631)			79,636,919	11,659,530
Net income attributable to noncontrolling interests	(137,341,623)	—	(4,982)	—	2	(a)	(73,381)	(10,744)
			19,876	—	2	(b)
			120,639,270	—	2	(f)
			16,604,847	—	3
			—	12,577	4	(f)
			—	(3,346)	4	(g)

Net income attributable to BJB Career Education shareholders	495,280,862	59,784,883	(469,626,807)	(5,875,400)			79,563,538	11,648,786

Earnings per share attributable to BJB Career Education shareholders:
Basic and diluted	2.93				5		0.34	0.05
Weighted average number of ordinary share outstanding	169,025,894						236,336,549	236,336,549

See notes to unaudited pro forma consolidated statements of operations

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

Unaudited Pro Forma Consolidated Balance Sheet

As of June 30, 2009

	Historical
	BJBC Consolidated	Pro Forma Adjustments	Note		Pro Forma Consolidated
	RMB	RMB			RMB	$
ASSETS
Current assets:
Cash and cash equivalents	404,914,709	(4,592,885)	4	(a)	402,802,508	58,973,750
		2,480,684	4	(b)
Time deposits	350,000,000	—			350,000,000	51,243,009
Accounts receivable	1,592,046	—			1,592,046	233,089
Amounts due from Jade Bird Group, a related party	374,468	—			374,468	54,825
Lease prepayment to Jade Bird Group, a related party	1,248,480	—			1,248,480	182,788
Inventory	5,095,063	—			5,095,063	745,961
Prepaid expenses and other current assets	34,681,645	(3,729,693)	4	(a)	30,951,952	4,531,632
Deferred income tax assets	25,227,135	(6,075,514)	4	(a)	19,151,621	2,803,962

Total current assets	823,133,546	(11,917,408)			811,216,138	118,769,016
Property and equipment, net	24,956,632	(10,929,673)	4	(a)	14,026,959	2,053,667
Intangible assets, net	908,571,243	—			908,571,243	133,022,641
Goodwill	785,156,378	—			785,156,378	114,953,644
Deferred offering costs	1,437,583	—			1,437,583	210,475
Deferred income tax assets	2,026,354	—			2,026,354	296,676

Total assets	2,545,281,736	(22,847,081)			2,522,434,655	369,306,119

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	2,016,625	—			2,016,625	295,251
Amounts due to Crescent Point Ventures Ltd., a related party	118,854	—			118,854	17,401
Amounts due to selling management shareholders	232,967,790	—			232,967,790	34,108,487
Loans payable to Crescent Jade, a related party	157,557	—			157,557	23,068
Income taxes payable	24,124,367	(6,201,859)	4	(a)	17,783,861	2,603,710
		(138,647)	4	(e)
Deferred revenue	129,558,411	(24,302,053)	4	(a)	105,256,358	15,410,436
Accrued expenses and other current liabilities	42,820,161	(6,429,097)	4	(a)	38,918,693	5,698,031
		1,848,629	4	(c)
		679,000	4	(d)

Total current liabilities	431,763,765	(34,544,027)			397,219,738	58,156,384
Deferred income tax liabilities	411,122,419	—			411,122,419	60,191,857
Deferred revenue	5,753,500	—			5,753,500	842,362

Total liabilities	848,639,684	(34,544,027)			814,095,657	119,190,603

Equity:
BJB Career Education shareholders’ equity:
Ordinary shares	227,707	—			227,707	33,338
Additional paid-in capital	1,513,146,214	1,516,394	4	(d)	1,514,662,608	221,759,628
Accumulated other comprehensive income	5,950,290	—			5,950,290	871,174
Retained earnings	176,545,124	10,168,176	4	(e)	186,713,300	27,336,432

Total BJB Career Education shareholders’ equity	1,695,869,335	11,684,570			1,707,553,905	250,000,572
Noncontrolling interests	772,717	12,376	4	(e)	785,093	114,944

Total equity	1,696,642,052	11,696,946			1,708,338,998	250,115,516
Commitments and contingencies

Total liabilities and equity	2,545,281,736	22,847,081			2,522,434,655	369,306,119

See notes to unaudited pro forma consolidated financial statements

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

Unaudited Pro Forma Consolidated Financial Statements

Notes to Unaudited Pro Forma Consolidated Financial Statements

Note 1 Basis of Presentation

The historical consolidated balance sheet presented is based on the condensed consolidated balance sheet of the Company as of June 30, 2009. The historical consolidated statements of operations presented are based on the consolidated statements of income of the Company for the year ended December 31, 2008, for the six-month periods ended June 30, 2008 and 2009 and consolidated statements of income of BJB-Aptech for the year ended December 31, 2008 and for the six-month period ended June 30, 2008. The historical results of operations for BJB-Aptech for the period from January 1, 2009 through April 29, 2009 were derived from its accounting records.

The adjustments to the unaudited pro forma consolidated balance sheet as of June 30, 2009 give effects to the Sale of Owned Training Centers as though it had taken place on June 30, 2009. The adjustments to the unaudited pro forma consolidated statements of operations give effects to events as though they had occurred on January 1, 2008, that are (i) directly attributable to the JV Interest Acquisition, the Arbo Transaction, the 5.9% Transaction and the Sale of Owned Training Centers, (ii) expected to have a continuing impact on the Company and (iii) factually supportable.

For the convenience of readers, certain Renminbi (“RMB”) amounts as of June 30, 2009, for the year ended December 31, 2008 and for the six-month period ended June 30, 2009 included in the accompanying unaudited pro forma consolidated financial statements have been translated into U.S. dollars at the rate of US$1.00 = RMB6.8302, being the noon buy rate for U.S. dollars in effect on June 30, 2009 in the City of New York for cable transfer in RMB per U.S. dollar as certified for custom purposes by the Federal Reserve Bank of New York. No representation is made that RMB amounts could have been, or could be, converted into U.S. dollars at that rate or at any other certain rate on June 30, 2009, or at any other date.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

Unaudited Pro Forma Consolidated Financial Statements

Notes to Unaudited Pro Forma Consolidated Financial Statements

Note 2 JV Interest Acquisition

A summary of the total consideration transferred for the JV Interest Acquisition, the fair value adjustments to each major class of identifiable assets acquired and liabilities assumed, the fair value of the noncontrolling interest in BJB-Aptech and the goodwill recognized from the JV Interest Acquisition, as recorded in the historical consolidated financial statements of the Company as of and for the six months ended June 30, 2009, is as follows:

		RMB
Consideration
Fair value of equity instruments (55,684,931 ordinary shares of BJBC)		921,881,000
Fair value of BJBC’s equity interest in BJB-Aptech held before the acquisition date		809,533,200

		1,731,414,200

Recognized amounts of identifiable assets acquired and liabilities assumed:
Historical net book value of BJB-Aptech		425,374,210
Adjustments to recognized assets and liabilities at fair value
Prepaid expenses and other current assets	(i)	(2,014,801)
Deferred income tax assets	(iii)	(6,010,445)
Property and equipment	(ii)	(1,604,611)
Intangible assets	(ii)	906,333,333
Non-current deferred income tax assets	(iii)	(10,318,888)
Deferred revenue	(i)	34,122,495
Deferred revenue from related parties	(i)	5,947,150
Non-current deferred income tax liabilities	(iii)	(203,413,695)
Non-current deferred revenue	(i)	226,374

Total identifiable assets acquired and liabilities assumed		1,148,641,122
Fair value of noncontrolling interest in BJB-Aptech		(202,383,300)
Goodwill		785,156,378

		1,731,414,200

(i)	Represent the adjustments to assumed deferred revenue at fair value in connection with the JV Interest Acquisition and the related prepaid business tax. The Company has estimated the fair value of deferred revenue to the extent it represents the legal performance obligations the Company assumed in accordance with SFAS 141(R), Business Combinations. The estimated fair values of the legal obligations are based on a market participant’s estimate of the costs that will be incurred to fulfill the obligation plus a “normal” profit margin for the level of effort or assumption of risk after the JV Interest Acquisition. The normal profit margin does not include any profit related to selling or other efforts completed prior to the JV Interest Acquisition. Management believes that the sum of the costs and normal profits approximates the amounts that the Company would be required to pay a third party to assume the legal obligations. These adjustments represent revenue which would have otherwise been recognized by BJB-Aptech as an independent entity, but will not be recognized as revenue by the Company in periods immediately subsequent to the acquisition, due to the application of acquisition accounting.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

Unaudited Pro Forma Consolidated Financial Statements

Notes to Unaudited Pro Forma Consolidated Financial Statements

(ii)	Represent the adjustments to acquired intangible assets, property and equipment at fair value in connection with JV Interest Acquisition as follows:

	Weighted Average Useful Life
	Years	RMB
Intangible asset with indefinite useful life:
“Beida Jade Bird APTECH” trademark	Indefinite	168,200,000

Intangible assets with estimated useful lives:
Franchise agreements	6	399,880,000
Copyrights to instructor materials and student textbooks	4.7	324,833,333
Non-compete agreement	13.8	1,200,000
Right to use the “Aptech” brand name	13.8	8,560,000
Right to the new versions of ACCP program	13.8	3,340,000
Exclusive right to use ARENA and all other Aptech multimedia products	5	320,000

Total intangible assets with estimated useful lives		738,133,333

Property and equipment	3	(1,604,611)

(iii)	Represent the adjustments to deferred income tax assets and liabilities in connection with the JV Interest Acquisition. The Company recognized the deferred income tax assets and liabilities at the sum of the future tax consequences attributable to differences between the fair value of acquired assets and liabilities and their respective tax bases.

(a)	To reflect the adjustments to revenue due to the application of acquisition accounting, as if the JV Interest Acquisition occurred on January 1, 2008:

		Year Ended December 31,	Six-Month Period Ended June 30,
		2008	2008	2009(iii)
		RMB	RMB	RMB
Area agent fee	a1	(903,208)	(368,062)	216,427
Franchise fee revenues	a2	(33,511,967)	(27,399,679)	9,548,944
Franchise fee revenues from related parties	a3	(3,693,686)	(2,248,274)	1,956,107

Total revenues	a=a1+a2+a3	(38,108,861)	(30,016,015)	11,721,478
Income tax expenses	b(i)	9,527,215	7,504,004	(1,758,222)
Noncontrolling interests	c=(a-b)*0.05%(ii)	14,291	11,256	(4,982)

(i)	The income tax effects are calculated based on the summary of the pre-tax effects as described above, multiplied by statutory tax rate of 25% for 2008 and preferential tax rate of 15% for 2009. In January 2009, BJB-Aptech and its wholly-owned subsidiary, Shanghai Aptech Beida Jade Bird Information Technology Co., Ltd. (“SJB-Aptech”) were granted the Advanced and New Technology (“ANTE”) certificates that are valid for a period of three years effective retroactively from January 1, 2008 through December 31, 2010. Accordingly, BJB-Aptech and SJB-Aptech are entitled to the preferential income tax rate of 15% under the new EIT law for 2008 to 2010;

(ii)	As a result of the JV Interest Acquisition, the Arbo Transaction and the 5.9% Transaction, BJBC held an aggregate 99.95% effective equity interest in BJB-Aptech, with the remaining 0.05% held by Mr. Ming Yang, the chief executive officer of the Company. Therefore, the effect of noncontrolling interests is calculated at 0.05% of adjustment to revenues, net of income tax. (See note 3)

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

Unaudited Pro Forma Consolidated Financial Statements

Notes to Unaudited Pro Forma Consolidated Financial Statements

(iii)	In the historical consolidated statements of operations for the six-month period ended June 30, 2009, the Company did not recognize franchise fee revenue, franchise fee revenues from related parties, and area agent fees, which would have been otherwise recorded had the deferred revenue adjustments not been made, as follows:

Six-Month Period Ended June 30,
2009
RMB
Franchise fee revenues	9,548,944
Franchise fee revenues from related parties	1,956,107
Area agent fees	388,784

Total	11,893,835

The deferred revenue adjustments are expected to result in the Company not recognizing revenues of RMB37,754,656 and RMB526,562, respectively, for the years ended December 31, 2009 (inclusive of the RMB11,893,835 for the six-month period ended June 30, 2009) and 2010, that would otherwise be recorded by BJB-Aptech on a standalone basis.

(b)	To reflect the adjustments in depreciation and amortization expense due to (1) increase in amortization of franchise agreements, copyrights to instructor materials and student textbooks for the training programs, non-compete agreement, the right to use “Aptech” brand name, the right to new version of the ACCP program and the exclusive right to use ARENA and all other Aptech India’s multimedia products using the straight-line method over the estimated useful life of 6 years, 4.7 years, 13.8 years, 13.8 years, 13.8 years and 5 years, respectively and (2) decrease in depreciation of property and equipment, using the straight-line method over the estimated remaining useful life of 3 years. (See note 2(ii)).

Adjustment to depreciation and amortization of property and equipment and intangible assets acquired:

		Year Ended December 31,	Six-Month Period Ended June 30,
		2008	2008	2009(iii)
		RMB	RMB	RMB
Cost of revenues	a1	(140,523,083)	(70,261,542)	(46,841,028)
Selling and marketing	a2	3,177	1,589	1,059
General and administrative	a3	216,328	108,164	72,109

Total costs and expenses	a=a1+a2+a3	(140,303,578)	(70,151,789)	(46,767,860)
Income tax expenses	b(i)	35,075,895	17,537,947	7,015,179
Noncontrolling interests	c=(a-b)*0.05%(ii)	52,614	26,307	19,876

(i)	The income tax effects are calculated based on the summary of the pre-tax effects as described above, multiplied by statutory tax rate of 25% for 2008 and preferential tax rate of 15% for 2009. (See note 2(a)(i))

(ii)	The effect of noncontrolling interests is calculated at 0.05% of adjustment to depreciation and amortization, net of income tax. (See note 2(a)(ii))

(iii)	In the historical consolidated statements of operations for the six-month period ended June 30, 2009, the Company recognized amortization of intangible assets in cost of revenues for RMB22,308,969 related to the franchise agreements and copyrights to instructor materials and student textbooks.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

Unaudited Pro Forma Consolidated Financial Statements

Notes to Unaudited Pro Forma Consolidated Financial Statements

(c)	To eliminate the revenue and expense transactions between BJB and BJB-Aptech.

	Year ended December 31, 2008
	BJBC Consolidated	BJB-Aptech Consolidated	Note	Reconciliation	Pro Forma Adjustments
	RMB	RMB		RMB	RMB
Franchise fee revenues from related parties	—	(31,880,267)	(i)	3,693,686	(28,186,581)
Other sales to related parties	(24,958,350)	(13,795,888)		—	(38,754,238)
Cost of revenues	52,851,473	3,494,000	(ii)	(12,495,022)	37,663,633
			(iii)	(4,107,818)
			(iv)	(2,079,000)
General and administrative	—	4,050,000		—	4,050,000
Other operating costs and expenses	—	23,000,000		—	23,000,000
Other operating income from BJB-Aptech	(1,736,253)	—		—	(1,736,253)
Income tax expenses	—	—	(v)	1,914,281	1,914,281

	Six-Month Period Ended June 30, 2008
	BJBC Consolidated	BJB-Aptech Consolidated	Note	Reconciliation	Pro Forma Adjustments
	RMB	RMB		RMB	RMB
Franchise fee revenues from related parties	—	(11,382,585)	(i)	2,248,274	(9,134,311)
Other sales to related parties	(6,116,585)	(6,897,944)		—	(13,014,529)
Cost of revenues	25,396,451	3,494,000	(ii)	(12,495,022)	15,086,107
			(iii)	(1,309,322)
Other operating costs and expenses	—	3,000,000		—	3,000,000
Income tax expenses	—	—	(v)	1,577,751	1,577,751

	Period from January 1, 2009 through April 29, 2009
	BJBC Consolidated	BJB-Aptech Consolidated	Note	Reconciliation	Pro Forma Adjustments
	RMB	RMB		RMB	RMB
Franchise fee revenues from related parties	—	(9,602,568)	(i)	(1,956,107)	(11,558,675)
Other sales to related parties	(14,748,468)	(3,448,972)		—	(18,197,440)
Cost of revenues	19,042,722	2,506,000	(iii)	(1,489,071)	19,851,751
			(iv)	(207,900)
General and administrative	—	405,000		—	405,000
Other operating costs and expenses	—	13,050,000		—	13,050,000
Other operating income from BJB-Aptech	(173,625)	—		—	(173,625)
Income tax expenses	—	—	(v)	(1,333,280)	(1,333,280)

(i)	Adjustment to revenue for the periods presented due to the application of acquisition accounting, as though the JV Interest Acquisition occurred on January 1, 2008. See note 2(a);

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

Unaudited Pro Forma Consolidated Financial Statements

Notes to Unaudited Pro Forma Consolidated Financial Statements

(ii)	Cost of textbooks and exam services deferred as of January 1, 2008 and recognized as cost of revenues by BJB in proportion to the amount of course fee recognized as revenue (that is, recognized proportionately at the delivery of course to students) subsequent to January 1, 2008;

(iii)	Effect of business tax at 5% on revenue and expense transactions between BJB and BJB-Aptech;

(iv)	Costs incurred by BJB for employee training service provided to BJB-Aptech;

(v)	Income tax effects on elimination of the unrealized inter company profits from transactions between BJB and BJB-Aptech during the period subsequent to January 1, 2008 (the assumed acquisition date). The tax rate used is 25% and 15% for 2008 and 2009, respectively. See note 2(a)(i).

(d)	To eliminate the equity in income of BJB-Aptech:

		Year Ended December 31,	Six-Month Period Ended June 30,	Period from January 1, through April 29,
		2008	2008	2009
		RMB	RMB	RMB
Equity in income of BJB-Aptech	a	(47,429,014)	(12,681,494)	(26,024,698)
Nontaxable portion	b	65,335,993	21,634,984	31,665,221
Income tax expenses	c=(a-b)*tax rate (i)	(4,476,745)	(2,238,373)	(423,039)

(i)	The income tax effects are determined based on the summary of the pre-tax effects as described above, multiplied by preferential tax rate of 25% for 2008 and 7.5% for 2009. In January 2009, BJB was granted the ANTE certificate that is valid for a period of three years effective retroactively from January 1, 2008. Accordingly, BJB was grandfathered for its 3-year 50% exemption until expiry in 2009 and also entitled to the preferential income tax rate of 15% for the year ended December 31, 2010.

(e)	To reflect the income tax effect of the BJB-Aptech’s undistributed earnings generated after January 1, 2008 attributable to the 50% equity interest in BJB-Aptech acquired by the Company. The PRC Enterprise Income Tax (“EIT”) law imposes a 10% income tax for dividends distributed by a PRC-resident enterprise to non-resident enterprises outside PRC.

		Year Ended December 31,	Six-Month Period Ended June 30,	Period from January 1, through April 29,
		2008	2008	2009
		RMB	RMB	RMB
Undistributed earnings of BJB-Aptech	a	165,921,520	53,606,421	36,741,799
Income tax expenses	b=a*50%*10%	(8,296,076)	(2,680,321)	(1,837,090)

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

Unaudited Pro Forma Consolidated Financial Statements

Notes to Unaudited Pro Forma Consolidated Financial Statements

(f)	To adjust the effect of gain on remeasurement of previously held equity interest in BJB-Aptech on the Company’s historical consolidated results of operations from April 30, 2009 through June 30, 2009 as follows:

		RMB
Gain on remeasurement of previously held equity interest in BJB-Aptech	(i)	(732,944,772)
Income tax expenses	(ii)	183,236,193
Noncontrolling interest	(iii)	120,639,270

(i)	Represents the gain on remeasurement of previously held equity interest in BJB-Aptech which is calculated as the fair value of the Company’s previously held equity interest in BJB-Aptech in excess of the carrying amount of its equity interest in BJB-Aptech on April 30, 2009, the acquisition date. The gain is excluded because it is the direct result of the acquisition and is nonrecurring in nature;

(ii)	Represents the income tax effects of the gain on remeasurement of previously held equity interest in BJB-Aptech. The amount was calculated at statutory rate of 25%;

(iii)	Represents the portion of the gain on remeasurement of previously held equity interest in BJB-Aptech, net of income tax effects, attributable to noncontrolling interest holders.

Note 3 Arbo Transaction and 5.9% Transaction

To reflect the decrease in net income attributable to noncontrolling interests and the increase in income tax expense in connection with the Arbo Transaction and the 5.9% Transaction.

The pro forma adjustment to net income attributable to noncontrolling interests represents the portion of net income of BJB attributable to noncontrolling interests holders, assuming the total of 19.9% equity interest of BJB had been acquired by the Company on January 1, 2008 as a result of the Arbo Transaction and the 5.9% Transaction. Share-based compensation expenses, the effect of amortization of purchase price allocation as a result of Prosperity’s acquisition of BJB and expenses incurred at the BJBC level are not attributable to noncontrolling interests.

The pro forma adjustments to net income attributable to noncontrolling interests were calculated as below:

			Six-Month Period Ended June 30, 2009
	Year Ended December 31, 2008	Six-Month Period Ended June 30, 2008	Period from January 1, 2009 through May 11, 2009	Period from May 12, 2009 through June 30, 2009	Total
	RMB	RMB	RMB	RMB	RMB
Net income of BJB	151,411,665	57,322,315	77,514,021	19,992,484	97,506,505
Portion of net income of BJB attributable to noncontrolling interests	19.9%	19.9%	19.9%	5.9%

Net income attributable to noncontrolling interests	(30,130,921)	(11,407,141)	(15,425,290)	(1,179,557)	(16,604,847)

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

Unaudited Pro Forma Consolidated Financial Statements

Notes to Unaudited Pro Forma Consolidated Financial Statements

The effect of income tax is calculated at 10% income tax multiplied by BJB’s undistributed earnings generated after January 1, 2008 attributable to the 19.9% equity interest of BJB for the year ended December 31, 2008 and for the period from January 1, 2009 through May 11, 2009, and 5.9% for the period from May 12, 2009 to June 30, 2009. See note 2(e).

The pro forma adjustments to the income tax expenses were calculated as below:

			Six-Month Period Ended June 30, 2009
	Year Ended December 31, 2008	Six-Month Period Ended June 30, 2008	Period from January 1, 2009 through May 11, 2009	Period from May 12, 2009 through June 30, 2009	Total
	RMB	RMB	RMB	RMB	RMB
Undistributed earnings of BJB	159,808,543	72,223,864	51,715,779	19,927,747	71,643,526
Portion of undistributed earnings attributable to noncontrolling interests	19.9%	19.9%	19.9%	5.9%
Withholding income tax rate	10%	10%	10%	10%

Income tax expense	(3,180,190)	(1,437,255)	(1,029,144)	(117,574)	(1,146,718)

Note 4 Sale of Owned Training Centers

(a)	To eliminate the assets and liabilities of the 23 owned training centers as of June 30, 2009. The assets and liabilities of the 23 owned training centers as of June 30, 2009, which were derived from the Company’s accounting records, are as follows:

		June 30, 2009
		RMB
Cash		4,592,885
Prepaid expenses and other current assets		3,729,693
Deferred income tax assets		6,075,514

Total current assets		14,398,092
Property and equipment, net		10,929,673

Total assets	a	25,327,765

Income taxes payable		6,201,859
Deferred revenue		24,302,053
Accrued expenses and other current liabilities		6,429,097

Total current liabilities	b	36,933,009

Net liabilities	c=b-a	11,605,244

(b)	To reflect the cash proceeds received from the sale of 23 owned training centers.

(c)	To reflect the cash payments for employee termination benefits directly attributable to the Sale of Owned Training Centers. On August 31, 2009, the Company terminated employment relationships with 35 officers and employees in conjunction with the Sale of Owned Training Centers and paid RMB1,848,629 in cash on September 7, 2009 as the termination benefit in accordance with the PRC Labor Contract Law. As agreed by the Company and Qingda, these officers and employees terminated by the Company have become Qingda’s officers and employees effective from September 1, 2009.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

Unaudited Pro Forma Consolidated Financial Statements

Notes to Unaudited Pro Forma Consolidated Financial Statements

(d)	To reflect the effects of settlement of nonvested shares directly attributable to the Sale of Owned Training Centers. On August 31, 2009, the Company agreed to settle 164,183 nonvested shares that were originally granted on September 2, 2007 as a result of termination of the employment relationship with 9 employees. These 9 employees were among the 35 officers and employees who were terminated by the Company on August 31, 2009 and have become Qingda’s owners and employees effective from September 1, 2009. The Company subsequently paid RMB679,000 in cash on September 7, 2009. The effects of settlement of the nonvested shares are calculated as follows:

		June 30, 2009
		RMB
Actual number of nonvested shares settled	a	164,183
Grant-date fair value	b	13.37

Actual compensation cost for nonvested shares settled	c=a*b	2,195,394
Less: Compensation cost recognized	d	—

Remaining compensation cost recognized upon settlement	e=c-d	2,195,394
Cash settlement	f	(679,000)

Additional paid-in capital	g=e-f	1,516,394

(e)	To reflect the net increase in retained earnings and noncontrolling interests as of June 30, 2009 directly resulting from the Sale of Owned Training Centers as if the sale had occurred on that date. The net increase is calculated as below:

		June 30, 2009
		RMB
Cash proceeds	a	2,480,684
Net liabilities of owned training centers	b	11,605,244
Effect of termination benefits, net of income tax benefit of RMB138,647(i)	c	(1,709,982)
Expenses of settlement of nonvested shares	d	(2,195,394)

	e=a+b-c-d(ii)	10,180,552
Net increase in noncontrolling interests	f=(e+d)(iii)*0.1%	(12,376)
Net increase in retained earnings	g=e-f	10,168,176

(i)	The effect of income tax benefit is calculated at 7.5% on termination benefits. See note 2(d)(i);

(ii)	For PRC income tax purposes, the Company incurred a tax loss in relation to the Sale of Owned Training Centers because the cash proceeds were less than the initial investments of the Company in those training centers. No income tax benefit has been reflected in the pro forma adjustment since local tax bureau’s approval is required on the deductibility of the tax loss of the transaction and management believes it is not more likely than not that the required approval will be obtained;

(iii)	As the nonvested shares were granted by BJBC to BJB’s employees, the effect of settlement of those nonvested shares were excluded from the net income attributable to noncontrolling interests.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

Unaudited Pro Forma Consolidated Financial Statements

Notes to Unaudited Pro Forma Consolidated Financial Statements

(f)	To eliminate the results of operations of the 23 owned training centers for the periods presented as though the sale of these owned training centers had occurred on January 1, 2008. The historical results of operations of the 23 owned training centers for the periods presented, which were derived from the Company’s accounting records, are as below:

		Year Ended December 31,	Six-Month Period Ended June 30,
		2008	2008	2009
		RMB	RMB	RMB
Course fee	a	(101,880,002)	(45,896,527)	(49,205,179)

Costs of revenues	b(i)	42,618,549	21,594,666	19,152,999
Selling and marketing	c(i)	15,067,518	7,041,406	5,074,788
General and administrative	d(i)	17,873,514	8,983,153	8,218,337

Interest income	e	(59,714)	(19,082)	(10,629)

Income tax expenses	f=(a-b-c-d+e)*25%	6,595,034	2,074,096	4,192,421

Net income attributable to noncontrolling interests	g=(a-b-c-d+e-f)*0.1%(ii)	19,785	6,222	12,577

(i)	The adjustments to costs and expenses include those charges for corporate overhead of RMB16,549,843, RMB12,231,848 and RMB5,144,096 for the year ended December 31, 2008, and the six-month periods ended June 30, 2008 and 2009, respectively, which were allocated to the 23 owned training centers on a basis deemed reasonable by management. The corporate overhead charges were determined in part based on the support services provided to the training centers by the Company, which generally require a level of effort during the start up phrase of a training center.

(ii)	As a result of the Arbo Transaction and the 5.9% Transaction, BJBC held an aggregate 99.9% effective equity interest in BJB, with the remaining 0.1% held by Mr. Ming Yang, the chief executive officer of the Company. Hence, the effect of noncontrolling interests is calculated at 0.1% of the pro forma adjustment to the operating results of the 23 owned training centers.

(g)	To reflect franchise fee revenues from the 23 training centers for the periods presented. Assuming the Sale of Owned Training Centers had occurred and those training centers became franchised training centers of the Company on January 1, 2008, the Company would have earned franchise fee revenues from sales of textbooks and exam services to those training centers. The franchise fee revenues from these 23 training centers for the periods presented are calculated as below:

		Year Ended December 31,	Six-Month Period Ended June 30,
		2008	2008	2009
		RMB	RMB	RMB
Franchise fee revenues	a(i)	23,322,899	7,952,725	8,224,244
Costs of revenues	b(i)	(1,037,436)	(486,037)	(350,559)
Income tax expenses	c=(a-b)*tax rate(ii)	(5,571,366)	(1,866,672)	(1,181,053)
Net income attributable to noncontrolling interests	d=(a-b-c)*0.05%(iii)	(8,357)	(2,800)	(3,346)

(i)	According to the franchise agreements, franchised training centers pay the Company a percentage of tuition fees, textbook fees and exam fees received from each enrolled student. The franchise fee

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

Unaudited Pro Forma Consolidated Financial Statements

Notes to Unaudited Pro Forma Consolidated Financial Statements

revenues and the costs of revenue were determined based on the accounting records of BJB-Aptech the franchisor providing the relevant products and services to these 23 training centers during the periods presented, taking into consideration of the relevant terms as set forth in the respective franchise agreements of the Company with Qingda and the individual purchaser, as if the Sale of Owned Training Centers occurred on January 1, 2008.

(ii)	The income tax effects are calculated based on adjustment to franchise fee revenues and cost of revenues as described above, multiplied by BJB-Aptech’s statutory tax rate of 25% for 2008 and preferential tax rate of 15% for 2009. See note 2(a)(i);

(iii)	As a result of the JV Interest Acquisition, the Arbo Transaction and the 5.9% Transaction, BJBC held an aggregate 99.95% effective equity interest in BJB-Aptech, with the remaining 0.05% held by Mr. Ming Yang, the chief executive officer of the Company. Hence, the effect of noncontrolling interests is calculated at 0.05% of pro forma adjustment to franchise fee revenues, net of income tax.

BJB CAREER EDUCATION COMPANY, LIMITED AND SUBSIDIARY

Unaudited Pro Forma Consolidated Financial Statements

Notes to Unaudited Pro Forma Consolidated Financial Statements

Note 5 Pro Forma Earnings (Loss) per Share

To reflect the basic and diluted pro forma earnings (loss) per share as if the 55,684,931 shares issued for the JV Interest Acquisition and 30,090,525 shares issued for the Arbo Transaction were issued on January 1, 2008 as follows:

			Year Ended December 31,	Six-Month Period Ended June 30,
			2008	2008	2009
			RMB	RMB	RMB
Numerator:
Pro forma net income (loss) attributable to BJB Career Education shareholders			31,096,510	(21,557,871)	79,563,538

Denominator:
Pro forma weighted average number of ordinary shares outstanding:
Historical weighted average number of ordinary shares outstanding			150,000,000	150,000,000	169,025,894
Add: the pro forma weighted average number of ordinary shares outstanding			85,775,456	85,775,456	85,775,456
Less: the effect to the historical weighted average number of ordinary share outstanding during the six-month period ended June 30, 2009	(i	)	—	—	(18,464,801)

			235,775,456	235,775,456	236,336,549
Pro forma weighted average number of ordinary shares issuable upon exercise of share options			2,095,081	—	—

			237,870,537	235,775,456	236,336,549

Basic and diluted pro forma earnings (loss) per share attributable to BJB Career Education shareholders			0.13	(0.09)	0.34

(i)	To eliminate the effect of issuance of 55,684,931 ordinary shares in connection with the JV Interest Acquisition on May 29, 2009 and 30,090,525 ordinary shares in connection with the Arbo Transaction on May 12, 2009, respectively, which have been included in the historical weighted average number of ordinary shares outstanding for the six-month period ended June 30, 2009.

Through and including                     , 2009 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

             American Depositary Shares

Representing

             Ordinary Shares

BJB Career Education Company, Limited

PROSPECTUS

                    , 2009

Credit Suisse	Goldman Sachs (Asia) L.L.C.

Representatives of the Underwriters

William Blair & Company	Piper Jaffray

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association, which will become effective upon the closing of this offering, will provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own willful neglect, dishonesty, fraud or default.

Under the form of indemnification agreements filed as Exhibit 10.1 to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of Underwriting Agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities (including options to acquire our ordinary shares and nonvested shares). We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or under Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration in U.S. Dollars	Underwriting Discount and Commission
Crescent Jade Limited	May 21, 2007	142,000,000 ordinary shares	$30.2 million	n/a

Certain directors and employees of the registrant	March 2, 2007	options to purchase 4,078,500 ordinary shares	n/a	n/a
Certain officer and employee of the registrant (1)	July 2, 2007	options to purchase 815,217 ordinary shares	n/a	n/a
Certain officer and employee of the registrant (1)	January 1, 2008	options to purchase 120,000 ordinary shares	n/a	n/a
Certain officer and employee of the registrant (2)	July 1, 2008	options to purchase 833,000 ordinary shares	n/a	n/a
Certain officer and employee of the registrant	December 31, 2008	options to purchase 60,000 ordinary shares	n/a	n/a
Certain officer and employee of the registrant	June 12, 2009	options to purchase 1,250,000 ordinary shares	n/a	n/a
Certain officers and employees of the registrant	September 2, 2007	347,737 nonvested shares	n/a	n/a
Aptech Limited	May 29, 2009	55,684,931 ordinary shares	*	n/a
Superway Enterprises Limited	May 12, 2009	30,090,525 ordinary shares	**	n/a
SBI-BDJB Education Limited	June 22, 2009	7,445,585 ordinary shares	$20.0 million	n/a
SBI-BDJB Education Limited	June 24, 2009	5,249,138 ordinary shares	$14.1 million	n/a

(1)	This individual is a former executive officer of the Company.
(2)	This individual is a former executive officer of the Company.
*	The consideration was paid by the exchange of the equity interest Aptech Limited held in BJB-Aptech.
**	The consideration was paid by the exchange of the 14% equity interest Arbo International Limited held in BJB.

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index beginning on page II-6 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in our consolidated financial statements or the notes thereto.

ITEM 9.	UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China, on October 15, 2009.

BJB Career Education Company, Limited

By:	/S/ MING YANG
Name: Ming Yang
Title: Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on October 15, 2009.

Signature	Title

/S/ *	Chairman of the Board of Directors
Name: Yongli Zhang

/S/ MING YANG	Director and Chief Executive Officer
Name: Ming Yang	(Principal Executive Officer)

/S/ *	Director
Name: David Hand

/S/ *	Director
Name: Li Xue

/S/ *	Chief Financial Officer and Finance Manager
Name: Xiaosong (Jonathan) Zhang	(Principal Financial Officer and Principal Accounting Officer)

*By:	/S/ MING YANG
Ming Yang Attorney-in-fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Under the Securities Act, the undersigned, the duly authorized representative in the United States of BJB Career Education Company, Limited, has signed this registration statement or amendment thereto in New York, New York, on October 14, 2009.

Authorized U.S. Representative

By:	/S/ JASMINE MARRERO
Name: Jasmine Marrero
Title: Manager, Law Debenture Corporate Services Inc.

BJB Career IT Education Company, Limited

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1†	Form of Underwriting Agreement

3.1*	Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2*	Amended and Restated Memorandum and Articles of Association of the Registrant, to become effective upon the completion of this offering

4.1*	Registrant’s Form of American Depositary Receipt (included in Exhibit 4.3)

4.2*	Registrant’s Specimen Certificate for Ordinary Shares

4.3*	Form of Deposit Agreement among the Registrant, the depositary and Owners and Beneficial Owners of the American Depositary Shares issued thereunder

4.4*

Third Amended and Restated Shareholders Agreement among Power Step Group Limited, Smart Aim International Limited, Great Thrive International Limited, Favor Gain Investments Limited, Crescent Jade Limited, Aptech Limited, Aptech Investment Enhancers Limited, Superway Enterprises Limited, Solid Gain Group Limited, SBI-BDJB Education Limited and Beijing Jadebird IT Education Company, Limited, dated as of June 25, 2009

4.5*

Third Amended and Restated Registration Rights Agreement among Beijing Jadebird IT Education Company, Limited, Power Step Group Limited, Smart Aim International Limited, Great Thrive International Limited, Favor Gain Investments Limited, Crescent Jade Limited, Superway Enterprises Limited, Solid Gain Group Limited, Aptech Limited, Aptech Investment Enhancers Limited and SBI-BDJB Education Limited, dated as of June 25, 2009

5.1*	Opinion of Maples and Calder regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters

8.1*	Opinion of Commerce & Finance Law Offices concerning certain PRC tax matters

8.2*	Opinion of Simpson Thacher & Bartlett LLP regarding certain U.S. tax matters

8.3*	Opinion of Maples and Calder regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

10.1*	Form of Indemnification Agreement with the Registrant’s directors and officers

10.2*	2007 Share Incentive Plan adopted as of March 2, 2007

10.3*	Amended and Restated Roll-up Agreement by and among Beijing Jadebird IT Education Company, Limited, Prosperity Holdings Limited, Aptech Limited and Aptech Investment Enhancers Limited, dated as of March 26, 2009

10.4*	Amendment No. 1 to the Amended and Restated Roll-up Agreement by and among Beijing Jadebird IT Education Company, Limited, Prosperity Holdings Limited, Aptech Limited and Aptech Investment Enhancers Limited, dated as of May 29, 2009

10.5*	Strategic Cooperation Agreement by and between Beijing Jadebird IT Education Company, Limited and Aptech Limited, dated as of January 22, 2009

10.6*	Release Agreement by and between Beijing Jadebird IT Education Company, Limited and Aptech Limited, dated as of January 22, 2009
10.7*	Translation of Prosperity-Aptech Equity Transfer Agreement by and between Prosperity Holdings Limited and Aptech Limited, dated as of March 26, 2009

10.8*	Equityholders Agreement by and among Beijing Peking University Education Investment Co., Ltd., Prosperity Holdings Limited and Fourteen Individual Equityholders, dated as of August 15, 2008

Exhibit Number	Description of Document

10.9*	Termination Agreement, by and among Beijing Jadebird IT Education Company, Limited, Prosperity Holdings Limited, Crescent Jade Limited, Power Step Group Limited, Smart Aim International Limited, Favor Gain Investments Limited, Great Thrive International Limited, Beijing Peking University Education Investment Co., Ltd. and Fourteen Individual Equityholders, dated as of May 8, 2009

10.10*	Superway Share Subscription Agreement, by and among Beijing Jadebird IT Education Company, Limited, Prosperity Holdings Limited, Superway Enterprises Limited and Arbo International Limited, dated as of May 8, 2009

10.11*	SBI Share Subscription Agreement by and between Beijing Jadebird IT Education Company, Limited and SBI-BDJB Education Limited, dated as of June 12, 2009

10.12*	Translation of Agreement between China Central Radio and Television University and Beijing Jadebird IT Education Company, Limited, dated as of May 31, 2009

10.13*	Translation of Contract, by and between Beijing Peking University Education Investment Co., Ltd. and Arbo International Limited, on transfer of 14% shares of Beijing Jade Bird Educational Information Technology Co. Ltd. held by Beijing Peking University Education Investment Co., Ltd., dated October 30, 2008

10.14*	Translation of Contract, by and between Arbo International Limited and Prosperity Holdings Limited, on transfer of 14% shares of Beijing Jade Bird Educational Information Technology Co. Ltd. held by Arbo International Limited, dated April 23, 2009

10.15*	Share Transfer Contract by and between Beijing Peking University Education Investment Co., Ltd. and Prosperity Holdings Limited, dated October 20, 2006, on transfer of 46.67% shares of Beijing Jade Bird Educational Information Technology Co., Ltd. held by Beijing Peking University Education Investment Co., Ltd.

10.16*	Share Transfer Contract by and between 16 individual shareholders and Prosperity Holdings Limited, dated October 20, 2006, on transfer of 20% shares of Beijing Jade Bird Educational Information Technology Co., Ltd. held by the 16 individual shareholders party thereto

10.17*	Capital Increase Contract by and among Beijing Jade Bird Educational Information Technology Co., Ltd., 16 individual shareholders party thereto, Beijing Peking University Education Investment Co., Ltd. and Prosperity Holdings Limited, dated October 20, 2006, on subscription to capital increase of Beijing Jade Bird Educational Information Technology Co., Ltd.

10.18*	Translation of Form of Franchise Agreement for ACCP Program

10.19*	Translation of Form of Franchise Agreement for BENET Program

10.20*	Translation of Form of Franchise Agreement for BTEST Program

10.21*	Translation of Form of Educational Content Distribution Regional Agency Agreement for ACCP and BENET Programs

10.22*	Translation of Form of Educational Content Distribution Regional Agency Agreement for ACCP Junior Program

10.23*	Translation of Form of Educational Content Distribution Agreement with Participating Schools for ACCP Program

10.24*	Translation of Form of Educational Content Distribution Agreement with Participating Schools for BENET Program

10.25*	Translation of Form of Educational Content Distribution Agreement with Participating Schools for ACCP Junior Program—Public Schools

Exhibit Number	Description of Document
10.26*	Translation of Form of Educational Content Distribution Agreement with Participating Schools for ACCP Junior Program—Private Schools
10.27*	Translation of Form of Educational Content Distribution Agreement with Participating Schools for BTEST Program

10.28*	IP Rights Agreement between Beijing Aptech Beida Jade Bird Information Technology Co., Ltd. and Aptech Limited, dated August 14, 2007

10.29*	Form of Director Agreement for Non-Independent Directors

10.30*	Form of Director Agreement for Independent Directors

10.31*	Translation of Trademark License Agreement dated as of September 28, 2009 by and between Beijing Beida Jade Bird Software Company and Beijing Jade Bird Educational Information Technology Co., Ltd.

21.1*	Subsidiaries of the Registrant

23.1*	Consent of KPMG in respect to BJB Career Education Company, Limited and Beijing Jade Bird Educational Information Technology Co., Ltd.

23.2*	Consent of KPMG in respect to Beijing Aptech Beida Jade Bird Information Technology Co., Ltd.

23.3*	Consent of Maples and Calder (included in Exhibit 5.1)

23.4*	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 8.2)

24.1*	Power of Attorney (included on the signature page in Part II of this registration statement)

99.1*	Code of Business Conduct and Ethics

99.2*	Opinion of Commerce & Finance Law Offices concerning certain PRC law matters

99.3*	Consent of American Appraisal China Limited

99.4*	Consent of China Market Intelligence Center

99.5*	Consent of IDC China

†	To be filed by amendment
*	Previously filed